Exhibit 10.3

EXECUTION COPY

SUBSCRIPTION AGREEMENT

THIS SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is made as of the 15th day of July, 2013, by and between Playa Hotels & Resorts B.V., a Netherlands company (the “Company”), and HI Holdings Playa B.V., a company incorporated under the laws of the Netherlands (the “Subscriber”).

RECITALS

WHEREAS, the Company wishes to issue to the Subscriber the Shares, and the Subscriber desires to subscribe for and acquire the Shares pursuant to the terms and conditions more fully set forth in this Subscription Agreement;

NOW, THEREFORE, in consideration of the above recitals and the mutual agreements and covenants set forth herein and for other good and valuable consideration, the Parties hereby agree as follows:

1. Subscription.

(a) Capital Contribution. Subject to the terms and conditions hereof, on the Closing Date the Company shall issue those Preferred Shares and Ordinary Shares (as such terms are defined below) of the Company indicated on Schedule 1 (the “Shares”) by means of a notarial deed of issuance, substantially in the form as attached hereto as Schedule 2, to the Subscriber, against delivery by the Subscriber to the Company of the total consideration relating to the Shares at the issue price per Preferred Share and Ordinary Share indicated on Schedule 1 (the “Capital Contribution”). The Company shall cause the Shares issued to the Subscriber to be registered in the Company’s shareholders register as soon as possible after Closing.

(b) Payment. The Capital Contribution shall be payable in immediately available funds in Dollars by wire transfer to an account specified by the Company, it being understood that the amount of the Capital Contribution payable by Subscriber at Closing shall be reduced by (set off against) the amount of the Hyatt Advance Funding (as defined in the Advance Funding Agreement) funded by an affiliate of Subscriber pursuant to the Advance Funding Agreement, which shall be deemed part of the total Capital Contribution. Any amounts contributed in excess of the nominal value of such Shares shall be accounted for in the books of the Company as share premium on such class of Shares. For the avoidance of doubt, Subscriber’s initial Invested Capital (as defined in the Investors Agreement) shall equal the entire Capital Contribution, including the Hyatt Advance Funding, being three hundred twenty-five million dollars ($325,000,000) on the Closing Date.

2. Closing. Subject to the satisfaction or waiver of all the conditions to closing contained in Section 8 (the “Conditions”), the closing of the issue and sale of the Shares to the Subscriber contemplated by this Subscription Agreement (the “Closing”) will take place at a date and time to be specified by the Company in a notice to the Subscriber (the “Closing Date”), which will be no earlier than the next Business Day after satisfaction or waiver of the Conditions (other than those Conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing), at the offices of Hogan Lovells US LLP in Washington, D.C., provided, however, that the notarial deed of issue of the Shares will be executed by a civil law notary or its deputy of NautaDutilh N.V. in the Netherlands, unless another time, date or place is agreed by the Parties, but in no event shall the Closing take place later than the Termination Date.

3. Adjustment for Net Cash Shortfall to Number of Shares.

(a) Actual Net Cash. As soon as practicable but not later than thirty (30) calendar days after the Closing Date, the Company shall prepare and deliver to the Subscriber (i) a detailed calculation (the “Actual Net Cash Statement”) of actual Consolidated Net Cash as of the Closing Date (the “Actual Net Cash”) and (ii) all work papers and copies of source documents that reasonably support and document the Company’s determination of the Actual Net Cash (collectively, the “Supporting Documents”).

(b) Objection Notice. Within twenty (20) calendar days after the delivery of the Actual Net Cash Statement and Supporting Documents to the Subscriber, the Subscriber may deliver written notice (the “Protest Notice”) to the Company of any reasonable objections to the Company’s calculation of Actual Net Cash. The Protest Notice shall (i) describe the nature of the Subscriber’s objection in reasonable detail, (ii) identify the specific items involved and the dollar amount of each such objection, and (iii) be accompanied with reasonable supporting documentation for each of the Subscriber’s objections. Alternatively, the Subscriber may, within twenty (20) calendar days after the delivery of the Actual Net Cash Statement and Supporting Documents to the Subscriber, deliver a Protest Notice stating that the Subscriber, at its sole cost and expense, wishes to have its own accountants conduct a review of the relevant books and records of the Company, in which case the Company shall provide reasonable access to the Subscriber and the Subscriber’s accountants to the Company’s books and records for a period of thirty (30) calendar days after the delivery of the Protest Notice (the “Inspection Period”), and on or prior to the end of the Inspection Period, the Subscriber may deliver an additional Protest Notice. If the Subscriber fails to deliver a Protest Notice or an additional Protest Notice within the prescribed time periods, then the Subscriber will be deemed to have accepted the Actual Net Cash Statement and the Company’s calculation of Actual Net Cash. After the expiration of the Inspection Period, the Subscriber may not introduce additional disagreements with respect to any item in the Actual Net Cash Statement or the Company’s calculation of Actual Net Cash.

(c) Dispute Resolution. If the Subscriber timely delivers a Protest Notice or additional Protest Notice to the Company, then any dispute shall be resolved as follows:

(i) The Company and the Subscriber shall promptly endeavor to negotiate in good faith to agree upon the amount of the Actual Net Cash. If a written agreement determining the amount of the Actual Net Cash has not been reached within ten (10) Business Days after the date of the Company’s receipt of the Protest Notice or additional Protest Notice as the case may be, then either the Subscriber or the Company may submit the items in dispute to KPMG LLP (the “Net Cash Arbiter”) for determination.

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(ii) The Net Cash Arbiter shall be directed to render a detailed written report that sets forth the resolution of all items in dispute and that contains a final copy of the Actual Net Cash Statement as promptly as practicable, and to resolve only those issues of dispute set forth in the Protest Notice or additional Protest Notice as the case may be. The Subscriber and the Company shall each furnish the Net Cash Arbiter with such work papers, schedules and other documents and information relating to the unresolved disputed Actual Net Cash issues as the Net Cash Arbiter may reasonably request. The Net Cash Arbiter shall establish the procedures it shall follow (including procedures regarding the presentation of materials supporting each party’s position) giving due regard to the mutual intention of the Company and the Subscriber to resolve each of the disputed items and amounts as accurately, quickly, efficiently and inexpensively as possible, but in no event later than ninety (90) calendar days after the Protest Notice or additional Protest Notice as the case may be, is sent by the Subscriber. The Net Cash Arbiter’s resolution of the dispute and the calculation of the Actual Net Cash shall be final and binding upon the Parties, absent manifest error. The fees and expenses of the Net Cash Arbiter shall be borne equally by the Company and the Subscriber.

(d) Net Cash Adjustment. After the final determination of Actual Net Cash, if Actual Net Cash is less than the Net Cash Target (the amount by which Actual Net Cash is less than the Net Cash Target being the “Net Cash Shortfall Amount”), then the Subscriber shall be entitled to be compensated for the diminution in the value of its investment in the Company, which compensation shall be paid to it by the Company through the issuance by way of a deed of issuance, for no additional consideration payable by the Subscriber (other than the nominal value of the newly issued Ordinary Shares), of an additional number of newly issued Ordinary Shares of the Company (the “Net Cash Adjustment Shares”) equal to (x) the product of (A) the Net Cash Shortfall Amount and (B) the Subscriber’s fully diluted equity ownership percentage of the Company as measured immediately after the Closing, divided by (y) US$7.00, within fifteen (15) Business Days after the date of final determination of Actual Net Cash (the “Net Cash Adjustment Shares Issue Date”). The Company shall cause the Net Cash Adjustment Shares issued to the Subscriber to be registered in the Company’s shareholders register as soon as possible after the Net Cash Adjustment Shares Issue Date. The excess (if any) of the Actual Net Cash over the Net Cash Target being the “Net Cash Surplus Amount”.

(e) Real VAT Receivable Adjustment. The Company shall issue to the Subscriber such a number of Ordinary Shares equal to (x) the product of (A) any VAT Amount (as defined in Real Acquisition Agreement) minus the sum of (i) the amounts reimbursed by the Mexican tax authorities related to such VAT Amount (or credits relating to or arising from such VAT Amount) on or before the fourth anniversary of the Closing Date and (ii) the Net Cash Surplus Amount, if any, and (B) the Subscriber’s fully diluted ownership percentage immediately after the Closing, divided by (y) $7.00 (as adjusted for stock splits, combinations and other similar events relating to the Ordinary Shares). Such issuance shall be effected as soon as reasonably practicable but in any case no later than forty-five (45) calendar days after the fourth anniversary of the Closing Date.

4. Representations and Warranties of the Subscriber. The Subscriber hereby represents and warrants to the Company that the following statements are true as of the date hereof (unless otherwise specified) and as of the Closing Date:

(a) No Conflict. Neither the execution and delivery of this Subscription Agreement nor compliance by the Subscriber with the terms and provisions hereof will conflict with, or result in a breach or violation of, any of the terms, conditions and provisions of: (i) any

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judgment, order, injunction, decree or ruling of any court or Governmental Authority to which the Subscriber or any of its properties or assets is subject, (ii) any agreement, contract, lease, license, order or commitment to which the Subscriber is a party or to which it is subject, and that would impair the ability of the Subscriber to execute, deliver or perform its obligations under this Subscription Agreement or the documents contemplated hereby, (iii) the Subscriber’s documents of organization, or (iv) applicable law. Such execution, delivery, performance and compliance by the Subscriber with this Subscription Agreement or the documents contemplated hereby to be entered into and performed by the Subscriber will not require the consent, approval or waiver of any Person, other than the Regulatory Approvals.

(b) Accredited Investor. The Subscriber is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act of 1933 (the “Securities Act”).

(c) Investment Intent. The Subscriber is subscribing for the Shares for the Subscriber’s own account and not with a view to their resale or distribution in violation of applicable securities Laws. Except to the extent expressly provided in the Investors Agreement or in this Subscription Agreement, the Subscriber has no contract, undertaking, arrangement or agreement with any Person to sell or transfer or to have any Person sell for the Subscriber all or any portion of the Shares. The Subscriber has no present obligation, indebtedness or commitment, nor is any circumstance in existence that will compel the Subscriber to secure funds by the sale of all or a portion of the Shares, and the Subscriber does not now have any reason to anticipate any change in circumstance or other particular occasion or event that would cause the Subscriber to transfer all or any portion of its investment in the Company. The Subscriber does not intend or anticipate that the Subscriber will rely on this investment as a principal source of income.

(d) Investment Experience. The Subscriber is a sophisticated investor and has such knowledge and experience in financial and business matters, including with respect to investments similar in nature to the Shares, such that the Subscriber is capable of evaluating the merits and risks of an investment in the Company and entering into the agreements contemplated hereby, including the Investors Agreement.

(e) Access to Information. The Subscriber has been provided with the opportunity to ask questions and seek answers concerning the Company, the Company Subsidiaries and the Transactions. The Subscriber further acknowledges that the Subscriber has received satisfactory information concerning the business and financial condition and plans of the Company and the Company Subsidiaries and the other entities referenced in the Transaction Documents.

(f) No General Solicitation. The Subscriber is not accepting the Shares upon issue as a result of, and is not aware of, any advertisement, article, notice or other communication regarding the Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

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(g) Power and Authority. The Subscriber is authorized and has all necessary power and authority to subscribe for and hold an interest in the Company and to enter into all the other agreements in relation to the Transactions to which it is a party, including the Investors Agreement.

(h) Economic Risk. The Subscriber is able to bear the economic risk of the proposed investment in the Company for an indefinite period of time, has no need for liquidity in the investment and could afford a complete loss of all such investment.

(i) Due Authorization. The Subscriber has all necessary power and authority to execute and deliver this Subscription Agreement and other applicable documentation in connection with the Subscriber’s subscription for the Shares on its behalf, has duly and validly executed and delivered this Subscription Agreement, and has all necessary power and authority to perform its obligations under this Subscription Agreement and the other documents contemplated hereby. The individual signing this Subscription Agreement and such other documentation is authorized to do so on behalf of the Subscriber. This Subscription Agreement constitutes a legal, valid and binding obligation, enforceable against the Subscriber in accordance with its terms, subject to the effect of Laws relating generally to creditors’ rights and the availability of equitable remedies.

(j) No Operations. The Subscriber is aware that (i) prior to consummation of the Transactions, the Company has no operating history; (ii) the Shares involve a substantial degree of risk of loss of the Subscriber’s entire investment; (iii) there is no assurance of any income from such investment; and (iv) any income tax benefits that may be available to the Subscriber may be lost through the adoption of new Laws or regulations and by changes to existing Laws and regulations and changes in the interpretation of existing Laws and regulations. The Subscriber, in making its investment, if relying on any tax advice, is relying solely on the advice of its tax advisor with respect to the tax aspects of an investment in the Company. The Subscriber acknowledges and agrees that the Shares, if issued, will be subject to the transfer restrictions and other restrictions that will be set forth in the Investors Agreement and the Company’s Articles of Association, and that the rights associated with the Shares are as set forth in the Company’s Articles of Association and the Investors Agreement.

Without prejudice to the Subscriber’s rights and remedies under this Subscription Agreement (including under Section 10(c) and under applicable law) with respect to any breach by the Company of any of its representations and warranties made in this Subscription Agreement, the Subscriber acknowledges that it understands the meaning and legal consequences of its representations and warranties in this Section 4 and that the Company shall rely upon such representations and warranties in determining whether to accept the Subscriber’s subscription prior to the Closing.

5. Representations and Warranties of the Company. The Company hereby represents and warrants to the Subscriber that the following statements are true as of the date hereof (unless otherwise specified) and on the Closing Date (unless otherwise specified), except as otherwise disclosed in the Company Disclosure Letter attached hereto as Schedule 7:

(a) Valid Issuance. Subject to the occurrence of the Closing, on the Closing Date, the Shares will be duly and validly issued, and, when issued and delivered pursuant to this Subscription Agreement and the notarial deed as referred to in Section 2, such Shares will be

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duly and validly issued, fully paid and non-assessable, free and clear of any Liens and free of any restrictions on transfer, in each case other than Liens and restrictions on transfer that will be contained in the Investors Agreement and the Company’s Articles of Association and under applicable securities Laws of any jurisdiction. As of Closing, both (i) the authority to issue Preferred Shares to the Subscriber in payment of dividends on the Preferred Shares (the “PIK Dividend Shares”) pursuant to the terms of the Company’s Articles of Association and the Investors Agreement (the “PIK Dividends”) and (ii) the authority to exclude pre-emptive rights in relation thereto shall have been validly delegated to the Board of Directors (as defined in the Investors Agreement) pursuant to the resolutions, instruments and agreements described on Schedules 20 through and including 22. When any PIK Dividend Shares are issued by the Company in accordance with the terms of and pursuant to the Company’s Articles of Association and the Investors Agreement, such PIK Dividend Shares will be duly and validly issued fully paid and nonassessable and will be free of any Liens and free of any restrictions on transfer, in each case other than Liens and restrictions on transfer contained in this Subscription Agreement, the Investors Agreement and the Company’s Articles of Association and under applicable securities Laws of any jurisdiction. The Ordinary Shares and Preferred Shares shall have all of the rights, preferences, privileges, powers and restrictions set forth in the Company’s Articles of Association and the Investors Agreement.

(b) No Conflicts. The execution and delivery of the Transaction Documents by the Company or the Company Subsidiaries (as the case may be), the performance by it and the Company Subsidiaries with its and their obligations hereunder and thereunder and the consummation of the Transactions will not (i) require any consent of or other action by any Person under (other than the Regulatory Approvals and the Third Party Approvals set forth on Part 5(b) of Schedule 7), conflict with, or result in a breach or violation of, any of the terms, conditions and provisions of: (A) any judgment, order, injunction, decree or ruling of any court or Governmental Authority to which the Company, the Company Subsidiaries or any of their respective properties or assets is subject; (B) any agreement, contract, lease, license, order or commitment to which the Company or a Company Subsidiary is a party or to which any of them is subject or by which any of its properties is bound, and that would impair the ability of the Company or the Company Subsidiaries to execute, deliver or perform its obligations under the Transaction Documents; (C) the Organizational Documents of the Company or any of the Company Subsidiaries; or (D) applicable Law or (ii) result in the creation or imposition of any Lien (other than Permitted Liens) on any Assets of the Company or any Company Subsidiaries, except in the case of each of (i)(A), (B) and (D) and (ii) as would not reasonably be expected to have a Material Adverse Effect.

(c) No Consents, Approvals, Etc. Except as set forth in Part 5(c) of Schedule 7, the execution and delivery of the Transaction Documents by the Company or the Company Subsidiaries (as the case may be), the performance by it and the Company Subsidiaries its and their obligations hereunder and thereunder and the consummation of the Transactions do not and will not require any filing or registration with, notification to, or authorization, permit, consent or approval of, or other action by or in respect of, any Governmental Authority or Third Party, other than the Regulatory Approvals and the Third Party Approvals.

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(d) Organization. The Company and the Company Subsidiaries are duly organized and validly existing under the Laws of their respective jurisdictions of incorporation with all requisite corporate power and authority under such Laws to conduct their respective businesses. The deed of incorporation of the Company including the articles of association as in effect as of the date hereof is attached hereto as Schedule 3.

(e) Subsidiaries. Other than as set forth on Part 5(e) of Schedule 7, immediately prior to the Closing, the Company shall have (i) no direct or indirect subsidiaries other than the Company Subsidiaries and the New Subsidiaries and (ii) no assets or liabilities other than assets and liabilities incurred in connection with its formation and activities undertaken in connection with the Transactions (the “Organizational Liabilities”). The outstanding equity interests of the entities identified on Schedule 4 hereto (the “Company Subsidiaries”) and of the New Subsidiaries have been duly and validly authorized and issued and are fully paid and nonassessable. Upon the consummation of the Transactions, the Company will have, directly or indirectly, good and marketable title to, free and clear of any Liens (other than Permitted Liens), 100% of the equity interest in the Company Subsidiaries and the New Subsidiaries. Except for obligations incurred in connection with their organization and the Transactions contemplated hereby, the New Subsidiaries have neither incurred any obligation or liabilities nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any Person.

(f) Capitalization. As of the date of this Subscription Agreement, 20,000 shares, each with a nominal value of US$1.00, are issued and outstanding. Except for such shares currently issued and outstanding, there are no shares of capital stock or other equity securities of the Company issued and outstanding. All of the outstanding shares of the Company are duly authorized, validly issued, fully paid and nonassessable. Immediately following the Closing and the consummation of the Transactions, all of the outstanding Shares in the Company will have been duly authorized, validly created and fully paid and nonassessable, and no holder thereof will be subject to personal liability by reason of being such a holder. Immediately following the Closing and the consummation of the Transactions, the outstanding shares of the Company shall be as set forth in Schedule 1 of the Investors Agreement. Part 5(f) of Schedule 7 sets forth for each Company Subsidiary and New Subsidiary, as of immediately following the Closing and the consummation of the Transactions, the amount of each Company Subsidiary’s and New Subsidiary’s outstanding shares (or equivalent equity instrument) of capital stock, jurisdiction of incorporation or formation, as applicable, record and beneficial owners of its outstanding capital stock, and respective percentages of ownership. Immediately following the Closing and the consummation of the Transactions, there shall be no other shares of capital stock or other equity securities of any Company Subsidiary or New Subsidiary issued or outstanding, and all of the capital stock and outstanding equity securities and other securities of each Company Subsidiary and New Subsidiary shall be owned of record and beneficially by the Company or one or more Company Subsidiaries or New Subsidiaries, free and clear of all Liens (other than Permitted Liens). Other than as set forth in the Company’s current Articles of Association (prior to the Closing) or contemplated by this Subscription Agreement, the Investors Agreement, the Company’s Articles of Association or the Transaction Documents, (i) there are no authorized or outstanding subscriptions, options, conversion or exchange rights, warrants, repurchase or redemption agreements, or other agreements, awards, claims or commitments of any nature whatsoever obligating the Company, the Company Subsidiaries or the New Subsidiaries to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered, sold, repurchased or redeemed, additional shares of the capital stock (or “phantom stock rights”) or

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other securities of the Company, the Company Subsidiaries or the New Subsidiaries or obligations of the Company, a Company Subsidiary or a New Subsidiary to grant, extend or enter into any such agreement, (ii) the holders of shares of the Company outstanding on the date hereof or issuable upon consummation of the Transactions are not entitled to preemptive or other rights to subscribe for the Shares to be issued to the Subscriber hereunder other than those as have been duly waived or excluded in accordance with Dutch Law, and (iii) there are no contractual obligations or commitments of any character to which the Company, any Company Subsidiary or any New Subsidiary is a party requiring the registration for sale of any shares of capital stock of or other voting or equity interests in the Company under any Laws. There are not any bonds, debentures, notes or other indebtedness of the Company, the Company Subsidiaries or the New Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of shares may vote (other than as contemplated in the Newco Credit Agreement and the ancillary documents referenced therein).

(g) Investment Company Act. The Company is not, and immediately following the Closing will not be, an “investment company” as defined under the Investment Company Act of 1940.

(h) No Litigation. Except as set forth on Part 5(h) of Schedule 7, there are no actions, suits, proceedings, orders, investigations or claims pending or, to the Knowledge of the Company, threatened against or affecting the Company or the Company Subsidiaries, or pending or threatened by the Company or the Company Subsidiaries against any third party, at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality (including any actions, suits, proceedings or investigations with respect to the Transactions), except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(i) Insurance. The Company (as of the Closing) and each of the Company Subsidiaries are insured by insurers of recognized standing against such losses and risks and in such amounts as are customary in the businesses in which they are engaged; all policies of insurance insuring the Company or any of the Company Subsidiaries or their respective businesses, assets, employees, officers and directors are in full force and effect (or with respect to the Company will be in effect on the Closing Date); and the Company on the Closing Date will be and each of the Company Subsidiaries are in compliance with the terms of such policies and instruments in all material respects; except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(j) Compliance with Laws. Except as set forth in Part 5(j) of Schedule 7: (i) none one of the Company or, to the Knowledge of the Company, any of the Company Subsidiaries has violated any statute, law, rule, regulation, judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or such subsidiary or any of its properties, as applicable, except for such violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (ii) none of the Company or, to the Knowledge of the Company, the Company Subsidiaries has failed to obtain or violated any license (including the operational, building and environmental permits and licenses for the

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Company’s hotels located in the Dominican Republic), certificate, permit, authorization, registration or similar right required by Law to operate its business or any of its properties, which violation or failure would reasonably be expected to have a Material Adverse Effect, and the Company has not received notice of any such violation; and neither the Company nor any such subsidiary has received any written notice of proceedings relating to the revocation or modification of any such license, certificate, authorization or permit which, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to have a Material Adverse Effect.

(k) Anti-Corruption Laws. Neither the Company nor, to the Knowledge of the Company, any of the Company Subsidiaries or any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of applicable Anti-Corruption Laws; and the Company, and, to the Knowledge of the Company, the Company Subsidiaries have conducted their businesses in compliance with applicable Anti-Corruption Laws.

(l) Environmental Matters. Except as set forth in Part 5(l) of Schedule 7, the Company and, to the Knowledge of the Company, the Company Subsidiaries (i) are in compliance with any and all applicable Environmental Laws, (ii) have received and are in compliance with all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) have not received written notice of any actual or potential liability under any Environmental Law, except where such non-compliance with Environmental Laws, failure to receive or comply with required permits, licenses or other approvals, or the matters relating to such notices or the liability relating thereto would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(m) Financial Statements; Sources and Uses. A true and correct copy of the Delivered Financial Statements has been provided to the Subscriber and is set forth on Schedule 6 attached hereto. The Delivered Financial Statements present fairly the financial position and results of operations of the Company Subsidiaries at the dates and for the respective periods indicated therein and have been prepared in accordance with IFRS, applied on a consistent basis throughout the periods involved. The sources and uses of the amounts to be paid pursuant to the Transaction Documents are in all material respects as set forth on Schedule 5 attached hereto; provided that (x) the amount corresponding to the line item “swap breakage fee” referenced on Schedule 5 shall not exceed $48,000,000 and (y) with respect to amounts corresponding to the line item “Transaction Expenses at 2%” referenced on Schedule 5, the aggregate of such amounts shall not exceed $28,700,000, it being understood that there may be variations between the categories of such expenses.

(n) Internal Controls. Except as set forth in Part 5(n) of Schedule 7, the Company and each of the Company Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed and access to assets is permitted only in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain asset accountability; and (iii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

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(o) No Undisclosed Liabilities. Except as set forth on Part 5(o) of Schedule 7, the Company and the Company Subsidiaries do not have any obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known to the Company, whether due or to become due and regardless of when asserted) that are required to be reflected on their respective balance sheets other than (i) those reflected on the balance sheet as of March 31, 2013 included in the Delivered Financial Statements (the “Balance Sheet”), (ii) the Organizational Liabilities and (iii) liabilities incurred since the date of the Balance Sheet in the ordinary course of business consistent with past practices, other than in each case as would not reasonably be expected to have a Material Adverse Effect.

(p) No Material Adverse Change. From December 31, 2012 through the date hereof, the business of the Company and the Company Subsidiaries has been conducted in all material respects in the ordinary course consistent with past practice (except as contemplated by the Transaction Documents) and there has not occurred any Material Adverse Change. As of the Closing Date, the Company represents that the Company and the Company Subsidiaries have been operated in the ordinary course consistent with their respective past practices since December 31, 2012 except as contemplated under the Transaction Documents.

(q) Taxes. Except as set forth on Part 5(q) of Schedule 7: (i) the Company and the Company Subsidiaries have accurately prepared and timely filed, or caused to be accurately prepared and timely filed, with the appropriate taxing authorities all material tax returns required to be filed by any of them; and (ii) the Company and the Company Subsidiaries have timely paid, or caused to be paid, reserved or caused to be reserved all taxes, including real property taxes, owed by any of them, and have paid any related assessments, fines or penalties, except where the failure to file such returns and pay such taxes and related assessments, fines or penalties would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect; and there is no tax deficiency that has been, or could reasonably be expected to be, asserted against the Company or the Company Subsidiaries or any of their respective properties or assets, except where such deficiency would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No material item of income, gain, loss, deduction or credit of the Company or the Company Subsidiaries is under current examination by any taxing authority. The reserves for taxes indicated on the Balance Sheet are in accordance with IFRS.

(r) Title to Assets. Other than Permitted Liens or as set forth on Part 5(r)(i) of Schedule 7, each of the Company and the Company Subsidiaries has good, marketable and valid title to all real property owned by it and good title to all material personal property owned by it and good and valid leasehold interests in real and personal property being leased by it and, as of the Closing Date, such property and leasehold interests (as applicable) will be free and clear of all Liens other than Permitted Liens. Part 5(r)(ii) of Schedule 7 sets forth a list of all buildings and underlying land comprising the hotels owned by the Company and the Company Subsidiaries. The Company and the Company Subsidiaries own or lease or can acquire in the ordinary course of business all of the personal property required to conduct their business activities and operations as currently conducted. All personal property owned or leased by the

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Company and the Company Subsidiaries is located in the hotels or located on any parcel of the real property owned or leased by the Company and/or a Company Subsidiary or otherwise is in the possession of the Company or such Company Subsidiary. The current inventory of the Company and each Company Subsidiary is good and usable and is capable of being consumed and used in the ordinary course of business for the specific purpose for which such inventory was intended to be used at levels sufficient for the continuation of the business of the Company and each Company Subsidiary consistent with past practice.

(s) Contracts. Except as expressly contemplated by the Transaction Documents, the Master Development Agreement, the Hyatt Agreements and/or the Investors Agreement or as disclosed in Part 5(s) of Schedule 7, to the Knowledge of the Company, none of the Company or the Company Subsidiaries is party to any: (i) joint venture agreement or agreement for the acquisition or disposition of any business division; (ii) contract limiting the ability of the Company or any of the Company Subsidiaries to compete with any third party; (iii) debt instrument restricting the declaration or payment of dividends or other distributions; (iv) management or franchise agreements; (v) short-term or long-term incentive plan, deferred compensation plan, retirement plan, or severance, change of control or similar agreement; (vi) contract, the failure of which to be renewed would reasonably be expected to have a Material Adverse Effect; (vii) contract preventing consummation of the Transactions; or (viii) agreements with any of its or their respective affiliates. Except as disclosed in Part 5(s) of Schedule 7, neither the execution and delivery of this Subscription Agreement or the other Transaction Documents nor the consummation of the Transactions will result in (A) any payment becoming due to any employee, consultant or director of the Company or any Company Subsidiary; (B) the provision of any benefits or other rights to any employee, consultant or director of the Company or any Company Subsidiary; (C) the increase, acceleration or provision of any payments, benefits or other rights to any employee, consultant or director of the Company or any Company Subsidiary; or (D) require any contributions or payments to fund any obligations under any written or oral employment, employee benefit, bonus, incentive, deferred compensation, retirement, stock purchase, equity or equity-based compensation, severance, salary continuation, consulting, termination, change in control, welfare benefit, fringe benefit or other compensation plans, policies, agreements, arrangements, practices, or procedures maintained, participated in or contributed to by the Company or any Company Subsidiaries for current or former employees, consultants or directors of the Company or any Company Subsidiary, or with respect to which the Company or any Company Subsidiary has any obligation or liability, contingent or otherwise, for current or former employees, consultants or directors thereof.

(t) Labor Matters. There are no existing or, to the Knowledge of the Company, threatened or imminent strikes, stoppages, or slowdowns in respect of the Company or the Company Subsidiaries relating to the employment of labor, except as would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Part 5(t) of Schedule 7, none of the Company or, to the Knowledge of the Company, any of the Company Subsidiaries has violated any labor or employment laws, rules or regulations, except for such violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

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(u) Related Party Transactions. Except with respect to the Investors Agreement, this Subscription Agreement, any Transaction Documents or as set forth on Part 5(u) of Schedule 7, no Related Party of any of the Company or the Company Subsidiaries has any direct or indirect interest in (a “Related Party Transaction”) (i) any contract, arrangement or understanding with, or relating to, the Company or the Company Subsidiaries or the properties or assets of the Company or the Company Subsidiaries, (ii) any loan, arrangement, understanding, agreement or contract for or relating to the Company or the Company Subsidiaries or the properties or assets of the Company or the Company Subsidiaries, (iii) any property (real, personal or mixed), tangible or intangible, used or currently intended to be used by the Company or the Company Subsidiaries, (iv) to the Knowledge of the Company, any cause of action or claim whatsoever against any of the Company or the Company Subsidiaries, or (v) any Person that is, or is engaged in business as, a competitor, lessor, lessee, supplier, distributor, sales agent, customer or client of the Company or the Company Subsidiaries (excepting less than 5% stock holdings for investment purposes in securities of publicly held and traded companies). No Related Party to any of the Company or the Company Subsidiaries has made or received any payments not correctly categorized and fully disclosed in the Company’s or the Company Subsidiaries’ books and records in connection with or in any way relating to or affecting any of the Company or the Company Subsidiaries, except as contemplated by the Transaction Documents. As of the Closing Date, the Related Party Transactions specified in Part 5(u) of Schedule 7 will have been terminated without any further liability for the Company or the Company Subsidiaries prior to Closing.

(v) Due Authorization. Each of the Company and the Company Subsidiaries has all necessary power and authority to execute this Subscription Agreement and the Transaction Documents to which it is a party, and, assuming the execution and filing of the deed of amendment in the form attached hereto as Schedule 9 on or before the Closing Date, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Subscription Agreement and the other Transaction Documents by the Company and the Company Subsidiaries (as the case may be), and, assuming the execution and filing of the deed of amendment in the form attached hereto as Schedule 9 on or before the Closing Date, the performance of the Company’s and the Company Subsidiaries’ obligations hereunder and thereunder and the consummation by the Company and the Company Subsidiaries of the transactions contemplated hereby and thereby have been duly authorized and approved by all requisite corporate (or equivalent organizational) and stockholder action (including any shareholders meeting approval), which authorization and approval have not been rescinded, modified or withdrawn in any way, and no other corporate (or equivalent organizational) or stockholder action (including any shareholders meeting approval) on the part of the Company or the Company Subsidiaries is necessary to authorize the execution, delivery, and, assuming the execution and filing of the deed of amendment in the form attached hereto as Schedule 9 on or before the Closing Date, performance by the Company and the Company Subsidiaries of this Subscription Agreement or the other Transaction Documents to which it is a party and the consummation by it of the transactions contemplated hereby and thereby. At the Closing the Company and the Company Subsidiaries will have duly and validly executed the Transaction Documents to which it is a party. The individuals signing each Transaction Document on behalf of the Company and the Company Subsidiaries are authorized to do so on behalf of the Company or the Company Subsidiaries, as applicable. The Transaction Documents constitute legal, valid and binding obligations, enforceable against the Company and the Company Subsidiaries party thereto in accordance with their terms, subject to the effect of Laws relating generally to creditors’ rights and the availability of equitable remedies.

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(w) No Stamp Tax. No stamp or other issuance or transfer taxes or duties are required to be paid by or on behalf of the Subscriber in connection with the execution of this Subscription Agreement in order to enforce its rights hereunder or for the issuance by the Company of the Shares or the PIK Dividend Shares.

(x) No Brokers. There are no claims against the Company or, to the Knowledge of the Company, any of the Company Subsidiaries for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Subscription Agreement or any of the other Transaction Documents (other than fees and commissions payable to the investment banking firms arranging the Newco Credit Facility and underwriting the Newco Notes).

(y) Full Disclosure as to Company and Company Subsidiaries. The Company has made available to the Subscriber or its representatives all the material documents available to the Company that the Subscriber has requested in connection with its due diligence activities, inspections, and studies of the Company and Company Subsidiaries and the entering into this Subscription Agreement and the other Transaction Documents and the consummation of the Transactions. All such documents provided to the Subscriber regarding the Company and Company Subsidiaries, their business and operations and the transactions contemplated hereby, including the schedules to this Subscription Agreement, furnished by or on behalf of the Company do not contain any untrue statement of material fact or omit to state a material fact which statement or omission makes the representations and warranties of the Company in this Section 5 (as supplemented by the Schedule 7) materially misleading.

(z) Full Disclosure as to Real Acquisition. The Company has made available to the Subscriber or its representatives all (i) documents contained as of May 24, 2013 in the electronic dataroom established by the Real Sellers for the benefit of the Company concerning the Real Target Companies (the “Data Room Information”) and (ii) other material documents otherwise relating to or arising from the Real Target Companies in the possession of, or made available to, the Company or its representatives. The Company has delivered on June 19, 2013 to the Subscriber, under cover of a letter of the same date from Cannizzo, Ortiz y Asociados, S.C. to Haynes & Boone, LLC, a true and correct copy of the Data Room Information on a flash drive (the “Real Flash Drive”). The Company and the Subscriber acknowledge and agree that any documents or other information contained on the Real Flash Drive or delivered in paper form under cover of the letter referenced in the previous sentence other than the Data Room Information shall not be deemed to have been provided to, made available to or received by Subscriber for purposes of this Section 5(z). The Company has delivered on June 19, 2013 to the Subscriber true and correct copies of those documents referenced in clause (ii) of the first sentence of this Section 5(z) that were delivered by the Real Sellers in paper form to the Company. The Company has made available to the Subscriber or its representatives true and correct copies of the Real Acquisition Agreement and all transaction documents and agreements (whether written or oral) existing as of the date hereof concerning or related to (including any side letters related thereto) the acquisition of the Real Target Companies. The Company is not in material breach of, and to the Knowledge of the Company, no other party is in material breach of, any representations, warranties covenants or other agreements set forth in the Real Acquisition Agreement.

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Without prejudice to the Company’s rights and remedies under this Subscription Agreement (including under Section 10(b) and under applicable law) with respect to any breach by the Subscriber of any of its representations and warranties made in this Subscription Agreement, the Company acknowledges that it understands the meaning and legal consequences of the representations and warranties in this Section 5, and that the Subscriber shall rely upon such representations and warranties in making its investment decision with respect to its subscription for the Shares.

6. Covenants Prior to the Closing.

(a) Exclusivity. From the date hereof through the earlier of the Closing Date and the termination of this Subscription Agreement, (i) neither the Company nor any of the Company Subsidiaries nor any of their respective agents or affiliates will enter into discussions, negotiate, provide information, work or consult with or to any other major international hotel chain comparable to the Subscriber with respect to (a) the development of one or more new luxury all-inclusive resort hotel brands for the operation of any resorts owned, to be owned, operated or to be operated by the Company or (b) an equity investment or an acquisition of any type of interest in the Company or any of the Company Subsidiaries, other than as explicitly contemplated by the Real Acquisition Agreement, the Investors Agreement and the Transaction Documents, or its or their assets, and (ii) neither the Subscriber nor any of its agents or affiliates will enter into discussions, negotiate, provide information, work or consult with or to any other party with respect to the development of one or more new luxury all-inclusive resort hotel brands for the operation of any resorts, to be owned, operated or to be operated (x) by such other party or (y) in Mexico, the Caribbean or South or Central America.

(b) Access and Investigation. Between the date of this Subscription Agreement and the Closing, the Company shall, and shall cause each Company Subsidiary to, (i) afford the Subscriber and its representatives (collectively, the “Subscriber’s Advisors”) full and free access to each of the Company’s and the Company Subsidiaries’ personnel, representatives, business relations, customers, suppliers, partners, assets, properties (including for purposes of subsurface testing), contracts, books and records and other documents and data, ii) furnish the Subscriber and Subscriber’s Advisors with copies of all such contracts, books and records, and other documents and data the Subscriber may reasonably request, and (iii) furnish the Subscriber and Subscriber’s Advisors with such additional financial, legal, tax, operating, and other data and information as Subscriber may reasonably request. With respect to the exchange of competitively sensitive information, including strategic and marketing plans, pricing material and customer specific data, the parties will consult with outside antitrust counsel before undertaking any such exchange. For the avoidance of doubt, each of the Company and the Subscriber shall maintain the confidentiality of all information provided or made available to such party on or prior to the date hereof or pursuant to this Section 6(b) in accordance with Section 7.7 (Confidentiality) of the Investors Agreement, as if such provision were incorporated herein mutatis mutandis.

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(c) Notification.

(i) Prior to the Closing, the Company shall promptly (and in any event within 24 hours) notify the Subscriber if the Company becomes aware of any fact or condition that causes or constitutes a breach of or material variance from any representations and warranties of the Company as of the date of this Subscription Agreement, or if the Company becomes aware of the occurrence after the date of this Subscription Agreement of any fact or condition that would cause or constitute a breach of or material variance from any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition (each such pre-Closing notification, a “Notification”). Each Notification shall describe in detail, to the extent known to the Company, the facts or conditions giving rise to the breach or material variance, and shall specifically identify the representation and warranty (or representations and warranties) implicated (including subparts thereof). The Company shall promptly provide subsequent Notifications to the Subscriber to the extent it becomes aware of additional information with respect to any matter contained in any Notification. For the avoidance of doubt, no Notification to the Company shall constitute an update to, modification to or a cure of any provision of any Transaction Documents (including the representations and warranties therein) or any schedules or exhibits thereto.

(ii) Prior to the Closing, the Company shall promptly (and in any event within 24 hours) notify the Subscriber in writing of any breach by the Company of any covenant contained in any Transaction Document. For the avoidance of doubt, no such written notification to the Subscriber shall constitute a cure of any covenant breach.

(d) Agreements Relating to the Real Acquisition. For the period of time between the date hereof and the earlier of the termination of this Subscription Agreement and the Closing Date, the Company shall not enter into any material agreements, take any material action or omission or grant any material waiver relating to the Real Target Companies or the Real Acquisition Agreement, without the prior written consent of the Subscriber.

7. Additional Covenants and Agreements.

(a) Commercially Reasonable Efforts. Each of the parties hereto shall cooperate with the other party and use (and shall cause their respective Subsidiaries to use) their respective commercially reasonable efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to such party’s obligations to consummate the transactions contemplated hereby to be satisfied as promptly as practicable and to consummate and make effective, in a commercially reasonable manner, the transactions contemplated hereby, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required, necessary or advisable filings under applicable regulatory Law or otherwise), and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Authority necessary, proper or advisable to consummate the transactions contemplated hereby. Each of the parties hereto shall use its commercially reasonable efforts to (A) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the transactions contemplated hereby and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the transactions contemplated hereby, (B) promptly notify the other party of any written communication to that party from any Governmental Authority and permit the other party to review any proposed communication to any of the foregoing, (C) consult with the other party prior to participating in

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any substantive meeting, telephone call or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning this Subscription Agreement or any of the transactions contemplated hereby and provide the other party the opportunity to attend and participate in any such meeting, telephone call or discussion to the extent permissible and practicable, and (D) furnish the other party with copies of all correspondence, filings, and written communications (or a reasonably detailed summary of any oral communications) between them and their respective representatives on the one hand, and any Governmental Authority or members of their respective staffs on the other hand, with respect to this Subscription Agreement and any of the transactions contemplated hereby; provided that proprietary or confidential information may be reasonably redacted from correspondence, filings and written communications provided from one party to the other pursuant to the provisions of this Section 7 of the Agreement. Notwithstanding anything to the contrary in this Subscription Agreement, in connection with any filing or submission required or action to be taken by either the Subscriber or the Company to consummate the transactions contemplated hereby, in no event shall either party be obligated (x) to propose or agree to accept any undertaking or condition, to enter into any consent decree, to make any divestiture or accept any operational restriction or take or commit to take any action that individually or in the aggregate (I) is or would reasonably be expected to be materially adverse in the reasonable judgment of the affected party to (1) the Company and the Company Subsidiaries, taken as a whole, any of its affiliates or the Subscriber or any of its affiliates, either before or after giving effect to the Transactions, or (2) the Company’s ownership or operation of any material portion of the business or assets of the Company and the Company Subsidiaries, taken as a whole or (II) would reasonably be expected to deny the Subscriber or the Company the material benefit of the bargains contemplated by the transactions contemplated by this Subscription Agreement (a “Materially Burdensome Condition”) or (y) to waive any of the conditions to the Closing provided in Section 8.

(b) Public Announcements. The initial press releases with respect to the execution of this Subscription Agreement issued by each of the parties shall be reasonably agreed upon by the Subscriber and the Company. Thereafter, neither the Company or any Company Subsidiary, on the one hand, nor the Subscriber, on the other hand, shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Subscription Agreement) with respect to the transactions contemplated by this Subscription Agreement without the prior consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed). Nothing in this Section 7(b) shall limit a party’s ability to make any disclosure required by Law, by applicable fiduciary duties or by any applicable listing agreement with a national securities exchange or interdealer quotation service as determined in the good faith judgment of the party proposing to make such release or other public announcement (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party, if practicable) or by the request of any Governmental Authority or post-Closing as permitted by and pursuant to the Investors Agreement.

(c) Restrictions on Transfer. The Subscriber acknowledges that it is aware that the Shares have not been and will not be registered under the Securities Act as of the Closing Date and that there are substantial restrictions on the transferability of the Shares as provided in the Investors Agreement, the Company’s Articles of Association and under Dutch law, the Securities Act and other applicable securities Laws.

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8. Conditions to Closing; Closing Deliveries.

(a) Conditions to Obligations of the Company. The obligations of the Company to be performed at the Closing hereunder are subject to the satisfaction, or waiver by the Company, of each of the following conditions:

(i) the Regulatory Approvals and the Third Party Approvals shall have been received or otherwise obtained, or the relevant waiting period(s) shall have expired or been terminated, in each case, without any Materially Burdensome Condition having been imposed, or being reasonably expected to be imposed, in connection with obtaining any of the Regulatory Approvals;

(ii) no action or proceeding before any court or Governmental Authority shall have been instituted seeking to restrain, prohibit or otherwise interfere with this Subscription Agreement or the Transactions;

(iii) the Subscriber shall have performed in all material respects all of its obligations required to be performed by it on or prior to the Closing Date;

(iv) the representations and warranties of the Subscriber contained in this Subscription Agreement or any certificate delivered pursuant hereto shall be true and correct in all material respects (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth therein) both when made and on the Closing Date;

(v) concurrently with the Closing, (A) the transactions contemplated by the Sale and Purchase Agreement, the Real Acquisition Agreement and the Jamaica Acquisition Agreement shall have been consummated in accordance with the terms thereof (or, in the case of the Jamaica Acquisition Agreement, the undertaking contemplated by Section 9.2 of the Jamaica Acquisition Agreement shall have been provided in accordance with such section), (B) the Company or a Subsidiary thereof shall have entered into the Newco Credit Facility on terms substantially consistent with the terms of the Credit Facility Term Sheet and all conditions to drawing under the Newco Credit Facility in the amounts contemplated in the Sources column of the Schedule of Sources and Uses attached hereto as Schedule 5 shall have been satisfied or waived by the lenders thereunder, (C) the Company or a Company Subsidiary shall have issued the Newco Notes on terms substantially consistent with the Draft Description of Notes, and (D) the Company and the applicable Company Subsidiaries and the other parties thereto shall have entered into the Termination Agreements;

(vi) the Subscriber shall have delivered to the Company a certificate, executed on its behalf by a duly authorized representative, dated as of the Closing Date, certifying to the fulfillment of the conditions specified in Section 8(a)(iii) through and including (v);

(vii) the Subscriber shall have executed and delivered true and correct copies of the Investors Agreement to the Company; and

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(viii) Hyatt Franchisor shall have executed and delivered to the Company each of the Hyatt Agreements and the Master Development Agreement to which it is a party.

(b) Conditions to Obligations of the Subscriber. The obligations of the Subscriber to be performed at the Closing hereunder are subject to the satisfaction, or waiver by such Subscriber, of each of the following conditions:

(i) the Regulatory Approvals shall have been received or otherwise obtained, or the relevant waiting period(s) shall have expired or been terminated, in each case, without any Materially Burdensome Condition having been imposed, or being reasonably expected to be imposed, in connection with obtaining any of the Regulatory Approvals;

(ii) no action or proceeding before any court or Governmental Authority shall have been instituted seeking to restrain, prohibit or otherwise interfere with this Subscription Agreement or the Transactions;

(iii) the Company shall have performed in all material respects all of its obligations required to be performed by it on or prior to the Closing Date;

(iv) since the date of this Subscription Agreement, there shall not have occurred a Material Adverse Change;

(v) since the date of this Subscription Agreement, the Company and the Company Subsidiaries shall have been operated in the ordinary course of business, consistent with past practice, and consistent with the existing annual budgets attached as Schedule 8 attached hereto, except for any transactions expressly contemplated by the Transaction Documents;

(vi) (A) other than the Company Fundamental Representations, the representations and warranties of the Company contained in this Subscription Agreement or any certificate delivered pursuant hereto shall be true and correct in all material respects (provided that any such representations and warranties already qualified by terms such as “material” or “Material Adverse Effect” shall be true in all respects as so qualified) both when made and on the Closing Date, and (B) the Company Fundamental Representations shall be true and correct in all respects both when made and on the Closing Date;

(vii) the Subscriber shall have approved the final Sale and Purchase Agreement, such approval not to be unreasonably withheld or delayed;

(viii) the Newco Credit Agreement shall contain terms and conditions substantially consistent with the Credit Facility Term Sheet, as determined by Subscriber in its reasonable discretion, and the terms, conditions and other provisions of the agreements, certificates, instruments and other documents entered into by the Company and the Company Subsidiaries in connection with the transactions contemplated by the Newco Credit Facility shall not in any way materially and adversely affect the rights and benefits of the Subscriber or its affiliates under this Subscription Agreement, the Investor Agreement, any Hyatt Agreement, the Master Development Agreement or any of the agreements, certificates, instruments and other documents contemplated thereby (including any amendments, waivers or other changes thereto);

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(ix) the Newco Notes Indenture shall contain terms and conditions substantially consistent to the Description of Notes, as determined by the Subscriber in its reasonable discretion;

(x) the blended interest rate, based on the weighted average of the interest rates and balances of the Initial Term Loans (giving effect to the LIBOR floor and interest margin provided in the Newco Credit Agreement for the Initial Term Loans and excluding any revolving loans) and the Newco Notes, shall not exceed 8.00% per annum, as certified in writing by the Company’s Chief Financial Officer not later than two days prior to the Closing Date;

(xi) the Company shall have delivered to the Subscriber the Deliverable Financial Statements proposed to be included in the Newco Notes Offering Documents and any Marketing Materials no later than five (5) Business Days prior to the date of the Preliminary Offering Memorandum and the Subscriber shall have approved such financial statements, such approval not to be unreasonably withheld or delayed;

(xii) the Company shall have completed a review of the carrying value of the assets acquired from its Predecessor under the Sale and Purchase Agreement which shall have been reviewed by its independent auditors, Deloitte & Touche, and any adjustments required under IFRS as a result of such review shall have been booked as a first quarter of 2013 adjustment in the books of the Predecessor and will also be reflected in the Deliverable Financial Statements;

(xiii) the Subscriber shall have approved the Termination Agreements, including all exhibits, schedules and other documents referenced therein, such approval not to be unreasonably withheld or delayed;

(xiv) concurrently with the Closing, (A) the transactions contemplated by the Sale and Purchase Agreement, the Real Acquisition Agreement and the Jamaica Acquisition Agreement shall have been consummated substantially in accordance with the terms thereof (or, in the case of the Jamaica Acquisition Agreement, the undertaking contemplated by Section 9.2 of the Jamaica Acquisition Agreement shall have been provided in accordance with such section), (B) none of the Company or any Company Subsidiary shall have amended any of the material terms of or waived any material conditions to the closing of the transactions contemplated under the Sale and Purchase Agreement and the Jamaica Acquisition Agreement unless such waiver has been previously approved in writing by the Subscriber, (C) all conditions to drawing under the Newco Credit Facility in the amounts contemplated in the Sources column of the Schedule of Sources and Uses attached hereto as Schedule 5 shall have been satisfied or waived by the lenders thereunder, (D) the Company or a Company Subsidiary shall have issued the Newco Notes, and (E) the Company and the other parties thereto shall have entered into the Termination Agreements;

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(xv) The Company’s shareholders and board of directors shall have approved and consented to the Company’s Articles of Association, the issuance of the Shares and the designees to the Company’s board of directors pursuant to the Investors Agreement concurrently with the Closing;

(xvi) the Company shall have amended and restated its current Articles of Association by means of a notarial deed of amendment in the form attached hereto as Schedule 9;

(xvii) the Company shall have delivered to the Subscriber resignations of those directors of the Company and the Company Subsidiaries set forth on Schedule 10 as of the Closing Date;

(xviii) the Company shall have delivered to the Subscriber a certificate, executed on its behalf by a duly authorized representative, dated as of the Closing Date, certifying to the fulfillment of the conditions specified in Sections 8(b)(iii) through and including Section 8(b)(xv);

(xix) the Company and the other parties thereto (other than Subscriber) shall have executed and delivered to the Subscriber a true and correct copy of the Investors Agreement;

(xx) the Company shall have paid off in full the indebtedness of the Indebted Company Subsidiaries under that certain Agreement of Novation of Credit Agreement (Contrato de Novación Modificativa no Extintiva de Contrato de Crédito), dated as of July 30, 2010, among Playa Hotels & Resorts, S.L. and certain of its subsidiaries, as borrowers, and the lenders named therein;

(xxi) the Company shall have delivered to the Subscriber evidence of the receipt of the Regulatory Approvals and Third Party Approvals;

(xxii) the Company shall have delivered to the Subscriber the favorable opinion of NautaDutilh New York P.C., Dutch counsel to the Company, as to (A) the valid issuance of the Shares as of Closing, (B) the due authorization of the Company to execute this Subscription Agreement and the Investors Agreement and consummate the transactions contemplated hereby and thereby, (C) the due organization and valid existence of the Company as of the Closing, and (D) the capitalization of the Company as of the Closing, in a form reasonably acceptable to the Subscriber;

(xxiii) the Company shall have delivered to the Subscriber certificates of insurance maintained with financially sound and reputable insurance companies, evidencing policies of property and general liability insurance, lawfully issued and enforceable, on all hotels and resorts owned by the Real Target Companies and their respective subsidiaries dated within ten (10) calendar days of the Closing Date and valid as of the Closing Date, insuring each of the Real Target Companies and their respective subsidiaries against all such risks in amounts and on such terms and subject to such conditions as are reasonably satisfactory to the Subscriber, with no coverage exceptions relating to any pre-existing conditions disclosed to such insurance companies;

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(xxiv) the Company’s shareholders shall have adopted resolutions delegating authority to the Company’s board of directors to (x) resolve to issue Preferred Shares, and to exclude pre-emptive rights in connection therewith, for the purposes of paying PIK Dividends in accordance with the Company’s Articles of Association, (y) resolve to issue Ordinary Shares, and to exclude pre-emptive rights in connection therewith, in connection with the conversion of Preferred Shares into Ordinary Shares in accordance with the Articles of Association and (z) resolve to issue Ordinary Shares, and to exclude pre-emptive rights in connection therewith, for the purposes of complying with the Company’s obligations under Sections 3(d), 3(e) and 10(c) of this Subscription Agreement, in the case of each of foregoing clauses (x), (y) and (z), in the form set forth on Schedule 20.

(xxv) the Company’s board of directors shall have adopted resolutions approving the form of resolutions by which the board of directors will (x) resolve to issue Preferred Shares, and to exclude pre-emptive rights in connection therewith, for the purposes of paying PIK Dividends in accordance with the Articles of Association, (y) resolve to issue Ordinary Shares, and to exclude pre-emptive rights in connection therewith, in connection with the conversion of Preferred Shares into Ordinary Shares in accordance with the Articles of Association and (z) resolve to issue Ordinary Shares, and to exclude pre-emptive rights in connection therewith, for the purposes of complying with the Company’s obligations under Sections 3(d), 3(e) and 10(c) of this Subscription Agreement, in the case of each of foregoing clauses (x), (y) and (z), in the form set forth on Schedule 21;

(xxvi) the Company, the Subscriber and Compañia Hotelera Gran Playa Real S. de R.L de C.V. shall have entered into the power of attorney granting NautaDutilh N.V. the power to execute deeds of issuance with respect to future issuances of shares described on Schedules 20 and 21 in the form set forth on Schedule 22;

(xxvii) the Company shall have delivered to the Subscriber each of the Hyatt Agreements and the Master Development Agreement to which the Company and each Company Subsidiary is a party; and

(xxviii) each of the Preliminary Offering Memorandum and the Final Offering Memorandum shall contain a disclaimer of responsibility of the Hyatt Franchisor, the Subscriber, each of the other Investors (as defined in the Investors Agreement) and their respective affiliates, substantially in the form of Schedule 23 attached hereto.

(c) Actions by the Subscriber at the Closing. At the Closing, the Subscriber shall take the following actions:

(i) deliver the Capital Contribution (less the amount of any Hyatt Advance Funding) by wire transfer in immediately available funds in accordance with instructions provided by the Company; and

(ii) take such other actions as may be reasonably requested by the Company to consummate or further evidence the investment by the Subscriber in the Shares.

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(d) Actions by the Company at the Closing. At the Closing, the Company shall take the following actions:

(i) issue to the Subscriber the Shares, which issuance shall be evidenced by providing to the Subscriber a copy of the notarial deed of issue executed by the Company;

(ii) register the Subscriber’s shareholdings in the shareholders register of the Company;

(iii) use the proceeds from the issue of the Shares and the Newco Notes and the Initial Term Loans under the Newco Credit Agreement in the manner described in the Schedule of Sources and Uses attached hereto as Schedule 5; and

(iv) take such other actions as may be reasonably requested by the Subscriber to consummate or further evidence the transactions contemplated hereby.

9. Termination.

(a) This Subscription Agreement may be terminated at any time prior to the Closing:

(i) by mutual written consent of the Company and the Subscriber;

(ii) (A) by the Company, if the Subscriber breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Subscription Agreement or any other Transaction Document and such breach or failure to perform (I) would give rise to the failure of a condition set forth in Section 8(a), (II) cannot be or has not been cured within 15 calendar days following delivery of written notice of such breach or failure to perform and (III) has not been waived by the Company or (B) by the Subscriber, if the Company breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Subscription Agreement or any other Transaction Document and such breach or failure to perform (x) would give rise to the failure of a condition set forth in Section 8(b), (y) cannot be or has not been cured within 15 calendar days following delivery of written notice of such breach or failure to perform and (z) has not been waived by the Subscriber;

(iii) (A) by the Company, if any of the conditions set forth in Section 8(a) shall have become incapable of fulfillment prior to September 30, 2013. (the “Termination Date”) or (B) by the Subscriber, if any of the conditions set forth in Section 8(b) shall have become incapable of fulfillment prior to the Termination Date; provided, that the right to terminate this Subscription Agreement pursuant to this Section 9(a)(iii) shall not be available if the failure of the party so requesting termination to fulfill any of its obligations under this Subscription Agreement shall have been the cause of the failure of such condition to be satisfied on or prior to such date;

(iv) by either the Company or the Subscriber if the Closing shall not have been consummated by the Termination Date; provided, that the right to terminate this Subscription Agreement under this Section 9(a)(iv) shall not be available if the failure of the party so requesting termination to fulfill any of its obligations under this Subscription Agreement shall have been the cause of the failure of the Closing to be consummated on or prior to such date; or

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(v) by either the Company or the Subscriber in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Subscription Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided, that the party so requesting termination shall have complied with Section 7(a).

The party seeking to terminate this Subscription Agreement pursuant to this Section 9(a) (other than Section 9(a)(i)) shall give prompt written notice of such termination to the other party.

(b) Effect of Termination. In the event of termination of this Subscription Agreement by either the Company or the Subscriber as provided above, this Subscription Agreement shall immediately become void and of no further force and effect, except that the provisions of this Section 9, Section 5(x) relating to broker’s fees, Section 7(b) relating to public announcements, Section 10 relating to indemnification, Section 11(a) relating to notices, Section 11(f) relating to fees and expenses and Section 11(c) relating to governing law and arbitration (together with any defined terms herein to the extent used in any of the foregoing provisions) shall survive the termination hereof in accordance with their respective terms; provided, however, that neither of the Company or the Subscriber shall be released from any liabilities or damages arising out of a material breach of any covenant or agreement set forth in this Subscription Agreement that occurred prior to the termination hereof. Each of the Company’s and the Subscriber’s right of termination under this Section 9 is in addition to any other rights it may have under this Subscription Agreement, any other Transaction Document or otherwise, and the exercise of a right of termination will not be an election of remedies.

10. Indemnification.

(a) Survival of Representations and Warranties; Covenants. The representations and warranties in this Subscription Agreement, the other Transaction Documents and in any certificate or instrument delivered by the Company or the Subscriber to the other party hereto in connection with this Subscription Agreement and the other Transaction Documents shall survive the Closing as follows (i) the Company Fundamental Representations shall terminate on the date that is eighteen (18) months after the Closing Date; (ii) the Company’s representation in the first sentence of Section 5(r) (Title to Assets) shall survive indefinitely, (iii) the Company’s representations and warranties contained in Section 5(q) in respect of taxes payable and/or or reserves required to be reflected prior to Closing shall survive until the expiration of applicable statutes of limitations under applicable tax Laws, and (iv) all other representations and warranties of each party hereto shall terminate on the date that is twelve (12) months after the Closing Date; provided that each representation or warranty, and the related indemnification rights and other available remedies with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 10(a) (until fully resolved) if notice of an inaccuracy or breach or potential inaccuracy or breach thereof has been given within the applicable time periods to (A) the Company, in the case of a representation or warranty made by Company or (B) the Subscriber, in the case of a representation or warranty made by the Subscriber. The representations and warranties in this Subscription Agreement and in any certificate or instrument delivered by the Subscriber or the Company to any other party hereto in connection with this Subscription Agreement, and the rights of any party in connection with a

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breach or inaccuracy thereof, shall in no event be affected by (I) any investigation, inquiry or examination made by, for or on behalf of the Subscriber or the Company, (II) the actual or constructive knowledge of any of the Subscriber or the Company, or (III) the acceptance by the Subscriber or the Company of any certificate hereunder. All covenants and agreements of the parties contained in this Subscription Agreement shall survive the Closing for the applicable statute of limitations.

(b) By Subscriber. The Subscriber hereby agrees to indemnify and hold harmless the Company and its shareholders (other than the Subscriber) and its directors, officers and affiliates, and any employees or agents of any of the foregoing (the “Company Indemnified Parties”), in respect of all claims, actions, demands, losses, diminution in value, costs, expenses and damages (including amounts paid in respect of judgments, fines, penalties or settlement of litigation, and legal fees and expenses reasonably incurred in connection with any pending or threatened litigation or proceeding) (collectively, “Losses”) incurred by any of the Company Indemnified Parties, whether involving a third-party claim or a claim solely between the parties, to the extent (but only to the extent) resulting from or based upon, in whole or in part, any inaccuracy in any of the Subscriber’s representations and warranties or certifications or any breach or failure by the Subscriber to comply with any of its representations and warranties or agreements contained in this Subscription Agreement; provided that in no event shall the Subscriber be liable hereunder for breaches of its representations and warranties hereunder in excess of US$50,000,000. Any amounts owing from the Subscriber to a Company Indemnified Party shall be payable by the Subscriber in immediately available funds.

(c) By the Company.

(i) The Company hereby agrees to indemnify and hold harmless the Subscriber, in respect of all Losses incurred by the Subscriber, whether involving a third-party claim or a claim solely between the parties, to the extent (but only to the extent) resulting from or based upon, in whole or in part, (A) any inaccuracy in any of the Company’s representations and warranties or any breach or failure by the Company to comply with any of its representations and warranties or agreements contained in this Subscription Agreement (except for any Losses resulting from or based upon the matters covered in Section 10(c)(iii), the sole remedy for which is addressed in Section 10(c)(iii)) and (B) any DR Indemnified Matter; provided that in no event shall the Company be liable to the Subscriber (1) under Section 10(c)(i)(B) unless and until the amount of Losses claimed by the Subscriber under Section 10(c)(i)(B) for any DR Indemnified Matter exceeds US$500,000, and then the Company shall be liable only to the extent the aggregate amount of Losses exceeds such amount, (2) under Section 10(c)(i)(A) unless and until the amount of Losses claimed by the Subscriber under Section 10(c)(i)(A) (inclusive of Losses arising from any DR Indemnified Matter) exceeds US$10,000,000, and then the Company shall be liable only to the extent the aggregate amount of Losses exceeds such amount, and (3) for any amount in excess of US$50,000,000 (except with respect to the Company’s breach of a Company Fundamental Representation); provided however that with respect to any Losses resulting from the Company’s breach of one or more Company Fundamental Representations, the maximum amount of the Company’s liability for such breaches shall not exceed the Capital Contribution. For the avoidance of doubt, in no event shall the Company be liable for indemnification obligations under this Section 10(c)(i) for an aggregate amount in excess of the Capital Contribution.

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(ii) The Company agrees to indemnify, defend and hold harmless the Subscriber, its affiliates, their respective directors, officers and employees and any person that controls the Subscriber within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and the successors and assigns of all the foregoing persons, from and against any loss, damage, expense, liability or claim as incurred (including the reasonable cost of investigating, preparing or defending against any such loss, damage, expense, liability or claim or any litigation, investigation or proceeding, whether commenced or threatened, including reasonable fees and disbursements of counsel) that, jointly or severally, the Subscriber, each such affiliate, director, officer, employee or any such controlling person may incur under the Securities Act, the Exchange Act or other federal, state or foreign statutory law or regulation, or at common law or otherwise (including in settlement of any litigation, if such settlement is effected with the written consent of the Company), insofar as such loss, damage, expense, liability or claim (or actions in respect thereof) arises from or is based upon any untrue statement or alleged untrue statement of a material fact contained in the Newco Notes Offering Documents, any amendment or supplement thereto, or in any materials or information provided to investors in the Newco Notes Offering by, or with the approval of, the Company in connection with the marketing of the Newco Notes Offering (“Marketing Materials”) including any roadshow or investor presentations made to investors by the Company (whether in person or in electronic form), or arises out of or is based upon any omission or alleged omission to state a material fact required to be stated in the Newco Notes Offering Documents or any Marketing Materials, or necessary to make the statements made therein, in light of the circumstances under which they were made or at the time of sale of the Newco Notes or the closing time of the Newco Notes Offering, not misleading, and to reimburse the Subscriber, each such affiliate, director, officer, employee or any such controlling person for any and all expenses (including the fees and disbursements of counsel) as such expenses are incurred by the Subscriber, each such affiliate, director, officer, employee or any such controlling person in connection with investigating, defending, settling, compromising or paying any such loss, claim, damage, liability, expense or action, except insofar as any such loss, damage, expense, liability or claim arises from or is based upon any untrue statement or alleged untrue statement of a material fact or omission or alleged omission made in reliance upon and in strict conformity with written information furnished to the Company by the Subscriber or any such affiliate or its respective representatives or advisors expressly for use in the Newco Notes Offering Documents; provided, however, that the foregoing indemnity agreement shall not apply to any loss, claim, damage, liability or expense to the extent, but only to the extent, arising out of or based upon any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with written information furnished to the Company by the Subscriber expressly for use in the Preliminary Offering Memorandum, the Pricing Disclosure Package or the Final Offering Memorandum (or any amendment or supplement thereto). It is agreed and understood that the Subscriber’s review and approval of the materials referenced in Section 8(b)(xi) is for purposes of the Subscriber’s evaluation of its investment in the Shares and that such review and approval is not, and the Company shall not in any manner characterize such review and approval as, an endorsement, affirmation or other indication of agreement by the Subscriber with such materials. For the avoidance of doubt, the indemnity provided in this Section 10(c)(ii) shall not be subject to the deductible and cap limitations set forth in Section 10(c)(i).

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(iii) The Company hereby agrees to indemnify and hold harmless the Subscriber in respect of any Losses suffered by the Subscriber (including, without limitation, the Subscriber’s pro rata share on an As-Converted Basis (as defined in the Investors Agreement) of Losses suffered by the Company or the Company Subsidiaries) resulting from, based upon or related to, in whole or in part, failure of the Company or the Company Subsidiaries or any other Person that is or has been affiliated with the Company to (x) timely pay or reserve, or cause to be paid or reserved, all taxes required to be paid or reserved for by any of them in relation to the Marketing Company Structure prior to the Closing and (y) accurately prepare and timely file, or cause to be accurately prepared and timely filed, with the appropriate taxing authorities all required tax returns related thereto; provided that in no event shall the Company be liable to the Subscriber under this Section 10(c)(iii) for any amount in excess of US$20,000,000. Subscriber’s sole remedy for the Losses described in this Section 10(c)(iii) is set forth in this Section 10(c)(iii).

(iv) The Company hereby agrees to indemnify and hold harmless the Subscriber in respect of the Subscriber’s Grossed-Up Share of Losses suffered by the Company resulting from any payments that the Company is required to make pursuant to Section 11.2(b) of the Sale and Purchase Agreement. For the avoidance of doubt, the indemnity provided in this Section 10(c)(iv) shall not be subject to the deductible and cap limitations set forth in Section 10(c)(i). For purposes of this Section 10(c)(iv), the “Grossed-Up Share” of Losses shall be equal to the sum of (A) the Subscriber’s pro rata share on an As-Converted Basis of the Losses suffered by the Company, plus (B) the product of (x) the Subscriber’s aggregate ownership percentage of the Company on an As Converted Basis multiplied by (y) the Subscriber’s pro rata share on an As-Converted Basis of the Losses suffered by the Company.

(v) Any amounts owing from the Company to the Subscriber pursuant to this Section 10(c) shall be payable, at the election of the Company, in (A) immediately available funds, and/or (B) so long as the Fair Market Value of the Ordinary Shares exceeds US$3.50 per share (as adjusted for stock splits, combinations and other similar events relating to the Ordinary Shares and measured as of the date that Fair Market Value is established pursuant to this Section 10(c)) (the “Minimum FMV”), in Ordinary Shares of the Company issued to Subscriber pursuant to the terms of the Company’s Articles of Association and the Investors Agreement, where the number of Ordinary Shares to be issued to the Subscriber shall be determined on the basis of the Fair Market Value of such shares at the time of such issuance; provided, however, that if the Company is prohibited from making any such payment in immediately available funds due to a Blockage Event, then the Subscriber shall have the right to require the Company to make such payment in Ordinary Shares pursuant to clause (B) above (regardless of whether the Fair Market Value exceeds the Minimum FMV). For purposes of this Section 10(c), the “Fair Market Value” of the Ordinary Shares shall be equal to: (I) the amount agreed by the Company and the Subscriber, (II) if no agreement is reached within 15 calendar days of the election by the Company to pay in Ordinary Shares, the average of the amounts determined by two separate Valuation Experts, one selected by the Company and one selected by the Subscriber, which selections must be made within 25 calendar days of the election by the Company to pay in Ordinary Shares, unless the higher of the two valuations exceeds the lower valuation by more than ten percent, or (III) if no amount is determined pursuant to clause (I) or (II), the amount that is the average of the two valuations that are the closest to each other of: (x) the valuation determined of a third Valuation Expert selected within 15 calendar days by the two

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existing Valuation Experts, (y) the valuation determined by the Company’s Valuation Expert, and (z) the valuation determined by the Subscriber’s Valuation Expert. Any Valuation Experts used by the Parties shall be requested to submit their determination in writing within 30 calendar days of their engagement. Each party shall pay the fees and expenses of its own Valuation Expert and one half of the fees and expenses of any third Valuation Expert. For the avoidance of doubt, if the Fair Market Value of the Ordinary Shares is equal to or less than US$3.50 per share (as adjusted for stock splits, combinations and other similar events relating to the Ordinary Shares) at the time Fair Market Value is determined in accordance with this Section 10(c), then such payment must be paid in immediately available funds and cannot be paid in Ordinary Shares of the Company.

Subject to Section 10(a), the indemnification obligations in this Section 10 shall survive the Closing. For the avoidance of doubt, for the sole purpose of calculating the amount of any indemnifiable Losses under this Section 10 (and not for determining whether or not any breaches of representations and warranties have occurred), the representations and warranties contained in this Subscription Agreement shall be deemed to have been made without any qualifications as to materiality, or similar qualifications and, without limiting the foregoing, the words “material” and words of similar import shall be deemed deleted from any such representation, warranty, covenant or agreement for these purposes.

(d) Exclusion from Limitations. Notwithstanding anything herein to the contrary, any claims based on a finding of fraud, intentional misrepresentation or willful misconduct shall not be subject to any limitations under this Section 10.

(e) Payments. Once a Loss is agreed to by the indemnifying party or finally adjudicated to be payable pursuant to this Section 10, the indemnifying party shall satisfy its obligations either within 5 calendar days of such agreement of adjudication by wire transfer of immediately available funds, or if the Company or the Subscriber elects to satisfy such an obligation in whole or in part through the issuance of Ordinary Shares pursuant to Section 10(c), then the Company shall issue such Ordinary Shares to the Subscriber within 20 calendar days of such agreement or adjudication.

11. Miscellaneous.

(a) Notices. Notices to the Company and to the Subscriber shall be sent to their respective addresses as set forth on Schedule 12 attached to this Subscription Agreement. The Company or the Subscriber may require notices to be sent to a different address by giving notice to the other parties in accordance with this Section 11(a). Any notice or other communication required or permitted hereunder shall be in writing, and shall be deemed to have been given upon receipt if and when delivered personally, sent by facsimile transmission (the confirmation being deemed conclusive evidence of such delivery) or by courier service or three Business Days after being sent by registered or certified mail (postage prepaid, return receipt requested), to such parties at such address.

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(b) Title and Section Headings. The title and section headings set forth in this Subscription Agreement are for convenience only and shall not be considered as part of this Subscription Agreement in any respect, nor shall they in any way affect the substance of any provisions contained in this Subscription Agreement.

(c) Governing Law; Arbitration. This Subscription Agreement shall be governed by and construed in accordance with Dutch law. The Parties agree that any dispute in connection with this Subscription Agreement shall be exclusively and finally settled in accordance with the Arbitration Rules of the Netherlands Arbitration Institute (Nederlands Arbitrage Instituut) (the “NAI”) as at present in force. The arbitral proceedings and all documents delivered to or by the arbitrators shall be conducted in English. The place of arbitration shall be Amsterdam. The arbitral tribunal shall comprise three arbitrators. Each Party shall appoint one arbitrator and the NAI shall appoint a third arbitrator who shall be the chairman of the arbitration tribunal. If a Party has not appointed an arbitrator within 30 days of having requested or received notice of the arbitration, such arbitrator shall be appointed by the NAI. The arbitral tribunal shall decide in accordance with Dutch law. The Parties shall not be precluded from applying for injunctive relief in summary proceedings (kort geding) before any competent court instead of arbitrators. The Parties agree that notifications of any proceedings, reports, communications or any other documents shall be sent as indicated in Section 9.1 of the Investors Agreement. The arbitration panel may only award damages as provided for under the terms of this Subscription Agreement, it being understood that damages in this Subscription Agreement shall have the meaning as defined in Article 6:96 of the Dutch Civil Code, but excluding consequential damages, indirect damages, loss of opportunity and punitive damages. The Parties are obligated to voluntarily fulfill the arbitration award as soon as it becomes final. The arbitration award must be in writing, must provide in reasonable detail the reasoning of the award and must be issued within a six-month period as of the date in which the last of the arbitrators accepted the appointment. In the event of any conflict between the rules of the NAI and any provisions of this Subscription Agreement, this Subscription Agreement shall govern.

(d) Further Assurances. Each of the Parties shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Subscription Agreement and the intentions of the parties as reflected hereby.

(e) Severability. If any provision of this Subscription Agreement is held to be unenforceable under applicable law, then such provision shall be excluded from this Subscription Agreement and the remainder of this Subscription Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Subscription Agreement shall be interpreted so as to give effect, to the greatest economic and legal extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision.

(f) Expenses. Each Party shall bear its respective legal, auditors’ and financial advisors’ fees and other expenses incurred with respect to this Subscription Agreement and the transactions contemplated hereby.

(g) Counterparts. This Subscription Agreement may be executed in several counterparts, and all such executed counterparts shall constitute one agreement, binding on all the Parties, even though all parties are not signatory to the original or the same counterpart.

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(h) Binding Obligation; Assignment. This Subscription Agreement shall be binding upon, and inure to the benefit of, the Parties, their successors, heirs, legatees, devisees, permitted assigns, legal representatives, executors and administrators, except as otherwise provided herein. This Subscription Agreement and the rights hereunder shall not be assignable or transferable by the Subscriber (other than to an affiliate of the Subscriber), in whole or in part, without the written consent of the Company (which consent may be withheld in the Company’s sole and absolute discretion).

(i) Amendment or Modification. This Subscription Agreement may be amended or modified from time to time only by a written instrument executed and agreed to by each of the Parties.

(j) Civil Notary. Each of the Company and the Subscriber is aware of the fact that the civil law notary who will execute the deed of issue works with NautaDutilh N.V., Dutch counsel to the Company that is advising the Company in the transactions contemplated by this Subscription Agreement. With reference to the Code of Conduct (Verordening beroeps- en gedragsregels) established by the Royal Notarial Professional Organisation (Koninklijke Notariële Beroepsorganisatie), the Company and the Subscriber hereby agree (i) that the civil law notary shall execute any notarial deeds related to this Subscription Agreement and (ii) that the Company is assisted and represented by NautaDutilh N.V. in relation to this Subscription Agreement and any agreements that may be concluded, or disputes that may arise, in connection therewith.

(k) General Interpretative Principles. For purposes of this Subscription Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i) the terms defined in this Subscription Agreement include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(ii) references to “Articles,” “Sections” or “clauses” and other subdivisions without reference to a document are designated Articles, Sections, clauses and other subdivisions of this Subscription Agreement;

(iii) the words “herein,” “hereof,” “hereunder,” and other words of similar import refer to this Subscription Agreement as a whole and not to any particular provision;

(iv) the term “include, “includes,” or “including” shall be deemed to be followed by the words “without limitation”; and

(v) references to “US$” or “Dollars” means United States Dollars.

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(l) Certain Definitions. As used in this Subscription Agreement, the following terms shall have the following meanings:

(i) “Advance Funding Agreement” means the Advance Funding Agreement, dated as of the date hereof, by and between the Company and Hyatt International Corporation.

(ii) “Anti-Corruption Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, (ii) any applicable Laws and regulations of Mexico implementing the OECD Convention on Combating Bribery of Foreign Officials or other applicable anti-corruption or anti-bribery provisions in the Laws of Mexico, and (iii) any other applicable law in any applicable jurisdiction that is broadly equivalent thereto.

(iii) “Assets” means all of the assets (real and personal, tangible and intangible, including all intellectual property) owned, leased or otherwise held for use by the Company and the Company Subsidiaries.

(iv) “Balance Sheet” has the meaning set forth in Section 5(o).

(v) “Blockage Event” means, at any time, that (i) the Company does not have sufficient funds legally available under applicable restrictions contained under Dutch Law; or (ii) such cash payment is not permitted under the Company’s arrangements for debt for borrowed money (including, without limitation, the Newco Credit Agreement or the Newco Notes).

(vi) “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City and State of New York.

(vii) “Capital Contribution” has the meaning set forth in Section 1(a).

(viii) “Closing” has the meaning set forth in Section 2.

(ix) “Closing Date” has the meaning set forth in Section 2.

(x) “Company” has the meaning set forth in the Preamble.

(xi) “Company Fundamental Representations” means, collectively, the representations and warranties made by the Company in Sections 5(a) (Valid Issuance), 5(d) (Organization), 5(f) (Capitalization), and 5(v) (Due Authorization).

(xii) “Company Indemnified Parties” has the meaning set forth in Section 10(b).

(xiii) “Company Subsidiaries” has the meaning set forth in Section 5(e).

(xiv) “Company’s Articles of Association” means the articles of association of the Company as to be amended in conformity with the draft deed of amendment attached hereto as Schedule 9.

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(xv) “Conditions” has the meaning set forth in Section 2.

(xvi) “Consolidated Net Cash” means the excess of the Company’s and the Company Subsidiaries’ cash and cash equivalents over their accrued payables and other current liabilities, as determined on a consolidated basis in accordance with IFRS.

(xvii) “Credit Facility Term Sheet” means the Credit Facility Term Sheet attached hereto as Schedule 13.

(xviii) “Data Room Information” has the meaning set forth in Section 5(z).

(xix) “Deliverable Financial Statements” means the unaudited pro forma condensed combined financial statements of the Company and its subsidiaries which have been derived from the historical audited year ended December 31, 2012, unaudited quarters ended March 31, 2012 and 2013 consolidated financial statements of the Predecessor under IFRS and the historical audited year ended December 31, 2012, unaudited quarters ended March 31, 2012 and 2013 pro forma combined financial statements of BD Real Resorts, S. de R.L. de C.V. and subsidiaries and related parties under generally accepted accounting principles in Mexico. The unaudited pro forma condensed combined balance sheet as of March 31, 2013 give effect to the Transactions (excluding transactions contemplated by the Jamaica Acquisition Agreement) as if such transactions had occurred on March 31, 2013. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2012, three month period ended March 31, 2013 and twelve month period ended March 31, 2013 give effect to the Transactions (excluding transactions contemplated by the Jamaica Acquisition Agreement) as if such transactions had occurred on January 1, 2012.

(xx) “Delivered Financial Statements” means the pro forma financial statements of the Company and the Company Subsidiaries (consisting of income statement and balance sheet information) as of and for the year ended December 31, 2012 and as of and for the three months ended March 31, 2013 giving effect to the acquisition by the Company of the Company Subsidiaries as though such transactions had occurred on January 1, 2012 for income statement purposes and as of December 31, 2012 and March 31, 2013 (as applicable) for balance sheet purposes, as set forth on Schedule 6 hereto.

(xxi) “De Minimis Owner” has the meaning set forth in the definition of “Related Party”.

(xxii) “Draft Description of Notes” means the draft description of notes attached hereto as Schedule 14.

(xxiii) “DR Indemnified Matter” means (A) any lack of operating licenses (“licencias de operacion”) for the hotels Dreams La Romana, Dreams Punta Cana and Dreams Palm Beach, and (B) any of the matters described in the following, attached hereto as Schedule 24: (x) Resolucion SGA No. 102/09 dated 26/3/09 issued by the Secreteraria de Estado de Medio Ambiente y Recursos Naturales of the Dominican Republic, (y) Resolucion SGA No. 213/09 dated 2/6/09 issued by the Secreteraria de Estado de Medio Ambiente y Recursos Naturales of the Dominican Republic and (z) Resolucion SGA No. 615/09 dated 6/8/09 issued by the Secreteraria de Estado de Medio Ambiente y Recursos Naturales of the Dominican Republic.

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(xxiv) “Environmental Laws” means any applicable local, state or national Law or regulation concerning the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants in buildings, equipment, soil, sub-surface strata, air, surface water, or ground water.

(xxv) “Exchange Act” has the meaning set forth in Section 10(c)(ii).

(xxvi) “Fair Market Value” has the meaning set forth in Section 10(c)(v).

(xxvii) “Final Offering Memorandum” shall mean the final offering memorandum distributed to purchasers of Newco Notes between the pricing date and the closing date in the Newco Notes Offering.

(xxviii) “Governmental Authority” means any supranational, national, regional or local governmental or regulatory authority having jurisdiction over the applicable Person or any of its subsidiaries, properties or assets or the consummation of the Transactions.

(xxix) “Hyatt Agreements” means the Hyatt Agreements (as defined in the Master Development Agreement) for the Initial Conversion Resorts (as defined in the Master Development Agreement) entered into by Hyatt Franchisor (or its affiliate) and the Company or a Subsidiary thereof, whether prior to, on or after the date hereof in accordance with the terms of the Master Development Agreement.

(xxx) “Hyatt Franchisor” means Hyatt Franchising Latin America, L.L.C., or a subsidiary or successor thereto.

(xxxi) “IFRS” means International Financial Reporting Standards as adopted by the European Union.

(xxxii) “Indebted Company Subsidiaries” means Playa Resorts Holding B.V., Playa Cabos Baja S. de R.L. de C.V., Playa Riviera Maya One, S. de R.L. de C.V., and Playa Romana Mar B.V.

(xxxiii) “Initial Term Loans” shall have the meaning set forth in the Newco Credit Agreement.

(xxxiv) “Investors Agreement” means that certain Investors Agreement by and among the Company and each of the Investors party thereto to be entered into at the Closing in the form attached hereto as Schedule 15.

(xxxv) “Jamaica Acquisition Agreement” means that certain Hotel Asset Purchase Agreement dated as of May 6, 2013 by and among SFI Belmont, LLC, Rose Hall Resort, L.P. and Rose Hall Jamaica Resort B.V., as amended by that certain First Amendment to Hotel Asset Purchase Agreement dated as of June 25, 2013 attached hereto as Schedule 16.

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(xxxvi) “Knowledge of the Company” means the actual knowledge of Bruce Wardinski (in his capacity as Chief Executive Officer), Alex Stadlin (in his capacity as Chief Operating Officer), Omar Palacios (in his capacity as Chief Financial Officer), and David Camhi (in his capacity as General Counsel and Vice President of Development of the Company), provided that with respect to the Company representations set forth in Sections 5(h) (No Litigation), 5(i) (Insurance), 5(j) (Compliance with Laws), 5(k) (Anti-Corruption Laws), 5(l) (Environmental Matters), 5(p) (No Material Adverse Change), 5(q) (Taxes), 5(r) (Assets), 5(s) (Contracts), and 5(t) (Labor Matters), “actual knowledge” of any of such individuals shall also be deemed to include any matters contained on any of the quarterly reports that have been prepared by (or requested from) the property managers to (or by) the above referenced individuals consistent with past practice and in the form set forth as Schedule 17.

(xxxvii) “Laws” means laws, statutes, ordinances, rules, code, regulations, orders, agency requirements of or undertaking to or agreements with any Governmental Authority, including common law.

(xxxviii) “Lien” means any mortgage, deed of trust, lien (statutory or other), pledge, charge, security interest, restriction, option, easement, right-of-way, encroachment or other encumbrance.

(xxxix) “Losses” has the meaning set forth in Section 10(b).

(xl) “Marketing Company Structure” shall mean all the activities (including, without limitation, managerial activities and functions and support activities and functions), arrangements and transactions undertaken by IC Sales LLC (“IC Sales”), a Nevis entity, and its agents and assignees or by or on behalf of IC Sales by the Company or the Company Subsidiaries (or any other Person that is or has been affiliated with the Company) to sell, market, promote or otherwise offer hotel rooms owned by the Company or the Company Subsidiaries (or any other Person that is or has been affiliated with the Company) to unrelated parties.

(xli) “Marketing Materials” has the meaning set forth in Section 10(c)(ii).

(xlii) “Master Development Agreement” means that certain Master Development Agreement to be entered into by and between the Company and Hyatt Franchising Latin America, L.L.C. in the form attached hereto as Schedule 25.

(xliii) “Material Adverse Change” means a material adverse change in the condition (financial or otherwise), prospects, earnings, business, operations or properties of the Company and the Company Subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business, except for any such adverse change that (A) is generally applicable in the industry in which the Company and the Company Subsidiaries operate (other than any such change that disproportionately impacts the Company and the Company Subsidiaries), (B) is caused by acts of terrorism or war, or weather or other natural disasters, (C) is caused by facts and circumstances known to the Subscriber on the date of this Subscription Agreement, or (D) is caused by the consummation of the Transactions.

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(xliv) “Material Adverse Effect” means a loss to the Company or the Company Subsidiaries (without duplication), whether or not arising from transactions in the ordinary course of business, of at least US$10,000,000.

(xlv) “Materially Burdensome Condition” has the meaning set forth in Section 7(a).

(xlvi) “Minimum FMV” has the meaning set forth in Section 10(c)(v).

(xlvii) “Net Cash Target” means US$30,000,000.

(xlviii) “Newco Credit Agreement” means the credit agreement to be entered into by the Company and/or one or more subsidiaries of the Company (as borrowers and/or guarantors) in respect of the Newco Credit Facility.

(xlix) “Newco Credit Facility” means the credit facility to be entered into by the Company and/or one or more subsidiaries of the Company (as borrowers and/or guarantors) contemplated by the Credit Facility Term Sheet.

(l) “Newco Notes” means the notes issued under the Newco Notes Indenture.

(li) “Newco Notes Indenture” means the indenture entered into by Playa Resorts Holdings B.V. on or about the Closing Date and having terms substantially consistent with the Draft Description of the Notes.

(lii) “Newco Notes Offering” means the offering, pursuant to Rule 144A and Regulation S under the Securities Act, of the Newco Notes.

(liii) “Newco Notes Offering Documents” means the Preliminary Offering Memorandum, and the Final Offering Memorandum, in each case, to be distributed in connection with the Newco Notes Offering.

(liv) “New Subsidiaries” means Hotel Gran Porto Real B.V., Hotel Gran Caribe Real B.V., Hotel Royal Cancun B.V., Hotel Royal Playa del Carmen B.V., Playa Hall Jamaican Resort Limited and Rose Hall Jamaica Resort B.V.

(lv) “Notification” has the meaning set forth in Section 6(c).

(lvi) “Organizational Liability” has the meaning set forth in Section 5(e).

(lvii) “Ordinary Shares” has the meaning of “Common Shares” set forth in the Investors Agreement.

(lviii) “Organizational Documents” means the deed of incorporation, articles of incorporation, certificate of incorporation, articles of association, charter, by-laws, articles of formation, certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments thereto.

34

(lix) “Parties” means the Company and the Subscriber.

(lx) “Permitted Liens” means (A) statutory Liens for taxes not yet due or payable, (B) Liens (including mechanics’ Liens and similar Liens) arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Company or a Company Subsidiary, (C) pledges, deposits or other Liens securing the performance of trade contracts, (D) encumbrances imposed by law (including applicable securities Laws and zoning, entitlement, conservation restrictions and other land use and environmental regulations), (E) easements, utility easements, covenants, and Liens set forth in any state, local or municipal franchise on title to real property, (F) minor survey exceptions which would be disclosed by an accurate survey or inspection of such real property, (G) any Liens imposed by or securing the Newco Credit Facility and/or the Newco Notes Indenture, and (H) any encumbrance affecting the fee interest of any property leased by the Company or a Company Subsidiary not created by the Company or a Company Subsidiary.

(lxi) “Person” means any individual, corporation, partnership, limited liability company, association, joint venture, association, joint stock company, trust, unincorporated organization, governmental or political subdivision or agency or any other entity of whatever nature.

(lxii) “PIK Dividends” has the meaning set forth in Section 5(a).

(lxiii) “PIK Dividend Shares” has the meaning set forth in Section 5(a).

(lxiv) “PIK Dividend Issuance Date” shall mean each date on which Preferred Shares are issued as PIK Dividends.

(lxv) “Predecessor” means Playa Hotels & Resorts, S.L., a sociedad limitada organized under the Laws of the Kingdom of Spain.

(lxvi) “Preferred Shares” has the meaning of “Preferred Shares” set forth in the Investors Agreement.

(lxvii) “Preliminary Offering Memorandum” shall mean the preliminary offering memorandum generally distributed to potential purchasers of the Newco Notes at the commencement of the roadshow for the Newco Notes Offering.

(lxviii) “Pricing Disclosure Package” shall have the meaning set forth in the purchase agreement to be entered into between the Company and the Initial Purchasers (as defined therein) in connection with the Newco Notes Offering.

(lxix) “Real Acquisition Agreement” means that certain Master Investment Agreement, dated as of May 24, 2013, by and among Compañia Hotelera Gran Playa Real S. de R.L. de C.V. and Inmobiliaria Turistica Real S. de R.L. de C.V. (the “Real Sellers”), the Company and the other parties named therein, including all schedules, exhibits and attachments thereto.

35

(lxx) “Real Due Diligence Materials” means all written materials provided to the Subscriber by or on behalf of the Company in connection with the Subscriber’s evaluation of the Real Target Companies and the transactions contemplated by the Real Acquisition Agreement.

(lxxi) “Real Flash Drive” has the meaning set forth in Section 5(z).

(lxxii) “Real Sellers” has the meaning set forth in the definition of Real Acquisition Agreement.

(lxxiii) “Real Target Companies” means the Target Companies as defined in the Real Acquisition Agreement.

(lxxiv) “Regulatory Approvals” means the approval of the Transactions by the Mexican Federal Competition Commission (Comisión Federal de Competencia/Concentración) under the Mexican Federal Competition Law (Ley Federal de Competencia Económica).

(lxxv) “Related Party” means, with respect to a Person, (i) a current affiliate, shareholder or other equity owner or holder (other than a shareholder or other equity owner or holder holding less than five percent (5%) of such person (a “De Minimis Owner”), officer or director of such Person, (ii) any Person with whom such Person or any such affiliate, shareholder or other equity owner or holder (other than a De Minimis Owner), officer or director is a “related person” as defined under the Securities Act, including any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of such Person, director or executive officer or nominee for director of such Person, and any Person (other than a tenant or employee) sharing the household of such Person, and (iii) any entity in which any such Person or any such affiliate, shareholder or other equity owner or holder (other than a De Minimis Owner), officer or director of such Person owns any beneficial interest, other than a publicly held corporation the stock of which is traded on a national securities exchange or in the over-the counter market (provided that such Person or such affiliate, shareholder, officer or director holds less than five percent (5%) of the stock of such publicly held corporation).

(lxxvi) “Related Party Transaction” has the meaning set forth in Section 5(u).

(lxxvii) “Sale and Purchase Agreement” means that certain Sale and Purchase Agreement to be entered into at the closing between Playa Hotels & Resorts, S.L. and the Company in the form attached hereto as Schedule 18.

(lxxviii) “Securities Act” has the meaning set forth in Section 4(b).

(lxxix) “Shares” has the meaning set forth in Section 1(a).

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(lxxx) “Subscriber” has the meaning set forth in the Preamble.

(lxxxi) “Subscriber’s Advisors” has the meaning set forth in Section 6(b).

(lxxxii) “Subscription Agreement” has the meaning set forth in the Preamble.

(lxxxiii) “Subsidiary” means, with respect to a Person, any entity in which such Person directly or indirectly owns 50% or more of the voting securities or rights or otherwise controls the entity by acting as the managing member, general partner, director, or in a similar role.

(lxxxiv) “Termination Agreements” means (i) with respect to those Company Subsidiaries that own the Dreams Cancun Hotel, the Dreams Puerto Vallarta Hotel, the Dreams La Romana Hotel, the Dreams Puerto Aventuras Hotel, the Dreams Palm Beach Hotel, the Dreams Punta Cana Hotel and the Secrets Capri Hotel, amendments to the Management Agreements between each such Company Subsidiary and AMResorts Holdings, L.P., in the form attached to the Transaction Agreement dated on or about the date hereof by and among the Company, Playa Hotels & Resorts, S.L., AMResorts Holdings, L.P. and the other parties named therein; and (ii) with respect to the Company Subsidiary that owns Hotel Barceló Los Cabos Resort, a termination notice including a general release of claims substantially in the form set forth on Schedule 19, delivered pursuant to the Amendment of Management, Services and License Agreements for Hotel Barcelo Premium Los Cabos, in each case acknowledged by (a) the Grubarges Gestión Hotelera Mexicana, S.A. de C.V., (b) Caribbean Hotel Agency, S.A. and (c) Quiroocan, S. A. de C.V. and in each case in a form and substance reasonably satisfactory to the Subscriber.

(lxxxv) “Termination Date” has the meaning set forth in Section 9(a).

(lxxxvi) “Third Party” means with respect to any Person, any other Person that has no control directly or indirectly, through one or more intermediaries, nor controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise, and the terms “controlled” or “controlling” have meanings correlative thereto.

(lxxxvii) “Third Party Approvals” means those authorizations, approvals, consents and filings identified on Part 5(c) of Schedule 7 hereto to be obtained by the Company or the Company Subsidiaries from any Third Party as a condition to the Company’s obligations to consummate the Closing.

(lxxxviii) “Transactions” means the transactions contemplated by the Transaction Documents.

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(lxxxix) “Transaction Documents” means this Subscription Agreement, the Sale and Purchase Agreement, the Real Acquisition Agreement, the Jamaica Acquisition Agreement, the Termination Agreements, the Newco Credit Agreement, and the Newco Notes Indenture.

(xc) “Valuation Expert” means an internationally recognized accounting or investment banking firm with at least ten years of experience valuing equity ownership interests in both public and private hospitality companies in Latin America, and which has not provided services to either the Subscriber or the Predecessor within the five years preceding the year in which such firm is proposed to be engaged as a Valuation Expert.

[remainder of this page intentionally left blank; signature page follows]

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IN WITNESS WHEREOF, and intended to be bound, the undersigned Subscriber has executed and delivered this Subscription Agreement as of the date first above written.

HI HOLDINGS PLAYA B.V.

By:	/s/ Stephen G. Haggerty
Name:	Stephen G. Haggerty
Title:	Authorized Signatory

ACCEPTED AND AGREED:

PLAYA HOTELS & RESORTS B.V.

By:	/s/ Bruce D. Wardinski
Name:	Bruce D. Wardinski
Title:	Managing Director

By:	/s/ J.E. Hardeveld
Name:	J.E. Hardeveld
Title:	Managing Director B

[Signature Page to Subscription Agreement]

Schedule 1 – Shares

26,785,714 Preferred Shares, issue price US$8.40 per share, for an aggregate issue price of US$225,000,000

14,285,714 Ordinary Shares, issue price US$7.00 per share, for an aggregate issue price of US$100,000,000

Schedule 1 to the Subscription Agreement

Schedule 2 – Deed of Issuance

Schedule 2 to the Subscription Agreement

1

Step 4A.2.1

DEED OF ISSUE OF SHARES

between

HI HOLDINGS PLAYA B.V.

as the Subscriber

and

PLAYA HOTELS & RESORTS B.V.

as the Company

Schedule 2 to the Subscription Agreement

1

DEED OF ISSUE OF SHARES

PLAYA HOTELS & RESORTS B.V.

On this, the [day] day of [month] two thousand and thirteen, appeared before me, Cornelis Hein Theodoor Koetsier, civil law notary in Amsterdam:

1.	[DLA Piper Nederland employee, under proxy], acting for the purposes of this Deed as the holder of written powers of attorney from HI Holdings Playa B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), having its corporate seat at Amsterdam, the Netherlands (address: 1101 CM Amsterdam Zuidoost, Herikerbergweg 238, trade register number: 58075550) (the “Subscriber”); and

2.	[NautaDutilh employee, under proxy], acting for the purposes of this Deed as the holder of written powers of attorney from Playa Hotels & Resorts B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), having its corporate seat at Amsterdam, the Netherlands (address: 1097 JB Amsterdam, the Netherlands, Prins Bernardplein 200, trade register number 57593590) (the “Company”).

The person appearing, acting in the above capacities, declared the following:

DEFINITIONS

ARTICLE 1

In this Deed the following definitions shall apply:

Articles of Association	the Company’s articles of association.
DCC	the Dutch Civil Code (Burgerlijk Wetboek).
Deed	this deed of issue of shares.
General Meeting	the general meeting of the Company.
Issue Price	the Issue Price I and the Issue Price II together.
Issue Price I	one hundred million United States Dollar (USD 100,000,000).
Issue Price II	two hundred twenty-five million United States Dollar (USD 225,000,000).
Parties	the parties to this Deed.
Resolution	the resolution of the General Meeting dated the [day] day of [month] two thousand and thirteen, as is evidenced by a copy of the written resolution that will be attached to this Deed as an annex.
Shares	the Shares I and the Shares II together.
Shares I	fourteen million two hundred eighty-five thousand seven hundred and fourteen (14,285,714) ordinary shares in the capital of the Company, having a nominal value of one United States Dollar cent (USD 0.01) each and numbered 2,000,001 up to and including 16,285,714.
Shares II	twenty-six million seven hundred eighty-five thousand seven hundred and fourteen (26,785,714) cumulative preferred shares in the capital of the Company, having a nominal value of one United States Dollar cent (USD 0.01) each and numbered P1 up to and including P26,785,714.

2

Subscription Agreement	An agreement between the Company, the Subscriber with regard to terms and conditions for the issuance of the Shares by the Company to the Subscriber dated the [day] day of [month] two thousand and thirteen.

RESOLUTION TO ISSUE SHARES

ARTICLE 2

As is evidenced by the Resolution, the General Meeting has decided to issue the Shares to the Subscriber at the Issue Price. The Shares will be issued on the conditions laid down in the Resolution.

PRE-EMPTION RIGHTS

ARTICLE 3

As is evidenced by the Resolution, the General Meeting has excluded the pre-emption rights (voorkeursrechten) in respect of the issue of the Shares.

ISSUE OF SHARES

ARTICLE 4

The Company hereby issues the Shares to the Subscriber and the Subscriber hereby accepts the Shares from the Company.

PAYMENT AND DISCHARGE

ARTICLE 5

5.1	The Company has received and accepted the Issue Price, which has been paid in accordance with the Subscription Agreement, for the Shares from the Subscriber. The Shares have been paid up in full.

5.2	To the extent the Issue Price for the Shares exceeds their total nominal value, the difference will be recognised as share premium (agio) and will be taken to the Company’s share premium reserve (agioreserve) for the relevant class of shares.

5.3	The Company hereby grants the Subscriber a discharge in respect of payment of the Issue Price for the Shares.

REGISTER

ARTICLE 6

The Company will immediately enter the issue of the Shares in its register.

CHOICE OF LAW AND JURISDICTION

ARTICLE 7

This Deed shall be governed by and construed in accordance with the laws of the Netherlands. Any dispute arising in connection with this Deed shall be submitted to the exclusive jurisdiction of the competent court in Amsterdam.

CIVIL LAW NOTARY

ARTICLE 8

8.1	The Parties are aware that the undersigned civil law notary works with NautaDutilh N.V., the firm that has advised the Company in this transaction.

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8.2	With reference to the Code of Conduct (Verordening beroeps- en gedragsregels) laid down by the Royal Notarial Professional Organisation (Koninklijke Notariële Beroepsor-ganisatie), the Parties hereby explicitly consent to:

a.	the undersigned civil law notary executing this Deed; and

b.	the Company being assisted and represented by NautaDutilh N.V. in relation to this Deed and any agreements that may be concluded, or disputes that may arise, in connection therewith.

FINAL PROVISION

ARTICLE 9

The sole purpose of the headings appearing in capital letters in this Deed is to increase its readability. None of the parties is entitled to derive any rights therefrom.

POWER OF ATTORNEY

ARTICLE 10

The persons appearing have been authorised to act under two (2) powers of attorney in the form of private instruments, which will be attached to this Deed.

FINAL STATEMENTS

The persons appearing are known to me, civil law notary.

This Deed was executed in Amsterdam, on the date mentioned in its heading.

After I, civil law notary, had conveyed and explained the contents of the Deed in substance to the persons appearing, they declared that they had taken note of the contents of the Deed, were in agreement with the contents and did not wish them to be read out in full. Following a partial reading, the Deed was signed by the persons appearing and by me, civil law notary.

4

Schedule 3 – Deed of Incorporation

See Attached.

Schedule 3 to the Subscription Agreement

Voorheen: 63003356 M 9063889

AKTE VAN OPRICHTING

PLAYA HOTELS & RESORTS B.V.

Heden, achtentwintig maart tweeduizend dertien, verscheen voor mij, mr. Cornelis Hein Theodoor Koetsier, notaris te Amsterdam:

de heer mr. Laurens Yske Braaksma, werkzaam ten kantore van mij, notaris, te 1077 XV Amsterdam, Strawinskylaan 1999, geboren te Wageningen op vier oktober negentienhonderd vierentachtig,

te dezen handelend als schriftelijk gevolmachtigde van:

Playa Hotels & Resorts, S.L., een vennootschap beheerst door Spaans recht (sociedad limitada), kantoorhoudende te Calle Julian Camarillo 19-21, Madrid, Spanje, ingeschreven in het Registro Mercantil in Madrid, Spanje, onder nummer M-401672 (de “Oprichter”).

De comparant, handelend als vermeld, verklaarde bij deze een besloten vennootschap met beperkte aansprakelijkheid (de “Vennootschap”) op te richten, welke wordt geregeerd door de volgende

STATUTEN

BEGRIPSBEPALING EN INTERPRETATIE

Artikel 1

1.1	In deze statuten worden de volgende definities gehanteerd:

Aandeelhouder	een houder van aandelen in het kapitaal van de Vennootschap.
Algemene Vergadering	het orgaan dat gevormd wordt door de Vergadergerechtigden, dan wel de bijeenkomst van Vergadergerechtigden.
Bestuur	het bestuur van de Vennootschap.
BW	het Burgerlijk Wetboek.
Certificaathouder	een houder van certificaten van aandelen in het kapitaal van de Vennootschap.
Dochtermaatschappij	een rechtspersoon waarin de Vennootschap of een of meer van haar dochtermaatschappijen, al dan niet krachtens overeenkomst met andere stemgerechtigden, alleen of samen meer dan de helft van de stemrechten in de algemene vergadering kunnen uitoefenen, alsmede andere rechtspersonen en vennootschappen welke als zodanig door het BW worden aangemerkt.
Groepsmaatschappij	een rechtspersoon of vennootschap die organisatorisch met de Vennootschap is verbonden in een economische eenheid.
Vennootschap	de rechtspersoon waarop deze statuten betrekking hebben.

1

Vergadergerechtigde	een Aandeelhouder, een Certificaathouder alsmede een vruchtgebruiker of pandhouder met stemrecht en/of Vergaderrecht.
Vergaderrecht	het recht om, in persoon of bij schriftelijk gevolmachtigde, de Algemene Vergadering bij te wonen en daar het woord te voeren.
Volstrekte Meerderheid	meer dan de helft van het aantal uitgebrachte stemmen.

1.2	Begrippen die in het enkelvoud zijn gedefinieerd, hebben een gelijke betekenis in het meervoud.

1.3	Onder de term schriftelijk wordt tevens begrepen langs elektronische weg.

NAAM EN ZETEL

Artikel 2

2.1	De Vennootschap is genaamd Playa Hotels & Resorts B.V.

2.2	Zij is gevestigd te Amsterdam.

DOEL

Artikel 3

De Vennootschap heeft ten doel:

a.	het oprichten van, het op enigerlei wijze deelnemen in, het financieren van, het zich op andere wijze interesseren bij en het voeren van beheer over andere vennootschappen en ondernemingen;

b.	het lenen, uitlenen en bijeenbrengen van gelden, waaronder begrepen het uitgeven van obligaties, schuldbrieven of andere waardepapieren, alsmede het aangaan van daarmee samenhangende overeenkomsten;

c.	het verstrekken van garanties, het verbinden van de Vennootschap en het bezwaren van activa van de Vennootschap ten behoeve van (verplichtingen van) de Vennootschap en vennootschappen en ondernemingen waarmee de Vennootschap in een groep is verbonden en ten behoeve van derden;

d.	het verkrijgen, beheren, exploiteren en vervreemden van registergoederen en van vermogenswaarden in het algemeen;

e.	het exploiteren en verhandelen van octrooien, merkrechten, vergunningen, knowhow, auteursrechten, databanken en andere intellectuele eigendomsrechten;

f.	het verrichten van alle soorten industriële, financiële en commerciële activiteiten; en

g.	het verrichten van al hetgeen met het vorenstaande in de ruimste zin verband houdt of daartoe bevorderlijk kan zijn.

AANDELEN - KAPITAAL

Artikel 4

4.1	Het nominale bedrag van ieder aandeel is één United States Dollar (USD 1.00).

4.2	De aandelen zijn op naam gesteld en zijn doorlopend genummerd van 1 af.

2

4.3	Ten minste één aandeel wordt gehouden door een ander dan en anders dan voor rekening van de Vennootschap of één van haar Dochtermaatschappijen.

AANDELEN - REGISTER

Artikel 5

5.1	Het Bestuur houdt een register waarin de namen en adressen van alle Aandeelhouders, vruchtgebruikers, pandhouders en Certificaathouders zijn opgenomen.

5.2	Aandeelhouders en anderen van wie gegevens in het register moeten worden opgenomen, verschaffen aan het Bestuur tijdig de nodige gegevens. Alle gevolgen van het niet, niet tijdig of onjuist mededelen van die gegevens zijn voor rekening en risico van de betrokkene.

5.3	Alle kennisgevingen aan en oproepingen van Vergadergerechtigden kunnen aan de in het register vermelde adressen worden gedaan.

5.4	Op het register is voorts het bepaalde in artikel 2:194 BW van toepassing.

AANDELEN - UITGIFTE

Artikel 6

6.1	De Vennootschap kan slechts ingevolge een besluit van de Algemene Vergadering aandelen uitgeven. De Algemene Vergadering kan haar bevoegdheid hiertoe overdragen aan een ander orgaan en kan deze overdracht herroepen.

6.2	Artikel 6.1 is van overeenkomstige toepassing op het verlenen van rechten tot het nemen van aandelen, maar is niet van toepassing op het uitgeven van aandelen aan iemand die een voordien reeds verkregen recht tot het nemen van aandelen uitoefent.

6.3	De Vennootschap kan geen eigen aandelen nemen.

AANDELEN - VOORKEURSRECHT

Artikel 7

7.1	Bij uitgifte van aandelen heeft iedere Aandeelhouder een voorkeursrecht naar evenredigheid van het gezamenlijke bedrag van zijn aandelen. Er is geen voorkeursrecht op aandelen die worden uitgegeven aan werknemers van de Vennootschap of van een Groepsmaatschappij.

7.2	Het voorkeursrecht kan, telkens voor een enkele uitgifte, worden beperkt of uitgesloten bij besluit van het orgaan dat tot het nemen van het besluit tot uitgifte bevoegd is.

7.3	De Vennootschap kondigt de uitgifte met voorkeursrecht en het tijdvak waarin dat kan worden uitgeoefend, aan in een schriftelijke mededeling aan alle Aandeelhouders aan het door hen opgegeven adres.

7.4	Het voorkeursrecht kan worden uitgeoefend gedurende ten minste vier weken na de dag van verzending van de aankondiging.

7.5	Dit artikel is van overeenkomstige toepassing op het verlenen van rechten tot het nemen van aandelen, maar is niet van toepassing op het uitgeven van aandelen aan iemand die een voordien reeds verkregen recht tot het nemen van aandelen uitoefent.

AANDELEN - STORTING

Artikel 8

8.1	Bij het nemen van een aandeel moet daarop het nominale bedrag worden gestort. Bedongen kan worden dat het nominale bedrag of een deel daarvan eerst behoeft te worden gestort na verloop van een bepaalde tijd of nadat de Vennootschap het zal hebben opgevraagd.

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8.2	Storting op een aandeel moet in geld geschieden voor zover niet een andere inbreng is overeengekomen.

8.3	Storting in een andere geldeenheid dan die waarin het nominale bedrag van de aandelen luidt, is slechts toegestaan met toestemming van de Vennootschap. Met storting in een andere geldeenheid dan die waarin het nominale bedrag van de aandelen luidt, wordt aan de stortingsplicht voldaan voor het bedrag waartegen het gestorte bedrag vrijelijk kan worden gewisseld in de geldeenheid waarin het nominale bedrag van de aandelen luidt. Bepalend is de wisselkoers op de dag van de storting.

8.4	Het Bestuur is zonder voorafgaande goedkeuring van de Algemene Vergadering bevoegd tot het aangaan van rechtshandelingen betreffende inbreng op aandelen anders dan in geld.

AANDELEN - EIGEN AANDELEN

Artikel 9

9.1	Het Bestuur beslist over de verkrijging van aandelen in het kapitaal van de Vennootschap. Verkrijging door de Vennootschap van niet volgestorte aandelen in haar kapitaal is nietig.

9.2	De Vennootschap mag, behalve om niet, geen volgestorte eigen aandelen verkrijgen indien het eigen vermogen, verminderd met de verkrijgingsprijs, kleiner is dan de reserves die krachtens de wet moeten worden aangehouden, of indien het Bestuur weet of redelijkerwijs behoort te voorzien dat de Vennootschap na de verkrijging niet zal kunnen blijven voortgaan met het betalen van haar opeisbare schulden.

9.3	De vorige leden van dit artikel gelden niet voor aandelen die de Vennootschap onder algemene titel verkrijgt.

9.4	Onder het begrip aandelen in de vorige leden van dit artikel zijn certificaten daarvan begrepen.

9.5	Artikel 12 is op vervreemding van eigen aandelen door de Vennootschap van toepassing.

AANDELEN - VERMINDERING VAN HET GEPLAATSTE KAPITAAL

Artikel 10

10.1	De Algemene Vergadering kan besluiten tot vermindering van het geplaatste kapitaal door intrekking van aandelen of door het bedrag van aandelen bij statutenwijziging te verminderen. In dit besluit moeten de aandelen waarop het besluit betrekking heeft, worden aangewezen en moet de uitvoering van het besluit zijn geregeld.

10.2	Een besluit tot intrekking kan slechts betreffen aandelen die de Vennootschap zelf houdt of waarvan zij de certificaten houdt. In andere gevallen kan slechts tot intrekking worden besloten met instemming van de betrokken Aandeelhouders.

10.3	Vermindering van het nominale bedrag van aandelen zonder terugbetaling en zonder ontheffing van de verplichting tot storting moet naar evenredigheid op alle aandelen geschieden. Van het vereiste van evenredigheid mag worden afgeweken met instemming van alle betrokken Aandeelhouders.

10.4	Terugbetaling of ontheffing van de stortingsplicht in de zin van dit artikel is slechts toegestaan, voor zover het eigen vermogen groter is dan de reserves die krachtens de wet moeten worden aangehouden.

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10.5	Een besluit dat strekt tot vermindering van het geplaatste kapitaal met terugbetaling op aandelen heeft geen gevolgen zolang het Bestuur geen goedkeuring heeft verleend. Het Bestuur weigert slechts de goedkeuring indien het weet of redelijkerwijs behoort te voorzien dat de Vennootschap na de uitkering niet zal kunnen blijven voortgaan met het betalen van haar opeisbare schulden.

10.6	De oproeping tot een vergadering waarin een in dit artikel genoemd besluit wordt genomen, vermeldt het doel van de kapitaalvermindering en de wijze van uitvoering.

AANDELEN - LEVERING

Artikel 11

11.1	Voor de uitgifte en levering van een aandeel of de levering van een beperkt recht daarop is vereist een daartoe bestemde ten overstaan van een in Nederland standplaats hebbende notaris verleden akte waarbij de betrokkenen partij zijn.

11.2	De levering van een aandeel of de levering van een beperkt recht daarop overeenkomstig artikel 11.1 werkt mede van rechtswege tegenover de Vennootschap. Behoudens in het geval dat de Vennootschap zelf bij de rechtshandeling partij is, kunnen de aan het aandeel verbonden rechten eerst worden uitgeoefend nadat zij de rechtshandeling heeft erkend, danwel de akte aan haar is betekend.

11.3	Artikel 11.2 is van overeenkomstige toepassing met betrekking tot de levering van een certificaat van een aandeel.

AANDELEN - BLOKKERINGSREGELING

Artikel 12

12.1	Een Aandeelhouder, die één of meer aandelen wenst over te dragen, is in alle gevallen verplicht die aandelen eerst te koop aan te bieden aan de overige Aandeelhouders. De aanbieder is verplicht schriftelijk van zijn voornemen daartoe mededeling te doen aan het Bestuur onder opgave van de naam van de voorgestelde verkrijger(s) en van het aantal over te dragen aandelen; deze kennisgeving geldt als aanbieding van het aandeel of de aandelen aan de overige Aandeelhouders op de wijze als hierna is omschreven.

12.2	Het Bestuur brengt het aanbod binnen acht dagen na ontvangst schriftelijk ter kennis van de overige Aandeelhouders.

12.3	Gedurende veertien dagen na verzending van de in artikel 12.2 voorgeschreven kennisgeving, kan ieder van de overige Aandeelhouders op het aanbod in gaan door schriftelijke kennisgeving daarvan aan het Bestuur onder vermelding van het aantal aandelen waarop hij reflecteert.

12.4	Indien de overige Aandeelhouders op meer aandelen reflecteren dan het aantal dat wordt aangeboden, dan wordt het aantal aandelen dat is aangeboden zoveel mogelijk toegewezen in verhouding tot het gezamenlijke nominale bedrag van hun aandelen. Heeft een Aandeelhouder op minder aandelen gereflecteerd dan hem naar bedoelde verhouding zouden toekomen, dan worden de daardoor vrijkomende aandelen aan de overige gegadigden in genoemde verhouding toegewezen. Een voor verdeling met toepassing van het vorenstaande niet vatbaar aantal aandelen of restant wordt toegewezen bij loting door het Bestuur in aanwezigheid van een notaris, ter keuze van het Bestuur, te houden binnen acht dagen na sluiting van de termijn waarbinnen Aandeelhouders mogen reflecteren. De

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gegadigden worden opgeroepen bij die loting aanwezig te zijn. Een gegadigde die bij de loting een aandeel toegewezen krijgt, neemt aan de loting niet verder deel totdat ieder van de gegadigden bij de loting ten minste één aandeel toegewezen gekregen heeft. Het Bestuur deelt het aantal aandelen dat aan iedere gegadigde is toegewezen, onverwijld schriftelijk mede aan de aanbieder en de gegadigden.

12.5	De aanbieder en de gegadigden aan wie één of meer aandelen zijn toegewezen treden in overleg omtrent de voor het aandeel of de aandelen te betalen prijs. Indien dit overleg niet tot overeenstemming heeft geleid binnen drie weken na de schriftelijke mededeling als be-doeld in de laatste zin van artikel 12.4, wordt de prijs welke gelijk dient te zijn aan de waarde van het aandeel of de aandelen bepaald door één of meer door de aanbieder en de gegadigden in onderling overleg te benoemen onafhankelijke deskundigen. Komen partijen binnen twee maanden na het tijdstip genoemd in de vorige zin niet tot overeenstemming omtrent de benoeming, dan heeft de meest gerede partij de bevoegdheid de benoeming van drie onafhankelijke deskundigen te verzoeken aan de president van de rechtbank, binnen welker rechtsgebied de Vennootschap haar woonplaats heeft.

12.6	De deskundige(n) breng(t)(en) hun rapport uit aan het Bestuur. Het Bestuur deelt de vastgestelde prijs onverwijld schriftelijk mede aan de aanbieder en de gegadigden.

12.7	Iedere gegadigde heeft gedurende een maand na verzending van de in artikel 12.6 bedoelde schriftelijke mededeling het recht te verklaren dat hij niet langer of slechts voor een minder aantal aandelen dan waarop hij aanvankelijk had gereflecteerd, gegadigd is. Deze verklaring geschiedt door schriftelijke mededeling aan het Bestuur. De aldus vrijvallende aandelen worden alsdan door het Bestuur bij schriftelijke mededeling binnen acht dagen tegen de door de deskundige(n) vastgestelde prijs aangeboden aan de resterende gegadigden met overeenkomstige toepassing van het in artikel 12.3 en artikel 12.4 bepaalde.

12.8	De aanbieder heeft steeds het recht zijn aanbod in te trekken doch uiterlijk tot een maand nadat hem definitief ter kennis is gekomen aan welke gegadigden hij al de aangeboden aandelen kan verkopen en tegen welke prijs. Deze intrekking geschiedt door schriftelijke mededeling aan het Bestuur.

12.9	Nadat de hiervoor bepaalde termijn voor intrekking van het aanbod is verstreken deelt het Bestuur aan de aanbieder en de uiteindelijke gegadigden mede of de aanbieder zijn aanbod al dan niet heeft ingetrokken. Ingeval van gestanddoening van het aanbod moeten de toegewezen aandelen tegen gelijktijdige betaling van de verschuldigde prijs worden geleverd binnen een maand na ontvangst van de mededeling van het Bestuur omtrent de gestanddoening van het aanbod.

12.10	De overdracht van alle aangeboden aandelen aan de voorgestelde verkrijger(s) genoemd in de schriftelijke mededeling voorgeschreven in artikel 12.1 is vrij, indien niet op alle aandelen tegen contante betaling wordt gereflecteerd, mits de aanbieder zijn aanbod niet heeft ingetrokken en mits de overdracht plaats vindt binnen drie maanden nadat is komen vast te staan dat niet op alle aandelen is gereflecteerd en zulks door het Bestuur aan de aanbieder is medegedeeld.

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Indien evenwel de aanbieder alsdan de aangeboden aandelen aan de voorgestelde verkrijger(s) tegen een lagere prijs dan de vastgestelde of overeengekomen prijs wenst over te dragen, zal hij verplicht zijn de aangeboden aandelen tegen deze lagere prijs aan de overige Aandeelhouders aan te bieden met overeenkomstige toepassing van het in dit artikel bepaalde, echter met uitzondering van artikelen 12.5, 12.6 en 12.7.

12.11	Indien de Aandeelhouder krachtens de wet tot overdracht van zijn aandeel aan een eerdere houder verplicht is, vinden de bepalingen in dit artikel omtrent overdraagbaarheid geen toepassing.

12.12	De bepalingen in dit artikel vinden evenmin toepassing indien de overige Aandeelhouders schriftelijk hebben verklaard af te zien van hun recht op overneming van het aandeel en mits de overdracht van het aandeel geschiedt binnen drie maanden nadat alle overige Aandeelhouders bedoelde verklaring hebben afgelegd.

AANDELEN - VRUCHTGEBRUIK, PANDRECHT EN CERTIFICATEN

Artikel 13

13.1	De Aandeelhouder heeft het stemrecht op de aandelen waarop een vruchtgebruik of pandrecht is gevestigd.

13.2	In afwijking van artikel 13.1 komt het stemrecht toe aan de vruchtgebruiker of de pandhouder indien zulks bij de vestiging van het beperkt recht is bepaald of dit nadien is overeengekomen, een en ander met inachtneming van het bepaalde in artikel 2:197 BW respectievelijk artikel 2:198 BW.

13.3	Vruchtgebruikers en pandhouders die geen stemrecht hebben, hebben geen Vergaderrecht tenzij bij de vestiging of overdracht van het vruchtgebruik respectievelijk vestiging of overgang van het pandrecht anders is bepaald en dit is goedgekeurd door de Algemene Vergadering.

13.4	Aan certificaten van aandelen is Vergaderrecht verbonden.

BESTUUR - BENOEMING, SCHORSING EN ONTSLAG

Artikel 14

14.1	De Vennootschap heeft een Bestuur bestaande uit ten minste twee bestuurders. Zowel een natuurlijke persoon als een rechtspersoon kan bestuurder zijn.

14.2	De Algemene Vergadering stelt het aantal bestuurders vast, met inachtneming van het bepaalde in het vorige lid.

14.3	De Algemene Vergadering benoemt de bestuurders en is te allen tijde bevoegd iedere bestuurder te schorsen of te ontslaan.

14.4	Het Bestuur kan uit zijn midden een voorzitter aanwijzen.

14.5	De Algemene Vergadering stelt de bezoldiging en de verdere arbeidsvoorwaarden van ieder van de bestuurders vast.

14.6	Ingeval van ontstentenis of belet van één of meer bestuurders, is (zijn) de overblijvende bestuurder(s) voorlopig met het gehele bestuur belast. Ingeval van ontstentenis of belet van alle bestuurders of van de enige bestuurder, berust het bestuur voorlopig bij een persoon die daartoe door de Algemene Vergadering wordt aangewezen.

BESTUUR - TAAK, ORGANISATIE EN BESLUITVORMING

Artikel 15

15.1	Behoudens de beperkingen volgens deze statuten is het Bestuur belast met het besturen van de Vennootschap. Bij de vervulling van hun taak richten de bestuurders zich naar het belang van de Vennootschap en de met haar verbonden onderneming.

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15.2	In een vergadering van het Bestuur is elke bestuurder gerechtigd één stem uit te brengen.

15.3	Een bestuurder kan ter zake van besluitvorming van het Bestuur uitsluitend door een medebestuurder worden vertegenwoordigd.

15.4	Het Bestuur besluit zowel in als buiten vergadering met Volstrekte Meerderheid. Ongeldige en blanco stemmen worden niet als uitgebrachte stemmen geteld.

15.5	Bij staken van stemmen beslist de Algemene Vergadering.

15.6	Een bestuurder neemt niet deel aan de beraadslaging en besluitvorming indien hij daarbij een direct of indirect persoonlijk belang heeft dat tegenstrijdig is met het belang van de Vennootschap en de met haar verbonden onderneming. Wanneer hierdoor geen bestuursbesluit kan worden genomen, wordt desalniettemin het besluit genomen door het Bestuur.

15.7	Een gelijktijdige verbinding met geluid tot stand gebracht tussen bestuurders, waar ter wereld zij ook zijn, vormt gedurende het bestaan van deze verbinding een bestuursvergadering, tenzij een bestuurder zich daartegen verzet.

15.8	Besluiten van het Bestuur kunnen in plaats van in een vergadering ook schriftelijk worden genomen, mits alle bestuurders in het te nemen besluit gekend zijn en geen van hen zich tegen deze wijze van besluiten verzet.

15.9	Het Bestuur kan een reglement opstellen waarin aangelegenheden hem intern betreffende worden geregeld. Voorts kunnen de bestuurders al dan niet bij reglement hun werkzaamheden onderling verdelen.

BESTUUR - BEPERKINGEN

Artikel 16

16.1	Het Bestuur behoeft de goedkeuring van de Algemene Vergadering voor zodanige bestuursbesluiten als de Algemene Vergadering bij haar specifiek omschreven besluit heeft vastgesteld en aan het Bestuur heeft medegedeeld.

16.2	Het ontbreken van de ingevolge artikel 16.1 vereiste goedkeuring tast de vertegenwoordigingsbevoegdheid van het Bestuur of de bestuurders niet aan.

16.3	Het Bestuur dient de aanwijzingen van de Algemene Vergadering op te volgen, tenzij deze aanwijzingen in strijd zijn met het belang van de Vennootschap en de met haar verbonden onderneming.

BESTUUR - VERTEGENWOORDIGING

Artikel 17

17.1	Het Bestuur vertegenwoordigt de Vennootschap. De Vennootschap kan voorts worden vertegenwoordigd door twee bestuurders, gezamenlijk handelend.

17.2	Het Bestuur is bevoegd één of meer personen aan te stellen als procuratiehouder en hun bevoegdheid vast te stellen. Het Bestuur kan een zodanige titulatuur toekennen aan een procuratiehouder als het Bestuur gewenst acht.

ALGEMENE VERGADERING - BIJEENROEPING EN AGENDERING

Artikel 18

18.1	Tijdens ieder boekjaar wordt ten minste één Algemene Vergadering gehouden of ten minste eenmaal overeenkomstig artikel 22.1 of artikel 24.5 besloten.

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18.2	Voorts worden Algemene Vergaderingen gehouden zo dikwijls het Bestuur of één of meer bestuurders overgaan tot bijeenroeping.

18.3	Eén of meer Aandeelhouders die alleen of gezamenlijk ten minste één honderdste gedeelte van het geplaatste kapitaal vertegenwoordigen kunnen aan het Bestuur schriftelijk en onder nauwkeurige opgave van de te behandelen onderwerpen het verzoek richten een Algemene Vergadering bijeen te roepen. Het Bestuur treft de nodige maatregelen, opdat de Algemene Vergadering binnen vier weken na het verzoek kan worden gehouden, tenzij een zwaarwichtig belang van de Vennootschap zich daartegen verzet. Indien alsdan het Bestuur in gebreke blijft een vergadering bijeen te roepen, zodanig dat deze binnen de voorgeschreven termijn wordt gehouden, is ieder van de verzoekers zelf tot bijeenroeping bevoegd met inachtneming van het daaromtrent in deze statuten bepaalde. Voor de toepassing van dit lid worden met de Aandeelhouders gelijkgesteld anderen aan wie het Vergaderrecht toekomt.

18.4	Algemene Vergaderingen worden gehouden in de statutaire plaats van vestiging van de Vennootschap. In een Algemene Vergadering, gehouden in een andere plaats kunnen geldige besluiten eveneens worden genomen, mits alle Vergadergerechtigden hebben ingestemd met de plaats van vergadering en de bestuurders voorafgaand aan de besluitvorming in de gelegenheid zijn gesteld om advies uit te brengen.

18.5	De oproeping van Vergadergerechtigden geschiedt door middel van oproepingsbrieven niet later dan op de achtste dag vóór die van de vergadering.

18.6	Indien de Vergadergerechtigde hiermee instemt, kan de oproeping geschieden door een langs elektronische weg toegezonden leesbaar en reproduceerbaar bericht aan het adres dat door hem voor dit doel aan de Vennootschap is bekend gemaakt.

18.7	Een onderwerp, waarvan de behandeling schriftelijk is verzocht door een of meer Aandeelhouders die alleen of gezamenlijk ten minste één honderdste gedeelte van het geplaatste kapitaal vertegenwoordigen, wordt opgenomen in de oproeping of op dezelfde wijze aangekondigd indien de Vennootschap het verzoek niet later dan op de dertigste dag voor die van de vergadering heeft ontvangen en mits geen zwaarwichtig belang van de Vennootschap zich daartegen verzet. Voor de toepassing van dit lid worden met Aandeelhouders gelijkgesteld anderen aan wie het Vergaderrecht toekomt.

18.8	Indien de door de wet of de statuten gegeven voorschriften voor het oproepen en agenderen van een Algemene Vergadering en het ter inzage leggen van te behandelen onderwerpen niet in acht zijn genomen, kunnen desondanks rechtsgeldige besluiten worden genomen mits alle Vergadergerechtigden ermee hebben ingestemd dat de besluitvorming over die onderwerpen plaatsvindt en de bestuurders voorafgaand aan de besluitvorming in de gelegenheid zijn gesteld om advies uit te brengen.

ALGEMENE VERGADERING - VERGADERORDE

Artikel 19

19.1	De Algemene Vergadering wordt geleid door de voorzitter van het Bestuur of, indien geen voorzitter is aangewezen of deze niet aanwezig is, door de oudste in leeftijd ter vergadering aanwezige bestuurder. Is geen van de bestuurders ter vergadering aanwezig dan voorziet de Algemene Vergadering zelf in haar leiding.

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19.2	De voorzitter wijst één van de aanwezigen aan als secretaris van de vergadering voor het houden van de notulen en stelt met deze secretaris de notulen vast, ten blijke waarvan hij deze met de secretaris tekent. De notulen dienen in een notulenregister te worden opgenomen. Indien van het verhandelde ter vergadering een notarieel proces-verbaal wordt opgemaakt, behoeven notulen niet te worden gehouden en is ondertekening van het proces-verbaal door de notaris voldoende.

19.3	Iedere bestuurder en de voorzitter van de vergadering is bevoegd opdracht te geven om op kosten van de Vennootschap een notarieel proces-verbaal van het ter vergadering verhandelde te doen opmaken.

19.4	Iedere Vergadergerechtigde kan zich ter Algemene Vergadering door een derde doen vertegenwoordigen door middel van een-zulks ter beoordeling van uitsluitend de voorzitter van de vergadering-toereikende schriftelijke volmacht.

19.5	De bestuurders hebben als zodanig in de Algemene Vergadering een raadgevende stem.

19.6	Het Bestuur kan besluiten dat iedere Vergadergerechtigde bevoegd is om in persoon of bij een schriftelijk gevolmachtigde, door middel van een elektronisch communicatiemiddel aan de Algemene Vergadering deel te nemen, daarin het woord te voeren en voor zover van toepassing het stemrecht uit te oefenen. Voor deelname aan de Algemene Vergadering op grond van de vorige zin is vereist dat de Vergadergerechtigde via het elektronisch communicatiemiddel kan worden geïdentificeerd, rechtstreeks kan kennisnemen van de verhandelingen ter vergadering en voor zover van toepassing het stemrecht kan uitoefenen.

19.7	Door het Bestuur kunnen voorwaarden worden gesteld aan het gebruik van het elektronisch communicatiemiddel. De voorwaarden die worden gesteld aan het gebruik van het elektronisch communicatiemiddel worden bij de oproeping bekend gemaakt.

19.8	De voorzitter van de vergadering beslist of andere personen dan Vergadergerechtigden worden toegelaten tot de Algemene Vergadering.

ALGEMENE VERGADERING - BESLUITVORMING

Artikel 20

20.1	In de Algemene Vergadering geeft ieder aandeel recht op het uitbrengen van één stem.

20.2	Het Bestuur kan besluiten dat stemmen die voorafgaand aan de Algemene Vergadering via een elektronisch communicatiemiddel worden uitgebracht, gelijk worden gesteld met stemmen die ten tijde van de vergadering worden uitgebracht. Deze stemmen worden niet eerder uitgebracht dan op de dertigste dag voor die van de vergadering.

20.3	Voor een aandeel dat toebehoort aan de Vennootschap of aan een Dochtermaatschappij kan in de Algemene Vergadering geen stem worden uitgebracht; zulks kan evenmin voor een aandeel waarvan de Vennootschap of een Dochtermaatschappij certificaten houdt. Vruchtgebruikers en pandhouders van aandelen die aan de Vennootschap en haar Dochtermaatschappijen toebehoren, zijn evenwel niet van hun stemrecht uitgesloten, indien het vruchtgebruik of pandrecht was gevestigd voordat het aandeel aan de Vennootschap of een Dochtermaatschappij toebehoorde. De Vennootschap of een Dochtermaatschappij kan geen stem uitbrengen voor een aandeel waarop zij een vruchtgebruik of een pandrecht heeft.

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20.4	Voor zover bij de wet of de statuten geen grotere meerderheid is voorgeschreven worden alle besluiten genomen met Volstrekte Meerderheid. Ongeldige en blanco stemmen worden niet als uitgebrachte stemmen geteld.

20.5	Staken de stemmen omtrent een voorstel over zaken, dan komt geen besluit tot stand. Eén of meer Aandeelhouders of andere stemgerechtigden vertegenwoordigende ten minste de helft van het geplaatste kapitaal hebben het recht om binnen tien dagen na de dag van de vergadering, waarin de stemmen hebben gestaakt, aan het Nederlands Arbitrage Instituut te verzoeken een adviseur te benoemen, teneinde een beslissing over het betreffende voorstel te nemen. De beslissing van de adviseur geldt alsdan als een besluit van de Algemene Vergadering.

20.6	Staken de stemmen bij verkiezing van personen, dan vindt herstemming plaats. Staken de stemmen wederom, dan beslist het lot.

20.7	Het in de Algemene Vergadering uitgesproken oordeel van de voorzitter van de vergadering omtrent de uitslag van een stemming is beslissend. Hetzelfde geldt voor de inhoud van een genomen besluit, voor zover gestemd werd over een niet schriftelijk vastgelegd voorstel.

Wordt echter onmiddellijk na het uitspreken van het oordeel van de voorzitter de juistheid daarvan betwist, dan vindt een nieuwe stemming plaats, indien de meerderheid van de Algemene Vergadering of, indien de oorspronkelijke stemming niet hoofdelijk of schriftelijk geschiedde, één stemgerechtigde aanwezige dit verlangt. Door deze nieuwe stemming vervallen de rechtsgevolgen van de oorspronkelijke stemming.

20.8	Het Bestuur houdt van de genomen besluiten aantekening. De aantekeningen liggen ten kantore van de Vennootschap ter inzage van de Vergadergerechtigden. Aan ieder van dezen wordt desgevraagd afschrift of uittreksel van deze aantekeningen verstrekt tegen ten hoogste de kostprijs.

ALGEMENE VERGADERING - BIJZONDERE BESLUITEN

Artikel 21

21.1	Onverminderd het hierna in dit artikel bepaalde, kunnen besluiten tot:

a.	wijziging van de statuten;

b.	fusie of splitsing in de zin van Boek 2, titel 7 van het BW; en

c.	ontbinding, slechts worden genomen met een meerderheid van ten minste twee derden van de uit gebrachte stemmen.

21.2	Een besluit tot wijziging van de statuten strekkende tot aanwijzing van een plaats buiten Nederland als plaats waar Algemene Vergaderingen gehouden kunnen worden, kan slechts worden genomen met algemene stemmen in een vergadering waarin het gehele geplaatste kapitaal is vertegenwoordigd en voor zover alle Vergadergerechtigden met de wijziging van de statuten hebben ingestemd.

21.3	Een besluit tot wijziging van de statuten dat een wijziging in het stemrecht betreft, kan slechts worden genomen met algemene stemmen in een vergadering waarin het gehele geplaatste kapitaal is vertegenwoordigd.

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21.4	De regeling in deze statuten waarbij aan Certificaathouders Vergaderrecht is toegekend, kan slechts met instemming van de betrokken Certificaathouders worden gewijzigd. De vorige zin is van overeenkomstige toepassing op vruchtgebruikers en pandhouders.

21.5	Een besluit tot wijziging van de statuten omtrent de berekening van het bedrag dat op ieder aandeel zal worden uitgekeerd in de zin van artikel 2:216 lid 6 BW of omtrent de rechten tot deling in de winst of reserves van de Vennootschap in de zin van artikel 2:216 lid 7 BW, kan slechts worden genomen met instemming van alle Aandeelhouders aan wier rechten de statutenwijziging afbreuk doet.

21.6	Een besluit tot vermindering van het nominale bedrag van de aandelen wordt genomen met ten minste twee derden van de uitgebrachte stemmen indien minder dan de helft van het geplaatste kapitaal is vertegenwoordigd.

ALGEMENE VERGADERING - BESLUITVORMING BUITEN VERGADERING

Artikel 22

22.1	Besluitvorming van Aandeelhouders kan op andere wijze dan in een vergadering geschieden, mits alle Vergadergerechtigden met deze wijze van besluitvorming hebben ingestemd. Instemming met de wijze van besluitvorming kan langs elektronische weg plaatsvinden. De stemmen worden schriftelijk uitgebracht.

22.2	De bestuurders worden voorafgaand aan de besluitvorming als bedoeld in artikel 22.1 in de gelegenheid gesteld om advies uit te brengen.

ACCOUNTANTSONDERZOEK

Artikel 23

23.1	De Algemene Vergadering is bevoegd en indien zulks wettelijk is voorgeschreven verplicht, een accountant als bedoeld in artikel 2:393 BW opdracht te verlenen teneinde de door het Bestuur opgemaakte jaarrekening te onderzoeken, daarover verslag uit te brengen aan het Bestuur en een verklaring omtrent de getrouwheid van de jaarrekening af te leggen.

23.2	Indien de Algemene Vergadering niet overgaat tot het verlenen van een opdracht aan een accountant, geschiedt het verlenen van de opdracht door het Bestuur.

23.3	De opdracht kan worden ingetrokken door de Algemene Vergadering en door het Bestuur als het Bestuur de opdracht heeft verleend. De opdracht kan enkel worden ingetrokken om gegronde redenen; daartoe behoort niet een meningsverschil over methoden van verslaggeving of controlewerkzaamheden.

BOEKJAAR, JAARREKENING

Artikel 24

24.1	Het boekjaar van de Vennootschap is gelijk aan het kalenderjaar.

24.2	Het Bestuur maakt jaarlijks binnen vijf maanden na afloop van het boekjaar, behoudens verlenging van deze termijn met ten hoogste zes maanden door de Algemene Vergadering op grond van bijzondere omstandigheden, een jaarrekening op en legt het deze voor de Aandeelhouders ter inzage ten kantore van de Vennootschap. Indien de Vennootschap krachtens de wet verplicht is een jaarverslag op te stellen, legt het Bestuur binnen deze termijn ook het jaarverslag ter inzage voor de Aandeelhouders. De jaarrekening wordt on-dertekend door alle bestuurders; indien van één of meer hunner de ondertekening ontbreekt, dan wordt daarvan, onder opgave van de reden, melding gemaakt op de jaarrekening.

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24.3	De Vennootschap zorgt er voor dat de opgemaakte jaarrekening, het jaarverslag en de krachtens artikel 2:392 lid 1 BW toe te voegen gegevens vanaf de oproep tot de Algemene Vergadering, bestemd tot hun behandeling, te haren kantore aanwezig zijn. De Vergadergerechtigden kunnen deze stukken aldaar inzien en er kosteloos een afschrift van verkrijgen.

24.4	De Algemene Vergadering stelt de jaarrekening vast, tenzij vaststelling van de jaarrekening geschiedt overeenkomstig het bepaalde in artikel 24.5.

24.5	Indien alle Aandeelhouders tevens bestuurder van de Vennootschap zijn, geldt ondertekening van de jaarrekening door alle bestuurders tevens als vaststelling van de jaarrekening, mits alle overige Vergadergerechtigden in de gelegenheid zijn gesteld om kennis te nemen van de opgemaakte jaarrekening en met deze wijze van vaststelling hebben ingestemd. Deze vaststelling strekt tevens tot kwijting aan de bestuurders.

24.6	De Vennootschap gaat over tot openbaarmaking van de in dit artikel bedoelde stukken en gegevens, indien en voor zover en op de wijze zoals de artikelen 2:394 BW en volgende dit voorschrijven.

UITKERING OP AANDELEN

Artikel 25

25.1	De Algemene Vergadering is bevoegd tot bestemming van de winst die door de vaststelling van de jaarrekening is bepaald en tot vaststelling van uitkeringen, voor zover het eigen vermogen groter is dan de reserves die krachtens de wet moeten worden aangehouden.

25.2	Een besluit dat strekt tot uitkering heeft geen gevolgen zolang het Bestuur geen goedkeuring heeft verleend. Het Bestuur weigert slechts de goedkeuring indien het weet of redelijkerwijs behoort te voorzien dat de Vennootschap na de uitkering niet zal kunnen blijven voortgaan met het betalen van haar opeisbare schulden.

25.3	Bij de berekening van iedere uitkering tellen de aandelen die de Vennootschap in haar kapitaal houdt niet mede.

25.4	Bij de berekening van het bedrag, dat op ieder aandeel zal worden uitgekeerd, komt slechts het bedrag van de verplichte stortingen op het nominale bedrag van de aandelen in aanmerking. Van de vorige zin kan telkens met instemming van alle Aandeelhouders worden afgeweken.

25.5	Tenzij het Bestuur een ander tijdstip vaststelt, zijn uitkeringen op aandelen onmiddellijk betaalbaar na goedkeuring door het Bestuur van het besluit dat strekt tot uitkering.

25.6	De vordering van een Aandeelhouder uit hoofde van dit artikel verjaart door verloop van vijf jaren.

ONTBINDING EN VEREFFENING

Artikel 26

26.1	Ingeval van ontbinding van de Vennootschap geschiedt de vereffening door het Bestuur tenzij de Algemene Vergadering anders besluit.

26.2	De Algemene Vergadering stelt de beloning van de vereffenaren vast.

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26.3	Gedurende de vereffening blijven deze statuten voor zoveel mogelijk van kracht.

26.4	Van hetgeen na voldoening van alle schulden van de Vennootschap van haar vermogen overblijft, wordt allereerst op de aandelen terugbetaald hetgeen van het nominale bedrag daarop gestort is. Hetgeen daarna van het vermogen overblijft, wordt uitgekeerd aan de Aandeelhouders naar evenredigheid van het gezamenlijk bedrag van hun aandelen. Op aandelen die de Vennootschap zelf houdt, kan geen uitkering aan de Vennootschap zelf plaatshebben.

26.5	Na afloop van de vereffening blijven de boeken en bescheiden van de ontbonden Vennootschap gedurende de door de wet voorgeschreven termijn berusten onder degene die daartoe door de Algemene Vergadering bij het besluit tot ontbinding is aangewezen. Indien een aanwijzing als voormeld door de Algemene Vergadering niet is geschied, geschiedt deze door de vereffenaren.

OVERGANGSBEPALING

Artikel 27

Het eerste boekjaar van de Vennootschap eindigt op éénendertig december tweeduizend dertien.

SLOTVERKLARING

De comparant verklaarde ten slotte:

A.	in het kapitaal van de Vennootschap wordt deelgenomen door de Oprichter voor twintig duizend (20.000) aandelen; derhalve bedraagt het geplaatste kapitaal twintig duizend United States Dollars (USD 20.000,00);

B.	de Oprichter zal onverwijld na het ondertekenen van deze akte tot volstorting van de door hem genomen aandelen overgaan; derhalve bedraagt het gestorte kapitaal van de Vennootschap thans nul United States Dollars (USD 0);

C.	storting in een andere geldeenheid dan die waarin het nominale bedrag van de aandelen luidt is toegestaan;

D.	voor de eerste maal worden tot bestuurders van de Vennootschap benoemd:

(i)	de heer Bruce David Wardinski, wonende te 5805 Ridings Manor Place, Centreville, Virginia 20120-4914, Verenigde Staten van Amerika, geboren te Fort Benning, Georgia, Verenigde Staten van Amerika, op veertien april negentienhonderd zestig; en

(ii)	de heer Jurjen Edward Hardeveld, wonende te Gerrit Doustraat 13, 2311 XM Leiden, geboren te Curaçao op twaalf juli negentienhonderd achtenzeventig;

E.	de kosten die met de oprichting van de Vennootschap verband houden, zullen door de Vennootschap worden betaald.

VOLMACHT

De comparant is gemachtigd bij een onderhandse akte van volmacht welke onmiddellijk na het passeren aan deze akte zal worden gehecht als bijlage.

SLOT

De comparant is mij, notaris, bekend.

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Deze akte is verleden te Amsterdam op de dag aan het begin van deze akte vermeld. Nadat vooraf door mij, notaris, de zakelijke inhoud van deze akte aan de comparant is medegedeeld en door mij, notaris, is toegelicht, heeft de comparant verklaard van de inhoud daarvan te hebben kennisgenomen, met de inhoud in te stemmen en op volledige voorlezing daarvan geen prijs te stellen. Onmiddellijk na beperkte voorlezing is deze akte door de comparant en mij, notaris, ondertekend.

(volgt ondertekening)

UITGEGEVEN VOOR AFSCHRIFT

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Schedule 4 – Company Subsidiaries

1.	Playa Resorts Holding B.V.;
2.	Playa H&R Holdings B.V.;
3.	Perfect Tours NV;
4.	IC Sales, LLC;
5.	Beach Tour Sales, LLC;
6.	Paloma Capital NV;
7.	Perfect Timing NV;
8.	Inversiones Vilazul S.A.S.;
9.	Playa Punta Cana Holding B.V.;
10.	Playa Cana B.V.;
11.	Playa Man Op LLC;
12.	Playa Zana Op LLC;
13.	AMR SPE, LLC;
14.	AMR SPE II, LLC;
15.	AMR Resorts Holdings, LLC;
16.	AMR Holdings SPE, LLC;
17.	Century Properties S.a.r.l.;
18.	Hotel Capri Caribe, S. de R.L. de C.V. ;
19.	Servicios Hoteleros de Capri, S. de R.L. de C.V. ;
20.	Sardio Investments Limited;
21.	Camerón del Caribe, S. de R.L. de C.V. ;
22.	Servicios Hoteleros de Punta Cancún, S. de R.L. de C.V. ;
23.	Canteloup Holdings Ltd.;
24.	Camerón del Pacífico, S. de R.L. de C.V. ;
25.	Servicios Hoteleros Pvall, S. de R.L. de C.V. ;
26.	Playa Romana B.V.;
27.	Playa Riviera Maya B.V.;
28.	Playa Cabos B.V.;
29.	Playa Management USA LLC;
30.	Playa Management LLC;
31.	Playa Romana Mar B.V.;
32.	Playa Rmaya One, S. de R.L. de C.V. ;
33.	Servicios Hoteleros Rmaya One, S. de R.L. de C.V.;
34.	Playa Cabos Baja, S. de R.L. de C.V.;
35.	Servicios Hoteleros Grand Cabos Baja, S. de R.L. de C.V.

Schedule 4 to the Subscription Agreement

Schedule 5 – Sources and Uses

$ in USD Millions

Sources & Uses

($ in millions USD)	Sources
Common Equity Investment in NewCo by Hyatt	$100.0
Preferred Equity Investment in NewCo by Hyatt	225.0
Preferred Equity Investment in NewCo by Real	50.0
Common Equity Investment in NewCo by OldCo Shareholders	410.7

Total Equity	$785.7
NewCo Secured Loan	350.0	(1)
NewCo Unsecured Notes	300.0
Revolving Credit Facility	—

Total Debt	$650.0

Total Sources	$1,435.7

Uses
Net proceeds of Real Portfolio to Seller	$298.7
Settlement of Existing Debt in Real	63.3
NewCo Shares to Real Shareholder	50.0
Estimated Working Capital Adjustment	(4.9)
Less: Transaction Deposits (2)	(7.0)

Subtotal Real Transaction	$400.1
Acquisition of OldCo Properties (includes payoff of OldCo debt)	859.6
Swap Breakage Costs	42.5
Estimated Working Capital Adjustment	(2.6)
Less: 6/28/13 Amortization Payment	(21.2)

Subtotal Playa Hotels Transaction	878.3
Acquisition of Ritz Jamaica	64.3
Less: Transaction Deposits (3)	(6.4)

Subtotal Jamaica Transaction	57.9
Underwriter Fees (Unsecured Notes)	6.0
Agency / Bank Syndicate Fees (Secured Notes)	5.4
Legal Fees	3.7
Financial / Tax Advisor Fees	3.1
Jamaica Closing / Registration Costs	2.3
Other Estimated Transaction Costs	8.1

Estimated Transaction Costs	28.7
Retirement of ADIA Convert Loan	9.2

Excess Cash from transaction	61.5

Total Uses	$1,435.7

(1)	NewCo Bank Loan Includes $50.0 million note issued to Real seller
(2)	An additional deposit of $3.0 million is due to the Real seller once Cofeco has approved the transaction
(3)	Includes all deposits made through 6/27/13. The agreement with the sellers requires additional deposits of $2.5 million through August 15.

Schedule 5 to the Subscription Agreement

Schedule 6 – Financial Statements

The Financial Statements comprise the highlighted columns shown in the attached document, together with all notes and other comments applicable to such highlighted columns.

Schedule 6 to the Subscription Agreement

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UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial statements have been derived from the historical audited year ended December 31, 2012, unaudited quarters ended March 31, 2012 and 2013 consolidated financial statements of Playa Hotels & Resorts, S.L., the predecessor (the “Predecessor”) of Playa Resorts Holding B.V. (the “Company”) under International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and adopted by the European Union (“EU”) and the historical audited year ended December 31, 2012, unaudited quarters ended March 31, 2012 and 2013 pro forma combined financial statements of BD Real Resorts, S. de R.L. de C.V. and subsidiaries and related parties (“Real Resorts”) under the generally accepted accounting principles in Mexico (“Mexican GAAP”).

We have included the unaudited pro forma condensed combined balance sheet as of March 31, 2013, and the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2012, for the three month period ended March 31, 2013, and for the twelve month period ended March 31, 2013 to illustrate the adjustments to the historical unaudited financial data of the Predecessor and Real Resorts to give effect to the following transactions:

1.	the offering of the notes to be issued by the Company (the “Offering”);

2.	the acquisition of twelve resorts from the Predecessor, Real Resorts, and the acquisition of the management company that manages certain of those resorts;

3.	an investment by HI Holdings Playa B.V. in the form of common equity and preferred shares of Playa Hotels & Resorts B.V. (the “Parent”);

4.	the entrance by the Company into a credit facility; and

5.	certain other transactions form the Restructuring Transaction (collectively, the “Restructuring Transactions”), as described in the offering memorandum relating to the Offering (the “Offering Memorandum”) and are described in more detail in the following Notes.

The unaudited pro forma condensed combined balance sheet as of March 31, 2013 has been prepared to give effect to the Restructuring Transactions as if they had occurred on March 31, 2013. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2012, the unaudited pro forma condensed combined statement of operations for the three month period ended March 31, 2013, and the unaudited pro forma condensed combined statement of operations for the twelve month period ended March 31, 2013, give effect to the Restructuring Transactions as if they had occurred on January 1, 2012.

The unaudited pro forma condensed combined financial statements do not include adjustments to reflect the acquisition by the Company of a resort in Jamaica that was operated until recently as the Jamaica Ritz Carlton Golf & Spa Resort, Rose Hall, Jamaica because the Company intends to close it for renovation upon completion of the Offering. The pro forma adjustments are described in the accompanying notes to the unaudited pro forma condensed combined financial statements. The pro

Schedule 6 to the Subscription Agreement

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forma adjustments are based upon the best information available and certain assumptions that the Parent and the Company believe are reasonable under the circumstances. The unaudited pro forma condensed combined financial statements do not purport to represent the results of operations or financial condition of the Parent or the Company had the Restructuring Transactions actually occurred as of such date or of the results that the Parent and the Company would have achieved after the Restructuring Transactions and this Offering.

The Restructuring Transactions combine assets contributed by the Predecessor and acquired from Real Resorts, among other transactions. In the Restructuring Transactions, the resorts contributed by the Predecessor are recorded at their historical values as resulting from a transaction between entities under common control. The transaction involving assets acquired from Real Resorts is not between entities under common control and thus reflects the application of purchase accounting. The unaudited pro forma condensed combined financial statements are based on historical values of those of the Predecessor’s resorts that will be in the Company’s portfolio following completion of this Offering and the Restructuring Transactions and preliminary purchase price allocations for such Real Resorts, which are subject to change upon completion of this Offering. The fair value adjustments included in the unaudited pro forma condensed combined financial statements represent the Predecessor’s management’s best estimate of these adjustments based on currently available information. The Parent and the Company cannot assure you that the actual results of our detailed valuation of the properties will be the same or similar to those presented in the following unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the information included in the Offering Memorandum under the captions “Use of Proceeds”, “Capitalization”, “Selected Consolidated Financial and Operating Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, the historical consolidated financial statements of the Predecessor and the related notes thereto and the historical pro forma combined financial statements of Real Resorts and the related notes thereto.

Schedule 6 to the Subscription Agreement

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Unaudited Pro Forma Condensed Combined Balance Sheet for the Parent and the Company

	As of March 31, 2013
	Historical Consolidated of the Predecessor	Pro Forma Adjustment for Resorts Remaining with the Predecessor (a)	Resorts Contributed to the Company’s Portfolio	Historical Real Resorts Contributed to the Company (b)	Pro Forma Restructuring Transactions		Pro Forma Debt Offering		Pro Forma Total
	(in thousands of USD)
ASSETS
Non-current assets
Property and equipment	$859,784	$177,987	$681,797	$157,124	$319,876	(c)	$—		$1,165,119
					6,322	(c)
Investment in associates	636		636						636
Long term deposits and other assets	3,082	1,400	1,682	1,693					3,375
Accounts receivable from related parties				4,715	(4,715	)(e)
Deferred tax assets	30,220	9,628	20,592	28,331	(20,499	)(c)			28,424

Total non-current assets	$893,722	$189,015	$704,707	$191,863	$300,984		$—		$1,197,554
Current assets
Inventories	$7,097	$509	$6,588	$750	$—		$—		$7,338
Trade and other receivables	41,621	10,807	30,814	20,854					51,668
Accounts receivable from related parties	837	617	220	791	(791	)(e)			220
Prepayments and other current assets	14,918	5,094	9,824	743	(1,000	)(d)			9,567
Cash and cash equivalents	46,980	18,077	28,903	2,270	36,309	(d)	70,439	(j)	137,921

Total current assets	$111,453	$35,104	$76,349	$25,408	$34,518		$70,439		$206,714

TOTAL ASSETS	$1,005,175	$224,119	$781,056	$217,271	$335,502		$70,439		$1,404,268

EQUITY AND LIABILITIES
Equity
Preferred equity	$—	$—	$—	$—	$275,000	(g)	$—		$275,000
Share capital	8,221	8,221		108,982	(108,982	)(f)
Common share premium	598,760	76,903	521,857		100,000	(g)			510,700
					(111,157	)(g)
Retained earnings (accumulated deficit)	(415,485)	(134,633)	(280,852)	(57,251)	11,442	(d)	(77,264	)(h)	(276,451)
					(10,021	)(d)	(6,984	)(h)
					57,251	(f)	(3,289	)(i)
					111,157	(g)	(7,440	)(i)
					(13,200	)(c)
Translation adjustments	(1,923)	14,093	(16,016)						(16,016)
Cash flow hedge reserve	(8,426)	(986)	(7,440)				7,440	(i)

Total owners’ equity	$181,147	$(36,402)	$217,549	$51,731	$311,490		$(87,537)		$493,233
Non-current liabilities
Borrowings	$511,678	$178,829	$332,849	$54,723	$—		$(339,833	)(h)	$—
							6,984	(h)
							(54,723	)(c)
Term loan							346,500	(h)	338,626
							(7,874	)(h)
Senior notes							300,000	(h)	289,195
							(10,805	)(h)
Derivative financial liability	33,899	3,966	29,933				(29,933	)(i)
Deferred tax liabilities	121,856	33,432	88,424	9,250	75,464	(c)			173,138
Other non-current liabilities	5,584	2,159	3,425		5,337	(c)	(43	)(j)	8,719
Accounts payable to related parties				64,332	(64,332	)(e)

Total non-current liabilities	$673,017	$218,386	$454,631	$128,305	$16,469		$210,273		$809,678
Current liabilities
Borrowings	$42,800	$11,920	$30,880	$11,233	$—		$(30,880	)(h)	$—
							(11,233	)(c)
Term loan							3,500	(h)	3,500
Derivative financial liability	15,497	1,813	13,684				(13,684	)(i)
Trade and other payables	71,818	10,208	61,610	24,130	1,915	(c)			95,155
					7,500	(c)
Accounts payable to related parties	19,287	18,321	966	1,872	(1,872	)(e)			966
Current income tax payable	1,609	(127)	1,736						1,736

Total current liabilities	$151,011	$42,135	$108,876	$37,235	$7,543		$(52,297)		$101,357

TOTAL EQUITY AND LIABILITIES	$1,005,175	$224,119	$781,056	$217,271	$335,502		$70,439		$1,404,268

Schedule 6 to the Subscription Agreement

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Notes to the Unaudited Pro Forma Condensed Combined Balance Sheet

(in thousands of USD)

Restructuring Transaction Adjustments

(a)	Those of the Predecessor’s resorts that are not contributed to the Company are removed at historical values as of March 31, 2013 to reflect the completion of the Offering and Restructuring Transaction. This has been performed on a legal entity basis except for the derivative financial liability and cash flow hedge which has been allocated based on 11.7% of the related debt, the intercompany amount of $534 arising from the settlement of the accounts receivable and payables which has been adjusted on an entity by entity basis, and the deferred financing fees of $925 adjusted for the parent company.

(b)	The assets that are being contributed to the Company by Real Resorts are presented historically in Pesos under Mexican GAAP. The balance sheet below provides adjustments to convert the balance sheet to U.S. dollars.

Real Resorts Pro Forma Condensed Combined Balance Sheet Conversion to USD

	As of March 31, 2013
	Historical
	Combined
	Real Resorts	As Converted
	Pesos	to
	(Unaudited)	USD (1)
	(in thousands)
ASSETS
Non-current assets
Property and equipment	$1,942,199	$157,124
Long term deposits and other assets	20,931	1,693
Accounts receivable from related parties	58,276	4,715
Deferred tax assets	350,192	28,331

Total non-current assets	$2,371,598	$191,863
Current assets
Inventories	$9,274	$750
Trade and other receivables	257,779	20,854
Accounts receivable from related parties	9,780	791
Prepayments and other current assets	9,185	743
Cash and cash equivalents	28,059	2,270

Total current assets	$314,077	$25,408

TOTAL ASSESTS	$2,685,675	$217,271

EQUITY AND LIABILITIES
Equity
Share capital	$1,347,120	$108,982
Retained earnings (accumulated deficit)	(707,665)	(57,251)

Total owner’s equity	$639,455	$51,731

Non-current liabilities
Borrowings	$676,422	$54,723
Deferred tax liabilities	114,333	9,250
Accounts payable to related parties	795,200	64,332

Total non-current liabilities	$1,585,955	$128,305
Current liabilities
Borrowings	$138,845	$11,233
Trade and other payables	298,280	24,130
Accounts payable to related parties	23,140	1,872

Total current liabilities	$460,265	$37,235

TOTAL EQUITY AND LIABILITIES	$2,685,675	$217,271

(1)	Pesos are converted to USD at the March 31, 2013 spot rate of 0.0809.

Schedule 6 to the Subscription Agreement

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(c)	For the purchase of equity interest of Real Resorts, the estimated gain on the purchase of Real Resorts is the difference between acquired net assets and the total consideration.

Real Resorts purchase price
Term debt to Real Resorts shareholder (1)	$50,000
Cash purchase price	246,040

296,040
Issuance of preferred equity	50,000
Payment of Real Resorts debt	65,956

411,996
Non-current deferred consideration payable to Real Resorts (2)	5,337
Current deferred consideration payable to Real Resorts (2)	1,915
Working capital adjustment	(4,928)
Airplane (3)	7,500

Total consideration	$421,820
Less: net assets acquired
Net Real Resorts assets and liabilities	$51,731
Settlement of debt	65,956
Settlement of related party payable (see note e)	60,698
Estimated fair value of airplane	6,322
Increase in fair value of Real Resorts real and personal property (4)	319,876
Deferred tax liability basis difference for assets acquired (5)	(75,464)
Deferred tax asset basis difference for assets acquired (5)	(20,499)

Net assets acquired	408,620

Estimated gain on purchase of Real Resorts	$13,200

(1)	Term debt to the Real Resorts shareholder is included in the $350,000 term loan amount in note (h).
(2)	Entry to record present value of deferred consideration payable to Real Resorts shareholder on a quarterly basis over four years. Amount represents the estimated present value of the difference between the guaranteed quarterly amount of $1,125,000 and the estimated quarterly interest received by the Real Resorts shareholder on the $50 million of Senior Secured Term Notes over the same four year period.
(3)	The Company has an obligation with Real Resorts to purchase an airplane Learjet 60XR after the Restructuring Transaction and Offering are completed.
(4)	Estimate is based on an appraisal of real and personal property by a third party and is subject to further adjustment upon completion of a formal purchase price allocation valuation.
(5)	Total deferred tax liability adjustment for buildings and fixed assets increased to fair market value for book purposes for which there is no increase in tax basis is $95,963. The total deferred tax liability is bifurcated into a deferred tax asset reduction of $20,499 to reduce the historical Real deferred tax asset related to fixed assets and a deferred tax liability increase of $75,464 to book the remaining step-up in basis for book purposes. The deferred tax adjustments are calculated at the statutory tax rate of 30%.

Schedule 6 to the Subscription Agreement

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(d)	The cash balance as of completion of the Restructuring Transactions will be used to purchase the resorts that will comprise the Company’s portfolio, as well as the management company that manages certain of those resorts. The sources and uses of cash are as follows:

Sources:
Proceeds from investment by Hyatt in common equity of the Parent (see note g)	$100,000
Proceeds from the investment by Hyatt in preferred equity of the Parent (see note g)	225,000

$325,000
Uses:
Estimated transaction fees (see statement of operations note c)	10,021
Predecessor working capital adjustment net of other fees owed to the Predecessor	(11,442)
Real Resorts working capital adjustment	(4,928)
Purchase of Real Resorts properties net of initial transaction deposit of $1,000 (see note c)	295,040

288,691

Net cash adjustment	$36,309

(e)	For the acquisition by the Company from Real Resorts, amounts represent settlement of related party payables and receivables with the primary shareholder of Real Resorts prior to the Restructuring Transactions.

Real Resorts non-current accounts receivable from related parties	$4,715
Real Resorts current accounts receivable from related parties	791
Real Resorts non-current accounts payable to related parties	(64,332)
Real Resorts current accounts payable to related parties	(1,872)

Real Resorts net payable to related parties	$(60,698)

(f)	Adjustment to reflect elimination of the historical owners’ equity of Real Resorts.

(g)	Adjustments to equity of the Parent due to the Restructuring Transactions will be as follows:

Hyatt preferred equity of the Parent	$225,000
Real Resorts preferred equity of the Parent	50,000

Total preferred equity of the Parent		$275,000

Hyatt common equity of the Parent		$100,000

Company common equity	$410,700
Less: Predecessor historical equity	521,857

Equity reclassification to accumulated deficit		$(111,157)

Schedule 6 to the Subscription Agreement

7

Debt Offering Adjustments

(h)	Following the completion of this Offering, we incur approximately $650 million of outstanding indebtedness, comprised of approximately $350 million of term loan balances outstanding under the Term Loan Tranche of our Credit Facility and $300 million principal amount of the Notes.

Adjustments to reflect those debt transactions include:

1) Adjustments to reflect the repayment of existing debt and elimination of associated deferred financing fees.

Non-Current
Payment of the Company’s portion of Predecessor debt	$339,833
Elimination of the Company’s portion of the Predecessor deferred financing fees	(6,984)

Historical net Company portion of Predecessor borrowings	$332,849

Current
Payment of the Company’s portion of Predecessor debt	$30,880

2) Adjustments to record the negotiated payment of $77,264 of existing Predecessor debt by the Company.

3) Adjustments to record new debt and related deferred financing costs.

Non-current
Credit facility term loan	$346,500
Financing Fees	(7,874)

$338,626

Senior note	$300,000
Financing Fees	(10,805)

$289,195

Current
Credit facility term loan	$3,500

As part of the credit facility to be entered into by the Company upon completion of the Offering and the Restructuring Transactions, the Company has access to a $25M revolving credit tranche. The pro forma financial statements are prepared on the basis that no funds are drawn on the revolving credit tranche.

Schedule 6 to the Subscription Agreement

8

(i)	Extinguishment of derivative financial liability upon termination of a swap agreement of the Predecessor upon completion of the Restructuring Transactions.

Non-current	$29,933
Current	13,684
Company portion of additional termination liability	3,289

$46,906

The cash flow hedge reserve of $7,440 is eliminated along with all other historical debt of the Predecessor and Real Resorts.

(j)	The cash balance as of completion of the Offering will be used to pay fees and reduce debt. The sources and uses of cash are as follows:

Sources:
Proceeds to the Company of the Offering and the Credit Facility (see note h)	$650,000
Uses:
Estimated deferred financing fees (see note h 3)	$18,679
Payoff of the Predecessor’s non-current debt for the Company’s properties (see note h)	339,833
Payoff of the Predecessor’s current debt for the Company’s properties (see note h)	30,880
Additional negotiated payment of existing Predecessor debt by the Company (see note h)	77,264
Payment of the Company’s portion of accrued interest on swap agreement	43
Payment of the Company’s portion of interest rate swap agreement (see note i)	46,906
Payment of Real Resorts debt (see note c)	65,956

579,561

Net cash adjustment	$70,439

Note: The tax implications of the pro forma balance sheet adjustments have been considered relative to the statutory rate of the respective jurisdictions and adjustments recorded where necessary.

Schedule 6 to the Subscription Agreement

9

Unaudited Pro Forma Condensed Combined Statement of Operations

	For the twelve months ended March 31, 2013
		Pro Forma		Historical
		Adjustment		Real
	Historical	for Resorts	Resorts	Resorts	Pro		Pro
	Consolidated	Remaining	Contributed to	Contributed	Forma		Forma		Pro
	of the	with the	the Company’s	to the	Restructuring		Debt		Forma
	Predecessor	Predecessor (a)	Portfolio	Company (b)	Transactions		Offering		Total
	(in thousands of USD)
Continuing Operations:
Operating Revenue	$310,076	$90,002	$220,074	$126,442	$—		$—		$346,516
Cost of sales and other expenses	(65,503)	(21,919)	(43,584)	(21,428)					(65,012)
Operating expenses	(182,823)	(52,485)	(130,338)	(68,250)	5,284	(c)			(193,304)
Depreciation and amortization expense	(54,706)	(12,985)	(41,721)	(9,763)	(5,091	)(d)			(56,575)

OPERATING INCOME	$7,044	$2,613	$4,431	$27,001	$193		$—		$31,625
Other financial income	$170	$(39)	$209	$(7,046)	$—		$—		$(6,837)
Finance costs	(40,410)	(17,231)	(23,179)	(4,910)			(16,264	)(f)	(44,353)
Net result of exchange differences	988	576	412	5,707					6,119

CONSOLIDATED GAIN (LOSS) BEFORE TAXES	$(32,208)	$(14,081)	$(18,127)	$20,752	$193		$(16,264)		$(13,446)
Income tax benefit (expense)	$(2,848)	$(1,302)	$(1,546)	$(3,245)	$16	(e)	$(1,387	)(e)	$(6,162)

GAIN (LOSS) FOR THE YEAR	$(35,056)	$(15,383)	$(19,673)	$17,507	$209		$(17,651)		$(19,608)
Other comprehensive income:
Net gain on cash flow hedges	$2,144	$251	$1,893	$—	$—		$(1,893	)(g)	$—
Tax effect on transfer to profit and loss for cash flow hedge
Translation adjustment reserves	(1)		(1)				1	(g)

TOTAL COMPREHENSIVE GAIN (LOSS) FOR THE YEAR	$(32,913)	$(15,132)	$(17,781)	$17,507	$209		$(19,543)		$(19,608)

Unaudited Pro Forma Condensed Combined Statement of Operations

	For the year ended December 31, 2012
		Pro Forma		Historical
		Adjustment		Real
	Historical	for Resorts	Resorts	Resorts	Pro		Pro
	Consolidated	Remaining	Contributed to	Contributed	Forma		Forma		Pro
	of the	with the	the Company’s	to the	Restructuring		Debt		Forma
	Predecessor	Predecessor (a)	Portfolio	Company (b)	Transactions		Offering		Total
	(in thousands of USD)
Continuing Operations:
Operating Revenue	$307,730	$87,700	$220,030	$124,982	$—		$—		$345,012
Cost of sales and other expenses	(64,740)	(21,468)	(43,272)	(21,047)					(64,319)
Operating expenses	(181,190)	(50,824)	(130,366)	(68,304)	5,304	(c)			(193,366)
Depreciation and amortization expense	(54,592)	(12,983)	(41,609)	(9,676)	(5,178	)(d)			(56,463)

OPERATING INCOME	$7,208	$2,425	$4,783	$25,955	$126		$—		$30,864
Other financial income	$220	$5	$215	$(5,851)	$—		$—		$(5,636)
Finance costs	(43,298)	(19,148)	(24,150)	(5,271)			(14,990	)(f)	(44,411)
Net result of exchange differences	(783)	(1,224)	441	6,678					7,119

CONSOLIDATED GAIN (LOSS) BEFORE TAXES	$(36,653)	$(17,942)	$(18,711)	$21,511	$126		$(14,990)		$(12,064)
Income tax benefit (expense)	$(781)	$(2,352)	$1,571	$(519)	$(11	)(e)	$1,259	(e)	$2,300

GAIN (LOSS) FOR THE YEAR	$(37,434)	$(20,294)	$(17,140)	$20,992	$115		$(13,731)		$(9,764)
Other comprehensive income:
Net (loss) on cash flow hedges	$(476)	$(56)	$(420)	$—	$—		$420	(g)	$—
Tax effect on transfer to profit and loss for cash flow hedge
Translation adjustment reserves	32	4	28				(28	)(g)

TOTAL COMPREHENSIVE GAIN (LOSS) FOR THE YEAR	$(37,878)	$(20,346)	$(17,532)	$20,992	$115		$(13,339)		$(9,764)

Schedule 6 to the Subscription Agreement

10

Unaudited Pro Forma Condensed Combined Statement of Operations

	For the three months ended March 31, 2013
		Pro Forma		Historical
		Adjustment		Real
	Historical	for Resorts	Resorts	Resorts	Pro		Pro
	Consolidated	Remaining	Contributed to	Contributed	Forma		Forma		Pro
	of the	with the	the Company’s	to the	Restructuring		Debt		Forma
	Predecessor	Predecessor (a)	Portfolio	Company (b)	Transactions		Offering		Total
	(in thousands of USD)
Continuing Operations:
Operating Revenue	$99,475	$27,191	$72,284	$39,854	$—		$—		$112,138
Cost of sales and other expenses	(17,921)	(5,867)	(12,054)	(5,874)					(17,928)
Operating expenses	(51,513)	(14,579)	(36,934)	(16,877)	1,083	(c)			(52,728)
Depreciation and amortization expense	(13,630)	(3,282)	(10,348)	(2,172)	(1,541	)(d)			(14,061)

OPERATING INCOME	$16,411	$3,463	$12,948	$14,931	$(458)		$—		$27,421
Other financial income	$49	$15	$34	$650	$—		$—		$684
Finance costs	(8,775)	(4,238)	(4,537)	(787)			(5,752	)(f)	(11,076)
Net result of exchange differences	825	621	204	3,934					4,138

CONSOLIDATED GAIN (LOSS) BEFORE TAXES	$8,510	$(139)	$8,649	$18,728	$(458)		$(5,752)		$21,167
Income tax benefit (expense)	$(2,065)	$(342)	$(1,723)	$(3,110)	$91	(e)	$1,146	(e)	$(3,596)

GAIN (LOSS) FOR THE YEAR	$6,445	$(481)	$6,926	$15,618	$(367)		$(4,606)		$17,571
Other comprehensive income:
Net gain on cash flow hedges	$3,950	$462	$3,488	$—	$—		$(3,488	)(g)	$—
Tax effect on transfer to profit and loss for cash flow hedge
Translation adjustment reserves	(1)		(1)				1	(g)

TOTAL COMPREHENSIVE GAIN (LOSS) FOR THE YEAR	$10,394	$(19)	$10,413	$15,618	$(367)		$(8,093)		$17,571

Notes to the Unaudited Pro Forma Condensed Combined Statement of Operations

(in thousands of USD)

Restructuring Transaction Adjustments

(a)	The Predecessor resorts that are not contributed to the Company are removed at historical values for the respective periods to reflect the completion of this Offering and the Restructuring Transactions. This has been performed on a legal entity basis except for the costs associated with the derivative financial liability and other comprehensive income which has been allocated based on 11.7% of the related debt, in addition to, an asset management fee of $555 to the parent Company.

(b)	The resorts and management company that are being contributed to the Company by Real Resorts pursuant to the Restructuring Transactions are presented historically in Pesos under Mexican GAAP. The statement of operations below provides adjustments to convert the Statement of Operations to U.S. dollars.

Schedule 6 to the Subscription Agreement

11

Real Resorts Pro Forma Condensed Combined Statement of Operations Conversion to USD

	For the twelve months ended
	March 31, 2013
	Historical
	Combined
	Real Resorts	As Converted
	Pesos	to
	(Unaudited)	USD (1)
	(in thousands)
Continuing Operations:
Operating revenue	$1,652,832	$126,442
Cost of sales and other expenses	(280,111)	(21,428)
Operating expenses	(892,152)	(68,250)
Depreciation and amortization expense	(127,618)	(9,763)

OPERATING INCOME	$352,951	$27,001
Other financial income	$(92,110)	$(7,046)
Finance costs	(64,182)	(4,910)
Net result of exchange differences	74,599	5,707

GAIN BEFORE TAXES ATTRIBUTABLE TO OWNERS OF REAL RESORTS	$271,258	$20,752
Income tax benefit (expense)	(42,417)	(3,245)

GAIN FOR THE YEAR ATTRIBUTABLE TO OWNERS OF REAL RESORTS	$228,841	$17,507

(1)	Pesos are converted to USD at the twelve months ended March 31, 2013 average rate of 0.0765.

Schedule 6 to the Subscription Agreement

12

Real Resorts Pro Forma Condensed Combined Statement of Operations Conversion to USD

	For the twelve months ended
	December 31, 2012
	Historical
	Combined
	Real Resorts	As Converted
	Pesos	to
	(Unaudited)	USD (1)
	(in thousands)
Continuing Operations:
Operating revenue	$1,646,670	$124,982
Cost of sales and other expenses	(277,299)	(21,047)
Operating expenses	(899,918)	(68,304)
Depreciation and amortization expense	(127,477)	(9,676)

OPERATING INCOME	$341,976	$25,955
Other financial income	$(77,086)	$(5,851)
Finance costs	(69,449)	(5,271)
Net result of exchange differences	87,983	6,678

GAIN BEFORE TAXES ATTRIBUTABLE TO OWNERS OF REAL RESORTS	$283,424	$21,511
Income tax benefit (expense)	(6,841)	(519)

GAIN FOR THE YEAR ATTRIBUTABLE TO OWNERS OF REAL RESORTS	$276,583	$20,992

(1)	Pesos are converted to USD at the 2012 average rate of 0.0759.

Schedule 6 to the Subscription Agreement

13

Real Resorts Pro Forma Condensed Combined Statement of Operations Conversion to USD

	For the three months ended
	March 31, 2013
	Historical
	Combined
	Real Resorts	As Converted
	Pesos	to
	(Unaudited)	USD (1)
	(in thousands)
Continuing Operations:
Operating revenue	$504,478	$39,854
Cost of sales and other expenses	(74,359)	(5,874)
Operating expenses	(213,627)	(16,877)
Depreciation and amortization expense	(27,491)	(2,172)

OPERATING INCOME	$189,001	$14,931
Other financial income	$8,234	$650
Finance costs	(9,966)	(787)
Net result of exchange differences	49,795	3,934

GAIN BEFORE TAXES ATTRIBUTABLE TO OWNERS OF REAL RESORTS	$237,064	$18,728
Income tax benefit (expense)	(39,361)	(3,110)

GAIN FOR THE YEAR ATTRIBUTABLE TO OWNERS OF REAL RESORTS	$197,703	$15,618

(1)	Pesos are converted to USD at the three months ended March 31, 2013 average rate of 0.0790.

(c)	Adjustment to align the capitalization policy for building improvements, furniture, fixtures and equipment of Real Resorts to that of the Company as it will have a continuing impact on the operations.

(d)	The impact of depreciation expense from the increase in the fair value of various fixed assets of Real Resorts are as follows:

Useful Life
Buildings and improvements	15 - 20 years
Furniture, fixtures and equipment	3 - 10 years

	Year ended	Three months	Twelve months
	December 31, 2012	ended March 31, 2013	ended March 31, 2013
Estimated depreciation of fixed assets	$14,854	$3,713	$14,854
Less: Historic depreciation of fixed assets	9,676	2,172	9,763

Pro forma adjustment for fixed asset depreciation	$5,178	$1,541	$5,091

Schedule 6 to the Subscription Agreement

14

(e)	Adjustment to apply the effective tax rate of the resorts contributed to the Company’s portfolio to the pro forma adjustments.

Note: Estimated transaction fees, other than deferred financing costs that have been capitalized, of $10,021 include costs for professional services for legal, accounting and consulting fees, as well as, general costs for the Restructuring Transactions. These costs have not been included in the pro forma adjustments. For the three months ending March 31, 2013, the Company incurred $520 of transaction fees.

Debt Offering Adjustments

(f)	Represents the recording of interest expense as a result of the issuance of the term loan tranche of the credit facility and the proceeds of the Offering, calculated as follows:

Instruments	Outstanding Balance	Rate	Year ended December 31, 2012	Three months ended March 31, 2013	Twelve months ended March 31, 2013
Term loan B (1)(3)	$350,000	5.00%	$17,676	$4,331	$17,632
Senior unsecured notes (2)	300,000	8.00%	24,000	6,000	24,000

Cash interest from new debt			$41,676	$10,331	$41,632
Amortization of deferred financing fees			2,735	745	2,721

Interest expense from new debt			$44,411	$11,076	$44,353
Less: Historical Predecessor interest expense allocated to the Company			(24,150)	(4,537)	(23,179)
Less: Historical Real Resorts interest expense			(5,271)	(787)	(4,910)

Net interest expense adjustment			$14,990	$5,752	$16,264

(1)	Based on the stated rate of 4.00% plus the LIBOR floor of 1.00% for the term loan B.
(2)	Based on the stated rate of 8.00% for the senior unsecured notes.
(3)	Based on the stated rate of 4.00% plus the LIBOR floor of 1.00% for the revolver. As part of the credit facility, the Company has access to a $25M revolving credit tranche. The pro forma financial statements are prepared on the basis that no funds are drawn on the revolving credit tranche.

(g)	Adjustment to record the elimination of other comprehensive income as a result of the settlement of historical debt.

Schedule 6 to the Subscription Agreement

16

Schedule 7 – Disclosure Letter

The inclusion of a disclosure item in this Schedule 7 shall not be deemed to imply that such matter is required to be disclosed pursuant to relevant section of the Subscription Agreement.

Part 5(b) No Conflicts.

“Third Party Approvals” means:

•	Execution of a payoff letter, waiver, release or consent of the lenders party to the Amended and Restated Mercantile Credit Agreement in the amount of US$535,000,000 dated as of July 30, 2010 by and between Playa Hotels & Resorts S.L. and certain of its subsidiaries, Barcelo Corporación Empresarial S.A. and a syndicate of financial institutions (the “Syndicated Loan Agreement”), and all mortgage, pledge and other agreements entered into in connection therewith (“Related Pledges”), including those set forth on Appendix A to this Schedule 7.

•	Approval of the Investment Committee dated June 11, 2013 and approval the Board of Directors dated June 18, 2013 each pursuant to the Amended and Restated Investors Agreement for Playa Hotels & Resorts S.L., dated August 4, 2010 (the “Playa Spain Investors Agreement”), which have been obtained.

•	Execution of a Transaction Agreement by and among the Company, Playa Hotels & Resorts, S.L., AMResorts Holdings, L.P. and the other parties named therein and the amendments thereto (the “AMR Termination Agreement”) in relation to amendment of the Hotel Management Agreements with AMR Resort Management LLC or AMR Management MC S. de R.L. de C.V., as the case may be, and their respective affiliates, and the related Services Agreements, Marketing Services Agreements and Room Sales Agreements in respect of Dreams Cancun, Dreams Puerto Vallarta, Secrets Capri, Dreams Puerto Aventuras, Dreams Punta Cana, Dreams Palm Beach and Dreams La Romana, each as modified pursuant to the Transaction Agreement (the “AMR Management Agreements”).

•	Execution of a Termination Notice to Grubarges Gestion Hotelera Mexicana, S.A. de C.V., Caribbean Hotel Agency, S.A. and Quiroocan, S.A. de C.V. (the “Barcelo Termination Notice”) in relation to the termination of the Hotel Management Agreement and related agreements in respect of the Hotel Barceló Los Cabos Resort (the “Barcelo Management Agreement”).

“Regulatory Approvals” means:

•	Approval from the Mexican Federal Competition Commission (Comisión Federal de Competencia). Notification of the proposed acquisition of the Shares by the Subscriber pursuant to the Subscription Agreement was made on June 26, 2013. Notification of the transactions contemplated by the Real Acquisition Agreement, and of the intended distribution by Playa Hotels & Resorts SL to its shareholder, of shares in the Company that it will receive pursuant to the Sale and Purchase Agreement, was made on June 14, 2013.

•	The following new subsidiaries are Dutch entities whose shares have not yet been paid up: Playa Hotels & Resorts B.V., Hotel Gran Porto Real B.V., Hotel Royal Cancun B.V., Hotel Gran Caribe Real B.V., and Hotel Royal Playa del Carmen B.V. Once the shares have been paid up, a filing will need to be made with the Dutch Chamber of Commerce (Trade Register).

•	Pre-Closing registration of the new sole shareholders of each of Playa H&R Holdings B.V. Holdings B.V., Playa Romana B.V., Playa Riviera Maya B.V., Playa Cabos B.V., Playa Lucia B.V. and Playa Grubarges Hotels B.V.

•	As soon as practicable after the Closing but in no event later than as required by Law, registration with the Dutch Chambers of Commerce of the amendment to the Articles of Association, the issuance of Shares, and the new sole shareholder of Playa Resorts, and the management board change of Playa Resorts.

•	As soon as practicable after the Closing but in no event later than as required by Law, registration of the management board changes of Company and the Company Subsidiaries.

Part 5(e) Subsidiaries.

The Company, through its subsidiary Inversiones Vilazul S.A.S, holds a 25% interest in Invermax S.A., incorporated in the Dominican Republic.

Part 5(f) Capitalization.

The capitalization of certain of the Company Subsidiaries and New Subsidiaries as set forth below as of immediately after Closing may be modified by changes to their outstanding capital stock and/or the percentage ownership of the holders of the Company Subsidiaries and New Subsidiaries as a result of the consummation of the Transactions; provided that, notwithstanding any such modifications, each Company Subsidiary and New Subsidiary shall continue to be directly or indirectly 100% owned by the Company, free and clear of all Liens other than Permitted Liens.

Entity Name	Jurisdiction of Incorporation or Formation	Outstanding Capital Stock	Shareholders/members (Approximate % ownership)
AMR Holdings SPE, LLC	Cayman Islands	1000 Class A shares; 1 Class B share (held by the registered agent)	AMR Resort Holdings, LLC (100%)

AMR Resort Holdings, LLC	Nevis	6 Membership Interests	AMR SPE II, LLC (100%)

AMR SPE, LLC	Delaware	1 Membership Interest	Plaza Zana Op LLC (100%)

AMR SPE II, LLC	Delaware	1 Membership Interest	AMR SPE, LLC (100%)

Beach Tour Sales, LLC	Nevis	N/A	Playa Resorts Holding B.V. (100%)

Cameron del Caribe, S. de R.L. de C.V.	Mexico	2 equity participations	Sardio Investments Limited (50%) and Canteloup Holdings Ltd. (50%)

Cameron del Pacífico, S. de R.L. de C.V.	Mexico	2 equity participations	Sardio Investments Limited (50.30%) and Canteloup Holdings Ltd. (49.70%)

Canteloup Holdings Ltd.	Bahamas	50,000 ordinary shares	AMR Holdings SPE, LLC (100%)

Century Properties S.a.r.l.	Luxembourg	1,520 ordinary shares	AMR Holdings SPE, LLC (100%)

Hotel Capri Caribe, S. de R.L. de C.V.	Mexico	2 equity participations	Century Properties S.a.r.l. (98%) and Sardio Investments Limited (2%)

IC Sales, LLC	Nevis	1 Membership Interest	Playa Resorts Holding B.V. (100%)

Schedule 7 to the Subscription Agreement

15

Inversiones Vilazul S.A.S.	Dominican Republic	16,991,304 ordinary shares	Perfect Timing (99.99%) and Playa Resorts Holding B.V. (0.01%)

Paloma Capital N.V.	Curacao	29,000 ordinary shares	Playa Resorts Holding B.V. (100%)

Perfect Timing N.V.	Curacao	29,000 ordinary shares	Paloma Capital N.V. (100%)

Perfect Tours N.V.	Curacao	1 ordinary share	Playa Resorts Holding B.V. (100%)

Playa Cabos B.V.	Netherlands	18,000 ordinary shares	Playa Resorts Holding B.V. (100%)

Playa Cabos Baja, S. de R.L. de C.V.	Mexico	2 equity participations	Playa Cabos B.V. (99.97%) and Playa Resorts Holding B.V. (0.03%)

Playa Cana B.V.	Netherlands	18,000 ordinary shares	Playa Punta Cana Holding B.V. (100%)

Playa H&R Holdings B.V.	Netherlands	18,000 ordinary shares	Playa Resorts Holding B.V. (100%)

Playa Man Op LLC	Delaware	1 Membership Interest	Playa Resorts Holding B.V. (100%)

Playa Management, LLC	Delaware	1 Membership Interest	Playa Management USA, LLC (100%)

Playa Management USA, LLC	Delaware	1 Membership Interest	Playa H&R Holding B.V. (100%)

Playa Punta Cana Holding B.V.	Netherlands	18,000 ordinary shares	Playa Resorts Holding B.V. (100%)

Playa Resorts Holding B.V.	Netherlands	660,938 ordinary shares	Playa Hotels & Resorts B.V. (100%)

Playa Riviera Maya B.V.	Netherlands	18,000 ordinary shares	Playa Resorts Holding B.V. (100%)

Playa Rmaya One, S. de R.L. de C.V.	Mexico	2 equity participations	Playa Riviera Maya B.V. (99.97%) and Playa Resorts Holding B.V. (0.03%)

Playa Romana B.V.	Netherlands	18,000 ordinary shares	Playa Resorts Holding B.V. (100%)

Playa Romana Mar B.V.	Netherlands	18,000 ordinary shares	Playa Romana B.V. (100%)

Playa Zana Op LLC	Delaware	1 Membership Interest	Playa Man Op LLC (100%)

Sardio Investments Limited	Bahamas	50,000 ordinary shares	AMR Holdings SPE,LLC (100%)

Servicios Hoteleros de Capri, S. de R.L. de C.V.	Mexico	2 equity participations	Hotel Capri Caribe, S. de R.L. de C.V. (99.97%) and Century Properties S.a.r.l. (0.03%)

Servicios Hoteleros de Punta Cancun, S. de R.L. de C.V.	Mexico	2 equity participations	Cameron del Caribe, S. de R.L. de C.V. (99.97%) and Sardio Investments Limited (0.03%)

Schedule 7 to the Subscription Agreement

3

Servicios Hoteleros Grand Cabos Baja, S. de R.L. de C.V.	Mexico	2 equity participations	Playa Cabos Baja, S. de R.L. de C.V. (99.99%) and Playa Cabos B.V. (0.01%)

Servicios Hoteleros Pvall, S. de R.L. de C.V.	Mexico	2 equity participations	Cameron del Pacífico, S. de R.L. de C.V. (99.97%) and Canteloup Holdings Ltd. (0.03%)

Servicios Hoteleros Rmaya One, S. de R.L. de C.V.	Mexico	2 equity participations	Playa Rmaya One, S. de R.L. de C.V. (99.97%) and Playa Riviera Maya B.V. (0.03%)

Hotel Gran Porto Real B.V.	Netherlands	10,000 ordinary shares*	Playa Resorts Holding B.V. (100%)

Hotel Gran Caribe Real B.V.	Netherlands	10,000 ordinary shares*	Playa Resorts Holding B.V. (100%)

Hotel Royal Cancun B.V.	Netherlands	10,000 ordinary shares*	Playa Resorts Holding B.V. (100%)

Hotel Royal Playa del Carmen B.V.	Netherlands	10,000 ordinary shares*	Playa Resorts Holding B.V. (100%)

Rose Hall Jamaica Resort B.V.	Netherlands	10,000 ordinary shares*	Playa Resorts Holding B.V. (100%)

Playa Hall Jamaican Resort Limited	Jamaica	100 ordinary shares*	Rose Hall Jamaica Resort B.V. (100%)

*	The shares have been subscribed but not yet paid.

Part 5(h) No Litigation.

•	On June 24, 2010 Anito Jiménez Hidalgo, Gil Jiménez Hidalgo, Mercedes Jiménez Hidalgo, Modesto Jirnénez Hidalgo and Sucre Jiménez Hidalgo, acting as successors of Dolores Hidalgo, successor of Mr. Juan Hidalgo, filed a claim against the successors of Mr. Oscar Valdez and the Hotels Dreams Punta Cana Uvero Alto and Uvero Alto Polonia, claiming the nullity of all the purchase and sale agreements, delimitation process and other legal acts executed and performed over the Parcel No. 214 of the Cadastral District No. 47/2 Municipality of Higuey, La Altagracia Province, currently identified under the cadastral subdivisions from Parcel No. 214- Sub-1 to Parcel 214-Sub-24. This litigation is ongoing.Claims and counterclaims between Bamblue S.R.L. (as plaintiff and defendant) and Playa Cana B.V., Inversiones Vilazul S.A. and Playa Romana Mar B.V. (as plaintiffs and defendants) in connection with the lease to Bamblue S.R.L. of certain premises at the Dreams Punta Cana, Dreams Palm Beach and Dreams La Romana Hotels.

•	See the second litigation disclosure under Part 5(q) entitled “Inversiones Vilazul S.A., Playa Cana B.V. and Playa Romana Mar B.V”.

Part 5(n) Internal Controls.

The Company has certain deficiencies in its internal controls as identified in the letter from Deloitte and Touche to the Company dated May 22, 2013, a copy of which has been provided to the Subscriber.

Schedule 7 to the Subscription Agreement

4

Part 5(o) No Undisclosed Liabilities.

All liabilities incurred or to be incurred as a result of the performance by the Company and the Company Subsidiaries as a result of the consummation of the Transactions.

Part 5(q) Taxes.

•	Camerón del Pacífico, S. de R.L. de C.V. (Mexico) (Dreams Puerto Vallarta). The Mexican tax authorities have submitted an information request related to 2009 concerning certain cash payments that were received from IC Sales LLC (Nevis) in error and subsequently refunded to other entities. We have provided the authorities with additional documentation that the payments were received in error.

•	Camerón del Caribe, S. de R.L. de C.V. (Mexico) (Dreams Puerto Cancun). The Mexican tax authorities have submitted an information request related to 2009 concerning certain cash payments that were received from IC Sales LLC (Nevis) in error and subsequently refunded to other entities. We have provided the authorities with additional documentation that the payment were received in error.

•	Perfect Tours NV (Curacao). A tax contingency has been recognized for tax returns that were filed from 2008 to 2011 which erroneously reported no taxable activities. No assessment has been received from the applicable tax authorities.

•	Inversiones Vilazul S.A., Playa Cana B.V. and Playa Romana Mar B.V. Settlement agreements were reached with the Dominican Republic tax authorities that established a minimum taxable room rate per guest for the periods 2005 through 2011, which enables the government to standardize taxable revenue reporting. This agreement resulted in a US$7.0M settlement, of which US$4.2M is owed by the previous owners of Vilazul S.A., for the covered periods to be paid in installments through the end of 2013. A preliminary discussion with the Dominican Republic tax authorities was held in early 2013 to establish a minimum taxable room rate per guest for the period of time beginning on January 1, 2012 and ending on December 31, 2015.

Part 5(r) Title to Assets.

5(r)(i)

•	Certain properties and assets of the Company and the Company Subsidiaries are subject to Liens in connection with the Syndicated Loan Agreement and Related Pledges set forth on Appendix A hereto.

•	Properties and assets of the Company and the Company Subsidiaries will be subject to Liens in connection with Newco Credit Facility and the Newco Notes.

Schedule 7 to the Subscription Agreement

5

•	Cameron del Pacifico, S de R.L. de C.V. is engaged in a Civil Vindication Proceeding that began on October 2006, initiated by BANOBRAS (as trustee of the “Puerto Vallarta Trust”), in an effort to vindicate a portion of land identified as fraction one, located at the north of the hotel “Dreams Puerto Vallarta,” with a surface of 7,433.69 square meters. The surface that is being challenged is not part of the Hotel Dreams Puerto Vallarta premises based on a survey carried out by a surveyor engaged by Cameron del Pacifico, S de R.L. de C.V. This litigation is ongoing.

•	On June 24, 2010 Anito Jiménez Hidalgo, Gil Jiménez Hidalgo, Mercedes Jiménez Hidalgo, Modesto Jirnénez Hidalgo and Sucre Jiménez Hidalgo, acting as successors of Dolores Hidalgo, successor of Mr. Juan Hidalgo, filed a claim against the successors of Mr. Oscar Valdez and the Hotels Dreams Punta Cana Uvero Alto and Uvero Alto Polonia, claiming the nullity of all the purchase and sale agreements, delimitation process and other legal acts executed and performed over the Parcel No. 214 of the Cadastral District No. 47/2 Municipality of Higuey, La Altagracia Province, currently identified under the cadastral subdivisions from Parcel No. 214- Sub-1 to Parcel 214-Sub-24. This litigation is ongoing. Claims and counterclaims between Bamblue S.R.L. (as plaintiff and defendant) and Playa Cana B.V., Inversiones Vilazul S.A. and Playa Romana Mar B.V. (as plaintiffs and defendants) in connection with the lease to Bamblue S.R.L. of certain premises at the Dreams Punta Cana, Dreams Palm Beach and Dreams La Romana Hotels.

5(r)(ii)

Hotel	Legal Entity	Country	Destination	Address	Rooms	Lot Shape	Built (sqf)	Land (sqf)
Barceló Los Cabos	Playa Cabos Baja, S de RL de CV	Mexico	Cabo San Lucas	Paseo del Malecón l-5 D. Fonatur Zona Hotelera. San José del Cabo.	619	Irregularly Shaped	724,911	501,695

Dreams Puerto Aventuras	Playa R Maya One S de RL de CV	Mexico	Cancun - Riviera Maya	Ctra Federal Chetumal- Puerto Juarez Km. 266.3 (Quintana Roo). Riviera Maya 77710	305	Irregularly Shaped	356,708	217,800

Dreams Cancun	Cameron del Caribe, S de RL de CV	Mexico	Cancun - Riviera Maya	Punta Cancun Z. H., KM. 8.5, 77500	378	Irregularly Shaped	572,464	453,752

Secrets Capri	Hotel Capri Caribe, SA de CV	Mexico	Cancun - Riviera Maya	Carr. Chetumal- Pto. Juarez Km 299 Punta Bete Quintana Roo	291	Rectangular	454,112	3,093,706

Dreams Puerto Vallarta	Cameron del Pacifico, S de RL de CV	Mexico	Puerto Vallarta	Carr. A Barra De Navidad Km.3.5 Zona Hotelera Sur 48390 Puerto Vallarta	337	Irregularly Shaped	565,661	295,472

Dreams La Romana	Playa Romana Mar BV	Dominica Republic	La Romana	Playa Bayahibe | P.O. Box 80, Bayahibe	751	Irregularly Shaped	807,300	2,495,988

Dreams Palm Beach	Playa Cana BV	Dominica Republic	Punta Cana	Cabeza de Toro - Provincia La Altagracia, Punta Cana	500	Irregularly Shaped	753,480	1,498,464

Dreams Punta Cana	Inversiones Vilazul S.A.	Dominica Republic	Punta Cana	Playas Uvero Alto - Provincia La Altagracia, Punta Cana	620	Irregularly Shaped	861,120	2,045,142

Schedule 7 to the Subscription Agreement

6

Part 5(s) Contracts.

Section 5(s)(iv)

•	AMR Management Agreements (as defined above)

•	Barcelo Management Agreement (as defined above)

Section 5(s)(v)

•	Contracts with substantially all hotel employees in Mexico and the Dominican Republic contain severance terms as provided by law or collective bargaining agreements (which have been previously provided by the Subscriber). In addition, members of the executive committee of each hotel managed by AMR have the right to an annual bonus based on the performance of the hotel on terms separately provided to the Subscriber via email dated 7-12-2013.

•	The Employment Agreement with Bruce Wardinski, described in Part 5(u) below contains provisions relating to the award of annual discretionary bonuses, as approved by the board.

Section 5(s)(vii)

•	Syndicated Loan Agreement and Related Pledges (as defined above)

•	AMR Management Agreements

•	Barcelo Management Agreement

Section 5(s)(viii)

See the disclosures pursuant to Part 5(u).

Part 5(t) Labor Matters.

•	All personnel of each hotel owned by the Company Subsidiaries in Mexico are employed by a wholly-owned services company, distinct from the property-owning company. The Mexican Labor Law reform passed in 2013 may require the Company and the Company Subsidiaries to adjust the structure used for the employment of personnel by such hotels, and any future hotels that are acquired, in Mexico.

Part 5(u) Related Party Transactions.

Related Party Transactions to remain in effect following Closing

•	Employment Agreement by and between Playa Management USA and Bruce Wardinski, dated December 1, 2010

•	Sublease by and between Barcelo Crestline Corporation and Playa Management USA, LLC, dated February 15, 2012 for the sublease of office space at 3950 University Drive, Suite 301, Fairfax, Virginia (the “Fairfax Sublease”).

•	Barcelo Crestline Corporation leases the premises covered by the Fairfax Sublease from 3950 Owner, LLC, a company owned by Bruce Wardinski.

•	The Real Sellers (and/or their affiliates) under the Real Acquisition Agreement will participate as lenders pursuant to the Newco Credit Facility in the principal amount of $50 million.

Schedule 7 to the Subscription Agreement

7

•	The Company and the Company Subsidiaries will enter into services and other agreements with the Real Sellers forms of which are attached as exhibits to the Real Acquisition Agreement.

Related Party Transactions to be terminated (other than as identified below)

•	Amended and Restated Investors Agreement for Playa Hotels & Resorts S.L., dated August 4, 2010 to be terminated at or prior to Closing.

•	Playa Hotels & Resorts S.L. has entered into convertible loan agreements with certain of its shareholders the proceeds of which are used in connection with the operation of the Company Subsidiaries. The outstanding amounts due under such loan agreements will be converted into shares of Playa Hotels & Resorts S.L. or paid off in full prior to the Closing.

•	Barcelo Management Agreement will be terminated pursuant to the terms of the applicable Termination Agreement.

•	Asset Management Agreements, each by and between Playa Management USA LLC and, respectively, Playa Hotels & Resorts S.L. and various of its subsidiaries to be terminated at or prior to Closing.

•	As of June 30, 2013, the Company and the Company Subsidiaries, on the one hand, and Company, the Company Subsidiaries and the other subsidiaries of Playa Spain, on the other hand had the following intercompany loan arrangements:*

		Start	Maturity		Interest
Lender	Borrower	Date	Date	Principal	Rate
Playa Resorts Holding BV	Playa Portfolio Holding BV	8/27/2010	8/26/2014	$500,000	3M LIBOR + 2.5%
Grubarges Inversiones Hoteleras Mexicanas S de RL de CV	Playa Resorts Holding B.V.	12/31/2012	12/30/2013	$2,640,000	5.0%
Playa Cabos Baja S de RL de CV*	Playa Rmaya One S de RL de CV	12/31/2012	12/30/2013	$1,080,000	5.0%
Playa Cabos Baja S de RL de CV*	Playa Romana Mar B.V.	12/31/2012	12/30/2013	$1,700,000	5.0%
Playa Huatulco S de RL de CV	Playa Resorts Holding B.V.	12/31/2012	12/30/2013	$2,240,000	5.0%
Playa Kukulcan S de RL de CV	Playa Resorts Holding B.V.	12/31/2012	12/30/2013	$2,680,000	5.0%
Playa Resorts Manzanillo S de RL de CV	Playa Resorts Holding B.V.	12/31/2012	12/30/2013	$1,280,000	5.0%
Playa Tucancun S de RL de CV	Playa Romana Mar B.V.	12/31/2012	12/30/2013	$600,000	5.0%
Playa Cabos Baja S de RL de CV*	Playa Rmaya One S de RL de CV	1/10/2013	1/9/2014	$700,000	5.0%
Playa Huatulco S de RL de CV	Cameron del Caribe S de RL de CV	1/10/2013	1/9/2014	$125,000	5.0%

Schedule 7 to the Subscription Agreement

8

Playa Huatulco S de RL de CV	Hotel Capri Caribe S de RL de CV	1/10/2013	1/9/2014	$50,000	5.0%
Playa Resorts Holding BV	Playa Portfolio Holding BV	1/15/2013	1/14/2014	$389,765	4.5%
Playa Resorts Holding BV	Playa Portfolio Holding BV	2/14/2013	2/13/2014	$65,168	4.5%
Playa Resorts Holding BV	Playa Portfolio Holding BV	4/4/2013	4/3/2014	$65,168	4.5%
Hotel Capri Caribe S de RL de CV*	Playa Resort Holding BV	5/2/2013	5/1/2014	$700,000	5.0%
Playa Cabos Baja S de RL de CV*	Playa Resorts Holding BV	5/2/2013	5/2/2014	$1,000,000	5.0%
Playa Cabos Baja S de RL de CV*	Playa Resorts Holding BV	5/30/2013	5/29/2014	$750,000	5.0%
Playa Resorts Holding BV	Playa Portfolio Holding BV	6/6/2013	6/5/2014	$64,534	4.5%
Playa Brisa Punta Cana BV	Playa Resort Holding BV	6/25/2013	6/24/2013	$2,500,000	4.5%
Playa Ocean Bav BV	Playa Resort Holding BV	6/25/2013	6/24/2013	$2,500,000	4.5%
Playa Cabos Baja S de RL de CV	Grubarges Inversiones Hoteleras Mexicanas S de RL de CV	6/26/2013	6/25/2014	$179,000	5.0%
Playa Mismaloya S de RL de CV	Playa Resorts Holding BV Grubarges Inversiones	6/26/2013	6/25/2014	$59,000	5.0%
Playa Rmaya One S de RL de CV	Hoteleras Mexicanas S de RL de CV	6/26/2013	6/25/2014	$504,500	5.0%
Playa Rmaya One S de RL de CV	Playa Mismaloya S de RL de CV	6/26/2013	6/25/2014	$710,000	5.0%
Playa Rmaya One S de RL de CV*	Playa Resorts Holding BV	6/26/2013	6/25/2014	$93,093	5.0%
Playa Rmaya One S de RL de CV	Playa Mismaloya S de RL de CV	6/27/2013	6/26/2014	$59,000	5.0%
Playa Resorts Holding BV	Servicios Hoteleros de Kukulkan S de RL de CV	6/28/2013	6/27/2014	$95,198	5.0%

*	List loans that will remain in place post-closing as they are among the Company Subsidiaries. All other loans will be paid off in cash or via capital contribution and settled upon Closing. Payoff of these loans will not impact the representations in Section 5(f) of the Subscription Agreement.

Schedule 7 to the Subscription Agreement

9

Appendix A

US$ 535,000,000 SYNDICATED FACILITY DATED 26 JUNE 2007

AS AMENDED AND RESTATED ON 30 JULY 2010

COLLATERAL AGREEMENTS WITHIN PLAYA NETHERLANDS’ PERIMETER

AS OF 27 JUNE 2013

Definitions

AMR Holdings	AMR Holdings SPE, LLC

AMR Resort	AMR Resort Holdings, LLC

AMR SPE	AMR SPE, LLC

AMR SPE II	AMR SPE II, LLC

Cameron del Caribe	Cameron del Caribe, S. de R.L. de C.V.

Cameron del Pacifico	Cameron del Pacifico, S. de R.L. de C.V.

Canteloup	Canteloup Holdings Ltd. (Bahamas)

Capri Caribe	Hotel Capri Caribe, S. de R.L. de C.V.

Century	Century Properties S.à.r.l. (Luxembourg)

IC Sales	IC Sales LLC (Nevis)

Inversiones Vilazul	Inversiones Vilazul, S.A.S. (Dominican Republic)

Perfect Timing	Perfect Timing N.V. (Curaçao)

Perfect Tours	Perfect Tours N.V. (Curaçao)

Playa Cana	Playa Cana B.V.

Playa Cabos	Playa Cabos B.V.

Playa Cabos Baja	Playa Cabos Baja, S. de R.L. de C.V.

Playa España	Playa Hotels & Resorts, S.L.

Playa Man	Playa Man Op, LLC

Playa Management	Playa Management, LLC

Playa Management USA	Playa Management USA, LLC

Playa Portfolio	Playa Portfolio Holding B.V.

Playa Resorts	Playa Resorts Holding, B.V.

Playa Riviera Maya	Playa Riviera Maya B.V.

Playa Rmaya	Playa Rmaya One, S. de R.L. de C.V.

Playa Romana	Playa Romana B.V.

Playa Romana Mar	Playa Romana Mar B.V.

Playa Zana	Playa Zana Op, LLC (Delaware)

Sardio	Sardio Investments Limited (Bahamas)

Schedule 7 to the Subscription Agreement

10

A	THREE PACK HOTELS

A.1	MORTGAGES	JURISDICTION

A.1.1	Hipoteca (Mortgage) over the Secrets Capri Hotel granted by Capri Caribe dated August 4, 2010	Mexico

A.1.2	Hipoteca (Mortgage) over the Dreams Cancún Hotel granted by Cameron del Caribe dated August 4, 2010	Mexico

A.1.3	Hipoteca (Mortgage) over the Dreams Puerto Vallarta Hotel granted by Cameron del Pacifico dated August 4, 2010	Mexico

A.2	PLEDGES OVER SHARES	JURISDICTION

A.2.1	Contrato de Prenda Sobre Partes Sociales de Cameron del Caribe (Share Pledge Agreement – Cameron del Caribe) among Canteloup and Sardio, as pledgors, and Spanish Syndicated Credit Facility Lenders, as pledgees, with the acknowledgment of Cameron del Caribe, dated August 4, 2010	Mexico

A.2.2	Contrato de Prenda Sobre Partes Sociales de Cameron del Pacifico (Share Pledge Agreement – Cameron del Pacifico) among Canteloup and Sardio, as pledgors, and Spanish Syndicated Credit Facility Lenders, as pledgees, with the acknowledgment of Cameron del Pacifico, dated August 4, 2010	Mexico

A.2.3	Contrato de Prenda Sobre Partes Sociales de Capri Caribe (Share Pledge Agreement – Capri Caribe) among Century and Sardio, as pledgors, and Spanish Syndicated Credit Facility Lenders, as pledgees, with the acknowledgment of Capri Caribe, dated August 4, 2010	Mexico

A.3	PLEDGES OVER CREDIT RIGHTS ARISING FROM CERTAIN AGREEMENTS	JURISDICTION

A.3.1	Contrato de Prenda Sobre Derechos de Crédito Derivados de Contrato (Agreement of Pledge of Rights under Management Agreement and Room Allotment Agreement) among Cameron del Pacifico, as pledgor, and Spanish Syndicated Credit Facility Lenders, as pledgees, dated August 4, 2010	Mexico

A.3.2	Contrato de Prenda Sobre Derechos de Crédito Derivados de Contrato (Agreement of Pledge of Rights under Management Agreement and Room Allotment Agreement) among Cameron del Caribe, as pledgor, and Spanish Syndicated Credit Facility Lenders, as pledgees, dated August 4, 2010	Mexico

A.3.3	Contrato de Prenda Sobre Derechos de Crédito Derivados de Contrato (Agreement of Pledge of Rights under Management Agreement and Room Allotment Agreement) among Capri Caribe, as pledgor, and Spanish Syndicated Credit Facility Lenders, as pledgees, dated August 4, 2010	Mexico

A.4	PLEDGES OVER CREDIT RIGHTS ARISING FROM INSURANCES POLICIES	JURISDICTION

A.4.1	Prenda de Derechos de Crédito Derivados de Pólizas de Seguros de Cameron del Caribe (Pledge of rights under insurance policy of Cameron del Caribe), among Cameron del Caribe and Spanish Syndicated Credit Facility Lenders, dated August 4, 2010	Spain

A.4.2	Prenda de Derechos de Crédito Derivados de Pólizas de Seguros de Cameron del Pacifico (Pledge of rights under insurance policy of Cameron del Pacifico), among Cameron del Pacifico and Spanish Syndicated Credit Facility Lenders, dated August 4, 2010	Spain

A.4.3	Prenda de Derechos de Crédito Derivados de Pólizas de Seguros de Capri Caribe (Pledge of rights under insurance policy of Capri Caribe), among Capri and Spanish Syndicated Credit Facility Lenders, dated August 4, 2010	Spain

Schedule 7 to the Subscription Agreement

11

A.5	COLLATERAL ASSIGNMENT AGREEMENTS	JURISDICTION

A.5.1	Collateral and Security Agreement Share Purchase Documents, by Playa Zana in favor of BBVA	Delaware

A.5.2	Collateral and Security Agreement Services Agreement Documents, by Capri Caribe, dated August 4, 2010	New York

A.5.3	Collateral and Security Agreement Services Agreement Documents, by Cameron del Caribe, dated August 4, 2010	New York

A.5.4	Collateral and Security Agreement Services Agreement Documents, by Cameron del Pacifico, dated August 4, 2010	New York

A.6	DEPOSIT ACCOUNT AGREEMENTS	JURISDICTION

A.6.1	Deposit Account Pledge Agreement between BBVA and Capri Caribe, dated August 4, 2010	Florida

A.6.2	Deposit Account Pledge Agreement between BBVA and Cameron del Caribe, dated August 4, 2010	Florida

A.6.3	Deposit Account Pledge Agreement between BBVA and Cameron del Pacifico, dated August 4, 2010	Florida

A.6.4	Deposit Account Control Agreement among BBVA, Capri Caribe and Bancaja Miami, dated August 4, 2010	Florida

A.6.5	Deposit Account Control Agreement among BBVA, Cameron de Caribe and Bancaja Miami, dated August 4, 2010	Florida

A.6.6	Deposit Account Control Agreement among BBVA, Cameron del Pacifico and Bancaja Miami, dated August 4, 2010	Florida

B	PLAYA ROMANA - SUNSCAPE CASA DEL MAR HOTEL

B.1	MORTGAGES	JURISDICTION

B.1.1	Hipoteca (Mortgage) over the Sunscape Casa del Mar Hotel granted by Playa Romana dated August 27, 2007	Dominican Republic

B.2	PLEDGES OVER SHARES	JURISDICTION

B.2.1	Pledge over the shares in Playa Romana granted by Playa Romana Mar dated August 27, 2007 [Note: this right of pledge has not been entered into the shareholder’s register]	The Netherlands

B.2.1	Pledge over the shares in Playa Romana Mar dated August 27, 2007	The Netherlands

B.3	PLEDGES OVER CREDIT RIGHTS ARISING FROM CERTAIN AGREEMENTS	JURISDICTION

B.3.1	Prenda de Derechos de Crédito Derivados de Contratos de Playa Romana (Pledge of credit rights under agreements of Playa Romana), among Playa Romana and Spanish Syndicated Credit Facility Lenders, dated August 21, 2007	Spain

B.3.2	Pledge over the credit rights arising from the sale and purchase agreement of the Sunscape Casa del Mar Hotel granted by Playa Romana dated August 27, 2007	Dominican Republic

Schedule 7 to the Subscription Agreement

12

B.4	PLEDGES OVER CREDIT RIGHTS ARISING FROM INSURANCES POLICIES	JURISDICTION

B.4.1	Prenda de Derechos de Crédito Derivados de Pólizas de Seguro de Playa Romana (Pledge of credit rights under insurance policies of Playa Romana), among Playa Romana and Spanish Syndicated Credit Facility Lenders, dated August 21, 2007	Spain

B.5	COLLATERAL ASSIGNMENT AGREEMENTS	JURISDICTION

B.5.1	Collateral and Security Agreement Management Agreement Documents, by Playa Romana Mar in favor of BBVA, dated August 4, 2010	New York

B.6	DEPOSIT ACCOUNT AGREEMENTS	JURISDICTION

B.6.1	Deposit Account Pledge Agreement granted by Playa Romana dated May 28, 2008	Florida

B.6.2	Deposit Account Control Agreement granted by Playa Romana dated May 28, 2008	Florida

C	INVERSIONES VILAZUL - DREAMS PUNTA CANA HOTEL

C.1	MORTGAGES	JURISDICTION

C.1.1	Contrato de Garantía Hipotecaria en Primer Rango (Mortgage of Dreams Punta Cana Hotel) among Inversiones Vilazul and Spanish Syndicated Credit Facility Lenders, dated August 4, 2010	Dominican Republic

C.2	PLEDGES OVER SHARES	JURISDICTION

C.2.1	Contrato de Prenda Sobre Acciones de Inversiones Vilazul (Pledge of Shares of Inversiones Vilazul) among Inversiones Vilazul, Perfect Timing, Playa Portfolio and Spanish Syndicated Credit Facility Lenders, dated August 4, 2010	Dominican Republic

C.3	PLEDGES OVER CREDIT RIGHTS ARISING FROM CERTAIN AGREEMENTS	JURISDICTION

C.3.1	Contrato de Garantía Sobre Derechos de Crédito (Pledge of Rights under Room Allotment Agreement) between Inversiones Vilazul, as pledgor, and Spanish Syndicated Credit Facility Lenders, as pledgees, dated August 4, 2010	Dominican Republic

C.4	PLEDGES OVER CREDIT RIGHTS ARISING FROM INSURANCES POLICIES	JURISDICTION

C.4.1	Prenda de Derechos de Crédito Derivados de Pólizas de Seguros de Inversiones Vilazul (Pledge of rights under insurance policy of Inversiones Vilazul) among Inversiones Vilazul and Spanish Syndicated Credit Facility Lenders, dated August 4, 2010	Spain

C.5	COLLATERAL ASSIGNMENT AGREEMENTS	JURISDICTION

C.5.1	Collateral and Security Agreement Management Agreement Documents, by Perfect Tours and Inversiones Vilazul in favor of BBVA (re. Dreams Punta Cana Hotel Management Agreement), dated August 4, 2010	New York

C.6	DEPOSIT ACCOUNT AGREEMENTS	JURISDICTION

C.6.1	Deposit Account Pledge Agreement between BBVA and Inversiones Vilazul, dated August 4, 2010	Florida

C.6.2	Deposit Account Control Agreement among BBVA, Inversiones Vilazul and Bancaja Miami, dated August 4, 2010	Florida

Schedule 7 to the Subscription Agreement

13

D	PLAYA CANA - DREAMS PALM BEACH HOTEL

D.1	MORTGAGES	JURISDICTION

D.1.1	Contrato de Garantía Hipotecaria en Primer Rango (Mortgage of Dreams Palm Beach Hotel) among Playa Cana and Spanish Syndicated Credit Facility Lenders, dated August 4, 2010	Dominican Republic

D.2	PLEDGES OVER SHARES	JURISDICTION

D.2.1	Notarial Deed of Pledge of BV Shares of Playa Cana, dated August 4, 2010	The Netherlands

D.3	PLEDGES OVER CREDIT RIGHTS ARISING FROM CERTAIN AGREEMENTS	JURISDICTION

D.3.1	Contrato de Garantía Sobre Derechos de Crédito (Pledge of rights under Hotel Purchase Agreement and Room Allotment Agreement) among Playa Cana and Spanish Syndicated Credit Facility Lenders, dated August 4, 2010	Dominican Republic

D.4	PLEDGES OVER CREDIT RIGHTS ARISING FROM INSURANCES POLICIES	JURISDICTION

D.4.1	Prenda de Derechos de Crédito Derivados de Pólizas de Seguros de Playa Cana (Pledge of rights under insurance policy) among Playa Cana and Spanish Syndicated Credit Facility Lenders, dated August 4, 2010	Spain

D.5	COLLATERAL ASSIGNMENT AGREEMENTS	JURISDICTION

D.5.1	Collateral and Security Agreement Management Agreement Documents between Playa Cana and BBVA, dated August 4, 2010	Delaware

D.6	DEPOSIT ACCOUNT AGREEMENTS	JURISDICTION

D.6.1	Deposit Account Pledge Agreement between BBVA and Playa Cana, dated August 4, 2010	Florida

D.6.2	Deposit Account Control Agreement among BBVA, Playa Cana and Bancaja Miami, dated August 4, 2010	Florida

E	PLAYA CABOS - CABOS BAJA HOTEL

E.1	MORTGAGES	JURISDICTION

E.1.1	Hipoteca (Mortgage) over the Cabos Baja Hotel granted by Playa Cabos Baja dated October 1, 2007	Mexico

E.2	PLEDGES OVER SHARES	JURISDICTION

E.2.1	Contrato de Prenda Sobre Partes Sociales de Playa Cabos Baja (Share Pledge Agreement – Playa Cabos Baja) among Playa Cabos and Playa Portfolio, as pledgors, and Spanish Syndicated Credit Facility Lenders, as pledgees, dated October 1, 2007	Mexico

Schedule 7 to the Subscription Agreement

14

E.3	PLEDGES OVER CREDIT RIGHTS ARISING FROM CERTAIN AGREEMENTS	JURISDICTION

E.3.1	Prenda de Derechos de Crédito Derivados de Contratos de Playa Cabos Baja (Pledge of credit rights under agreements of Playa Cabos Baja), among Playa Cabos Baja and Spanish Syndicated Credit Facility Lenders, dated September 27, 2007	Spain

E.3.2	Prenda de Derechos de Crédito Derivados de Contrato de Compraventa del Hotel Cabos Baja (Pledge of credit rights under sale and purchase agreement of Cabos Baja Hotel), among Playa Cabos Baja and Spanish Syndicated Credit Facility Lenders, dated October 1, 2007	Mexico

E.3.3	Pledge over the credit rights arising from the management agreement of the Cabos Baja Hotel granted by Playa Cabos Baja dated October 1, 2007	Mexico

E.3.4	Prenda de Derechos de Crédito Derivados de Contrato de Construcción del Hotel Cabos Baja (Pledge of credit rights under construction agreement of Cabos Baja Hotel), among Playa Cabos Baja and Spanish Syndicated Credit Facility Lenders, dated March 11, 2009	Mexico

E.4	PLEDGES OVER CREDIT RIGHTS ARISING FROM INSURANCES POLICIES	JURISDICTION

E.4.1	Prenda de Derechos de Crédito Derivados de Pólizas de Seguros de Playa Cabos Baja (Pledge of rights under insurance policy) among Playa Cabos Baja and Spanish Syndicated Credit Facility Lenders, dated September 27, 2007	Spain

E.5	DEPOSIT ACCOUNT AGREEMENTS	JURISDICTION

E.5.1	Deposit Account Pledge Agreement granted by Playa Cabos Baja dated May 28, 2008	Florida

E.5.2	Deposit Account Control Agreement granted by Playa Cabos Baja dated May 28, 2008	Florida

E.6	PREFERENTIAL GUARANTEE ENDORSEMENT	JURISDICTION

E.6.1	Preferential guarantee endorsement of the Mexican insurance policy regarding the construction agreement of the Cabos Baja Hotel granted in favor of the BBVA dated March 11, 2009	Mexico

E.6.2	Preferential guarantee endorsement of the Mexican bond certificate regarding the construction agreement of the Cabos Baja Hotel granted in favor of the BBVA dated March 11, 2009	Mexico

F	PLAYA RMAYA – PUERTO AVENTURAS HOTEL

F.1	MORTGAGES	JURISDICTION

F.1.1	Hipoteca (Mortgage) over the Puerto Aventuras Hotel granted by Playa Rmaya dated December 18, 2007	Mexico

F.2	PLEDGES OVER SHARES	JURISDICTION

F.2.1	Contrato de Prenda Sobre Partes Sociales de Playa Rmaya (Share Pledge Agreement – Playa Rmaya) among Playa Riviera Maya and Playa Portfolio, as pledgors, and Spanish Syndicated Credit Facility Lenders, as pledgees, dated December 18, 2007	Mexico

F.3	PLEDGES OVER CREDIT RIGHTS ARISING FROM CERTAIN AGREEMENTS	JURISDICTION

F.3.1	Prenda de Derechos de Crédito Derivados de Contrato de Compraventa del Hotel Puerto Aventuras (Pledge of credit rights under sale and purchase agreement of Puerto Aventuras Hotel), among Playa Rmaya and Spanish Syndicated Credit Facility Lenders, dated December 18, 2007	Mexico

F.3.2	Pledge over the credit rights arising from the management agreement of Puerto Aventura Hotel granted by Playa Rmaya dated December 18, 2007	Mexico

F.3.3	Pledge over the credit rights arising from agreements granted by Playa Rmaya dated December 18, 2007	Delaware

Schedule 7 to the Subscription Agreement

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F.4	PLEDGES OVER CREDIT RIGHTS ARISING FROM INSURANCES POLICIES	JURISDICTION

F.4.1	Prenda de Derechos de Crédito Derivados de Pólizas de Seguros de Playa Rmaya (Pledge of rights under insurance policy) among Playa Rmaya and Spanish Syndicated Credit Facility Lenders, dated December 18, 2007	Spain

F.5	DEPOSIT ACCOUNT AGREEMENTS	JURISDICTION

F.5.1	Deposit Account Pledge Agreement granted by Playa Rmaya dated May 28, 2008	Florida

F.5.2	Deposit Account Control Agreement granted by Playa Rmaya dated May 28, 2008	Florida

G	PLAYA MANAGEMENT & PLAYA MANAGEMENT USA

G.1	PLEDGES OF MAIN ACCOUNTS	JURISDICTION

G.1.1	Prenda de Derechos de Crédito Derivados de las Cuentas Bancarías (Pledge of BBVA Palma main account of Playa Management) among Playa Management and Spanish Syndicated Credit Facility Lenders, dated August 4, 2010

G.1.2	Prenda de Derechos de Crédito Derivados de las Cuentas Bancarías (Pledge of BBVA Palma main account of Playa Management USA) among Playa Management USA and Spanish Syndicated Credit Facility Lenders, dated August 4, 2010

G.2	DEPOSIT ACCOUNT AGREEMENTS	JURISDICTION

G.2.1	Deposit Account Pledge Agreement between BBVA and Playa Management, dated August 4, 2010	Florida

G.2.2	Deposit Account Pledge Agreement between BBVA and Playa Management USA, dated August 4, 2010	Florida

G.2.3	Deposit Account Control Agreement among BBVA, Playa Management and Bancaja Miami, dated August 4, 2010	Florida

G.2.4	Deposit Account Control Agreement among BBVA, Playa Management USA and Bancaja Miami, dated August 4, 2010	Florida

H	PERFECT TOURS

H.1	PLEDGES OF SHARES	JURISDICTION

H.1.1	Deed of Pledge of Shares in Perfect Tours granted by Playa Resorts, dated August 4, 2010 [Note: this right of pledge has not been entered into the shareholder’s register.]	Curaçao

H.2	COLLATERAL ASSIGNMENT AGREEMENT	JURISDICTION

H.2.1	Collateral and Security Agreement Management Agreement Documents, by Perfect Tours and Inversiones Vilazul in favor of BBVA (re. Dreams Palm Beach Marketing Services Agreement), dated August 4, 2010

Schedule 7 to the Subscription Agreement

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H.3	DEPOSIT ACCOUNT AGREEMENTS	JURISDICTION

H.3.1	Deposit Account Pledge Agreement between BBVA and Perfect Tours, dated August 4, 2010	Florida

H.3.2	Deposit Account Control Agreement among BBVA and Perfect Tours and Bancaja Miami, dated August 4, 2010	Florida

I	PLAYA RESORTS

I.1	PLEDGES OF SHARES	JURISDICTION

I.1.1	Notarial Deed of Pledge of BV Shares of Playa Resorts, dated August 4, 2010	The Netherlands

I.2	PLEDGES OVER CREDIT RIGHTS ARISING FROM CERTAIN AGREEMENTS	JURISDICTION

I.2.1	Deed of pledge of Bank Account by Playa Resorts, dated August 4, 2010	The

Netherlands

I.2.2	Prenda de Derechos de Crédito Derivados de las Cuentas Bancarías (Pledge of BBVA Palma main account of Playa Resorts) among Resorts and Spanish Syndicated Credit Facility Lenders, dated August 4, 2010

J	IC SALES

J.1	DEED OF SECURITY OVER MEMBERSHIP INTERESTS	JURISDICTION

J.1.1	Deed of Security over Membership Interests in IC Sales between Resorts and BBVA, dated August 4, 2010

J.2	COLLATERAL ASSIGNMENT AGREEMENT	JURISDICTION

J.2.1	Collateral and Security Agreement Marketing Services Documents, by IC Sales in favor of BBVA, dated August 4, 2010

J.3	DEPOSIT ACCOUNT AGREEMENTS	JURISDICTION

J.3.1	Deposit Account and Lockbox Pledge Agreement between BBVA and IC Sales, dated August 4, 2010	Florida

J.3.2	Deposit Account Control Agreement among BBVA, IC Sales and Bancaja Miami, dated August 4, 2010	Florida

J.3.3	Deposit Account Control Agreement among BBVA, IC Sales and KeyBank, N.A., dated August 4, 2010	Florida

Schedule 7 to the Subscription Agreement

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Schedule 8 – Annual Budget

See attached.

Schedule 8 to the Subscription Agreement

PLAYA HOTELS & RESORTS B.V.

NewCo Budget 2013

Amount in Thousands (except for stats)

	Total Playa	Total Real	Total NewCo
Key Statistics
Occupancy	75.8%	91.4%	80.4%
Package ADR	$180.66	$222.26	$194.54
RevPAR	$136.86	$203.24	$156.33
Rooms	3,801	1,577	5,378
Occupied Room Nights	1,050,998	526,346	1,577,344
Available Room Nights	1,387,365	575,605	1,962,970
Number of Guests	2,124,575	1,071,030	3,195,605
All-in Rate (per guest)	89.37	109.23	96.03
Guests per Room	2.02	2.03	2.03
Revenue:
Package Revenue	189,878	116,984	306,861
Vacation Club	2,223	849	3,072
Other	36,472	10,573	47,045

Total Revenue	$228,574	$128,405	$356,979
Total Operating Expenses*	(151,320)	(75,901)	(227,221)
Gross Operating Profit (GOP)	$77,254	$52,505	$129,758
Management Fee—Base	(6,857)	0	(6,857)
Management Fee—Incentive	(6,253)	0	(6,253)
Property Insurance	(5,750)	(1,989)	(7,739)
Property Tax	(694)	(768)	(1,463)
Owner Expenses	(901)	0	(901)

Property EBITDA	$56,798		$106,546

Total Corporate Expenses	(10,500)

Corporate EBITDA	$46,298	$49,748	$96,046

*	Real operating expenses include corporate expenses

Schedule 9 – Form of Amended Articles

Schedule 9 to the Subscription Agreement

MDB/AOO/312893-9/667251

In this translation an attempt has been made to be as literal as possible without jeopardizing the overall continuity.

Inevitably, differences may occur in translation, and if so the Dutch text will by law govern.

AMENDMENT OF THE ARTICLES OF ASSOCIATION

PLAYA HOTELS & RESORTS B.V.

Today, the * day of * two thousand and thirteen, appeared before me, Maria Yvonne Hillegonda Johanna den Boer, civil-law notary in Amsterdam:

*.

The person appearing declared as follows:

I.	The Articles of Association of Playa Hotels & Resorts B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), with corporate seat in Amsterdam and office address at Prins Bernhardplein 200, 1097 JB Amsterdam, registered with the Trade Register under number 57593590, hereinafter referred to as: the “Company”, were established by a deed of incorporation executed on the twenty-eight day of March two thousand and thirteen before Cornelis Hein Theodoor Koetsier, civil-law notary in Amsterdam.

II.	By written resolution of the Company’s general meeting of shareholders dated * two thousand and thirteen, it has been resolved. inter alia:

a.	to amend and restate in their entirety the Articles of Association of the Company as mentioned below, and

b.	to authorize the person appearing to execute the notarial deed amending the Articles of Association of the Company.

The shareholders’ resolution has been attached to this deed.

The person appearing, acting in said capacity, declared hereby to completely amend the Articles of Association of the Company, laying them down as follows:

ARTICLES OF ASSOCIATION:

Definitions:

Article 1:

“Arrearage”

has the meaning specified in article 18 paragraph 2;

“As Converted Basis”

has the meaning specified in article 20 paragraph 2;

“Attendance Right”

the right, in person or by written power of attorney, to attend and speak at the General Meeting;

“Audit Committee”

has the meaning as referred to in article 14 paragraph 7;

“Board”

the Company’s board;

“Company”

the private company with limited liability whose internal organisation is governed by these articles of association;

“Compensation Committee”

has the meaning as referred to in article 14 paragraph 7;

“Conversion Date”

has the meaning specified in article 4 paragraph 11;

“Conversion Period”

has the meaning as referred to in article 4 paragraph 11;

“Conversion Price”

eight US dollars and forty US cents (USD 8.40), as adjusted from time to time pursuant to article 25;

“Directors”

the members of the Board;

“Dividend Payment Date”

has the meaning specified in article 18 paragraph 2;

“Dividend Rate”

has the meaning specified in article 18 paragraph 2;

“Executive Directors”

executive directors (uitvoerende bestuurders) of the Company as meant in article 2:239a paragraph 1 Dutch Civil Code, who have been appointed as such;

“General Meeting”

the corporate body made up of the shareholders or, if applicable, a meeting of shareholders and Persons entitled to attend meetings (or their representatives);

“Holders”

has the meaning specified in article 18 paragraph 2;

“Investment Committee”

has the meaning as referred to in article 14 paragraph 7;

“Junior Securities”

means all equity securities (including the ordinary shares) of the Company that rank junior to the cumulative preferred shares with respect to dividend rights and in the distribution of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary;

“Liquidation Preference”

has the meaning specified in article 23 paragraph 5;

“Non-Executive Directors”

non-executive directors (niet uitvoerende bestuurders) of the Company as meant in article 2:239a paragraph 1 Dutch Civil Code, who have been appointed as such;

“Persons entitled to attend meetings”

(i)	shareholders;

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(ii)	shareholders who have no voting rights due to a right of pledge; and

(iii)	pledgees with voting rights;

“Regulations”

has the meaning specified in article 15 paragraph 5.

“Restated Date”

August         , 2013;

“Written Request”

has the meaning specified in article 4 paragraph 11;

Name and seat:

Article 2:

1.	The Company bears the name of: Playa Hotels & Resorts B.V.

2.	It has its seat in Amsterdam.

Object:

Article 3:

The objects of the Company are:

(i)	to directly or indirectly acquire, own, hold, operate, manage, sell, exchange, finance and/or dispose of all-inclusive resorts in Mexico, Central America, the Dominican Republic, other Caribbean countries, and other countries, and any other hospitality-related assets, without a geographic limitation, and any direct or indirect interest therein or any securities of any kind issued by any entity primarily engaged in such activities;

(ii)	to acquire, hold and to dispose of participations in other companies and enterprises;

(iii)	to finance subsidiaries of the Company and their enterprises, to borrow from and lend money to subsidiaries of the Company;

(iv)	to furnish guarantees, provide security, warrant performance or in any other way assume liability, whether jointly and severally or otherwise, for or in respect of obligations of the Company and/or its subsidiaries;

(v)	to acquire, exploit and dispose of registered property and other property; and

(vi)	to acquire, exploit and dispose of patents, trade names, trademarks, know-how, royalties and rights of intellectual and/or industrial property, as well as to grant a licence to such rights and to acquire and exploit licences;

as well as all that is related to the above in the widest sense or may be conducive thereto.

Capital and issuance of shares: Article 4:

1.	The capital of the Company consists of:

(i)	one or more cumulative preferred shares; and

(ii)	one or more ordinary shares, each with a nominal value of one United States dollar cent (USD 0.01).

Reference in these articles of association to the words “shares” or “shareholders” without further indication shall apply to both cumulative preferred shares and ordinary shares respectively the holders thereof.

2.	Each amount that has been paid on shares of a certain class above the nominal amount, shall be added to the share premium reserve attached to the shares of the concerning class.

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3.	The issue of shares shall take place at the times and under the conditions to be determined by the General Meeting.

4.	In the event of an issue of new shares of any class, each shareholder shall have a pre-emption right to acquire new shares of such class in proportion to its ordinary share shareholdings (measured on an As Converted Basis). There shall be no pre-emption rights in respect of (x) shares issued to employees of the Company or to any direct or indirect wholly-owned subsidiaries of the Company, (y) cumulative preferred shares to be issued in accordance with in article 18 paragraph 2, or (z) the conversion of cumulative preferred shares into ordinary shares as contemplated by article 4.

5.	Pre-emption rights may at any time be limited or excluded in relation to a particular issue, by a resolution passed by the General Meeting.

6.	Within two weeks of a resolution for that purpose, the Company shall announce the issue with pre-emption rights and the period in which such rights can be exercised by sending a written notice to all shareholders at the addresses in the shareholders’ register. The pre-emption rights may be exercised for a period of not less than four weeks after the date on which the notice was sent.

7.	The General Meeting may assign its authority referred to in paragraph 3 and paragraph 5 to another corporate body and may revoke such assignment.

8.	The provisions of the preceding paragraphs of this article shall apply by analogy where rights are granted to subscribe for shares.

Shareholders shall not, however, have pre-emption rights in respect of shares being issued to a person exercising an existing right to subscribe for shares.

9.	Issue of a share requires a deed executed for that purpose before a Dutch civil-law notary which deed shall mention those involved as parties.

10.	The Company may not subscribe for its own shares in case of an issuance of shares in its own capital.

11.	At the option and election of the holder thereof, each cumulative preferred share, and any unpaid dividends accumulated thereon to the Conversion Date (including any Arrearages and accumulated dividends thereon), whether or not such dividends have been capitalized, may be converted in the manner provided in paragraph 12 during the Conversion Period (as defined below) into ordinary shares. Conversion of cumulative preferred shares may be effected by any holder thereof upon (i) written request by a holder of such cumulative preferred shares to the Board stating the number of cumulative preferred shares (together with accrued but unpaid dividends accumulated on such cumulative preferred shares, including any Arrearages and any accrued but unpaid dividends accumulated on such Arrearages) to be converted and their indication (hereinafter referred to as the “Written Request”) and (ii) execution of a notarial deed of issue of such number of ordinary shares as is to be calculated in accordance with paragraph 12 less one (1) share being the relevant cumulative preferred share converted. A request as referred to in this paragraph may only be made by a holder of cumulative preferred shares at any time from the Restated Date through the later of (x) the two year anniversary of the Restated Date and (y) an initial public offering of any shares in the capital of the Company and listing of such shares on any recognized stock exchange or market (hereinafter referred to as: the “Conversion Period”).

As promptly as practical, the Company shall execute a deed of issuance for the number of ordinary shares to which such holder shall be entitled. Such conversion shall be deemed to have occurred at

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the close of business on the date (the “Conversion Date”) of the giving of such notice by the holder to be converted so that as of such time the economic rights of the holder thereof as to the cumulative preferred shares being converted shall cease, except for the right to have the Company issue a deed of issuance for the number of ordinary shares into which such cumulative preferred shares are to be converted, and the holder entitled to receive the ordinary shares issued as a result of such conversion shall be treated for all economic purposes as having become the holder of such ordinary shares at such time.

Each time following a conversion as referred to in this paragraph, the Board shall file a notification thereof with the Trade Register within eight (8) days.

12.	As of the Conversion Date with respect to the applicable cumulative preferred shares being converted, such shares shall be converted into that number of ordinary shares equal to the quotient of (A) the sum of (i) the product of (x) the nominal amount, together with share premium, attached to such share (excluding any effects if effect has been given to the provisions of article 18 paragraph 10), multiplied by (y) the number of cumulative preferred shares that such cumulative preferred shareholder is electing to convert, and (ii) an amount equal to all unpaid dividends accumulated on all such cumulative preferred shares (including any Arrearages and any dividends accumulated thereon) to the Conversion Date, divided by (B) the Conversion Price in effect on the Conversion Date.

The above conversion means that ordinary shares will be issued to the relevant shareholder and that these issued shares will be paid up on the account of the share premium reserve attached to the cumulative preferred shares and the freely distributable reserves. The above mentioned share premium reserve and freely distributable reserves will be decreased by an amount equal to the amount that the to be converted cumulative preferred shares are entitled to and such amount (less one United States dollar cent (USD 0.01) per issued ordinary share) will be added to the share premium reserve attached to the ordinary shares.

Shares and registered depositary receipts:

Article 5:

1.	The shares are registered shares and are numbered by class consecutively starting the ordinary shares from 1 and the cumulative preferred shares from P1.

2.	No share certificates shall be issued by the Company.

3.	No Attendance Right may be attached to depositary receipts of shares in the capital of the Company.

Payment on shares:

Article 6:

1.	Upon the issue of shares the aggregate nominal amount must be paid up. A stipulation may be made to the effect that the nominal value or a part thereof need not be paid-up until a certain period of time has lapsed or the Company has made a call to require payment.

2.	Payment for shares shall be made in cash unless a non-cash contribution has been agreed. Payment in another currency than the currency of the nominal value of the shares may only be made with the Company’s approval and in accordance with the provisions of the law.

3.	The payment obligation in another currency than the currency of the nominal value of the shares is being fulfilled for with the amount for which the other currency is freely convertible into the currency of the nominal value of the shares. The basis of determination shall be the currency rate of exchange as published in the Wall Street Journal on the date of the payment.

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Repurchase and disposal of shares:

Article 7:

1.	The Company will not be authorized to purchase fully paid shares in its capital at its own expense for valuable consideration, if the net assets less the purchase price is smaller than the reserves which must be maintained under the law or these articles of association or if the Board knows or reasonably should know that the Company after the acquisition will not be able to keep up paying its debts which are due.

2.	The term ‘shares’ as used in paragraph 1 of this article shall include depositary receipts issued for shares.

3.	Disposal by the Company of shares in its own capital shall only take place after approval thereto of, and subject to the conditions to be set by, the General Meeting as far as no other corporate body has been authorized for that purpose by the General Meeting. The share transfer restrictions contained in these articles of association shall apply by analogy to the disposal by the Company of its own shares.

Capital reduction:

Article 8:

1.	The General Meeting may resolve to reduce the issued share capital by cancelling shares or by reducing the nominal amount of the shares through an amendment to the articles of association. The resolution must specify the shares to which the resolution relates and provide for the implementation of the resolution

2.	A resolution to cancel shares may relate only to shares held by the Company itself or in respect of which it holds the depositary receipts, or to all shares of a certain class of which all shareholders agree, or to the cumulative preferred shares with repayment of the amount paid upon each cumulative preferred share (nominal and share premium together with unpaid dividends accumulated on such cumulative preferred share, including any Arrearages and any unpaid dividends accumulated on such Arrearages in the form of a distribution as referred to in article 18 paragraph 13). In other situations a resolution to cancel shares may be adopted with the consent of all shareholders concerned.

3.	A reduction of the nominal amount of the shares without repayment and without release of the obligation to pay such nominal amount shall be effected in respect of all shares of the same class on a proportional basis.

4.	Release from the obligation to pay the nominal amount of the shares shall be allowed only as part of the implementation of a resolution to reduce the nominal amount of the shares. Such release, as well as a repayment of capital which is effected pursuant to a resolution to reduce the nominal amount of shares, must be effected in respect of all shares on a proportional basis.

5.	The requirement of proportionality as referred to in paragraph 3 and 4 may be waived with the consent of all shareholders concerned.

6.	The notice convening a meeting at which a resolution as referred to in this article 8 is passed shall state the purpose of the reduction of share capital and the manner of implementation.

7.	A resolution of the General Meeting to reduce the issued and outstanding share capital does not have effect as long as the Board has not approved said resolution. The Board shall refuse to grant approval if it knows or reasonably should know that the Company after the reducing of the issued and outstanding share capital will not be able to keep up paying its debts which are due.

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8.	Reducing share capital or release from the obligation to pay the nominal amount of shares as referred to in this article 8, shall only be allowed to the extent its net assets exceed the reserves which must be maintained under the law or these articles of association.

Shareholders’ register:

Article 9:

1.	The Board shall keep a register at the offices of the Company containing the names and addresses of all shareholders and providing the date on which they acquired the shares, the number and class of shares held by them, the indication of the shares, the date of acknowledgment or notice, as well as the amount paid-up on each share.

If a shareholder has consented to receiving notice for the General Meeting by electronic communication, the register shall also contain the e-mail address of such shareholder.

Each release from liability granted for payments not yet made on the shares shall also be entered in the register.

2.	The register shall also contain the names and addresses and, if applicable, the e-mail address of those having a right of usufruct or pledge in respect of shares, stating the date on which they acquired said right, the date of acknowledgment or notice as well as - regarding of those having a right of pledge—stating if they are entitled to the right to vote and the Attendance Right.

3.	Each shareholder, usufructuary and pledgee is obliged to make sure that his address is known to the Company.

4.	All notices to shareholders, usufructuaries and pledgees shall be capable of being validly represented at the addresses recorded in the register.

5.	The register must be kept up to date on a regular basis. Each entry and other registration in the register shall be signed by any of the Directors.

6.	On request the Board will free of charge issue an extract from the register to a shareholder, usufructuary and pledgee with regard to his right to a share.

Usufruct and pledge on shares:

Article 10:

1.	A right of usufruct or pledge may be established on shares.

2.	Any rights arising from a share that pertain to the acquisition of additional shares shall also vest in the shareholder, provided that he compensates the usufructuary with the value of such rights to the extent that the latter is entitled thereto under his right of usufruct.

3.	The provisions of these articles of association regarding the restriction on the transfer of shares and regarding the disposal and transfer of shares shall apply to the disposal and transfer of shares by a pledgee or to the transmission of shares to a pledgee, provided that the pledgee shall exercise all the rights conferred upon the shareholder in respect of disposal and transfer and shall perform the obligations of the latter in respect thereof.

4.	The shareholder shall have the right to vote on shares on which a right of usufruct or pledge has been established.

5.	Notwithstanding the previous paragraph, a holder of a right of pledgee shall have the right to vote (with regard to the pledgee whether or not subject to a condition precedent) if this has been provided when the relevant limited right was established, or afterwards between the shareholder and pledgee is being agreed upon in writing, provided both this provision as the transfer of voting rights is approved by the General Meeting.

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6.	If another person assumes the rights of the pledgee with the right to vote, he shall have the right to vote only if the transfer of the right to vote has been approved by the General Meeting.

7.	A shareholder without voting rights and pledgees with voting rights shall have the Attendance Right.

8.	A pledgee without voting rights shall not have the Attendance Right.

Transfer of shares or limited rights on shares:

Article 11:

1.	A transfer of a share or the vesting or transfer of a limited right thereon requires a deed which deed shall mention those involved as parties. This deed shall have to be executed before a civil-law notary officiated in the Netherlands.
2.	A transfer of a share or the vesting or transfer of a limited right thereon in accordance with the provision of the previous paragraph shall also be legally binding on the Company. Except in the event that the Company itself is a party to a legal act, the rights attached to the share may not be exercised until it has acknowledged the legal act or the deed has been served on it or it has acknowledged it by entry in the shareholders’ register, all this with due observance of the provisions of article 2:196a and article 2:196b Dutch Civil Code.

Joint ownership:

Article 12:

When shares are held jointly, the joint holders can only be represented vis-á-vis the Company by a person authorized by them in writing for that purpose. The joint holders can also authorize more than one person. When shares are held jointly, the joint holders can at the request of a joint holder upon the authorisation or at a later stage—unanimously—decide that such number of votes will be cast in accordance the joint holder’s instruction as shall correspond with his share of the joint ownership.

Restriction on the transfer of shares:

Article 13:

1.	A transfer of shares may—without any exception (except as provided in this article)—take place only with the prior approval of the General Meeting.

2.	The transfer must take place within six months after approval has been given or is deemed to have been given.

3.	Approval is deemed to have been given:

a.	if no decision has been taken within one month of the making of a request to that effect; or

b.	if the resolution refusing approval does not specify the name(s) of one or more persons who is/are willing, against payment in cash, to purchase the shares to which the request for approval relates.

4.	If the person who has made the request accepts the potential purchaser(s) referred to in the previous paragraph under b. and the parties fail to agree on the price to be paid for the share(s), this price shall, if the parties so wish, be determined by an expert to be appointed by the mutual consent of the parties or, failing their agreement and at the request of either party, by the chairman of the Chamber of Commerce and Industry in the district in which the Company’s address is located. Unless the parties agree otherwise, this expert shall be an expert as referred to in Article 2:393 Dutch Civil Code. The costs of determining the price shall be for the Company’s account.

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5.	Potential purchasers shall have the right at any time to withdraw, provided that they do so within fourteen days of being notified of the result of the price determination referred to in the previous paragraph. If, as a result, not all of the shares are purchased:

a.	because all potential purchasers have withdrawn; or

b.	because the remaining potential purchasers have not, within six weeks of the aforementioned notification, confirmed their willingness to take over the shares which have become available, in accordance with the general meeting’s criteria for allotment, the person making the request shall be free to transfer all shares to which the request for approval related, provided that the transfer takes place within six months after this has been established.

6.	The person making the request shall have the right at any time to withdraw, provided he does so within one month of receiving definite details of the identity of the potential purchasers to which he may sell all the shares to which the request for approval related and of the selling price.

7.	This article 13 does not apply in case of a transfer of shares to the Company.

Management:

Article 14:

1.	The management of the Company has been entrusted to a Board, consisting of one or more Executive Directors and one or more Non-Executive Directors.

Reference in these articles of association to the word “Directors” without further indication shall apply to both Executive Directors and Non-Executive Directors.

Executive Directors and Non-Executive Directors shall be natural persons.

2.	The General Meeting shall decide upon the number of Directors.

3.	Directors are appointed by the General Meeting.

4.	Directors may at all times be suspended and dismissed by the General Meeting. Furthermore, Executive Directors may at all times be suspended by the Board. The suspension may at all times be cancelled by the General Meeting.

5.	If, in the event of suspension of a Director, after three months no resolution has been adopted by the General Meeting to dismiss him, the suspension shall terminate.

6.	A Director shall be given the opportunity to account for his actions in the General Meeting during which his suspension is discussed and have an adviser assist him therein.

7.	The Board will form and appoint from its midst in accordance with the Regulations (i) an investment committee (hereinafter referred to as the “Investment Committee”), (ii) an audit committee (hereinafter referred to as the “Audit Committee”) and (iii) a compensation committee (hereinafter referred to as the “Compensation Committee”).

8.	The Compensation Committee shall decide on the remuneration and the further terms and conditions of employment for each of the Directors and procuration holders, in each case as determined by the Regulations.

9.	In the event of any vacancies, or the absence of a Director, the remaining Director or Directors will be charged with the management of the Company, subject to the Regulations.

In the event all positions in the Board are vacant or the absence of all Directors or the sole Director, the Company shall temporarily be managed by a person to be appointed for that purpose by the General Meeting.

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In the event of any vacancies, or the absence of all Executive Directors or the sole Executive Director, the Non-Executive Directors may temporarily dedicate the tasks of the Executive Director(s) to other persons.

In the event of any vacancies, or the absence of all Non-Executive Directors or the sole Non-Executive Director, tasks of the Non-Executive Director shall be performed by a person appointed thereto by the General Meeting. The General Meeting shall take measures to provide for a permanent solution.

Duties and powers:

Article 15:

1.	If there is more than one Director they will decide by an absolute majority of the votes unless as otherwise provided in the Regulations; each Director may cast one vote; and in the event of an equal division of votes the General Meeting shall decide upon the issue.

2.	The Board shall hold a meeting whenever a Director considers this necessary. The Board is also authorized to adopt resolutions without holding a meeting, provided all the Directors have been given the opportunity to cast their votes and all have agreed on this way of adopting resolutions. Such resolutions shall be adopted by a majority as referred to in paragraph 1.

3.	A Director may grant another Director a written power of attorney to represent him at the meeting.

4.	The contemporaneous linking together by telephone conference or audio-visual communication facilities of all the Directors, wherever they may be, shall be deemed to constitute a meeting of the Board for the duration of the connection, unless a Director objects thereto.

Minutes of the matters addressed at a meeting of the Board, authenticated by the chairman of the Board or, in the event the Board does not have a chairman, by a Non-Executive Director serving as chairman of the meeting, shall be sufficient evidence thereof and of the observance of all necessary formalities.

5.	The Board shall have authority to draw up regulations (herein referred to as the “Regulations”) to deal with matters that concern the Board internally, as well as the appointment and other internal processes of the Investment Committee, the Audit Committee and the Compensation Committee.

Such regulations shall not be in conflict with what has been provided in these articles of association. Furthermore, the Directors shall have power to allocate their tasks amongst themselves, whether or not in the Regulations, provided that this allocation of tasks is in writing.

With due observance of the provisions of this paragraph the chairmanship of the Board and its meetings shall be allocated to the Non-Executive Directors.

6.	Directors to whom—in writing and in accordance with these articles of association—a task has been allocated may validly adopt resolutions regarding matters that pertain to their respective tasks, as referred to in article 2:239a paragraph 3 Dutch Civil Code.

7.	The Board requires the approval of the General Meeting for such resolutions as the General Meeting by its explicitly defined resolution has adopted and made known to the Board.

8.	The absence of the approval required pursuant to paragraph 7 of this article 15 does not affect the representative authority of the Board or each Director.

9.	The Directors have the right to attend the General Meeting; in these meetings they will have an advisory vote.

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10.	The Board shall not be authorized to file a petition for bankruptcy of the Company without the instruction of the General Meeting.

11.	The relevant Director(s) shall, in the event of a direct or indirect personal conflict of interests between the Company and one or more of its Directors, not participate in the discussions and decision making regarding the relevant matter. If no resolution can be adopted as a result thereof, the resolution shall nevertheless be adopted by the Board.

Representation:

Article 16:

1.	The Board represents the Company. The Company may also be represented by each independently acting Executive Director.

2.	The Company may also be represented by one or more proxy holders (procuratiehouders), with due regard for the authority assigned to them for that purpose by the Board. Said proxy must be granted in writing and entered in the Trade Register. The title of such proxy holders (procuratiehouders) shall be determined by the Board.

Financial year, annual accounts and annual report:

Article 17:

1.	The Company’s financial year runs from the first day of January up to and including the thirty-first day of December of each year.

2.	Annually as at the last day of each financial year the Board shall prepare the Company’s annual accounts (consisting of the balance sheet and profit and loss account with explanatory notes thereto) within five months of the end of each financial year, unless this period is extended by the General Meeting by no more than six months due to unusual or extraordinary circumstances. The Board shall deposit the accounts at the Company’s offices for inspection by the shareholders and other Persons entitled to attend meetings. The Board shall also, within the above-mentioned period, deliver an annual report.

The annual accounts will be signed by all Directors; if any signature should be lacking, this fact and the reasons therefore will be indicated in the annual accounts.

Signing the annual accounts by all Directors shall not be considered as adoption of the annual accounts as referred to in paragraph 5 first sentence of this article 17.

3.	The Company shall make sure that the annual accounts, the annual report and the information to be added by virtue of article 2:392 paragraph 1 Dutch Civil Code, are available at its offices from the time the General Meeting, at which they are to be discussed, is convened. The Persons entitled to attend meetings may inspect these documents in that place and obtain free copies thereof.

4.	The provisions of paragraphs 2 and 3 of this article 17 regarding the annual report and the information to be added by virtue of article 2:392 paragraph 1 Dutch Civil Code do not apply in case article 2:403 Dutch Civil Code applies to the Company or when the exemption pursuant to article 2:396 paragraph 7 Dutch Civil Code applies to the Company as a result of the size of the Company’s enterprise.

5.	The General Meeting shall adopt the annual accounts. The annual accounts cannot be adopted if the General Meeting has not been able to examine the auditor’s report referred to in paragraph 6 of this article 17, unless under the additional data a lawful ground has been stated for the absence of the auditor’s report.

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6.	The General Meeting shall have the right—and, if required by law, be under an obligation—to appoint an auditor as referred to in article 2:393 Dutch Civil Code to audit the annual accounts drawn up by the Board, to report to the Board and issue a certificate on the audit.

7.	Where the General Meeting fails to appoint an auditor as referred to in paragraph 6 of this article 17, the Board shall do so.

8.	The appointment may be revoked at any time by the General Meeting and by the body that made the appointment.

Payments to shareholders:

Article 18:

1.	Profit will be taken to mean the credit balance of the adopted profit and loss account.

2.	Without prejudice to the provisions in paragraph 10 of this article 18, to the full extent of the distributable profits of the Company available therefor, a dividend distribution shall be made to the holders of the cumulative preferred shares, as to each share, at a rate (the “Dividend Rate”) of ten per cent (10%) per annum compounded quarterly until the second anniversary of the issue of the first cumulative preferred share and twelve per cent (12%) per annum compounded quarterly after that date, of the sum of (i) the nominal amount, together with share premium, attached to such share (excluding any effects if effect has been given to the provisions of article 18 paragraph 10), plus (ii) an amount equal to all Arrearages (and any accumulated dividends thereon), if any, that are payable in respect of such share. Dividends shall be paid in four equal quarterly instalments on the fifteenth day of January, the fifteenth day of April, the fifteenth day of July and the fifteenth day of October of each year (each such date, regardless of whether any dividends have been paid or set aside for payment on such date, a “Dividend Payment Date”), to the holders of such shares (the “Holders”) on the tenth (10th) day prior to the relevant Dividend Payment Date. Dividends shall be cumulative from the most recent Dividend Payment Date as to which dividends shall have been paid or, if no dividends have ever been paid, from the Restated Date, and shall accumulate from day to day whether or not earned or declared until paid. Dividends shall accumulate on the basis of a three hundred sixty (360) -day year consisting of twelve thirty (30) -day months (four ninety (90) -day quarters). In the event that there do not exist distributable profits for the payment of dividends on any Dividend Payment Date, any dividends that would otherwise be payable on all issued cumulative preferred shares and any Arrearages (including any dividends accumulated thereon) shall accrue and shall not be paid unless and until the Company has distributable profits available for the payment of such dividends. If with respect to a previous year or previous years (or any portion thereof) distributions on the cumulative preferred shares have been made less than the applicable Dividend Rate, the available distributable profit of any subsequent year, insofar as possible, shall furthermore first be used to make up the deficit in said dividends for such prior periods. Dividends paid on the cumulative preferred shares pursuant to this paragraph shall in their entirety be distributed in the form of cumulative preferred shares in the capital of the Company, whereby the number of cumulative preferred shares to be issued in payment of each such dividend is to be calculated by dividing the relevant amount of the dividend by eight United States dollars and forty cents (USD 8.40). For each Holder, the cumulative preferred shares to be issued as a dividend payment shall be calculated on an aggregate basis, with any fractional shares rounded off downwards. All cumulative preferred shares distributed as dividends shall be deemed issued on the applicable Dividend Payment Date.

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Dividends on the cumulative preferred shares shall be cumulative, and from and after any Dividend Payment Date on which any dividend that has accumulated through such date on a cumulative preferred share has not been paid in full (the amount of such unpaid dividends, an “Arrearage”), additional dividends shall accumulate on such cumulative preferred share in respect of the amount of such Arrearage at the Dividend Rate. Any and all such additional dividends in respect of any Arrearages shall accumulate from day to day and compound quarterly, whether or not earned or declared until the Arrearage is paid in full, and shall constitute an additional Arrearage from and after any Dividend Payment Date to the extent not paid on such Dividend Payment Date. Reference in any article in these articles of association to dividends that have accumulated with respect to a cumulative preferred share shall include the amount, if any, of any Arrearage together with any dividends accumulated on such Arrearage pursuant to the immediately preceding two sentences. Additional dividends in respect of any Arrearage may be declared and paid at any time, in whole or in part, in accordance with this paragraph 2 of article 18 without reference to any regular Dividend Payment Date, to Holders on such record date as may be fixed by the Board (which record date shall be no less than ten (10) days prior to the corresponding payment date).

Dividends paid on the cumulative preferred shares (including any Arrearages and any dividends accumulated thereon) shall be allocated pro rata on a share-by-share basis among all cumulative preferred shares then outstanding.

Dividends paid in an amount less than the full amount of dividends at the time accumulated and payable on the cumulative preferred shares (and on any Arrearage and any dividends accumulated thereon) shall be applied first to the earliest dividend which has not theretofore been paid.

3.	The Board may resolve to make such reservation from the balance of the profits after application of paragraph 2, as it deems appropriate.

4.	Subject to paragraph 14 of this article 18, the balance of the profits after application of paragraph 3 shall be at the free disposal of the General Meeting for distributions exclusively on ordinary shares, reservations or such other purposes within the object of the Company as the General Meeting shall decide.

5.	Each calendar quarter, starting on the conclusion of the first calendar quarter after the Restated Date, an interim dividend to the debit of profits which have not yet been established shall be declared to the holders of cumulative preferred shares in conformity with paragraph 2 of this article 18. The profits which have not yet been established will be decreased with the relevant amount distributed as interim dividend and such amount (less one United States dollar cent (USD 0.01) per issued cumulative preferred shares) will be added to the share premium reserve attached to the cumulative preferred shares. Furthermore, subject to paragraph 14 of this article 18, the General Meeting may declare and pay out an interim dividend on the ordinary shares to the debit of the remainder of the profits which have not yet been established.

6.	The provision on distributions as referred to in paragraph 2 and a resolution of the General Meeting to serve a distribution as referred to in paragraphs 4 and 5 do not have effect as long as the Board has not granted its approval. The Board shall refuse its approval solely if it knows or reasonably should know that the Company after the distribution will not be able to keep up paying its debts which are due.

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7.	The Company may only make distributions to shareholders from profits qualifying for payment, insofar as the net assets exceeds the reserves that have to be maintained by virtue of Dutch law or these articles of association.

No distribution of profits for the benefit of the Company will be made on shares owned by the Company.

8.	For the calculation of the amount of the profit to be distributed on each ordinary share, only the amount of the obligatory payments on the nominal amount of the ordinary shares including share premium shall be taken into account. With the consent of all shareholders each time this provision can be derogated from.

9.	Distributions chargeable to a share premium reserve attached to a certain class of shares may only be made to the holders of shares of such class in proportion to the obligatory payments on the nominal amount of the shares of such class, pursuant to a resolution of the General Meeting on the proposal of the meeting of shareholders of such class and with due observance of paragraphs 6 and 7 of this article 18.

10.	Only losses that cannot be charged to a reserve – not being the share premium reserve for the cumulative preferred shares – or that may not be covered in any other way shall be charged to the share premium reserve for the cumulative preferred shares.

11.	If a loss of the Company is charged to the share premium reserve for the cumulative preferred shares, no distributions can be made in the following years, until the aggregate amount by which such share premium reserve has been reduced has been made up by way of reservation from profits in the following financial years. An amount of the profits shall be reserved equal to the amount by which such share premium reserve was reduced and such amount will be added to such reserve.

12.	If the Company purchases shares of a certain class in its own capital, the share premium reserve attached to those shares shall be decreased by an amount equal to the amount of said share premium reserve multiplied by a fraction of which the numerator equals the number of purchased shares and the denominator equals the total number of shares of such class that had been placed immediately before that purchase.

13.	In the event of cancellation with repayment of cumulative preferred shares, a dividend distribution in cash will be made on such shares on the date of repayment, which distribution will be calculated in accordance with paragraph 2 of this article 18 and allocated pro rata on a share-by-share basis among all cumulative preferred shares then outstanding, to be calculated for the period from the most recent Dividend Payment Date on which payment in full of the dividend due on such Dividend Payment Date was made until the date of repayment on the cumulative preferred shares being cancelled, without prejudice to the provisions of paragraphs 6 and 7 of this article 18.

14.	So long as any cumulative preferred shares are outstanding, the Board shall not declare, and the Company shall not pay or set apart for payment any dividend on any Junior Securities or make any payment on account of the cancellation with repayment, repurchase, redemption or other retirement of, any Junior Securities or any warrants, rights or options exercisable for or convertible into any Junior Securities, or make any distribution in respect of the Junior Securities, either directly or indirectly, and whether in cash, obligations or shares of the Company or other property (other than

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distributions or dividends in Junior Securities to the holders of Junior Securities), and shall not permit any subsidiary of the Company to purchase or redeem any Junior Securities or any warrants, rights, calls or options exercisable for or convertible into any Junior Securities unless prior to or concurrently with such declaration, payment, setting apart for payment, repurchase, redemption or other retirement or distribution, as the case may be, all accumulated and unpaid dividends on cumulative preferred shares not paid on the dates provided for in this article 18 (including any Arrearages and accumulated dividends thereon) shall have been paid. Notwithstanding the foregoing, this paragraph 14 of article 18 shall not prohibit the acquisition, repurchase, exchange, conversion, redemption or other retirement for value of cumulative preferred shares by the Company in accordance with these articles of association.

General Meeting:

Article 19:

1.	During each financial year at least one General Meeting shall be held or at least once a resolution shall be adopted in accordance with paragraph 15 of this article 19, within six months after the end of the financial year,—except in case a delay in drawing up the annual accounts has been approved—which among others shall address:

a.	the consideration of the annual accounts and, insofar as is required by law, of the annual report and additional information as mentioned in article 2:392 Dutch Civil Code;

b.	the adoption of the annual accounts;

c.	deciding upon the discharge of each of the Directors;

d.	deciding upon the allocation of profits;

e.	the appointment of the person as referred to in Article 14 paragraph 8 of these articles of association; and

f.	the execution of any other tasks required by law.

If a delay in drawing up the annual accounts has been approved by the General Meeting, the matters indicated in the previous sentence will either be addressed in a General Meeting to be held no later than one month after the date to which the extension has been granted, or to be included in a resolution to be adopted outside a meeting in accordance with paragraph 15 of this article 19, such resolution to be adopted no later than one month after the date to which the extension has been granted.

2.	The Board and each shareholder who solely represents at least ten per cent (10%) of the Company’s total issued share capital (on an As Converted Basis) are entitled to convene a General Meeting, with due observance of the provisions of this article 19. The party convening the meeting shall determine the agenda.

3.	The Board is also obliged to convene a General Meeting, if one Director or one or more shareholders who solely or collectively represent at least one per cent (1%) of the Company’s total issued share capital address a request to that effect to the Board in writing, including by electronic means, specifically stating the items to be discussed in that meeting.

If in that case the Board fails to convene a meeting in such a way that it is held within four weeks from receipt of the said request, each of those making the request will be authorized to convene a meeting, with due observance of the relevant provisions in these articles of association.

For the purpose of this paragraph, Persons entitled to attend meetings are regarded as shareholders.

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4.	Shareholders and other Persons entitled to attend meetings must be invited to attend the General Meeting no later than the eighth day prior to the meeting, by registered letter, stating the items on the agenda. If a shareholder or other Person entitled to attend meetings has consented thereto, notice for a General Meeting can also be given electronically to the address provided for this purpose to the Company, provided the message is capable of being produced in writing.

5.	Nevertheless, resolutions may be adopted by the General Meeting if no notice convening a meeting was made in accordance with paragraph 4, or if the item in question was not mentioned in the notice, provided all Persons entitled to attend meetings consent to the decision-making of these items and the Directors prior to the decision-making have been given the opportunity to render advice.

6.	When one or more holders of shares who alone or jointly represent at least one per cent (1%) of the Company’s issued share capital have requested, in writing, including electronically, the consideration of a matter, this shall be included in the convening notice or announced in the same manner, provided that the Company has received the request no later than the thirtieth day prior to the date of the meeting and that there is no serious conflicting interest of the Company. For the purposes of this paragraph Persons entitled to attend meetings are regarded as shareholders.

7.	The General Meeting shall be held in the place where the Company has its official seat. They may be held in a different place, provided all Persons entitled to attend meetings consent to the place of the meeting and the Directors prior to the decision-making have been given the opportunity to render advice.

8.	The General Meeting shall be chaired by the chairman of the Board and, where the Board has not appointed such chairman or where the chairman is not present at the meeting, by the Director present at the meeting who has been in office longest.

Where none of the Directors is present at the meeting, the General Meeting shall appoint its own chairman.

9.	The chairman shall appoint one of the persons present to minute the meeting and he shall adopt the minutes with such secretary and, in evidence thereof, sign them with the secretary. The minutes must be entered into a minute book. Where an official report of the meeting is drawn up by a civil-law notary, no minutes need to be taken and signing of the report by the notary shall suffice.

10.	Every shareholder and every other Person entitled to attend meetings shall be authorized to attend the General Meeting and to address the meeting. Each shareholder and other Person entitled to attend meetings having voting rights shall be authorized to exercise his voting rights at the General Meeting.

11.	Persons entitled to attend meetings may be represented at the General Meeting by written proxy (including by proxy granted electronically).

12.	Each Person entitled to attend meetings may attend, in person or by written proxy (including a proxy granted electronically), a General Meeting by electronic means of communication, to speak and to exercise his voting rights at such meeting, under the conditions to be established by the Board. The convocation for the General Meeting shall mention the conditions.

13.	For the purpose of paragraph 12, it shall be required that the Person entitled to attend meetings can be identified by electronic means, can take note of the occurrences at the meeting directly and can exercise his voting rights. Furthermore, it is required that the shareholder can participate in the discussions by electronic means of communication.

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14.	Votes cast for a General Meeting prior to the meeting by electronic means of communication are considered to be equivalent to votes cast at the meeting. The votes cannot be cast more than thirty days prior to the meeting. The votes cast will remain valid in case of a subsequent transfer of the relevant shares. The Board shall establish the conditions applicable to votes cast prior to a General Meeting. The convocation for the meeting shall mention the conditions.

15.	A resolution of the General Meeting may also be adopted in another way without holding a meeting, provided all Persons entitled to attend meetings consent in writing or electronically to such other way of decision-making. The votes shall be cast in writing. The requirement that the voting is set out in writing is also fulfilled if the resolution indicating the way in which the shareholders voted is recorded in writing or electronically. The Directors shall be given the opportunity to render advice prior to the decision-making.

16.	If decision-making takes place in accordance with the previous paragraph all requirements regarding quorum and qualified majority as provided for in the law and these articles of association are applicable simultaneously, provided that outside a meeting at least such a number of votes need to be cast as is required for there to be the quorum required for the resolution concerned.

Shareholder voting:

Article 20:

1.	Except as otherwise provided by law or these articles of association, all resolutions of the General Meeting shall be adopted by the vote of holders of an absolute majority of the issued share capital at a meeting in which a majority of the issued share capital is represented as calculated during the Conversion Period, in each case, as if the cumulative preferred shares are converted in accordance with article 4 paragraph 12 (together with accrued but unpaid dividends accumulated on such cumulative preferred shares, including any Arrearages and any accrued but unpaid dividends accumulated on such Arrearages) as per the date of the General Meeting. If the said quorum is not represented in such meeting no second meeting may be held as referred to in article 2:230 paragraph 3 of the Dutch Civil Code.

2.	Each share confers the right to cast one vote, on the understanding that during the Conversion Period each cumulative preferred share confers the right to cast such number of votes equal to the number of ordinary shares into which the cumulative preferred share can be converted in accordance with article 4 paragraph 12 (together with accrued but unpaid dividends accumulated on such cumulative preferred share, including any Arrearages and any accrued but unpaid dividends accumulated on such Arrearages) as per the date of the General Meeting, at a certain moment. Such number of ordinary shares into which the cumulative preferred share can be converted is referred to herein as the cumulative preferred share on an “As Converted Basis”.

At General Meetings the Company shall not be capable of casting votes for shares in its own share capital that are held by itself or by one of its subsidiaries; nor shall it be capable of doing so for shares in its own share capital of which the Company or one of its subsidiaries holds the depositary receipts for shares.

Holders of a right of pledge in respect of shares belonging to the Company or its subsidiaries are not, however, excluded from exercising their right to vote if the right of pledge was created before the relevant share first came to be held by the Company or a subsidiary. The Company or a subsidiary may not cast any vote relating to shares in respect of which it has a right of pledge.

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3.	When determining whether a particular proportion of the share capital is represented, or alternatively, whether a majority represents a particular proportion of the share capital, the share capital shall be decreased by the amount of shares to which no voting rights are attached.

4.	Blank and invalid votes shall be considered not to have been cast.

5.	The determination made by the chairman at the meeting with regard to the results of a vote shall be decisive. The same shall apply to the contents of a resolution passed, where there has been a vote about a proposal that has not been put in writing.

However, where the accuracy of the determination referred to in this paragraph 5 is contested immediately after it has been made, a new vote shall take place if the majority of the General Meeting so requires or, where the original vote did not take place by response to a roll call or in writing, if one person with the right to vote so requires.

The original vote shall become void as a result of the new vote.

6.	If there is an equal division of votes on a proposal about business matters or persons, then no decision shall be taken. One or more shareholders or other persons entitled to vote representing at least fifty per cent (50%) of the issued share capital (on an As Converted Basis) shall have the right, within ten days after the meeting has been held, at which there is an equal division of votes, to request the Dutch Arbitration Institution (Nederlands Arbitrage Instituut) to appoint an adviser, in order to reach a decision about the proposal in question. In that case the decision taken by the adviser shall carry the same force as a decision taken by the General Meeting.

7.	The Board shall keep a record of the resolutions adopted. The records shall be available for inspection by the shareholders and the Persons entitled to attend meetings at the Company’s offices. On request a copy or extract of these records shall be issued to each shareholder and Person entitled to attend meetings at no more than cost price.

Meetings of holders of shares of a certain class:

Article 21:

1.	Meetings of holders of shares of a certain class will be held in all cases in which pursuant to these articles of association a resolution of the meeting of holders of shares of a certain class is required and furthermore as often as the Board deems necessary or as often as one or more shareholders entitled to vote with regard to the shares of the concerning class has requested to the Board in writing, setting out the exact matters to be discussed.

2.	In the event that the Board fails to convene the meeting after a request as referred to in the end of paragraph 1 in such a manner that it is held within four weeks of receipt of the request, each of the persons who made the request shall have the right to convene the meeting himself in accordance with the relevant provisions of these articles of association.

3.	Article 19 paragraphs 4, 5, 7, 9 up to and including 16 as well as article 20 shall be mutatis mutandis applicable to the meeting of holders of shares of a certain class.

4.	The meeting of holders of shares of a certain class shall appoint its chairman itself.

Specific resolutions:

Article 22:

1.	Resolutions to:

a.	issue shares in the Company’s capital or grant a right to acquire shares in the Company’s capital;

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b.	amend the articles of association of the Company;

c.	a legal merger or demerger of the Company; and

d.	dissolve the Company,

can only be adopted by the General Meeting with prior approval of the Board.

2.	Resolutions to:

a.	issue cumulative preferred shares in the Company’s capital other than those issued in accordance with article 18 paragraph 2;

b.	the granting of a right to acquire cumulative preferred shares in the Company’s capital;

c.	exclude or limit pre-emption rights upon the issue of cumulative preferred shares other than in relation to those issued in accordance with article 18 paragraph 2; or

d.	assign the authority to issue cumulative preferred shares and exclude or limit pre-emptive rights upon the issue of such shares to another corporate body and to revoke such assignment, other than in connection with the issue of cumulative preferred shares in accordance with article 18 paragraph 2, can only be adopted by the General Meeting with prior approval of the meeting of holders of cumulative preferred shares.

3.	Upon the expiration of the Conversion Period and for so long as the total amount of the nominal value paid on the cumulative preference shares, the balance of the share premium reserve attached to the cumulative preferred shares (excluding any effects if effect has been given to the provisions of article 18 paragraph 10), plus unpaid dividends accumulated thereon (including any Arrearages and accumulated dividends thereon) exceeds thirty million United States Dollars (USD 30 million), resolutions to:

a.	create or issue any new class of (cumulative) preferred shares ranking senior to or pari passu with the cumulative preferred shares issued on the Restated Date;

b.	issue shares in the Company’s capital or grant a right to acquire shares in the Company’s capital;

c.	amend the articles of association of the Company, which specifically prejudices any right of the holders of cumulative preferred shares,

can only be adopted by the General Meeting with prior approval of the meeting of holders of cumulative preferred shares.

4.	A resolution for the amendment of the articles which specifically prejudices any right of shareholders of a specific class must be approved by such group of shareholders.

Amendment to the articles of association and dissolution:

Article 23:

1.	The General Meeting may decide to amend the articles of association or to dissolve the Company with due observance of article 22.

2.	A proposal to amend these articles of association must be mentioned in the notice convening the General Meeting; upon request the Persons entitled to attend meetings may obtain from the Company free of charge a copy of the proposal containing a verbatim record of the proposed amendment.

The proposal to amend these articles of association must be deposited verbatim at the Company’s offices from the date notice convening the meeting is made until the end of the meeting.

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3.	After a resolution has been adopted to dissolve the Company, these articles of association shall remain in force during the winding-up.

4.	Winding-up of the Company shall be performed by the Board, unless the General Meeting decides otherwise.

5.	From the balance of the assets of the Company after all its debts have been settled:

a.	if a loss of the Company has been charged to a share premium reserve of a certain class of shares and said loss has not been made up completely in accordance with article 18, then the part of the amount of said loss that has not theretofore been made up shall be distributed to the shareholders of the concerning class of shares in proportion to the obligatory payments on the nominal amount of the shares of such class of shares. If a distribution in full of the part to which each class of shares is entitled is not completely possible, then such distribution shall be made to each class of shares in proportion to each such class’s share premium deficit;

b.	the remaining balance shall be used to distribute to the holders of cumulative preferred shares in proportion to the obligatory payments on the nominal amount of the cumulative preferred shares, the greater of:

(i)	the sum of (w) the nominal amount of the cumulative preferred shares (including any Arrearages and accumulated dividends thereon), (x) the balance of the share premium reserve attached to the cumulative preferred shares and (y) an amount to be calculated in accordance with the provisions of article 18 paragraph 13 (without duplication), provided that the period as mentioned ends on the day on which the distribution as mentioned in this article on the shares concerned will be made; and

(ii)	the amount that the holders of the cumulative preferred shares would receive in respect of their cumulative preferred shares if such outstanding cumulative preferred shares and any unpaid dividends accumulated thereon (including any Arrearages and accumulated dividends thereon) were converted into ordinary shares in accordance with article 4 paragraph 12 (notwithstanding that the Conversion Period may have expired) immediately before such distribution was made and the distribution were then to be calculated in accordance with sub c hereof;

(the	greater of (i) and (ii) the “Liquidation Preference”);

c.	the remaining balance shall be paid out to the holders of ordinary shares pro rata according to the obligatory payments on the nominal amount of the ordinary shares.

The Company shall not make any distribution of assets upon such dissolution in respect of any Junior Securities, either directly or indirectly, unless prior to such distribution, the Liquidation Preference shall have been paid in full in respect of all outstanding cumulative preferred shares.

No winding-up dividend may be distributed to the Company itself on shares held by the Company.

6.	After the liquidation has been completed, the books and records of the Company shall be kept for seven years by the person appointed for that purpose in the resolution of the General Meeting to dissolve the Company. Where the General Meeting has not appointed such person, the liquidator(s) shall do so.

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Indemnity:

Article 24:

1.	The Company will indemnify any current or former Director and proxy holder (procuratiehouder) against any damage, costs and fines resulting from the acts of such current or former Director or proxy holder (procuratiehouder) in the performance of his duties and which damage, costs (with due observance of the provisions of paragraph 2 of this article 24 with respect thereto) and fines arise out of disputes in which such current or former Director or proxy holder (procuratiehouder) has become personally involved, unless (x) a Dutch court of law renders an irrevocable ruling to the effect that the damage, costs and penalties are the result of seriously culpable conduct on the part of the (current or former) Director or proxy holder (procuratiehouder) within the meaning of article 2:9 of the Dutch Civil Code or (y) such damages, costs or fines related to a willful breach by such Director of any agreement with the Company.

2.	The indemnification referred to in the previous paragraph will also cover the actual costs of legal aid, incurred in all fairness, within the context of disputes in which such current or former Director or proxy holder (procuratiehouder) has become personally involved, unless (i) it concerns a dispute initiated by or on behalf of the Company and a Dutch court of law has rendered an irrevocable ruling to the effect that the current or former Director or proxy holder (procuratiehouder) is not liable towards the Company; (ii) it concerns any dispute other than that referred to under (i) and a Dutch court of law has rendered an irrevocable ruling to the effect that the (current or former) Director or proxy holder (procuratiehouder) has been guilty of seriously culpable conduct within the meaning of article 2:9 of the Dutch Civil Code, including intent and deliberate recklessness; and/or (iii) such costs are incurred in connection with a dispute related to a willful breach by such Director of any agreement with the Company.

3.	Settlement of a dispute does not prevent a former or current Director or proxy holder (procuratiehouder) from relying on the indemnification as referred to in paragraphs 1 and 2 of this article 24 with due observance however of the limitations and clauses contained in those paragraphs.

4.	The Company will advance the actual costs of legal aid, incurred in fairness, with the proviso that such current or former Director or proxy holder (procuratiehouder) is under an obligation to repay the advance, plus the statutory interest, if a Dutch court of law renders an irrevocable ruling to the effect that such current or former Director or proxy holder (procuratiehouder) is liable towards the Company.

5.	Compensation by the Company as referred to in paragraphs 1 and 2 of this article 24 will be effected after it has been established that the exclusions in paragraphs 1 and 2 do not apply to the conduct of such current or former Director or proxy holder (procuratiehouder). The aforesaid establishment shall take place by means of a resolution adopted by the General Meeting.

Conversion Price:

Article 25:

1.	Adjustments to Conversion Price for Dilutive Issuances.

1.1	Special Definitions. For purposes of this article 25, the following definitions shall apply:

a.	“Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire ordinary shares or Convertible Securities;

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b.	“Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for ordinary shares, but excluding Options;

c.	“Additional Ordinary Shares” shall mean all issued ordinary shares (or, pursuant to paragraph 1.2 below, deemed to be issued) by the Company, other than (1) the following ordinary shares and (2) the ordinary shares deemed issued pursuant to the following Options and Convertible Securities (clauses (1) and (2), collectively, “Exempted Securities”):

(i)	ordinary shares, Options or Convertible Securities issued as a dividend or distribution on the cumulative preferred shares;

(ii)	ordinary shares, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on the ordinary shares that is covered by one of the adjustments pursuant to paragraphs 2 through 5 below;

(iii)	ordinary shares or Options issued to employees or directors of, or consultants or advisors to the Company or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board; or

(iv)	ordinary shares or Convertible Securities actually issued upon the exercise of Options or the ordinary shares actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security.

1.2.	Deemed Issue of Additional Ordinary Shares.

a.	If the Company at any time or from time shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of ordinary shares (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Ordinary Shares issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

b.	If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Conversion Price pursuant to paragraph 1.3 are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of ordinary shares issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Company upon such exercise, conversion and/or exchange, then, effective upon such issuance, the Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the

22

occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this clause (b) shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the Conversion Price that would have resulted from any issuances of Additional Ordinary Shares (other than deemed issuances of Additional Ordinary Shares as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

c.	If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Conversion Price pursuant to paragraph 1.3 (either because the consideration per share (determined pursuant to paragraph 1.4) of the Additional Ordinary Shares subject thereto was equal to or greater than the Conversion Price then in effect) are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of ordinary shares issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Company upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Ordinary Shares subject thereto (determined in the manner provided in paragraph 1.2(a)) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

d.	Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Conversion Price pursuant to paragraph 1.3, the Conversion Price shall be readjusted to such Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

e.	If the number of ordinary shares issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Company upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Conversion Price provided for in this paragraph 1.2 shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (b) and (c) of this paragraph 1.2). If the number of the ordinary shares issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Company upon such exercise, conversion and/or exchange, cannot be

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calculated at all at the time such Option or Convertible Security is issued or amended, then any adjustment to the Conversion Price that would result under this paragraph 1.2 at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

1.3.	Adjustment of the Conversion Price. In the event the Company shall at any time issue Additional Ordinary Shares (including Additional Ordinary Shares deemed to be issued pursuant to paragraph 1.2), without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to such issue, then the Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula: CP2 = CP1* (A + B) ÷ (A + C). For purposes of the foregoing formula, the following definitions shall apply:

a.	“CP2” shall mean the Conversion Price in effect immediately after such issue of Additional Ordinary Shares;

b.	“CP1” shall mean the Conversion Price in effect immediately prior to such issue of Additional Ordinary Shares;

c.	“A” shall mean the number of the ordinary shares outstanding immediately prior to such issue of Additional Ordinary Shares (treating for this purpose as outstanding all of the ordinary shares issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities (including cumulative preferred shares as if the cumulative preferred shares had been converted in accordance with paragraph 12 of article 4 (together with accrued but unpaid dividends accumulated on such cumulative preferred shares, including any Arrearages and any accrued but unpaid dividends accumulated on such Arrearages) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

d.	“B” shall mean the number of ordinary shares that would have been issued if such Additional Ordinary Shares had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Company in respect of such issue by CP1); and

e.	“C” shall mean the number of such Additional Ordinary Shares issued in such transaction.

1.4.	Determination of Consideration.

For purposes of this paragraph 1.4, the consideration received by the Company for the issue of any Additional Ordinary Shares shall be computed as follows:

a.	Cash and Property: Such consideration shall:

(i)	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company, excluding amounts paid or payable for accrued interest;

(ii)	insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board; and

(iii)	in the event Additional Ordinary Shares are issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as reasonably determined in good faith by the Board.

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b.	Options and Convertible Securities. The consideration per share received by the Company for Additional Ordinary Shares deemed to have been issued pursuant to paragraph 1.2, relating to Options and Convertible Securities, shall be determined by dividing:

(i)	the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(ii)	the maximum number of ordinary shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

1.5.	Multiple Closing Dates. In the event the Company shall issue on more than one date Additional Ordinary Shares that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Conversion Price pursuant to the terms of paragraph 1.3 then, upon the final such issuance, the Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

2	Adjustment for Stock Splits and Combinations.

If the Company shall at any time or from time to time effect a subdivision of the outstanding ordinary shares, the Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of ordinary shares issuable on conversion of the Company’s cumulative preferred shares (as if the cumulative preferred shares are converted in accordance with paragraph 12 of article 4, together with accrued but unpaid dividends accumulated on such cumulative preferred shares, including any Arrearages and any accrued but unpaid dividends accumulated on such Arrearages) shall be increased in proportion to such increase in the aggregate number of ordinary shares outstanding. If the Company shall at any time or from time to time combine the ordinary shares outstanding, then the Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of ordinary shares issuable on conversion of each such cumulative preferred share shall be decreased in proportion to such decrease in the aggregate number of ordinary shares outstanding. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

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3.	Adjustment for Certain Dividends and Distributions.

In the event the Company at any time or from time to time shall make or issue, or fix a record date for the determination of holders of ordinary shares entitled to receive, a dividend or other distribution payable on the ordinary shares in additional ordinary shares , then and in each such event the Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

(1)	the numerator of which shall be the total number of ordinary shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2)	the denominator of which shall be the total number of ordinary shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of such ordinary shares issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, then the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions; and (b) no such adjustment shall be made if the holders of cumulative preferred shares simultaneously receive a dividend or other distribution of ordinary shares in a number equal to the number of ordinary shares as they would have received if all outstanding cumulative preferred shares had been converted into ordinary shares on the date of such event (as if the cumulative preferred shares are converted in accordance with paragraph 12 of article 4, together with accrued but unpaid dividends accumulated on such cumulative preferred shares, including any Arrearages and any accrued but unpaid dividends accumulated on such Arrearages).

4.	Adjustments for Other Dividends and Distributions.

In the event the Company at any time or from time to time shall make or issue, or fix a record date for the determination of holders of ordinary shares entitled to receive, a dividend or other distribution payable in securities of the Company (including a distribution of shares in respect of outstanding ordinary shares) or in other property and the provisions of paragraph 1 of this article 25 do not apply to such dividend or distribution, then and in each such event the holders of cumulative preferred shares shall receive, simultaneously with the distribution to the holders of ordinary shares, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding cumulative preferred shares had been converted into ordinary shares on the date of such event (as if the cumulative preferred shares are converted in accordance with paragraph 12 of article 4, together with accrued but unpaid dividends accumulated on such cumulative preferred shares, including any Arrearages and any accrued but unpaid dividends accumulated on such Arrearages).

5	Adjustment for Merger or Reorganization, etc.

If there shall occur any reorganization, recapitalization, reclassification, consolidation, merger or similar transaction involving the Company in which the ordinary shares (but not the cumulative preferred shares) are converted into or exchanged for securities, cash or other property (other than a transaction covered by paragraph 1, 2 and 3 of this article 25), then, following any such reorganization, recapitalization, reclassification, consolidation, merger or similar transaction, each cumulative preferred share shall thereafter be convertible in lieu of the ordinary shares into which it

26

was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of ordinary shares of the Company issuable upon conversion of such holder’s cumulative preferred shares immediately prior to such reorganization, recapitalization, reclassification, consolidation, merger or similar transaction would have been entitled to receive pursuant to such transaction (as if the cumulative preferred shares are converted in accordance with paragraph 12 of article 4, together with accrued but unpaid dividends accumulated on such cumulative preferred shares, including any Arrearages and any accrued but unpaid dividends accumulated on such Arrearages); and, in such case, appropriate adjustment (as determined in good faith by the Board in consultation with the majority holders of cumulative preferred shares) shall be made in the application of the provisions in this article 25.

FINAL PROVISIONS

Finally, the person appearing, acting in said capacity, declared the following.

Immediately prior to the execution of this deed, the Company’s issued share capital amounted to twenty-thousand United States dollars (USD 20,000), divided into twenty-thousand (20,000) shares, each share with a nominal value of one United States dollar (USD 1), numbered 1 up to and including 20,000. The said shares will as per the moment of the execution of this deed, be converted into two million (2,000,000) ordinary shares, each share with a nominal value of one United States dollar cent (USD 0.01), numbered 1 up to and including 2,000,000. Consequently, as per the moment of the coming into effect of this deed, the Company’s aggregate issued capital amounts to twenty thousand United States dollar (USD 20,000).

END

The person appearing is known to me, civil-law notary.

This deed was executed in Amsterdam on the date stated at the beginning of this deed.

The summarised contents of this deed were stated and explained to the person appearing. The person appearing was informed of the consequences of the contents of this deed. The person appearing declared to dispense with a full reading of the deed, to have taken due note of the content of the deed well before its execution and to agree with its content.

Immediately following the limited reading, this deed was signed by the person appearing and by me, civil-law notary.

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Schedule 10 – Director and Officer Resignations

•	Bruce David Wardinski

•	Jurjen Edward Hardeveld

Schedule 10 to the Subscription Agreement

Schedule 11 – [Intentionally Omitted]

Schedule 11 to the Subscription Agreement

Schedule 12 – Notices

If to the Company:

Playa Hotels & Resorts B.V.

Prins Bernhardplein 200

1097 JB Amsterdam

The Netherlands

With a copy, which shall not constitute notice, to:

Playa Hotels & Resorts B.V.

c/o Playa Management USA, LLC

3950 University Drive, Suite 301

Fairfax, Virginia 22030

USA

Facsimile: + 1.571.529.6050

Attn: General Counsel

And to:

Hogan Lovells US LLP

555 13th Street, NW

Washington, DC 20004

USA

Facsimile: +1.202.637.5910

Attn: Carol Weld King

If to Subscriber:

HI Holdings Playa B.V.

c/o Hyatt Hotels Corporation

71 South Wacker Drive

Chicago, Illinois 60606

USA

Attn: Executive Vice President, General Counsel

With a copy, which shall not constitute notice, to:

DLA Piper LLP (US)

1251 Avenue of the Americas

New York, New York 10020-1104

USA

Facsimile: + 1.212.335.4501

Attn: Christopher C. Paci

Schedule 12 to the Subscription Agreement

Schedule 13 – Credit Facility Term Sheet

See attached.

Schedule 13 to the Subscription Agreement

1

Project Wahoo

$[375] million Senior Secured Credit Facilities

Summary of Principal Terms and Conditions

Set forth below is a Summary of Principal Terms and Conditions (this “Term Sheet”) for the Senior Secured Credit Facilities (as defined below).

Borrower:	Playa Resorts Holding B.V., a newly formed Dutch company with limited liability and a direct wholly-owned subsidiary of Holdings (the “Borrower”).

Holdings:	Playa Hotels & Resorts B.V., a newly formed Dutch company with limited liability (“Holdings”).

Administrative Agent:	Deutsche Bank AG New York Branch (“DBAGNY”) will act as sole administrative agent and collateral agent (in such capacities, the “Administrative Agent”) for a syndicate of banks, financial institutions and other lenders (the “Lenders”), and will perform the duties customarily associated with such roles (it being understood and agreed that the collateral agent under the Security Agreements to be governed by the laws of Mexico may be, if decided by the Lead Arrangers in their reasonable discretion, an affiliate of DBAGNY constituting a Mexican bank).

Transaction Description [1]:	The Borrower shall, directly or indirectly, acquire in a transaction to be structured in the manner described to the Lead Arrangers on or prior to the date hereof or in such other manner reasonably satisfactory to the Lead Arrangers (the “Acquisition”): (1) the following four properties (including, without limitation, all assets, licenses and related operations located in such properties): Hotel Gran Caribe Real, Hotel Gran Porto Real, Hotel The Royal Cancun and Hotel The Royal Playa del Carmen, all of them located in Mexico (the “Real Properties”), (2) the following asset management or marketing companies: (A) BD Real Resorts, S. de R.L. de C.V. and its subsidiaries: Riviera Porto Real, S.A. de C.V., The Royal Cancun, S. de R.L. de C.V., Hotel Gran Caribe Porto Real, S.A. de C.V. and Royal Porto S.A. de C.V., (B) Playa Management USA, LLC and its subsidiary – Playa Management, LLC, (C) IC Sales, LLC, (D) Beach Tour Sales, LLC, and (E) Perfect Tours NV, (3) the resort Ritz Carlton Rose Hall Jamaica (including, without limitation, all assets, licenses and related operations located in such resort, other than certain specified golf course and power plant assets) located in Jamaica (the “Ritz Property”) and (4) the following eight properties (including, without limitation, all assets, licenses and

[1]	Structure of the Transaction to be confirmed.

Schedule 13 to the Subscription Agreement

1

related operations located in such properties) currently owned indirectly by the Spanish company Playa Hotels and Resorts, S.L.: Hotels Dreams Palm Beach, Dreams Punta Cana Hotel, Hotel Barceló Los Cabos, Dreams Cancun Hotel, Dreams Puerto Aventuras Hotel, Secrets Capri Hotel, Dreams Puerto Vallarta Hotel and Hotel Dreams La Romana and located in The Dominican Republic and Mexico (the “Playa Properties” and together with the Real Properties and the Ritz Property, collectively, the “Properties”, and each of them, a “Property”); and

The sources of funds needed to effect the Acquisition and to pay the Transaction Fees (as defined below) and to provide for the working capital, capital expenditures and general corporate purposes of the Borrower and its subsidiaries after giving effect to the Acquisition shall be provided solely through: (A) a common or preferred equity contribution or a contribution of other assets to Holdings or its subsidiaries from [Hyatt International Corporation] through one or more of its affiliates (“Hyatt”) (the “Hyatt Contribution”), certain current equity owners of the Real Properties, certain Playa Hotel and Resorts, S.L.’s shareholders (i.e. Abu Dhabi Investment Authority, Bankia, Farallon Capital Management, Marathon Asset Management and Mr. Bruce D. Wardinski) (the “Playa Shareholders”), [Private Investor], [their respective affiliates] [and other investors disclosed to the Lead Arrangers on or prior to the date hereof or as reasonably satisfactory to the Lead Arrangers] (the “Equity Investors”) in an aggregate amount of at least the amount of the Minimum Equity Contribution (as defined below), (B) the Senior Secured Credit Facilities (as defined below) and (C) the issuance by the Borrower (in a public offering or in Rule 144A or other private placement on customary terms) of unsecured senior notes in an aggregate principal amount up to $[300.0] million (the “Senior Notes”). The date on which the Senior Secured Credit Facilities become effective and the initial borrowing thereunder occurs is referred to herein as the “Closing Date”. The transactions described above in this section are collectively referred to herein as the “Transaction”.

Joint Lead Arrangers and Book-Running Manager:	Deutsche Bank Securities Inc. (“DBSI”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated will act as joint lead arrangers and joint book-running managers for the Senior Secured Credit Facilities (as defined below), and will perform the duties customarily associated with such roles (collectively, the “Lead Arrangers”). DBSI will have “left” placement in any and all marketing materials or other documentation used in connection with the Senior Secured Credit Facilities (as defined below).

Schedule 13 to the Subscription Agreement

2

Senior Secured Credit Facilities:	A. Term Loan Facility

1.      Amount: “B” term loan facility in an aggregate principal amount of $350.0 million (the “Term Loan Facility”), $300.0 million of which shall be funded in cash at closing (the “Funded Portion”) and $50.0 million of which shall initially be issued to Inmobiliaria Turística Real S. de R.L. de C.V. or one or more of its affiliates (any of them, a “Real Shareholder” and, collectively, the “Real Shareholders”) in satisfaction of certain obligations of the Borrower and/or Holdings under the investment agreement pursuant to which, amongst other investment transactions, the Real Properties shall be transferred, directly or indirectly, to the Borrower; provided that, each Real Shareholder shall be, as Lender under the Term Loans held by it in accordance with this paragraph, subject to the following restrictions:

(i)     it (A) will not receive information provided solely to the Administrative Agent or Lenders and will not be permitted to attend/participate in Lender meetings and (B) shall not receive advice of counsel to the Administrative Agent or the Lenders or challenge their attorney-client privilege; and

(ii)    it shall have no right to vote any of its interest under the Term Loan Facility (such interest will be deemed voted in the same proportion as the other Lenders under the Funded Portion of the Term Loan Facility voting on such matter) except with respect to any amendment (A) to increase its commitment, (B) to extend or postpone the final maturity or scheduled date of amortization, (C) to reduce the principal, interest or fees, (D) to release all or substantially all the value of the Guaranty or to release liens on all or substantially all of the Collateral, (E) which would affect the Real Shareholders differently than other Lenders under the Term Loan Facility or (F) otherwise require the consent of all Lenders or all Lenders directly and adversely affected, and the Real Shareholders shall have no right to direct the Administrative Agent to take any action except with respect to any action set forth in the foregoing clauses (A) through (F); provided that, no amendment, modification or waiver of the Senior Secured Credit Documentation shall, without the consent of the Real Shareholders, deprive the Real Shareholders of their pro rata share of any payment to which all Lenders under the Term Loan Facility are entitled.

2. Use of Proceeds: The loans made pursuant to the Term Loan Facility (the “Term Loans”) may only be incurred on the

Schedule 13 to the Subscription Agreement

3

         Closing Date and the proceeds thereof shall be utilized solely to finance, in part, the Acquisition, to pay fees and expenses incurred in connection with the Transaction and for other general corporate purposes (the “Transaction Costs”).

3. Maturity: The final maturity date of the Term Loan Facility shall be 6 years from the Closing Date (the “Term Loan Maturity Date”).

4.      Amortization: (i) During the first 5-3/4 years following the Closing Date, annual amortization (payable in 4 equal quarterly installments at the end of each fiscal quarter ending after the Closing Date, commencing at the end of the first full fiscal quarter after the Closing Date) of the Term Loans shall be required in an amount equal to 1.0% of the initial aggregate principal amount of the Term Loans.

(ii) The remaining aggregate principal amount of Term Loans originally incurred shall be due and payable in full on the Term Loan Maturity Date.

5. Availability: Term Loans may only be incurred on the Closing Date. No amount of Term Loans once repaid may be reborrowed.

6.      Issuance Price on Funded Portion: [99.5]%; provided that, the discount to par reflected in the issuance price of Term Loans may, at the election of the Lead Arrangers, be taken in the form of an upfront fee paid on the Closing Date. All calculations of interest in respect of the Term Loans will be calculated on the basis of their full stated principal amount.

B. Revolving Credit Facility

1. Amount: Revolving credit facility in an aggregate principal amount of $25 million (the “Revolving Credit Facility” and, together with the Term Loan Facility, the “Facilities”).

2.      Use of Proceeds: The proceeds of loans under the Revolving Credit Facility (the “Revolving Loans”) shall be utilized for working capital, capital expenditures, acquisitions, development and other general corporate purposes, provided that, no portion of the Revolving Credit Facility may be utilized to pay amounts owing to finance the Acquisition or to pay any Transaction Costs (it being understood and agreed, however, that Letters of Credit (as defined below) may be issued on the Closing Date in the ordinary course of business and to replace or provide credit support for any existing letters of credit (including by “grandfathering” such existing letters of credit into the Revolving Credit Facility)).

Schedule 13 to the Subscription Agreement

4

3. Maturity: The final maturity date of the Revolving Credit Facility shall be 5 years from the Closing Date (the “Revolving Loan Maturity Date”).

4.      Availability: Revolving Loans may be borrowed, repaid and reborrowed on and after the Closing Date and prior to the Revolving Loan Maturity Date in accordance with the terms of the definitive credit documentation governing the Senior Secured Credit Facilities (as defined below) (the “Senior Secured Credit Documentation”).

5.      Letters of Credit: A portion of the Revolving Credit Facility in an amount to be mutually agreed will be available for the issuance of stand-by and trade letters of credit (“Letters of Credit”) to support certain obligations of the Borrower and its subsidiaries permitted under the Senior Secured Credit Documentation (but, in any event, excluding subordinated debt and equity interests). Maturities for Letters of Credit will not exceed twelve months (in the case of standby Letters of Credit) or 180 days (in the case of trade Letters of Credit), and may renew automatically annually thereafter in the case of standby Letters of Credit and, in any event, shall not extend beyond the Revolving Loan Maturity Date. Letter of Credit outstandings will reduce availability under the Revolving Credit Facility on a dollar-for-dollar basis. Each Lender under the Revolving Credit Facility shall acquire an irrevocable and unconditional pro rata participation in all Letter of Credit outstandings.

6.      Swingline Loans: A portion of the Revolving Credit Facility in an amount to be mutually agreed shall be available prior to the Revolving Loan Maturity Date for swingline loans (the “Swingline Loans” and, together with the Revolving Loans and the Term Loans, the “Loans”) to be made by DBAGNY (in such capacity, the “Swingline Lender”) on same-day notice. Any Swingline Loans will reduce availability under the Revolving Credit Facility on a dollar-for-dollar basis. Each Lender under the Revolving Credit Facility shall acquire an irrevocable and unconditional pro rata participation in each Swingline Loan.

7.      Up-Front Fee: An up-front fee in an amount equal to [0.50]% of the aggregate amount of commitments under the Revolving Credit Facility on the Closing Date shall be paid on the Closing Date ratably to the Lenders that participate in the Revolving Credit Facility.

Schedule 13 to the Subscription Agreement

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Incremental Facilities:	The Borrower will have the right to solicit the initial Lenders and other existing or prospective Lenders to provide (x) incremental commitments to the Revolving Credit Facility (each, an “Incremental Revolving Facility”) and/or (y) incremental commitments consisting of one or more increases to the Term Loan Facility and/or one or more new tranches of term loans to be made available under the Credit Documentation (hereinafter the “Incremental Term Facilities” and, together with the Incremental Revolving Facilities, the “Incremental Facilities”, with the Incremental Facilities, the Term Loan Facility and the Revolving Credit Facility being collectively called the “Senior Secured Credit Facilities”) in an aggregate amount of up to $75.0 million plus an additional amount if, after giving effect to the incurrence of such additional amount, the Borrower is in pro forma compliance with a Secured Leverage Ratio (to be defined) of not greater than 3.50:1.00 as of the most recently ended fiscal quarter for which financial statements are available (determined after giving effect to the full utilization of the commitments provided under such Incremental Facility), subject solely to the following terms and conditions: (i) no default or event of default exists or would exist after giving effect thereto, (ii) all of the representations and warranties contained in the Credit Documentation shall be true and correct in all material respects, (iii) any such Incremental Facility shall benefit from the same Guaranties (as defined below) as, and be secured on a pari passu basis by the same Collateral (as defined below) securing the Senior Secured Credit Facilities, (iv) in the case of an Incremental Revolving Facility, such Incremental Revolving Facility shall be subject to the same terms and conditions as the Revolving Credit Facility (and be deemed added to, and made a part of, the Revolving Credit Facility) and (v) in the case of loans to be made under an Incremental Term Facility (each, an “Incremental Term Loan”), such Incremental Term Loans shall be subject to substantially the same terms as the Term Loans (including voluntary and mandatory prepayment provisions but excluding call protection), provided that, unless such Incremental Term Loans are made a part of the Term Loan Facility (in which case all terms thereof shall be identical to those of the Term Loan Facility), (1) in the case of any Incremental Term Loans incurred during the first eighteen (18) months after the Closing Date, the “effective yield” on the respective Incremental Term Loans (which, for such purposes only, shall be deemed to take account of interest rate benchmark floors, recurring fees and all upfront or similar fees or original issue discount (amortized over the shorter of (A) the weighted average life of such Incremental Term Loans and (B) four years) payable to all Lenders providing such Incremental Term Loans, but exclusive of any arrangement, structuring or other fees payable in connection therewith that are not shared with all Lenders providing

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such Incremental Term Loans) determined as of the initial funding date for such Incremental Term Loans may not exceed the then “effective yield” on the Term Loans or any other Incremental Term Loans (determined on the same basis as provided in the preceding parenthetical) by more than 50 bps unless the “effective yield” on the Term Loans and any other Incremental Term Loans (determined on the same basis as provided in the second preceding parenthetical) is increased to be not more than 50 bps (after giving effect to any increase to the “effective yield” on any Term Loans and any other Incremental Term Loans) less than the “effective yield” on such Incremental Term Loans, (2) the final stated maturity date for such Incremental Term Loans may be identical to or later (but not sooner) than the final stated maturity date applicable to the Term Loans, (3) the amortization requirements for such Incremental Term Loans may differ, so long as the average weighted life to maturity of such Incremental Term Loans is no shorter than the average weighted life to maturity applicable to the then outstanding Term Loans and (4) any Incremental Facility shall be on terms and pursuant to documentation to be determined by the Borrower and the lenders providing such Incremental Facility substantially consistent (except as provided above), during periods prior to the maturity of the Term Loans, with the Term Loans, or otherwise reasonably satisfactory to the Administrative Agent. Any upfront fees and arrangement fees for any Incremental Facility will be negotiated with the lenders providing such Incremental Facility at the time of any request to provide commitments pursuant to such Incremental Facility.

Any Incremental Facility may be provided by existing Lenders or, subject to the reasonable consent of the Administrative Agent (and in the case of any Incremental Revolving Facility, the Swingline Lender and each issuing Lender of any Letter of Credit), other persons who become Lenders in connection therewith if such consent would be required under the heading “Assignments and Participations” below for assignments or participations of the applicable type of Loan or commitments, as applicable, to such person.

Existing Lenders may, but shall not be obligated without their prior written consent to, provide a commitment and/or make any loans pursuant to any Incremental Facility, and nothing contained herein or in the Commitment Letter constitutes, or shall be deemed to constitute, a commitment with respect to any Incremental Facility.

Refinancing Facility:	The Borrowers shall have the right to refinance and/or replace the Term Loans under the Term Loan Facility (and loans under any Incremental Term Facility) and/or Revolving Loans and commitments under the Revolving Credit Facility (and loans and commitments under any Incremental Revolving Facility) in whole or in part with (x) one or

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more new term facilities (each, a “Refinancing Term Facility”) or new revolving credit facilities (each, a “Refinancing Revolving Facility” and, together with any Refinancing Term Facility, a “Refinancing Facility” or the “Refinancing Facilities”) under the Credit Documentation, in each case, with the consent of the Borrower and the institutions providing such Refinancing Facility and/or (y) in the case of loans under the Term Loan Facility or an Incremental Term Facility, one or more series of notes or term loans that will be pari passu or junior in right of payment and be secured by the Collateral on a pari passu or junior basis with the remaining portion of the Senior Secured Credit Facilities or be unsecured (such notes or term loans, the “Refinancing Notes”); provided that, (a) any Refinancing Term Facility or issue of Refinancing Notes that is pari passu or junior with respect to the Collateral shall be subject to a customary intercreditor agreement or an intercreditor agreement the terms of which shall be reasonably satisfactory to the Administrative Agent and the Borrower, (b) no Refinancing Term Facility or Refinancing Notes shall mature prior to the latest maturity date of the term loans under the Senior Secured Credit Facility being refinanced or replaced, and no Refinancing Term Facility or Refinancing Notes shall have a shorter weighted average life than the term loans under the Senior Secured Credit Facility being refinanced or replaced, (c) no Refinancing Revolving Facility shall mature prior to (or require commitment reductions or amortization prior to) the maturity date of the Revolving Loans or commitments being refinanced or replaced, (d) subject to clauses (i) and (j) below, such Refinancing Facility or Refinancing Notes shall have pricing (including interest, fees and premiums), optional prepayment and redemption terms as may be agreed to by the Borrower and the lenders party thereto, (e) the other terms and conditions (excluding those referenced in clauses (b) through (d) above) of such Refinancing Facility or Refinancing Notes shall be substantially identical to, or (taken as a whole) no more favorable (as reasonably determined by the Borrower) to the lenders providing such Refinancing Facility or Refinancing Notes than, those applicable to the Senior Loans or commitments being refinanced or replaced (except for covenants or other provisions applicable only to periods after the latest final maturity date of any Term Loans under the Term Loan Facility or any Incremental Term Facility or revolving commitments under the Revolving Credit Facility existing at the time of such refinancing or replacement) or such terms shall be current market terms for such type of indebtedness (as reasonably determined by the Borrower), (f) the aggregate principal amount of any Refinancing Facility or any Refinancing Notes shall not exceed the aggregate principal amount of indebtedness and commitments being refinanced or replaced therewith, plus interest, premiums, fees and expenses or to the extent otherwise permitted under the Senior Secured Credit Documentation, (g) if any

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such Refinancing Facility or issuance of Refinancing Notes is secured, it shall not be secured by any assets other than the Collateral, (h) if any such Refinancing Facility or issuance of Refinancing Notes is guaranteed, it shall not be guaranteed by any person other than a Guarantor, (i) in the case of any Refinancing Revolving Facility, the Senior Secured Credit Documentation shall include certain provisions to govern the pro rata payment, repayment, borrowing, participation and commitment reduction of the Revolving Facility and any such Refinancing Revolving Facility and (j) any Refinancing Term Facility that is pari passu in right of payment shall share ratably in any voluntary or mandatory prepayments of the Term Loan Facility unless the Borrower and the lenders in respect of such Refinancing Term Facility elect lesser payments.

Guaranties:	Subject to the agreed security principles set forth on Exhibit C hereto (the “Agreed Security Principles”), Holdings, Playa H&R Holdings B.V., BD Real Resorts, SRL de C.V. and each direct and indirect Material Subsidiary (as defined below) of the Borrower (each, a “Guarantor” and, collectively, the “Guarantors”) shall be required to provide an unconditional guaranty (collectively, the “Guaranty”) of all amounts owing under the Senior Secured Credit Facilities and the obligations of the Borrower and its subsidiaries under interest rate and/or foreign currency swaps or similar agreements with a Lender or its affiliates (the “Secured Hedging Agreements”); provided that, any subsidiary providing a guarantee in respect of the Senior Notes or other material indebtedness shall be a Guarantor. Such Guaranty shall be in form and substance reasonably satisfactory to the Administrative Agent and shall be guarantees of payment and not of collection.

As used herein, the term “Material Subsidiary” shall mean any Restricted Subsidiary (as defined below) of the Borrower (1) that owns a hotel property or (2) the assets of which individually (excluding the value of any equity interests owned by such Subsidiary) exceed 3% of total assets of the Borrower and its Restricted Subsidiaries or (3) the assets of which, collectively with all other Restricted Subsidiaries that are not Guarantors (excluding the value of any equity interests owned by such Subsidiary), do not exceed 85% of total assets of the Borrower and its Restricted Subsidiaries. The determination of whether any Subsidiary constitutes a Material Subsidiary pursuant to clauses (2) or (3) hereof shall be made on a quarterly basis at the time that any compliance certificate is required to be delivered. Any new Material Subsidiary shall join the Credit Agreement as a Guarantor within 45 days (or such later date as the Administrative Agent may permit) following: (A) the acquisition of a hotel property, in the case of a Material Subsidiary pursuant to clause (i) of the definition thereof, or (B) the date that the relevant compliance certificate is required to be delivered, in the case of a Material Subsidiary pursuant to clauses (2) or (3) of the definition of Material Subsidiary.

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Unrestricted Subsidiaries	Subject to the restricted payments negative covenant in the Senior Secured Credit Documentation the Borrower may designate any subsidiary as an “Unrestricted Subsidiary” and subsequently re- designate any such Unrestricted Subsidiary as a Restricted Subsidiary so long as (i) immediately before and after giving effect to such designation, the Borrower shall be in pro forma compliance with the Financial Covenants for the most recently ended fiscal quarter of the Borrower for which financial statements were available, (ii) no default or event of default shall exist of would result therefrom, (iii) no subsidiary may be designated as an Unrestricted Subsidiary if, after such designation, it would be a “restricted subsidiary” for the purpose of the Senior Notes or any other material indebtedness, (iv) no Unrestricted Subsidiary shall own equity in or hold any indebtedness of or any lien on assets of, the Borrower and its Restricted Subsidiaries and (v) any subsidiary previously designated as an Unrestricted Subsidiary may not thereafter be re-designated as an Unrestricted Subsidiary more than one time. All subsidiaries who are not Unrestricted Subsidiaries shall be “Restricted Subsidiaries”. Unrestricted subsidiaries will not be subject to the representations and warranties, covenants, events of default or other provisions of the Senior Secured Credit Documentation, and cash held by, the results of operations and indebtedness and interest expense of Unrestricted Subsidiaries will not be taken into account for purposes of calculating any financial ratio or covenant contained in the Senior Secured Credit Documentation, except to the extent of distributions received therefrom. The designation of any subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an investment by the Borrower and the Guarantors therein at the date of designation in an amount equal to the fair market value of the aggregate of the Borrower’s and the Guarantors’ (as applicable) investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any investment, indebtedness or liens of such subsidiary existing at such time and (ii) a return on any investment by the Borrower and the Guarantors in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of the Borrower’s and the Guarantors’ (as applicable) investment in such subsidiary.

Security:	Subject to the Agreed Security Principles, all amounts owing under the Senior Secured Credit Facilities and the Secured Hedging Agreements (and all obligations under the Guaranty) (collectively, the “Secured Obligations”) will be secured by (i) a first priority perfected security interest in all stock and other equity interests (the “Equity Pledge Collateral”) in (A) the Borrower, (B) Playa H&R Holdings, B.V., BD

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Real Resorts, SRL de C.V., and Playa Management USA, LLC and (C) with respect to each hotel property as of the Closing Date or thereafter acquired by a Restricted Subsidiary, the Restricted Subsidiary that owns such hotel property or a Restricted Subsidiary that directly or indirectly owns 100% of the stock or other equity interests owned by the Borrower in such hotel property, provided, however, that in the case of any hotel property that is not mortgaged, such equity pledge shall relate to not more than one hotel property, and (ii) a first priority perfected security interest in (A) each hotel property of the Borrower and Guarantors located in Mexico on the Closing Date (the “Closing Date Mortgage Collateral”) and (B) all other tangible and intangible assets owned by the grantors of the Closing Date Mortgage Collateral and any other Mortgages (as defined in Exhibit C) granted after the Closing Date (including, without limitation, receivables, inventory, equipment, contract rights, securities, patents, trademarks, other intellectual property, cash and bank and securities deposit accounts) (all of the foregoing described in this clause (B), the “Associated Personal Property Collateral”). For clarity, no security interest shall be required to be granted in hotel real property or other assets of or in the Restricted Subsidiaries of the Borrower located in Jamaica or The Dominican Republic.

With respect to any hotel property acquired by a Restricted Subsidiary after the Closing Date, subject to the Agreed Security Principles, (i) a first priority perfected security interest in each such hotel real property (the “Additional Mortgage Collateral”, and together with the Closing Date Mortgage Collateral, the Equity Pledge Collateral and the Associated Personal Property Collateral, the “Collateral”) and the Associated Personal Property Collateral shall be required to be granted within 90 days after the acquisition (including any lease) thereof (or such later period as may be agreed by the Administrative Agent) if (and only if), after giving effect to the acquisition (or lease) of such hotel real property on a pro forma basis the Secured Leverage Ratio is greater than 3.50 to 1.00, and (ii) a first priority perfected security interest shall be granted in the Equity Pledge Collateral associated with such hotel property shall be granted within 90 days (or such later date as may be permitted by the Administrative Agent) after the acquisition thereof.

Notwithstanding anything to the contrary, the Collateral shall exclude the following: (i) equity interests of (1) Unrestricted Subsidiaries and (2) joint ventures that are not subsidiaries, to the extent prohibited under the organizational documents of such joint ventures; (ii) licenses, instruments and agreements (other than proceeds and receivables thereof) to the extent, and so long as, the pledge thereof as Collateral would violate the terms thereof, but only, to the extent, and for so long as, such prohibition is not terminated or rendered

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unenforceable or otherwise deemed ineffective by the Uniform Commercial Code (“UCC”), Title II of the United States Code (the “Bankruptcy Code”) (to the extent applicable outside of a bankruptcy or insolvency proceeding) or any other requirement of law (to the extent applicable outside of a bankruptcy or insolvency proceeding); (iii) motor vehicles and other assets subject to certificate of title to the extent that a security interest therein cannot be perfected by the filing of a UCC-1 financing statement; (iv) other assets to the extent the pledge thereof is prohibited by applicable law (other than proceeds and receivables thereof), but only to the extent, and for so long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the UCC, the Bankruptcy Code (to the extent applicable outside of a bankruptcy or insolvency proceeding) or any other requirement of law (to the extent applicable outside of a bankruptcy or insolvency proceeding); and (v) such other assets of the Borrower and the Guarantors as may be agreed by the Administrative Agent.

All documentation (collectively referred to herein as the “Security Agreements”) evidencing the security required pursuant to the immediately preceding paragraph shall be subject to the Agreed Security Principles, in form and substance reasonably satisfactory to the Lead Arrangers, and shall effectively create first priority security interests in the assets purported to be covered thereby, with such exceptions as are acceptable to the Lead Arrangers in their reasonable discretion. To the extent that the creation and perfection of security interests in any of the Collateral described above is not able to be completed as of the Closing Date after the use of commercially reasonable efforts by the Borrower to do so, the Senior Secured Credit Facilities shall provide a period of time to be mutually agreed to complete such actions on a post-closing basis.

Optional Commitment Reductions:	The unutilized portion of the total commitments under the Revolving Credit Facility may, upon three business days’ notice, be reduced or terminated by the Borrower without penalty in minimum amounts to be mutually agreed.

Voluntary Prepayments:	Voluntary prepayments may be made at any time on three business days’ notice in the case of LIBOR Loans, or one business day’s notice in the case of Base Rate Loans (or same day notice in the case of Swingline Loans), without premium or penalty (except as otherwise provided under the heading “Prepayment Premium” below), in minimum principal amounts to be mutually agreed; provided that, voluntary prepayments of LIBOR Loans made on a date other than the last day of an interest period applicable thereto shall be subject to customary breakage costs. Voluntary prepayments of Term Loans and shall be applied pro rata to each outstanding tranche of Term Loans

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and Incremental Term Loans (if any), and shall apply to reduce future scheduled amortization payments of the respective Term Loans being prepaid as directed by the Borrower (and absent such direction, in direct order of maturity).

Mandatory Repayments:	Mandatory repayments of Term Loans shall be required from:

(a)    100% of the net cash proceeds (net of taxes and costs and expenses in connection with the sale) from non-ordinary course asset sales by the Borrower and its Restricted Subsidiaries (including sales of equity interests of any Restricted Subsidiary of the Borrower but subject to exceptions to be mutually agreed, but in any event and subject to the right to reinvest 100% of such proceeds for acquiring, maintaining, developing, constructing, improving, upgrading or repairing assets useful in the business of the Borrower or any of its Restricted Subsidiaries or to making an acquisition or investment permitted by the Senior Secured Credit Documentation, in each case if such proceeds are reinvested (or committed to be reinvested) within 12 months of receipt of such funds (and if so committed to be reinvested, reinvested within 6 months after such 12 months period)),

(b)    100% of the net cash proceeds from issuances or incurrences of debt (other than debt permitted to be incurred pursuant to the Senior Secured Credit Documentation (other than proceeds of any Refinancing Facility)) by the Borrower and its Restricted Subsidiaries,

(c)    commencing in 2015 with respect to the fiscal year ending December 31, 2014 (i) 50% of annual Excess Cash Flow (to be defined on a basis to be mutually agreed, which definition (A) will be based on EBITDA after deducting certain add-backs (including, without limitation, termination fees received during the fiscal year for which Excess Cash Flow is being calculated upon termination of existing management contracts (the “Termination Fee Amount”)) and (B) will include deductions (without double-counting) for unfinanced capital expenditures budgeted for the following fiscal year which represent capital expenditures originally budgeted but not expended during the fiscal year for which Excess Cash Flow is being calculated) of the Borrower and its Restricted Subsidiaries, less (ii) 100% of the amount of any voluntary prepayments of the Term Loans (other than prepayments made with the proceeds of other indebtedness), since the most recent required Excess Cash Flow payment date, with a step-down to (x) 25% upon meeting a Total Leverage Ratio (to be defined) of 4.75:1 and (y) 0% upon meeting a Total Leverage Ratio of 3.75:1, and

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(d)    100% of the net proceeds from insurance recovery and condemnation events of the Borrower and its Restricted Subsidiaries (subject to exceptions to be mutually agreed and the reinvestment rights described in clause (a)).

All mandatory repayments of Term Loans made pursuant to clauses (a) through (d), inclusive, above will be applied pro rata to each outstanding tranche of Term Loans and Incremental Term Loans (if any), unless the holders of Incremental Term Loans have elected to receive a lesser amount, and shall apply to reduce future scheduled amortization payments of the respective Term Loans being repaid pro rata based upon the then remaining amounts of such payments. To the extent the amount of any mandatory repayment which would otherwise be required as provided above exceeds the aggregate principal amount of Term Loans then outstanding, such excess shall apply to permanently reduce the commitments under the Revolving Credit Facility. In addition, (i) if at any time the outstandings pursuant to the Revolving Credit Facility (including Letter of Credit outstandings and Swingline Loans) exceed the aggregate commitments with respect thereto, prepayments of Revolving Loans and/or Swingline Loans (and/or the cash collateralization of Letters of Credit) shall be required in an amount equal to such excess and (ii) after giving effect to the consummation of the Transaction on the Closing Date, all commitments under the Term Loan Facility (if any) not required to finance the Transaction shall be terminated in their entirety.

Real Shareholder Conversion:	At any time, notwithstanding anything to contrary herein or in the Senior Secured Credit Documentation, the Real Shareholder may accept common equity or other equity of Holdings in exchange for payment in satisfaction of all or a portion of the principal amount of the term loans held by the Real Shareholder issued under this Term Loan Facility. Upon receipt of such equity issuance and written notice thereof to the Administrative Agent delivered by the Real Shareholder, the principal amount of the term loans specified in such notice that are then held by the Real Shareholder shall be retired and the Borrower and the Guarantors shall have no further payment obligations with respect thereto.

Prepayment Premium:	During the one year period after the Closing Date, voluntary prepayments of Term Loans shall be subject to a “prepayment premium” in connection with any Repricing Event (as defined below) in an amount equal to 1.0% of the principal amount of the Term Loans subject to such Repricing Event. As used herein, the term “Repricing Event” shall mean (i) any prepayment or repayment of Term Loans

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with the proceeds of, or any conversion of Term Loans into, any new or replacement tranche of indebtedness bearing interest with an “effective yield” (taking into account, for example, upfront fees, interest rate spreads, interest rate benchmark floors and original issue discount) less than the “effective yield” applicable to the Term Loans subject to such event (as such comparative yields are determined by the Administrative Agent) and (ii) any amendment to the Term Loan Facility which reduces the “effective yield” applicable to all the Term Loans (it being understood that any prepayment premium with respect to a Repricing Event shall apply to any required assignment by a non-consenting Lender in connection with any such amendment pursuant to so-called yank-a-bank provisions) (in each case other than in connection with (i) a Change of Control (as defined below) or (ii) an acquisition that is not otherwise permitted by the Senior Secured Credit Documentation).

Interest Rates[2]:	At the Borrower’s option, Loans may be maintained from time to time as (x) “Base Rate Loans”, which shall bear interest at the Base Rate in effect from time to time plus the Applicable Margin (as defined below) or (y) “LIBOR Loans”, which shall bear interest at LIBOR (adjusted for maximum reserves) as determined by the Administrative Agent for the respective interest period or, in the case of Term Loans only, if greater at any time, the LIBOR Floor (as defined below), plus the Applicable Margin, provided that, all Swingline Loans shall bear interest based upon the Base Rate.

“Applicable Margin” shall mean a percentage per annum equal to (i) in the case of Term Loans (A) maintained as Base Rate Loans, [ ]%, and (B) maintained as LIBOR Loans, [ ]%; (ii) in the case of Revolving Loans (A) maintained as Base Rate Loans, [ ]%, and (B) maintained as LIBOR Loans, [ ]%; (iii) in the case of Swingline Loans, [ ]% and (iv) in the case of any Incremental Term Loans incurred pursuant to an Incremental Term Facility (other than any such loans which are added to (and form part of) the Term Loan Facility, all of which shall have the same Applicable Margins as provided in the preceding clause (i), as the same may be adjusted as provided below), such rates per annum as may be agreed to among the Borrower and the Lender(s) providing such Incremental Term Loans; provided that, the “Applicable Margin” for Term Loans shall be subject to adjustment as provided in clause (y)(1) of the proviso appearing in the first sentence of the section hereof entitled “Incremental Facilities”).

“Base Rate” shall mean the highest of (x) the rate that the Administrative Agent announces from time to time as its prime

[2]	Pricing to be discussed before launch of primary syndication.

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lending rate, as in effect from time to time, (y) 1/2 of 1% in excess of the overnight federal funds rate, and (z) LIBOR for an interest period of one month plus 1.00%.

“LIBOR” shall mean the rate per annum (adjusted for statutory reserve requirements for Eurocurrency liabilities) at which Eurodollar deposits are offered in the interbank Eurodollar market for the applicable interest period, as quoted on Reuters Screen LIBOR01 Page (or any successor page or service).

“LIBOR Floor” shall mean [1.00]% per annum.

Interest periods of 1, 2, 3 and 6 months or, to the extent agreed to by all Lenders with commitments and/or Loans under a given tranche of the Senior Secured Credit Facilities, 9 or 12 months, shall be available in the case of LIBOR Loans.

Interest in respect of Base Rate Loans shall be payable quarterly in arrears on the last business day of each calendar quarter. Interest in respect of LIBOR Loans shall be payable in arrears at the end of the applicable interest period and every three months in the case of interest periods in excess of three months. Interest will also be payable at the time of repayment of any Loans and at maturity. All interest on Base Rate Loans, LIBOR Loans and commitment fees and any other fees shall be based on a 360-day year and actual days elapsed (or, in the case of Base Rate Loans determined by reference to the prime lending rate, a 365/366-day year and actual days elapsed).

Default Interest:	Overdue principal, interest and other overdue amounts shall bear interest at a rate per annum equal to 2% in excess of the rate then borne by the applicable borrowing (or, if any such amount does not relate to a borrowing under a specific tranche of the Senior Secured Credit Facilities, the rate which is 2% in excess of the rate applicable to Revolving Loans maintained as Base Rate Loans). Such interest shall be payable on demand.

Yield Protection:	The Senior Secured Credit Facilities shall include customary protective provisions for such matters as capital adequacy, increased costs, reserves, funding losses, illegality and withholding taxes (it being understood that, for purposes of determining increased costs arising in connection with a change in law, the Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III, and all requests, rules, guidelines or directives promulgated under, or issued in connection with, either of the foregoing shall be deemed to have been introduced or adopted after the date of the Senior Secured Credit Documentation, regardless of the date enacted, adopted or issued).

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The Borrower shall have the right to replace any Lender that requests compensation with respect to contingencies described in the immediately preceding sentence without premium or penalty.

Commitment Fee:	A commitment fee on the daily undrawn portion of the commitments of each Lender under the Revolving Credit Facility (for such purpose, disregarding outstanding Swingline Loans as a utilization of the Revolving Credit Facility), will commence accruing on the Closing Date and will be payable quarterly in arrears. Such commitment fee shall be assessed at a per annum rate of 0.50% if the Secured Leverage Ratio exceeds a level to be agreed, and otherwise shall be assessed at a per annum rate of 0.25%.

Letter of Credit Fees:	A letter of credit fee equal to the Applicable Margin for Revolving Loans maintained as LIBOR Loans on the outstanding stated amount of Letters of Credit (the “Letter of Credit Fee”) to be shared proportionately by the Lenders under the Revolving Credit Facility in accordance with their participation in the respective Letter of Credit, and a facing fee of 1/8 of 1% per annum (but in no event less than $500 per annum for each Letter of Credit) (the “Facing Fee”) to be paid to the issuer of each Letter of Credit for its own account, in each case calculated on the aggregate stated amount of all Letters of Credit for the stated duration thereof. Letter of Credit Fees and Facing Fees shall be payable quarterly in arrears. In addition, the issuer of a Letter of Credit will be paid its customary administrative charges in connection with Letters of Credit issued by it.

Agent/Lead Arrangers/ Lender Fees:	The Administrative Agent, the Lead Arrangers and the Lenders shall receive such fees as have been separately agreed upon.

Conditions Precedent:	A. To Loans to be borrowed on the Closing Date:

Those conditions precedent set forth on Exhibit A hereto.

B. To All Loans and Letters of Credit:

(i)     All representations and warranties shall be true and correct in all material respects (or, in all respects, if qualified by materiality) on and as of the date of each borrowing of a Loan and each issuance of a Letter of Credit (although any representations and warranties which expressly relate to a given date or period shall be required to be true and correct in all material respects (or, in all respects, if qualified by materiality) as of the respective date or for the respective period, as the case may be), before and after giving effect to such borrowing or issuance and to the application of the proceeds therefrom, as though made on and as of such date; and

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(ii)    no event of default under the Senior Secured Credit Facilities or event which with the giving of notice or lapse of time or both would be an event of default under the Senior Secured Credit Facilities, shall have occurred and be continuing, or would result from any borrowing of a Loan or issuance of a Letter of Credit.

Representations and Warranties:	Representations and warranties usual and customary for this type of transaction (to be applicable to Holdings, the Borrower and its Restricted Subsidiaries) (with exceptions and qualifications to be mutually agreed) limited to the following: (i) corporate status, (ii) power and authority, (iii) due authorization, execution and delivery and enforceability, (iv) no violation or conflicts with laws, contracts or charter documents, (v) governmental and third-party approvals, (vi) financial statements, undisclosed liabilities and projections, (vii) absence of a Material Adverse Effect (as defined in Exhibit A hereto), (viii) solvency on a consolidated basis as of the Closing Date, (ix) absence of litigation that would reasonably be expected to result in a Material Adverse Effect, (x) true and complete disclosure, (xi) use of proceeds and compliance with margin regulations, (xii) tax returns and payments, (xiii) compliance with ERISA (or any other non-US plan providing for employee retirement payments) and environmental law, general statutes, etc., (xiv) ownership of property, (xv) creation, validity, perfection and priority of security interests under Security Agreements, (xvi) capitalization, (xvii) inapplicability of Investment Company Act, (xviii) employment and labor relations, (xix) intellectual property, franchises, licenses, permits, etc., (xx) existing indebtedness, (xxi) maintenance of insurance, (xxii) Patriot Act/ “know your customer” laws, (xxiii) OFAC/anti-terrorism laws, (xxiv) status of obligations under the Senior Secured Credit Facilities as “senior debt” and “designated senior debt” and (xxv) “COMI”/establishment, to be limited to Dutch entities only.

Covenants:	Affirmative, negative and financial covenants usual and customary for this type of transaction (applicable to the Borrower and its Restricted Subsidiaries) (with exceptions and qualifications to be mutually agreed), limited to:

(a) Affirmative Covenants: (i) Compliance with laws and regulations (including, without limitation, ERISA (or any other non- US laws and regulations providing for employee retirement payments) and environmental laws); (ii) payment of taxes; (iii) maintenance of adequate insurance; (iv) preservation of corporate existence, rights (charter and statutory), franchises, permits, licenses and approvals; (v)

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visitation and inspection rights; (vi) keeping of proper books in accordance with IFRS; (vii) maintenance of properties; (viii) maintenance of corporate separateness among Holdings, the Borrower and its subsidiaries; (ix) further assurances as to perfection and priority of security interests and additional guarantors; (x) notice of defaults, material litigation and certain other material events; (xi) financial and other reporting requirements (including, without limitation, unaudited quarterly (except with respect to the fourth quarter) and audited annual financials for the Borrower and its subsidiaries on a consolidated basis (in accordance with IFRS) and projections prepared by management of the Borrower and provided on an annual basis, in each case with accompanying management discussion and analysis and, in the case of audited annual financial statements, accompanied by an opinion of a nationally recognized accounting firm (which opinion shall not be subject to any qualification as to “going concern” or scope of the audit), and quarterly informational calls with Lenders); (xii) use of proceeds; (xiii) ownership of subsidiaries and (xiv) use of commercially reasonable efforts to maintain a public corporate credit rating from Standard & Poor’s Ratings Services (“S&P”) and a public corporate family rating in Moody’s Investors Service, Inc. (“Moody’s”), in each case with respect to the Borrower, and a public rating of the Senior Secured Credit Facilities by each S&P and Moody’s (but in each case, not any particular rating).

(b) Negative Covenants: Restrictions on:

(i) liens;

(ii)    incurrences of debt, including guarantees of debt (which shall permit, among other things, the incurrence and/or existence of (i) indebtedness under the Senior Secured Credit Facilities, (ii) certain indebtedness existing or, subject to customary limitations, to be incurred on the Closing Date, (iii) Refinancing Facilities and refinancing debt subject to customary limitations, (iv) indebtedness under the Senior Notes, (v) unsecured indebtedness so long as the Total Leverage Ratio (to be defined in a manner to be mutually agreed and calculated on a pro forma basis) is not more than 6.50:1.00, subject to customary terms to be agreed; provided that, (x) no event of default shall be continuing or would result from the incurrence or issuance thereof, (y) such indebtedness matures at least 91 days after the latest date of maturity of Term Loans then outstanding and has a weighted average life no shorter than the Term Loans then outstanding and (z) any such indebtedness incurred by a Restricted Subsidiary that is not a Guarantor shall be capped at an amount to be agreed, (vi) purchase money indebtedness and capital leases incurred after

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         the Closing Date up to $35.0 million at any time outstanding, (vii) secured or unsecured indebtedness assumed or incurred in connection with any acquisition permitted under the Senior Secured Credit Documentation so long as (w) no event of default then exists or would result therefrom, (x) the Borrower is in pro forma compliance with the Financial Covenants, (y) with respect to any such “assumed” debt, such debt was not incurred in contemplation of such acquisition and (z) with respect to any such “incurred” debt, to the extent secured, such secured debt is otherwise permitted to be incurred under the Senior Secured Credit Documentation, (viii) a general indebtedness basket of up to $75.0 million (of which up to $50.0 can be secured indebtedness) and (ix) other customary exceptions to be agreed;

(iii) mergers and consolidations, provided that, acquisitions and investments shall be permitted to the extent provided below;

(iv)   sales, transfers and other dispositions of property and assets (including sale-leaseback transactions but with exceptions to include, without limitation, (A) sales of inventory and immaterial (to be defined in a manner to be mutually agreed) assets in the ordinary course of business, (B) sales of non-core assets acquired in connection with permitted acquisitions, (C) sales of obsolete or worn out assets, and (D) any other dispositions (including the disposition of the following Properties: (1) Dreams Punta Cana Hotel, (2) Hotel Dreams Palm Beach, (3) Dreams Puerto Aventuras Hotel, and (4) Secrets Capri Hotel) for fair market value so long as (1) at least 75% of the consideration therefor consists of cash (subject to customary exceptions to the cash consideration requirement to be set forth in the Senior Secured Credit Documentation, including an exception for dispositions consummated in the context of a like-kind exchange transaction) (2) the Borrower is in pro forma compliance with the Financial Covenants and (3) the net cash proceeds of such disposition be applied or reinvested in accordance with the provisions set forth under the caption “Mandatory Repayments” above);

(v)    loans, acquisitions, joint ventures and other investments, provided that, (x) acquisitions of real property, or of all or substantially all the assets of or the equity interests in, an entity that becomes a Restricted Subsidiary or of a division or line of business (including any subsequent capital expenditure made in such acquired new real properties, Restricted Subsidiaries, divisions or lines of businesses) shall be permitted so long as (i) immediately after the consummation of such acquisition

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         (and the making of such capital expenditure), no event of default shall have occurred and be continuing, (ii) after giving effect thereto, the Borrower is in compliance with the conduct of business covenant, (iii) solely to the extent required by, and subject to the limitations set forth in, “Guaranties” and “Security” above, the acquired company and its subsidiaries will become Guarantors and pledge their Collateral to the Administrative Agent, and (iv) either (A) the Borrower would be in compliance (on a pro forma basis after giving effect to such acquisition and the making of such capital expenditure) with the Financial Covenants recomputed as of the last day of the most recently ended fiscal quarter for which financial statements are available, less .50x or (B) the Borrower would be in compliance (on a pro forma basis after giving effect to such acquisition and the making of such capital expenditure) with the Financial Covenants recomputed as of the last day of the most recently ended fiscal quarter for which financial statements are available, and the effect of the transaction is neutral or to improve the Borrower’s Financial Covenant performance and (y) other investments, including in joint ventures and Unrestricted Subsidiaries; provided that, investments in joint ventures shall only be permitted if the aggregate amount of such investments does not exceed $25.0 million; provided, further, that the limitations in this clause (v) shall be subject to a carve out in the amount of the Termination Fee Amount and the amount of the Available Amount Basket (it being understood and agreed that the amount of the relevant Termination Fee Amount shall be deemed to be spent first);

(vi)   dividends and other distributions to, and redemptions and repurchases from, equity holders, provided that, the limitation shall, among other things, be subject to a carve-out for (i) restricted payments that are funded with the net cash proceeds of any equity issuance by Borrower or equity contribution to Borrower within 45 days after the receipt of such proceeds; (ii) distributions paid to Holdings in an aggregate amount not to exceed $5.0 million in any fiscal year to enable Holdings to pay (1) administrative costs and corporate overhead public company costs (including filing and auditing fees) and customary director fees, (2) premiums and deductibles in respect of directors and officers insurance policies and umbrella excess insurance policies obtained from third-party insurers and indemnities for the benefit of its directors, officers and employees, (3) reasonable fees and expenses incurred in connection with any unsuccessful debt or equity offering or any unsuccessful acquisition or strategic transaction by Holdings and (4) income taxes attributable to the Borrower and

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its Subsidiaries in an amount not to exceed the amount of such taxes that would be payable by the Borrower and its Subsidiaries on a stand-alone basis and (iii) restricted payments made in reliance on the Available Amount Basket, the Secured Leverage Ratio (calculated on a pro forma basis) is not more than the then applicable Financial Covenant level for the Secured Leverage Ratio less .50x;

(vii)	prepaying, redeeming or repurchasing the Senior Notes (other than refinancing thereof), subordinated indebtedness or junior lien indebtedness, provided that the limitation shall be subject to a carve-out in the amount of Available Amount Basket, so long as, with respect to payments made in reliance on the Available Amount Basket, the Secured Leverage Ratio (calculated on a pro forma basis) would not exceed [6.5]:1.00;

(viii)	(x) maintenance capital expenditures in an amount per year of the greater of (i) $25.0 million and (ii) 4.0% of the LTM pro forma consolidated revenues of the Borrower and its Restricted Subsidiaries and (y) expenditures to substantially renovate or develop an existing property or business in an amount up to $150 million during the term of the Facilities; provided, that the capital expenditures permitted pursuant to this clause (viii) shall exclude the capital expenditures made to develop or renovate a new property, entity or business acquired pursuant to an acquisition permitted pursuant to clause (v) above, which capital expenditures shall only be effected in accordance with the provisions of such clause (v); provided, further, that the limitations in this clause (viii) shall be subject to a carve out (A) in the amount of the Termination Fee Amount, (B) in the amount of the Available Amount Basket and (C) in the amount of any proceeds of asset sales and casualty events to the extent permitted to be reinvested as provided under the section hereof entitled “Mandatory Repayments” (it being understood and agreed that the amount of the relevant Termination Fee Amount shall be deemed to be spent first);

(ix)	transactions with affiliates, subject to exceptions to be agreed including arm’s-length transactions, transactions in connection with the closing of the Transaction and, to the extent provided above, distributions;

(x)	changes in the nature of business;

(xi)	amending or otherwise modifying organizational documents, management agreements, subordinated indebtedness or junior lien indebtedness, to the extent such amendment or

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modification is materially adverse to the Lenders (it being understood that any material increase in any fees payable to any Person that is not Holdings or a Subsidiary of the Borrower under any management agreement shall be deemed to be materially adverse to the Lenders) and not approved by the Administrative Agent (it being understood and agreed that the Administrative Agent is not obliged to so consent if it has requested and not received the consent of the Required Lenders);

(xii)	activities of the Borrower to be restricted in a manner to be mutually agreed;

(xiii)	negative pledges; and

(xiv)	changes in “COMI”/establishment, to be limited to Dutch entities only.

The negative covenants will be subject, in the case of each of the foregoing covenants to exceptions, qualifications and “baskets” to be set forth in the Senior Secured Credit Documentation, including an available basket amount (the “Available Amount Basket”) that will be based on $50.0 million plus (a) the amount of positive retained excess cash flow (if any) plus (b) the net cash proceeds of equity issuances and capital contributions (including, in the case of a contribution of non-cash assets, the fair market value of such assets) (other than disqualified equity, any Specified Equity Contribution) received by the Borrower, plus (c) the net cash proceeds of debt and disqualified equity of the Borrower, in each case issued after the Closing Date, which have been exchanged or converted into qualified equity of the Borrower, or the direct or indirect parent of the Borrower and contributed to the common equity of the Borrower, plus (d) the net cash proceeds of sales of investments made under the Available Amount Basket, plus (e) returns, interest, profits, distributions and similar amounts received in cash or cash equivalents on investments made under the Available Amount Basket (including from Unrestricted Subsidiaries and from re-designations thereof). The Available Amount Basket may be used for, among other things, dividends, maintenance capital expenditures, development expenditures, investments, acquisitions, Senior Note, junior secured debt and subordinated debt repayments and other distributions in each case, to the extent provided above or, as applicable, below; provided that, no default or event of default shall exist or result therefrom.

(c) Financial Covenants. Financial covenants (the “Financial Covenants”) to be tested quarterly and with financial definitions and covenant levels to be mutually agreed, including but not limited to:

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	(i)	Maintenance of a maximum ratio (the “Secured Leverage Ratio”) of Consolidated Secured Debt (which shall be calculated net of consolidated cash balances up to a maximum amount to be mutually agreed) to Consolidated EBITDA; and

	(ii)	Maintenance of a minimum Interest Coverage Ratio.

For purposes of determining compliance with the Financial Covenants, any cash equity contribution (which equity shall be common equity or other “qualified” equity on terms and conditions reasonably acceptable to the Administrative Agent) made to the Borrower after the end of the applicable fiscal quarter after the Closing Date and on or prior to the date that is 20 days after the day on which financial statements are required to be delivered for such fiscal quarter (or fiscal year, as applicable) will, at the request of the Borrower, be included in the calculation of Consolidated EBITDA for the purposes of determining compliance with such Financial Covenants at the end of such fiscal quarter and applicable subsequent periods which include such fiscal quarter (any such equity contribution so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”), provided that, (a) in each four consecutive fiscal quarter period, there shall be at least two consecutive fiscal quarters in respect of which no Specified Equity Contribution is made, (b) no more than 5 Specified Equity Contributions may be made during the term of the Senior Secured Credit Facilities, (c) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Borrower to be in compliance with such Financial Covenant, (d) any reduction in indebtedness with, or netting of, the proceeds of any Specified Equity Contribution shall be ignored for purposes of determining compliance with such Financial Covenant in any fiscal quarter in which such proceeds are included in Consolidated EBITDA (but no such reduction in indebtedness shall be required), and (e) all Specified Equity Contributions shall be disregarded for the purposes of determining pricing, financial ratio-based conditions or any baskets with respect to the covenants contained in the Senior Secured Credit Facilities and (f) the proceeds of any such Specified Equity Contribution shall have been contributed to the Borrower as cash common equity.

Events of Default:	Events of Default (unless otherwise specified, to be applicable to the Borrower and its Restricted Subsidiaries), in each case, with exceptions and qualifications to be mutually agreed, limited to: (i) nonpayment of principal or Letter of Credit drawings when due or interest, fees or other amounts after a grace period to be mutually agreed; (ii) failure to perform or observe covenants set forth in Senior

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Secured Credit Documentation, subject to a cure period of 30 days after the earlier of notice or knowledge in the case of covenants other than financial covenants, certain negative covenants, and covenants to notify of any default and to maintain each of Holdings’ and the Borrower’s existence; (iii) any representation or warranty of the Borrower or a Guarantor (including Holdings) proving to have been incorrect in any material respect (or, in any respect, if qualified by materiality) when made or confirmed; (iv) cross-defaults and cross-acceleration to other indebtedness in excess of $25,000,000; (v) bankruptcy, insolvency proceedings, etc. with respect to Holdings, the Borrower and its Restricted Subsidiaries (with a grace period for involuntary proceedings to be mutually agreed); (vi) inability to pay debts, attachment, etc.; (vii) monetary judgment defaults in excess of $25,000,000; (viii) customary ERISA or pension defaults; (ix) actual or asserted invalidity of Senior Secured Credit Documentation or subordination provisions or impairment of security interests in a material portion of the Collateral; and (x) Change of Control (as defined below).

As used herein, “Change of Control” means (a) at any time prior to an initial public offering (defined in a manner to be mutually agreed), any combination of Permitted Holders shall fail to own beneficially (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Closing Date), directly or indirectly, in the aggregate equity interests representing at least a majority of the aggregate ordinary voting power represented by the issued and outstanding equity interest of the Borrower, (b) at any time after an initial public offering, any “person” or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), other than any combination of the Permitted Holders or any “group” including any Permitted Holders, shall have acquired beneficial ownership of 35% or more on a fully diluted basis of the voting interest in the Borrower’s equity interests and the Permitted Holders shall own, directly or indirectly, less than such person or “group” of the voting interest in the Borrower’s equity interests, (c) a “change of control” (or similar event) shall occur in any document pertaining to the Senior Notes or other material indebtedness, or (d) the board of directors of the Borrower shall cease to consist of a majority of continuing directors (to be defined in a manner to be mutually agreed (it being understood and agreed that directors of the Borrower appointed or otherwise approved in accordance with the terms of the investors agreement between Holdings, Hyatt and other Equity Investors pursuant to which, amongst other investments, the Hyatt Contribution shall be made shall be considered continuing directors for the purpose of the definition of Change of Control)).

“Permitted Holder” shall be defined as each of the Equity Investors as of the Closing Date or any direct or indirect parent entity of the foregoing.

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Assignments and Participations:	Neither Holdings nor the Borrower may assign its rights or obligations under the Senior Secured Credit Facilities. Any Lender may assign, and may sell participations in, its rights and obligations under the Senior Secured Credit Facilities, subject (x) in the case of participations, to customary restrictions on the voting rights of the participants and restrictions on participations to the Borrower and its affiliates and (y) in the case of assignments, to such limitations as may be established by the Administrative Agent (including (i) a minimum assignment amount to be established by the Administrative Agent (or, if less, the entire amount of such assignor’s commitments and outstanding Loans at such time), (ii) an assignment fee in the amount of $3,500 to be paid by the respective assignor or assignee to the Administrative Agent, (iii) restrictions on assignments to any entity that is not an Eligible Transferee (to be defined on a basis mutually agreed), (iv) the receipt of the consent of the Administrative Agent (not to be unreasonably withheld or delayed), (v) the receipt of the consent of the Borrower (such consent, in any such case, not to be unreasonably withheld, delayed or conditioned), provided that, the Borrower’s consent shall not be so required if (y) such assignment is to any Lender (or, if in respect of the Revolving Credit Facility, another Lender under the Revolving Credit Facility), its affiliates or an “approved fund” of a Lender, or (z) a bankruptcy or payment event of default exists under the Senior Secured Credit Facilities, provided, further, that such consent of the Borrower shall be deemed to have been given if the Borrower has not responded within ten business days of a request for such consent, and (vi) in the case of the assignment of any commitments under the Revolving Credit Facility, the consent of the Swingline Lender and each issuing Lender of a Letter of Credit (such consent, in each case, not to be unreasonably withheld, delayed or conditioned)). The Senior Secured Credit Facilities shall provide for a mechanism which will allow for each assignee to become a direct signatory to the Senior Secured Credit Facilities and will relieve the assigning Lender of its obligations with respect to the assigned portion of its commitment and/or Loans, as applicable. Assignments will be by novation and will not be required to be pro rata among the Senior Secured Credit Facilities.

Any Lender may assign all or a portion of its Term Loan Facility to Holdings through (i) open market purchases and (ii) Dutch auction or similar procedures to be agreed that, in each case, are offered to all Lenders on a pro rata basis in accordance with customary procedures to be agreed and subject to customary restrictions to be agreed if (a) no default shall have occurred and be continuing, (b) any Term Loans purchased shall be immediately cancelled, (c) the remaining scheduled

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amortization payments will be reduced ratably by the principal amount purchased, and (d) the Borrower is in pro forma compliance with the financial covenants.

With the exception of Term Loans held by the Real Shareholder(s) as set forth under the heading “Term Loan Facility” above, no Lender may assign all or a portion of its Term Loan Facility to any Equity Investor or its respective affiliates.

Waivers and Amendments:	Amendments and waivers of the provisions of the Senior Secured Credit Documentation will require the approval of non Defaulting Lenders holding commitments and/or outstandings (as appropriate) representing more than 50% of the aggregate commitments and outstandings under the Senior Secured Credit Facilities (the “Required Lenders”), except that (a) the consent of each Lender directly affected thereby will be required with respect to (i) increases in commitment amounts of such Lender, (ii) reductions of principal, interest or fees owing to such Lender, (iii) extensions of scheduled payments of any Loans (including at final maturity) of such Lender or times for payment of interest or fees owing to such Lender, and (iv) modifications to the pro rata sharing and payment provisions, assignment provisions or the voting percentages, (b) the consent of all of the Lenders shall be required with respect to releases of all or substantially all of the Collateral or the value of the Guaranties provided by the Guarantors taken as a whole, and (c) there shall be no “class” voting requirement for amendments, modifications or supplements to the Senior Secured Credit Documentation, except for amendments which result in a lesser allocation of repayments to a given “class” than otherwise expressly required by the Senior Secured Credit Documentation and waivers; provided that, if any of the matters described in clauses (a) or (b) above is agreed to by the Required Lenders, the Borrower shall have the right to either (x) substitute any non-consenting Lender by having its Loans and commitments assigned, at par, to one or more other institutions, subject to the assignment provisions described above, or (y) with the express written consent of the Required Lenders, terminate the commitment of, and repay the obligations owing to, any non-consenting Lender, subject to repayment in full of all obligations of the Borrower owed to such Lender relating to the Loans and participations held by such Lender, with, in the case of either preceding clause (x) or (y), the payment by the Borrower to each non-consenting Lender of the applicable Prepayment Fee (if such assignment or repayment occurs prior to the first anniversary of the Closing Date).

In addition, the Senior Secured Credit Documentation shall provide for the amendment (or amendment and restatement) of the Senior Secured Credit Documentation to provide for a new tranche of replacement

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term loans to replace all of the Term Loans of a given tranche under the Senior Secured Credit Facilities, subject to customary limitations (including as to tenor, weighted average life to maturity, “effective yield” and applicable covenants) prior to the Term Loan Maturity Date, with the consent of the Administrative Agent, the Borrower and the Lenders providing such replacement term loans. Furthermore, the Senior Secured Credit Documentation shall provide for a standard amend and extend feature.

Defaulting Lenders:	The Senior Secured Credit Documentation shall include customary provisions in relation to Defaulting Lenders, including provisions that if any Lender under the Revolving Credit Facility becomes a Defaulting Lender (to be defined on customary terms reasonably satisfactory to the Administrative Agent and the Borrower) at any time, then, so long as no default or event of default then exists, the exposure of such Defaulting Lender with respect to Swingline Loans and Letters of Credit will automatically be reallocated among the non- Defaulting Lenders under the Revolving Credit Facility pro rata in accordance with their commitments under the Revolving Credit Facility up to an amount such that the aggregate credit exposure of such non-Defaulting Lender under the Revolving Credit Facility does not exceed its commitment thereunder. In the event such reallocation does not fully cover the exposure of such Defaulting Lender (or such reallocation is not then permitted), the Swingline Lender or applicable issuing Lender may require the Borrower to repay or cash collateralize, as applicable, such “uncovered” exposure in respect of the Swingline Loans or Letter of Credit outstandings, as the case may be, and will have no obligation to make new Swingline Loans or issue new Letters of Credit, as applicable, to the extent such Swingline Loans or Letter of Credit outstandings, as applicable, would exceed the commitments of the non-Defaulting Lenders under the Revolving Credit Facility.

Indemnification; Expenses:	The Senior Secured Credit Documentation will contain customary indemnities for the Administrative Agent, the Lead Arrangers, the Lenders and their respective affiliates’ employees, officers and agents (including, without limitation, all reasonable and documented out-of-pocket costs and expenses of the Lenders incurred after the occurrence, and during the continuance of, an event of default under the Senior Secured Credit Facilities (subject to the counsel limitations set forth in the following paragraph)), in each case other than as a result of (x) such person’s gross negligence, bad faith or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable decision, (y) a breach by any such person or one of its affiliates of its material obligations under the Senior Secured Credit Documentation, or (z) disputes between and among indemnified persons (other than claims against any person in its capacity as an agent, arranger or issuing bank in its capacity or fulfilling its role as such).

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The Senior Secured Credit Documentation will require the Borrower to pay all reasonable and documented out-of-pocket expenses of the Administrative Agent, the Swingline Lender and the Lead Arrangers associated with the syndication of the Senior Secured Credit Facilities and the preparation, execution, delivery and administration of the Senior Secured Credit Documentation and any amendment or waiver with respect thereto and all reasonable and documented out-of-pocket expenses of the Administrative Agent, the Swingline Lender, the Lead Arrangers and the Lenders in connection with the enforcement of the Senior Secured Credit Documentation; provided, however, that the Borrower will not be required to pay the fees and expenses of third party advisors to the Administrative Agent, the Swingline Lender and the Lead Arrangers, any other agent appointed in respect of the Senior Secured Credit Facilities and the Lenders (which shall not include counsel) retained without the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed) or more than (x) one counsel to the Administrative Agent, the Swingline Lender and the Lead Arrangers (plus one local counsel in each applicable jurisdiction and one specialty counsel in each applicable specialty) and (y) one counsel to the Required Lenders (plus one local counsel in each applicable jurisdiction and one specialty counsel in each applicable specialty).

Governing Law and Forum; Submission to Exclusive Jurisdiction:	All Senior Secured Credit Documentation shall be governed by the internal laws of the State of New York (except security documentation that the Administrative Agent and the Borrower reasonably determine should be governed by local or foreign law). The Borrower and the Guarantors will submit to the exclusive jurisdiction and venue of any New York State court or Federal court sitting in the County of New York, Borough of Manhattan, and appellate courts thereof (except to the extent the Administrative Agent requires submission to any other jurisdiction in connection with the exercise of any rights under any security document or the enforcement of any judgment).

Counsel to Administrative Agent and Lead Arrangers:	White & Case LLP.

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EXHIBIT A

Project Playa

$[375] million Senior Secured Credit Facilities

Summary of Conditions Precedent to Loans to be borrowed on the Closing Date

The initial borrowing under the Senior Secured Credit Facilities on the Closing Date shall be subject to the following conditions precedent:

1. The consummation of the Acquisition, the issuance of the Senior Notes, the receipt by Holdings from the Equity Investors of cash, rollover equity or asset contributions (the “Equity Financing”) in an amount at least equal to $[765.7] million (i.e., $[100.0] million of common equity held by Hyatt, $[200.0] million of preferred equity held by Hyatt, $50.0 million of assets contributed by the Real Shareholder and $[410.7] million of equity rolled over by the Playa Shareholders) (the “Minimum Equity Contribution”) (which Equity Financing shall have terms consistent with those described to the Lead Arrangers on or prior to the date hereof, with any other terms material to the interests of the Lenders to be reasonably acceptable to the Lead Arrangers), the contribution by Holdings of [all] proceeds of the Equity Financing [in an amount at least equal to the amount of the Minimum Equity Contribution] to the Borrower as a common equity contribution.

2. The negotiation, execution and delivery of Senior Secured Credit Documentation on terms substantially consistent with this Term Sheet or as otherwise agreed between the Borrower and the Lead Arrangers.

3. Absence of a Material Adverse Effect since [                    ]3. “Material Adverse Effect” shall mean (a) material adverse change in, or a material adverse effect upon, the operations, business, properties or condition (financial or otherwise) of the Borrower and the Guarantors, taken as a whole, (b) a material impairment of the ability of the Borrower and the Guarantors, taken as a whole, to perform their obligations under the Senior Secured Credit Documentation, or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower or any Guarantor of any Senior Secured Credit Documentation.

4. All agreements relating to, and the corporate and capital structure of, Holdings, the Borrower and its Restricted Subsidiaries, and all organizational documents of Holdings, the Borrower and its Restricted Subsidiaries, in each case as they same will exist after giving effect to the consummation of the Transaction, will be consistent with that described to the Lead Arrangers prior to the date hereof, or otherwise reasonably satisfactory to the Lead Arrangers.

5. The delivery of (A) reasonably satisfactory opinions of counsel to Holdings, the Borrower and the other Guarantors covering customary matters, (B) documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, that has been requested by the

[3]	Date of the last audited financial statements.

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Lead Arrangers at least ten days in advance of the Closing Date, (C) customary insurance certificates (which may be satisfied by the delivery of ACORD certificates) naming the Administrative Agent (on behalf of the Lenders) as an additional insured or loss payee, as the case may be, under all insurance policies to be maintained with respect to the Properties subject to Mortgages, in each case, to the extent the relevant subsidiary of the Borrower is able to obtain such endorsements prior to the Closing Date after the use of commercially reasonable efforts to do so, (D) customary closing and corporate documents, resolutions, lien searches and officers’ certificates, and (E) solvency certificate from a financial officer of the Borrower in form and substance attached hereto as Exhibit B.

6. Completion of, and the Lead Arrangers’ satisfaction in all respects with the results of, the due diligence investigation of the Borrower, Holdings and its other subsidiaries, the Properties and the Transaction.4

7. [The Lead Arrangers shall have received, in form and substance satisfactory to the Lead Arrangers (including, for the avoidance of doubt, as to the identity of the appraiser), appraisals for each Property dated not more than 45 days prior to the Closing Date]5.

8. All filings, and recordations necessary in connection with the liens and security interests created under the Security Agreements, in each case, to the extent required under the section hereof entitled “Security”.

9. The Borrower shall have complied with all terms of the Fee Letter (as such term is defined in the letter agreement to which this Term Sheet is attached) to be complied with on or before the Closing Date.Payment of all reasonable and documented out-of-pocket costs, fees and expenses (including, without limitation, legal fees and expenses) then due and owing on the Closing Date and payable to each Agent (as such term is defined in the letter agreement to which this Term Sheet is attached) and the Lenders or otherwise payable in respect of the Transaction to the extent the Borrower receives an invoice therefore at least three (3) Business Days prior to the Closing Date.

[4]	As a due diligence item, the Banks would like the accountants to identify where the cash is currently held within the Group.
[5]	If the appraisals cannot be delivered as a CP for Closing they will have to be delivered as post-Closing items (conditions subsequent).

Schedule 13 to the Subscription Agreement

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EXHIBIT B

FORM OF SOLVENCY CERTIFICATE

I, the undersigned,                      of Playa Resorts Holding B.V. (“the Borrower”), do hereby certify solely on behalf of the Borrower (and not in my individual capacity) that I am the [chief financial officer/equivalent officer] of the Borrower and that I am generally familiar with the businesses and assets of the Borrower and its subsidiaries (taken as a whole), I have made such other investigations and inquiries as I have deemed appropriate and I am duly authorized to execute this Certificate on behalf of the Borrower.

This Certificate is furnished pursuant to Section [    ] of the Credit Agreement dated as of [    ], 2013 as in effect on the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Holdings, the Borrower, the Lenders from time to time party thereto, and Deutsche Bank AG New York Branch, as Administrative Agent (the “Administrative Agent”). Unless otherwise defined herein, capitalized terms used in this Certificate have the meanings set forth in the Credit Agreement.

I hereby certify that immediately after consummation of the Transactions and the consummation of all financings related thereto, The Borrower and the other Guarantors (on a consolidated basis) are Solvent.

The Borrower acknowledges that the Administrative Agent and Lenders are relying on the truth and accuracy of the foregoing in connection with the extension of credit to the Borrower pursuant to the Credit Agreement.

As used herein, the term “Solvent” shall mean, with respect to any Person as of a particular date, that on such date (i) such Person is able generally to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (ii) the value of the assets of such Person (both at fair value and present fair saleable value in each case calculated on a going concern basis) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) and (iii) such Person does not have unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (in each case as interpreted in accordance with fraudulent conveyance, bankruptcy, insolvency and similar laws and other applicable law).

Schedule 13 to the Subscription Agreement

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EXHIBIT C

AGREED SECURITY PRINCIPLES

1. Certain Principles

The rights and obligations of (i) the Lenders and the Administrative Agent on the one hand, and (ii) the Borrower and the Guarantors on the other hand, in each case respect of (i) the giving or taking of the Guaranty; (ii) the giving or taking of Collateral; and (iii) all the rights and obligations associated with such giving or taking of the Guaranty and Collateral, shall be subject to and limited by the Agreed Security Principles. The Agreed Security Principles embody the recognition by all parties to the Credit Documentation that there may be certain legal and practical difficulties in obtaining effective security from Holdings and its Subsidiaries in every jurisdiction in which they or the assets relevant to the Transactions are or may in the future be located. In particular:

(a)	general statutory limitations, financial assistance, capital maintenance, corporate benefit, fraudulent preference, thin capitalization rules, retention of title claims and similar principles may limit the ability of Holdings or a Subsidiary of Holdings to provide the Guaranty or provide Collateral or may require that the relevant Guaranty or Collateral be limited by an amount or otherwise. If any such limit applies, the relevant Guaranty and Collateral provided will be limited to the maximum amount which Holdings or such Subsidiary of Holdings may provide having regard to applicable law (including any jurisprudence) and subject to fiduciary duties of management; provided that the Borrower will use reasonable endeavours to assist in demonstrating that adequate corporate benefit accrues to Holdings, the Borrower and each relevant Subsidiary of Holdings;

(b)	providing the Guaranty, the granting and the terms of Collateral (including a mortgage over hotel real property (a “Mortgage”)) or the perfection of the Collateral granted will not be required to the extent that the Administrative Agent and the Borrower reasonably determine that the burden and/or cost thereof (including, without limitation, legal fees, registration fees, stamp duty, taxes and any other fees or costs directly associated with such security or guarantee) shall be excessive in relation to the value of the security to be afforded to the Lenders therefrom (it being understood that, based on applicable law as in effect on the Closing Date, (i) Mortgages will not be required in the Dominican Republic or Jamaica, and (ii) Mortgages with respect to properties acquired after the Closing Date will in any event not be required under circumstances where the recordation costs, notarial fees or other costs (other than customary legal counsel fees and expenses) associated therewith exceed the lesser of $100,000 and 1% of the acquisition cost of the relevant hotel property);

(c)	any assets subject to third party arrangements which are permitted by the Credit Documentation which may prevent those assets from being charged will be excluded from any relevant Security Agreement provided that, notwithstanding anything to the contrary contained herein, any person providing a Mortgage will be under the obligation to obtain any landlord consent required to grant such Mortgage when such consent is required by local law to perfect such security interest;

Schedule 13 to the Subscription Agreement

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(d)	a Material Subsidiary will not be required provide the Guaranty or enter into Security Agreements if it is not within the legal capacity of such Subsidiary or if the same would conflict with the fiduciary duties of the directors of such Subsidiary or contravene any legal prohibition or result in personal or criminal liability on the part of any officer or result in any significant risk of legal liability for the directors of such Subsidiary, provided that such Subsidiary shall use reasonable endeavours to overcome any such obstacle;

(e)	the terms of the Security Agreements should be such that they (i) do not restrict the running of the business of the relevant Subsidiary in the ordinary course to any greater extent than as otherwise permitted by the Credit Agreement, and (ii) in the case of the Associated Personal Property Collateral, do not require the scheduling or reporting of specific personal property assets (without regard to whether local law might require the listing of specific assets in order to perfect or register security);

(f)	the security will be subject to liens permitted by Credit Agreement and, to the extent possible, first-ranking; provided that, for the avoidance of doubt, any security interest over a bank account shall be subject to any prior security interest in favor of the relevant Account Bank which security is created either by law or the standard terms and conditions of the relevant Account Bank;

(g)	the perfection of security interests granted will not be required if it would adversely affect on the ability of the relevant Subsidiary to conduct its operations and business in the ordinary course as otherwise permitted by the Credit Agreement; and

(h)	the maximum guaranteed or secured amount may be limited to minimize stamp duty, notarization, registration or other applicable fees, taxes and duties where the benefit of increasing the guaranteed or secured amount is excessive in relation to the value of the security to be afforded thereto.

2. Terms of Guaranty and Security Agreements

The following principles will be reflected in the terms of the Guaranty and/or any Security Agreement:

(a)	no claims will be made under the Guaranty, and the security created pursuant to the Security Agreements will not be enforceable, until an Event of Default has occurred and is continuing (together, an “Enforcement Event”);

(b)	no notices of receivables security will need to be delivered to third parties until an Enforcement Event has occurred and the Administrative Agent has requested such notices to be delivered;

Schedule 13 to the Subscription Agreement

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(c)	no notification of creation of security interests will be required to governmental authorities (other than filings required in connection with the initial grant of such security interests) or other third parties (including depository institutions at which bank accounts constituting Associated Personal Property Collateral are held (each, an “Account Bank”)) at any time prior to the occurrence of an Enforcement Event;

(c)	the Security Agreements will not contain additional representations or undertakings except to the extent these are required for the creation, protection or perfection of the relevant security interest and are consistent with the other principles set forth herein;

(d)	the Administrative Agent should only be able to exercise any power or attorney granted to it by Holdings or a Subsidiary of Holdings under the Security Agreements following the occurrence of an Enforcement Event or failure to comply with a duly requested further assurance or perfection obligation;

(e)	the Security Agreements should not operate so as to prevent transactions which are permitted under the Credit Documentation or to require additional consents or authorizations; and

(f)	the Security Agreements will permit disposals of assets where such disposal is permitted under the Credit Documentation and will include assurances for the Administrative Agent to do all things reasonably requested to release security in respect of the assets that are the subject of such disposal.

3. Guarantees/Security

(a)	Subject to the matters referred to in these Agreed Security Principles, it is further acknowledged that the Administrative Agent shall:

(i)	receive the benefit of the Guaranty and security interests will be granted over the Collateral to secure the Secured Obligations, in each case subject to the Agreed Security Principles; and

(ii)	(in the case of those Security Agreements creating pledges or charges over equity interests in a Subsidiary of Holdings) obtain a first priority valid charge or analogous or equivalent encumbrance over all of the shares in issue at any time in that Subsidiary of Holdings which are owned by Holdings or a Subsidiary of Holdings. Subject to local law requirements, (A) such Security Agreements shall be governed by the laws of the jurisdiction in which such Subsidiary of Holdings whose equity interests are being pledged is formed, (B) the share certificate and a stock transfer form executed in blank will be provided to the Administrative Agent, the share certificate or shareholders register will be endorsed or written up and the endorsed share certificate or a copy of the written up register provided to the Administrative Agent, (C) until an

Schedule 13 to the Subscription Agreement

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Enforcement Event has occurred, the relevant grantor shall be permitted to retain and to exercise voting rights attaching to any pledged equity interests in a manner which does not adversely affect the validity or enforceability of the security or cause an Event of Default to occur and to receive and retain dividends on those pledged equity interests to security to the extent permitted under the Credit Documentation and (D) the constitutional documents of the Subsidiary of Holdings whose equity interests have been subject to security will be amended to remove any restriction on the transfer or the registration of the transfer of the equity interests on enforcement of the security granted over them.

(b)	To the extent possible, all security interests shall be given in favor of the Administrative Agent and not the secured parties individually. “Parallel debt” provisions will be used where necessary; such provisions will be contained in the relevant intercreditor agreement or the credit agreement for the Senior Secured Credit Facilities and not the individual Security Agreements unless required under local laws. To the extent possible, there should be no action required to be taken in relation to the Guaranty or Security Agreements when any Lender assigns or transfers any of rights or obligations under the Senior Secured Credit Facilities.

Schedule 13 to the Subscription Agreement

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Schedule 14 – Draft Description of Notes

See attached.

Schedule 14 to the Subscription Agreement

DESCRIPTION OF NOTES

General

The notes will be issued pursuant to an Indenture (the “Indenture”), to be dated as of the Closing Date, among the Company, as Issuer, and each of the Guarantors, as guarantors, and [                    ], as trustee (the “Trustee”). The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”); however the Indenture will not be qualified under the Trust Indenture Act. The notes are subject to all such terms, and Holders of notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of the material provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. Copies of the proposed form of Indenture can be requested by prospective investors from the Company at the address and telephone number set forth under [“Where You Can Find More Information.”] The definitions of certain terms used in the following summary are set forth below under “— Certain Definitions.” For purposes of this “Description of Notes,” the term “Company” refers only to Playa Resorts Holding B.V. and not to any of its Subsidiaries.

The notes will be our general unsecured senior obligations. The notes will be pari passu with all future and existing senior indebtedness and senior to any future and existing subordinated indebtedness. The notes will be effectively subordinated to any of our existing and future secured debt to the extent of the value of the assets securing such debt, including the Credit Agreement.

The obligations of the Company under the notes will be guaranteed, jointly and severally on a senior unsecured basis, by the Guarantors (which will be the same as the guarantors under the Credit Agreement). The Subsidiary Guarantees of each Guarantor will rank equally in right of payment with all of the Guarantors’ existing and future senior unsecured debt and senior in right of payment to all of the Guarantors’ existing and future subordinated debt and effectively subordinated to each of the Guarantors’ existing and future secured debt to the extent of the value of the assets securing such debt, including the Credit Agreement.1

As of March 31, 2013, on a pro forma basis after giving effect to the Transactions, the Company and the Guarantors would have had $[    ] million in aggregate principal amount of secured Indebtedness outstanding, including $[    ] million under the Credit Agreement and approximately $[    ] million of undrawn availability under the Credit Agreement, and $[    ] million in senior unsecured Indebtedness outstanding, including the notes. [Our Subsidiaries also have other liabilities, including contingent liabilities, that may be significant.] The Indenture contains limitations on the amount of additional debt that we or our Subsidiaries may incur, but the additional debt could be substantial, and this debt may be debt of our Subsidiaries, in which case this debt would be effectively senior in right of payment to the notes.2

Principal, Maturity and Interest

The Company will issue $[300] million in aggregate principal amount of notes in this offering. The Company may issue additional notes under the Indenture from time to time after this offering. Any issuance of additional notes is subject to all of the covenants in the Indenture, including the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” The notes and any additional notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including without limitation, waivers, amendments, redemptions and offers to purchase; provided that additional notes will not be issued with the same CUSIP, if any, as existing notes unless such additional notes are fungible with the existing notes for U.S. federal income tax purposes.

Interest on the notes will accrue at the rate of        % per annum and will be payable semi-annually in arrears on                     and                         of each year, commencing on                         , 2013, to Holders of record on the immedi-

[1]	TBD based upon CA guarantors.
[2]	To be conformed to OM.

Schedule 14 to the Subscription Agreement

immediately preceding                     and                    , respectively. Interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal of and premium, if any, and interest on the notes will be payable at the office or agency of the Company maintained for such purpose or, at the option of the Company, payment of interest may be made by check mailed to the Holders of the notes at their respective addresses set forth in the register of Holders of notes; provided that all payments of principal, premium, if any, and interest with respect to notes the Holders of which have given wire transfer instructions to the Company, will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof; provided further that as long as the notes are held through The Depository Trust Company (“DTC”), such payment will be made to DTC. Until otherwise designated by the Company, the Company’s office or agency will be the office of the Trustee maintained for such purpose. [The notes will be issued in denominations of $2,000 3 and integral multiples of $1,000 in excess thereof.]

Subsidiary Guarantees

The Company’s payment obligations under the notes will be jointly and severally guaranteed (the “Subsidiary Guarantees”) on the Closing Date by all of the Company’s existing consolidated Subsidiaries that guarantee the Credit Agreement. As of the date of the Indenture, all of the Company’s consolidated Subsidiaries will be Restricted Subsidiaries and certain of those Subsidiaries will be Guarantors.

After the Closing Date, the Company will cause each Restricted Subsidiary that is not already a Guarantor that incurs or guarantees Indebtedness of the Company or any of its Subsidiaries in an amount greater than $2.5 million to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary will guarantee payment of the notes on the same unsecured senior basis. See “— Certain Covenants — Additional Subsidiary/Guarantees.”

The obligations of each Guarantor under its Subsidiary Guarantee will be limited to the maximum amount that would not result in the obligations of such Guarantor under its Subsidiary Guarantee constituting a fraudulent conveyance under applicable law. See “Risk Factors — Risks Related to the Notes — A court could avoid our subsidiaries’ guarantees of the notes under fraudulent transfer laws.”

The Indenture will provide that no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person (other than the Company or another Guarantor), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to another Person, unless (i) the Person formed by or surviving such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a Person organized and existing under the laws of the United States of America, any state thereof or the District of Columbia or any [Permitted Jurisdiction] and expressly assumes all the obligations of such Guarantor, pursuant to a supplemental indenture, under the notes and the Indenture and (ii) immediately after giving effect to such transaction, no Default or Event of Default exists. The provisions of clause (i) of the preceding sentence shall not apply if the Person formed by or surviving the relevant consolidation or merger or to which the relevant sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a Person that is not, after giving effect to such transaction, a Restricted Subsidiary of the Company.

The Indenture will provide that in the event of (i) a merger or consolidation to which a Guarantor is a party, then the Person formed by or surviving such merger or consolidation (if, after giving effect to such transaction, other than the Company or a Restricted Subsidiary of the Company) shall automatically be released and discharged from the obligations of such Guarantor under its Subsidiary Guarantee, (ii) a sale or other disposition (whether by merger, consolidation or otherwise) of all of the Equity Interests of a Guarantor at the time owned by the Company and its Restricted Subsidiaries to any Person that, after giving effect to such transaction, is neither the Company nor a Restricted Subsidiary of the Company, then the Person to whom such Equity Interests were sold or the surviving Person in such merger or consolidation shall automatically be released and discharged from the obligation of such

[3]	Denomination to be minimum of €100,000 as advised by Dutch counsels.

Guarantor under its Subsidiary Guarantee, or (iii) the release and discharge of a Guarantor from all obligations under Guarantees of (x) Obligations under the Credit Agreement and (y) any other Indebtedness of the Company or any of its Restricted Subsidiaries, then in each such case such Guarantor shall be automatically released and discharged from its obligations under its Subsidiary Guarantee; provided that, in the case of each of clauses (i) and (ii), (a) the relevant transaction is in compliance with the Indenture, and (b) the Person being released and discharged shall have been released and discharged from all obligations it might otherwise have under Guarantees of Indebtedness of the Company or any of its Restricted Subsidiaries and, in the case of each of clauses (i), (ii) and (iii), immediately after giving effect to such transaction, no Default or Event of Default shall exist.

Optional Redemption

On or after                    , 2016, we may redeem the notes, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, thereon to the applicable redemption date (subject to the rights of Holders of notes on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on                     of the years indicated below:

Year	Percentage
[2016%
2017	%
2018 and thereafter	100.000%][4]

Notwithstanding the foregoing, at any time on or prior to , 2016 the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes theretofore issued under the Indenture at a redemption price equal to                % of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the redemption date (subject to the rights of Holders of notes on the relevant record date to receive interest due on the relevant interest payment date), with the net cash proceeds of one or more Equity Offerings; provided that (i) at least 65% of the aggregate principal amount of notes originally issued5 under the Indenture remain outstanding immediately following each such redemption and (ii) such redemption shall occur within 90 days of the closing of any such Equity Offering.

Notice of any redemption upon any such Equity Offering may be given prior to the completion thereof, and any redemption of notes at the Company’s option may, if so provided in the applicable redemption notice, be made subject to the satisfaction of one or more conditions precedent including, but not limited to, completion of the related Equity Offering.

In addition, at any time prior to                    , 2016, the Company may redeem all or part of the notes at a redemption price equal to the sum of (i) 100% of the principal amount thereof, plus (ii) the Applicable Premium as of the date of redemption, plus (iii) accrued and unpaid interest, if any, to the date of redemption, subject to the rights of Holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

We may acquire notes by means other than a redemption, whether pursuant to an issuer tender offer, open market purchases or otherwise, so long as the acquisition does not otherwise violate the terms of the Indenture.

Selection and Notice

If less than all of the notes are to be redeemed at any time, selection of notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed, or, if the notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate subject to the applicable procedures of DTC. No notes of $1,000 or less shall be

[4]	Call schedule to be discussed.
[5]	Okay subject to at least $300 million initial issuance.

redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the Indenture. If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest shall cease to accrue on notes or portions of notes called for redemption.

Mandatory Redemption

Except as set forth below under “— Repurchase at the Option of Holders,” the Company is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Redemption for Taxation Reasons

The Company may redeem the notes in whole, but not in part, at any time upon giving not less than 30 nor more than 60 days’ notice to the Holders of the notes (which notice will be irrevocable) at a redemption price equal to 100% of the principal amount thereof, together with any accrued and unpaid interest to the date fixed for redemption (a “Tax Redemption Date”) and all Additional Amounts (if any) then due or which will become due on the Tax Redemption Date as a result of the redemption or otherwise (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date and Additional Amounts (if any) in respect thereof), if the Company determines in good faith that, as a result of:

(1) any change in, or amendment to, the laws or treaties (or any regulations or rulings promulgated thereunder) of a Relevant Taxing Jurisdiction which change or amendment is publicly announced and becomes effective after the Closing Date (or, if the Relevant Taxing Jurisdiction became a Relevant Taxing Jurisdiction on a date after the Closing Date, after such later date); or

(2) any change in, or amendment to, any official position regarding the application, administration or interpretation of such laws, treaties, regulations or rulings (including by virtue of a holding, judgment or order by a court of competent jurisdiction or a change in published administrative practice) of a Relevant Taxing Jurisdiction which change or amendment is publicly announced and becomes effective after the Closing Date (or, if the Relevant Taxing Jurisdiction became a Relevant Taxing Jurisdiction on a date after the Closing Date, after such later date) (each of the foregoing in clauses (1) and (2), a “Change in Tax Law”), the Company is, or on the next interest payment date in respect of the notes would be, required to pay any Additional Amounts as described below under “— Additional Amounts,” and such obligation cannot be avoided by taking reasonable measures available to the Company (including the appointment of a new paying agent located in another jurisdiction).

No notice of redemption as a result of a Change in Tax Law will be given (a) earlier than 90 days prior to the earliest date on which the Company would be obliged to pay Additional Amounts and (b) unless, at the time such notice is given, such obligation to pay such Additional Amounts remains in effect. Prior to the publication or, where relevant, mailing of any notice of redemption of the notes of a series pursuant to the foregoing, the Company will deliver to the trustee (i) an opinion of independent tax counsel reasonably acceptable to the trustee to the effect that there has been a Change in Tax Law which would entitle the Company to redeem the notes of such series and (ii) an officers’ certificate to the effect that the Company cannot avoid the obligation to pay Additional Amounts by taking reasonable measures available to it.

The trustee will accept such officer’s certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above, without further inquiry, in which event it will be conclusive and binding on the holders.

The foregoing provisions will apply mutatis mutandis to any successor to the Company.6

Additional Amounts

All payments made under or with respect to the notes by the Company or under or with respect to any Guarantee by any Guarantor will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, additions to tax, interest and other similar liabilities related thereto) (collectively, “Taxes”) unless the withholding or deduction of such Taxes is then required by law. If any withholding or deduction is required for or on account of any Taxes imposed or levied by or on behalf of (i) any jurisdiction in which the Company or any Guarantor is incorporated or organized, resident or doing business for tax purposes or (ii) any jurisdiction from or through which payment is made by or on behalf of the Company or any Guarantor (including the jurisdiction of any paying agent) or, in each case, any political subdivision thereof (each, a “Relevant Taxing Jurisdiction”), the Company or the relevant Guarantor, subject to the exceptions listed below, will pay such additional amounts (the “Additional Amounts”) as may be necessary to ensure that the net amount received by each beneficial owner of the applicable series of notes after such withholding or deduction by any applicable withholding agent (including any withholding or deduction attributable to Additional Amounts payable hereunder) will not be less than the amount the beneficial owner would have received if such Taxes had not been withheld or deducted.

Neither the Company nor any Guarantor will, however, pay Additional Amounts to a holder or beneficial owner of notes:

(a) to the extent the Taxes giving rise to such Additional Amounts would not have been imposed but for the holder’s or beneficial owner’s present or former connection with the Relevant Taxing Jurisdiction or but for any such connection on the part of a partner, beneficiary, settlor or shareholder of such a holder or beneficial owner, if such holder or beneficial owner is a partnership, trust, estate, or corporation, (other than, in each case, any connection resulting from the acquisition, ownership, holding or disposition of notes, the receipt of payments under or in respect of such notes or any Guarantee and/or the exercise or enforcement of rights under or in respect of any notes or any Guarantee);

(b) to the extent the Taxes giving rise to such Additional Amounts would not have been imposed but for the failure of the holder or beneficial owner of notes, following a written request, to comply with any certification, identification, information or other reporting requirements, as a precondition to exemption from, or reduction in the rate of deduction or withholding of, Taxes imposed by the Relevant Taxing Jurisdiction (including, without limitation, a certification that the holder or beneficial owner is not resident in the Relevant Taxing Jurisdiction), but, in each case, only to the extent the holder or beneficial owner is legally eligible to provide such certification, identification or information or comply with any such reporting requirement;

(c) with respect to any estate, inheritance, gift, sales, transfer, personal property or any similar Taxes;

(d) with respect to any Taxes which are payable otherwise than by deduction or withholding in respect of payments under or with respect to the notes or any Guarantee;

(e) if such holder is a fiduciary or partnership or other person other than the beneficial owner of such payment and the Taxes giving rise to such Additional Amounts would not have been imposed in respect of such payment had the holder been the beneficial owner of such note (but only if there is no material cost or expense associated with transferring such note to such beneficial owner and no restriction on such transfer that is outside the control of such beneficial owner);

[6]	Note: all tax sections are under review. CGR tax to discuss directly with HL tax.

(f) to the extent the Taxes giving rise to such Additional Amounts would not have been imposed but for the presentation by the holder of any note, where presentation is required, for payment on a date more than 30 days after the later of (i) the date on which payment became due and payable or (ii) the date on which payment is duly provided for;

(g) with respect to any withholding or deduction that is imposed in respect of a payment to a holder or beneficial owner within the meaning of and that is required to be made pursuant to the European Council Directive 2003/48/EC on the taxation of savings income or any law or other governmental regulation implementing or complying with, or introduced in order to conform to such directive (the “EU Savings Tax Directive”);

(h) any combination of (a) through (g) above.

The Company or the relevant Guarantor, if they are the applicable withholding agents, will (i) make any withholding or deduction required by applicable law to be made by them, and (ii) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. The Company or the relevant Guarantor will make reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any Taxes deducted or withheld from each Relevant Taxing Jurisdiction imposing such Taxes and provide the same to the trustee (or to a holder upon request). If certified copies of such tax receipts are not obtainable, the Company or the relevant Guarantor shall provide the trustee (or a holder upon request) other evidence of payment reasonably satisfactory to the trustee (or such holder).

At least 30 calendar days prior to each date on which any payment under or with respect to a note or any Guarantee is due and payable, if the Company or any Guarantor will be obligated to pay Additional Amounts with respect to such payment (unless such obligation to pay Additional Amounts arises after the 35th day prior to the date on which payment under or with respect to the notes or any Guarantee is due and payable, in which case it will be promptly thereafter), the Company or the relevant Guarantor will deliver to the trustee an officer’s certificate stating that such Additional Amounts will be payable and the amounts so payable and will set forth such other information necessary to enable the trustee to pay such Additional Amounts to holders on the payment date. The Company will promptly publish a notice stating that such Additional Amounts will be payable and describing the obligation to pay such amounts.

The Company and the Guarantors will pay and indemnify the holder for any present or future stamp, issue, registration, court or documentary Taxes, or any other excise or property Taxes, which are levied by any Relevant Taxing Jurisdiction on the execution, issuance, delivery, registration or enforcement of any of the notes, the indenture, any Guarantee, or any other document or instrument referred to therein or any payments under or with respect to the notes or any Guarantee.

The obligations described above will survive any termination, defeasance or discharge of the indenture and will apply mutatis mutandis to any successor Person to the Company or any Guarantor and to any jurisdiction in which such successor is incorporated or organized, resident or doing business for tax purposes or any jurisdiction from or through which payment is made by such successor or its respective agents and, in each case, any political subdivision thereof or therein. Whenever the indenture or this “Description of Notes” refers to, in any context, the payment of principal, premium, if any, interest or any other amount payable under or with respect to any note or any Guarantee, such reference includes the payment of Additional Amounts or indemnification payments as described hereunder, if applicable.

Repurchase at the Option of Holders

Change of Control

Upon the occurrence of a Change of Control, unless notice of redemption of the notes in whole has been given pursuant to the provisions of the Indenture described above under “Optional Redemption,” the Company will be obligated to make an offer (a “Change of Control Offer”) to each Holder of notes to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder’s notes at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of purchase (the “Change of Control Payment”).

Within 30 days following a Change of Control, the Company will mail (or otherwise transmit in accordance with the applicable procedures of DTC) a notice to each Holder with a copy to the Trustee describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the Indenture and described in such notice. In addition, the Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control.

On the Change of Control Payment Date, the Company will, to the extent lawful, (i) accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof so tendered and (iii) deliver or cause to be delivered to the Trustee the notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail (or otherwise transmit in accordance with the applicable procedures of DTC) to each Holder of notes so tendered the Change of Control Payment for such notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any un-purchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The Company will not be required to make a Change of Control Offer following a Change of Control if a third party makes such a Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all notes validly tendered and not withdrawn pursuant to such Change of Control Offer.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer.

Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the notes to require that the Company repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction. However, restrictions in the Indenture described herein on the ability of the Company and its Restricted Subsidiaries to incur additional Indebtedness, to grant Liens on their respective properties, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management of the Company. Consummation of any such transaction in certain circumstances may require repurchase of the notes, and there can be no assurance that the Company or the acquiring party will have sufficient financial resources to effect such repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Company or any of its Subsidiaries by their management. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the Holders of notes protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

The Credit Agreement will restrict the Company’s ability to repurchase notes in certain circumstances. Any other credit agreements or other agreements governing indebtedness to which the Company becomes a party may contain similar restrictions and provisions and may, like the Credit Agreement, provide that certain change of control events with respect to the Company would constitute events of default thereunder. In addition, the Company’s ability to pay cash to the holders upon a repurchase may be limited by the Company’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. See “Risk Factors — We may be unable to repurchase the notes upon a change of control or certain asset sales.”

The definition of “Change of Control” includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the assets of the Company and its Restricted Subsidiaries taken as a whole. Although there is case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require the Company to repurchase such notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, consummate an Asset Sale unless (i) the Company (or such Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a Board Resolution) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents; provided that the amount of (a) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or such Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Guarantee thereof) that are assumed by the transferee of any such assets or Equity Interests such that the Company or such Restricted Subsidiary are released from further liability, (b) any securities, notes or other obligations received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days and (c) any Designated Non-cash Consideration received by the Company or such Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of $25 million and [•]% of the Company’s Total Assets 7 at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash or Cash Equivalents for purposes of this provision, subject to application as provided in the following paragraph.

Notwithstanding clause (ii) above, all or a portion of the consideration for any such Asset Sale may consist of all or substantially all of the assets of a Similar Business or Capital Stock of a person primarily engaged in a Similar Business; provided that, after giving effect to any such Asset Sale and related acquisition of assets, (x) no Default or Event of Default shall have occurred or be continuing; and (y) the Net Proceeds of any such Asset Sale, if any, are applied in accordance with this covenant.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company, at its option, may (i) apply such Net Proceeds to permanently prepay, repay or reduce any Indebtedness under Credit Facilities (or other Indebtedness of the Company or such Restricted Subsidiary, as applicable, secured by a Lien) (and to correspondingly permanently reduce commitments with respect thereto in the case of revolving borrowings) or (ii) apply such Net Proceeds to the purchase of the Capital Stock of a Similar Business or the making of a capital expenditure in or the acquisition of other long-term assets that are used or useful in each case, in a Similar Business (or enter into a binding agreement to purchase Capital Stock or assets of such business or make such capital expenditure; provided that if such binding agreement ceases to be in full force and effect during such 365-day period, the Company may enter into another such binding agreement; provided further that if the Investment pursuant to such new binding agreement is not completed within 180 days after the first anniversary of the Asset Sale, any portion of the Net Proceeds of such Asset Sale not applied or invested pursuant to such binding agreement shall constitute Excess Proceeds).

Pending the final application of any such Net Proceeds, the Company may invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $25 million, the Company will be required to make an offer to all Holders of notes (and holders of other Indebtedness of the Company to the extent required by the terms of such other

[7]	To be equivalent percentage when financials are available.

Indebtedness) (an “Asset Sale Offer”) to purchase the maximum principal amount of notes (and such other Indebtedness) that does not exceed the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate principal amount of notes (and such other Indebtedness) tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of notes (and such other Indebtedness) tendered exceeds the amount of Excess Proceeds, the notes (and such other Indebtedness) to be purchased will be selected on a pro rata basis. Upon completion of an Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero. The Company must make an offer to repurchase the notes within 30 days following the date on which the aggregate amount of Excess Proceeds exceeds $25 million and remain open for at least 30 and not more than 40 days (unless otherwise required by applicable law). The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to an Asset Sale Offer.

The Credit Agreement will restrict the Company’s ability to repurchase notes in certain circumstances. Any other credit agreements or other agreements governing indebtedness to which the Company becomes a party may contain similar restrictions and provisions. In the event the Company is required to make an Asset Sale Offer at a time when the Company is prohibited from repurchasing notes, the Company could seek the consent of its lenders to the repurchase of notes or could attempt to refinance or repay the borrowings that contain such prohibition. If the Company does not obtain such consent or repay such borrowings, the Company will remain prohibited from repurchasing notes. In such case, the Company’s failure to repurchase tendered notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the Credit Agreement. Additionally, the Company’s ability to pay cash to holders of Notes following the occurrence of an Asset Sale may be limited by its then existing financial resources; sufficient funds may not be available to the Company when necessary to make any required repurchases of Notes. See “Risk Factors — Risks Related to the Notes — We may be unable to repurchase the notes upon a change of control or certain asset sales.”

Any other credit agreements or other agreements governing indebtedness to which the Company becomes a party may require that the Company and its Subsidiaries apply all proceeds from certain asset sales to repay in full outstanding obligations thereunder prior to the application of such proceeds to repurchase outstanding notes.

Certain Covenants

Suspension of Certain Covenants

If at any time after the Closing Date that (i) the notes are rated Investment Grade by each of S&P and Moody’s (or, if either (or both) of S&P and Moody’s have been substituted in accordance with the definition of “Rating Agencies,” by each of the then applicable Rating Agencies) and (ii) no Default has occurred and is continuing under the Indenture, the Company and its Restricted Subsidiaries will not be subject to the covenants in the Indenture specifically listed under the following captions in this “Description of Notes” section of this offering memorandum (the “Suspended Covenants”):

“— Certain Covenants — Restricted Payments” (except to the extent applicable under the definition of Restricted Subsidiary);

“— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”;

“— Certain Covenants — Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”;

“— Certain Covenants — Transactions with Affiliates”;

“— Repurchase at the Option of Holders — Asset Sales”; and

clause (iv) under “— Certain Covenants — Merger, Consolidation or Sale of Assets.”

Additionally, during such time as the above referenced covenants are suspended (a “Suspension Period”), the Company will not be permitted to designate any Restricted Subsidiary as an Unrestricted Subsidiary.

In the event that the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) the condition set forth in clause (i) of the first paragraph of this section is no longer satisfied, then the Company and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants with respect to future events.

On each Reversion Date, all Indebtedness incurred, or Disqualified Stock or Preferred Stock issued during such time when the above referenced covenants are suspended (a “Suspension Period”) will be classified as having been incurred or issued pursuant to the first paragraph of “— Incurrence of Indebtedness and Issuance of Preferred Stock” below or one of the clauses set forth in the second paragraph of “— Incurrence of Indebtedness and Issuance of Preferred Stock” below (to the extent such Indebtedness or Disqualified Stock or Preferred Stock would be permitted to be incurred or issued thereunder as of the Reversion Date and after giving effect to Indebtedness incurred or issued prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness or Disqualified Stock or Preferred Stock would not be so permitted to be incurred or issued pursuant to the first or second paragraph of “— Incurrence of Indebtedness and Issuance of Preferred Stock,” such Indebtedness or Disqualified Stock or Preferred Stock will be deemed to have been outstanding on the Closing Date, so that it is classified as permitted under clause (iii) of the second paragraph under “— Incurrence of Indebtedness and Issuance of Preferred Stock.” For purposes of calculating the amount available to be made as Restricted Payments under clause (c) of the first paragraph of “— Restricted Payments,” calculations under such covenant shall be made as though such covenant had been in effect during the Suspension Period. Restricted Payments made during the Suspension Period not otherwise permitted under the second paragraph of the “— Restricted Payments” covenant will reduce the amount available to be made as Restricted Payments under clause (c) of the first paragraph of such covenant. For purposes of “— Repurchase at the Option of Holders — Asset Sales”, on the Reversion Date, the amount of Excess Proceeds will be reset to the amount of Excess Proceeds in effect as of the first day of the Suspension Period ending on such Reversion Date. Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default shall be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during a Suspension Period (or on the Reversion Date after a Suspension Period based solely on events that occurred during the Suspension Period).

There can be no assurance that the notes will ever achieve or maintain a rating of Investment Grade from the Rating Agencies.

Restricted Payments

The Indenture will provide that neither the Company nor any of its Restricted Subsidiaries will, directly or indirectly:

(i) declare or pay any dividend or make any other payment or distribution on account of the Company’s Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company) or to any direct or indirect holders of the Company’s Equity Interests in their capacity as such (other than dividends or distributions (a) payable in Equity Interests (other than Disqualified Stock) of the Company, (b) payable in Capital Stock or assets of an Unrestricted Subsidiary of the Company or (c) payable to the Company or any Restricted Subsidiary of the Company or to all holders of Capital Stock of a Restricted Subsidiary on a pro rata basis;

(ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company, or any Equity Interests of any of its Restricted Subsidiaries (other than (a) any such Equity Interests owned by the Company or any Restricted Subsidiary of the Company, (b) any Equity Interests then being issued by the Company or a Restricted Subsidiary of the Company, (c) any Investment in a Person that, after giving effect to such Investment, is a Restricted Subsidiary of the Company or (d) any purchase, redemption or other acquisition of other Equity Interests made by a Restricted Subsidiary on a pro rata basis from all shareholders of such Restricted Subsidiary);

(iii) make any payment on or with respect to, or purchase, redeem, repay, defease or otherwise acquire or retire for value, any Indebtedness of the Company or any Guarantor that is subordinated in right of payment to the notes or any Guarantee thereof, excluding (a) any intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries, (b) a regularly scheduled payment of interest or principal or sinking fund payment or (c) the purchase or other acquisition of such subordinated Indebtedness made in anticipation of satisfying any sinking fund payment due within one year from the date of acquisition; or

(iv) make any Restricted Investment;

(all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Interest Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments declared or made by the Company and its Restricted Subsidiaries after the Closing Date (without duplication and excluding Restricted Payments permitted by the following paragraph (other than clauses (i), (iv) and (vii)), is less than the sum of:

(1) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing on or after January 1, 2014 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(2) 100% of the aggregate net cash proceeds and the fair market value of any contribution to the capital of the Company and of any assets or property (as determined in good faith by the Board of Directors of the Company) received by the Company from the issue or sale following the Closing Date (other than the Hyatt Investment) of Equity Interests of the Company (other than Disqualified Stock), or of Disqualified Stock or debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests or Disqualified Stock or convertible debt securities sold to a Subsidiary of the Company and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock); plus

(3) with respect to Restricted Investments made after the Closing Date, the net reduction of such Restricted Investments as a result of (w) any disposition of any such Restricted Investments sold or otherwise liquidated or repaid, to the extent of the net cash proceeds and the fair market value of any assets or property (as determined in good faith by the Board of Directors of the Company) received, (x) dividends, repayment of loans or advances or other transfers of assets to the Company or any Restricted Subsidiary of the Company; (y) the sale (other than to the Company or one of its Restricted Subsidiaries) of the Capital Stock of an Unrestricted Subsidiary, or (z) the portion (proportionate to the Company’s interest in the equity of a Person) of the fair market value of the net assets of an Unrestricted Subsidiary or other Person immediately prior to the time such Unrestricted Subsidiary or other Person is designated or becomes a Restricted Subsidiary of the Company (but only to the extent not included in subclause (1) of this clause (c)).

The foregoing provisions will not prohibit:

(i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

(ii) (A) the redemption, repurchase, retirement, defeasance or other acquisition of any Equity Interests (“Retired Capital Stock”) of the Company or any subordinated Indebtedness of the Company or a Restricted Subsidiary in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of, Equity Interests of the Company or receipt by the Company of any contributions to the equity capital of the Company (other than any Disqualified Stock, except to the extent that such Disqualified Stock is issued in exchange for other Disqualified Stock or the net cash proceeds of such Disqualified Stock are used to redeem, repurchase, retire or otherwise acquire other Disqualified Stock) (collectively, including such contributions, “Refunding Capital Stock”) ; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (c)(2) of the preceding paragraph;

(B) the declaration and payment of accrued dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale of Refunding Capital Stock;

(iii) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness in exchange for, or out of the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(iv) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company, any Restricted Subsidiary or any Parent Entity held by any future, present or former employees, officers, directors or consultants of the Company, any of its Restricted Subsidiaries or any Parent Entity (or any spouse or former spouse, or any entity controlled by any such foregoing Persons) or, upon the death, disability or termination of employment of such officers, directors, employees, and consultants, their authorized representative, executor, administrator, distributee, estate, heir or legatee, in an aggregate amount not to exceed in any twelve-month period, $2 million (with unused amounts in any calendar year being permitted to be carried over to succeeding calendar years subject to a maximum of (without giving effect to the following proviso) of $5 million); provided that such amount in any calendar year may be increased by an amount not to exceed (a) the aggregate net cash proceeds from any issuance during such period of Equity Interests by the Company, its Restricted Subsidiaries or any Parent Entity to such employees, officers, directors, consultants or representatives plus (b) the aggregate net cash proceeds from any payments on life insurance policies of which the Company, any of its Restricted Subsidiaries or Parent Entity is the beneficiary with respect to such employees, officers, directors or consultants the proceeds of which are used to repurchase, redeem or acquire Equity Interests of the Company held by such employees, officers, directors or representative; provided further that the Company may elect to apply all or any portion of the aggregate increase contemplated by the preceding clauses (a) and (b) in any calendar year;

(v) the repurchase of Equity Interests of the Company deemed to occur upon the exercise of stock options or similar arrangement if such Equity Interests represent a portion of the exercise price thereof;

(vi) additional Restricted Payments in an amount not to exceed $50 million at any one time outstanding; and

(vii) the satisfaction of other change of control obligations once the Company has fulfilled all of its obligations under the Indenture with respect to a Change of Control;

(viii) the payment of cash (a) in lieu of the issuance of fractional shares of Capital Stock upon exercise or conversion of securities exercisable or convertible into Capital Stock of the Company and (b) in lieu of the issuance of whole shares of Capital Stock upon exercise or conversion of securities exercisable or convertible into Capital Stock of the Company;

(ix) any purchase or acquisition from, or withholding on issuance to, any employee of the Company or any Restricted Subsidiary of Equity Interests of the Company or any Parent Entity in order to satisfy any applicable Federal, state or local tax payments in respect of the receipt of such Equity Interests in an aggregate amount not to exceed $[    ] million;

(x) Restricted Investments acquired in exchange for, or out of the net proceeds of a substantially concurrent issuance of Equity Interests (other than Disqualified Stock) of the Company;

(xi) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Company or any Restricted Subsidiaries in accordance with the covenant described under “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”;

(xii) payments or distributions to dissenting stockholders of Equity Interests of the Company pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Indenture described under the caption “— Mergers, Consolidation or Sale of Assets”;

(xiii) payment of Parent Company Administrative Costs provided that any payments made pursuant to clause (i) and/or (ii) of the definition of Parent Company Administrative Costs shall not exceed $[     ] million in any fiscal year; and

(xiv) any Restricted Payments used to fund the Transactions, and the fees and expenses related thereto as described in this offering memorandum;

provided, however, that at the time of and after giving effect to, any Restricted Payment permitted under clause (vi), no Default or Event of Default shall have occurred and be continuing.

In the case of any Restricted Payments made other than in cash, the amount thereof shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any such asset(s) or securities shall be determined in good faith by the Board of Directors of the Company. Where the amount of any Investment made other than in cash is otherwise required to be determined for purposes of the Indenture, then unless otherwise specified such amount shall be the fair market value thereof on the date of such Investment, and fair market value shall be determined in good faith by the Board of Directors of the Company.

Designation of Unrestricted Subsidiaries

The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments (including without limitation any direct or indirect obligation to subscribe for additional Equity Interests or maintain or preserve such subsidiary’s financial condition or to cause such person to achieve any specified level of operating results) by the Company and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Investments at the time of such designation and, except to the extent, if any, that such Investments are Permitted Investments or Restricted Payments permitted to be made pursuant to the second paragraph of “— Limitation on Restricted Payments” at such time, will reduce the amount otherwise available for Restricted Payments. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the fair market value of such Investments at the time of such designation. Such designation will only be permitted if such Investment would be permitted at such time and if such Restricted Subsidiary otherwise meets (or would meet concurrently with the effectiveness of such designation) the definition of an Unrestricted Subsidiary.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a Board Resolution giving effect to such designation. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” and (ii) no Default or Event of Default would be in existence following such designation.

Incurrence of Indebtedness and Issuance of Preferred Stock

The Indenture will provide that neither the Company nor any of its Restricted Subsidiaries will, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt) and that the Company’s Restricted Subsidiaries will not issue any shares of Preferred Stock (other than to the Company or a Restricted Subsidiary of the Company); provided, however, that the Company and the Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) and the Restricted Subsidiaries may issue shares of Preferred Stock if the Consolidated Interest Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or shares of Preferred Stock are issued would have been equal to or greater than 2.0 to 1.0, determined on a pro forma basis (including the application of the proceeds therefrom), as if the additional Indebtedness had been incurred or the shares of Preferred Stock had been issued at the beginning of such four-quarter period and no Event of Default shall have occurred and be continuing after giving effect on a pro forma basis to such incurrence.

The provisions of the first paragraph of this covenant will not apply to the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(i) the incurrence by the Company and its Restricted Subsidiaries of Indebtedness under the Credit Facilities in an aggregate amount outstanding (with letters of credit being deemed for all purposes of the Indenture to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries in respect thereof) at any time not to exceed $[425] million, less the aggregate amount of such Indebtedness permanently repaid with the Net Proceeds of any Asset Sale;

(ii) the incurrence by the Company and its Restricted Subsidiaries of Indebtedness represented by the notes, the Guarantees thereof and the Indenture in the principal amount of notes originally issued on the Closing Date;

(iii) the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

(iv) the incurrence by the Company and its Restricted Subsidiaries of additional Indebtedness (other than Hedging Obligations) in an aggregate principal amount not to exceed $75 million at any time outstanding;

(v) the incurrence by the Company and its Restricted Subsidiaries of Indebtedness in connection with (1) Capital Lease Obligations (including Purchase Money Obligations) and mortgage financings incurred to acquire rights of use in or capital assets useful in the Company’s or such Restricted Subsidiary’s business, as applicable, whether through the direct purchase of assets or the Capital Stock of any person owning such assets and for the purpose of financing all or any part of the purchase price or cost of construction or improvement of plant, property and equipment, and, in any such case, incurred prior to or within 180 days after the construction, acquisition, improvement or leasing of the subject assets and (2) the acquisition of assets or a new Restricted Subsidiary (including Indebtedness that was incurred by the prior owner of such assets or by such Restricted Subsidiary prior to such acquisition by the Company and its Restricted Subsidiaries); provided that the aggregate principal amount of Indebtedness pursuant to this clause (v) does not exceed the greater of $50 million and [    ]% of Total Assets at any time outstanding;

(vi) the incurrence of Acquired Debt; provided that, after giving effect to the transactions that result in the incurrence thereof, either (1) the Consolidated Interest Coverage Ratio would be greater than immediately prior to such transactions, or (2) the Company would be permitted to incur $1.00 of additional Indebtedness pursuant to the Consolidated Interest Coverage Ratio test set forth in the first paragraph of this covenant;

(vii) the incurrence by the Company and its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are to extend, defease, renew, refund, refinance or replace, Indebtedness that was incurred under the first paragraph hereof or clauses (ii), (iii), (vi), (vii) and (xv);

(viii) the incurrence by the Company or any of the Guarantors of intercompany Indebtedness between or among the Company and the Guarantors; provided, however, that any subsequent issuance or transfer of Capital Stock that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary, and any sale or other transfer of any such Indebtedness to a Person that is not the Company or a Guarantor, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be;

(ix) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations not incurred for speculative purposes in the ordinary course of business;

(x) the Guarantee by the Company or any of its Restricted Subsidiaries of Indebtedness of the Company or a Restricted Subsidiary of the Company permitted by the Indenture;

(xi) the incurrence of Indebtedness arising from agreements providing for indemnification, adjustment of purchase price, earn-out or other similar obligations, in each case incurred in connection with the acquisition or disposition of any business or assets or subsidiaries of the Company permitted by the Indenture;

(xii) Indebtedness incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, and arrangements in connection therewith, and indebtedness in connection with workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims or in respect of awards or judgments not resulting in an Event of Default;

(xiii) obligations in respect of performance, bid, appeal, surety and similar bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business;

(xiv) Indebtedness of the Company or a Restricted Subsidiary arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within ten Business Days of its incurrence or the incurrence of Indebtedness arising from customary cash management services in the ordinary course of business;

(xv) [any joint and several liability arising as a result of (the establishment) of a fiscal unity (fiscale eenheid) between the Company and any group company incorporated in the Netherlands or its equivalent in any other relevant jurisdiction; and

(xvi) the incurrence by the Company or any of its group companies of any Indebtedness arising under guarantees entered into pursuant to Section 2:403 of the Dutch Civil Code in respect of a group company incorporated in the Netherlands and any residual liability with respect to such guarantees arising under Section 2:404 of the Dutch Civil Code.]8

[8]	Under review by Dutch counsel.

For purposes of determining the amount of any Indebtedness of any Person under this covenant, (a) the principal amount of any Indebtedness of such Person arising by reason of such Person having granted or assumed a Lien on its property to secure Indebtedness of another Person shall be the lower of the fair market value of such property and the principal amount of such Indebtedness outstanding (or committed to be advanced) at the time of determination; (b) the amount of any Indebtedness of such Person arising by reason of such Person having Guaranteed Indebtedness of another Person where the amount of such Guarantee is limited to an amount less than the principal amount of the Indebtedness so Guaranteed shall be such amount as so limited; and (c) Indebtedness shall not include a non-recourse pledge by the Company or any of its Restricted Subsidiaries of Investments in any Person that is not a Restricted Subsidiary of the Company to secure the Indebtedness of such Person.

For purposes of determining compliance with the covenant above, the U.S. dollar equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt. In addition, if any Indebtedness denominated in U.S. dollars is exchanged, converted or refinanced into Indebtedness denominated in any other currency, then (in connection with such exchange, conversion or refinancing, and thereafter), the U.S. dollar amount limitations set forth in the covenants above with respect to such exchange, conversion or refinancing shall be deemed to be the amount of the other currency into which such Indebtedness has been exchanged, converted or refinanced at the time of such exchange, conversion or refinancing and if any Indebtedness denominated in in any other currency is exchanged, converted or refinanced into Indebtedness denominated in U.S. dollars, then (in connection with such exchange, conversion or refinancing, and thereafter), the other currency amount limitations set forth in any of clauses (i) through (xvi) above with respect to such exchange, conversion or refinancing shall be deemed to be the amount of U.S. dollars into which such Indebtedness has been exchanged, converted or refinanced at the time of such exchange, conversion or refinancing.

Accrual of interest, the accretion of accreted value, the payment of interest or dividends in the form of additional Indebtedness or Preferred Stock, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness or Preferred Stock for purposes of this covenant. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

In addition, the Company will not, and will not permit any Guarantor to, incur or suffer to exist Indebtedness that is contractually subordinated in right of payment to any other Indebtedness of the Company or such Guarantor, as the case may be, unless such Indebtedness is also contractually subordinated in right of payment to the notes or such Guarantor’s Subsidiary Guarantee, as the case may be.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xv) above or is (or portion taken by itself, would be) entitled to be incurred pursuant to the first paragraph of this covenant, the Company, in its sole discretion, either (a) shall classify (and may later reclassify) such item of Indebtedness in one of such categories in any manner that complies with this covenant or (b) shall divide and classify (and may later redivide and reclassify) such item of Indebtedness into more than one of such categories pursuant to such first paragraph; provided that all Indebtedness under the Credit Agreement outstanding on the Closing Date shall be deemed to have been incurred under clause (i) and the Company shall not be permitted to reclassify all or any portion of such Indebtedness.

Liens

The Indenture will provide that neither the Company nor any of its Restricted Subsidiaries will, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Indebtedness on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens, unless all payments due under the Indenture and the notes are secured on an equal and ratable or on a senior basis to, in the case of Obligations subordinated in right of payment to the notes, with the Obligations so secured until such time as such Obligations are no longer secured by a Lien.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Indenture will provide that neither the Company nor any of its Restricted Subsidiaries will, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (i) (a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any indebtedness or other obligations owed to the Company or any of its Restricted Subsidiaries, (ii) make loans or advances to the Company or any of its Restricted Subsidiaries or (iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries or (iv) guarantee the notes or any renewals or refinancings thereof, in each case except for such encumbrances or restrictions (other than encumbrances and restrictions in respect of clause (iv) of this sentence) existing under or by reason of (a) Existing Indebtedness and the Credit Agreement (and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the agreement related to the Existing Indebtedness or the Credit Agreement, as applicable), (b) the notes, any Guarantee thereof and the Indenture, (c) applicable law, rule, regulation or order (d) any agreement or other instrument of a Person acquired by the Company or any of its Restricted Subsidiaries, as in effect at the time of such acquisition (except to the extent such agreement was entered into in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the Equity Interests, properties or assets of any Person, other than the Person, or the Equity Interests, property or assets of the Person, so acquired; provided that, in the case of any agreement in respect of Indebtedness, such Indebtedness was permitted by the Indenture, (e) by reason of customary nonassignment provisions in leases, licenses and other similar agreements entered into in the ordinary course of business, (f) Purchase Money Obligations and Capital Lease Obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired or proceeds therefrom, (g) customary restrictions in asset or stock sale agreements or joint venture or other similar agreements limiting transfer of such assets or stock pending the closing of such sale or subject to the joint venture, (h) customary non-assignment provisions or restrictions on cash or other deposits or net worth in contracts entered into in the ordinary course of business; (i) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive than those contained in the agreements governing the Indebtedness being refinanced; (j) secured debt otherwise permitted to be Incurred pursuant to the covenants described under “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” and “— Certain Covenants — Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness; (k) any Restricted Investment not prohibited by the covenants described under “— Certain Covenants — Restricted Payments” and any Permitted Investment; or (l) in the case of clause (iii) above, arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any of its Restricted Subsidiaries in any manner material to the Company and its Restricted Subsidiaries taken as a whole.

Merger, Consolidation or Sale of Assets

The Indenture will provide that the Company may not consolidate or merge with or into (whether or not the Company is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, another Person unless (i) the Company is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a Person organized or existing under the laws of the United States, any state thereof or the District of Columbia or any

Permitted Jurisdiction; (ii) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) except in the case of a consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition between or among the Company and the Guarantors, immediately after giving effect to such transaction no Default or Event of Default exists; and (iv) the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made, will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be either permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Interest Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” or the Consolidated Interest Coverage Ratio would be greater than immediately prior to such transaction.

Nothing contained in the foregoing paragraph shall prohibit (i) any Restricted Subsidiary from consolidating with, merging with or into or transferring all or part of its properties and assets to the Company or (ii) the Company from merging with an Affiliate solely for the purpose of reincorporating the Company in another jurisdiction to realize tax or other benefits; provided, however, that in connection with any such merger, consolidation or asset transfer no consideration other than common stock (that is not Disqualified Stock) in the surviving Person or the Company shall be issued or distributed.

Transactions with Affiliates

The Indenture will provide that neither the Company nor any of its Restricted Subsidiaries will make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in an amount greater than $5 million, unless (i) such Affiliate Transaction is on terms that are no less favorable to Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (ii) the Company delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $25 million, a Board Resolution authorizing and determining the fairness of such Affiliate Transaction as described in clause (i), approved by a majority of the disinterested members of the Board of Directors of the Company.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the first paragraph: (i) reasonable fees and compensation paid to and indemnity provided on behalf of officers, directors, employees, agents or consultants of the Company or any Restricted Subsidiary as determined in good faith by the Company’s Board of Directors or senior management including, without limitation, any issuance of Equity Interests of the Company or amounts paid pursuant to stock option, stock ownership or other benefit plans; (ii) transactions between or among the Company and/or its Restricted Subsidiaries or any Parent Entity; (iii) any agreement or arrangement as in effect on the date of the Indenture and disclosed in this offering memorandum and any replacement agreement or arrangement thereto so long as any such amendment or replacement agreement or arrangement, taken as a whole, is not more disadvantageous to the Company or its Restricted Subsidiaries, as the case may be, in any material respect than the original agreement as in effect on the date of the Indenture; (iv) loans or advances to officers of the Company and its Restricted Subsidiaries not in excess of $3 million at any time outstanding and loans or advances to other employees in accordance with policies of the Company and its Restricted Subsidiaries; (v) any Permitted Investment or any Restricted Payment that is permitted by the provisions of the Indenture described above under the caption “— Certain Covenants — Restricted Payments”; (vi) transactions with suppliers, joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture, which are fair to the Company and its Restricted Subsidiaries in the reasonable determination of the Board of Directors or the senior management of the Company, and are on terms that, taken as a whole, are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that might reasonably have been obtained at such time from a Person that is not an Affiliate; (vii) the issuance or sale of Equity Interests, other than Disqualified Stock, of the Company to any Affiliate or to any director, officer, employee or consultant of the Company, any Parent Entity or any Subsidiary of the

Company otherwise permitted under the Indenture; (viii) advances or reimbursements to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business; (ix) any capital contribution made by the Company or a Restricted Subsidiary to a joint venture to the extent otherwise permitted under the Indenture; (x) any employment agreement, consulting, service or termination agreement or indemnification agreement entered into with the Company or any of its Restricted Subsidiaries in the ordinary course of business; (xi) any merger, consolidation or reorganization of the Company (otherwise permitted by this Indenture) with an Affiliate of the Company solely for the purpose of (a) reorganizing to facilitate an initial public offering of securities of the Company or any Parent Entity, (b) forming or collapsing a holding company structure or (c) reincorporating the Company in a new jurisdiction; (xii) pledges of Equity Interest of Unrestricted Subsidiaries; (xiii) any transaction with an Affiliate in connection with the Transactions as disclosed in this offering memorandum9; and (xiv) franchise and other contracts regarding the operation of resorts and the provision of services and payments in respect thereof in the ordinary course consistent with the Master Development Agreement.

Additional Subsidiary/Guarantees

The Indenture will provide that if any Restricted Subsidiary of the Company after the date of the Indenture shall become or be required to become a guarantor under the Credit Agreement or shall incur or become a guarantor of any other Indebtedness of the Company or any Restricted Subsidiary in an amount greater than $2.5 million, then such Restricted Subsidiary shall become a Guarantor, in accordance with the terms of the Indenture; provided that if such Restricted Subsidiary is released and discharged from all obligations under such indebtedness or guarantees, as the case may be, it shall be released and automatically discharged from its obligations under its Subsidiary Guarantee as described under “— Subsidiary Guarantees” above.

Reports

The Indenture will provide that so long as any notes are outstanding, the Company will provide the Trustee and, upon request, to beneficial owners, a copy of all of the information and reports referred to below:

(1) within 105 days after the end of each fiscal year, (A) annual audited consolidated financial statements of the Company and its Subsidiaries for such fiscal year prepared in accordance with GAAP, including applicable comparable prior periods and a report on the annual financial statements by the Company’s certified independent accountants, (B) a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” with respect to the periods presented, (C) a description of any material changes to the business of the Company and its Subsidiaries (if any) that have occurred from the description of the business as set forth in the preceding annual report provided under this covenant (or this offering memorandum if there is no such preceding annual report), including a description of any material developments in or any new pending legal proceedings to which the Company or any of its Restricted Subsidiaries is a party that are material to the Company and its Restricted Subsidiaries, taken as a whole, and (D) a presentation of Adjusted EBITDA of the Company and its Subsidiaries consistent with the presentation thereof in this offering memorandum and derived from such financial statements (all of the foregoing information to be prepared on a basis substantially consistent with, and with a level of detail and scope consistent with, the corresponding information included in this offering memorandum or, at the option of the Company, the then-applicable Commission requirements for a Form 10-K);

(2) within 50 days after the end of each of the first three fiscal quarters of each fiscal year, (A) unaudited quarterly consolidated financial statements of the Company and its Subsidiaries for such fiscal quarter prepared in accordance with GAAP, including applicable comparable prior periods and reviewed pursuant to Statement on Auditing Standards No. 116 (or any successor provision), (B) a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” with respect to the periods presented and (C) a presentation of Adjusted EBITDA of the Company and its Subsidiaries consistent with the presentation thereof in this offering memorandum and derived from such financial statements (all of the foregoing information to be prepared on a basis substantially consistent with, and with a level of detail and scope consistent with, the corresponding information included in this offering memorandum or, at the option of the Company, the thenapplicable Commission requirements for a Form 10-Q); and

[9]	Subject to diligence and review of the agreements.

(3) within five days after the occurrence of an event required to be therein reported, such other reports containing substantially the same information required to be contained in a Current Report on Form 8-K under the Exchange Act as in effect on the date hereof (other than Items 3.01 (Notice of delisting or failure to satisfy a continued listing rule or standard; transfer of listing), 3.02 (Unregistered sales of equity securities), 5.03 (Amendments to articles of incorporation or bylaws; change in fiscal year), 5.04 (Temporary suspension of trading under registrant’s employee benefit plans) and 5.05 (Amendments to the registrant’s Code of Ethics, or waiver of a provision of the Code of Ethics) thereof); provided, however, that no such report shall be required to be furnished if the Company determines in its good faith judgment that such event is not material to the Holders or the business, assets, operations, financial position or prospects of the Company and its Restricted Subsidiaries, taken as a whole;

In addition to providing such information to the Trustee, the Company shall make available to the holders, prospective investors, market makers affiliated with any initial purchaser of the notes and securities analysts the information required to be provided pursuant to clauses (1), (2) or (3) of this paragraph, by posting such information to its website (or any of the Company’s parent companies) or on IntraLinks or any comparable online data system or website.

If the Company has designated any of its Subsidiaries as an Unrestricted Subsidiary and if any such Unrestricted Subsidiary or group of Unrestricted Subsidiaries, if taken together as one Subsidiary, would constitute a Significant Subsidiary of the Company, then the annual and quarterly information required by clauses (1) and (2) of the first paragraph of this covenant shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of such Unrestricted Subsidiaries.

Notwithstanding the foregoing, (a) the Company will not be required to furnish any information, certificates or reports that would otherwise be required by (i) Section 302 or Section 404 of the Sarbanes-Oxley Act of 2002, or related Items 307 or 308 of Regulation S-K, or (ii) Item 10(e) of Regulation S-K promulgated by the Commission with respect to any non-generally accepted accounting principles financial measures contained therein, (b) such reports will not be required to contain the separate financial information for Guarantors contemplated by Rule 3-10 or Rule 3-16 of Regulation S-X, and (c) such reports shall not be required to present compensation or beneficial ownership information.

The financial statements, information and other documents required to be provided as described above, may be those of (i) the Company or (ii) any direct or indirect parent of the Company (any such entity, a “Reporting Entity”), so long as in the case of (ii) such direct or indirect parent of the Company shall not conduct, transact or otherwise engage, or commit to conduct, transact or otherwise engage, in any business or operations other than its direct or indirect ownership of all of the Equity Interests in, and its management of the Company; provided that, if the financial information so furnished relates to such direct or indirect parent of the Company, the same is accompanied by a reasonably detailed description of the quantitative differences between the information relating to such parent, on the one hand, and the information relating to the Company and its Subsidiaries on a standalone basis, on the other hand.

In addition, the Company will make such information available to prospective investors upon request. In addition, the Company has agreed that, for so long as any notes remain outstanding during any period when it is not subject to Section 13 or 15(d) of the Exchange Act, or otherwise permitted to furnish the Commission with certain information pursuant to Rule 12g3-2(b) of the Exchange Act, it will furnish to the holders of the notes and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. The Company will also hold quarterly conference calls, beginning with the first full fiscal quarter ending after the Closing Date, for all holders and securities analysts to discuss such financial information no later than five business days after the distribution of such information required by this covenant and prior to the date of each such conference call, announcing the time and date of such conference call and either including all information necessary to access the call or informing holders of notes, prospective investors, market makers affiliated with any initial purchaser of the notes and securities analysts how they can obtain such information, including, without limitation, the applicable password or other login information.

Notwithstanding the foregoing, the Company will be deemed to have furnished such reports referred to above to the Trustee and the holders if the Company or another Reporting Entity has filed such reports with the Commission via the EDGAR filing system and such reports are publicly available. In addition, the requirements of this covenant shall be deemed satisfied by the posting of reports that would be required to be provided to the holders on the Company’s website (or that of any of the Company’s parent companies).

Events of Default and Remedies

The Indenture will provide that each of the following constitutes an Event of Default: (i) default for 30 days in the payment when due of interest on the notes; (ii) default in payment when due (whether payable at maturity, upon redemption or repurchase or otherwise) of the principal of or premium, if any, on the notes; (iii) failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described under the caption “— Merger, Consolidation or Sale of Assets”; (iv) failure by the Company to comply with the provisions described under the caption “ — Repurchase at the Option of Holders — Change of Control” or “— Repurchase at the Option of Holders — Asset Sales” (other than a failure to purchase notes pursuant to an offer commenced under such provisions, which shall be subject to clause (ii) above) for 30 days after written notice by the Trustee or the Holders of at least 25% in principal amount of the then outstanding notes; (v) failure by the Company or any of its Restricted Subsidiaries for 60 days after written notice by the Trustee or the Holders of at least 25% in principal amount of the then outstanding notes to comply with any of its other agreements in the Indenture or the notes other than those referred to in clause (i), (ii), (iii) or (iv) above; (vi) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Significant Subsidiaries (or the payment of which is guaranteed by the Company or any of its Significant Subsidiaries), whether such Indebtedness or guarantee now exists or is created after the Closing Date (other than Indebtedness owing to the Company or a Restricted Subsidiary that is a Significant Subsidiary), which default (a) is caused by a failure to pay principal after final maturity of such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”) or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $35 million, or its foreign currency equivalent, or more without such Indebtedness being discharged or such acceleration having been cured, waived or rescinded within 60 days of acceleration; (vii) failure by the Company or any of its Significant Subsidiaries to pay final judgments aggregating in excess of $35 million or its foreign currency equivalent (net of any amounts which are covered by insurance) and either (a) any creditor commences enforcement proceedings upon any such judgment or (b) such judgments are not paid, discharged or stayed for a period of 60 days; (viii) except as permitted by the Indenture, any Guarantee of the notes by a Significant Subsidiary shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect, or any Guarantor which is a Significant Subsidiary or any Person acting on behalf of any such Guarantor shall deny or disaffirm its obligations under its Guarantee of the notes; and (ix) certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries.

If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then-outstanding notes may declare all the notes and all other Obligations thereunder to be due and payable immediately by notice to the Company. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company as described in clause (ix) above, all outstanding notes will become due and payable without further action or notice. Holders of the notes may not enforce the Indenture or the notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then-outstanding notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, premium, if any, or interest) if it determines that withholding notice is in their interest.

The Holders of a majority in aggregate principal amount of the notes then-outstanding by notice to the Trustee may on behalf of the Holders of all of the notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of principal, premium, if any, or interest on the notes.

The Company is required to deliver to the Trustee annually, within 120 days of the fiscal year end of the Company, a statement regarding compliance with the Indenture.

No Personal Liability of Directors, Officers, Employees, Incorporators and Stockholders

No past, present or future director, officer, employee, incorporator, manager, member, partner or stockholder of the Company, any Guarantor or any Parent Entity, as such, shall have any liability for any obligations of the Company or such Guarantor under the notes, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes (“Legal Defeasance”) except for (i) the rights of Holders of outstanding notes to receive payments in respect of the principal of and premium, if any, and interest on the notes when such payments are due from the trust referred to below, (ii) the Company’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, rehabilitation and insolvency events) described under “Events of Default” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of and premium, if any, and interest on the outstanding notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Closing Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes, as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit); (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which the Company or any of the Guarantors is a party or by which the Company or any of the Guarantors is bound; (vi) the

Company must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (vii) the Company must deliver to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Satisfaction and Discharge of the Indenture

The obligations of the Company and the Guarantors under the Indenture will terminate when (i) either (a) all outstanding notes have been delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) to the Trustee for cancellation, or (b) all such notes not theretofore delivered to the Trustee for cancellation have become due and payable, will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name and at the expense of the Company and the Company has irrevocably deposited or caused to be deposited with the Trustee, in trust, funds, non-callable Government Securities or a combination thereof, in an amount sufficient to pay and discharge the entire indebtedness on the notes not theretofore delivered to the Trustee for cancellation, for principal (and premium, if any) and interest, to the date of maturity or date of redemption, (ii) the Company has paid or caused to be paid all sums payable by the Company under the Indenture, and (iii) the Company has delivered an Officers’ Certificate and an Opinion of Counsel relating to compliance with the conditions set forth in the Indenture.

Transfer and Exchange

A Holder may transfer or exchange notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any note selected for redemption. Also, the Company is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

The registered Holder of a note will be treated as the owner of it for all purposes.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture or the notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or compliance with any provision of the Indenture or the notes may be waived with the consent of the Holders of a majority in principal amount of the then-outstanding notes (including consents obtained in connection with a tender offer or exchange offer for notes).

Without the consent of each Holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting Holder): (i) reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver; (ii) reduce the principal of or change the Stated Maturity of any note or alter the provisions with respect to the price to be paid, or the timing of redemption or payment, upon redemption of the notes or, after the Company has become obligated to make a Change of Control Offer or an Asset Sale Offer, amend, change or modify the obligation of the Company to make or consummate such Change of Control Offer or Asset Sale Offer; (iii) reduce the rate of or change the time for payment of interest on any note; (iv) waive a Default or Event of Default in the payment of principal of or premium or interest on the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration); (v) make any note payable in money other than that stated in the notes; (vi) except pursuant to the terms of the Indenture, release any Guarantor from its Guarantee of the notes; (vii) contractually subordinate the notes or the Subsidiary Guarantees to any other Indebtedness; or (viii) make any change in the foregoing amendment and waiver provisions.

Notwithstanding the foregoing, without the consent of any Holder of notes, the Company, the Guarantors and the Trustee may amend or supplement the Indenture and the notes: (a) to cure any ambiguity, defect or inconsistency; (b) to provide for uncertificated notes in addition to or in place of certificated notes; (c) to provide for the assumption of the Company’s or any Guarantor’s obligations to Holders of notes in the case of a merger, consolidation or sale of assets; (d) to provide security for the notes; (e) to add a Guarantor; (f) to make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect the legal rights under the Indenture of any such Holder in any material respect; (g) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act, to the extent applicable; (h) to conform the text of the Indenture, the Subsidiary Guarantees or the notes to any provision of this Description of the Notes to the extent that such provision in this Description of the Notes was intended to be a verbatim recitation of a provision of the Indenture, the Subsidiary Guarantees or the notes; (i) to comply with the rules of any applicable securities depositary; (j) to make any amendment to the provisions of the Indenture relating to the transfer and legending of the notes, provided that (i) compliance with this Indenture as so amended would not result in the notes being transferred in violation of the Securities Act or any other applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer the notes; (k) to provide for a successor trustee in accordance with the terms of the Indenture or to otherwise comply with any requirement of the Indenture; or (l) to provide for the issuance of additional notes and Subsidiary Guarantees in accordance with the limitations in the Indenture as set forth in the Indenture.

The consent of the Holders of the notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Concerning the Trustee

The Trustee has been appointed by the Company as Registrar and Paying Agent with respect to the notes.

The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise.

The Holders of a majority in principal amount of the then-outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to the Trustee against any loss, liability or expense.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person, Indebtedness or Preferred Stock of any other Person existing at the time such other Person is merged with or into or becomes a Subsidiary of such specified Person and not Incurred in contemplation there of.

“Acquisition” means the acquisition, either directly or through the acquisition of the Capital Stock of a Person, of [(1) the following four properties (including, without limitation, all assets, licenses and related operations located in such properties): Hotel Gran Caribe Real, Hotel Gran Porto Real, Hotel The Royal Cancun and Hotel The Royal Playa del Carmen, all of them located in Mexico; (2) the following property, asset management or marketing companies: (A) BD Real Resorts, S. de R.L. de C.V. and its subsidiaries: Riviera Porto Real, S.A. de C.V., The Royal Cancun, S. de R.L. de C.V., Hotel Gran Caribe Porto Real, S.A. de C.V. and Royal Porto S.A. de C.V., (B) Playa Management USA, LLC and its subsidiary – Playa Management, LLC, (C) IC Sales, LLC, (D) Beach Tour

Sales, LLC, and (E) Perfect Tours NV; (3) the resort Ritz Carlton Rose Hall Jamaica (including, without limitation, all assets, licenses and related operations located in such resort, except that certain golf course land owned by Rose Hall Development and that certain power plant equipment owned by Rose Hall Energy Company) located in Jamai-ca; and (4) the following eight properties (including, without limitation, all assets, licenses and related operations located in such properties) currently owned indirectly by the Spanish company Playa Hotels and Resorts, S.L.: Hotels Dreams Palm Beach, Dreams Punta Cana Hotel, Hotel Barceló Los Cabos, Dreams Cancun Hotel, Dreams Puer-to Aventuras Hotel, Secrets Capri Hotel, Dreams Puerto Vallarta Hotel and Hotel Dreams La Romana and located in The Dominican Republic and Mexico, and all transactions, restructurings and capital contributions in connection with such acquisitions.] [TO BE UPDATED TO REFLECT STRUCTURE OF THE TRANSACTION]

“Acquisition Agreement” means the various agreements that contemplate the Acquisitions, as amended, supplemented or modified from time to time, in accordance with their respective terms.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means, as determined by the Company, with respect to any note on any date of redemption, the greater of:

(i) 1.0% of the principal amount of the note, or

(ii) the excess of:

(a) the present value at such redemption date of (i) the redemption price of the note at , 2016 (such redemption price being set forth in the table appearing above under the caption “— Optional Redemption”), plus (ii) all remaining required interest payments due on the note through , 2016 (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate as of such date of redemption plus 50 basis points; over

(b) the principal amount of the note.

“Asset Sale” means (i) the sale, lease, conveyance or other disposition (collectively, “dispositions”) of any assets or rights (including, without limitation, by way of a Sale and Leaseback Transaction) and (ii) the issuance of Equity Interests by any Restricted Subsidiary or the disposition by the Company or a Restricted Subsidiary of Equity Interests in any of the Company’s Restricted Subsidiaries (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary of the Company), in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (a) that has a fair market value in excess of $25 million or (b) for Net Proceeds in excess of $25 million.

Notwithstanding the foregoing, the following will be deemed not to be Asset Sales:

(i) a transfer of assets by the Company to a Restricted Subsidiary or by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

(ii) an issuance of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

(iii) a Permitted Investment or Restricted Payment that is permitted by the covenant described above under the caption “— Certain Covenants — Restricted Payments”;

(iv) a disposition of Cash Equivalents solely for cash or other Cash Equivalents;

(v) a disposition in the ordinary course of business of used, worn-out, obsolete, damaged or replaced equipment;

(vi) the grant of licenses to third parties in respect of intellectual property in the ordinary course of business of the Company or any of its Restricted Subsidiaries, as applicable;

(vii) the lapse or abandonment in the ordinary course of business of any registrations or application for registration of any patents, trademarks, copyrights, and other intellectual property rights not necessary in the conduct of the business of the Company and its Restricted Subsidiaries;

(viii) any disposition of properties or assets that is governed by the provisions described under “— Repurchase at the Option of Holders — Change of Control” or “— Certain Covenants — Merger, Consolidation or Sale of Assets”;

(ix) the granting or incurrence of any Permitted Lien or Lien incurred in compliance with “— Liens”;

(x) the surrender, or waiver of contract rights or settlement, release or surrender of contract, tort or other claims;

(xi) sales of assets received by the Company or any of its Restricted Subsidiaries upon the foreclosure on a Lien;

(xii) any disposition deemed to occur with creating or granting a Lien not otherwise prohibited by the Indenture;

(xiii) the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(xiv) any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition or use of such property;

(xv) the unwinding of any Hedging Obligations in the ordinary course of business;

(xvi) to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, as amended, or any similar provision of foreign law, any exchange of like property (excluding any “boot” thereon) for use in a Similar Business;

(xvii) any sale, transfer or other disposition of an Investment in a joint venture to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture and similar agreements to the extent otherwise permitted under the Indenture;

(xviii) sales or leases of inventory, equipment, accounts receivables or other current assets in the ordinary course of business or the sale or other disposition of cash or Cash Equivalents;

(xix) the settlement or write-off of accounts receivables in the ordinary course of business; and

(xx) sales of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary.

‘‘Board of Directors’’ means:

(i) with respect to a corporation, the board of directors of the corporation;

(ii) with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(iii) with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means a duly adopted resolution of the Board of Directors of the Company in full force and effect at the time of determination and certified as such by the Secretary or an Assistant Secretary of the Company and delivered to the Trustee.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in the City of New York or at a designated place of payment are authorized by law, regulation or executive order to remain closed.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with IFRS.

“Capital Stock” means (i) in the case of a corporation, corporate stock or shares, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of or distributions of assets of, the issuing Person.

[“Cash Equivalents” means (a) U.S. Dollars, euros or such local currencies held by a Restricted Subsidiary from time to time in the ordinary course of business; (b) marketable obligations issued or unconditionally guaranteed by the U.S. or issued by any of its agencies and backed by the full faith and credit of the U.S., in each case maturing within one years from the date of acquisition; (c) short-term investment grade domestic and eurodollar certificates of deposit or time deposits that are fully insured by the Federal Deposit Insurance Corporation or are issued by commercial banks organized under the laws of the U.S. or any of its states having combined capital, surplus and undivided profits of not less than $100,000,000 (as shown on its most recently published statement of condition); (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above; (d) commercial paper and similar obligations rated “P-I” by Moody’s Investors Service, Inc. (“Moody’s”) or “A-1” by Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. (“S&P”); (e) readily marketable tax-free municipal bonds of domestic issuers rated “A-2” or better by Moody’s or “A” or better by S&P, and maturing within one year from the date of issuance; (e) mutual funds or money market accounts investing primarily in items described in clauses (a) through (e) above; (f) readily marketable direct obligations issued by any state of the U.S. or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P in each case with final maturities not exceeding two years from the date of acquisition; and (g) in the case of any Foreign Subsidiary:

(i)	direct obligations of the sovereign nation, or any agency thereof, in which such Foreign Subsidiary is organized and is conducting business or obligations fully and unconditionally guaranteed by such sovereign nation, or any agency thereof; or

(ii)	investments of the type and maturity described in clauses (a) through (f) of this definition of foreign obligors, which investments or obligors, or the direct or indirect parents of such obligors, have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies; ] [10]

[10]	Under review.

“Change of Control” means, with respect to the Company or any successor Person permitted under the covenant “Merger, Consolidation or Sale of Assets,” the occurrence of any of the following: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), except for a Permitted Holder, acquires “beneficial ownership” (as determined in accordance with Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total outstanding shares of Voting Stock of the Company, measured by voting power rather than number of shares; (b) the Company consolidates with or merges into any other corporation, or conveys, transfers or leases all or substantially all of its assets to any Person, except, in each case, to a Permitted Holder, or any other corporation merges into the Company and, in the case of any such transaction, the outstanding common stock of the Company is changed or exchanged as a result, unless the shareholders of the Company immediately before such transaction own, directly or indirectly, at least 51% of the outstanding shares of Voting Stock of the corporation resulting from such transaction in substantially the same proportion as their ownership of the Voting Stock immediately before such transaction; or (c) the first day on which more than a majority of the members of the Board of Directors of the Company are not Continuing Directors.

“Closing Date” means the date of the closing of the sale of the notes initially issued pursuant to the Indenture.

“Commission” means the Securities and Exchange Commission.

[“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, to the extent deducted in computing such Consolidated Net Income, (i) an amount equal to any extraordinary loss plus any net loss realized in connection with a disposition of assets, (ii) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, (iii) Consolidated Interest Expense, (iv) cash severance payments, restructuring costs and acquisition integration costs and fees in connection with the Acquisition, (v) any expenses or charges related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by the Indenture including a refinancing thereof and any amendment or modification to the terms of any such transactions, (vi) insurance proceeds received in cash under policies of business interruption insurance (or under policies of insurance which cover losses or claims of the same character or type) and (vii) depreciation and amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income, minus (viii) non-cash items increasing such Consolidated Net Income, in each case, for such period without duplication on a consolidated basis and determined in accordance with GAAP.] [UNDER REVIEW]

[“Consolidated Interest Coverage Ratio” means with respect to any Person for any period, the ratio of the Consolidated EBITDA of such Person for such period to the Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period. In the event that the Company or any of its Restricted Subsidiaries incurs, assumes, Guarantees, redeems, repays or otherwise retires any Indebtedness (other than revolving credit borrowings) subsequent to the commencement of the period for which the Consolidated Interest Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Consolidated Interest Coverage Ratio is made (the “Calculation Date”), then the Consolidated Interest Coverage Ratio shall be calculated giving effect to such incurrence, assumption, Guarantee, redemption, repayment or retirement of Indebtedness as if the same had occurred at the beginning of the applicable four-quarter reference period. For purposes of making any computation pursuant to the Consolidated Interest Coverage Ratio, (i) (a) acquisitions that have been made by the Company or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions and (b) other transactions consummated by the Company or any of its Restricted Subsidiaries with respect to which pro forma effect may be given pursuant to Article 11 of Regulation S-X under the Securities Act, in each case during the four quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated EBITDA for such reference period shall be calculated on a pro forma basis consistent with Article 11 of Regulation S-X under the Securities Act without giving effect to clause (iii) of the proviso set forth in the definition of “Consolidated Net Income,” (ii) the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP and operations or businesses disposed of prior to the Calculation Date, shall be excluded and (iii) the Consolidated Interest Expense attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent (x) that the obligations giving rise to such Consolidated Interest Expense will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date, or (without duplication) (y) such Consolidated Interest Expense is less than the Consolidated EBITDA attributable to such discontinued operations for the same period.] [UNDER REVIEW]

[“Consolidated Interest Expense” means with respect to any Person for any period the sum, without duplication, of (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments (if any) pursuant to Hedging Obligations but excluding amortization of debt issuance costs), (ii) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period, (iii) any interest expense for such period on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon), in each case, on a consolidated basis and in accordance with GAAP, and (iv) any Preferred Stock dividends paid in cash by the Company or any of its Restricted Subsidiaries to a Person other than the Company or any of its Restricted Subsidiaries, determined, in each case, on a consolidated basis and in accordance with GAAP.] [UNDER REVIEW]

[“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the net income (but not loss) of any Person that is not a Restricted Subsidiary of such Person or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash by such Person during such period to the referent Person or a Restricted Subsidiary thereof, (ii) premiums paid and the write-off of any unamortized balance of original issue discount in connection with a redemption of, or tender offer for, the notes by the Company and amortization of debt issuance costs shall be excluded, (iii) the cumulative effect of a change in accounting principles shall be excluded and (iv) non-cash compensation expenses incurred in respect of stock option plans shall be excluded.] [UNDER REVIEW

[“Consolidated Secured Leverage Ratio” means the ratio of (i) the aggregate of all consolidated Indebtedness secured by a mortgage, security interest, pledge or lien of such Person and its Subsidiaries at the end of the most recent fiscal period for which financial information in respect thereof is available immediately preceding the date of the transaction giving rise to the need to calculate such amount to (ii) the aggregate Consolidated EBITDA of such Person for the prior four fiscal quarters (treated as one period) for which financial information in respect thereof is available immediately preceding such date, and in each case, calculated on a pro forma basis.] [UNDER REVIEW]

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation; or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company (other than Dutch directors who are appointed according to requirements of Dutch law) who (i) was a member of such Board of Directors on the date of the Indenture, (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election or (iii) [was appointed in accordance with the Investors’ Agreement] 11.

“Credit Agreement” means that certain Credit Agreement, dated as of            , 2013 by and among the Company, the Lenders named therein, and Deutsche Bank Trust Company Americas, as Administrative Agent, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Credit Facilities” means one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case, with banks or other lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time in one or more agreements or indentures (in each case with the same or new lenders or institutional investors), including any agreement or indenture extending the maturity thereof or otherwise restructuring all or any portion of the indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof.

“Default” means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Company, less the amount of Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring on or prior to 91 days after the date on which the notes mature shall not constitute Disqualified Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the terms of the covenant under “— Covenants — Restricted Payments; provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

[11]	Subject to diligence.

“Domestic Subsidiary” means any Restricted Subsidiary of the Company that was formed under the laws of the United States or any state of the United States or the District of Columbia.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means a public or private sale of (x) Capital Stock of the Company or (y) any Parent Entity to the extent the net cash proceeds thereof are contributed to the common equity capital of the Company or used to purchase Capital Stock (other than Disqualified Stock) of the Company, other than:

(1)	public offerings with respect to the Company or such direct or indirect parent’s common stock registered on Form S-4 or Form S-8; and

(2)	issuance to any Subsidiary of the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Existing Indebtedness” means Indebtedness of the Company and the Company’s Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the Indenture and Indebtedness of Affiliates of the Company in existence on the date of the Indenture that is or will be required to be consolidated on the Company’s balance sheet in accordance with IFRS, [including any Indebtedness in connection with the Transactions, whether consummated before or after the date of the Indenture] 12 .

“Foreign Subsidiary” means any Restricted Subsidiary of the Company other than a Domestic Subsidiary.

GAAP” means generally accepted accounting principles set forth in the Financial Accounting Standards Board’s Accounting Standards Codification or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect in the United States on the [Closing Date].

“Government Securities” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“Guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

[12]	Discuss.

“Guarantor” means (i) each of the Company’s Restricted Subsidiaries that are party to the Indenture on the date of execution and delivery of the Indenture and (ii) each other Person that becomes a guarantor of the obligations of the Company under the notes and the Indenture from time to time in accordance with the provisions of the Indenture described under the caption “— Certain Covenants — Additional Subsidiary Guarantees,” and their respective successors and assigns; provided, however, that “Guarantor” shall not include any Person that is released from its Guarantee of the obligations of the Company under the notes and the Indenture as described under “— Subsidiary Guarantees.”

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under (i) currency exchange or interest rate swap, cap or collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange or interest rates.

“Hyatt” means Hyatt International Corporation and its Affiliates.

“Hyatt Investment” means [    ].

“IFRS” means international financial reporting standards as issued by the International Accounting Standards Board which are in effect on [    ].

“Indebtedness” means, with respect to any Person, without duplication, (i) any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or bankers’ acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property (which purchase price is due more than one year after taking title to such property) or services or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable and excluding any such balance or unpaid purchase price to the extent that it is either required to be or at the option of such Person may be satisfied solely through the issuance of Equity Interests of the Company that are not Disqualified Stock, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with IFRS; (ii) all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person, the amount of such obligation, to the extent it is without recourse to such Person, being deemed to be the lesser of the value of such property or assets as determined in good faith by the Company or the amount of the obligation so secured); (iii) to the extent not otherwise included, the Guarantee by such Person of any Indebtedness of any other Person; provided, however, that (1) the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with IFRS, (2) Indebtedness shall not include any liability for, or bond issued to guarantee the payment of, federal, state, local or other taxes, Contingent Obligations incurred in the ordinary course of business and not in respect of borrowed money, deferred or prepaid revenues, purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller, and (3) Indebtedness shall not include any obligations in respect of indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds, in each case securing any such obligations of the Company or any of the Restricted Subsidiaries, in any case incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition) in a principal amount not in excess of the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Company and the Restricted Subsidiaries on a consolidated basis in connection with such disposition.

“Investment Grade” means a rating of BBB- or higher by S&P and Baa3 or higher by Moody’s, or the equivalent of such ratings by another Rating Agency.

“Investment Grade Securities” means:

(1)	securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents),

(2)	investments in any fund that invests exclusively in investments of the type described in clause (1), which fund may also hold immaterial amounts of cash pending investment and/or distribution, and

(3)	corresponding instruments in countries other than the United States customarily utilized for high quality investments,

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, payroll, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with IFRS, excluding, however, capitalized investments, trade accounts receivable, trade credits and bank deposits made in the ordinary course of business consistent with past practice. If the Company or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company or such Restricted Subsidiary shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the penultimate paragraph of the covenant described under the caption “— Certain Covenants — Restricted Payments.”

[“Investors’ Agreement” means that certain contract between the Parent Entity, Hyatt and other existing equityholders of the Parent Entity dated the date hereof, as amended, supplemented or modified from time to time, in accordance with its terms.] 13

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional, sale or other title retention agreement, any lease in the nature thereof, and any option or other agreement to sell or give a Lien).

[“Master Development Agreement” means that certain Master Development Agreement dated [    ], 2013 entered into by the Parent Entity and Hyatt, as amended, supplemented or modified from time to time, in accordance with its terms.] 14

“Moody’s” means Moody’s Investors Services, Inc. and its successors.

“Net Income” means, with respect to any Person, the net income (or loss) of such Person, determined in accordance with IFRS and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds or Cash Equivalents proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale, but only as and when received, any proceeds deemed to be cash or Cash Equivalents pursuant to clause (b) of the first paragraph under the caption “— Repurchase at the Option of Holders — Asset Sales” and cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise in any Asset Sale), net of (i) the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, (ii) taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (iii) amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale, (iv) all distributions and other payments contractually required to be made to minority interest holders of a Restricted Subsidiary or joint venture as a result of such Asset Sale, and (v) any reserve

[13]	Subject to the review of the agreement.
[14]	Subject to the review of the agreement.

established in accordance with IFRS against any liabilities associated with the asset disposed of in such transaction, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Obligations” means any principal, interest (including post-petition interest), penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Parent Company Administrative Costs” means payments to any Parent Entity in any calendar year to (i) pay reasonable and customary administrative costs and corporate overhead public company costs (including filing and auditing fees) and customary director fees, (ii) to pay premiums and deductibles in respect of directors and officers insurance policies and umbrella excess insurance policies obtained from third-party insurers and indemnities for the benefit of its directors, officers and employees, (iii) to pay reasonable fees and expenses incurred in connection with any unsuccessful debt or equity offering and (iv) to pay income taxes attributable to the Company and its Subsidiaries in an amount not to exceed the amount of such taxes that would be payable by the Company and its Subsidiaries on a stand-alone basis (if the Company were a corporation and parent of a consolidated group including its Subsidiaries); provided that, in each case, such payments are directly attributable to the ownership or operation of the Company and its Restricted Subsidiaries.

“Parent Entity” means Playa Hotels & Resorts B.V. or any other direct or indirect parent of the Company.

“Permitted Holders” means [    ]15.

“Permitted Investments” means

(i) any Investment in the Company or a Restricted Subsidiary of the Company;

(ii) any Investment in Cash Equivalents or Investment Grade Securities;

(iii) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of the Company and, to the extent required under the Indenture, a Guarantor or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(iv) any acquisition of assets received solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(v) Investments received in connection with the settlement of any ordinary course obligations, judgments, settlements of debt or compromise of obligations owed to the Company or any of its Restricted Subsidiaries;

(vi) any Investment in a joint venture entered into by the Company or any Restricted Subsidiary if, after giving effect to such Investment, the aggregate amount of all Investments made pursuant to this clause (vi) does not exceed the greater of $75 million or [    ]% of Total Assets at any time outstanding;

(vii) any Investment represented by Hedging Obligations permitted under clause (ix) of the definition of “Permitted Debt”;

(viii) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described under “— Certain Covenants — Transactions with Affiliates”;

[15]	TBD, but to include Hyatt, Farallon & members of management to the extent they own equity on the Closing Date.

(ix) any Investment existing on the Closing Date or made pursuant to any binding commitment existing on the Closing Date and any Investment that replaces, refinances or refunds an existing Investment; provided, that the new Investment is in an amount that does not exceed the amount replaced, refinanced or refunded;

(x) any Investment in securities or other assets not constituting Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to and in accordance with the provisions of “— Repurchase at the Option of Holders — Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(xi) any Investment acquired by the Company or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Company of such other Investment or accounts receivable, or (b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(xii) loans and advances to officers, directors and employees for business-related travel expenses, moving and relocation expenses, commission and payroll advances and other similar expenses or advances, in each case Incurred in the ordinary course of business or consistent with past practices or to fund such Person’s purchase of Equity Interests of the Company or any Parent Entity;

(xiii) Investments the payment for which consists of Equity Interests of the Company (other than Disqualified Stock) or any Parent Entity; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (c) of the first paragraph of “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”;

(xiv) Guarantees issued in accordance with the covenants described under “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” and “— Certain Covenants — Guarantees”;

(xv) Investments consisting of purchases and acquisitions of supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

(xvi) Investments deemed to have been made as a result of the acquisition of a Person that at the time of such acquisition held instruments constituting Investments that were not acquired in contemplation of the acquisition of such Person;

(xvii) any Investment by the Company or any Restricted Subsidiary of the Company in other Restricted Subsidiaries of the Company and Investments by Unrestricted Subsidiaries in other Unrestricted Subsidiaries;

(xviii) Investments in prepaid expenses and lease, utility and workers’ compensation performance and other similar deposits in the ordinary course of business;

(xix) any Investment in any Subsidiary or joint venture in connection with cash management arrangements or related activities in the ordinary course of business;

(xx) Investments consisting of intercompany Indebtedness between the Company and the Guarantors or between Guarantors and permitted by the covenant described under “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”;

(xxi) to the extent constituting an Investment, payments to fund any retirement, benefit or pension fund obligations or contributions or similar claims, obligations or contributions; and

(xxii) additional Investments by the Company or any of its Restricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (xxii) since the Issue Date, not to exceed the greater of (x) [●]% of Total Assets and (y) $25 million (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

[“Permitted Jurisdiction” means (i) any state which is a member of the European Union as of [●], (ii) Mexico and (iii) [●].] 16

“Permitted Liens” means:

(i) Liens in favor of the Company or any of its Restricted Subsidiaries;

(ii) Liens securing Indebtedness (and customary obligations related thereto) permitted by clause (i) of the definition of Permitted Debt plus additional Liens securing Indebtedness in an amount such that, after giving effect to such Liens, the Company’s Consolidated Secured Leverage Ratio would not exceed or equal 3.5:1.0;

(iii) Liens on property or Equity Interests of a Person existing at the time such Person is merged into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets or Equity Interests other than those of the Person merged into or consolidated with the Company;

(iv) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such acquisition;

(v) Liens incurred or pledges and deposits made in connection with workers’ compensation, unemployment insurance and other social security benefits, statutory obligations, bid, surety or appeal bonds, performance bonds, operating leases, indemnification obligations or other obligations of a like nature incurred in the ordinary course of business (other than contracts in respect of borrowed money and other Indebtedness);

(vi) Liens existing on the date of the Indenture (other than pursuant to the Credit Agreement);

(vii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as shall be required in conformity with IFRS shall have been made therefor;

(viii) Liens securing the notes or any Guarantee thereof;

(ix) Liens securing Permitted Refinancing Indebtedness to the extent that the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded was permitted to be secured by a Lien; provided that such Liens do not extend to any assets other than those that secured the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(x) Liens incurred by the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed the greater of [$50] million or [●]% of Total Assets at any one time outstanding;

[16]	Discuss.

(xi) judgment liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment, degree or order shall not have been finally terminated or the period within such proceedings may be initiated shall not have expired;

(xii) Liens securing obligations of the Company under Hedging Obligations;

(xiii) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(xiv) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

(xv) Liens arising from filing Uniform Commercial Code financing statements regarding leases; provided that such Liens do not extend to any property or assets which are not leased property subject to such leases or subleases;

(xvi) Liens created for the benefit of all of the notes and/or any Guarantees thereof;

(xvii) encumbrances and restrictions on the use of real property which do not materially impair the use thereof;

(xviii) Liens upon, and defects of title to, property, including any attachment of property or other legal process prior to adjudication of a dispute on the merits if either (1) no amounts are due and payable and no Lien has been filed or agreed to, or (2) the validity or amount thereof is being contested in good faith by lawful proceedings, reserve or other provision required by IFRS has been made, and levy and execution thereon have been (and continue to be) stayed or payment thereof is covered in full (subject to the customary deductible) by insurance;

(xix) any interest or title of a lessor or licensor in assets being leased or licensed to the Company or any of its Restricted Subsidiaries;

(xx) licenses, leases, or subleases granted to third Persons which do not interfere in any material respect with the business conducted by the Company and its Restricted Subsidiaries;

(xxi) liens to secure the performance of tenders, completion guarantees, statutory obligations, bids, contracts, surety or appeal bonds, bid leases, performance bonds, reimbursement obligations under letters of credit that do not constitute Indebtedness or other obligations of a like nature incurred in the ordinary course of business;

(xxii) deposits made in the ordinary course of business to secure liability to insurance carriers;

(xxiii) any encumbrance, pledge or restriction (including put and call arrangements) with respect to Capital Stock of any non-majority-owned joint venture or similar arrangement pursuant to any joint venture or similar agreement permitted under the Indenture;

(xxiv) liens to secure Indebtedness (including Capital Lease Obligations) permitted by the provision described in clause (v) of the second paragraph of the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”; provided that any such Lien covers only the assets acquired, constructed or improved with such Indebtedness;

(xxv) Liens on the Capital Stock of Unrestricted Subsidiaries securing Indebtedness of such Unrestricted Subsidiaries;

(xxvi) any extension, renewal or replacement, in whole or in part of any Lien described in clauses [(iii), (iv), (vi) and (xxiv)] of this definition of “Permitted Liens”; provided that any such extension, renewal or replacement is no more restrictive in any material respect than any Lien so extended, renewed or replaced and does not extend to any additional property or assets;

(xxvii) liens under licensing agreements for use of intellectual property entered into in the ordinary course of business and consistent with past practice, including, without limitation, the licensing of any intellectual property that the Company or any of its Subsidiaries determine to no longer utilize;

(xxviii) Liens incurred in the ordinary course of business not securing Indebtedness and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any of its Restricted Subsidiaries in any manner material to the Company and its Restricted Subsidiaries taken as a whole;

(xxix) Liens on assets pursuant to merger agreements, stock or asset purchase agreements and similar agreements in respect of the disposition of such assets; and

(xxx) [any Lien arising under Article 24 or 26 of the general terms and conditions (Algemene Bank Voorwaarden) of any member of the Dutch Bankers’ Association (Nederlandse Vereniging van Bank-en) or any similar term applied by a financial institution in the Netherlands pursuant to its general terms and conditions] 17 .

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness (other than Hedging Obligations and other than Indebtedness permitted to be incurred pursuant to clause (i) and clause (iv) of the second paragraph under “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”) of the Company or any of its Restricted Subsidiaries; provided that: (i) the aggregate principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the aggregate principal amount of (or accreted value, if applicable), plus premium, consent fees and accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date which is no earlier than the earlier of (A) the final maturity date of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded or (B) 91 days following the final maturity date of the notes; (iii) such Permitted Refinancing Indebtedness has a Weighted Average Life to Maturity at the time it is incurred which is not less than the shorter of (A) the remaining Weighted Average Life to Maturity of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded or (B) 91 days following the final maturity date of the notes; (iv) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes or any Guarantee thereof, such Permitted Refinancing Indebtedness is subordinated in right of payment to the notes or such Guarantee on terms at least as favorable to the Holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (v) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary that is an obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Person” means an individual, limited or general partnership, corporation, limited liability company, association, unincorporated organization, trust, joint stock company, joint venture or other entity, or a government or any agency or political subdivision thereof.

“Preferred Stock” of any Person means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

[17]	Under review by Dutch counsel.

“Purchase Money Obligations” of any Person means any obligations of such Person or any of its Subsidiaries to any seller or any other person incurred or assumed in connection with the purchase of real or personal property to be used in the business of such person or any of its Subsidiaries within 180 days of such purchase.

“Rating Agencies” means S&P and Moody’s; provided, that if either S&P or Moody’s (or both) shall cease issuing a rating on the notes for reasons outside the control of the Company, the Company may select a nationally recognized statistical rating agency to substitute for S&P or Moody’s (or both).

“Relevant Taxing Jurisdiction” has the meaning ascribed to such term under “— Additional Amounts.”

“Restricted Investment” means an Investment other than a Permitted Investment.

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc. and its successors.

“Sale and Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article I, Rule 1-02 of Regulation S-X, promulgated pursuant to the Exchange Act, as such Regulation was in effect on the date of the Indenture.

“Similar Business” means any business conducted by the Company or any of its Subsidiaries on the date of the Indenture or any other recreation, leisure and/or hospitality business including without limitation resort ownership and/or operations, or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or is reasonably ancillary thereto.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person (or a combination thereof) and (ii) any partnership, joint venture, limited liability company or similar entity of which, (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and (b) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Total Assets” means the total consolidated assets of the Company and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Company.

“Transactions” means, collectively, [(a) the execution, delivery and performance by the Company and the other parties thereto of the Credit Agreement and the making of the borrowings thereunder, (b) the issuance of the notes, (c) the consummation of the Acquisition and any other transactions contemplated by the Acquisition Agreement and (d) the issuance of common shares and preferred stock of Playa Hotels & Resorts B.V. to Hyatt.]

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to                    , 2016; provided, however, that if the period from the redemption date to                     , 2016 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used. The Company shall obtain the Treasury Rate when applicable.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding comply with the covenant set forth under “Certain Covenants—Transactions with Affiliates.”

“Voting Stock” of any Person as of any date means classes of the Capital Stock of such Person that is at the time entitled to vote in the election of directors, managers, trustees or other governing body of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

Schedule 15 – Investors Agreement

Schedule 15 to the Subscription Agreement

INVESTORS AGREEMENT

for

PLAYA HOTELS & RESORTS B.V.

                          , 2013

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-i-

(continued)

-ii-

(continued)

-iii-

LIST OF SCHEDULES

Schedule 1	Shares

Schedule 2	Articles of the Company

Schedule 3	Terms of Preferred Shares

Schedule 4	Initial Principal Executive Officers

Schedule 5	Restructuring Matters

Schedule 6	Environmental Matters

Schedule 7	Structural Matters

Schedule 8	Expansion Matters

Schedule 9	Notices

Schedule 10	Valuation/Appraisal Procedures

Schedule 11	Compliance with Laws

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INVESTORS AGREEMENT

This Investors Agreement (this “Agreement”), is made as of                     , 2013 (the “Effective Date”), by and among the following parties:

(A) “PLAYA HOTELS & RESORTS B.V.”, a company incorporated under the laws of the Netherlands (together with any successor thereto, the “Company”) with its registered address at Prins Bernhardplein 200, 1097 JB Amsterdam, the Netherlands, registered with the trade register in Amsterdam under number 57593590; and

(B) the Investors identified on the signature pages hereto.

The parties identified on the signature pages hereto (other than the Company) at such time and for so long as they, or their affiliates, hold Shares, Permitted Transferees, Approved Transferees, and all other holders of Shares in the Company who are or become parties to this Agreement, shall be jointly referred to as the “Investors” and individually as an “Investor”.

RECITALS

WHEREAS, the Company was incorporated in 2013 by Playa Hotel & Resorts, S.L., a company formed under the laws of the Kingdom of Spain (“Old Playa”), to directly or indirectly, acquire, develop or redevelop all-inclusive resorts in Mexico, Central America, the Dominican Republic, other Caribbean countries, and possibly other countries (the “Resort Assets”);

WHEREAS, the Company was incorporated as a private limited liability company (Besloten Vennootschap) in accordance with the Dutch Civil Code (the “Dutch Corporations Law”);

WHEREAS, if pursuant to the terms of this Agreement the Company is to effect an IPO, then, at a time prior to the IPO being deemed by the Board of Directors to be appropriate, the Board of Directors will propose, and the Investors will adopt, the appropriate resolutions and implement the required changes to the Company’s Articles (as defined herein) to convert the Company to a Dutch public limited liability company (Naamloze Vennootschap) (an “NV”), pursuant to which the Shares of the Company shall be converted to shares of the NV having substantially the same economic terms as the shares issued to the Investors pursuant to the transaction contemplated by this Agreement;

WHEREAS, contemporaneously with the execution of this Agreement, (i) Hyatt will subscribe for and purchase certain Shares pursuant to the Hyatt Subscription Agreement and Hyatt Franchisor will enter into the Hyatt Development Agreement and the Hyatt Franchise Agreements with the Company and/or the Company’s Subsidiaries, (ii) Compañia Hotelera Gran Playa Real S. de R.L. de C.V. (“GP Real”) will subscribe for and purchase certain Shares pursuant to the Real Master Investment Agreement, (iii) Old Playa will make (or have made) certain intercompany transfers such that certain of its Resort Assets and related assets are directly or indirectly wholly owned by its wholly owned Subsidiary Playa Resorts Holding B.V. (“Playa Resorts”), (iv) Old Playa will transfer (or have transferred) the shares of Playa Resorts to the Company in exchange for cash and Common Shares pursuant to the terms of the Sale and Purchase Agreement, and (v) Old Playa will immediately thereafter transfer such Common Shares to certain equity owners of Old Playa in exchange for the redemption of all of such equity owners’ interests in Old Playa pursuant to the terms of the Share Transfer Agreement;

WHEREAS, immediately after giving effect to the transactions contemplated in the Transaction Documents, each of the Investors will hold such Shares as are set forth opposite each such Investor’s name on Schedule 1 attached hereto; and

WHEREAS, this Agreement is being entered into to set forth certain rights and obligations of the Investors with respect to their Shares in the Company and certain obligations of the Company owing to the Investors;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Investors hereby agree as follows:

ARTICLE I.

DEFINITIONS

SECTION 1.1 Definitions. The following capitalized terms used but not otherwise defined herein have the meanings set forth below:

“Acceptance” has the meaning set forth in Section 7.1(a).

“Acceptance Period” has the meaning set forth in Section 7.1(a).

“Accepting Secondary Offerees” has the meaning set forth in Section 4.2.

“Affiliate” or “affiliate” shall mean, with respect to any person, (i) any other person directly or indirectly controlling, controlled by or under common control with such first person, (ii) any other person owning or controlling 25.0% or more of the outstanding voting securities or beneficial interests of such first person, (iii) any officer, director, trustee or general partner of such first person, and (iv) if a person deemed an Affiliate under clauses (i) through (iii) above is an officer, director, trustee or partner of another entity, then the entity for which that person acts in any such capacity. Terms such as “affiliated” and other correlative terms shall have corresponding meanings.

“Affiliate Contract” has the meaning set forth in Section 2.3(e)(v).

“Agreement” has the meaning set forth in the Preamble.

“Annual Budget” has the meaning set forth in Section 2.3(f)(vii).

“Approved Transferee” has the meaning set forth in Section 4.2.

“Arrearages” has the meaning set forth in the Articles.

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“Articles” means the Articles of Association of the Company in effect as of the date hereof and attached hereto as Schedule 2.

“As-Converted Basis” means as of any date the number of Common Shares which would be outstanding and/or held by any Investor assuming the full conversion of all outstanding Preferred Shares and any unpaid dividends accumulated thereon (including any Arrearages and dividends included thereon) in accordance with the terms of such Preferred Shares.

“Audit Committee” has the meaning set forth in Section 2.2(q).

“Bankruptcy Action” means, with respect to any entity, (i) commencing any case, proceeding or other action on behalf of such entity under any existing or future law of any jurisdiction relating to bankruptcy, suspension of payments, insolvency, reorganization or relief of debtors; (ii) instituting proceedings to have such entity adjudicated as bankrupt or insolvent (and if such adjudication is sought by a third party, such action has not been dismissed within 45 days); (iii) consenting to, or acquiescing in, the institution of bankruptcy or insolvency proceedings against such entity; (iv) filing a petition or consenting to a petition seeking reorganization, arrangement, adjustment, or other relief on behalf of such entity of its debts under any applicable law relating to bankruptcy; (v) seeking or consenting to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for such entity or a substantial portion of its properties (and if such appointment is sought by a third party, such action is not dismissed within 45 days); (vi) making any assignment for the benefit of such entity’s creditors; or (vii) taking any action on behalf of such entity or causing such entity to take any action in furtherance of any of the foregoing.

“Board of Directors” has the meaning set forth in Section 2.1(b).

“Business Day” has the meaning set forth in Section 6.16.

“Cabana” has the meaning set forth in Section 2.2(f).

“Cabana Director” has the meaning set forth in Section 2.2(i)(i)(A).

“Cabana Director members” has the meaning set forth in Section 2.3(b).

“CEO” has the meaning set forth in Section 2.4(b).

“CEO Directorship” has the meaning set forth in Section 2.2(d).

“CFO” has the meaning set forth in Section 2.3(f)(vi).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Shares” means common shares in the capital of the Company with nominal value $0.01 each.

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“Company” has the meaning set forth in the Preamble.

“Company Credit Facility” has the meaning set forth in Section 2.3(e)(ii).

“Company Group” means, collectively, the Company and its direct or indirect Subsidiaries.

“Company Notes” has the meaning set forth in Section 2.3(e)(ii).

“Company Purchase Notice” has the meaning set forth in Section 7.4(b).

“Company Terminated Agreement” has the meaning set forth in Section 7.3.

“Compensation Committee” has the meaning set forth in Section 2.2(q).

“Competitor” has the meaning set forth in Section 4.2.

“Conversion Hotel” has the meaning set forth in Section 7.1.

“Conversion Period” means the later of (i) the second anniversary of the Effective Date and (ii) an IPO.

“Demand Registration Notice” has the meaning set forth in Section 6.1(a).

“Demand Registration Notice Statement” has the meaning set forth in Section 6.1(a).

“Director” has the meaning set forth in Section 2.1(b).

“Dollars” and “$” mean United States dollars.

“Dutch Corporations Law” has the meaning set forth in the Recitals.

“Effective Date” has the meaning set forth in the Preamble.

“Failing Director” has the meaning set forth in Section 2.2(a)(ii).

“General Disclosure Package” has the meaning set forth in Section 6.10(a)(i).

“GP Real” has the meaning set forth in the Recitals.

“Holdback Period” has the meaning set forth in Section 6.12.

“Hyatt” means HI Holdings Playa B.V., a company incorporated under the laws of the Netherlands.

“Hyatt Development Agreement” has the meaning set forth in the definition of “Transaction Documents”.

“Hyatt Common Value” has the meaning set forth in Section 7.3.

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“Hyatt Director” has the meaning set forth in Section 2.2(i)(i)(B).

“Hyatt Director member” has the meaning set forth in Section 2.3(b).

“Hyatt Franchise Agreements” means each of the Franchise Agreements entered into by Hyatt Franchisor and the Company or a Subsidiary thereof, whether prior to, on or after the date hereof.

“Hyatt Franchisor” means Hyatt Franchising Latin America, L.L.C. or a subsidiary thereof or successor thereto.

“Hyatt Franchisor Parties” has the meaning set forth in Section 5.5(c). “Hyatt Parties” has the meaning set forth in
Section 5.5(c).

“Hyatt Preference” has the meaning set forth in Section 7.3.

“Hyatt Preferred Directors” has the meaning set forth in Section 7.5(c)(i).

“Hyatt Purchase Notice” has the meaning set forth in Section 7.4(b).

“Hyatt Purchase Price” has the meaning set forth in Section 7.4(c).

“Hyatt Share Exchange” has the meaning set forth in Section 7.4(e).

“Hyatt Subscription Agreement” has the meaning set forth in the definition of “Transaction Documents”.

“Hyatt Termination Condition” has the meaning set forth in Section 7.4(d).

“Hyatt 7.4(a) Purchase Notice” has the meaning set forth in Section 7.4(a).

“Hyatt 7.4(b) Purchase Notice” has the meaning set forth in Section 7.4(b).

“IFRS” has the meaning set forth in Section 3.2(a).

“Independent” means a natural person only for so long as such person (i) is not currently an Investor or an Affiliate of an Investor or the Company, and (ii) is not currently (and has not been for the last five years) an officer, director, employee, consultant, general partner or managing member of a current Investor and/or any past or current Affiliate of any current Investor or the Company, or otherwise received compensation from or had an important business relationship or any contractual relationship with any of them (other than solely in his/her capacity as an Independent Director). For the avoidance of doubt, the person who holds the CEO Directorship is not Independent.

“Independent Director” means a Director who is Independent.

“Initial Offerees” has the meaning set forth in Section 4.2.

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“Initial Preferred Shares” means those Preferred Shares issued to Hyatt at the Closing (as defined in the Subscription Agreement) and those Preferred Shares issued to GP Real at the closing of the transactions contemplated by the Real Master Investment Agreement.

“Initiating Holder” has the meaning set forth in Section 6.2(b).

“Investment Committee” has the meaning set forth in Section 2.1(b).

“Investors” has the meaning set forth in the Preamble.

“Invested Capital” means as of any date of determination with respect to any Investor, the cumulative aggregate amount of all cash and the fair market value of all property (other than cash) that such Investor (or its predecessor) directly or indirectly (including through the transfer by Old Playa of the shares of Playa Resorts to the Company) has contributed to the Company in exchange for Shares, as the case may be. The Invested Capital shall be adjusted appropriately to reflect any transfers effected pursuant to Article IV hereof so as to include for each and any Investor, the applicable amount of capital contributions made to the Company by any of the transferors (or its predecessor) of Shares to that Investor, and shall also be appropriately adjusted to reflect additional Share purchases or redemptions or increases due to the issuance of any PIK Dividend Shares and any accumulated unpaid dividends (whether capitalized as Arrearages or not (without duplication)) with respect to the Preferred Shares. Any reduction in an Investor’s Invested Capital due to the sale or redemption of Shares by an Investor shall be based on the portion of Shares sold or redeemed and such contributions (and/or PIK Dividends thereon (if applicable)) made by such Investor (or its predecessor) with respect to such Shares. Each Investor’s Invested Capital as of the date hereof is set forth on Schedule 1 hereto.

“Investor Director” has the meaning set forth in Section 2.2(c).

“Investor Majority” means the Investors having more than 50% of the voting power of the then issued and outstanding Shares.

“Investor Party” has the meaning set forth in Section 5.5(a).

“IPO” means the initial public offering or listing on a recognized securities exchange or market of the shares of the Company or its wholly owned Subsidiary Playa Resorts Holding B.V., or any successor to either of them to the ownership of the equity interests in all or substantially all of the Company’s direct and indirect material subsidiaries.

“Lender Consent” has the meaning set forth in Section 7.4(b).

“Liquidation Preference” means, as of any date with respect to any outstanding Preferred Shares, the sum of (without duplication) the amount paid on such Preferred Shares as nominal capital and share premium plus unpaid dividends accumulated on such Preferred Shares (including any Arrearages and dividends thereon) that have been capitalized plus any uncapitalized accrued and unpaid dividends payable with respect to such Preferred Shares (and with respect to any such Arrearages and dividends thereon) as of such date. For the avoidance of doubt, (x) the amount of any PIK Dividend Shares issued on a holder’s Preferred Shares or in exchange for unpaid dividends accumulated on such Preferred Shares (including any Arrearages

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and dividends thereon) that have been capitalized in respect of such Preferred Shares shall be based on an issuance price of $8.40 per PIK Dividend Share (as adjusted for stock splits, stock combination or similar transactions on Preferred Shares) and (y) the Liquidation Preference shall not double count unpaid dividends accumulated (including any Arrearages and dividends thereon) that have been capitalized in respect of Preferred Shares and PIK Dividend Shares issued to represent such capitalized dividends on such Preferred Shares.

“Majority Nominated Director” has the meaning set forth in Section 2.1(b).

“Management Company” means any Subsidiary of the Company that provides property management services as its principal business activity.

“Management Company Sale Election Notice” has the meaning set forth in Section 7.2(a).

“Management Company Acceptance” has the meaning set forth in Section 7.2(a).

“Management Company Acceptance Period” has the meaning set forth in Section 7.2(a).

“Management Company Offer” has the meaning set forth in Section 7.2(a).

“Mr. Wardinski” means Bruce D. Wardinski, a U.S. National, with an address at c/o Playa Management USA, 3950 University Drive, Suite 301, Fairfax, Virginia 22030.

“NV” has the meaning set forth in the Recitals.

“Offer” has the meaning set forth in Section 7.1(a).

“Offering Proceeds” has the meaning set forth in Section 7.10.

“Offering Proceeds Recipient” has the meaning set forth in Section 7.10.

“Officer” has the meaning set forth in Section 2.4(b).

“Old Playa” has the meaning set forth in the Recitals.

“Other Registration Statement” has the meaning set forth in Section 6.1(e). “Permitted Transferee” has the meaning set forth in Section 4.2 .

“Piggyback Registration Statement” has the meaning set forth in Section 6.2(a).

“PIK Dividends” means any dividends paid on the Preferred Shares in the form of additional Preferred Shares.

“PIK Dividend Shares” means Preferred Shares issued by the Company in payment of PIK Dividends.

“Playa Resorts” has the meaning set forth in the Recitals.

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“Preferred Investors” means initially Hyatt and GP Real and thereafter any holder of Preferred Shares to the extent such Preferred Shares were transferred to such person in accordance with Article IV.

“Preferred Shares” means the cumulative, convertible, redeemable preferred shares in the capital of the Company, with nominal value $0.01 each, and having the voting, economic and other terms and conditions set forth in the Articles and this Agreement. For the avoidance of doubt, “Preferred Shares” include both the Initial Preferred Shares and any PIK Dividend Shares.

“Prospectus” has the meaning set forth in Section 6.16.

“Qualified IPO” means a firmly underwritten initial public offering or listing on an internationally recognized stock exchange of Common Shares of the Company (or any successor thereto to the ownership of the equity interests held by the Company in all or substantially all of its material Subsidiaries) or of its wholly-owned Subsidiary Playa Resorts Holding B.V. (or any successor thereto to the ownership of the equity interests held by such Person in all or substantially all of its material subsidiaries), which (i) at any time on or prior to and including the second anniversary of the Effective Date, results in a minimum price per Common Share to the public of $8.40 (as adjusted for any stock splits, stock combinations or similar transactions) and aggregate cash proceeds to the Company (or any such successor) of $300 million (net of underwriting discounts and commissions) or (ii) at any time after the second anniversary of the Effective Date, results in aggregate cash proceeds to the Company (or any such successor) (net of underwriting discounts and commissions) sufficient to fully redeem any then outstanding Preferred Shares and any accumulated unpaid dividends (including any Arrearages and dividends thereon) held by the Preferred Investors and any other Shares with contractual redemption rights (unless waived in writing) upon an IPO, provided such redemption is effectuated in connection with such IPO (unless such redemption obligation is waived by such applicable holders in writing).

“Real Master Investment Agreement” has the meaning set forth in the definition of “Transaction Documents”.

“Redemption Amount” means (i) with respect to Hyatt, up to $125 million of Preferred Shares and any unpaid dividends accumulated thereon (including any Arrearages and dividends accumulated thereon), and (ii) with respect to GP Real, all or any portion of its Preferred Shares and any unpaid dividends accumulated thereon (including any Arrearages and dividends accumulated thereon).

“Redemption Failure Period” has the meaning set forth in Section 7.4(d).

“Registrable Shares” has the meaning set forth in Section 6.16.

“Registration Expenses” has the meaning set forth in Section 6.16.

“Registration Statement” has the meaning set forth in Section 6.16.

“Replacement Director” has the meaning set forth in Section 2.2(a)(ii).

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“Resort Assets” has the meaning set forth in the Recitals.

“S-3 Registration” has the meaning set forth in Section 6.1(d).

“Sale and Purchase Agreement” has the meaning set forth in the definition of “Transaction Documents”.

“Sale Election Notice” has the meaning set forth in Section 7.1(a).

“SEC” has the meaning set forth in Section 6.16.

“Second Majority Nominated Director” means a Director who is Independent, nominated for appointment by a majority of the other Directors other than the Director holding the CEO Directorship; provided, however, that if a majority of such other Directors are unable to agree on such Second Majority Nominated Director, such Second Majority Nominated Director shall be nominated and elected by the vote at a Shareholder Meeting of the Investor Majority.

“Secondary Offerees” has the meaning set forth in Section 4.2.

“Securities” has the meaning set forth in Section 5.1(a).

“Securities Act” has the meaning set forth in Section 6.1(a).

“Securities Exchange Act” has the meaning set forth in Section 6.10(a).

“Shareholder Meeting” means any meeting or written resolution of the holders of Common Shares and/or Preferred Shares, as applicable, and any other persons with meeting rights, in each case held or resolved in accordance with Dutch Corporations Law.

“Shares” means Common Shares and Preferred Shares or, after the Company’s conversion into an NV in connection with an IPO, the shares of such NV. Share ownership and combined percentages of Shares owned as of the Effective Date are as set forth opposite each Investor’s name on Schedule 1 hereto, as it may be revised from time to time to reflect changes thereto.

“Share Transfer Agreement” means that certain Share Transfer Agreement dated as of [•], 2013, by and among Old Playa and those of its equity owners who exchanged or will exchange on the date hereof shares of Old Playa for Common Shares of the Company.

“Shelf Registration” has the meaning set forth in Section 6.1(c).

“Subsidiary” means, with respect to the Company, any entity in which the Company directly or indirectly owns 50% or more of the voting securities or rights or otherwise controls the entity by acting as the managing member, general partner, director, or in a similar role.

“Suspension Event” has the meaning set forth in Section 6.5.

“Tax” means any taxes, charges, fees, levies and other assessments, including income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, service, license, payroll, franchise, transfer and recording taxes, fees and charges, and any interest, fines, penalties or additional amounts attributable thereto or imposed thereon.

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“Third Party Management Company Acceptance” has the meaning set forth in Section 7.2(c).

“Third Party Management Company Acceptance Period” has the meaning set forth in Section 7.2(c).

“Third Party Management Company Offer” has the meaning set forth in Section 7.2(a).

“Third Party Management Company Offer Notice” has the meaning set forth in Section 7.2(c).

“Transaction Documents” shall mean, collectively:

(i)	the Subscription Agreement, dated as of [●], 2013 by and between Hyatt and the Company (the “Hyatt Subscription Agreement”);

(ii)	the Master Development Agreement dated on or about the date hereof by and between the Company and Hyatt Franchising Latin America, L.L.C., a Delaware limited liability company (the “Hyatt Development Agreement”);

(iii)	the Hyatt Franchise Agreements entered into as of the date hereof;

(iv)	the Master Investment Agreement, dated as of May 24, 2013, by and among GP Real, Inmobiliaria Turistica Real S. de R.L. de C.V. (“ITR”), the Company and the other parties named therein (the “Real Master Investment Agreement”);

(v)	the Sale and Purchase Agreement, dated as of [●], 2013, by and among the Company and Old Playa (the “Sale and Purchase Agreement”);

(vi)	the Share Transfer Agreement; and

(vii)	this Agreement.

“Transfer” has the meaning set forth in Section 4.1.

“Transfer Proposal” has the meaning set forth in Section 4.2.

“Triggering Party” has the meaning set forth in Section 7.4(f).

“U.S. Tax Purposes” has the meaning set forth in Section 7.8(a).

“7.3 Hyatt Redemption” has the meaning set forth in Section 7.3.

“7.4 Company Sale” has the meaning set forth in Section 7.4(f).

“7.5 Company Sale” has the meaning set forth in Section 7.5(a).

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ARTICLE II.

MANAGEMENT

SECTION 2.1 Purposes; Management.

(a) The purpose of the Company shall be (i) to directly or indirectly acquire, own, hold, operate, manage, sell, exchange, finance and/or dispose of Resorts Assets and any other hospitality-related assets, without a geographic limitation, and any direct or indirect interest therein or any securities of any kind issued by any entity primarily engaged in such activities, (ii) to acquire, hold and to dispose of participations in other companies and enterprises primarily engaged in such activities, (iii) to finance the Company, the Subsidiaries and their respective enterprises, (iv) to furnish guarantees, provide security, warrant performance or in any other way assume liability, whether jointly and severally or otherwise, for or in respect of obligations of the Company and/or the Subsidiaries, (v) to acquire, alienate, manage and exploit registered property and items of property in general, (vi) to develop and trade in patents, trademarks, licenses, know-how, copyrights, data base rights and other intellectual property rights, (vii) to engage in any other lawful business permitted under the laws of any jurisdiction in which the Company may do business, in connection with or pursuant or ancillary to clause (i) – (vi) above, and to do such other things expressly provided for in this Agreement (subject to the terms hereof), and (viii) to do all lawful things necessary or incidental to any of the foregoing. In furtherance of its purposes, the Company shall have all powers necessary, suitable or convenient for the accomplishment of its purposes.

(b) Except as otherwise expressly provided in this Agreement, the business and affairs of the Company shall be managed under the direction of, and the powers of the Company shall be exercised by or under the authority of, a Board of Directors (the “Board of Directors”). Certain powers of the Board of Directors are, and from time to time may be, instead granted to the investment committee of the Board of Directors (the “Investment Committee”), the Audit Committee and/or the Compensation Committee, as more fully set forth below. There shall be seven members of the Board of Directors, six non-executive directors and one executive director, (each such member, a “Director”), subject to increase or reduction only as set forth herein, including in Section 7.5. Except as otherwise set forth herein, including in Section 7.5, such Board of Directors shall consist of two Hyatt Directors, two Cabana Directors, Mr. Wardinski, as the initial appointee to the CEO Directorship (who shall be designated as executive director under Dutch Corporations Law), the Second Majority Nominated Director, and a Director who is Independent, nominated for appointment by a majority of the other Directors other than the Director holding the CEO Directorship (the “Majority Nominated Director”); provided, however, that if a majority of such other Directors are unable to agree on such Majority Nominated Director, such Majority Nominated Director shall be nominated and elected by the vote at a Shareholder Meeting of the Investor Majority and, provided further, that such Majority Nominated Director shall have all the attributes of an “audit committee financial expert” as set forth in paragraph 407(d)(5)(ii) of Regulation S-K promulgated by the SEC (as if the Company were a “registrant” thereunder) and for purposes of the Dutch Corporate Governance code best practice provisions III.3.2.

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SECTION 2.2 Board of Directors.

(a) Subject to the provisions of Section 2.3 regarding the powers and authority of the Investment Committee, the Board of Directors shall have overall responsibility for the management of the business of the Company. Subject to Section 7.5, the presence of at least four Directors, which must include at least one Hyatt Director and at least one Cabana Director (including attendance by proxy as provided herein), shall be required (except where the recusal of Directors pursuant to Section 2.2(p) makes it impossible to satisfy such requirements) for a quorum for any meeting of the Board of Directors, provided, however, that:

(i)	if no Hyatt Director or no Cabana Director (or proxy therefor), as applicable, attends two consecutive duly notified meetings of the Board of Directors, the presence of any four members of the Board of Directors (notwithstanding the absence of a Hyatt Director and/or a Cabana Director (or proxy therefor), as applicable, who have failed to attend the preceding two consecutive meetings) shall constitute a quorum for the next following meeting of the Board of Directors; and

(ii)	if at any two consecutive duly notified meetings of the Board of Directors a quorum cannot be established because any four members of the Board of Directors (or proxies therefor) have failed to attend such two consecutive meetings of the Board of Directors, then the Investors nominating for appointment the other members of the Board of Directors shall be entitled to nominate for appointment replacement Directors (each a “Replacement Director”) to be appointed at a Shareholder Meeting to replace the Director(s) whose failure to attend such two prior meetings prevented the establishment of a quorum (each a “Failing Director”), which Failing Director(s) shall be dismissed at such Shareholder Meeting, and the Replacement Director(s) for such Failing Director(s) shall be designated by Investors holding a majority of the Shares other than the Investor(s) who appointed the Failing Director(s);

(iii)	no Replacement Director appointed to establish a quorum for a board meeting pursuant to this Section 2.2(a) shall become a member of the Investment Committee solely due to such director’s appointment as a Replacement Director;

(iv)	Board of Director actions at any meeting for which a quorum has been established pursuant to Sections 2.2(a)(i) or (ii) shall be limited to such actions that were on the agenda for the two prior board meetings for which a quorum could not be established; and

(v)	following any board meeting for which a quorum has been established by the appointment of one or more Replacement Directors pursuant to Section 2.2(a)(ii), such Replacement Directors shall resign as directors, the Failing Directors shall be re-appointed as Directors at a Shareholder Meeting, and board meetings shall again be subject to this Section 2.2(a).

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(b) Subject to the other provisions hereof specifying different approval rights, the affirmative vote of a majority of the members of the Board of Directors taken (i) at a meeting at which a quorum is present, or (ii) by means of a written resolution passed by a majority of the Directors in lieu of a meeting pursuant to the Dutch Corporations Law (provided that all members of the Board of Directors have consented in writing to use such procedure), shall constitute the act of the Board of Directors.

(c) Except as otherwise provided herein, the Investors agree to take all necessary actions at a Shareholder Meeting to designate (or continue to designate, as applicable) as members of the Board of Directors the following individuals: (i) [                    ] and

[                    ] as Hyatt Directors; (ii) [                    ] and [                    ] as the Cabana Directors; (iii) [                    ], as the Second Majority Nominated Director; (iv) Mr. Wardinski, as the CEO Directorship; (v) [                    ] as the Majority Nominated Director; (vi) any Replacement Directors or Failing Directors, as set forth in Section 2.2(a); and (vii) the Hyatt Preferred Directors, if applicable, as set forth in Section 7.5(c)(i) (each member of the Board of Directors, other than the person holding the CEO Directorship, an “Investor Director”).

(d) At the beginning of each meeting of the Board of Directors, the Board of Directors shall designate an Investor Director who will act as Chairman for that meeting on an ad hoc basis. For the avoidance of doubt, the Chairman shall not have a special power to cast a “tie-breaking vote” on the Board of Directors or the Investment Committee, but instead the Chairman’s vote shall be treated in the same manner as the vote of any other Director. In the event Mr. Wardinski is removed or resigns from his position as a Director and/or CEO, then the then-existing CEO (if other than Mr. Wardinski), or the next CEO of the Company shall be appointed as a Director (Mr. Wardinski, initially, and any successor CEO holding such directorship from then on, such position the “CEO Directorship”). The CEO Directorship shall be an “executive director” position within the meaning of the Dutch Corporations Law and shall function as the CEO.

(e) In addition to any other approval required under applicable law or this Agreement, following the Effective Date, the approval of the Board of Directors shall be required with respect to the following matters and, for the avoidance of doubt, the Investors shall not approve, by resolution in a Shareholder Meeting or otherwise, the following matters if the Board of Directors has not previously approved a resolution to that effect, for:

(i)	the issuance of, or commitment to issue, new Shares or other equity securities by the Company or any Subsidiaries of the Company (other than issuances of equity securities by a Subsidiary to the Company and/or by a Subsidiary to wholly owned Subsidiaries of the Company);

(ii)	the approval of the terms of any debt facility to be entered into by the Company and/or any of its Subsidiaries in excess of $50 million and any material amendments or modifications thereto, except to the extent that
Section 2.3(e)(ii) or 2.3(e)(iii) applies;

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(iii)	the sale of any hotel properties or other assets of the Company and/or its Subsidiaries valued in excess of $50 million (whether effected by transfers of assets, indirectly through equity interests or otherwise), or any merger, reorganization or consolidation involving the Company or any of its Subsidiaries, except to the extent
Section 2.3(e)(iv) applies;

(iv)	the termination of the Hyatt Development Agreement, any Hyatt Franchise Agreement, or other franchise, development, licensing or similar agreement between the Company and/or any of its Subsidiaries, on the one hand, and Hyatt and/or any Affiliate of Hyatt, on the other hand, in which case the Hyatt Director(s) may not participate in the meeting and shall not vote on the matter; and

(v)	an IPO.

The matters described in clauses (i), (ii), (iii), and (v) above (but not clause (iv) above) shall instead require the approval of the Investment Committee to the extent that such approval is required in accordance with Section 2.3. To the extent any matter has been approved by the Investment Committee as required by the terms of this Agreement, no further approval by the Board of Directors shall be required.

(f) Each Director shall hold office until the earliest to occur of: (i) five years from the date of this Agreement; (ii) the first regular Shareholder Meeting following the consummation of an IPO; and (iii) his or her death, disability, resignation or removal as provided in this Agreement. Except as otherwise provided herein, in the event that an IPO has not been consummated at the end of such five-year term or any subsequent five-year term, the Investors agree to vote at a Shareholder Meeting to cause the persons designated by Hyatt as the Hyatt Directors, the persons designated by Cabana Investors B.V. (“Cabana”) as the Cabana Directors, and, if applicable, any other Investor Directors nominated in accordance with this Agreement to be elected to serve an additional term of office until the earliest to occur of (x) five years from the date of such Shareholder Meeting; (y) the effective date of a Registration or listing of any shares of the Company on a recognized securities exchange; and (z) each of such director’s death, disability, resignation or removal as provided in this Agreement.

(g) Any member of the Board of Directors may, subject to any legal restrictions under applicable laws, resign at any time upon written notice to the Board of Directors. Such resignation shall take effect at the time specified in the written notice or, if no time is specified therein, at the time of its receipt by the Board of Directors; provided, however, that the acceptance of a resignation by a Shareholder Meeting or by the Board of Directors shall not be necessary to make it effective, unless so specified in the resignation.

(h) Except as provided in Section 2.2(i), any Investor Director whose appointment and/or removal is not reserved to a specific Investor (and its Affiliates) may be removed at a Shareholder Meeting by an Investor Majority, with or without cause, and any vacancy in such office may be filled by the vote at a Shareholder Meeting of the Investor Majority in accordance with the terms of this Agreement.

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(i) (i) Except as otherwise expressly provided herein, prior to the consummation of an IPO—

(A)	so long as Cabana holds at least $125 million Invested Capital, Cabana shall have the sole and exclusive right to make a binding nomination for the appointment, removal and reappointment (and the Investors agree to vote at a Shareholder Meeting in favor of any such actions as may be requested by Cabana from time to time) of two Investor Directors (the “Cabana Directors”), provided, however that if Cabana holds at least $60 million of Invested Capital and less than $125 million of Invested Capital, Cabana shall have such right of nomination, removal and reappointment of one Investor Director, and each such Cabana Director shall have the right to grant a power of attorney to another Director to act on his/her behalf at any meeting or action of the Board of Directors; and

(B)	so long as Hyatt holds at least $125 million Invested Capital, Hyatt shall have the sole and exclusive right to make a binding nomination for the appointment, removal and reappointment (and the Investors agree to vote at a Shareholder Meeting in favor of any such actions as may be requested by Hyatt from time to time) of two Investor Directors; provided however, that (i) if Hyatt holds at least $60 million of Invested Capital and less than $125 million of Invested Capital, Hyatt shall have such right of nomination, removal and reappointment of one Investor Director, and (ii) Hyatt shall have the sole and exclusive right to designate the Hyatt Preferred Directors in accordance with Section 7.5 (together with any Investor Directors appointed by Hyatt pursuant to this Section 2.2(i)(i)(B), the “Hyatt Directors”), in which case the size of the Board of Directors shall be increased as required, and further provided, that each such Hyatt Director (other than any Independent Hyatt Director appointed pursuant to Section 7.5) shall have the right to grant a power of attorney to another Director to act on his/her behalf at any meeting or action of the Board of Directors.

Any Invested Capital referred to in the preceding clauses (A) or (B) held by the Permitted Transferees of such Investor shall be taken into account in calculating the amount of Invested Capital owned by such Investor for purposes of this paragraph (i)(i). If there is a vacancy on the Board of Directors caused by the removal, resignation, disability or death of any Cabana Director or Hyatt Director, then Cabana or Hyatt, as the case may be, shall promptly make binding nominations to a Shareholder Meeting to fill such vacancy, provided that any such Investor must hold the required minimum of their Invested Capital as set forth above in this paragraph (i)(i) in order to fill such vacancy, except as set forth in clause (ii) of the first proviso to Section 2.2(i)(i)(B).

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(ii)	For the avoidance of doubt, (A) if there is a vacancy on the Board of Directors and the making of binding nominations for an appointment of a successor Director is not exclusively reserved to Cabana or Hyatt, as applicable, or (B) if Cabana or Hyatt no longer has the sole and exclusive right to make binding nominations for the appointment, removal and reappointment of a particular Director, then an Investor Majority shall have the sole and exclusive right to appoint, remove and reappoint such Director and make binding nominations in relation thereto (except that the Majority Nominated Director and Second Majority Nominated Director shall each have the qualifications set forth herein).

(j) Any member of the Board of Directors may call a meeting at any time, so long as each member is given at least seven calendar days’ notice of the meeting, and an agenda is circulated with such notice. Meetings may be held in any location as determined in accordance with procedures adopted by the Board of Directors. Members of the Board of Directors may participate by phone or video conference or, in the case of the Cabana Directors and Hyatt Directors only, by proxy, provided that not more than half of the Cabana Directors or Hyatt Directors (including, for purposes of this clause (j), as the case may be, a director appointed by Cabana or Hyatt pursuant to Section 2.2(i)(ii) of this Agreement if Cabana’s or Hyatt’s Invested Capital alone represents an Investor Majority), as the case may be, may be represented by proxy, which proxy must be granted to the remaining Cabana Directors or Hyatt Directors, as the case may be, which remaining Cabana Directors or Hyatt Directors must be present at the meeting so called. The advance notice requirements may be waived if all members of the Board of Directors agree to waive such requirements. In no circumstance shall failure to give proper notice of meetings of the Board of Directors to all Investors affect the validity of such meeting of the Board of Directors. The Board of Directors may from time to time alter the advance notice requirements set forth above.

(k) The Chairman of the Board of Directors shall have the right to designate individuals to act as the Secretary of the Board of Directors of the Company, as he or she deems necessary or as is required under applicable laws, provided, however, that the Investor Directors shall have the exclusive right to appoint a Vice President and a Vice-Secretary of the Company as provided in
Section 2.4(b). The Investors shall cause the members of the Board of Directors to pass the necessary resolutions to comply with the provisions of this Section 2.2(k).

(l) Each Investor acknowledges and undertakes with each other Investor that:

(i)	it will comply with each of the provisions of this Agreement;

(ii)

it will exercise its voting rights and other rights as a holder of Shares of the Company in order (insofar as it is able to do so through the exercise of such rights) to give full effect to the terms of this Agreement and the rights and obligations of the parties to this Agreement as set out in this Agreement (and, with respect to (iii) below, the Hyatt Subscription

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Agreement), notwithstanding any inconsistent provisions in the Articles, including, without limitation, (i) to prevent the Articles from being amended in a manner inconsistent with this Agreement, (ii) to authorize all dividends payable in accordance with the terms of the Preferred Shares, to the extent required by Dutch Corporations Law, including the approval and/or execution when necessary of the written consent of Investors and powers of attorney in the form set forth in Schedules 20 and 22 to the Hyatt Subscription Agreement (provided however, that the Company shall reimburse any such non-Hyatt affiliated Investors for any reasonable out of pocket expenses in taking such actions), (iii) to issue Shares pursuant to the terms of the Hyatt Subscription Agreement, and (iv) to hold any necessary meetings of the holders of Shares, and approve any resolutions, which are necessary to effect the terms of this Agreement (and, with respect to (iii) above, the Hyatt Subscription Agreement);

(iii)	it will procure that any member of the Board of Directors, Investment Committee, and/or any other committee of the Board of Directors designated by it, or by the group of Investors to which it belongs, from time to time shall (subject to such member’s fiduciary duties to the Company and the Company’s stakeholders and to the extent permitted by law) exercise such member’s voting rights and other powers and authorities in order (insofar as such member is able to do so through the exercise of such rights, powers and authorities) to give full effect to the terms of this Agreement and the rights and obligations of the parties as set out in this Agreement (and, with respect to (iii) below, the Hyatt Subscription Agreement), notwithstanding any inconsistent provisions in the Articles, including, without limitation, (i) to prevent the Articles from being amended in a manner inconsistent with this Agreement, (ii) to authorize all dividends payable in accordance with the terms of the Preferred Shares, to the extent required by Dutch Corporation Law, including the approval and/or execution when necessary of the written consent of Directors in the form attached as Schedule 21 to the Hyatt Subscription Agreement (provided however, that the Company shall reimburse any such non-Hyatt affiliated Investors for any reasonable out of pocket expenses in taking such actions), (iii) to issue Shares pursuant to the terms of the Hyatt Subscription Agreement, and (iv) to hold any necessary meetings of the Board of Directors, Investment Committee, and/or any other committee of the Board of Directors, and approve any resolutions, which are necessary to effect the terms of this Agreement (and, with respect to (iii) above, the Hyatt Subscription Agreement); and

(iv)	The general meeting of shareholders of the Company at the Closing assigned to the Board of Directors its authority to issue (A) PIK Dividend Shares, (B) Common Shares upon conversion of the Preferred Shares in accordance with their terms, (C) and Common Shares pursuant to Section 3(d), Section 3(e) or Section 10(c) of the Hyatt Subscription Agreement, as well as to exclude pre-emptive rights thereon. No Investor will take any action to revoke the above mentioned assignment to the Board of Directors.

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Pursuant to the Dutch Corporations Law, the members of the Board of Directors and the Investment Committee of the Company are subject to certain fiduciary and statutory duties to the Company and its stakeholders. If a member of the Board of Directors or the Investment Committee believes that those fiduciary and statutory duties conflict with this Agreement, that member of the Board of Directors or Investment Committee, as applicable, shall act in accordance with the applicable fiduciary and statutory duties to the Company and its stakeholders and shall submit to the Board of Directors a report explaining the reasons because of which he/she understands that this Agreement conflicts with those fiduciary and statutory duties to the Company and its stakeholders. This provision shall not affect the right of the designating Investor(s) to making a binding recommendation for the removal of a Director appointed by such Investor(s) and to designate a substitute Director.

(m) The Investors shall take all necessary actions, including voting their interests in favor thereof, to cause the Directors to be elected and removed, as the case may be, in accordance with this Section 2.2 and the other provisions of this Agreement.

(n) Other than Independent Directors, members of the Board of Directors shall not receive any salary or other compensation for their services as Directors or as members of the Investment Committee, Audit Committee or Compensation Committee. However, Directors shall be reimbursed for customary travel and lodging expenses upon submission of proper receipts. The Compensation Committee shall determine what compensation, if any, shall be payable to any Independent Director.

(o) The Chairman shall, and shall cause the Secretary of the Company, to make all applicable filings with any registrar or other person necessary in order to cause actions adopted by the Investors and the Board of Directors to become effective, or where such filing is otherwise required by law.

(p) Members of the Board of Directors shall recuse themselves from voting or participating in any deliberations with respect to any matter as to which recusal is required pursuant to applicable Dutch law.

(q) The Board of Directors at all times shall maintain (i) an audit committee (the “Audit Committee”) consisting of one Hyatt Director, one Cabana Director and the Majority Nominated Director and (ii) a compensation committee (the “Compensation Committee”) consisting of the CEO Directorship, one Hyatt Director, one Cabana Director and the Majority Nominated Director. If Hyatt and/or Cabana is no longer entitled to appoint a Hyatt Director and/or a Cabana Director, as applicable, then such vacancy(ies) on the Audit Committee and Compensation Committee shall be filled by an Investor Director appointed by a majority of the Investor Directors. For so long as Hyatt and/or Cabana is entitled to appoint a Hyatt Director and/or a Cabana Director, as applicable, any vacancies on the Audit Committee and/or the Compensation Committee shall be promptly filled by Hyatt (with respect to the Hyatt Director member), Cabana (with respect to the Cabana Director member) and/or a majority of the Investor Directors (with respect to the Majority Nominated Director). Any action by the Audit

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Committee shall require the affirmative vote of two committee members, and any action by the Compensation Committee shall require the affirmative vote of three committee members. The Audit Committee shall be directly responsible for, among other things, the appointment, compensation, retention and oversight of the work of any independent public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services for the Company and/or its Subsidiaries and other functions typically performed by a U.S. public company audit committee. The Compensation Committee shall be directly responsible for the approval of the terms of, or any amendments of modifications to, (i) any employment agreements or material compensation arrangements relating to (x) the Independent Directors and (y) the five most highly compensated members of the management team of the Company and its Subsidiaries (it being understood that the CEO shall not participate in the deliberations regarding, or vote on, the CEO compensation) and (ii) any equity incentive plans adopted by the Company (provided that any issuances of equity securities pursuant to any such plan shall remain subject to approval by the Investor Committee pursuant to Section 2.3(e)(i)). Meetings of the Audit Committee and the Compensation Committee may be called by or at the request of any member of such committee, and the other rules governing the conduct of meetings of the Board of Directors set forth in this Section 2.2 shall apply mutatis mutandis to meetings of committees. The Investors agree to take all actions necessary for the first meeting of the Compensation Committee to take place on the date hereof in order to approve the initial compensation arrangements of the individuals referred to in (i) above.

SECTION 2.3 Investment Committee.

(a) Subject to applicable laws and except as otherwise provided in this Agreement, the Investment Committee shall have all of the authority of the Board of Directors in the management of the business and affairs of the Company on the items specified in clauses (e) and (f) of this Section 2.3. All decisions regarding such items shall require the approval of the Investment Committee (i) except to the extent that management is authorized to make such decisions pursuant to guidelines adopted by, or instructions given by, the Investment Committee and (ii) except as otherwise expressly provided in this Agreement.

(b) The Investment Committee shall consist of five members: the person holding the CEO Directorship, the two Cabana Directors (the “Cabana Director members”) and the two Hyatt Directors (the “Hyatt Director members”); provided however, that in the event Hyatt or Cabana is entitled to only appoint one or no Hyatt Director or one or no Cabana Director, respectively, per
Section 2.2(i), the size of the Investment Committee shall be reduced accordingly and to the extent Hyatt is entitled to appoint Hyatt Preferred Directors, the size of the Investment Committee shall be increased as required. The number of Investment Committee members shall also be increased or reduced as expressly provided herein, including in Section 7.5. The vote of a simple majority of the members of the Investment Committee who have not recused themselves shall be required for the approval by the Investment Committee of any matter or any other action by the Investment Committee; provided, however, that, except as otherwise provided herein, including in Section 7.5, the approval by the Investment Committee with respect to any matter or any action described in Section 2.3(e) must be unanimous among the members of the Investment Committee who have not recused themselves.

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(c) Except as otherwise provided herein, the Cabana Director members and the Hyatt Director members shall at all times each be a member of the Investment Committee. Subject to Section 7.5, the presence of a majority of the members of the Investment Committee, which must include the presence of one Cabana Director member (so long as Cabana is entitled to make such appointment) and one Hyatt Director member (so long as Hyatt is entitled to make such appointment), shall constitute a quorum of the Investment Committee; provided however that, with respect to any matter subject to Section 2.3(f), if at least one such Cabana Director member or one such Hyatt Director member (as applicable) fails to attend two consecutive meetings of the Investment Committee for which such matter is on such meetings’ agenda then the presence of such absent Cabana Director member or such absent Hyatt Director member (as applicable) shall not be required at the next succeeding meeting of the Investment Committee to establish a quorum in order to address such Section 2.3(f) matter Any member of the Investment Committee may call a meeting thereof at any time, so long as each member thereof is given at least seven calendar days’ notice, and an agenda is circulated with such notice. Meetings may be held in any location as determined in accordance with procedures adopted by the Investment Committee. Members of the Investment Committee, Audit Committee and/or Compensation Committee (as applicable) may participate by phone or video conference, and either Cabana Director member or Hyatt Director member may participate by proxy provided to the other Cabana Director member or Hyatt Director member, respectively. The advance notice requirements may be waived if all members of the Investment Committee agree to waive such requirements.

(d) So long as Cabana or Hyatt, as applicable, is entitled to appoint a Cabana Director member or a Hyatt Director member, as applicable, Cabana and Hyatt, as applicable, shall promptly nominate a Cabana Director or Hyatt Director, as applicable, as a replacement Investment Committee member to fill any vacancy on the Investment Committee relating to such person’s designee. If either of Cabana or Hyatt is no longer authorized to appoint any Cabana Director member or any Hyatt Director member to the Investment Committee, as the case may be, then the Investor Majority at a Shareholder Meeting shall be entitled to appoint, remove and reappoint one Investor Director therefor as a member of the Investment Committee. If at any time there is any vacancy on the Investment Committee caused by the removal, resignation, disability or death of the member of the Investment Committee designated by the Investor Majority, a replacement Investor Director shall promptly be designated at a Shareholder Meeting by the Investor Majority as a member of the Investment Committee.

(e) Following the Effective Date and subject to Section 7.5, the unanimous approval of the Investment Committee (i.e., all members of the Investment Committee who have not recused themselves) without regard to quorum requirements shall be required with respect to the following matters; provided, that, with respect to sub-paragraphs (v), (vi) and, with respect to Hyatt and its affiliates, (viii), the Hyatt Director members, the Cabana Director members and/or Mr. Wardinski, as applicable, shall recuse themselves from voting and from participating in deliberations and the unanimous approval of such matters by all non-recused members of the Investment Committee shall be required. For the avoidance of any doubt, the Investors shall not approve, by resolution in a Shareholder Meeting, and shall not permit a resolution to be approved by the Board of Directors in connection with any of the following matters if the Investment Committee has not previously approved a resolution to that effect in accordance with this Section 2.3(e):

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(i)	the issuance of, or commitment to issue, new Shares or other equity securities by the Company or Subsidiaries of the Company (or other securities convertible into such Shares or other equity securities) and/or the adoption of any equity incentive plans by the Company and/or its Subsidiaries;

(ii)	any amendments or modifications to, or prepayments under, (A) that certain debt facility in the amount of $[375] million that the Company and/or its Subsidiaries entered into on or about the date hereof (the “Company Credit Facility”) (excluding any subsequent “incremental facilities” contemplated by the Company Credit Facility that do not in the aggregate exceed $75 million; provided that any such “incremental facilities” shall have been approved in accordance with this Agreement) or (B) those certain unsecured notes of the Company and/or its Subsidiaries in the aggregate amount of $[300] million, issued on or about the date hereof (the “Company Notes”), in each case other than amendments or modifications of an immaterial nature that do not affect the economic terms or maturity of, or financial covenants in, the Company Credit Facility or Company Notes or guaranties thereof;

(iii)	the incurrence of debt by the Company or any Subsidiary in excess of $50 million (except as contemplated by the foregoing clause (ii) (A) above);

(iv)	except as otherwise provided herein, any acquisitions or dispositions (or a series of related acquisitions or dispositions) by the Company or any of its Subsidiaries of assets valued at more than $50 million (whether effected by transfers of assets directly or indirectly through equity interests, by merger, reorganization or consolidation, or otherwise), or the construction or demolition of a Resort Asset or portion thereof, valued in excess of such amount;

(v)	any contract, agreement or transaction to be entered into between the Company or any of its Subsidiaries, on the one hand, and any Investor or any of such Investor’s Affiliates, on the other hand (each an “Affiliate Contract”), including any amendments or modifications to any such contract, agreement or transaction, except for (A) any contracts, agreements or transactions which constitute Transaction Documents or contracts, agreements or transactions specifically contemplated thereby, in accordance with the terms of such Transaction Documents, (B) any contracts, agreements or transactions entered into pursuant to guidelines adopted pursuant to subsection (vii) below and (C) any amendments or modifications to any contract, agreement or transaction of an immaterial nature that do not affect the economic or other material terms of such contract, agreement or transaction;

(vi)	any decision to seek formal remedies under or commence legal action with respect to an Affiliate Contract;

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(vii)	the adoption by the Company or any of its Subsidiaries of guidelines for transactions between the Company or any of its Subsidiaries, on the one hand, and any Investor or any of such Investor’s Affiliates, on the other hand;

(viii)	the selection of a third-party hotel manager for any hotel property of Company or any of its Subsidiaries;

(ix)	any change to the purpose of the Company set forth in Section 2.1;

(x)	the deadlines for the distribution of financial and other reports to Investors pursuant to Section 3.3;

(xi)	an IPO, other than a Qualified IPO;

(xii)	any action which would have the effect, or which could reasonably be anticipated to have the effect, of causing the Company to be unable to complete the property improvement plans for the Resort Assets subject to Hyatt Franchise Agreements in accordance with the applicable Hyatt Franchise Agreements;

(xiii)	the transfer, sale or disposition of a Management Company that would have the effect, or which could reasonably be anticipated to have the effect, of causing the Company or its Subsidiaries to be unable to manage the Resort Assets or other hotels; and

(xiv)	the adoption of guidelines or instructions relating to the authority of the CEO and officers of the Company, as contemplated by Section 2.3(a) which will include guidelines and instructions relating to granting of powers of attorney to authorize Company officers to act on behalf of the Company.

(f) Notwithstanding any other provisions of this Agreement or of the Articles (but subject to Section 2.3(e)), the following matters arising on or after the Effective Date shall require the approval of a simple majority of the members of the Investment Committee (in the case of a tie vote of the Investment Committee, Section 2.3(g) will apply). For the avoidance of any doubt, the Investors shall not approve, by resolution in a Shareholder Meeting, in connection with the following matters if the Investment Committee has not previously approved resolutions to that effect in accordance with this Section 2.3(f):

(i)	the terms of any hotel management agreement entered into by the Company or any of its Subsidiaries and a hotel manager (whether a third-party or a Management Company) for any hotel property and modifications to the form of any such hotel management agreements; provided, however, that the vote of at least one Hyatt Director member shall be required for any such approval;

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(ii)	any acquisitions or dispositions (or a series of related acquisitions or dispositions) by the Company or any of its Subsidiaries of assets valued at more than $15 million but equal to or less than $50 million (whether effected by transfers of assets directly or indirectly through equity interests, by merger, reorganization or consolidation, or otherwise), or the demolition or construction of a portion of a Resort Asset, valued within such amounts;

(iii)	the incurrence of debt by the Company or any Subsidiary in excess of $15 million but equal to or less than $50 million;

(iv)	a Qualified IPO;

(v)	any merger or consolidation involving the Company;

(vi)	the removal, termination and/or appointment of the person holding the position of CEO (as further described in Section 2.3(j) below) or Chief Financial Officer (“CFO”) of the Company;

(vii)	the annual budget for each fiscal year of the Company (the “Annual Budget”), which shall be proposed by the CEO of the Company to the Investment Committee not later than December 15th of the prior fiscal year; and

(viii)	an amendment to the Articles.

At the time that any IPO (including a Qualified IPO) or merger or consolidation involving the Company is presented to the Investment Committee for its approval, or that any Annual Budget is presented to the Investment Committee for its approval, the Company shall ensure that (x) the principal agreements relating to such IPO, merger or consolidation and/or (y) such Annual Budget, respectively, being presented to the Investment Committee for its final approval are concurrently distributed to each of the Investors. To the extent that any Investor provides comments to the Investment Committee members regarding such principal IPO, merger or consolidation agreements or such Annual Budget prior to a vote of the Investment Committee with respect thereto, the Investment Committee shall give good faith consideration to such comments (although the Investment Committee does not have an obligation to accept such comments). In addition, if at any time any IPO, merger or consolidation is presented to the Investment Committee, any member of the Investment Committee may request that the meeting be postponed for a reasonable period of time not to exceed fifteen calendar days to review the principal agreements relating to such transaction.

(g) In the case of a deadlock on the Investment Committee (that is, when there is a tie of votes of the members of the Investment Committee who have not recused themselves) with respect to the approval of any matter, except for those matters listed in
Section 2.3(e) (which matters shall in all events, except as otherwise provided herein, require the unanimous approval of the Investment Committee (i.e., all members of the Investment Committee who have not recused themselves)), such deadlock shall be resolved by submitting the matter to the full Board of Directors, which shall resolve the deadlock by adopting a resolution approved by the majority vote of the members of the Board of Directors.

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(h) Any acquisitions or dispositions by the Company or any of its Subsidiaries of assets valued at less than $15 million shall not require the approval of the Investment Committee or the Board of Directors, unless (i) such transactions are between the Company or any of its Subsidiaries, on the one hand, and an Investor or any of its Affiliates (excluding, for the avoidance of doubt, the Company and its Subsidiaries), on the other hand, in which case such transactions must either be approved by the Investment Committee (with the applicable members recusing themselves) or comply with guidelines for such transactions established by the Investment Committee pursuant to Section 2.3(e)(vii), or (ii) such acquisitions or dispositions do not comply with guidelines adopted by the Investment Committee or Board of Directors.

(i) Members of the Investment Committee shall recuse themselves from voting with respect to any matter as to which recusal is required pursuant to applicable Dutch law (it being understood that if there is a tie of votes among the non-recused members of the Investment Committee with respect to a matter referred to in Section 2.3(f), then the vote shall be deemed to be a deadlock, and such deadlock shall be resolved by submitting the matter to the full Board of Directors, which shall resolve the deadlock by adopting a resolution approved by the majority vote of the non-recusing members of the Board of Directors) and shall not participate in deliberations.

(j) Except as otherwise provided herein, prior to the consummation of an IPO: (i) the CEO may be suspended or removed as a Director, terminated as CEO and removed as a member of the Investment Committee at any time, with or without cause, by the simple majority vote (excluding the CEO) of the members of the Investment Committee (for the avoidance of doubt, only a single person can hold the position of CEO, the CEO Directorship, and the position reserved on the Investment Committee for the person holding the CEO Directorship); (ii) if the CEO is suspended or removed as a Director in accordance with the preceding clause (i), a Shareholder Meeting shall be called to vote on the suspension or removal of such CEO as a Director by simple majority vote and each Investor agrees to vote in favor of such suspension or removal; and (iii) any vacancy in the CEO position and on the Board of Directors and Investment Committee caused by the dismissal, removal, suspension, resignation, disability or death of the CEO shall be promptly filled by a single person nominated by majority vote of the remaining members of the Investment Committee, who shall thereupon become the CEO and assume the CEO Directorship by appointment at a Shareholder Meeting, unless or until such individual resigns or is suspended, removed or replaced by the Investment Committee. For the avoidance of doubt, in the case of a deadlock on the Investment Committee with respect to any of the matters described in the preceding clause (i) or (iii) then such matter shall be resolved by submitting the matter to the full Board of Directors, which shall resolve the deadlock by adopting a resolution approved by the majority vote of the non-recusing members of the Board of Directors.

SECTION 2.4 Officers.

(a) Initial Officers. The Board of Directors shall appoint as the initial Officers of the Company those persons specified on Schedule 4 hereto.

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(b) Designation; Term; Qualifications. Effective as of the Effective Date, Mr. Wardinski is appointed in accordance with
Section 2.2(c) as the initial chief executive officer (“CEO”) of the Company and Omar Palacios is appointed as the initial CFO of the Company. Subject to Section 2.3(f)(vi), Section 2.4(d) and Section 7.5, the CEO shall have the power to appoint and remove all other officers of the Company (together with the CEO and CFO, the “Officers”).

Subject to Section 7.5, any Officer, other than the CEO, shall have such authority and perform such duties as the CEO or the Board of Directors, as applicable, may, from time to time delegate to them based on a power of attorney granted and approved in accordance with the guidelines referred to in Section 2.3(e)(xiv). The CEO or Board of Directors, as applicable, may assign titles to particular Officers, and the assignment of each such title shall constitute the delegation to such Officer of the authority and duties that are normally associated with such office in a corporation for profit, subject to any different delegation of authority and duties made to such Officer by the CEO or the Board of Directors, as the case may be, pursuant to this Section 2.4. The Board of Directors shall take any and all necessary actions, as required under applicable laws, in order for the necessary delegations of authorities and duties to the Officers to be effective.

Each Officer shall hold office for the term for which such Officer is designated and until such Officer’s successor is duly designated and qualified or until the earlier of such Officer’s death, disability, resignation or removal as provided in
Section 2.3(f)(vi), Section 2.4(d) or Section 7.5 of this Agreement. Any person may hold any number of offices. All Officers shall be natural persons. Designation of a person as an Officer of the Company or any of its Subsidiaries shall not of itself create any contract rights. Notwithstanding anything else herein, the Board of Directors shall have the sole and exclusive right to appoint, remove and reappoint one Vice-President and one Vice-Secretary of the Company, which Vice-President and Vice-Secretary shall be limited to filing resolutions adopted by the Board of Directors and/or Investment Committee or the meeting of the Investors with the appropriate registrar (or such other place as required by law) at the direction of any member of the Board of Directors in the event that the filing is not otherwise made in a timely manner.

(c) Chief Executive Officer. Subject to the supervision of the Board of Directors, the CEO (i) shall be the chief executive officer of the Company; (ii) shall have responsibility and authority for the management of the operations of the Company in the best interests of the Company, independent of the separate business interests of the Investors; (iii) shall keep the Board of Directors informed of the affairs of the Company; (iv) if so authorized under subsection (b) above, shall retain and terminate Officers (other than the CEO); and (v) subject to the provisions of this Agreement, shall be empowered to and shall engage in all appropriate and necessary activities to accomplish the purposes of the Company as set forth herein. Mr. Wardinski shall serve as the CEO of the Company until his suspension, removal, resignation, death or disability.

(d) Removal and Resignation. Subject to Section 7.5, any Officer other than the CEO or CFO may be removed or suspended as such, with or without cause, by the CEO or the Board of Directors, whenever in their respective judgments the best interests of the Company shall be served thereby. Any Officer may resign as such at any time upon written notice to the CEO or the Board of Directors. Such resignation shall take effect at the time specified in the written notice or, if no time is specified therein, at the time of its receipt by the CEO or the Board of Directors. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.

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(e) CEO/CFO. Notwithstanding any other provisions of this Agreement and subject to Section 7.5, Mr. Wardinski (and any successor CEO) may only be removed, suspended or dismissed as CEO, from the CEO Directorship and as an Investment Committee member in accordance with Section 2.3(f)(vi) and Section 2.3(j), and Mr. Palacios (and any successor CFO) may only be removed, suspended or dismissed as CFO in accordance with Section 2.3(f)(vi).

(f) Vacancies. Any vacancy occurring in any office of the Company, other than the CEO and CFO, may be filled by the CEO. If Mr. Wardinski (or his successor) ceases to be the CEO or Mr. Palacios (or his successor) cease to be the CFO, each of Hyatt and Cabana shall have the right to propose potential replacements for the position of CEO or CFO (as applicable).

(g) Duties. The Officers shall manage the Company’s business activities in the Company’s best interests, subject to the supervision of the Board of Directors and the CEO. For the avoidance of doubt, the CEO and other Officers in all cases must comply with any guidelines established by the Board of Directors and/or the Investment Committee, the Articles and this Agreement.

SECTION 2.5 Shareholder Meetings.

(a) Meetings. Shareholder Meetings shall be held from time to time when called by the Board of Directors or, subject to Sections 2.2(e), 2.3(e) and 2.3(f), by Investors in accordance with the Articles. Not less than eight nor more than 90 calendar days before each such Shareholder Meeting, the Board of Directors shall give to each Investor entitled to vote at such meeting written notice of such meetings stating the time and place of the meetings and the purpose for which the meeting is called, either by reputable overnight courier service, by facsimile, by electronic communication subject to confirmation of receipt, by presenting it to such Investor personally or by leaving it at his or her residence or usual place of business. Any such notice shall be deemed to be delivered when sent, unless otherwise provided under applicable law. Each Investor agrees to attend (in person or by proxy) all Shareholder Meetings for which notice has been given as provided above.

(b) Investor Voting Rights.

(i)	At each Shareholder Meeting, Investors shall be entitled to one vote per Common Share in the Company on all matters submitted to a vote of Investors, with the Preferred Shares voting together with the Common Shares as a single class on an As-Converted Basis. Investor(s) holding a majority of the Shares (on an As-Converted Basis) in the Company shall constitute a quorum for any Shareholder Meeting unless a higher quorum is required under applicable law. Resolutions to be approved by the Investors at a Shareholder Meeting at which a quorum is present shall require approval by an Investor Majority present or represented at such

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Shareholder Meeting (with the Preferred Shares voting on an As-Converted Basis as a single class with the Common Shares) unless a higher vote is required under applicable law, or otherwise under this Agreement.

(ii)	An Investor may cast the votes entitled to be cast by him or her at a Shareholder Meeting either in person or by proxy executed in writing by such Investor or by his or her duly authorized agent in any manner permitted by law or by the Articles with respect to Shareholder Meetings. Such proxy shall be filed with the Company before or at the time of such meetings.

(c) The Board of Directors shall promptly adopt all resolutions necessary to cause any resolution adopted by the Investors on the matter that is properly subject to their vote hereunder and consistent with the provisions hereof to become effective.

SECTION 2.6 D&O Insurance. The Company has purchased and shall maintain, at the Company’s expense, insurance to insure the Officers and Directors of the Company and/or of its Subsidiaries against any liability incurred by such Officers or Directors in connection with their services to the Company and/or its Subsidiaries on terms and rates customary for companies engaged in the Company’s (or such Subsidiary’s) business to the fullest extent permitted under applicable law. To the extent the Officers and Directors of the Company and/or of its Subsidiaries have incurred liabilities that have not been reimbursed by insurance as described in this Section 2.6, the Company shall indemnify the Officers and Directors of the Company and/or of its Subsidiaries against any liability incurred by such Officers and Directors in connection with their services to the Company and/or its Subsidiaries to the fullest extent permitted under applicable law. Neither the insurance to be purchased by the Company nor the indemnity hereby agreed by the Company will insure or indemnify any Officers and Directors of the Company and/or its Subsidiaries for willful breaches of the provisions of this Agreement by such person.

SECTION 2.7 Company Subsidiaries. The Board of Directors will maintain governance principles applicable to the Subsidiaries of the Company that are consistent with the principles set forth in this Agreement.

ARTICLE III.

REPORTS TO INVESTORS

SECTION 3.1 Fiscal Year. The fiscal year of the Company for financial statement and tax purposes shall be the calendar year.

SECTION 3.2 Books and Records. The Board of Directors shall cause to be maintained at the Company’s principal place of business:

(a) the books of account of the Company and its Subsidiaries, which shall be maintained in accordance with International Financial Reporting Standards, consistently applied (“IFRS”); and

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(b) all other records necessary, convenient, or incidental to the business of the Company and its Subsidiaries as provided for herein.

SECTION 3.3 Reports to Investors.

(a) The Company shall deliver to each Investor:

(i)	A monthly statement of income by property illustrating the individual property level results and separately presenting corporate overhead expenses in excel format within 15 calendar days after the end of each calendar month. For Hyatt-branded properties, submission of occupancy, ADR, and RevPAR for the property for the month shall also be included.

(ii)	Within 60 calendar days after the end of each quarterly accounting period in each fiscal year, unaudited financial reports of the business and operations of the Company prepared in accordance with IFRS (or US GAAP if adopted as successor generally accepted accounting principles by the Board of Directors), relating to the applicable quarterly period, which report shall include an unaudited consolidated balance sheet as of the end of such period, a consolidated statement of income (loss) and shareholders’ capital (deficiency) and unaudited consolidated cash flows (including sources and uses of funds) for the period then ended and, in each case, a comparison of the period then ended with the corresponding period in the fiscal year immediately preceding such period and a comparison of the period then ended with the corresponding period of the projections provided in the annual business plan and Annual Budget.

(iii)	Within 60 calendar days after the end of each quarterly accounting period in each fiscal year, a reconciliation of the consolidated quarterly balance sheet and income statements mentioned above from IFRS into US GAAP; provided, however, that in the event of adoption of US GAAP as successor generally accepted accounting principles in accordance with paragraph (ii) above, the reconciliation obligation in this paragraph (iii) shall be extinguished and, provided further, that such reconciliation obligation shall be reinstated in the event the Company subsequently adopts an accounting convention other than US GAAP. If this exercise is to be completed by a third party service provider, the cost will be incurred by the Company.

(iv)

The Company shall deliver to each Investor (A) no later than 150 calendar days after December 31, 2013 and (B) no later than 120 calendar days after the end of each fiscal year thereafter, audited financial reports by an independent certified public accountant of the business and operations of the Company prepared in accordance with IFRS (or successor generally accepted accounting principles), relating to the applicable annual period, which report shall include an audited consolidated balance sheet as of the end of such period, a consolidated statement of income (loss) and

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shareholders’ capital (deficiency) and audited consolidated cash flows (including sources and uses of funds) for the period then ended and, in each case, a comparison of the period then ended with the corresponding period in the fiscal year immediately preceding such period.

(v)	The Company shall deliver to each Investor no later than 120 calendar days after the end of each fiscal year (commencing with the audited financial reports for the year ending December 31, 2013), a reconciliation of the consolidated audited financial statements mentioned above from IFRS into US GAAP, provided, however, that in the event of adoption of US GAAP as successor generally accepted accounting principles in accordance with paragraph (ii) above, the reconciliation obligation in this paragraph (v) shall be extinguished and, provided further, that such reconciliation obligation shall be reinstated in the event the Company subsequently adopts an accounting convention other than US GAAP . If this exercise is to be completed by a third party service provider, the cost will be incurred by the Company.

(vi)	Within 60 calendar days following the end of a quarter, a detailed listing of the assets that comprise the construction in progress (CIP) balance at each property then undergoing a renovation that exceeds $5 million.

(vii)	On November 1st of each year, submission of a draft of the upcoming year’s forecast/preliminary budget for the consolidated statement of income for the Company and its Subsidiaries. Upon finalization of the Company’s forecast/Annual Budget in December for the next succeeding year, the Company will resubmit the information and communicate any material changes from the draft. The forecast/preliminary budget should include any planned renovations and cash distributions to the owners. Subsequent to the submission of such forecast/preliminary budget, submission of any reforecasts completed on a monthly or quarterly basis. This includes annual forecasts of the tax positions for each entity.

(b) All financial reports delivered pursuant to Section 3.3(a) shall be reported in U.S. dollars.

(c) The reports to be provided as well as the timing of the submission of the reports to be delivered in Section 3.3(a) will be reconsidered on an annual basis (in each December for the next succeeding fiscal year, commencing in December 2013) in order to amend where reasonably necessary based on system and/or process upgrades undertaken or completed by the Company.

SECTION 3.4 Additional Information Provided to Investors. In addition to the information in Section 3.3, the Company will deliver to each Investor:

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(i)	Prompt notification of a principal accounting contact at the Company for the Investors, and subsequent prompt notification of any changes to that contact. The initial accounting contact shall be the CFO.

(ii)	Quarterly certifications (pursuant to a reasonable format to be provided by Hyatt) of the proper functioning of the Company’s internal control environment. If applicable, such certifications shall identify any weaknesses noted in the control environment and/or any actual or suspected fraud (including actual or suspected FCPA violations) discovered during the quarter.

(iii)	Annual and quarterly tax packages (pursuant to a reasonable format to be provided by Hyatt) from the Company and its Subsidiaries and any other person in which the Company or its Subsidiaries holds an interest supporting the tax positions represented in the financial statements, and the information required by Section 7.8(f).

(iv)	Participation in at least two calls per quarter (more as needed) with representatives from the Investors for the purpose of discussing any questions that such Investors may have on the aforementioned monthly, quarterly, or annual financial statements. The scheduling of such calls will be the responsibility of the Investor. On such calls, the Company will also provide an update on any significant renovations that are currently underway.

(v)	Prompt notification to the Investors of (A) any significant accounting issues and/or adjustments as they arise, whether identified internally or by the external auditors and (B) any significant, unforecasted or unanticipated adjustments to the income statement, in each case including any such issues or adjustments relating to:

•	Potential impairments

•	Write downs

•	Retirement losses

•	Derivatives

•	Debt compliance issues

•	Any potential for owner guarantees being realized, if applicable

•	Tax developments (examples include, but are not limited to: changes in tax laws that affect the Company, audit notifications, and changes in Uncertain Tax Positions (ASC 740-10), etc.) and

•	Significant tax issues and exposures, audits and/or inquires.

(vi)	Information sufficient for such Investor to timely comply with any resulting U.S. tax reporting obligations with respect to any reportable transaction described in U.S. treasury regulations promulgated under section 6011 of the Code approved by the Investment Committee in accordance with Section 7.8(g).

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SECTION 3.5 Additional Financial Reporting Covenants.

(a) No later than three months after the Effective Date, the Company shall have completed a final valuation and purchase price allocation related to the acquisition of the assets contemplated by the Real Master Investment Agreement, prepared by an internationally recognized valuation firm engaged by the Company at its cost as promptly as practicable after the date of this Agreement, and shall have provided such allocation and supporting material to the Investors.

(b) No later than December 31, 2013, the Company shall have received an audited balance sheet of the Company as of the close of business on the Closing Date (as defined in the Hyatt Subscription Agreement), audited by a “big four” accounting firm engaged by the Company at its cost as promptly as practicable after the date of this Agreement, together with a reconciliation of such audited balance sheet from IFRS to US GAAP, and provided a copy of such audited balance sheet and reconciliation to the Investors.

(c) The Company agrees to take prompt commercially reasonable steps to remedy any weaknesses in internal controls or fraud identified pursuant to Section 3.4(ii) and to keep the Investors reasonably informed with respect to such steps and the progress of such remediation.

(d) No later than January 1, 2014, the Company agrees to commence quarterly review procedures with the Company’s auditors.

(e) The Company shall review its operations on an on-going basis and, as soon as reasonably practicable and with the assistance of appropriate outside legal and tax advisors engaged by the Company (at its sole cost and expense), (i) determine and implement appropriate staffing levels and business processes needed to support the functions, assets and risks for the Company and any Subsidiary of the Company providing services to the Company, its Subsidiaries or the properties or other assets owned by the Company or its Subsidiaries, (ii) determine and book any reserves required in accordance with IFRS or US GAAP, as the case may be, in the books of the Company and its Subsidiaries, and (iii) use its best efforts to consult and coordinate with Hyatt in good faith with respect to the implementation of the matters set forth in this Section 3.5(e).

SECTION 3.6 Remedies. In the event the Company fails to comply with any requirement of Section 3.3(a) (ii) through (vi), Section 3.4(ii) or (iii), Section 3.5(a),(b) or (e) or Section 7.8(f), then Hyatt’s remedy shall be the right, in its sole discretion, to appoint, (A) one of the “big four” accounting firms to produce such missing or non-compliant reports or materials or provide any other assistance to the Company that, in the sole discretion of Hyatt, is necessary or desirable to enable the Company to comply with or provide the information required by such sections and (B) a third party audit manager or asset auditor to obtain and manage any necessary information at the property level in order for the Company to be able to comply with such sections. Any such accounting firms, audit managers or asset auditors shall be selected and engaged by Hyatt on behalf of the Company (and such engagement letter shall include customary

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confidentiality provisions to safeguard the information of the Company and its Subsidiaries) with the costs thereof being paid for by the Company. The Company shall provide any such accounting firms, asset managers or asset auditors with full access to any and all information, properties, books and records of the Company and/or its Subsidiaries, including the books and accounts and other financial records and such additional data and other documents and information of, and regarding, the Company and any Subsidiaries of the Company in order to enable such persons to perform the above noted tasks.

SECTION 3.7 Access to Books and Records. Each Investor shall have the right, upon seven (7) calendar days’ notice, to inspect any and all information, properties, books and records of the Company and/or its Subsidiaries, including the books and accounts and other financial records and such additional data and other documents and information of, and regarding, the Company and any Subsidiaries of the Company. The Company shall promptly provide to the requesting Investor, at the expense of the requesting Investor, copies of all such information requested by the requesting Investor, or the requesting Investor may review such information at the offices of the Company during normal business hours. Each Investor shall keep, and shall cause any agents, employees and independent certified public accountants designated by such Investor to keep, all information obtained pursuant to its request confidential in accordance with Section 7.7.

ARTICLE IV.

TRANSFER RESTRICTIONS

SECTION 4.1 Generally. The right of Investors to sell, assign, pledge, or otherwise dispose of Shares, whether or not for value, including by way of merger, consolidation or other change of control transaction the result of which is that the Investor is no longer controlled, managed or advised, directly or indirectly, by the entity listed with respect to such Investor on Schedule 1 hereto (any such action a “Transfer,” with the verb “Transfer” or “Transferred” having correlative meanings), shall be subject to the provisions of this Agreement. Any purported effort contrary to the terms of this Article IV shall be null and void and of no force and effect. This Article IV shall not apply to any redemption of Preferred Shares in accordance with the terms of the Preferred Shares or any redemption of Shares contemplated by Article VII hereof.

SECTION 4.2 Prior to an IPO. Prior to the consummation by the Company of an IPO, the Shares may not be Transferred unless such Transfer (a) is to a Permitted Transferee, or (b) is approved in advance by a majority of the Board of Directors, or in the case of a proposed transfer to a Competitor the unanimous approval of the Investment Committee (any such transferee under this clause (b), an “Approved Transferee”), and in each case is made in accordance with all applicable procedures established for the transfer of Shares under the Dutch Corporations Law, or under any law replacing such law, and other applicable state and federal securities laws and the provisions of this Article IV.

Notwithstanding the foregoing, in the case of a proposed Transfer of Shares to Approved Transferees (the “Initial Offerees”), the transferor Investor must first offer to Transfer the offered Shares to all other Investors on a pro rata basis (on an As-Converted Basis) on the same terms (the “Secondary Offerees”). If the transferor Investor delivers notice of the terms of the proposed Transfer of Shares to the Secondary Offerees (a “Transfer Proposal”), the Secondary

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Offerees shall have 30 calendar days in which to accept or reject such Transfer Proposal. At the end of the 30-day acceptance period,. to the extent that such offered Shares are not fully taken up by the Secondary Offerees, then the Secondary Offerees who have agreed to purchase their pro rata share of such offered Shares (the “Accepting Secondary Offerees”) shall have 10 calendar days to elect to purchase the remaining offered shares on a pro-rata basis among such Accepting Secondary Offerees. The transferor Investor must Transfer the offered Shares to the Secondary Offerees who accept such offer during such 30 or 40 day period, as applicable, so long as such Secondary Offerees take up all such offered Shares. To the extent that such offered Shares are not fully taken up by the Secondary Offerees, then all such offered Shares may be purchased on a non-pro rata basis by the Initial Offerees.

For the avoidance of doubt, the Investors undertake to waive any pre-emptive right that they may have under the Articles of the Company or under the Dutch Corporations Law, or under any law replacing such law or to grant during a Shareholder Meeting any approval, in relation to the transfer of Shares to an Approved Transferee, Secondary Offeree or a Permitted Transferee.

As used herein, (A) the term “Permitted Transferee” of an Investor shall mean (i) any person in which the Investor owns a majority of the equity interests or any other investment entity that is controlled, advised or managed by the same person or persons that control the Investor or is an affiliate of such person, or (ii) any shareholder of Old Playa in connection with the transfer of Common Shares by Old Playa to such shareholder pursuant to the terms of the Share Transfer Agreement, and (B) “Competitor” shall mean any person (other than any Affiliate of the Company) (i) a substantial portion of whose business involves, directly or through one or more Affiliates, owning hotels, or (ii) who, directly or through one or more Affiliates, is actively engaged in the business of managing, licensing and/or operating Resort Assets in the Region.

SECTION 4.3 Subsequent to an IPO. Following the completion of an IPO, the Shares shall be freely transferable, subject to any restrictions under applicable securities laws and lock-up provisions as are customary in U.S. initial public offerings.

SECTION 4.4 Transferees. For any Transfer occurring before an IPO (or for any transferee of any rights under this Agreement), whether to a Permitted Transferee or an Approved Transferee, any such transferee receiving Shares in the Company must first agree, in a written instrument delivered to the Company and reasonably satisfactory to the Investment Committee, to be bound by all of the provisions of this Agreement as an “Investor” and by the Articles and to be bound by all of the obligations relating to such Shares. Subject to Sections 2.2 and 2.3, Approved Transferees and Permitted Transferees shall have all of the rights and obligations of an “Investor” under this Agreement, provided that no transferee of an Investor other than a Permitted Transferee of an Investor shall be entitled to exercise the rights of such Investor to appoint or remove a member of the Board of Directors or Investment Committee pursuant to Section 2.2(i)(i), Section 2.3(b), Section 2.3(c), and/or Section 2.3(d), as applicable.

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ARTICLE V.

OTHER RIGHTS AND COVENANTS OF INVESTORS

SECTION 5.1 Pre-emptive Rights. If at any time after the Effective Date, the Company and/or any of its Subsidiaries proposes to issue securities (other than issuances by Subsidiaries of their securities to the Company or to the Company’s wholly owned Subsidiaries) of any kind (subject to applicable laws, the term “securities” shall include any (i) participation interests, capital shares, preferred equity, warrants, options or other rights to acquire equity securities and debt securities convertible into equity securities and (ii) any debt securities) of the Company or such Subsidiary, the Investors shall be entitled to exercise (pro rata) pre-emptive subscription rights, which pre-emptive rights are further detailed in the Articles; provided, however, that the rights set forth in this Section 5.1, and as further detailed in the Articles, shall not apply to issuances of securities (A) in payment of PIK Dividends in the form of PIK Dividend Shares, (B) upon conversion of the Preferred Shares in accordance with their terms, (C) as employee stock options and any Shares issued pursuant thereto (provided that such options have been approved in accordance with the terms of this Agreement), or (D) pursuant to Section 3(d), Section 3(e) or Section 10(c) of the Hyatt Subscription Agreement or Section 7.4(e) of this Agreement.

SECTION 5.2 Waiver of Right to Receive Dividends. The Investors expressly acknowledge and accept that, to the extent that the Company has available net income from time to time, such revenues may, in the sole and absolute discretion of the Investment Committee, be reinvested, directly or through Subsidiaries of the Company, to acquire or develop additional Resort Assets or provide funding for the operation of the Company and its Subsidiaries, as determined by the Investment Committee. Accordingly, the Investors hereby agree to waive any and all rights to receive dividends on their Shares available under any applicable law unless and until the Board of Directors proposes to declare a dividend upon the Shares. The Investors agree to vote in favor of any resolutions proposed by the Board of Directors of the Company to allocate any profits to the reserves of the Company and to waive any and all rights to declare dividends or to receive dividends on their Shares available under the law. Nothing in this Section 5.4 shall affect the rights and terms of the Preferred Shares or the holders thereof relating to the accrual and capitalization of unpaid dividends on the Preferred Shares as provided in the Articles.

SECTION 5.3 Rights Upon Liquidation. Subject to the rights and terms of the Preferred Shares, in the event of the liquidation, dissolution or winding up of the Company, the Investors shall be entitled to share equally and ratably (in proportion to the Common Shares held by each) in the distribution of the Company’s assets, equity and profits, if any, remaining after the payment of all of the Company’s debts and liabilities.

SECTION 5.4 Covenants of Investors. If any of the following actions have been approved by the Board of Directors and/or the Investment Committee, as applicable, pursuant to Article II, the Investors expressly agree to take all necessary actions to approve any proposals of the Board of Directors and/or the Investment Committee, as applicable, at a Shareholder Meeting (and to otherwise proceed in a way so as to facilitate the implementation of such proposals, including by cooperating with all reasonable requests from the Company) relating thereto:

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(a) in connection with a reorganization of the corporate structure of the Company Group prior to an IPO, the conversion of the Company into an NV or the contribution of all Shares in the Company into a new entity, whether in The Netherlands or another jurisdiction, in exchange for shares or interests in such new entity, or the merger of the Company into any of its Subsidiaries or into any such new entity, and in each case, the entering into of a new investors agreement with respect to such Subsidiary or new entity having substantially the same terms set forth herein, subject to any revisions as may be required to conform its terms to applicable law and as may be required in order to comply with the listing requirements of a nationally recognized securities exchange in the United States, quotation in the National Association of Securities Dealers Inc. automated quotation system or a securities exchange outside of the United States;

(b) the consummation of an IPO of the Common Shares of the Company and/or its Subsidiaries (and/or the respective successors of the foregoing) in accordance with the Dutch law) and/or in accordance any other applicable securities laws and regulations of any other jurisdiction; and

(c) any sale of assets pursuant to Article VII.

SECTION 5.5 Competing Activities.

(a) Except as expressly provided otherwise in this Agreement or in any other existing agreement to which an Investor is party, each Investor, each of its Affiliates and each Investor Director may engage in the same, analogous or complementary activity as the activity of the Company and/or its Subsidiaries to the maximum extent permitted by law and, for the avoidance of doubt, any (i) Investor or its Affiliates, or (ii) any Investor Director of the Company that is also an employee, partner, officer or director (or equivalent) of any Investor or its Affiliates (each person described in clauses (i) and/or (ii), an “Investor Party”), may engage in the same, analogous or complimentary activity as the activity of the Company and/or any of its Subsidiaries and if such Investor Party receives a business opportunity other than by reason of his or her status as an Investor Party, then such Investor Party shall be free to develop such business opportunity on his or her own, with the Investor with which he or she is affiliated, or with any other person, and he or she shall not be required to forward such business opportunity to the Company or any of its Subsidiaries.

(b) For the avoidance of doubt and notwithstanding Section 5.5(a), Hyatt and its Affiliates are subject to the terms contained in the Hyatt Development Agreement and Hyatt Franchise Agreements.

(c) The parties hereto understand and acknowledge that: (i) the Hyatt Franchisor is the franchisor under the Hyatt Franchise Agreements and is an Affiliate of Hyatt; (ii) some or all of the officers, directors, agents, employees and representatives of Hyatt (together with Hyatt, collectively, the “Hyatt Parties”) may be officers, directors, agents or employees of the Hyatt Franchisor or their Affiliates (together with the Hyatt Franchisor, collectively, the “Hyatt Franchisor Parties”); and (iii) the Hyatt Franchisor administers the networks of franchised and affiliate-owned Hyatt hotels and the operating systems under which those hotels operate, and has the right to make decisions concerning those networks and systems based on the Hyatt Franchise

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Agreements and information readily available to them and their judgment of what is in the best interests of the Hyatt Franchisor, those networks and those systems, without regard to whether they could have made other reasonable or even arguably preferable alternative decisions or whether their decisions have a detrimental impact on the Company or its Subsidiaries; provided, however, the foregoing is not intended to and shall not be construed as a waiver or limitation of any duties or obligations of the Hyatt Franchisor under any Hyatt Franchise Agreement.

(d) Notwithstanding any other provision of this Agreement, nothing in this Agreement shall (i) limit the ability of the Hyatt Franchisor to exercise any right or remedy under any of the Hyatt Franchise Agreements, (ii) in any way limit the Company’s or its Subsidiaries’ obligations under any of the Hyatt Franchise Agreements or (iii) impose any fiduciary or other duties or obligations on any of the Hyatt Parties or Hyatt Franchisor Parties with respect to or under any of the Hyatt Franchise Agreements that would not otherwise exist absent Hyatt’s status as an Investor. Nothing in this Agreement nor the status of Hyatt as an Investor shall be deemed to require the Hyatt Franchisor or any of their Affiliates to grant any right, power, option or privilege to the Company or any of the Subsidiaries, or refrain from exercising any right or remedy arising independently under the Hyatt Franchise Agreements or applicable law (including any right to terminate the Hyatt Franchise Agreements), and the Hyatt Franchisor may undertake any termination of the Hyatt Franchise Agreements on the terms and conditions set forth in those documents). Nothing in this Agreement nor the status of Hyatt as an Investor shall be deemed to require any of the Hyatt Parties or Hyatt Franchisor Parties to disclose any information to any Investor, the Company or the Subsidiaries relating to Hyatt-branded hotels and the operating systems under which those hotels operate except to the extent required pursuant to the Hyatt Franchise Agreement or other written agreements between any Hyatt Party or Hyatt Franchisor Party and the Company or any Subsidiaries or Investors.

(e) [For the avoidance of doubt and notwithstanding Section 5.5(a), nothing in this Agreement or any other Transaction Document shall prevent Old Playa or any of its Affiliates (expressly including but not limited to Barceló Corporación Empresarial, S.A. and its Affiliates) or any directors, officers or employees of Old Playa or any of its Affiliates, from engaging in any of the activities which are performed by them as of the date of this Agreement, including (and not limited to) hotel management and operation activities, hotel asset management activities, travel agency activities, hotel supply services, hotel reserve booking services, trip advisory services and general tourism oriented activities; accordingly, Old Playa and its Affiliates shall be free to engage in the same, analogous or complimentary activity as the activity of the Company and/or of any Investor Party and to develop any business opportunity which Old Playa or any of its Affiliates (including any directors, officers, employees or advisors of any of Old Playa or its Affiliates) may receive other than because of its contractual position as an Investor and shall not be required to forward such business opportunities to the Company or any of its Subsidiaries.]1

SECTION 5.6 Additional Covenants.

(a) Restructuring Matters. The Company shall complete the actions described on Schedule 5 hereto in accordance with the timing requirements set forth therein.

1	Note: To be included if Old Playa remains a shareholder of the Company.

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(b) Environmental Matters. The Company shall complete the remediation recommended by the Phase I environmental reports listed on Schedule 6 hereto substantially in accordance with such reports.

(c) Structural Matters. The Company agrees to take the actions described on Schedule 7 hereto.

(d) Expansion Matters. The Company shall cause renovations on the hotel that is the subject of the Jamaica Acquisition Agreement (as defined in the Hyatt Subscription Agreement) to begin no later than December 31, 2013 (such date to be extended in the event of force majeure or an inability to timely obtain the requisite permits), and shall use commercially reasonable efforts to obtain such permits in a timely manner and ensure that such renovations are pursued in a manner generally consistent with the “Jamaica Hotel Area Program” attached as Schedule 8 hereto.

(e) Remedies. In the event the Company fails to comply with any requirement of this Section 5.6, then Hyatt’s remedy shall be the right to appoint, in its sole discretion, one or more third parties that, in the sole discretion of Hyatt, is necessary or desirable to enable the Company to comply with the actions required pursuant to this Section 5.6. Any such third parties shall be selected and engaged by Hyatt on behalf of the Company with the costs thereof being paid for by the Company. The Company shall cooperate with any such third parties and provide such third parties with full access to any and all property, documentation, and information regarding the Company and any Subsidiaries as may be requested by such third parties.

(f) Amendments to Articles. The Company shall not and no Investor will take any action to permit any amendment or modification to the Articles that is inconsistent with Article 22 of the Articles.

ARTICLE VI.

REGISTRATION RIGHTS

SECTION 6.1 Demand Registration Rights.

(a) At any time after the date six months following the consummation of an IPO by the Company, if either or both of Hyatt and/or Cabana (together with its Affiliates) then holds not less than $50 million Invested Capital, then such person (if it, together with its Affiliates, then holds at least such amount of Invested Capital) may deliver to the Company a written notice (a “Demand Registration Notice”) informing the Company of their desire to have some or all of their Registrable Shares (as defined below) registered for sale. Upon receipt of the Demand Registration Notice, if the Company has not already caused the Registrable Shares to be registered in a Shelf Registration (as defined below) or under an Other Registration Statement (as defined below) that the Company then has on file with, and has been declared effective by, the SEC and which remains in effect and not subject to any stop order, injunction or other order or requirement of the SEC (in which event the Company shall be deemed to have satisfied its registration obligation under this Section 6.1), then the Company will use its reasonable best

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efforts to cause to be filed with the SEC as soon as reasonably practicable after receiving the Demand Registration Notice, but in no event more than 60 calendar days following receipt of such notice, a registration statement and related prospectus that complies as to form and substance in all material respects with applicable SEC rules providing for the sale by such Investor or group of Investors, and any other Investors that elect to register their Registrable Shares as provided below, of all of the Registrable Shares requested to be registered by such Investors (the “Demand Registration Statement”), and agrees (subject to Section 6.5 hereof) to use reasonable best efforts to cause the Demand Registration Statement to be declared effective by the SEC upon, or as soon as practicable following, the filing thereof. The Company shall give written notice of the proposed filing of the Demand Registration Statement to all Investors holding Registrable Shares as soon as practicable (but in no event less than 20 calendar days before the anticipated filing date), and such notice shall offer such Investors the opportunity to participate in such Demand Registration Statement and to register such number of shares of Registrable Shares as each such Investor may request. Subject to Section 6.5 hereof, the Company agrees to use commercially reasonable efforts to keep the Demand Registration Statement continuously effective (including the preparation and filing of any amendments and supplements necessary for that purpose) until the earlier of (i) the date on which all of the Registrable Shares held by the Investors are eligible for immediate sale in a single transaction pursuant to Rule 144 (or any successor provision) under the Securities Act of 1933, as amended (the “Securities Act”), and (ii) the date on which the Investors consummate the sale of all of the Registrable Shares.

(b) If the initiating Investor or group of Investors (i.e., Hyatt and/or Cabana) intends to distribute the Registrable Shares covered by their Demand Registration Notice by means of an underwriting, they shall so advise the Company as a part of their Demand Registration Notice. Notwithstanding any other provision of this Section 6.1, if the underwriter advises the Company that in the opinion of such underwriter, the distribution of all of the Registrable Shares requested to be registered would materially and adversely affect the distribution of all of the securities to be underwritten, then (i) the Company shall deliver to the registering Investors a copy of such underwriter’s opinion, which opinion shall be in writing and shall state the reasons for such opinion, and (ii) the number of Registrable Shares that may be included in such registration shall be allocated (A) first, to the Investors electing to register their Registrable Shares, on a pro rata basis based on the relative number of Registrable Shares then held by each such Investor; provided that any such amount thereby allocated to each such Investor that exceeds such other Investor’s request shall be reallocated among the other Investors in like manner, as applicable; and (B) second, to the other persons proposing to register securities in such registration, if any; provided, however, that the number of Registrable Shares to be included in such underwriting shall not be reduced unless all other securities are entirely excluded from such underwriting. Any Registrable Shares excluded or withdrawn from such underwriting shall be withdrawn from the registration.

(c) The Investors submitting the Demand Registration Notice shall be permitted to request that any registration under this Section 6.1 be made under Rule 415 under the Securities Act (such registration, a “Shelf Registration”). The Company shall use its commercially reasonable efforts to effect such Shelf Registration and to keep it continuously effective until such date on which there are no Registrable Shares covered by such registration. During the period that the Shelf Registration is effective, the Company shall supplement or make

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amendments to the Shelf Registration, if required by the Securities Act or if reasonably requested by the initiating Investors or an underwriter of Registrable Shares to be sold pursuant thereto, including to reflect any specific plan of distribution or method of sale, and shall use its reasonable best efforts to have such supplements and amendments declared effective, if required, as soon as practicable after filing.

(d) With respect to a Demand Registration Notice to be delivered at any time after the first date on which the Company is eligible to file a registration statement filed under the Securities Act on Form S-3 or such similar or successor form as may be appropriate (an “S-3 Registration”), the initiating Investor or group of Investors may include in the Demand Registration Notice a request that the Company effect an S-3 Registration. In such event the Company shall be required to effect an S-3 Registration in accordance with the terms hereof, unless at the time of the request Form S-3 or such similar or successor form is not available to the Company for such offering.

(e) Notwithstanding the foregoing, the Company may at any time, in its sole discretion, whether after or prior to receiving a Demand Registration Notice from any Investor, include all of any Investor’s Registrable Shares or any portion thereof in any Registration Statement, including by virtue of adding such Registrable Shares as additional securities to an existing Registration Statement pursuant to Rule 462(b) of the under the Securities Act (in which event the Company shall be deemed to have satisfied its registration obligation under this Section 6.1 so long as such Registration Statement remains effective and not the subject of any stop order, injunction or other order of the SEC) (any such Registration Statement, an “Other Registration Statement”). Furthermore, notwithstanding any provision of this Article VI to the contrary, the Company shall have the option, in its sole discretion, to register pursuant to any Demand Registration Statement, Shelf Registration or Other Registration Statement, along with Registrable Shares that Investors have requested to be included in such Demand Registration Statement in accordance with this Section 6.1, any or all additional Registrable Shares that are outstanding.

(f) The initiating Investors shall have the right to select the underwriter or underwriters to administer any underwritten demand registration offering or underwritten takedown under a Demand Registration Statement or Other Registration Statement, including any Shelf Registration Statement; provided that such underwriter or underwriters shall be reasonably acceptable to the Company.

SECTION 6.2 Piggyback Registration Rights.

(a) If the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of its Shares, whether to be sold by the Company (in connection with an IPO or subsequently) or by one or more selling security holders, other than (A) a Demand Registration Statement (in which case the ability of an Investor to participate in such Demand Registration Statement shall be governed by Section 6.1) or (B) a registration statement (i) on Form S-8 or any successor form to Form S-8 or in connection with any employee or director welfare, benefit or compensation plan, (ii) in connection with an exchange offer or an offering of securities exclusively to existing security holders of the Company or its Subsidiaries or (iii) relating to a transaction pursuant to Rule 145 of the Securities Act, the Company shall give

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written notice of the proposed registration to all Investors holding Registrable Shares at least 20 calendar days prior to the filing of the Registration Statement. Each Investor holding Registrable Shares shall have the right to request that all or any part of its Registrable Shares be included in the Registration Statement by giving written notice to the Company within ten calendar days after receipt of the foregoing notice by the Company. Subject to the provisions of Sections 6.2(b) and 6.2(c), the Company will include all such Registrable Shares requested to be included by the Investors in the Piggyback Registration Statement. For purposes of this Agreement, any registration statement of the Company in which Registrable Shares are included pursuant to this Section 6.2 shall be referred to as a “Piggyback Registration Statement.”

(b) If, at any time after giving written notice of its intention to register any securities and prior to the effective date of the Registration Statement filed in connection with such registration, the Company or any other holder of securities that initiated such registration (an “Initiating Holder”) shall determine for any reason not to proceed with the proposed registration, the Company may at its election (or the election of such Initiating Holder(s) as applicable) give written notice of such determination to the Investors and thereupon shall be relieved of its obligation to register any Registrable Shares in connection with such registration (but not from its obligation to pay the Registration Expenses incurred in connection therewith).

(c) If a registration pursuant to this Section 6.2 involves an underwritten offering and the managing underwriter advises the Company in writing that, in its opinion, the number of securities which the Company and the holders of the Registrable Shares and any other persons intend to include in such registration exceeds the largest number of securities which can be sold in such offering without having an adverse effect on such offering (including the price at which such securities can be sold), then the number of such securities to be included in such registration shall be reduced to such extent, and the Company will include in such registration such maximum number of securities as follows (i) first, all of the securities the Company proposes to sell for its own account, if any, provided that the registration of such securities was initiated by the Company with respect to securities intended to be registered for sale for its own account; and (ii) second, such number of Registrable Shares requested to be included in such registration by the Investors which, in the opinion of such managing underwriter can be sold without having the adverse effect described above, which number of Registrable Shares shall be allocated pro rata among such Investors on the basis of the relative number of Registrable Shares then held by each such Investor; provided that any such amount thereby allocated to each such Investor that exceeds such Investor’s request shall be reallocated among the Investors in like manner, as applicable.

(d) Registrable Shares proposed to be registered and sold under this Section 6.2 pursuant to an underwritten offering for the account of the Investors holding Registrable Shares shall be sold to prospective underwriters selected by the Company and on the terms and subject to the conditions of one or more underwriting agreements negotiated between the Company, the Investors participating in such offering and any other holders demanding registration and the prospective underwriters.

SECTION 6.3 Registration in non-U.S. Jurisdictions. In the event that the Company effects an IPO and/or the listing of the Company or the Company’s equity securities on a securities exchange outside of the United States of America that does not result in the listing of its Shares

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(or depository receipts relating to the underlying shares) on a nationally recognized securities exchange in the United States of America or quotation in the National Association of Securities Dealers Inc. automated quotation system, but which results in a listing on any designated offshore securities market or other securities exchange (or which results in a listing on any such designated offshore securities market or other securities exchange in addition to a listing in the United States), then (x) the Company shall use its best efforts, to the extent permitted by applicable law, to provide the Investors with substantially the same rights and benefits in such jurisdiction as are provided for in this Agreement, and to take such steps, if any, consistent with customary market practice at the time so that the Registrable Shares are freely transferable in such listed market without transfer restrictions imposed by the securities laws or similar laws of such jurisdiction and (y) the Investors will take, at the expense of the Company, all actions reasonably requested by the Company (including under Section 5.4) to effect such transactions.

SECTION 6.4 Limitations on Registration Rights. Each Investor, together with all Permitted Transferees of such Investors pursuant to Article IV, shall be entitled collectively to continue to exercise the registration rights under Section 6.1 of this Agreement until the Investors no longer hold Registrable Shares representing at least $10 million (based on the valuation of the Company) of the outstanding Registrable Shares of the Company, and each such exercise of a registration right under this Article VI shall be with respect to a minimum of $10 million of the outstanding Registrable Shares of the Company (or all of the Registrable Shares of such Investor or Investors, if less than $10 million of the outstanding Registrable Shares of the Company are held by such Investor or Investors).

SECTION 6.5 Suspension of Offering. Notwithstanding the provisions of Sections 6.1 or 6.2, the Company shall be entitled to postpone the effectiveness of the Registration Statement, and from time to time to require Investors not to sell under the Registration Statement or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by the Company or its Subsidiaries is pending or an event has occurred, which negotiation, consummation or event the Company reasonably believes would require additional disclosure by the Company in the Registration Statement of material information that the Company has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the Company’s reasonable determination, to cause the Registration Statement to fail to comply with applicable disclosure requirements (each such circumstance a “Suspension Event”), provided, however, that the Company may not delay or suspend the Registration Statement on more than two occasions or for more than 60 consecutive calendar days, or more than 90 total calendar days, during any twelve-month period. Upon receipt of any written notice from the Company of the happening of any Suspension Event during the period the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related Prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the Prospectus) not misleading, each Investor agrees that (i) it will immediately discontinue offers and sales of the Registrable Shares under the Registration Statement until the Investor receives copies of a supplemental or amended Prospectus (which the Company agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any

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information included in the written notice delivered by the Company in accordance with Section 7.7 unless otherwise required by law or subpoena. If so directed by the Company, each Investor will deliver to the Company or, in each such Investor’s sole discretion destroy, all copies of the Prospectus covering the Registrable Shares in such Investor’s possession.

SECTION 6.6 Obligations of the Company. When the Company is required to effect the registration of Registrable Shares under the Securities Act pursuant to this Article VI, the Company shall:

(a) use commercially reasonable efforts to register or qualify the Registrable Shares by the time the applicable Registration Statement is declared effective by the SEC under all applicable state securities or “blue sky” laws of such jurisdictions as any Investor may reasonably request in writing, to keep each such registration or qualification effective during the period such Registration Statement is required to be kept effective pursuant to this Agreement, and to do any and all other similar acts and things which may be reasonably necessary or advisable to enable the Investors to consummate the disposition of the Registrable Shares owned by the Investors in each such jurisdiction; provided, however, that the Company shall not be required to (i) qualify generally to do business in any jurisdiction or to register as a broker or dealer in such jurisdiction where it would not otherwise be required to qualify but for this Agreement, (ii) take any action that would cause it to become subject to any taxation in any jurisdiction where it would not otherwise be subject to such taxation or (iii) take any action that would subject it to the general service of process in any jurisdiction where it is not then so subject;

(b) prepare and file with the SEC such amendments and supplements as to the Registration Statement and the Prospectus used in connection therewith as may be necessary (i) to keep such Registration Statement effective and (ii) to comply with the provisions of the Securities Act with respect to the disposition of the Registrable Shares covered by such Registration Statement, in each case for such time as is contemplated in the applicable provisions above;

(c) promptly furnish, without charge, to the Investors such number of copies of the Registration Statement, each amendment and supplement thereto (in each case including all exhibits), and the Prospectus included in such Registration Statement (including each preliminary Prospectus) in conformity with the requirements of the Securities Act, the documents incorporated by reference in such Registration Statement or Prospectus, and such other documents as the Investors may reasonably request in order to facilitate the public sale or other disposition of the Registrable Shares owned by the Investors;

(d) promptly notify the Investors: (i) when the Registration Statement, any pre-effective amendment, the Prospectus or any prospectus supplement related thereto or post-effective amendment to the Registration Statement has been filed, and, with respect to the Registration Statement or any post-effective amendment, when the same has become effective, (ii) of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or the initiation or threat of any proceedings for that purpose, (iii) of any delisting or pending delisting of the Shares by any national securities exchange or market on which the Shares are then listed or quoted, and (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Shares for sale under the securities or “blue sky” laws of any jurisdiction or the initiation of any proceeding for such purpose;

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(e) use commercially reasonable efforts to prevent the issuance of any order suspending the effectiveness of a Registration Statement, and, if any such order suspending the effectiveness of a Registration Statement is issued, shall promptly use commercially reasonable efforts to obtain the withdrawal of such order at the earliest possible moment;

(f) until the expiration of the period during which the Company is required to maintain the effectiveness of the applicable Registration Statement as set forth in the applicable sections hereof, promptly notify the Investors: (i) of the existence of any fact of which the Company is aware or the happening of any event that has resulted, or could reasonably be expected to result, in (A) the Registration Statement, as then in effect, containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make any statements therein not misleading or (B) the Prospectus included in such Registration Statement containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make any statements therein, in the light of the circumstances under which they were made, not misleading, and (ii) of the Company’s reasonable determination that a post-effective amendment to the Registration Statement would be appropriate or that there exist circumstances not yet disclosed to the public which make further sales under such Registration Statement inadvisable pending such disclosure and post-effective amendment;

(g) if any event or occurrence giving rise to an obligation of the Company to notify the Investors pursuant to Section 6.6(f) takes place, subject to Section 6.5, the Company shall prepare and, to the extent the exemption from prospectus delivery requirements in Rule 172 under the Securities Act is not available, furnish to the Investors a reasonable number of copies of a supplement or post-effective amendment to such Registration Statement or related Prospectus or any document incorporated therein by reference or file any other required document, and shall use commercially reasonable efforts to have such supplement or amendment declared effective, if required, as soon as practicable following the filing thereof, so that (i) such Registration Statement shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) as thereafter delivered to the purchasers of the Registrable Shares being sold thereunder, such Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(h) use commercially reasonable efforts to cause all such Registrable Shares to be listed or quoted on the national securities exchange or market on which the Shares are then listed or quoted, if the listing or quotation of such Registrable Shares is then permitted under the rules of such national securities exchange or market;

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(i) if requested by any Investor participating in an offering of Registrable Shares, as soon as practicable after such request, but in no event later than ten calendar days after such request, incorporate in a prospectus supplement or post-effective amendment such information concerning the Investor or the intended method of distribution as the Investor reasonably requests to be included therein and is reasonably necessary to permit the sale of the Registrable Shares pursuant to the Registration Statement, including information with respect to the number of Registrable Shares being sold, the purchase price being paid therefor and any other material terms of the offering of the Registrable Shares to be sold in such offering; provided, however, that the Company shall not be obligated to include in any such prospectus supplement or post-effective amendment any requested information that is not required by the rules of the SEC and is unreasonable in scope compared with the Company’s most recent prospectus or prospectus supplement used in connection with a primary or secondary offering of equity securities by the Company;

(j) in connection with the preparation and filing of any Registration Statement, the Company will give the Investors offering and selling thereunder and their respective counsels the opportunity to review and provide comments on such Registration Statement, each Prospectus included therein or filed with the SEC, and each amendment thereof or supplement thereto (other than amendments or supplements that do not make any material change in the information related to the Company) (provided that the Company shall not file any such Registration Statement including Registrable Shares or an amendment thereto or any related prospectus or any supplement thereto to which such Investors or the managing underwriter or underwriters, if any, shall reasonably object in writing), and give each of them such access to its books and records and such opportunities to discuss the business of the Company and its Subsidiaries with its officers, its counsel and the independent public accountants who have certified its financial statements as shall be necessary, in the opinion of the holder’s and such underwriters’ respective counsel, to conduct a reasonable due diligence investigation within the meaning of the Securities Act;

(k) provide a transfer agent and registrar, which may be a single entity, and a CUSIP number for the Registrable Shares not later than the effective date of the first Registration Statement filed hereunder;

(l) cooperate with the Investors who hold Registrable Shares being offered to facilitate the timely preparation and delivery of certificates for the Registrable Shares to be offered pursuant to the applicable Registration Statement and enable such certificates for the Registrable Shares to be in such denominations or amounts as the case may be, as the Investors may reasonably request, and, within two Business Days after a Registration Statement which includes Registrable Shares is ordered effective by the SEC, the Company shall deliver, or shall cause legal counsel selected by the Company to deliver, to the transfer agent for the Registrable Shares (with copies to the Investors whose Registrable Shares are included in such Registration Statement) an appropriate instruction and opinion of such counsel;

(m) enter into an underwriting agreement in customary form and substance reasonably satisfactory to the Company, the Investors and the managing underwriter or underwriters of the public offering of Registrable Shares, if the offering is to be underwritten, in whole or in part, provided that the Investors may, at their option, require that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement be conditions precedent to the obligations of the Investors. The Investors shall not be required to make any representations or warranties to or agreement with the Company or the underwriters

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other than representations, warranties or agreements regarding the Investors and their intended method of distribution and any other representation or warranty required by law. The Company shall cooperate and participate in the marketing of Registrable Shares, including participating in customary “roadshow” presentations, as the Investors and/or the managing underwriters may reasonably request, provided that the Company shall not be required to participate in any such presentation in connection with an offering of Registrable Shares for anticipated aggregate gross proceeds of less than $10 million;

(n) furnish, at the request of a holder on the date that any Registrable Shares are to be delivered to the underwriters for sale in connection with a registration pursuant to this Agreement, if such shares are being sold through underwriters, or, if such shares are not being sold through underwriters, on the date that the registration statement with respect to such shares becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters, if any, to such holder and (ii) a letter dated such date, from the independent certified public accountants of the Company who have certified the Company’s financial statements included in such registration statement, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to such holder;

(o) make available to the Investors, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months, but not more than 18 months, beginning with the first month of the first fiscal quarter after the effective date of the applicable Registration Statement, which earnings statement shall satisfy the provisions of section 11(a) of the Securities Act, including Rule 158 promulgated thereunder; and

(p) take all other reasonable actions necessary to expedite and facilitate disposition by the Investors of the Registrable Shares pursuant to the applicable Registration Statement.

SECTION 6.7 Obligations of the Investor. In connection with any Registration Statement utilized by the Company to satisfy the provisions of this Article VI, any listing of the Company or the Company’s equity securities as contemplated by Section 6.3 or any other IPO, each Investor agrees to reasonably cooperate with the Company in connection with the preparation of the Registration Statement or such listing, and each Investor agrees that such cooperation shall include (i) responding within ten Business Days to any written request by the Company to provide or verify information regarding the Investor or the Investor’s Registrable Shares (including the proposed manner of sale) that may be required to be included in any such Registration Statement pursuant to the rules and regulations of the SEC, and (ii) providing in a timely manner information regarding the proposed distribution by the Investor of the Registrable Shares and such other information as may be requested by the Company from time to time in connection with the preparation of and for inclusion in any Registration Statement and related Prospectus.

SECTION 6.8 Participation in Underwritten Registrations. No Investor may participate in any underwritten registration hereunder unless the Investor (a) agrees to sell his or its Registrable Shares on the basis provided in the applicable underwriting arrangements (which shall include a customary form of underwriting agreement, which shall provide that the representations and

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warranties by, and the other agreements on the part of, the Company to and for the benefit of the underwriters shall also be made to and for the benefit of the participating Investors) and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents in customary form as reasonably required under the terms of such underwriting arrangements; provided, however, that, in the case of each of (a) and (b) above, if the provisions of such underwriting arrangements, or the terms or provisions of such questionnaires, powers of attorney, indemnities, underwriting agreements or other documents, are less favorable in any respect to such Investor than to any other person or entity that is party to such underwriting arrangements, then the Company shall use commercially reasonable best efforts to cause the parties to such underwriting arrangements to amend such arrangements so that such Investor receives the benefit of any provisions thereof that are more favorable to any other person or entity that is party thereto. If any Investor does not approve of the terms of such underwriting arrangements, such Investor may elect to withdraw from such offering by providing written notice to the Company and the underwriter.

SECTION 6.9 Offers and Sales. All offers and sales by an Investor under any Registration Statement shall be completed within the period during which the Registration Statement is required to remain effective pursuant to the applicable provision above and not the subject of any stop order, injunction or other order of the SEC. Upon expiration of such period no Investor will offer or sell the Registrable Shares under the Registration Statement. If directed in writing by the Company, each Investor will return or, in each such Investor’s sole discretion destroy, all undistributed copies of the applicable Prospectus in its possession upon the expiration of such period.

SECTION 6.10 Indemnification.

(a) By the Company. The Company agrees to indemnify and hold harmless each Investor and each person, if any, who controls any Investor within the meaning of section 15 of the Securities Act or section 20 of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”), and any of their partners, members, managers, officers, directors, trustees, employees or representatives, as follows:

(i)

against any and all loss, liability, claim, damage, judgment and expense whatsoever, as incurred (including reasonable fees and disbursements of counsel), arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment thereto) pursuant to which the Registrable Shares were registered under the Securities Act, including all documents incorporated therein by reference, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading or arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in any Issuer Free Writing Prospectus (within the meaning of Rule 433 of the Securities Act, and together with any preliminary Prospectus and other information conveyed to the purchaser of Registrable Shares at the time of sale (as such terms are used in Rule 159(a) of the Securities Act), the “General Disclosure Package”), the General Disclosure Package, or any

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Prospectus (or any amendment or supplement thereto), including all documents incorporated therein by reference, or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(ii)	against any violation or alleged violation by the Company of the Securities Act, the Securities Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Securities Exchange Act or any state securities law;

(iii)	against any and all loss, liability, claim, damage, judgment and expense whatsoever, as incurred (including reasonable fees and disbursements of counsel), and to the extent of the aggregate amount paid in settlement of any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, any such alleged untrue statement or omission, or any such violation or alleged violation, if such settlement is effected with the written consent of the Company (which consent shall not be unreasonably withheld or delayed); and

(iv)	against any and all expense whatsoever, as incurred (including reasonable fees and disbursements of counsel), reasonably incurred in investigating, preparing, defending against or participating in (as a witness or otherwise) any litigation, arbitration, action, or investigation or proceeding by any governmental agency or body, commenced or threatened, in each case whether or not a party, or any claim whatsoever based upon any such untrue statement or omission, any such alleged untrue statement or omission or any such violation or alleged violation, to the extent that any such expense is not paid under subparagraph (i), (ii) or (iii) above;

provided, however, that the indemnity provided pursuant to this Section 6.10 does not apply to any Investor with respect to any loss, liability, claim, damage, judgment or expense to the extent arising out of (A) any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in strict conformity with written information furnished to the Company by such Investor expressly for use in the Registration Statement (or any amendment thereto) or the Prospectus (or any amendment or supplement thereto), or (B) such Investor’s failure to deliver an amended or supplemental Prospectus furnished to such Investor by the Company, if required by law to have been delivered, if such loss, liability, claim, damage, judgment or expense would not have arisen had such delivery occurred.

(b) By Investor. Each Investor (and each Permitted Transferee of any such Investor, pursuant to Article IV of this Agreement, on a several basis) severally and not jointly agrees to indemnify and hold harmless the Company, and each of its directors and officers (including each director and officer of the Company who signed a Registration Statement), and each person, if any, who controls the Company within the meaning of section 15 of the Securities Act or section 20 of the Securities Exchange Act, as follows:

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(i)	against any and all loss, liability, claim, damage, judgment and expense whatsoever, as incurred (including reasonable fees and disbursements of counsel), arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment thereto) pursuant to which the Registrable Shares of such Investor were registered under the Securities Act, including all documents incorporated therein by reference, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading or arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in any Issuer Free Writing Prospectus, the General Disclosure Package, or any Prospectus (or any amendment or supplement thereto), including all documents incorporated therein by reference, or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(ii)	against any and all loss, liability, claim, damage, judgment and expense whatsoever, as incurred (including reasonable fees and disbursements of counsel), and to the extent of the aggregate amount paid in settlement of any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, if such settlement is effected with the written consent of such Investor; and

(iii)	against any and all expense whatsoever, as incurred (including reasonable fees and disbursements of counsel), reasonably incurred in investigating, preparing, defending or participating in (as a witness or otherwise) against any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, in each case whether or not a party, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under subparagraph (i) or (ii) above;

provided, however, that an Investor shall only be liable under the indemnity provided pursuant to this Section 6.10 with respect to any loss, liability, claim, damage, judgment or expense to the extent arising out of (A) any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in strict conformity with written information furnished to the Company by such Investor expressly for use in the Registration Statement (or any amendment thereto) or the Prospectus (or any amendment or supplement thereto) or (B) such Investor’s failure to deliver an amended or supplemental Prospectus furnished to such Investor by the Company, if required by law to have been delivered, if such loss, liability, claim, damage or expense would not have arisen had such delivery occurred. Notwithstanding the provisions of this Section 6.10, an Investor and any permitted assignee shall not be required to indemnify the Company, its officers, directors or control persons with respect to any amount in excess of the amount of the aggregate net cash proceeds received by such Investor or such permitted assignee, as the case may be, from sales of the Registrable Shares of the Investor under the Registration Statement that is the subject of the indemnification claim.

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(c) Conduct of Indemnification Proceedings. An indemnified party hereunder shall give reasonably prompt notice to the indemnifying party of any action or proceeding commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify the indemnifying party (i) shall not relieve it from any liability which it may have under the indemnity provisions of Section 6.10(a) or 6.10(b), unless and only to the extent it did not otherwise learn of such action and the lack of notice by the indemnified party results in the forfeiture by the indemnifying party of substantial rights and defenses, and (ii) shall not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided under Section 6.10(a) or 6.10(b). If the indemnifying party so elects within a reasonable time after receipt of such notice, the indemnifying party may assume the defense of such action or proceeding at such indemnifying party’s own expense with counsel chosen by the indemnifying party and approved by the indemnified party, which approval shall not be unreasonably withheld or delayed; provided, however, that the indemnifying party will not settle, compromise or consent to the entry of any judgment with respect to any such action or proceeding without the written consent of the indemnified party unless such settlement, compromise or consent secures the unconditional release of the indemnified party; and provided further, that, if the indemnified party reasonably determines that a conflict of interest exists where it is advisable for the indemnified party to be represented by separate counsel or that, upon advice of counsel, there may be legal defenses available to it which are different from or in addition to those available to the indemnifying party, then the indemnifying party shall not be entitled to assume such defense and the indemnified party shall be entitled to separate counsel at the indemnifying party’s expense. If the indemnifying party is not entitled to assume the defense of such action or proceeding as a result of the second proviso to the preceding sentence, the indemnifying party’s counsel shall be entitled to conduct the indemnifying party’s defense and counsel for the indemnified party shall be entitled to conduct the defense of the indemnified party, it being understood that both such counsel will cooperate with each other to conduct the defense of such action or proceeding as efficiently as possible. If the indemnifying party is not so entitled to assume the defense of such action or does not assume such defense, after having received the notice referred to in the first sentence of this paragraph, the indemnifying party will pay the reasonable fees and expenses of counsel for the indemnified party. In such event, however, the indemnifying party will not be liable for any settlement effected without the written consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed. If an indemnifying party is entitled to assume, and assumes, the defense of such action or proceeding in accordance with this paragraph, the indemnifying party shall not be liable for any fees and expenses of counsel for the indemnified party incurred thereafter in connection with such action or proceeding.

SECTION 6.11 Contribution. In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in this Article VI is for any reason held to be unenforceable by the indemnified party although applicable in accordance with its terms, the Company and the relevant Investor shall contribute to the aggregate losses, liabilities, claims, damages and expenses of the nature contemplated by such indemnity agreement incurred by the Company and the Investor, in such proportion as is appropriate to reflect the relative fault of the Company on the one hand and the Investor on the other hand, in connection with the

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statements or omissions which resulted in such losses, claims, damages, liabilities, or expenses. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether the action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, the indemnifying party or the indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action.

The parties hereto agree that it would not be just or equitable if contribution pursuant to this Section 6.11 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 6.11, an Investor shall not be required to contribute any amount (together with the amount of any indemnification payments made by such Investor pursuant to Section 6.10(b)) in excess of the amount of the aggregate net cash proceeds received by such Investor from sales of the Registrable Shares of such Investor under the Registration Statement that is the subject of the indemnification claim.

Notwithstanding the foregoing, no person guilty of fraudulent misrepresentation (within the meaning of section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 6.11, each person, if any, who controls an Investor within the meaning of section 15 of the Securities Act or section 20 of the Securities Exchange Act, and any of their partners, members, officers, directors, trustees, employees or representatives, shall have the same rights to contribution as the Investor, and each director of the Company, each officer of the Company who signed a Registration Statement and each person, if any, who controls the Company within the meaning of section 15 of the Securities Act or section 20 of the Securities Exchange Act shall have the same rights to contribution as the Company.

SECTION 6.12 Holdback. In connection with any underwritten public offering of securities of the Company, each Investor agrees not to effect any sale or distribution, including any sale pursuant to Rule 144 under the Securities Act, of any Registrable Shares, and not to effect any sale or distribution of other securities of the Company or of any securities convertible into or exchangeable or exercisable for any other securities of the Company (in each case, other than as part of such underwritten public offering) in each case, during the seven calendar days prior to, and during such period as the managing underwriter may require (not to exceed 90 calendar days, or, in the case of the IPO, 180 calendar days) (the period during which such restriction applies, the “Holdback Period”) beginning on, the closing date of the sale of such securities pursuant to an effective registration statement, except as part of such registration.

SECTION 6.13 Expenses. The Company will pay all Registration Expenses (as defined below) in connection with each registration of Registrable Shares pursuant to Section 6.1, 6.2, or 6.3. Each Investor shall be responsible for the payment of any and all brokerage and sales commissions, fees and disbursements of the Investor’s counsel, accountants and other advisors, and any transfer taxes relating to the sale or disposition of the Registrable Shares by such Investor pursuant to any Registration Statement or otherwise.

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SECTION 6.14 Rule 144 Reporting. With a view to making available to the Investors the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit an Investor to sell securities of the Company to the public without registration or pursuant to a Registration, if the common shares of the Company are registered under the Securities Exchange Act, the Company agrees to:

(a) make and keep public information available as those terms are understood and defined in Rule 144 at all times after 90 calendar days after the effective date of the first registration statement filed by the Company;

(b) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Securities Exchange Act (at any time after it has become subject to such reporting requirements); and

(c) furnish to any Investor, so long as the Investor owns any Registrable Shares, upon request, (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144 (at any time after 90 calendar days after the effective date of the first registration statement filed by the Company), the Securities Act and the Securities Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to a Registration (at any time after it so qualifies) and (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Investor of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

SECTION 6.15 Transfer of Registration Rights. The rights to cause the Company to register Registrable Shares pursuant to this Article VI may be assigned by an Investor to a transferee or assignee of such Investor’s Registrable Shares, provided that (x) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement and (y) such transfer/assignment is made in compliance with Section 4.2, 4.3 or 4.4.

SECTION 6.16 Certain Definitions. As used in this Article VI, the following capitalized terms shall have the meanings set forth below:

“Business Day” is any Monday, Tuesday, Wednesday, Thursday or Friday other than a day on which banks and other financial institutions are authorized or required to be closed for business in the State of New York.

“Registrable Shares” shall mean, with respect to any Investor, the Shares held by such Investor in the Company or any successor to the Company, excluding any such Shares that (i) may be sold by the relevant Investor without volume restrictions pursuant to Rule 144 under the Securities Act or any successor provision then in force, (ii) have been disposed of pursuant to any offering or sale in accordance with a Registration Statement (as defined below), or have been sold pursuant to Rule 144 or Rule 145 (or any successor provisions) under the Securities Act or in any other transaction in which the purchaser does not receive “restricted securities” (as that term is defined for purposes of Rule 144 under the Securities Act), (iii) have been transferred to a transferee that has not agreed in writing and for the benefit of the Company to be bound by the terms and conditions of this Agreement, or (iv) have ceased to be of a class of securities of the Company that is listed and traded on a recognized national securities exchange or automated quotation system.

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“Registration Expenses” mean all expenses incurred in connection with the preparation, printing and distribution of any Registration Statement and Prospectus and all amendments and supplements thereto, and any and all expenses incident to the performance by the Company of its registration obligations pursuant to this Article VI, including: (a) all registration, qualification and filing fees; (b) all fees and expenses associated with a required listing of the Registrable Shares on any securities exchange or market; (c) fees and expenses with respect to filings required to be made with the New York Stock Exchange (on such other securities exchange or market on which the Shares then listed or quoted) or the National Association of Securities Dealers; (d) fees and expenses of compliance with securities or “blue sky” laws; (e) fees and expenses related to registration in any non-U.S. jurisdictions, as applicable; (f) fees and disbursements of counsel for the Company and fees and expenses for independent certified public accountants retained by the Company (including the expenses of any comfort letters, costs associated with the delivery by independent certified public accountants of a comfort letter or comfort letters, and expenses of any special audits incident to or required by any such registration); (g) all internal expenses of the Company (including all salaries and expenses of its officers and employees performing legal or accounting duties); (h) the fees and expenses of any person, including special experts, retained by the Company in connection with the preparation of any Registration Statement; and (i) the reasonable fees and disbursements of one special legal counsel to represent all of the Investors participating in any such registration.

“Registration Statement” and “Prospectus” refer, as applicable, to the Demand Registration Statement and related prospectus (including any preliminary prospectus), the Other Registration Statement and related prospectus (including any preliminary prospectus), or the Piggyback Registration Statement and related prospectus (including any preliminary prospectus), whichever is utilized by the Company to satisfy Investors’ registration rights pursuant to Article VI, including, in each case, any documents incorporated therein by reference.)

“SEC” shall mean the United States Securities and Exchange Commission.

SECTION 6.17 Necessary Resolutions. The Investors shall hold any necessary meetings of the holders of Shares of the Company, and shall approve any resolutions in those meetings, which are necessary to give effect to the provisions of Article VI of this Agreement. For the avoidance of doubt, this Article VI applies mutatis mutandis to any successor to the Company or to Playa Resorts Holding B.V. (or its successor) if the IPO is effected through such entity.

ARTICLE VII.

ADDITIONAL AGREEMENTS

SECTION 7.1 Hyatt Right of First Offer of Conversion Hotels. The Company hereby grants to Hyatt and its Affiliates a right of first offer with respect to any Resort Asset which is or has at any time been operated and managed under a Hyatt Franchise Agreement while directly or indirectly owned by the Company but excluding any Resort Asset subject to a Company Terminated Agreement (each a “Conversion Hotel”) as follows:

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(a) Prior to the Company offering or soliciting any offer for the purchase or sale of one or more Conversion Hotel(s) to a third party, the Company shall provide written notice to Hyatt (a “Sale Election Notice”) setting forth the price and material business terms upon which the Company desires or intends to sell a Conversion Hotel (the “Offer”). Hyatt shall have the right, within 30 calendar days of receiving a Sale Election Notice (the “Acceptance Period”), to accept the Offer by sending a written notice to the Board of Directors (an “Acceptance”), or to reject the Offer by sending a written notice to the Board of Directors. If Hyatt delivers an Acceptance to the Board of Directors, then Hyatt shall be bound to purchase and the Company shall be bound to sell to Hyatt the Conversion Hotel(s) on the material terms and at the price set forth in the Offer, and the Company and Hyatt shall work diligently to enter into definitive agreements to effect the sale of the applicable Conversion Hotel(s) on the terms set forth in the Offer; provided, however, that such sale may, at the discretion of the Board of Directors, be effected by a sale of one or more of the Subsidiaries of the Company which directly or indirectly holds such assets. For the avoidance of doubt, the terms of such Offer will include such limited representations, warranties and covenants as are customarily found in purchase agreements between hotel owners and franchisors. If Hyatt delivers an Acceptance to the Board of Directors, then the Company shall take all commercially reasonable steps to sell, and Hyatt shall take all commercially reasonable steps to acquire, the Conversion Hotel(s) within 60 calendar days following the date of such Acceptance or as soon thereafter as reasonably practicable. Nothing in this Section 7.1 shall prohibit or restrict the right of Hyatt to exercise its purchase rights together with one or more partners.

(b) If an Offer has been made to Hyatt by the Company with respect to a Conversion Hotel and Hyatt has not delivered an Acceptance within the Acceptance Period with respect to such Conversion Hotel then the Company (and its Subsidiaries) shall have 120 calendar days from the expiration of the Acceptance Period to enter into a binding commitment to sell one of more of such Conversion Hotels to any person or persons on any terms so long as the purchase price for such Conversion Hotels is for no less than 95.0% of the applicable price for such Conversion Hotels set forth in the Offer. If the Company (and/or its Subsidiaries) do not enter into a binding commitment to sell any such Conversion Hotels within such 120-day period (or such sale is not consummated within 180 calendar days of the expiration of the Acceptance Period), then such uncommitted (unsold) Conversion Hotel(s) subject to such offer shall once again be subject to the rights set forth in this Section 7.1.

SECTION 7.2 Hyatt Right Relating to Management Company. The Company hereby grants to Hyatt and its Affiliates a right of first offer and related rights with respect to the Management Company as follows:

(a) Prior to the Company soliciting any offer for the purchase of a Management Company, the Company shall provide written notice to Hyatt (a “Management Company Sale Election Notice”) setting forth the cash price and material business terms upon which the Company will sell such Management Company (the “Management Company Offer”). Hyatt shall have the right, within 30 calendar days of receiving a Management Company Sale Election Notice (the “Management Company Acceptance Period”), to accept the Management Company

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Offer by sending a written notice to the Board of Directors (a “Management Company Acceptance”), or to reject the Management Company Offer by sending a written notice to the Board of Directors. If Hyatt delivers a Management Company Acceptance to the Board of Directors, then Hyatt shall be bound to purchase and the Company shall be bound to sell to Hyatt such Management Company on the material terms and at the price set forth in the Management Company Offer, and the Company and Hyatt shall work diligently to enter into definitive agreements to effect the sale of such Management Company on the terms set forth in the Management Company Offer. For the avoidance of doubt, the terms of such Management Company Offer will include such limited representations, warranties and covenants as are customarily found in purchase agreements relating to hotel management companies. If Hyatt delivers a Management Company Acceptance to the Board of Directors during the Management Company Acceptance Period, then the Company shall take all commercially reasonable steps to sell and Hyatt shall take all commercially reasonable steps to acquire the Management Company within 60 calendar days following the date of such Management Company Acceptance or as soon thereafter as reasonably practicable. Nothing in this Section 7.2 shall prohibit or restrict the right of Hyatt to exercise its purchase rights together with one or more partners.

(b) If a Management Company Offer has been made to Hyatt by the Company and Hyatt has not delivered a Management Company Acceptance within the Management Company Acceptance Period with respect to such Management Company Offer then the Company (and its Subsidiaries) shall have 180 calendar days from the expiration of the Management Company Acceptance Period to solicit offers to purchase the Management Company from parties not affiliated with the Company or any Investor.

(c) In the event the Company receives any bona fide offer for the purchase of such Management Company which is accepted by the Company, subject to Hyatt’s rights under this Section 7.2(c) (including any offer solicited by the Company pursuant to Section 7.2(b)) (a “Third Party Management Company Offer”), the Company shall provide written notice to Hyatt (a “Third Party Management Company Offer Notice”) which shall contain a copy of such Third Party Management Company Offer. Hyatt shall have the right, within twenty calendar days of receiving a Third Party Management Company Offer Notice (the “Third Party Management Company Acceptance Period”), to elect to purchase the Management Company for a purchase price equal to 107.5% of the purchase price set forth in such Third Party Company Management Offer and otherwise on substantially the terms set forth in the Third Party Management Company Offer by sending a written notice to the Board of Directors (a “Third Party Management Company Offer Acceptance”). If Hyatt delivers a Third Party Management Company Offer Acceptance to the Board of Directors, then Hyatt shall be bound to purchase and the Company shall be bound to sell to Hyatt the Management Company on the material terms and at the price set forth in the Third Party Management Company Offer, and the Company and Hyatt shall work diligently to enter into definitive agreements to effect the sale of the Management Company on the terms set forth in the Third Party Management Company Offer. If Hyatt delivers a Third Party Management Company Offer Acceptance to the Board of Directors, then the Company shall take all commercially reasonable steps to sell and Hyatt shall take all commercially reasonable steps to acquire the Management Company within 60 calendar days following the date of such Third Party Management Company Offer Acceptance or as soon thereafter as reasonably practicable. Nothing in this Section 7.2 shall prohibit or restrict the right of Hyatt to exercise its purchase rights together with one or more partners.

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(d) If Hyatt has not provided a Third Party Management Company Offer Acceptance to the Board of Directors within the Third Party Management Company Offer Acceptance Period, then the Company shall have 180 calendar days from the expiration of the Third Party Management Company Offer Acceptance Period to enter into a binding commitment to sell the Management Company to the party who made the Third Party Management Company Offer on the terms set forth in such Third Party Management Company Offer. If the Company does not enter into such a binding commitment to sell the Management Company within such 180 calendar day period (or such sale is not consummated within 270 calendar days of the expiration of the Third Party Management Company Offer Acceptance Period), then any offer or sale of the Management Company shall once again be subject to the rights set forth in this Section 7.2.

SECTION 7.3 Hyatt Franchise Related Redemption. If at any time all Hyatt Franchise Agreements have been terminated, then in addition to any rights or remedies of the Hyatt Franchisor under the Hyatt Franchise Agreements, at the election of Hyatt, in Hyatt’s sole and absolute discretion, and upon written notice to the Company by Hyatt of Hyatt’s exercise of the rights set forth in this Section 7.3 (the “Hyatt Franchise Redemption Notice”), the Company shall redeem all of Hyatt’s Shares for a price equal to (i) with respect to its Preferred Shares, the Liquidation Preference of such Preferred Shares then owned by Hyatt (the “Hyatt Preference”) plus (ii) with respect to its Common Shares, the fair market value of such Common Shares owned by Hyatt, as determined in accordance with the principles and procedures set forth on Schedule 10 hereto (the “Hyatt Common Value” and, collectively with the Hyatt Preference, the “Hyatt Investment Value”) as of the date of the Hyatt Franchise Redemption Notice; provided, however, that (A) this Section 7.3 shall no longer apply if at any time three (3) or more Hyatt Franchise Agreements have been terminated by the Company following a final arbitration decision in accordance with the arbitration procedures set forth in the applicable Hyatt Franchise Agreements that the Hyatt Franchisor materially breached the Hyatt Franchise Agreements and that such material breach supported the termination by the Company of the Hyatt Franchise Agreements (each a “Company Terminated Agreement”), (B) all franchise and other fees payable under the Hyatt Franchise Agreements shall remain payable to the Hyatt Franchisor during the pendency of any such arbitration procedure, and the Company shall pay, or cause its relevant Subsidiaries to pay, any such fees, (C) in the event the final arbitration decision results in a Hyatt Franchise Agreement being deemed a Company Terminated Agreement, the fees related to such agreement and paid pursuant to (B) above shall be returned to the Company (or applicable Subsidiary) by the Hyatt Franchisor, (D) in the event such final arbitration decision does not result in a Hyatt Franchise Agreement being deemed a Company Terminated Agreement, the fees related to such agreement and paid pursuant to (B) above shall be retained by the Hyatt Franchisor and (E) the Company’s obligation to comply with a requested 7.3 Hyatt Redemption shall be suspended pending the resolution of any arbitration proceedings described in clause (A) above; provided, however, that such arbitration proceedings (and/or any Hyatt Franchise Agreements that have been previously adjudicated to be terminated by the Company and or its Subsidiaries for a material beach by the Hyatt Franchisor) relate to three (3) or more Hyatt Franchise Agreements, and, provided further, that if it is determined pursuant to such arbitration procedures that the Company was not entitled to terminate three (3) or more Hyatt Franchise Agreements, then the Redemption Failure Period set forth in Section 7.4(e) shall be deemed to have commenced as of the date of the Hyatt Franchise Redemption Notice. The redemption price payable by the Company pursuant to this Section 7.3 shall be payable in cash and/or by the exchange of one or more Conversion Hotels pursuant to Section 7.4. Subject

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to Section 7.4(d), the consummation of the redemption pursuant to this Section 7.3 (the “7.3 Hyatt Redemption”) shall take place within 120 calendar days from the date the Hyatt Franchise Redemption Notice is delivered to the Company (or, if later, within 60 calendar days from the date of the resolution of any arbitration proceedings described in clause (E) above).

SECTION 7.4 Additional Hyatt Rights.

(a) In the event that Hyatt’s Shares shall not have been redeemed in accordance with Section 7.3 following delivery of a Hyatt Franchise Redemption Notice, then in lieu of the amounts owed to Hyatt under Section 7.3, Hyatt shall have the right to purchase from the Company or the applicable Subsidiary thereof (at Hyatt’s election) in exchange for Hyatt’s Shares, any Conversion Hotels designated in writing by Hyatt, in Hyatt’s sole and absolute discretion (other than any Conversion hotel for which the related Hyatt Franchise Agreement is a Company Terminated Agreement or is then the subject of an arbitration proceeding on such point), upon written notice to the Company by Hyatt of Hyatt’s exercise of the rights set forth in this Section 7.4 (a “Hyatt 7.4(a) Purchase Notice”).

(b) In the event Hyatt has delivered a Hyatt Franchise Redemption Notice, the Company may elect, in its sole and absolute discretion, to pay all or a portion of the redemption price due to Hyatt pursuant to Section 7.3 by transferring one or more Conversion Hotels to Hyatt (provided that Hyatt shall select the Conversion Hotels to be transferred, as set forth below), upon written notice to Hyatt by the Company within 30 days of receiving such Hyatt Franchise Redemption Notice, which notice shall specify the portion of the redemption price the Company is electing to pay by the transfer of Conversion Hotels (a “Company Purchase Notice”), which amount may be increased in Hyatt’s discretion to the value equal to the value of a Conversion Hotel selected by Hyatt pursuant to this Section 7.4(b). Within 30 days of receiving a Company Purchase Notice, Hyatt shall designate in writing which Conversion Hotels it is electing to purchase pursuant to this Section 7.4(b) (a “Hyatt 7.4(b) Purchase Notice,” and collectively with a “Hyatt 7.4(a) Purchase Notice,” a “Hyatt Purchase Notice”). For the avoidance of doubt, the Hyatt Purchase Price of a Conversion Hotel transferred to Hyatt shall reduce any remaining Hyatt Investment Value owed to Hyatt. As soon as practicable but in no event later than 10 days following the delivery of a Hyatt Purchase Notice, the Company shall use commercially reasonable efforts (at the Company’s sole expense) to obtain the consent of the lenders under the Company Credit Facility or any successor facility and, if applicable, the consent of the holders of the Company Notes, to the transfer to Hyatt of the Conversion Hotel(s) identified in the Hyatt Purchase Notice pursuant to this Section 7.4 (collectively, “Lender Consent”).

(c) The purchase price for any Conversion Hotel purchased by Hyatt pursuant to this Section 7.4 shall be the fair market value of such Conversion Hotel, as determined in accordance with the principles and procedures set forth on Schedule 10 hereto as of the date of the applicable Hyatt Purchase Notice (the “Hyatt Purchase Price”). The Hyatt Purchase Price shall be payable by the surrender of such applicable portion of Hyatt’s Shares, valued at the Hyatt Investment Value as of the date of the Hyatt Franchise Redemption Notice, the aggregate value of which is equivalent to the aggregate purchase price for the Conversion Hotels to be purchased pursuant to this Section 7.4 (with the applicable Hyatt Purchase Price redeeming the Common Shares (valued in accordance with the Hyatt Common Value) and Preferred Shares

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(valued in accordance with the Hyatt Preference) pro rata), and to the extent a portion of the purchase price of a Conversion Hotel exceeds the value of the remaining unredeemed Hyatt Investment Value, any such remaining purchase price shall be payable in cash to the Company by Hyatt. The Company shall use commercially reasonable efforts to secure any consents necessary from holders of any outstanding indebtedness of the Company or any of its Subsidiaries that may be secured by the Conversion Hotels designated for purchase by Hyatt in the Hyatt Purchase Notice pursuant to this Section 7.4 in order for the Company to comply with its obligations under this Section 7.4 and to deliver title to such Conversion Hotels to Hyatt free and clear of any liens, encumbrances or other restrictions pursuant to such instruments under which such indebtedness was incurred or otherwise (other than the Hyatt Franchise Agreement(s)). Any sale of a Conversion Hotel pursuant to this Section 7.4 may, at the discretion of the Board of Directors, be effected by a sale of one or more of the Subsidiaries of the Company which directly or indirectly holds such assets. The terms of any such sale shall include such limited representations, warranties and covenants from the Company and/or its Subsidiaries as are customarily found in purchase agreements between hotel franchisors and franchisees, and shall close within 90 calendar days from the date the applicable Hyatt Purchase Notice is delivered to the Company or Hyatt, as the case may be or, in the event the appraisal process described on Schedule 10 has not been completed by the 80th calendar day following the date the applicable Hyatt Purchase Notice, then within 20 calendar days following the completion of such appraisal process; provided, however, that such time period shall be extended as necessary solely to obtain any required regulatory approval with respect to such sale; and provided further that each of the Company and Hyatt shall each bear one-half of any regulatory filing fees for such transfers and none of the Company, Hyatt or any Investor shall be required to divest itself of any assets in order to obtain any regulatory consent. In the event the transfer of a Conversion Hotel has not been consummated within the time period set forth herein, Hyatt may elect, in its sole and absolute discretion, to cancel such transfer in writing and trigger the Hyatt Share Exchange pursuant to Section 7.4(e).

(d) This Section 7.4(d) shall not apply unless (i) Hyatt shall have terminated (x) three or more Hyatt Franchise Agreements, if at the time of termination there are six or less Hyatt Franchise Agreements, or (y) at least fifty percent (50%) of the Hyatt Franchise Agreements, if at the time of termination there are seven or more Hyatt Franchise Agreements, in each case before the Company and/or its Subsidiaries have taken steps to terminate a Hyatt Franchise Agreement, and (ii) Hyatt has delivered a Hyatt Franchise Redemption Notice (the “Hyatt Termination Condition”). In the event the Hyatt Termination Condition has been met and (i) if neither Hyatt or the Company have exercised their rights under Section 7.4(a) or (b) with respect to the transfer of Conversion Hotels, and the Hyatt Investment Value shall not have been paid in accordance with the time period set forth in Section 7.3, or (ii) either Hyatt or the Company have exercised their rights under Section 7.4(a) or Section 7.4 (b) with respect to the transfer of one or more Conversion Hotels, and Lender Consent is not obtained within 60 days of a Hyatt Purchase Notice, then notwithstanding the time periods set forth in Section 7.3 for the payment of the Hyatt Investment Value or Section 7.4(c) for the transfer of Conversion Hotels, for the twelve month period following the date that the Hyatt Franchise Redemption Notice was delivered to the Company (the “Redemption Failure Period”), the decisions regarding equity security issuances, debt incurrences, and dispositions by the Company that require the unanimous vote of the Investment Committee under Section 2.3(e) shall no longer require a unanimous vote of the Investment Committee but shall require only a majority vote of the Investment Committee (with

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deadlocks being subject to Section 2.3(g)), and any provision of this Agreement requiring the presence or approval of any Hyatt Director serving on the Investment Committee or the Board of Directors for quorums or to bring any such decision to a vote of or to vote for the approval of such matter by the Investment Committee or the Board of Directors shall not be required; provided, however, that any such decision shall be made for the primary purpose of paying Hyatt the Hyatt Investment Value and the payment to Hyatt of the Hyatt Investment Value must occur concurrently with the consummation of any transaction approved pursuant to this
Section 7.4(d).

(e) In the event Hyatt’s Shares shall not have been redeemed in exchange for the Hyatt Investment Value as contemplated by Section 7.3 and/or 7.4 by the latest of (i) the time period set forth in Section 7.3, in the event neither Hyatt or the Company has elected to exercise their rights to transfer Conversion Hotels pursuant to Section 7.4(a) or (b) and Section 7.4(d) does not still apply, (ii) the time period set forth in Section 7.4(c) with respect to the transfer of Conversion Hotels, to the extent Section 7.4(d) does not still apply, and (iii) the end of the Redemption Failure Period, if applicable, then Hyatt shall be entitled upon written notice delivered to the Company to exchange all of its Common Shares and Preferred Shares (including any unpaid dividends accumulated on such Preferred Shares (including any Arrearages and dividends thereon) that have been capitalized plus any uncapitalized accrued and unpaid dividends payable with respect to such Preferred Shares (and with respect to any such Arrearages and dividends thereon, (without duplication)) for preferred shares in a newly created class of preferred shares of the Company (the “Class B Preferred Shares”) in an amount equal to the Hyatt Investment Value valued as of the date of the Hyatt Share Exchange divided by $8.40 (as adjusted for any stock splits, stock combinations or similar events relating to the Preferred Shares), which Class B Preferred Shares shall have the same terms as the Preferred Shares; provided, however, that such newly issued Class B Preferred Shares shall pay dividends commencing on the date that the Hyatt Share Exchange is consummated at an annual rate of 15%. The Company and Investors agree to take all actions necessary to authorize the creation of the Class B Preferred Shares and effectuate the share exchange contemplated by this Section 7.4(e) (the “Hyatt Share Exchange”) within 30 days of the written notice referred to herein. Following any Hyatt Share Exchange, the provisions of this Agreement relating to Hyatt’s Preferred Shares and Common Shares (e.g., transfer restrictions and Director appointment rights) shall continue to apply to Hyatt and such Class B Preferred Shares mutatis mutandis.

(f) At any time following the Hyatt Share Exchange, either Hyatt or Cabana shall have the right to require the Company to commence the sale of all or substantially all of the assets of the Company and its Subsidiaries, the merger or consolidation of the Company and/or its Subsidiaries, and/or the sale of all of the equity interests in the Company or its Subsidiaries to one or more un-Affiliated third parties, on such terms and according to such timetable as proposed by the party first invoking in writing its rights under this Section 7.4(f) (such party, the “Triggering Party,” and such sale a “7.4 Company Sale”); provided, however, that Hyatt shall have the right to approve any 7.4 Company Sale that does not result in the receipt by Hyatt of an amount at least equal to the Liquidation Preference of its Preferred Shares (measured immediately prior to such 7.4 Company Sale) then owned by Hyatt; and provided further that all such consideration shall be distributed to the Investors in such proportions as if such consideration was a liquidating distribution of the Company as provided in Article 23 of the Articles. In connection with any 7.4 Company Sale:

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(i)	The Investors undertake to take any action in connection with a 7.4 Company Sale as reasonably requested by the Triggering Party, including the approval of resolutions relating to the merger or sale of the assets of the Company and/or its Subsidiaries or the sale of their equity interests in the Company and/or its Subsidiaries. Each Investor shall enter into such definitive agreements as are customary for transactions of the nature of the proposed 7.4 Company Sale and shall (i) make such representations, warranties and covenants relating to such Investor’s title to its Shares, its authorization of the transactions and other customary representations and warranties relating solely to itself, (ii) benefit from and be subject to all the same provisions of the definitive agreements as are applicable to the other Investors, (iii) be required to bear its proportionate share (on a several (not joint) basis) of any escrows, holdbacks or adjustments in respect of the purchase price or indemnified obligations relating to representations, warranties and covenants made by the other Investors, and (iv) reasonably cooperate in obtaining all governmental and third party consents and approvals reasonably necessary to consummate such transaction; provided that no Investor shall be obligated (A) to incur liability to any person in connection with such 7.4 Company Sale, including under any indemnity, in excess of the net proceeds actually received by such Investor in the 7.4 Company Sale, or (B) to agree not to compete with any person or agree that any of its Affiliates shall not compete with any person or (C) to divest itself (or its Affiliates) of any assets or restrict its (or its Affiliates) activities including in order to obtain any regulatory approvals. Each of the Investors and the Company acknowledge that (i) the Investors have a strong interest in completing a 7.4 Company Sale and (ii) that the entering into this Section 7.4(f) by the Company is (a) in the Company’s corporate interest (vennootschappelijk belong) and (b) within the scope of its objects as set out in the Articles.

(ii)	The Company agrees to, and shall cause its Subsidiaries to, cooperate with the Triggering Party, to facilitate and effect the 7.4 Company Sale subject to the other terms hereof and, subject to any proposed transferee executing a reasonably satisfactory confidentiality agreement with the Company, the Company will, and will cause its and its Subsidiaries’ employees and personnel to, use its and their reasonable best efforts to facilitate and support any due diligence process being undertaken in connection with such proposed 7.4 Company Sale.

(iii)	All reasonable costs and expenses incurred by the Investors and the Company in connection with any proposed 7.4 Company Sale (whether or not consummated), including all attorneys fees and charges, all accounting fees and charges and all finders, brokerage or investment banking fees, charges or commissions, shall be paid or reimbursed by the Company.

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(iv)	In the event a 7.4 Company Sale is approved by the Company and Investors but has not been consummated within 120 days of such approval, the Triggering Party shall have no further rights under this Section 7.4(f), and the non-Triggering Party (i.e., Hyatt or Cabana, as the case may be) shall have the right to direct a 7.4 Company Sale as the Triggering Party.

SECTION 7.5 Certain Control Rights.

(a)	Ownership Trigger; Sale of Company.

(i)	If at any time Hyatt’s (together with its Affiliates and Permitted Transferees) aggregate ownership percentage in the Company on an As-Converted Basis exceeds 50% of the Company’s Common Shares, then Hyatt shall have the right to require the Company to commence the sale of all or substantially all of the assets of the Company and its Subsidiaries, the merger or consolidation of the Company and/or its Subsidiaries, and/or the sale of all of the equity interests in the Company or its Subsidiaries to an un-Affiliated third party, on such terms and according to such timetable as proposed by Hyatt (a “7.5 Company Sale”); provided, however, that any acquisition of Shares by Hyatt (together with its Affiliates and Permitted Transferees) from (i) the Company pursuant to Sections 3(d), 3(e) and/or 10(c) of the Hyatt Subscription Agreement or (ii) any party other than the Company, shall be excluded from the ownership calculation set forth above for a period of three years following the Closing Date and, provided, further, that immediately prior to the consummation of the 7.5 Company Sale, Hyatt shall convert all of its Preferred Shares to Common Shares in accordance with the terms of the Preferred Shares, with such conversion being contingent upon the consummation of the Company Sale.

(ii)

The Investors undertake to take any action in connection with a 7.5 Company Sale as reasonably requested by Hyatt, including the approval of resolutions relating to the merger or sale of the assets of the Company and/or its Subsidiaries or the sale of their equity interests in the Company and/or its Subsidiaries. Each Investor shall enter into such definitive agreements as are customary for transactions of the nature of the proposed 7.5 Company Sale and shall (i) make such representations, warranties and covenants relating to such Investor’s title to its Shares, its authorization of the transactions and other customary representations and warranties relating solely to itself, (ii) benefit from and be subject to all the same provisions of the definitive agreements as are applicable to the other Investors, (iii) be required to bear its proportionate share (on a several (not joint) basis) of any escrows, holdbacks or adjustments in respect of the purchase price or indemnified obligations relating to representations, warranties and covenants made by the other Investors, and (iv) reasonably cooperate in obtaining all governmental and third party

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consents and approvals reasonably necessary to consummate such transaction; provided that no Investor shall be obligated (A) to incur liability to any person in connection with such 7.5 Company Sale, including under any indemnity, in excess of the proceeds actually received by such Investor in the 7.5 Company Sale, or (B) to agree not to compete with any person or agree that any of its Affiliates shall not compete with any person or (C) divest itself (or its Affiliates) of any assets or restrict its (or its Affiliates) activities including in order to obtain any regulatory approvals. Each of the Investors and the Company acknowledge that (i) the Investors have a strong interest in completing a 7.5 Company Sale and (ii) that the entering into this Section 7.5(a) by the Company is (a) in the Company’s corporate interest (vennootschappelijk belang) and (b) within the scope of its objects as set out in the Articles.

(iii)	The Company agrees to, and shall cause its Subsidiaries to, cooperate with Hyatt, to facilitate and effect the 7.5 Company Sale subject to the other terms hereof and, subject to any proposed transferee executing a reasonably satisfactory confidentiality agreement with the Company, the Company will, and will cause its and its Subsidiaries’ employees and personnel to, use its and their reasonable best efforts to facilitate and support any due diligence process being undertaken in connection with such proposed 7.5 Company Sale.

(iv)	All reasonable costs and expenses incurred by the Investors and the Company in connection with any proposed 7.5 Company Sale (whether or not consummated), including all attorneys fees and charges, all accounting fees and charges and all finders, brokerage or investment banking fees, charges or commissions, shall be paid or reimbursed by the Company.

(b) Suspension of Certain Investment Committee Unanimous Voting Requirements.

(i)	During the duration of a Covenant Stress Period: (A) the Equity and Debt Related Decisions that require the unanimous vote of the Investment Committee under Section 2.3(e)(i), (ii) or (iii) shall no longer require a unanimous vote but shall require only a majority vote of the Investment Committee, and (B) any provision of this Agreement requiring the presence or approval of any Hyatt Director or Cabana Director member of the Investment Committee to bring the Equity and Debt Related Decisions to a vote of the Investment Committee shall not be required.

(ii)	For purposes of this Section 7.5(b):

(A)	“Covenant Stress Period” shall mean any period of time during which the Company’s Interest Coverage Ratio is higher than 1.30 and equal to or lower than 110% of the Interest Coverage Ratio then required under the Company Credit Facility or any successor facility;

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(B)	“Interest Coverage Ratio”2 shall have the meaning assigned to that term in the Company Credit Facility or any successor facility and shall be calculated as provided therein;

(C)	“Equity and Debt Related Decisions” shall mean (x) a Qualifying Equity Issuance and (y) any modifications, waivers or prepayments of or under the Company Credit Facility or the Company Notes for purposes of eliminating a Covenant Stress Period; and

(D)	“Qualifying Equity Issuance” shall mean the issuance of Shares or other equity securities by the Company during a Covenant Stress Period, the proceeds of which are used to eliminate a Covenant Stress Period; provided, however, that, any equity issuance that (x) requires an amendment to any provisions of this Agreement (other than a joinder to this Agreement by such equity purchaser(s)) or (y) when combined with all prior Qualifying Equity Issuances would have the effect of increasing the number of outstanding Common Shares of the Company by 25% or more on an As-Converted Basis as exists immediately after giving effect to all the Transactions, shall not be deemed to be a Qualifying Equity Issuance.

(iii)	With respect to any Qualifying Equity Issuance, in the event that any Investor fails to exercise its pre-emptive rights with respect to such equity issuance, the Investors that have fully exercised their pre-emptive rights shall have the right to subscribe any equity securities which such non-exercising Investors’ were entitled to subscribe pursuant to their pre-emptive rights on the same terms as the non-exercising Investors would have been able to purchase such securities, except that such fully subscribing Investors shall have an additional period of time to subscribe such securities after the initial pre-emption period expires.

(c) Control Rights; Appointment of Directors.

(i)	In the event of (A) a Bankruptcy Action with respect to the Company or any subsidiary of the Company that is then a guarantor of the Company Credit Facility (or any successor facility), (B) a monetary default under the Company Credit Facility or the Company Notes or (C) a Covenant Trigger, then, provided that at such time Hyatt’s (together with its Affiliates and Permitted Transferees) aggregate ownership percentage in the Company on an As-Converted Basis equals or exceeds 25%, then Hyatt shall have the right, without having to convert any of its Preferred Shares, to elect to appoint, by written notice to the Company, (1) that aggregate number of Hyatt Directors equal to a majority of the Board of Directors (regardless of the number of Hyatt Directors Hyatt would

2	Defined term will match term in the Company Credit Facility.

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otherwise have the right to appoint), and (2) that number of Hyatt Directors to the Investment Committee such that Hyatt Directors shall constitute a majority of the Investment Committee members (the “Hyatt Preferred Directors”); provided, however, that (x) at least one of such Hyatt Directors so appointed to each of the Board of Directors and the Investment Committee by Hyatt shall be an Independent Director meeting the criteria set forth in Section 7.5(c)(iii)(C) and (y) from and after the time that Hyatt is able to appoint a majority of the Board of Directors and the Investment Committee as provided in this Section 7.5(c) any decision approved by the Board of Directors or the Investment Committee (as applicable) must include the affirmative vote of either (A) at least one Independent Hyatt Preferred Director appointed by Hyatt under this Section 7.5(c) or (B) at least one Cabana Director. For the avoidance of doubt, notwithstanding Hyatt’s rights to appoint Directors pursuant to this Section 7.5(c), all Directors shall retain the right to receive notices and agendas of meetings and to attend and participate in such meetings as provided in this Agreement.

(ii)	If Hyatt elects to appoint additional directors and members to the Investment Committee pursuant to Section 7.5(c)(i):

(A)	the decisions requiring the unanimous vote of the Investment Committee under Section 2.3(e)(i), (ii), (iv), (viii), (xiii) and (xiv) shall no longer require a unanimous vote but shall require only a majority vote of the Investment Committee;

(B)	all officers of the Company may be appointed, removed and delegated authority only by majority vote of the Board of Directors; and

(C)	any provision of this Agreement requiring the presence or approval of any non-Hyatt Director or non-Hyatt Director member of the Investment Committee shall no longer be effective, including Sections 2.2(a), 2.2(h), and 2.3(c); provided however, the presence of all members of the Investment Committee shall be required for all decisions still requiring unanimous approval (after giving effect to the provisions of Section 7.5 (c)(ii)(A)).

(iii)	For purposes of this Section 7.5(c):

(A)	“Covenant Trigger” shall mean any time at which the Company’s Interest Coverage Ratio is equal to or lower than 1.30;

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(B)	“Interest Coverage Ratio”3 shall have the meaning assigned to that term in the Company Credit Facility or any successor facility and shall be calculated as provided therein;

(C)	The Independent Director to be appointed by Hyatt pursuant to Section 7.5(c)(i) must have international finance experience; and

(D)	For the avoidance of doubt, if Hyatt is permitted to appoint Hyatt Preferred Directors, the Board of Directors and Investment Committee must nonetheless comply with the notice, quorum provisions and other procedures governing the operation of such bodies (e.g., participation by phone etc.).

(d) Reporting. The Company shall:

(i)	provide each Investor with copies of all notices and compliance or other reports delivered to the lenders under the Company Credit Facility and/or the Company Notes at the same time such reports are provided to the lenders/noteholder; and

(ii)	promptly notify each Investor of any default under the Company Credit Facility and/or the Company Notes.

SECTION 7.6 Further Assurances. Subject to any confidentiality limitations, each party hereto shall take such further action as any other party hereto reasonably may request, all at the requesting party’s sole cost and expense, in obtaining any consent, approval, authorization or clearance that any Investor or the Company may need to obtain from a governmental entity or other person in connection with the business or operations of the Company (including any sales of the assets of the Company or its Subsidiaries as contemplated hereby) or any affiliate of such Investor, including providing all necessary information, documentation and communications to such governmental entity or other person, as the case may be; provided that no Investor shall be required (i) to provide confidential business information, (ii) to submit to any restriction or modification, (iii) to agree to sell any assets or (iv) to take any other action, in each case, with respect to the business or operations of such Investor and its Affiliates.

SECTION 7.7 Confidentiality. As much of the information and other material furnished under or in connection with this Agreement and the formation and operation of the Company (in any case, whether furnished before, on or after the Effective Date) constitutes or contains confidential business, financial or other information of the Company or the Investors or their respective affiliates, each Investor, the Company and each other party hereto covenants for itself and its directors, officers, employees and shareholders that it shall use due care to prevent its officers, directors, partners, employees, counsel, accountants and other representatives from disclosing such information to persons other than to their respective authorized employees, counsel, accountants, advisers, shareholders, partners, limited partners or members (or proposed shareholders, partners, limited partners or members or advisers of such persons), and other

3	Defined term will match term in the Company Credit Facility.

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authorized representatives and actual (or proposed) Approved Transferees and Permitted Transferees in connection with any Transfer under Article IV or to other Investors (so long as such person, transferee or proposed transferee agrees to keep such information confidential in the terms hereof); provided, however, that each Investor or the Company may disclose or deliver any information or other material disclosed to or received by it should such Investor or the Company be advised by its counsel that such disclosure or delivery is required by law, regulation or judicial or administrative order or process and in any such instance the Investor or the Company, as the case may be, making such disclosure shall use reasonable efforts to consult with the Company prior to making any such disclosure. Notwithstanding the foregoing, an Investor will be permitted to disclose any information or other material disclosed to or received by it and not be required to provide the aforementioned notice, if such disclosure is in connection with a routine audit by a regulatory or self-regulatory authority which maintains jurisdiction over the Investor, provided, however, that such Investor agrees to undertake to file an appropriate request seeking to have any information disclosed in connection with such routine audit treated confidentially. For purposes of this Section 7.7, “due care” means at least the same level of care that such Investor would use to protect the confidentiality of its own sensitive or proprietary information. This Section 7.7 shall not apply to information that is or becomes publicly available (other than to a person who by breach of this Agreement has caused such information to become publicly available).

SECTION 7.8 Tax Matters.

(a) The Investors intend and agree to treat the Company as a corporation for United States federal, state and local income or franchise tax purposes (“U.S. Tax Purposes”). No Investor shall take any action contrary to the Company being treated as a corporation for such purposes. The Investors intend and agree to take all actions necessary to treat each Subsidiary of the Company that is a “foreign eligible entity”, as defined in U.S. Treasury Regulation Section 301.7701-3(b)(2), as a disregarded entity pursuant to U.S. Treasury Regulation Section 301.7701-3(b)(2)(C) for U.S. Tax Purposes, and, in the event that the Investors (with Investment Committee approval) explicitly intend to create a partnership for U.S. Tax Purposes, take all actions necessary to recognize more than one beneficial or economic owner of such Subsidiary of the Company. The Investors shall cooperate to cause the execution of, and shall cause each such Subsidiary of the Company to file, a United States Internal Revenue Service Form 8832, whereby such Subsidiary elects to be classified as a disregarded entity or, if explicitly intended by the Investors (with Investment Committee approval), a partnership for U.S. federal income tax purposes effective upon the date on which such entity becomes a Subsidiary of the Company.

(b) Any decisions that materially affect the method of calculation of the taxable income, net loss or other tax base of the Company, any Subsidiary of the Company, or any United States shareholder of the Company pursuant to Section 951(b) of the Code for purposes of any applicable United States federal, state or local tax laws, or any Dutch, Mexican, or other foreign tax laws, shall be made upon the approval of the Investment Committee. Such decisions shall include (i) the choice of any tax accounting method with respect to any Company or any Subsidiary of the Company, (ii) subject to Section 7.8(a), the making of any material Tax election with respect to any Company or any Subsidiary of the Company other than an election that is consistent with the corporate structure of the Company and its Subsidiaries immediately following the Closing and with the elections described in Section 7.8(a), (iii) the manner in

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which the parties will treat the transactions contemplated by the Sale and Purchase Agreement for U.S. Tax Purposes, and (iv) in any material audit, examination, or judicial or administrative proceeding of any Company or any Subsidiary of the Company with respect to Taxes imposed by any jurisdiction, making or accepting any offer in compromise or settlement thereof or commencing any Tax related litigation, including the basis or rationale upon which any such offer is made or accepted. With respect to any audit, examination or judicial or administrative proceeding, it is agreed that the principal basis upon which any settlement or offer in compromise is evaluated will be to minimize, to the extent consistent with applicable Dutch law (and/or other applicable law), the Taxes payable by the Company or any Subsidiary of the Company; provided, however, that the parties to this Agreement shall cooperate in good faith to maximize the extent to which any such Taxes are creditable against United States income Taxes as to those Investors (or Affiliates of such Investors) that are liable for United States Taxes and are creditable against Dutch income taxes as to those Investors (or Affiliates of such Investors) that are liable for Dutch Taxes.

(c) The Investors shall cooperate with one another with respect to Tax matters of the Company and the Subsidiaries of the Company.

(d) The Company shall prepare, collect and maintain, and shall cause the Subsidiaries of the Company to prepare, collect and maintain, such information and records of the Company and the Subsidiaries of the Company relating to Taxes as are required by Tax law and civil law (in each case, whether United States, Dutch, Mexican or otherwise). In addition, the Company will prepare, collect and maintain, and shall cause the Subsidiaries of the Company to prepare, collect and maintain, (i) information that is required to calculate earnings and profits of the Company and the Subsidiaries of the Company within the meaning of the Code, (ii) information relevant to the determination of any foreign tax credits under the Code, (iii) information on the Company and each of the Subsidiaries relevant to the filing of an Investor’s United States income tax returns, including, but not exclusively, Internal Revenue Service Forms 8858, 8865, and 5471, as applicable (or applicable successor forms) and required statements, (iv) information relevant with respect to the preparation of the Tax return of any Investor (or any affiliate of any Investor) that is a United States shareholder of a “controlled foreign corporation” within the meaning of the Code, (v) to the extent reasonably requested by an Investor with reasonable advance notice, information required in order to satisfy the internal policies of such Investor, and (vi) any such additional information as requested in writing by the Investment Committee.

(e) The Company shall prepare and timely file, or shall cause to be prepared and timely filed, all Tax returns of the Company and the Subsidiaries of the Company for each fiscal year and all such Tax returns shall be prepared in a manner consistent with decisions of the Investment Committee described in Section 7.8(b).

(f) The Company shall provide each of the Investors with all information relating to the Company and each of the Subsidiaries of the Company and their respective businesses that is required pursuant to Section 7.8(d) with respect to Tax returns for any calendar year, including reconciliation of the tax positions of the Company and its Subsidiaries as filed to the tax provision reported in the Company’s financial statements no later than June 1 in the following year.

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(g) Neither the Company nor any Subsidiary of the Company shall (i) enter into any transaction that is, at the time such transaction is entered into, a “listed transaction” within the meaning of U.S. Treasury regulations promulgated under section 6011 of the Code without the unanimous consent of the Investors, or (ii) participate in a reportable transaction described in U.S. treasury regulations promulgated under section 6011 of the Code without the consent of the Investment Committee and unless the Company complies with its reporting obligations under Section 3.4(vi).

(h) The Company shall, and shall cause the Subsidiaries of the Company to, comply with withholding and documentation requirements under the laws of any Tax jurisdictions to which such Company or Subsidiary is subject and to timely remit amounts withheld to, and timely file required forms with, the applicable jurisdictions and to meet all requirements for sustaining any treaty based reduction in withholding taxes.

SECTION 7.9 Other Agreements.

(a) The Company hereby represents, warrants, covenants and agrees to the matters as set forth on Schedule 11 hereto. Each manager, advisor and other person or entity managing, or otherwise having possession or control of, the business or any material assets of the Company and its Subsidiaries shall be required, as a Relevant Party (as defined in Schedule 11 hereto), to agree in writing to the matters set forth in Schedule 11.

(b) Within 15 calendar days of receipt from the external auditors, the Company will provide Investors with the annual communication regarding the external auditors assessment of the Company’s system of internal control over financial reporting. To the extent that the Company’s external auditors identify significant deficiencies and/or material weaknesses, as defined by the American Institute of Certified Public Accountants, in the Company’s system of internal control over financial reporting, then the Company shall implement as soon as reasonably practicable corrective actions to remediate such significant deficiencies and/or material weaknesses. The Company will take prompt commercially reasonable steps to remediate by December 31, 2013 the deficiencies involving internal control over financial reporting identified on May 22, 2013 by the external auditors of Old Playa.

SECTION 7.10 Redemption Rights.

(a) The Preferred Investors shall have the option to require the Company to, and if the Preferred Investors so elect the Company shall, redeem their respective Redemption Amount of Preferred Shares at par with (a) IPO proceeds, or (b) proceeds from the issuance subsequent to the date hereof of equity securities to investors (including current Investors) by the Company or any Subsidiary or successor to the ownership of the equity interests in all or substantially all of the Company’s direct and indirect material subsidiaries (an “Offering Proceeds Recipient”), other than pursuant to an IPO (collectively, “Offering Proceeds”), such redemption to occur no later than 10 days following the receipt of Offering Proceeds by the Offering Proceeds Recipient;

(b) The Company shall have the right to redeem Hyatt’s Redemption Amount of Preferred Shares at par with Offering Proceeds, such redemption to occur no later than 10 days following the Offering Proceeds Recipient’s receipt of Offering Proceeds; provided, however,

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that (i) the Company shall provide Hyatt with no less than 30 days’ notice of such redemption, and (ii) if the Company exercises such redemption right, Hyatt shall have the right to elect to convert such Preferred Shares and accumulated dividends into Common Shares in accordance with the terms of the Articles in lieu of such redemption, pursuant to written notice delivered to the Company not less than 5 days following the date of the Offering Proceeds Recipient’s receipt of Offering Proceeds.

(c) At any time following the second anniversary of the Effective Date, the Company shall have the right to redeem any remaining Preferred Shares and unpaid dividends accumulated thereon (including any Arrearages and dividends accumulated thereon) at par, provided, however, that if the Conversion Period has not expired, the Company shall provide the Preferred Investors with no less than 30 days’ notice of such redemption, during which period each Preferred Investor shall have the right to elect to convert such Preferred Shares and accumulated dividends into Common Shares in accordance with the terms of the Articles in lieu of such redemption.

(d) The Preferred Investors shall have the option to require the Company to, and if the Preferred Investors so elect the Company shall, redeem any outstanding Preferred Shares for cash at a price equal to the purchase price of such Preferred Shares plus unpaid dividends accumulated thereon (including any Arrearages and dividends accumulated thereon) on the earlier of (i) [the first anniversary of the original stated maturity date of the Company Notes]4 and (ii) an event of default under the Company Notes and/or the Company Credit Facility resulting in the acceleration of such indebtedness, which redemption shall be effectuated within 10 days of the election by the Preferred Investors to cause the Company to redeem its Preferred Shares pursuant to this Section 7.10(d).

ARTICLE VIII.

ARTICLES

SECTION 8.1 Articles. Subject to the terms of this Agreement, the Articles may be amended from time to time by the Shareholder Meeting. The Investors agree that, subject to any applicable legal restrictions, if there is a conflict between this Agreement and the Articles or if the Articles do not include any provision established under this Agreement, the provisions of this Agreement shall prevail. In this respect, the Investors expressly acknowledge that the Articles have been drafted with a greater flexibility than this Agreement and agree to take all actions necessary in order for this Agreement to be effective and enforceable to the fullest extent under applicable law.

4	The actual date will be listed in the execution version of this Agreement.

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ARTICLE IX.

MISCELLANEOUS

SECTION 9.1 Notices. Notices to the Company and to the Investors shall be sent to their respective addresses as set forth on Schedule 9 attached to this Agreement. The Company or any Investor may require notices to be sent to a different address by giving notice to the other parties in accordance with this Section 9.1. Any notice or other communication required or permitted hereunder shall be in writing, and shall be deemed to have been given upon receipt if and when delivered personally, sent by facsimile transmission (the confirmation being deemed conclusive evidence of such delivery) or by courier service or five calendar days after being sent by registered or certified mail (postage prepaid, return receipt requested), to such parties at such address.

SECTION 9.2 Public Announcements and Other Disclosure. No Investor shall make any press release, public announcement or other disclosure with respect to this Agreement or the business operations and plans of the Company without obtaining the prior written consent of the Company, except as may be required by law or by the regulations of any securities exchange or national market system upon which the securities of any such Investor shall be listed or quoted; provided, that in the case of any such disclosure required by law or regulation, the Investor making such disclosure shall use all reasonable efforts to consult with the Company prior to making any such disclosure.

SECTION 9.3 Headings and Interpretation. All Article and Section headings in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any Article or Section. The Investors hereby disclaim any defense or assertion in any litigation or arbitration that any ambiguity herein should be construed against the draftsman.

SECTION 9.4 Entire Agreement. This Agreement (including all schedules and exhibits hereto and thereto) and the other Transaction Documents (each to the extent applicable) contain the entire and only agreements among the parties concerning the subject matter hereof and thereof, and supersede any prior agreements or understandings concerning the subject matter hereof and thereof. Any oral statements or representations or prior written matter (except as set forth in the Transaction Documents) with respect thereto not contained herein or therein shall have no force and effect.

SECTION 9.5 Binding Agreement. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, their successors, heirs, legatees, devisees, assigns, legal representatives, executors and administrators, except as otherwise provided herein. Other than in accordance with the terms hereof, this Agreement and the rights hereunder shall not be assignable or transferable, in whole or in part, by any of the Investors without the prior written consent of the other parties hereto. Any actual or purported transfer or assignment not complying with the requirements of this Section 9.5 shall be void and shall not bind any party hereto.

SECTION 9.6 Saving Clause. If any provision of this Agreement, or the application of such provision to any person or circumstance, is held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby. If the operation of any provision of this Agreement would contravene the provisions of any applicable law, such provision shall be void and ineffectual. In the event that applicable law is subsequently amended or interpreted in such a way to make any provision of this Agreement that was formerly invalid valid, such provision shall be considered to be valid from the effective date of such interpretation or amendment.

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SECTION 9.7 Counterparts. This Agreement may be executed in several counterparts, and all so executed shall constitute one agreement, binding on all the parties hereto, even though all parties are not signatory to the original or the same counterpart.

SECTION 9.8 Representations. The parties hereto represent that this Agreement has been duly authorized and executed and that all necessary corporate actions have been taken in order for this Agreement to be enforceable against it under all applicable laws. Each party hereto further represents that all persons signing this Agreement on such party’s behalf have been duly authorized to do so.

SECTION 9.9 Governing Law; Arbitration. This Agreement shall be governed by and construed in accordance with Dutch law. The parties to this Agreement agree that any dispute in connection with this Agreement shall be exclusively and finally settled in accordance with the Arbitration Rules of the Netherlands Arbitration Institute (Nederlands Arbitrage Instituut) (the “NAI”) as at present in force. The arbitral proceedings and all documents delivered to or by the arbitrators shall be conducted in English. The place of arbitration shall be Amsterdam. The arbitral tribunal shall comprise three arbitrators. Each Party shall appoint one arbitrator and the NAI shall appoint a third arbitrator who shall be the chairman of the arbitration tribunal. If a Party has not appointed an arbitrator within 30 days of having requested or received notice of the arbitration, such arbitrator shall be appointed by the NAI. The arbitral tribunal shall decide in accordance with Dutch law. The parties to this Agreement shall not be precluded from applying for injunctive relief in summary proceedings (kort geding) before any competent court instead of arbitrators. The parties to this Agreement agree that notifications of any proceedings, reports, communications or any other documents shall be sent as indicated in Section 9.1. The arbitration panel may only award damages as provided for under the terms of this Agreement, it being understood that damages in this Agreement shall have the meaning as defined in Article 6:96 of the Dutch Civil Code, but excluding consequential damages, indirect damages, loss of opportunity and punitive damages. The parties to this Agreement are obligated to voluntarily fulfill the arbitration award as soon as it becomes final. The arbitration award must be in writing, must provide in reasonable detail the reasoning of the award and must be issued within a six-month period as of the date in which the last of the arbitrators accepted the appointment. In the event of any conflict between the rules of the NAI and any provisions of this Agreement, this Agreement shall govern.

SECTION 9.10 Termination. All provisions of this Agreement shall terminate upon the consummation of an IPO other than the provisions of Section 4.3, Article VI, Section 7.9 and this Article IX, which shall survive so long as any Investor holds, directly or indirectly, any Share in the Company. Each of the Investors and the Company waives its rights under articles 6:265 to 6:272 inclusive of the DCC to rescind (ontbinden) or demand in legal proceedings the rescission (ontbinding), in whole or in part, of this Agreement.

SECTION 9.11 Amendment or Modification of Agreement. This Agreement may be amended or modified from time to time only by a written instrument executed and agreed to by each of the Company and Investors who have made capital commitments to the Company representing at least 90.0% of the total Invested Capital made to the Company by all of the Investors; provided that if a higher percentage or the unanimous consent of all parties hereto is required pursuant to the laws of the Netherlands, then such higher percentage or unanimous

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consent shall be required; provided further that no provision of this Agreement may be amended or modified unless any and each Investor adversely affected by such amendment or modification in a manner different than other Investors has expressly consented in writing to such amendment or modification.

SECTION 9.12 Specific Performance. The parties hereto agree that irreparable damage would occur in the event the provisions of this Agreement were not performed in accordance with the terms hereof, and that the Investors and the Company shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

SECTION 9.13 General Interpretive Principles. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a) the terms defined in this Agreement include the plural as well as the singular, and the use of any gender or neuter form herein shall be deemed to include the other gender and the neuter form;

(b) references herein to “Articles”, “Sections”, “paragraphs”, and other subdivisions without reference to a document are to designated Sections, paragraphs and other subdivisions of this Agreement;

(c) a reference to a paragraph without further reference to a Section is a reference to such paragraph as contained in the same Section in which the reference appears, and this rule shall also apply to other subdivisions;

(d) the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision;

(e) the term “include”, “includes” or “including” shall be deemed to be followed by the words “without limitation”; and

(f) the term “person” means any individual, corporation, partnership, limited liability company, association, joint venture, an association, a joint stock company, trust, unincorporated organization, governmental or political subdivision or agency, or any other entity of whatever nature.

SECTION 9.14 No Partnership Intended. The Investors expressly do not intend hereby to form a general or limited partnership under any applicable law. The Investors do not intend to be partners as to one to another, or partners as to any third party. To the extent any Investor, by word or action, represents to another person that any other Investor is a partner or that the Company is a partnership, the Investor making such wrongful representation shall be liable to any other Investor who incurs personal liability by reason of such wrongful representation.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Playa Hotels & Resorts, B.V.

By:
Name:
Title:

By:
Name:
Title:

Bruce D. Wardinski

By:
Name: Bruce D. Wardinski

Cabana Investors B.V.

By:
Name: Douglas M. MacMahon
Title: Managing Director A

By:
Name: Intertrust (Netherlands) B.V.
Title: Managing Director B

Playa Four Pack, L.L.C.

By:	Farallon Capital Management, L.L.C.,
a Delaware limited liability company, its Manager

By:
Name:
Title:

PHR Investments S.a.r.l.

By:
Name:
Title:

By:
Name:
Title:

Marathon Playa (BEL) SPRL

By:
Name:
Title:

By:
Name:
Title:

Bancaja Participaciones, S.L.

By:
Name:
Title:

HI Holdings Playa B.V.

By:
Name:
Title:

Compañia Hotelera Gran Playa Real S. de R.L. de C.V.

By:
Name:
Title:

SCHEDULE 1

SHARES*

Subscriber Name (Entity Directly or Indirectly Controlling, Managing or Advising Subscriber)	Total Invested Capital (000s)	Common Shares	Preferred Shares	Combined % Ownership**
Cabana Investors B.V. (Farallon Capital Management, L.L.C.)	$266,643	33,330,358	—	33.9%
Playa Four Pack, L.L.C (Farallon Capital Management, L.L.C.)	$21,311	2,663,892	—	2.7%
PHR Investments S.a.r.l. (Tamweelview European Holdings S.A.)	$57,078	7,134,776	—	7.3%
Bancaja Participaciones, S.L. (Bankia)*** (Caja de Ahorros de Valencia, Castellón y Alicante, Bancaja)	$33,195	4,149,369	—	4.2%
Marathon Playa (BEL) SPRL (Marathon Real Estate Opportunity Fund L.L.C. and Quellos Co-Investment, L.P)	$15,733	1,966,632	—	2.0%
Bruce D. Wardinski (n/a)	$16,740	2,092,473	—	2.1%
HI Holdings Playa B.V. (Hyatt Hotels Corporation) (n/a)	$325,000	14,285,714	26,785,714	41.8%
Compañia Hotelera Gran Playa Real S. de R.L de C.V. (n/a)	$50,000	—	5,952,380	6.1%

Total	$785,700	65,623,214	32,738,094	100.0%

*	Subject to change prior to signing of this Agreement with respect to all Investors other than HI Holdings Playa B.V. and Compañia Hotelera Gran Playa Real S. de R.L de C.V. based on the fluctuation in value of certain loans of these Investors to Old Playa.
**	Percentages are rounded.
***	If Bancaja does not have all required consents in place prior to Closing, these shares will initially be held by BCE or its affiliates.

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SCHEDULE 2

ARTICLES OF THE COMPANY

(Attached)

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SCHEDULE 3

[Reserved]

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SCHEDULE 4

INITIAL PRINCIPAL EXECUTIVE OFFICERS

Bruce D. Wardinski	Chairman and Chief Executive Officer
Alex Stadlin	Chief Operating Officer
Omar Palacios	Chief Financial Officer
David Camhi	General Counsel

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SCHEDULE 5

RESTRUCTURING MATTERS

The Company shall, as soon as reasonably practicable and with the assistance of outside legal and tax advisors engaged by the Company at its cost, reorganize the ownership structure for the Secrets Capri Hotel (Mexico), Dreams Cancun Hotel (Mexico) and Dreams Puerto Vallarta Hotel (Mexico) (collectively, the “Tower Hotels”), in order to minimize taxes in the event of a divestiture thereof (the “Tower Restructure”). The Company shall consult and coordinate with Hyatt with respect to all aspects of the Tower Restructure. The Company covenants not to and to cause its Subsidiaries not to divest of, agree to divest of, approve a divestiture of, take actions which would cause the Tower Hotels to be treated as held for sale under prevailing US GAAP or IFRS standards, or engage in any other actions to further a divestiture of the Tower Hotels, either individually or together, until the Tower Restructure has been completed.

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SCHEDULE 6

ENVIRONMENTAL MATTERS

-Gran Caribe Real.- Vertex International Services. March 1, 2013.

-The Royal Cancun.- Vertex International Services. March 11, 2013.

-The Royal Playa del Carmen.- Vertex International Services. March 21, 2013.

-Gran Porto.- Vertex International Services. March 25, 2013.

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SCHEDULE 7

STRUCTURAL MATTERS

The Company shall inspect the Gran Caribe hotel (located in Cancun, Mexico) and assess its condition periodically, including the commissioning of structural and engineering reports as necessary. Hyatt shall have a right to request that the Company, at the Company’s sole cost and expense, conduct engineering and/or structural studies on the Gran Caribe hotel. The Company covenants to promptly implement any recommendations included in such reports regarding the Gran Caribe Hotel.

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SCHEDULE 8

EXPANSION MATTERS

1.	Project Description:

•	The proposed project includes limited refurbishments to the existing facilities at the Ritz-Carlton Hotel and adding the following new facilities:

•	A new 5-level ‘Adult’s- Only’ building with a motor lobby, reception lobby, bar/lounge, restaurant, sanitary and service facilities, with 124 guest rooms as defined below:

•	100 junior suites of approximately 62square meters each (including balcony),

•	8 superior suites of approximately 114 square meters each

•	16 swim-up suites of approximately 62 square meters each

•	A new luxury private swimming pool with a swim-up bar for the Adults-Only building that also provides connectivity and access to the 16 swim-up suites.

•	A new central swimming pool with a swim-up bar adjacent to the existing pool (which will be refurbished).

•	Renovations to the exterior patios of 55 existing ground floor hotel rooms and their conversion to swim-up rooms.

•	A new single level Entertainment/ Dining/ Shopping building which includes 4 restaurants, an outdoor bar, a roof top bar, a coffee/ pastry bar, sanitary facilities as well as Back-Of-The-House areas for kitchens, maintenance, and storage. The restaurants will include the following:

•	Restaurant One (Buffet) – 568square meters AC

•	Restaurant Two (Italian) – 290square meters AC

•	Restaurant Three (Asian) – 233square meters AC

•	Restaurant Four (Sports Bar) – 247 square meters AC

•	A new walkway system connecting the exterior areas of the existing hotel building with the Adults-Only building.

•	A new water storage tank.

•	Soft goods renovations to the existing guestrooms and public facilities to support the re-branding.

•	Environmental and planning considerations influencing the design

•	All new construction is planned on existing landscaped areas.

•	All new construction will respect a minimum set-back of 7.5 m from the site boundaries.

•	There’s no work planned within the Coastal Management Zone.

•	There’s no increase to the capacity of the existing power plant within the property, neither in terms of the back-up generator set, nor of fuel tanks.

•	All new construction areas will be connected to the existing sewage system.

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•	All new construction areas will be connected to the existing storm drainage system.

•	Design concepts

The proposed renovations and additional construction are envisioned to raise the standard of the existing hotel to the level of a very high standard luxury all-inclusive resort development. To that end, the proposed design is programmed to provide a more complete guest experience with an expanded array of amenities, dining and shopping amenities and accommodations. The objective is to maximize the site potential, and to design the new work to appear as if it has always been part of the original hotel project, both architecturally and functionally. Additional mature landscaping shall be added that will enhance the resort ambiance of the newly constructed areas.

The Adult’s Only Building is designed with a series of single loaded rooms, all with beach views. Architecturally, the exterior of this building is conceived to have details and colors matching almost exactly the existing hotel facades.

The two new swimming pools are designed to be elegant and sophisticated, very formal, very balanced, and yet traditional in appearance. The existing pool will be refurbished, and when completed, all pools will seem to be have constructed together, with complementary finishes and materials.

The proposed new Entertainment/ Dining/ Shopping Building is designed as a single story structure for ease of operations. The design concept is to create a wide covered gallery wrapping around a natural amphitheater and supported by several restaurants, shops, and amenities. The architectural details and colors will be identical to the existing hotel; elegant, classical, and luxurious. All new food and beverage outlets will provide ocean or garden views and expansive outdoor dining opportunities.

•	The site is bordered to the east by Palmyra Resort and Condo Complex. The site is bordered to the north by the Caribbean Sea. The site is bordered to the south by Road 1A, beyond which is the Half Moon Golf Course. The site is bordered to the west by Half Moon Resort.

•	Proposed number of lots, buildings, structure; dimensions/sizes; respective usage—as applicable.

The new construction will add 124 guestrooms and approx. 19,000 sqm of new Gross Floor Area in a 5-story guestroom tower and a 1-story restaurant/entertainment/ retail building, as more fully described above.

•	Proposed method of water supply; sewage treatment & disposal: The National Water Commission supplies the site with potable water as well as grey water for irrigating the landscaped areas surrounding the resort building. The site is also connected to the

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Rose Hall Development Wastewater System since it became available in 2007. Prior to 2007, wastewater generated at the site was discharged to an onsite sewage treatment plant which was constructed during the development of the site in 2000. The sewage treatment plant is no longer in use. During operation, the sewage treatment plant pumped treated grey water into the 400,000 gallon holding tank, and then utilized the grey water for irrigating the landscaped grounds.

•	Access to site. The project uses existing access.

•	Overall Drainage System

The new project will maintain the existing drainage systems. The ground floor of the proposed new buildings will be 1 meter higher than the existing ground floor levels, as a precaution in case of a major storm event.

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SCHEDULE 9

NOTICES

If to the Company:

Playa Hotels & Resorts, S.L.

Attn: Vicente Fenollar

Edificio Barceló. Rover Motta, 27

E-07006 Palma De Mallorca

Baleares, Spain

If to Cabana Investors B.V. or Playa Four Pack, L.L.C.:

c/o Douglas MacMahon and Daniel Hirsch

c/o Farallon Capital Management, L.L.C.

One Maritime Plaza, Suite 2100

San Francisco, CA 94111

USA

Copy to:

Eric O’Meara

c/o Richards Kibbe & Orbe LLP

One World Financial Center

New York, NY 10281-1003

USA

If to Bancaja Participaciones, S.L.:

Ms. María Tamarit Alamar

Mr. Pedro Tomás Bellver

Bancaja Participaciones, S.L.

Calle Pintor Sorolla 8, 46002

Valencia

Spain

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If to PHR Investments S.A.R.L.:

Michael Goodson

Head of Hospitality

Abu Dhabi Investment Authority

211 Corniche Street, PO Box 3600

Abu Dhabi UAE

Copy to:

Michael Löb

PHR Investments S.à r.l.

13, rue Edward Steichen (1st floor)

L - 2540 Luxembourg, Grand Duchy of Luxembourg

If to Marathon Playa SPRL:

Lloyd Lee

Director

Marathon Asset Management

10 Greencoat Place

London SW1P 1PH

If to Bruce Wardinski:

Bruce Wardinski

c/o Playa Management USA

3950 University Drive, Suite 301

Fairfax, Virginia 22030

USA

If to Hyatt:

c/o Hyatt Hotels Corporation

71 South Wacker Drive

Chicago, Illinois 60606

USA

Attn:

If to GP Real:

Av. Bonampak, L-7, Mza. 2, S.M. 10,

Fraccionamiento Malecón Cancún, Primer Piso, Torre “A”.

Cancun, Quintana Roo, C.P. 77500

Attention: [    ]

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SCHEDULE 10

VALUATION/APPRAISAL PROCEDURES

Valuation of Common Shares

(a)	For purposes of Section 7.3, the Hyatt Common Value shall mean the amount, in cash, for which the Common Shares owned by Hyatt (the “Hyatt Common Shares”) could be sold (following and giving effect to the redemption of Hyatt’s Preferred Shares), as of the date of the Hyatt Franchise Redemption Notice, to an unaffiliated third party in an arm’s-length transaction in which the seller is under no compulsion to sell and the buyer is under no compulsion to buy, based on the assumption that Hyatt’s Common Shares would be sold on a lien-free basis, but subject to any other contractual obligations or encumbrances, including those contained in the Agreement, as applicable.

(b)	By not later than 15 calendar days following the date the Hyatt Franchise Redemption Notice is delivered to the Company, the Company and Hyatt shall confer with each other and negotiate in good faith in an attempt to arrive at the fair market value of the Hyatt Common Shares by agreement between themselves. If the parties are unable, between themselves, to agree upon the appropriate fair market value of the Hyatt Common Shares, the same shall be determined by valuation within the next 75 calendar days in accordance with the provisions hereinafter set forth.

(c)	The valuation shall be conducted by two separate valuation experts, one selected by the Company and the other selected by Hyatt, with each such selection to be made by not later than 15 calendar days following the date when one of the parties states there has been a failure to so agree pursuant to clause (b) above. If either party shall fail to designate its valuation expert within the aforesaid period of 15 calendar days, the fair market value of the Hyatt Common Shares shall be the value determined by the valuation expert selected by the party which has selected its valuation expert within such period, or, if neither party has so selected, the first valuation expert selected by either party thereafter. A valuation expert shall be deemed to have been selected upon notification by the party selecting a valuation expert to the other party, in writing, delivered in accordance with the provisions of this Agreement, the date of receipt of such notice to be deemed the date of selection. Each valuation expert selected by either party (or by the valuation experts if a third valuation is necessary) shall be an internationally recognized accounting or investment banking firm with at least ten years of experience valuing equity ownership interests in both public and private hospitality companies in Latin America.

S10 - 1

(d)	If the higher of the two valuations is no more than ten percent higher than the lower valuation, the fair market value of the Hyatt Common Shares shall be the average of the two valuations. If, however, the higher valuation is more than ten percent higher than the lower valuation, the two valuation experts shall appoint a third valuation expert who shall independently appraise the Hyatt Common Shares in accordance with the provisions of this Schedule 10. Upon receipt of the third valuation, the fair market value of the Hyatt Common Shares shall be the average of the two valuations which are closest in amount to each other. All valuations shall be in writing, and shall be delivered simultaneously to both the Company and Hyatt, and each valuation expert shall be required to deliver its valuation by not later than 30 calendar days after the date of selection of such valuation expert. The fair market value of the Hyatt Common Shares, determined in accordance with the provisions of this Schedule 10, shall be final and binding on the parties hereto.

(e)	Hyatt shall pay the fees and expenses of any valuation expert engaged by Hyatt, the Company shall pay the fees and expenses of any valuation expert engaged by the Company, and Hyatt and the Company shall each pay one-half of the fees and expenses of any third valuation expert.

(f)	The Investment Committee shall, on behalf of the Company, select the Company’s valuation expert contemplated by clause (c) above and the Company’s appraiser contemplated by clause (c) below. The Hyatt Directors (in such capacities) shall recuse themselves from participating and shall not attend any portions of any meeting of the Board of Directors or the Investment Committee (or other Company committees) to the extent such bodies are discussing or taking action with respect to the valuation processes set forth in this Schedule 10 or determining whether Hyatt or its Affiliates is in breach of any of the Hyatt Franchise Agreements or other agreements with the Company and/or its Subsidiaries. The valuation of the Hyatt Common Shares must be made without considering any premium attributable to any “control” features or other rights, and the valuation shall take into account the effect of any transfers of hotels to Hyatt as part of this redemption pursuant to Sections 7.3 and 7.4.

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Valuation of Conversion Hotel

(a)	For purposes of Section 7.4, the fair market value of a Conversion Hotel shall mean the amount, in cash, for which the Conversion Hotel could be sold, as of the date of the Hyatt Purchase Notice, to an unaffiliated third party in an arm’s-length transaction in which the seller is under no compulsion to sell and the buyer is under no compulsion to buy, based on the following assumptions: (i) the Conversion Hotel would be sold on a lien-free basis, but subject to any other contractual obligations or encumbrances, including any Hyatt Franchise Agreement, if applicable, and (ii) the value of the Conversion Hotel would reflect its then actual physical condition.

(b)	By not later than 15 calendar days following the date the Hyatt Purchase Notice, the Company and Hyatt shall confer with each other and negotiate in good faith in an attempt to arrive at the fair market value of the Conversion Hotel(s) by agreement between themselves. If the parties are unable, between themselves, to agree upon the appropriate fair market value of the Conversion Hotel(s), the same shall be determined by appraisal within the next 75 calendar days in accordance with the provisions hereinafter set forth.

(c)	All appraisals shall be conducted in accordance with the then latest version of the Uniform Standards of Professional Appraisal Practice as adopted by The Appraisal Foundation, including the qualifications of the appraisers, except to the extent otherwise herein expressly provided. The appraisal shall be conducted by two separate appraisers, one selected by the Company and the other selected by Hyatt, with each such selection to be made by not later than 15 calendar days following the date of the applicable Hyatt Purchase Notice. If either party shall fail to designate its appraiser within the aforesaid period of 15 calendar days, the fair market value of the Conversion Hotel(s) shall be the value determined by the appraiser selected by the party that has selected its appraiser within the aforesaid 15 calendar day period, or, if neither party has so selected, the first appraiser selected by either party thereafter. An appraiser shall be deemed to have been selected upon notification by the party selecting an appraiser to the other party, in writing, delivered in accordance with the provisions of this Agreement, the date of receipt of such notice to be deemed the date of selection. Each appraiser selected by either party (or by the appraisers if a third appraisal is necessary) shall be a member of the American Institute of Real Estate Appraisers, have at least ten years of experience appraising lodging facilities, have international reputations and otherwise meet the requirements of the Uniform Standard of Professional Appraisal Practices.

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(d)	If for any Conversion Hotel the higher of the two appraisals is no more than ten percent higher than the lower appraisal, the fair market value of such Conversion Hotel shall be the average of the two appraisals. If, however, the higher appraisal is more than ten percent higher than the lower appraisal, the two appraisers shall appoint a third appraiser who shall independently appraise the Conversion Hotel in accordance with the provisions of this Schedule 10. Upon receipt of the third appraisal, the fair market value of the Conversion Hotel shall be the average of the two appraisals which are closest in amount to each other. All appraisals shall be in writing, and shall be delivered simultaneously to both the Company and Hyatt, and each appraiser shall be required to deliver its appraisal by not later than 30 calendar days after the date of selection of such appraiser. The fair market value of a Conversion Hotel, determined in accordance with the provisions of this Schedule 10, shall be final and binding on the parties hereto.

(e)	Hyatt shall pay the fees and expenses of any appraiser engaged by Hyatt, the Company shall pay the fees and expenses of any appraiser engaged by the Company, and Hyatt and the Company shall each pay one-half of the fees and expenses of any third appraiser.

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SCHEDULE 11

A. U.S. Foreign Corrupt Practices Act

The Company and its Subsidiaries hereby shall and shall cause each manager, advisor and other person or entity managing, or otherwise having possession or control of, the business or any material assets of the Company and its Subsidiaries, including the Company and its Subsidiaries and each of the other foregoing persons or entities (collectively, the “Relevant Parties”; it being understood that the term “Relevant Parties” shall not include any Investor, or any person or entity managing or controlling any Investor or any direct or indirect beneficial owner of an Investor, except to the extent that such investor, person or entity is acting on behalf of the Company or any of its Subsidiaries) to, represent, warrant, covenant and agree that:

1.	Each of the Relevant Parties is aware of and familiar with the provisions of the U.S. Foreign Corrupt Practices Act, as amended (the “FCPA”) and its purposes;

2.	None of the Relevant Parties will take any action or make any payment (including promises to take action or to make payments) in violation of, or that might cause an Investor or any affiliate thereof to be in violation of, the FCPA;

3.	Each of the Relevant Parties will make certain that its personnel will act in full compliance with the FCPA and with all applicable laws.

4.	None of the Relevant Parties nor any of their respective personnel has made or will make, directly or indirectly, any payment, loan or gift (or any offer, promise or authorization of any such payment, loan or gift) of any money or anything of value to or for the use of: (i) any government official; (ii) any political party or official thereof or any candidate for political office; or (iii) any other person or entity under circumstances in which any of them knows or has reason to know that all or any portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any person or entity named in clauses (i) or (ii) above, for the purpose of inducing the aforementioned persons or entities to do any act or make any decision in his or its official capacity (including a decision to fail to perform his or its official function) or use his or its influence with a government or instrumentality thereof in order to affect any act or decision of such government or instrumentality in order to assist the Company or any of its Subsidiaries in obtaining or retaining any business (for purposes hereof, the term “government official” includes an employee of a government-owned or government-controlled commercial enterprise);

5.	None of the Relevant Parties nor any of their respective personnel is, or will become during the term of the Investors Agreement, an official of any government or of any agency thereof;

6.

Each of the Relevant Parties agrees to notify each Investor should any of their respective personnel become during the term of the Investors Agreement, an official of a political party or a candidate for political office, in each case, in any country in which the Company and its Subsidiaries conduct business or are

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seeking to conduct business, and that, upon such notification, the Relevant Party will cooperate with each Investor to ensure that each Investor receives adequate assurances, whether in the form of a certification, a formal recusal by the relevant personnel or otherwise, to satisfy each Investor that no violation of the FCPA will arise as a result of such position;

7.	None of the Relevant Parties nor any of their respective personnel is, or will during the term of the Investors Agreement without each Investor’s prior written consent become, a consultant to any person or entity described in clause (5) above;

8.	Each of the Relevant Parties has fully disclosed to each Investor any existing family relationship between any and all of the Relevant Parties or their respective personnel and any government or political official in any country in which the Company or any of its Subsidiaries conducts business or is seeking to conduct business; and

9.	Each of the Relevant Parties agrees to notify each Investor of any such family relationship that may arise during the term of the Investors Agreement, and that, upon such notification, the Relevant Party will cooperate with each Investor to ensure that each Investor receives adequate assurances, whether in the form of a certification, a formal recusal by the relevant family member or otherwise, to satisfy each Investor that no violation of the FCPA will arise as a result of such family relationship.

B. Anti-Money Laundering

In order that each Investor may comply with its anti-money laundering program and related responsibilities including, but not limited to, its obligations under the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act) Act of 2001 (the “USA PATRIOT Act”), the Company and its Subsidiaries hereby represents, warrants, covenants and agrees, and shall cause each of the other Relevant Parties to represent, warrant, covenant and agree, that:

(1)	All evidence of identity of the Relevant Parties provided to each Investor is genuine and all related information furnished to each Investor is accurate;

(2)	Each of the Relevant Parties agrees to provide any information deemed necessary by any Investor in its sole discretion to comply with such Investor’s anti-money laundering program and related responsibilities from time to time;

(3)	Unless otherwise stated herein, each of the Relevant Parties is acting for each such party’s own account, risk and beneficial interest;

(4)	Unless otherwise stated herein, each of the Relevant Parties is not acting as agent, representative, intermediary/nominee or in any similar capacity for any other person or entity;

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(5)	None of (i) the Relevant Parties, (ii) any person or entity controlled by, controlling or under common control with; any of the Relevant Parties and (iii) any person or entity having a beneficial interest in any of the Relevant Parties as of the Closing Date is a Prohibited Investor. [1] The Company shall use commercially reasonable efforts to ensure that no person or entity investing in the Company is a Prohibited Investor and that no such person is investing in the Company on behalf of a Prohibited Investor. The Company and each of the other Relevant Parties shall promptly notify each Investor (or a person appointed by such Investor to administer its anti-money laundering program if applicable) of any change in the representations made in this paragraph 5;

(6)	The Company acknowledges that, if any Investor provides notice to the Company that it reasonably believes that any of the Relevant Parties is a Prohibited Investor, has otherwise breached any of its representations and covenants herein or in any other Transaction Document as to its identity or may otherwise reasonably give rise to concerns under any Investor’s anti-money laundering program and related responsibilities, the Company shall promptly take such action as necessary or required in accordance with regulations applicable to the Company and its Subsidiaries (and failing such prompt action by the Company, such Investor may take such action as such Investor considers necessary or required in accordance with such applicable regulations);

(7)	None of the Relevant Parties nor any of their respective directors, officers, partners, members, shareholders, affiliates or beneficial owners is a Senior Foreign Political Figure [2] , a member of a Senior Foreign Political Figure’s Immediate Family [3] or a Close Associate [4] of a Senior Foreign Political Figure in any jurisdiction in which the Company and its Subsidiaries conduct business or are seeking to conduct business, except as previously disclosed to each Investor prior to entering into the Transaction Documents;

1	“Prohibited Investors” include: (1) a person or entity whose name appears on the list of Specially Designated Nationals and Blocked Persons maintained by the Office of Foreign Assets Control (“OFAC”), any blocked persons list maintained by the U.S. Securities and Exchange Commission or other governmental or regulatory body as may become applicable to the Company, (2) any Foreign Shell Bank, (as defined below), and (3) any person or entity resident in or whose investment or transaction funds are transferred from or through an account in a jurisdiction that has been designated as non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering, of which the U.S. is a member and with which designation the U.S. representative to the group or organization continues to concur. See http://www1.oecd.org/fatf/NCCT_en.htm for FATF’s list of Non-Cooperative Countries and Territories.
2	“Senior Foreign Political Figure” means a current or former senior political official in the executive, legislative, administrative, military or judicial branches of a foreign government (whether elected or not), a senior official of a major foreign political party, or a senior executive of a foreign government-owned corporation. In addition, a Senior Foreign Political Figure includes any corporation, business or other entity that has been formed by, or for the benefit of, a Senior Foreign Political Figure.
3	“Immediate Family” with respect to a Senior Foreign Political Figure, typically includes the political figure’s parents, siblings, spouse, children and in-laws.
4	“Close Associate” means, with respect to a Senior Foreign Political Figure, a person who is widely and publicly known internationally to maintain an unusually close relationship with the Senior Foreign Political Figure, and includes a person who is in a position to conduct substantial domestic and international financial transactions on behalf of the Senior Foreign Political Figure.

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(8)	To the best of their knowledge, none of the Relevant Parties is a resident in, or organized or chartered under the laws of, a jurisdiction that has been designated by the Secretary of the Treasury under section 311 of the USA PATRIOT Act as warranting special measures due to money laundering concerns; [5]

(9)	To the best knowledge of the Company, none of the funds contributed by Investors to the Company, as applicable, originated from, nor were they routed through, an account maintained at a Foreign Shell Bank[6], or a bank organized or chartered under the laws of a jurisdiction that has been designated as non-cooperative with international anti-money laundering principles;

(10)	Each of the Relevant Parties acknowledges and agrees that each Investor may release confidential information about any of the Relevant Parties to regulatory or law enforcement authorities, if such Investor, in its sole discretion, determines that it is required to do so;

(11)	The funds used for organizing and investing in the Company were derived from legal sources;

(12)	Each of the Relevant Parties has anti-money laundering policies and procedures in place reasonably designed to verify the identity of its beneficial holders and/or underlying investors (as applicable) and their sources of funds, and such policies

5	When the Treasury Department designates a country as a primary money laundering concern under Section 311, the notice is published on the Treasury web site (http://www.treas.gov) and in the Federal Register. The Treasury Department’s Financial Crimes Enforcement Network (“FinCEN”) also issues advisories regarding countries that it deems to be deficient in their counter-money laundering regimes. Such advisories are posted at http://www.treas.gov/fincen/pub_main.html.
6	“Foreign Shell Bank” means a Foreign Bank without a Physical Presence (each as defined below) in any country, but does not include a Regulated Affiliate (as defined below).

“Foreign Bank” means an organization that (i) is organized under the laws of a country outside the United States; (ii) engages in the business of banking; (iii) is recognized as a bank by the bank supervisory or monetary authority of the country of its organization or principal banking operations; (iv) receives deposits to a substantial extent in the regular course of its business; and (v) has the power to accept demand deposits, but does not include the U.S. branches or agencies of a foreign bank.

“Physical Presence” means a place of business that is maintained by a Foreign Bank and is located at a fixed address, other than solely a post office box or an electronic address, in a county in which the Foreign Bank is authorized to conduct banking activities, at which location the Foreign Bank: (i) employs one or more individuals on a full-time basis; (ii) maintains operating records related to its banking activities; and (iii) is subject to inspection by the banking authority that licensed the Foreign Bank to conduct banking activities.

“Regulated Affiliate” means a Foreign Shell Bank that: (i) is an affiliate of a depository institution, credit union, or Foreign Bank that maintains a Physical Presence in the U.S. or a foreign country, as applicable; and (ii) is subject to supervision by a banking authority in the country regulating such affiliated depository institution, credit union, or Foreign Bank.

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and procedures are properly enforced and are consistent with the regulations administered by the U.S. Department of Treasury’s Office of Foreign Assets Control, and other applicable U.S. federal, state or non-U.S. anti-money laundering laws and regulations (collectively, the “anti-money laundering/OFAC laws;

(13)	To the best of its knowledge, the beneficial owners of each of the Relevant Parties are not individuals, entities or countries that may subject any Investor to criminal or civil violations of any anti-money laundering/OFAC laws, and each of the Relevant Parties agrees to promptly notify each Investor if it becomes aware of any changes which would make this representation untrue;

(14)	Each Investor reserves the right to request such information as is reasonably necessary to verify the identity of any of the Relevant Parties; and

(15)	Each of the Relevant Parties has taken, and will continue during the term of the Agreement to take, such steps as may be necessary for it to comply with similar anti-money laundering requirements in each jurisdiction in which such Relevant Party operates.

C. Cuba

The Company and each manager, advisory service provider and/or licensor to the Company and/or its Subsidiaries represent, warrant, covenant and agree (and shall cause each of their direct or indirect Subsidiaries to represent, warrant, covenant and agree) (collectively, the “Company Relevant Parties”) that:

(1)	Each of the Company Relevant Parties, in its respective capacity as acting on behalf of the Company and/or its direct and indirect Subsidiaries, (a) is aware of and familiar with the provisions of the Cuban Assets Control Regulations (31 C.F.R. § 515 et seq., the “Cuban Sanctions Regulations”) administered by the U.S. Treasury Department’s Office of Foreign Assets Control, (b) will take no action in violation of, or that might cause any Investor or any affiliate thereof to be in violation of, the Cuban Sanctions Regulations and (c) will ensure that its personnel and any other person acting on behalf of a Company Relevant Party will act in full compliance with the Cuban Sanctions Regulations.

(2)	None of the Company Relevant Parties nor any of their respective personnel, in their respective capacity as acting on behalf of the Company or any of its direct or indirect Subsidiaries, is dealing or will deal in any property in which Cuba or a Cuban national has an interest. The term “property” includes, but is not limited to, contracts and services.

(3)	None of the Company Relevant Parties nor any of their respective personnel, in their respective capacity as acting on behalf of the Company or any of its direct or indirect Subsidiaries, has bought from or sold to, or will buy from or sell to any Cuban national who is physically located in Cuba or doing business elsewhere on behalf of Cuba, any goods or services. Each of the Company Relevant Parties and their respective personnel has and will take reasonable care to make certain that any transactions with foreign persons do not include individuals or organizations who act on behalf of Cuba (“Specially Designated Nationals”).7

7	Individuals or organizations who act on behalf of Cuba anywhere in the world are considered by the U.S. Treasury Department to be “Specially Designated Nationals” of Cuba. A non-exhaustive list of their names is published in the Federal Register. The list may be obtained by calling OFAC at (202) 622-2490.

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(4)	None of the Company Relevant Parties nor any of their respective personnel, in their respective capacity as acting on behalf of the Company or any of its direct or indirect Subsidiaries, has or will have any financial dealings with respect to any property or assets in which Cuba, Cuban nationals or Specially Designated Nationals has an interest, including investments, financings, payments, transfers or other commercial dealings.

For the avoidance of doubt, no Investor (in its capacity as an Investor) shall be required to provide information about its direct or indirect beneficial owners to any person or to provide other information about its operations or business; provided, however, that each Investor shall, upon the reasonable request of any Investor, certify that it is in compliance with each of the FCPA, the USA PATRIOT Act and the Cuban Sanctions Regulations applicable to such Investor.

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Schedule 16 – Jamaica Acquisition Agreement

Schedule 16 to the Subscription Agreement

Execution Version

HOTEL ASSET PURCHASE AGREEMENT

BY AND BETWEEN

SFI BELMONT, LLC,

A DELAWARE LIMITED LIABILITY COMPANY

AS LENDER AND SELLER,

ROSE HALL RESORT, L.P.,

A DELAWARE LIMITED PARTNERSHIP

AS OWNER,

AND

ROSE HALL JAMAICA RESORT B.V.,

A PRIVATE LIMITED LIABILITY COMPANY INCORPORATED IN THE NETHERLANDS

AS BUYER

DATED AS OF: MAY 6, 2013

i

(continued)

(continued)

(continued)

(continued)

		Page

38.	Lender Releases	48

39.	Termination of Golf Course Purchase Option	48

40.	Private Sale Under Power; Lender’s Limited Obligations	48

41.	Registered Agent, Jurisdiction and Venue	49

v

Exhibits

A-1	Description of Hotel Land
A-2	Description of Golf Course Land
A-3	Description of Beach Parcel
A-4	Description of RHDL Parcel
B	HMF Wiring Instructions
C	Form of GCTA Letter
D	Intellectual Property
E	Form of Owner’s Bring Down Certificate
F	Ritz Carlton Termination Confirmation
G	Form of Assignment of Trade Marks
H	Assignment and Assumption of Golf Course Lease
I	Form of Estoppel
J	Form of RHDL Parcel Purchase and Sale Agreement

Schedules

2(b)	Excluded Tangible Personal Property
2(d)	Assumed Contracts
5.1(c-1)	Non-Permitted Encumbrances
5.1(c-2)	Disputes
5.1(f)	Uncured Violations
5.1(j)	Leases
5.1(r)	Insurance Coverages
5.1(s)	Excluded Operator Property and Excluded Branded Property
5.4	Knowledge Parties

HOTEL ASSET PURCHASE AGREEMENT

This HOTEL ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into on this 6th of May, 2013 (the “Effective Date”), by and between ROSE HALL RESORT, L.P., a Delaware limited partnership, having its principal office at c/o RFA Management Company, LLC, 1908 Cliff Valley Way, Atlanta, Georgia 30329 (“Owner”), SFI BELMONT LLC, a Delaware limited liability company, having its principal office at c/o iStar Financial, Inc., 1114 Avenue of the Americas, 39th Floor, New York, New York 10036 (“Lender”), as seller, and ROSE HALL JAMAICA RESORT B.V., a private limited liability company incorporated in the Netherlands, having its registered office at Prins Bernhardplein 200, 1097 JB Amsterdam, the Netherlands, TRN34245708 and a business office at 3950 University Drive, Suite 301, Fairfax, Virginia 22030, USA (“Buyer”). Owner, Lender and Buyer shall hereinafter be referred to herein collectively as the “Parties” and individually as a “Party”.

RECITALS

A. Owner is the owner of the resort property in the Parish of St. James, Jamaica commonly known as The Ritz-Carlton Golf & Spa Resort, Rose Hall, Jamaica, comprised of four hundred twenty-seven (427) rooms with approximately eighteen thousand three hundred (18,300) square feet of indoor meeting and pre-function space, a spa and fitness center, and an outdoor swimming pool and deck (the “Hotel”) and located on the real property described in Exhibit A-1 attached hereto (the “Hotel Land”).

B. In connection with its ownership of the Hotel, Owner (i) operates a golf course (the “Golf Course”) on that certain real property described in Exhibit A-2 attached hereto (the “Golf Course Land”) which is leased by Owner from Rose Hall (Developments) Limited (“RHDL”) pursuant to that certain Lease Agreement dated January 1, 1999, between Owner and RHDL, as amended by an Agreement to Amend Lease dated 1999 between Owner and RHDL, a Notice of Renewal of Golf Course Lease Agreement dated January 14, 1999 from Owner and RHDL, a Supplemental Lease dated June 11, 2004 between Owner and RHDL, an Agreement dated as of April 24, 2000 between RHDL and Rose Hall Resort Limited, in its capacity as the general partner of Owner, a Second Supplemental Agreement to Lease dated as of April 24, 2000 between RHDL and Owner, and a Third Supplemental Agreement to Lease dated June 2004 between Owner and RHDL (as amended, the “Golf Course Lease”) and (ii) leases from Rose Hall Energy Company (“Power Plant Equipment Lessor”), successor by assignment to Southern Company Energy Solutions, Inc. (“SCES”), four (4) diesel power generators and related equipment located on the Hotel Land (the “Power Plant Equipment”) pursuant to that certain Equipment Lease Agreement dated as of April 26, 1999, between SCES, as lessor, and Owner, as lessee, as assigned by SCES to Power Plant Equipment Lessor by a Non-recourse Sale and Assignment dated as of March 2006, and as further amended by a Lease Modification Agreement between Owner and Power Plant Equipment Lessor dated as of March 2006 (the “Power Plant Equipment Lease”).

C. The Ritz-Carlton Hotel Company of Jamaica Limited, a Jamaica private limited company (“Operator”) manages the Hotel and the Golf Course pursuant to that certain Operating Agreement dated as of July 6, 1998, by and between Operator and Owner, as amended by First Amendment to Operating Agreement dated as of June 11, 2004 (as amended, the “Ritz Carlton Agreement”), which Operator and Owner have agreed to terminate as of the Closing Date (as defined in Section 1.5 below).

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D. Lender holds a loan (the “First Priority Loan”) secured, inter alia, by (i) a registered mortgage encumbering Owner’s interest in the Hotel Land and all improvements located thereon and the Owner’s leasehold in the Golf Course and all improvements located thereon (the “First Loan Security Documents”), and (ii) that certain Debenture dated June 11, 2004, encumbering Owner’s interest in all tangible and intangible personal property related to the ownership and operation of the Hotel Land and all improvements located thereon and the Golf Course and all improvements located thereon (the “Security Agreement”; with the First Loan Security Documents and all other documents evidencing and securing the First Priority Loan, being, collectively, the “First Loan Security Documents”), and the Development Bank of Jamaica Limited (“DBJ”), as successor in interest to National Investment Bank of Jamaica Limited, holds a loan (the “Second Priority Loan”) secured, inter alia, by a mortgage (the “Second Mortgage”) encumbering the Hotel Real Property.

E. Owner is and continues to be in default of its payments under the First Priority Loan secured by the First Loan Security Documents and is unable to pay the amounts due to Lender under the First Loan Security Documents.

F. Lender has made numerous attempts over the last two years to exercise its power of sale over the Assets (as defined in Section 2 below) but has prior to now been unable to identify a purchaser.

G. Buyer has now agreed to purchase the Assets but insists that the representations, warranties and covenants contained herein be provided as a condition to purchase.

H. Owner accepts the need for the Assets to be sold by Lender under its power of sale as the Assets are in need of substantial maintenance, repair, and improvement, and inasmuch as Owner has no funds with which to pay for such maintenance, repairs and improvements, the value of the Assets will continue to decline.

I. Owner has no alternative but to accept the Purchase Price (as defined below) as the best price obtainable for the Assets notwithstanding that the Purchase Price does not satisfy in full the amount due to Lender under the Hotel First Mortgage, and to agree to the sale of the Assets to Buyer on the terms hereinafter set forth, having made its own strenuous efforts to sell the Assets over the last two years, Buyer’s offer as described herein being, to Owner’s actual knowledge, the only offer forthcoming for the Assets to date.

J. Buyer desires to purchase from Lender, and Lender is willing to sell to Buyer, under its powers of sale in the First Loan Security Documents and on the terms and subject to the conditions of this Agreement, the Hotel as a going concern and Owner’s interest in all of the Assets.

K. After Closing, Buyer intends to (i) temporarily close the Hotel for renovation and development to enhance the value of the Hotel as a going concern by bringing the Hotel to a market standard and providing for the more efficient operation of the Hotel; and (ii) reopen the Hotel for business promptly follow completion of such renovation and development.

2

ACCORDINGLY, in consideration of Buyer’s payment to each of Lender and Owner of Ten United States Dollars (US$10.00), the mutual promises and covenants set forth herein and other good and valuable consideration, the receipt, sufficiency and adequacy of which the Parties hereby acknowledge, the Parties agree as follows:

1. Sale, Purchase Price and Closing.

1.1 Purchase Price. Upon and subject to the terms and conditions set forth herein, on the Closing Date Lender agrees to transfer, convey and sell to Buyer under Lender’s power of sale contained in the First Loan Security Documents, and Buyer agrees to purchase from Lender, the Assets for and in consideration of the sum of Sixty-Three Million Three Hundred Thousand and No/100ths United States Dollars (US$63,300,000.00) (the equivalent for stamp duty purposes only, if applicable, being Six Billion Two Hundred Eighty-Three Million One Hundred Seven Thousand Three Hundred Sixty and no/100ths Jamaican Dollars (J$6,283,107,360.00) (the “Purchase Price”). The Purchase Price shall be paid to Lender, as provided herein, in the form of cash or immediately available funds and in the manner provided in Section 13.3 below on the Closing Date.

1.2 Allocation of Purchase Price. Lender, Owner and Buyer hereby covenant and agree that the Purchase Price shall be allocated among the following components of the Assets as follows using in each case the exchange rate of 99.2592 Jamaican Dollars per US$1):

(1)	Hotel Real Property (as defined in Section 2(a) below): US$55,704,000.00

(the equivalent amount for stamp duty purposes only, if applicable, being Five Billion Five Hundred Twenty-Nine Million One Hundred Thirty-Four Thousand Four Hundred Seventy-Seven and no/100ths Jamaican Dollars (J$5,529,134,477.00)).

(2)	Personal Property (as defined in Section 2(d) below) and Inventory (as defined in Section 2(c) below): US$6,330,000.00

(the equivalent amount for stamp duty purposes only, if applicable, being Six Hundred Twenty-Eight Million Three Hundred Ten Thousand Seven Hundred Thirty-Six and no/100ths Jamaican Dollars (J$628,310,736.00)), of which US$1,000 is specifically allocated to the portion of the Intellectual Property (as hereinafter defined) comprised of trademarks.

(3)	Golf Course Leasehold (as defined in Section 2(a) below): US$1,266,000.00

(the equivalent amount for stamp duty purposes only, if applicable, being One Hundred Twenty-Five Million Six Hundred Sixty-Two Thousand One Hundred Forty-Seven and 20/100ths Jamaican Dollars (J$125,662,147.20)).

The Parties acknowledge that the Golf Course is not currently profitable and therefore has nominal, if any, value to Buyer. The Parties have therefore agreed to an allocation of the Purchase Price to the Golf Course Lease as set forth in clause (3) above, which reflects such nominal value to Buyer.

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1.3 Deposit and Earnest Money; Stamp Duty.

(a) Procedure for Stamping.

(i) By close of business on May 7, 2013, subject to the full execution and delivery of this Agreement, (1) Buyer shall deliver confirmation to Lender and Owner that Buyer has initiated a wire transfer for the deposit with Buyer’s Jamaican Attorneys-at-Law, Myers Fletcher & Gordon (“MFG”), in accordance with the wiring instructions set forth on Exhibit B attached hereto, the amount of Four Million United States Dollars (US$4,000,000) (such amount together with any interest thereon shall be referred to hereinafter as, the “Earnest Money”) and by close of business on May 8, 2013, four (4) original fully executed counterparts of this Agreement (the “PSA Counterparts”) shall be delivered by the Parties to Owner’s Jamaican Attorneys-at-Law, Hart Muirhead Fatta (“HMF”).

(ii) HMF is hereby authorized and directed, on or before the date which is three (3) days after receipt of the PSA Counterparts, to deliver the PSA Counterparts to The Tax Administration Jamaica (Stamp Duty and Transfer Tax Unit) (the “Tax Administration”) for purposes of the Tax Administration’s assessment of the stamp duty and transfer tax with respect to this Agreement and the issuance of a written notice (the “Assessment Notice”) setting forth the assessed stamp duty and transfer tax with respect to this Agreement (the “Assessed Amounts”).

(iii) HMF shall thereafter use all reasonable efforts to ensure that the assessment by the Tax Administration is diligently undertaken, processed and completed. HMF shall collect the Assessment Notice from the Tax Administration promptly after such notice is issued, but in any event within no more than one (1) business day of issuance.

(iv) Promptly upon HMF’s receipt of the Assessment Notice from the Tax Administration, but in any event on the same business day of HMF’s receipt of same, HMF shall provide an electronic copy of the Assessment Notice to each of the Parties and to MFG in accordance with the notice procedures set forth in Section 20 below

(b) Additional Deposit.

(i) On or before the date (the “Additional Deposit Funding Date”) that is ten (10) days after the date of issuance of the Assessment Notice by the Tax Administration, and subject to satisfaction of the Additional Deposit Conditions Precedent (as defined in Section 1.3(c) below), Buyer shall deliver to and deposit with MFG, in accordance with the wiring instructions set forth on Exhibit B attached hereto, (1) an additional amount (the “Additional Deposit”) sufficient to cause the total amount on deposit with MFG pursuant to this Agreement to equal the amount of US$5,127,340.00 (“Estimated Assessment Amount”), plus, (2) the amount required to cover the registration fees payable to facilitate the registration of the transfer of the Hotel Land in the name of Buyer (being approximately 0.5% of the consideration for the Hotel Land) (the “Registration Fees”) and an additional estimated amounts to cover any bank charges payable in connection with dealing with these funds. The amount deposited by Buyer with MFG pursuant to this Section 1.3(b)(i) together with any interest thereon shall be referred to hereinafter as the “Additional Deposit.” The Earnest Money and the Additional Deposit are sometimes collectively referred to herein as the “Deposit.” Buyer shall promptly deliver confirmation to Lender and Owner and MFG that Buyer has initiated a wire transfer to MFG of the Additional Deposit.

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(ii) The Deposit shall be held in escrow by MFG with its bankers, the National Commercial Bank Jamaica Limited (the “Escrow Bank”), in an interest bearing account and disbursed by MFG pursuant to this Agreement and the Escrow Agreement to be entered into by the Parties and MFG in the form attached hereto as Exhibit K.

(iii) The Deposit shall be applied toward the payment of the Purchase Price in accordance with this Agreement or, in the event the Closing (as defined in Section 1.5 below) does not occur, (1) the Earnest Money shall be disbursed to Lender or Buyer in accordance with this Agreement; and (2) the Additional Deposit shall be returned to Buyer.

(iv) If the Assessment Notice is not issued within twenty-one (21) days of HMF’s delivery of this Agreement to the Tax Administration in accordance with Section 1.3(a)(ii) above, this Agreement shall terminate automatically and the Parties shall have no further liability hereunder to the other Parties (except as expressly stated otherwise in this Agreement). The Parties undertake and agree that in the event of the termination of this Agreement pursuant to this Section 1.3(b)(iv) they shall issue to MFG a joint notice signed by a representative of each Party acknowledging the termination of this Agreement in accordance with this Section 1.3(b)(iv) and directing MFG to pay the Earnest Money to Buyer in accordance with wire instructions provided by the Buyer in writing to MFG, and MFG shall thereupon be authorized and directed to make such payment to Buyer. The provisions of this Section 1.3(b)(iv) shall survive the termination of this Agreement.

(v) If the Assessment Notice is issued within the twenty-one (21) day period described in Section 1.3(b)(iv) above, but reflects an aggregate assessed value for the Assets in excess of the Estimated Assessed Amount, the procedure described in this Section 1.3(b)(v) shall apply with respect to the payment of the portion of the Assessed Amounts which exceeds the Estimated Assessed Amounts (such portion, the “Increased Assessed Amounts”).

(1)	Lender shall have the right, but not the obligation, to elect to fund the Increased Assessed Amounts by electronic delivery of written notice to Owner, Buyer, MFG and HMF within two (2) days following Lender’s receipt from HMF of a copy of the Assessment Notice. In the event Lender elects to fund the Increased Assessed Amounts in accordance with this Section 1.3(b)(v)(1), Lender shall pay to HMF on or before the Additional Deposit Funding Date an amount equal thereto (the “Lender’s Stamp Duty Contribution”).

(2)

If Lender does not elect to fund the Increased Assessed Amounts as provided above, this Agreement shall terminate without further action by any Party, and the Parties undertake and agree that in this event they shall issue to MFG a joint notice signed by a representative of each Party acknowledging the termination of this Agreement in accordance with this Section 1.3(b)(v)(2) and directing MFG to pay the Earnest Money to

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Buyer (less any bank charges related thereto) in accordance with wire instructions provided by the Buyer in writing to MFG, and upon receipt of such joint notice MFG shall thereupon be authorized and directed to make such payment to Buyer and no Party shall thereafter have any liability hereunder to any other Party (except as expressly stated otherwise in this Agreement). The provisions of this Section 1.3(b)(v)(2) shall survive the termination of this Agreement.

(vi) Within two (2) business days after the Additional Deposit Funding Date provided that the Escrow Bank has confirmed that it has received the Additional Deposit, MFG is hereby authorized and directed to convert to Jamaican dollars so much of the Deposit as is required to settle and pay the Assessed Amounts or the Assessed Amounts less any Lender’s Stamp Duty Contribution, as the case may be, (it being understood that any bank charges related to such conversion shall be deducted from the Deposit and that such conversion shall be undertaken at the exchange rate charged by the Escrow Bank), and MFG shall then deliver to HMF a cheque for the Assessed Amounts or the Assessed Amounts less any Lender’s Stamp Duty Contribution, as the case may be, made payable to the Tax Administration together with a cheque (the “NLA Cheque”) for the Registration Fees made payable to the National Land Agency. The NLA Cheque shall be held by HMF in escrow and shall be used solely for the purposes of causing the transfer of the Hotel Land to be registered in the name of the Buyer or its permitted assignee.

(vii) HMF shall, upon receipt of the amounts sufficient to pay the Assessed Amounts (including any Lender’s Stamp Duty Contribution, if applicable) promptly, but in any event within one (1) business day of receipt of the same, pay the Assessed Amounts to the Tax Administration;

(viii) HMF shall use all reasonable efforts to ensure that Tax Administration diligently affixes the required stamps to the Agreement following such payment, and that the duly stamped Agreement is promptly collected from Tax Administration following stamping;

(ix) Upon receipt of the duly stamped Agreement from Tax Administration, HMF shall (1) promptly deliver a duly stamped copy of the Agreement, together with a copy of the Transfer Tax Receipt, to each of the Parties and (2) hold the original duly stamped Agreement together with the Original Transfer Tax Receipt in escrow on behalf of the Parties, to be released only pursuant to and in accordance with this Agreement.

(x) HMF is hereby authorized and directed following receipt of the undertaking referred to in Section 9.2 to submit the original duly stamped Agreement to the Tax Administration for the purposes of causing any instruments of transfer required to facilitate the completion of the transaction contemplated in this Agreement to be duly cross-stamped reflecting the payment of the Assessed Amount, and HMF shall, upon the return to it of the original duly stamped Agreement by the Tax Administration continue to hold same in escrow to be released only pursuant to and in accordance with this Agreement.

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(xi) In the event that this Agreement is terminated in accordance with its terms at any time prior to the completion of registration of the Hotel Land in the name of the Buyer or its permitted assignee, the Parties undertake and agree that they shall issue to MFG and HMF a joint notice signed by a representative of each Party acknowledging the termination of this Agreement and directing MFG to issue directions to the Escrow Bank for the cancellation of the NLA Cheque and directing the payment by MFG to Buyer of the Registration Fees (together with any interest thereon but less any bank charges related thereto) in accordance with wire instructions provided by the Buyer in writing to MFG. Upon receipt of such joint notice MFG shall thereupon be authorized and directed to issue such directions to the Escrow Bank and make such payment to Buyer and HMF’s authority hereunder to use the NLA Cheque to facilitate registration shall thereupon terminate. The provisions of this Section 1.3(b)(xi) shall survive the termination of this Agreement.

(c) Buyer’s obligation to fund the Additional Deposit pursuant to this Agreement is conditioned upon the satisfaction (or waiver in writing by Buyer in its sole discretion) of the following conditions (collectively, the “Additional Deposit Conditions Precedent”) on and as of the Additional Deposit Funding Date:

(i) Owner shall have delivered to Buyer an original of the Owner’s Bring Down Certificate dated as of the business day immediately prior to the Additional Deposit Funding Date, duly executed by Owner;

(ii) Owner shall have performed and satisfied its obligations under this Agreement in all material respects to the extent to be performed and satisfied by Owner on or prior to the Additional Deposit Funding Date; and

(iii) The representations and warranties of Owner set forth in this Agreement (as confirmed by Owner’s Bring Down Certificate delivered pursuant to the immediately preceding clause (ii)) shall be true and correct in all material respects as of the Additional Deposit Funding Date;

(iv) A purchase and sale agreement with respect to the RHDL Parcel, in form and substance reasonably agreed to by Owner and Buyer, shall have been duly executed by all parties thereto; and

(v) No injunction or other court order shall have been issued which has not been discharged that prohibits or makes impossible the consummation of the Closing on the Closing Date.

(d) Each of Owner and Buyer shall use commercially reasonable efforts, at no cost or expense to Owner or Buyer, as applicable, other than those required by this Agreement, to satisfy, by the Additional Deposit Funding Date, the Additional Deposit Conditions Precedent to the extent the satisfaction of such conditions is within its control. In the event of any failure of any of the Additional Deposit Conditions Precedent, which failure is not a result of a breach of or default under this Agreement by Owner or Buyer, respectively, the sole right of Buyer with respect to such failure shall be either (i) to terminate this Agreement by delivering written notice of such termination to Lender and Owner together with a reasonably detailed description of the purported failure of the Additional Deposit Conditions Precedent, in electronic format and with a copy to each of HMF and MFG, on or prior to 1:00 p.m. (EDT) on the Additional Deposit

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Funding Date, in which event the Earnest Money held by MFG (together with any interest earned thereon) shall be returned to Buyer and each of the Parties shall thereafter have no further obligations or liabilities to the other hereunder, except as expressly provided otherwise in this Agreement; or (ii) waive in writing the satisfaction of such Additional Deposit Condition Precedent and fund the Additional Deposit in accordance with and subject to the terms of this Agreement. In the event of any failure of any of the Additional Deposit Conditions Precedent, which failure is the result of or relates to any breach or default by Owner or Buyer hereunder, the Party not in breach or default hereunder may pursue its remedies with respect to such breach or default as set forth in Section 16 below. Notwithstanding anything herein to the contrary, the election by Buyer to fund the Additional Deposit pursuant to this Section 1.3(c) shall not relieve the Owner of any obligation or liability to Buyer for Owner’s breach of any representation or warranty of Owner set forth in this Agreement, so long as Buyer has no knowledge of such breach at the time Buyer funds the Additional Deposit.

1.4 General Consumption Tax. The Parties intend that the transactions contemplated herein represent the sale of the Hotel as a going concern, notwithstanding Buyer’s intent to temporarily close the Hotel after Closing for renovations and improvements, and, accordingly, the Parties intend that Section 23(2) of the General Consumption Tax Act (the “GCTA”) shall apply. Buyer has informed Owner that Buyer understands that Operator currently is the party duly registered under the GCTA for the Hotel and Owner agrees to use commercially reasonable efforts to cause Operator (a) to maintain such GCTA registration through the Closing Date, and (b) at Closing to execute and deliver to Buyer or its designee a letter in substantially the form attached hereto as Exhibit C (the “GCTA Letter”), which shall be delivered by Buyer or its designee to the Commissioner of General Consumption Tax (the “GCTA Commissioner”) after the Closing, in order to in order to notify the GCTA Commissioner of the cessation of Operator’s taxable activities pursuant to Section 31(1)(a) of the GCTA. Owner acknowledges and agrees that Buyer may deliver an additional letter to the GCTA Commissioner prior to Closing seeking confirmation from the GCTA Commissioner that there will not be any taxes payable under the GCTA with respect to this Agreement and the transaction contemplated herein. To the extent that the GCTA Commissioner nevertheless determines that the sale of the Hotel as contemplated herein is not a sale of a going concern, any tax required to be paid under the GCTA as a result of such determination shall be the sole responsibility of Buyer. Notwithstanding any provision herein to the contrary, in the event a Party breaches any of its covenants set forth in this Section 1.4, and such breach results in the assessment of the GCTA tax which would not otherwise have been assessed but for the breach, the breaching Party shall be responsible for any tax required to be paid under the GCTA as a result of such breach. The provisions of this Section 1.4 shall survive the Closing and shall not merge with the provisions of any closing documents.

1.5 Closing. Subject to the satisfaction or waiver of the conditions precedent in accordance with Section 12 below, the closing of the transfer, sale and conveyance contemplated herein in accordance with the provisions of this Agreement (the “Closing”) shall take place on June 17, 2013, as may be extended pursuant to Sections 10 and 11 below, or such earlier or later date as may be agreed to in writing by the Parties each in its sole discretion (the “Closing Date”).

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2. Assets to be Sold.

At the Closing, upon satisfaction or waiver of all conditions thereto as set forth herein, Lender shall transfer, convey and assign to Buyer as beneficial owner under Lender’s powers of sale contained in the First Loan Security Documents, free from all charges, liens, equities and encumbrances other than the Permitted Exceptions (as defined in Section 5.1(j) below), and Buyer shall accept and assume, all right, title and interest of Owner as of the Closing Date in and to the following assets (collectively, the “Assets”):

(a) Real Property. All interests and estates of Owner in (i) the Hotel Land, together with all easements, vacated streets and alleys, rights and interests appurtenant thereto, and all buildings, structures, structural equipment, fixtures and improvements thereon including, without limitation, all heating, plumbing, ventilation, electrical, fire, safety, security and mechanical systems owned by Owner and used in the operations of the Hotel (with such buildings, structures, structural equipment, fixtures and improvements being collectively, the “Hotel Improvements”), with the Hotel Land and the Hotel Improvements being sometimes herein referred to collectively as the “Hotel Real Property”; and (ii) the lessee’s leasehold interest in and rights under the Golf Course Lease in and to the Golf Course Land and all buildings, structures, structural equipment, fixtures and improvements located on the Golf Course Land and used in the operations of the Golf Course (with such buildings, structures, structural equipment, fixtures and improvements being collectively, the “Golf Course Improvements”) (Owner’s leasehold interest in the Golf Course Land and the Golf Course Improvements are collectively referred to herein as the “Golf Course Leasehold”). The Hotel Improvements and the Golf Course Improvements are sometimes collectively referred to herein as the “Improvements.” The Hotel Real Property and the Golf Course Leasehold are sometimes collectively referred to herein as the “Real Property”;

(b) Tangible Personal Property. All tangible personal property which is owned by Owner, located at and used in the operations of the Hotel and/or the Golf Course, including, without limitation, all vehicles, furniture, furnishings, artwork, appliances, televisions and other video equipment, telephone and other communications equipment, audio equipment, linens, bedding, dinnerware, glassware, tableware, floor coverings, window coverings, office equipment, kitchen equipment, maintenance and cleaning equipment, rugs, mats, golf carts, golf course maintenance equipment, replacement parts and other tangible personal property of every kind and description (other than Inventories, as defined in Section 2(c) below) located on the Effective Date at the Hotel or the Golf Course or in Operator’s leased space in the Warehouse (as defined in Schedule 2(d) to this Agreement) (and all replacements implemented between the Effective Date and the Closing Date), but excluding the tangible personal property located at the Hotel and/or the Golf Course that comprises Excluded Property (as defined in Section 3.1 below) and is described on Schedule 2(b) attached hereto. The tangible personal property, other than the Excluded Property, described in this Section 2(b) is sometimes collectively referred to herein as the “Tangible Personal Property”;

(c) Inventories. All inventories at and for the Hotel and the Golf Course, whether opened or unopened, including without limitation all inventory in storerooms, refrigerators, pantries and kitchens, alcoholic and non-alcoholic beverages in wine cellars, bars or elsewhere in the Hotel or Golf Course facilities or in Operator’s leased space in the Warehouse, merchandise intended for sale or resale, fuel, mechanical supplies, stationery, guest supplies, maintenance and

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housekeeping supplies and other expensed supplies and similar items (including, without limitation, to the extent any of the same have been purchased by or on behalf of Owner to be used or sold at the Hotel or Golf Course, but have not yet been delivered to the Hotel or Golf Course), and replacements in the case of supplies, materials and inventories consumed or sold between the Effective Date and the Closing Date, but excluding the Excluded Property (collectively, “Inventories”); provided that the Purchase Price shall not be affected by any fluctuations in the value of Inventories between the Effective Date and the Closing to the extent fluctuations occur in accordance with Section 17.1 below;

(d) Intangible Personal Property. All of Owner’s rights under and interests in the following (whether in Owner’s or Operator’s possession or control), but excluding any intangible personal property described in the immediately following clauses (i) through (xii) that constitutes Excluded Property: (i) to the extent assignable, the service, maintenance, utility, supply and other agreements and contracts and the equipment leases relating to the operations of the Hotel and/or the Golf Course and to the Power Plant Equipment that are set forth on Schedule 2(d) attached hereto (collectively, the “Assumed Contracts”); (ii) to the extent available to Owner, surveys, architectural and engineering drawings, plans and specifications, other engineering and other design products, tests and reports relating to the Real Property, the Tangible Personal Property and/or the Power Plant Equipment and other technical descriptions and technical documents relating to the Real Property, the Tangible Personal Property and/or the Power Plant Equipment; (iii) the contracts, reservations and other arrangements for guest rooms, meeting and conference rooms, pre-function areas, events, tee times, food service and/or other facilities or services to be provided or supplied from the Hotel after the Re-Opening Date (as defined in Section 17.1 below), if any, and from the Golf Course after the Closing Date, if any, (the “Bookings”), and the aggregate amount of any deposits received by or on behalf of Owner (whether paid in cash or by credit card) as a deposit for any Bookings, if any, (the “Advance Deposits”), but only to the extent, if at all, that such Bookings and Advance Deposits exist as of the Closing; (iv) to the extent available to Owner, all equipment maintenance records, reports, parts, operating manuals, security codes and other intangible materials of any kind owned by Owner and relating to the ownership and/or operation of the Hotel equipment, the Golf Course equipment and/or the Power Plant Equipment; (v) telephone numbers and physical addresses relating to the ownership or operation of the Hotel and/or the Golf Course; (vi) to the extent transferable and owned by and held in the name of Owner, the Special Hotel License issued for the Hotel pursuant to the Spirit License Act (the “Permit”) and all other licenses, variances, certificates, permits and other authorizations, consents and approvals relating to the construction, ownership, operation, occupancy, maintenance or use of the Hotel, the Golf Course and/or the Power Plant Equipment, if any; (vii) to the extent transferable and owned by and held in the name of Owner, all warranties, guaranties and indemnities by third parties relating to the Hotel, the Golf Course and/or any of the Assets; (viii) all personnel information regarding the Hotel and Golf Course employees to the extent made available by Operator to Owner, including, without limitation, an employee roster (setting forth the name and position for each employee); (ix) to the extent transferable, all trademarks, trade names, service marks, copyrights, websites and domain names, relating to the trade names listed on Exhibit D attached hereto (with all such listed trade names being the “Intellectual Property”); (x) all goodwill associated with the Hotel and/or the Golf Course; (xi) copies of such other documents pertaining to the Hotel and the Golf Course as Buyer may reasonably request prior to Closing from Owner which are in Owner’s possession or control or which are in Operator’s possession or control and available to Owner; with all of the foregoing as described in the immediately preceding clauses (i) through (xi) being collectively the “Intangible Personal Property” and, together with the Tangible Property, the “Personal Property”; and

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(e) Additions and Improvements. Any and all additions and improvements to and replacements of any of the foregoing Assets as described in Sections 2(a) through 2(d) above occurring between the Effective Date and the Closing Date; provided, however, that Owner shall not cause or permit any such addition, improvement or replacement to be commenced or made other than (i) in accordance with Section 17 below; (ii) following Buyer’s prior written consent thereto (which consent may be given, not given or conditioned in Buyer’s sole discretion); or (iii) to the extent required by applicable law (in which event Owner shall pay all costs and expenses incurred in connection with such addition, improvement or replacement).

For the avoidance of doubt, it is hereby declared that the sale and purchase of each of the Assets is interdependent and shall be completed simultaneously.

3. Excluded Property; Non-Assumed Liabilities.

3.1 Excluded Property. Notwithstanding anything to the contrary herein, the following are expressly excluded from the definition of Assets under this Agreement (collectively, the “Excluded Property”): (a) all tangible and intangible personal property or inventory owned or leased by tenants, concessionaires, licensees, guests or employees of Owner, Operator, or any other third party; (b) all insurance policies relating to the Assets and in effect prior to the Closing Date, including, without limitation, general liability, operational liability (including hotel and innkeepers’ liability and liquor liability), business interruption, fire and casualty policies, and except as set forth in Section 10 below all proceeds and claims thereunder as well as any prepayments thereunder; (c) Owner’s rights under the Ritz Carlton Agreement; (d) except to the extent of monies subject to proration and to be credited to Owner in accordance with Section 14 below, refunds, rebates, or other proceeds from third party claims, or any interest thereon, for periods or events occurring prior to the Apportionment Time (as defined in Section 14.1 below); (e) any property (including proprietary information) owned by Operator or any of its affiliates (“Excluded Operator Property”); (f) any property bearing the trademarks, tradenames, service marks, copyrights or domain names of Operator or any of its affiliates including, without limitation, the Ritz Carlton Name Property and the Ritz Carlton Merchandise (each as defined in Section 14.1(v) below) (“Excluded Branded Property”); (g) except to the extent of monies subject to proration hereunder and to be credited to Owner in accordance with Section 14 below, if any, monies on deposit in any Hotel and/or Golf Course operating account, reserve account (including any reserve for replacement of furniture, fixtures and equipment), or other account; (h) except to the extent of monies subject to proration hereunder and to be credited to Owner in accordance with Section 14 below, deposits for utilities and under any service, maintenance, utility, supply and other agreements and contracts and equipment leases relating to the operations of the Hotel and/or the Golf Course (including, without limitation, the Assumed Contracts); (i) except to the extent of monies subject to proration hereunder and to be credited to Owner in accordance with Section 14 below, prepaid Permit fees; (j) except to the extent of monies subject to proration hereunder and to be credited to Owner in accordance with Section 14 below, other items prepaid by or on behalf of Owner; (k) title to the Golf Course Land; and (1) title to the Power Plant Equipment.

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3.2 Non-Assumed Liabilities. Unless otherwise specifically set forth herein to the contrary, any indebtedness, accounts payable, liabilities, claims, damages, losses or obligations of any kind or nature related to Owner, Operator or the Assets for the period prior to the Apportionment Time shall be retained, be the responsibility of and be paid by Owner, and Buyer shall not be or become liable therefor, except to the extent Buyer receives a credit therefor or otherwise expressly assumes in writing such liabilities pursuant to this Agreement or any other documents executed by Buyer and delivered to Lender at Closing (the “Non-Assumed Liabilities”). Any indebtedness, accounts payable, liabilities, claims, damages, losses or obligations of any kind or nature related to Buyer or to the Assets for the periods from and after the Apportionment Time shall be retained, be the responsibility of and be paid by Buyer, and neither Lender nor Owner shall be or become liable therefor. The provisions of this Section 3.2 shall survive the Closing and shall not merge with the provisions of any closing documents.

4. As-Is Purchase.

(a) BUYER ACKNOWLEDGES AND AGREES THAT UPON THE CLOSING, LENDER WILL SELL AND CONVEY TO BUYER, AND BUYER WILL ACCEPT THE ASSETS, “AS IS, WHERE IS, WITH ALL FAULTS.” BUYER FURTHER ACKNOWLEDGES AND AGREES THAT THERE ARE NO ORAL AGREEMENTS OR ORAL WARRANTIES OR REPRESENTATIONS COLLATERAL TO OR AFFECTING LENDER, OWNER, OWNER’S AFFILIATES OR ANY OTHER PERSON. NEITHER LENDER NOR OWNER IS LIABLE OR BOUND IN ANY MANNER BY ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE ASSETS FURNISHED BY ANY REAL ESTATE BROKER, AGENT, EMPLOYEE OR OTHER PERSON (TOGETHER WITH OWNER AND OWNER’S AFFILIATES, THE “OWNER PARTIES”), UNLESS THE SAME ARE SPECIFICALLY SET FORTH OR REFERRED TO HEREIN. BUYER ACKNOWLEDGES THAT THE PURCHASE PRICE REFLECTS THE “AS IS, WHERE IS” NATURE OF THIS SALE AND ANY FAULTS, LIABILITIES, DEFECTS OR OTHER ADVERSE MATTERS THAT MAY BE ASSOCIATED WITH THE ASSETS. BUYER, WITH BUYER’S COUNSEL, HAS FULLY REVIEWED THE DISCLAIMERS AND WAIVERS SET FORTH IN THIS AGREEMENT, UNDERSTANDS THE SIGNIFICANCE OF EACH AND AGREES THAT THE DISCLAIMERS AND OTHER AGREEMENTS SET FORTH HEREIN ARE AN INTEGRAL PART OF THIS AGREEMENT AND THAT LENDER WOULD NOT HAVE AGREED TO SELL THE ASSETS TO BUYER FOR THE PURCHASE PRICE WITHOUT THE DISCLAIMERS AND OTHER AGREEMENTS SET FORTH IN THIS AGREEMENT.

(b) OTHER THAN THE MATTERS REPRESENTED IN SECTION 1.4 AND SECTION 5 HEREOF AND IN ANY INSTRUMENT EXECUTED AND DELIVERED BY LENDER OR OWNER AT CLOSING, BY WHICH ALL OF THE PROVISIONS OF THIS AGREEMENT ARE LIMITED, BUYER HAS NOT RELIED UPON AND WILL NOT RELY UPON, EITHER DIRECTLY OR INDIRECTLY, ANY REPRESENTATION OR WARRANTY OF THE OWNER PARTIES, AND BUYER HEREBY ACKNOWLEDGES THAT NO SUCH REPRESENTATIONS OR WARRANTIES HAVE BEEN MADE OTHER THAN AS EXPRESSLY SET FORTH IN THIS AGREEMENT. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, LENDER AND OWNER EACH SPECIFICALLY DISCLAIMS, AND NEITHER THE OWNER PARTIES NOR ANY OTHER PERSON IS

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MAKING, ANY REPRESENTATION, WARRANTY OR ASSURANCE WHATSOEVER TO BUYER, AND NO WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EITHER EXPRESS OR IMPLIED, ARE MADE BY LENDER OR THE OWNER PARTIES OR RELIED UPON BY BUYER WITH RESPECT TO THE STATUS OF TITLE TO OR THE MAINTENANCE, REPAIR, CONDITION, DESIGN OR MARKETABILITY OF THE ASSETS, OR ANY PORTION THEREOF, INCLUDING (i) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (ii) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (iii) ANY RIGHTS OF BUYER UNDER APPROPRIATE LAWS OR REGULATIONS TO CLAIM DIMINUTION OF CONSIDERATION, (iv) ANY CLAIM BY BUYER FOR DAMAGES BECAUSE OF DEFECTS, WHETHER KNOWN OR UNKNOWN, WITH RESPECT TO THE ASSETS, (v) THE FINANCIAL CONDITION OR PROSPECTS OF THE ASSETS AND (vi) THE COMPLIANCE OR LACK THEREOF OF THE REAL PROPERTY OR THE IMPROVEMENTS WITH GOVERNMENTAL REGULATIONS, INCLUDING ENVIRONMENTAL LAWS, NOW EXISTING OR HEREAFTER ENACTED OR PROMULGATED, IT BEING THE EXPRESS INTENTION OF LENDER, OWNER AND BUYER THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE ASSETS WILL BE CONVEYED AND TRANSFERRED TO BUYER IN THEIR PRESENT CONDITION AND STATE OF REPAIR, “AS IS, WHERE IS, WITH ALL FAULTS.”

(c) BUYER REPRESENTS THAT IT IS A KNOWLEDGEABLE, EXPERIENCED AND SOPHISTICATED BUYER OF REAL ESTATE. AND THAT IT IS RELYING SOLELY ON ITS OWN EXPERTISE AND THAT OF BUYER’S CONSULTANTS IN PURCHASING THE ASSETS. BUYER HAS BEEN GIVEN A SUFFICIENT OPPORTUNITY TO CONDUCT AND HAS CONDUCTED SUCH INSPECTIONS, INVESTIGATIONS AND OTHER INDEPENDENT EXAMINATIONS OF THE ASSETS AND RELATED MATTERS AS BUYER DEEMS NECESSARY, INCLUDING THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AND WILL RELY UPON SAME AND NOT UPON ANY STATEMENTS OF LENDER OR THE OWNER PARTIES NOT EXPRESSLY STATED IN THIS AGREEMENT AND/OR IN ANY INSTRUMENT EXECUTED AND DELIVERED BY LENDER OR OWNER AT CLOSING. BUYER ACKNOWLEDGES THAT ALL INFORMATION OBTAINED BY BUYER WAS OBTAINED FROM A VARIETY OF SOURCES, AND NEITHER LENDER NOR OWNER WILL BE DEEMED TO HAVE REPRESENTED OR WARRANTED THE COMPLETENESS, TRUTH OR ACCURACY OF ANY OF THE DOCUMENTS OR OTHER INFORMATION FURNISHED OR OTHERWISE MADE AVAILABLE TO BUYER EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT. EXCEPT FOR THE NON-ASSUMED LIABILITIES, UPON THE CLOSING, BUYER WILL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY BUYER’S INSPECTIONS AND INVESTIGATIONS.

(d) THE TERMS AND CONDITIONS OF THIS SECTION 4 WILL EXPRESSLY SURVIVE THE TERMINATION OF THIS AGREEMENT OR THE CLOSING, AS THE CASE MAY BE, WILL NOT MERGE WITH THE PROVISIONS OF ANY CLOSING DOCUMENTS AND ARE HEREBY DEEMED INCORPORATED INTO THE CLOSING DOCUMENTS AS FULLY AS IF SET FORTH AT LENGTH THEREIN.

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5. Owner’s and Lender’s Representations and Warranties.

5.1 Representations and Warranties. Owner, and Lender solely with respect to the representation set forth in Section 5.1(a)(ii) below, each represents and warrants to Buyer that the following representations and warranties are true and correct in all material respects as of the Effective Date (as Owner’s representations shall be updated as of the business day immediately prior to the Closing Date pursuant to Section 5.2 below):

(a) Authority. (i) Owner is a limited partnership validly existing and in good standing under the laws of the State of Delaware and duly registered under Part X of the Companies Act of Jamaica, and Owner has all requisite power and authority to enter into this Agreement and all documents now or hereafter to be executed and delivered by Owner pursuant to this Agreement and to perform its obligations under this Agreement and under such documents and has taken all action (statutory or otherwise) necessary to execute, deliver and exercise its rights and perform its obligations hereunder. The person executing on behalf of Owner this Agreement and all documents now or hereafter to be executed and delivered by Owner pursuant to this Agreement has been duly authorized to execute such documents on behalf of Owner. Owner has, or prior to Closing shall have, obtained any consents necessary for it to enter into and perform under this Agreement.

(ii) Lender is a limited liability company validly existing and in good standing under the laws of the State of Delaware, and Lender has all requisite power and authority to enter into this Agreement and all documents now or hereafter to be executed and delivered by Lender pursuant to this Agreement and to perform its obligations under this Agreement and has taken all action (statutory or otherwise) necessary to execute, deliver and exercise its rights and perform its obligations hereunder. The person executing on behalf of Lender this Agreement and all documents now or hereafter to be executed and delivered by Lender pursuant to this Agreement has been duly authorized to execute such documents on behalf of Lender. Lender has, or prior to Closing shall have, obtained any consents necessary for it to enter into and perform under this Agreement.

(b) No Violation. The execution, delivery and performance by Owner of and under this Agreement will not result in a violation by Owner of its obligations under any (i) judgment or order entered by any court or governmental body; (ii) governmental statute, ordinance, code, rule or regulation; or (ii) contract or agreement or indenture, in each case that is binding on Owner or any of the Assets.

(c) Title to Real Property; Encumbrances.

(i) The Hotel Land and the Golf Course Land are described in Exhibit A-1 and Exhibit A-2, respectively, which exhibits are accurate in all respects, and the Hotel Land and the Golf Course Land comprise all the land owned, leased, controlled or occupied by the Owner for the purpose of the Hotel and the Golf Course, subject to Section 5.1(c)(ii) below. To Owner’s knowledge all of the land comprising the Hotel Land and the Golf Course Land is registered land under the Registration of Titles Act. To Owner’s knowledge, Owner is the registered proprietor of and owns fee title to the Hotel Land, subject only to (i) the liens, encumbrances, easements, restrictions and covenants and other matters set forth on the

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Certificate of Title for the Hotel Land and the Golf Course Land in effect as of the Effective Date (collectively, the “Registered Exceptions”). Owner shall cause the liens, encumbrances, easements, restrictions and covenants listed on Schedule 5.1(c-1) attached hereto (collectively, the “Non-Permitted Encumbrances”) to be wholly discharged on or before Closing. To Owner’s actual knowledge, Owner is registered as the lessee of the Golf Course Land. To Owner’s knowledge, the other Assets are owned free and clear by Owner except for the Registered Exceptions. Owner and/or Lender has arranged with all holders of Non-Permitted Encumbrances for the release and discharge of all Non-Permitted Encumbrances and will satisfy prior to Closing each Non-Permitted Encumbrance. Owner is fully entitled to vacant possession of the Hotel Land subject only to the rights of Hotel guests, Golf Course guests, Hotel and Golf Course employees and others necessary for the current operation of the Hotel and Golf Course and has exclusive possession of the Golf Course Land subject only to the rights of Hotel guests, Golf Course guests, Hotel and Golf Course employees and others necessary for the current operation of the Hotel and Golf Course. At Closing, Owner shall give to Buyer vacant possession of the Hotel Land and exclusive possession of the Golf Course Land. Upon delivery of possession of the Assets to Buyer at Closing as contemplated by this Agreement, all right, title and interest in and to the Real Property and the other Assets will be transferred to Buyer free and clear of all liens, encumbrances, easements, restrictions and covenants and other rights of third parties, except for the Registered Exceptions that are not Non-Permitted Encumbrances (the “Permitted Exceptions”). There are no pending or, to Owner’s knowledge, threatened disputes regarding boundaries, easements, covenants or other matters relating to any of the Hotel Land and the Golf Course or their use other than as set out in Schedule 5.1(c-2) attached hereto.

(ii) Notwithstanding anything to the contrary in Section 5.1(c)(i) above, Buyer acknowledges that, as of the Effective Date, (1) the land described on Exhibit A-3 (the “Beach Parcel”) is not registered land under the Registration of Titles Act and Owner does not own fee simple title thereto and (2) title to the land described on Exhibit A-4 (the “RHDL Parcel”) is registered under the name of RHDL and Owner does not own fee simple title thereto.

(d) No Condemnation. There is no pending or, to Owner’s knowledge, threatened condemnation, eminent domain or similar proceeding with respect to all or any portion of the Real Property or the Golf Course Land.

(e) Agreements with Governmental Authorities. Neither Owner nor any of its affiliates has entered into any unrecorded commitment or agreement with any governmental authority affecting the ownership or operation of all or any portion of the Real Property, the Golf Course Land, the Hotel, the Golf Course or any of the other Assets.

(f) Compliance. To Owner’s knowledge, except as set forth on Schedule 5.1(f) attached hereto, Owner has not received any written notice from any governmental authority that any of the Assets or the Power Plant Equipment, or any portion thereof, is in violation of any applicable fire, health, building, use, occupancy, environmental, zoning or other law, code, rule, ordinance, statute, order, directive, regulation or other requirement affecting the Assets or the Power Plant Equipment, as applicable, where such violation remains outstanding. To Owner’s knowledge, except as set forth on Schedule 5.1(f) attached hereto, there are no presently uncured violations of any applicable governmental statute, ordinance, code, rule or regulation affecting the Assets or the Power Plant Equipment.

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(g) Litigation. There is no pending or, to Owner’s knowledge, threatened action, suit, governmental or administrative investigation or arbitration proceeding against or affecting Owner or any of the Assets, or arising out of the ownership, lease, management or operation of any of the Assets, this Agreement or the transaction contemplated by this Agreement, which will remain outstanding following Closing.

(h) Assumed Contracts and Golf Course Lease. Owner has delivered to Buyer true, complete, and correct copies of (i) the Golf Course Lease (including, but not limited to, any amendments, modifications, side letters or other written agreements relating thereto); and (ii) all of the Assumed Contracts (including, but not limited to, any amendments, modifications, side letters or other written agreements relating thereto) currently in effect (or that will be in effect after Closing). Each of the Assumed Contracts and the Golf Course Lease is in full force and effect, and except with respect to defaults, failures or other circumstances, if any, that will be fully satisfied or cured by Owner or the other party to such agreement at or prior to the Closing, Owner has not received any notice alleging or claiming any default or failure of performance thereunder which has not heretofore been cured or satisfied, and to Owner’s knowledge (A) there are no defaults thereunder, (B) no events have occurred that with notice or the passage of time or both would constitute a default by Owner or any other party thereto and (C) there exist no offsets or defenses to the performance of all obligations thereunder. All Assumed Contracts on which stamp duty is payable have been duly stamped or prior to Closing will, to the extent possible using commercially reasonable efforts, be duly stamped. As of the Closing, other than the Assumed Contracts, there are no other contracts, agreements or commitments whether conditional or unconditional and no arrangements or undertakings that will be legally binding on Buyer.

(i) Environmental. To Owner’s knowledge, Owner has not received any notice of or relating to any alleged violation of or non-compliance of any of the Assets or the Power Plant Equipment with any applicable laws, regulations, codes of practice and other similar controls and advice made or issued by national or local government or by any other regulatory body relating to the protection of the environment (including without limitation the prevention of pollution of any land, water, or air due to the release, escape, or other emission of any substance including radioactive substances or the production, transportation, storage, treatment, recycling or disposal of waste or the making of noise) that are now in existence and, where relevant, enforceable (the “Environmental Laws”), which violation or non-compliance remains outstanding.

(j) Tenancies. To Owner’s knowledge, there are no leases, licenses, concessions or other agreements granting any occupancy, possessory or entry rights in or to the Real Property other than (i) as set forth on Schedule 5.1(j) attached hereto (the “Leases”), which Leases shall be terminated by Owner prior to Closing in accordance with Section 17.6 below, and (ii) the Registered Exceptions and the Assumed Contracts.

(k) Rights of Others. No party has any right of first refusal, right of first offer or option to purchase or with respect to all or any part of the Assets.

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(l) Personal Property. The items, amounts and quantities of the Tangible Personal Property as of the Effective Date together with any Excluded Property constituting tangible personal property, are, and as of the Closing will be, adequate and sufficient for the operation of the Hotel and the Golf Course in a manner consistent with the manner in which the Hotel and Golf Course have been operated during the twelve-month period immediately preceding the Effective Date. There is no Tangible Personal Property or Inventory used in the operation of the Hotel or the Golf Course, as applicable, as they are being operated as of the Effective Date, that is not either located at the Hotel or Golf Course or being delivered to the Hotel or the Golf Course. There is no Tangible Personal Property or Inventory located at or used in connection with the operation of the Hotel or the Golf Course that is owned by any person or entity other than Owner. As of the Closing Date, all of the Tangible Personal Property, the Inventory and the Intangible Personal Property is owned by Owner free and clear of all liens, encumbrances and security interests except for the Permitted Exceptions. As of the Effective Date, there is no material tangible personal property located at the Hotel, the Warehouse or the Golf Course, which is used in the operation of the Hotel and/or the Golf Course, that is owned by any person or entity other than Seller (except for certain items of the Excluded Property).

(m) No Management Agreements. Other than the Ritz Carlton Agreement (which shall be terminated by Owner as of the Closing without any cost or expense to Buyer) and the Assumed Contracts, there are no hotel management, property management or asset management agreements that relate to or encumber the Real Property, the Hotel, the Golf Course or the Power Plant Equipment. Owner has the right to terminate the Ritz Carlton Agreement effective as of the Closing as required by this Agreement.

(n) Bankruptcy. Owner has not (i) commenced a voluntary case with respect to it or its assets, or to Owner’s knowledge had entered against it a petition, for relief under any bankruptcy act, and is not the subject of any petition, order or decree under any law or statute relative to bankruptcy, insolvency or other relief for debtors; (ii) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator, or similar official in any federal, state, or foreign judicial or non-judicial proceeding, to hold, administer and/or liquidate all or substantially all of its assets or any of the Assets; or (iii) made a general assignment for the benefit of creditors.

(o) OFAC. Owner (i) is not in violation of any Anti-Terrorism Law (as defined below); (ii) is not a Prohibited Person (as defined below); and (iii) is not and will not knowingly (1) conduct any business or engage in any transaction or dealing with any Prohibited Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Prohibited Person; (2) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 (as defined below); or (3) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose or intent of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law. As used herein: (1) “Anti-Terrorism Law” is defined as any law relating to terrorism or money-laundering, including Executive Order No. 13224 and the USA Patriot Act (as defined below); (2) “Executive Order No. 13224” is defined as the United States Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, relating to “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism”; (3) “Prohibited Person” is defined as (A) person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (B) a person or entity owned or controlled by, or acting for or on behalf of, any person or entity listed in the Annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

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(C) a person or entity with whom any lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (D) a person or entity who commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224; (E) a person or entity that is named as a “specially designated national and blocked person” on the most current list published by the United States Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/offices/eotffc/sdn/tllsdn.pdf or at any replacement website or other official publication of such list; or (F) a person or entity who is affiliated with a person or entity described in clauses (A)-(E) of this definition; and (4) “USA Patriot Act” is defined as the “Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001” (Public Law 107-56) of the United States.

(p) Employment. All of the employees currently employed at or for the Hotel and the Golf Course are employed solely by Owner or Operator. There is and has been no collective bargaining agreement, or any other agreement, with any union or employee representative, relating to the Hotel or the Golf Course. There have been no employee or union organization activities, strikes, boycotts, work slowdowns, employee walkouts, work stoppages or employer lockouts at or with respect to the Hotel or the Golf Course during the past twelve (12) months. As at Closing all employees of the Hotel and the Golf Course will have been terminated before or as of the Closing Date and all salaries and other emoluments including holiday pay, income tax, education tax, national insurance payments, contributions to retirement benefit schemes required under Jamaican law to be paid, will have been paid or will be paid at Closing in full. The termination of all employees of the Hotel and the Golf Course (including any former employees made redundant prior Closing Date) have been or will be carried out in accordance with the Employment (Termination and Redundancy Payments) Act and all notice pay or redundancy payments due to such employees have been paid or will be paid at Closing in full.

(q) Intellectual Property. Owner has not received written notice alleging that the Intellectual Property or the operation of the Hotel and/or the Golf Course infringes upon or otherwise violates the intellectual property rights of any third party. No settlement agreements, consent agreements, or similar agreements, or judgments, court orders, or similar obligations to which Owner or its affiliates are a party, limit Owner’s rights to own, use, or possess any of the Intellectual Property.

(r) Insurance. Owner is maintaining, and will maintain through Closing, in full force and effect the insurance policies with the coverage for the Assets described in Schedule 5.1(r) attached hereto (collectively, the “Insurance Policies”). Owner has not received, and to Owner’s knowledge Operator has not received, any written notice from any insurer or board of fire underwriters of any defects or inadequacies with respect to the Assets or any part or component thereof that that have not been cured or repaired and that would be reasonably likely to have a material adverse effect on the insurability of the Assets or cause any material increase in the premiums for insurance for the Assets.

(s) Operator Property. A true, correct and accurate list of all Excluded Operator Property and Excluded Branded Property is set forth on Schedule 5.1(s) attached hereto.

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(t) Permit. To Owners actual Knowledge, the Permit is in full force and effect and is not conditioned or restricted except as set forth in such Permit. Owner has not received any written notice alleging any breach or violation of any provision, condition or limitation of the Permit or any notice of non-renewal, suspension or revocation of the Permit that has not been dismissed or cured.

(u) Due Diligence Materials. Prior to the Effective Date, Owner provided to or made available to Buyer all material non-proprietary information relating to the Assets and the Power Plant Equipment in Owner’s (or its legal counsel’s) possession or control which Buyer has requested (the “Due Diligence Materials”). To Owner’s knowledge, Owner has not failed to deliver to Buyer any other information in the possession or control of Owner or Owner’s legal counsel that would render the Due Diligence Materials incomplete or inaccurate in any material respect.

5.2 Bring Down of Representations and Warranties. The Owner’s representations and warranties set forth in Section 5.1 above shall all be remade as of the business day immediately prior to each of the Additional Deposit Funding Date and the Closing Date pursuant to a certificate in substantially the form of Exhibit E attached hereto (each, “Owner’s Bring Down Certificate”). Owner shall deliver Owner’s Bring Down Certificate to Buyer in electronic format not later than 2:00 p.m. (EDT) on the business day immediately prior to each of the Additional Deposit Funding Date and the Closing Date. If Owner’s Bring Down Certificate discloses any new matters (i.e., a matter which was not disclosed in Owner’s original representations and warranties as set forth in this Agreement) arising out of circumstances first occurring after the Effective Date, which circumstances have a material adverse effect on the value of the Assets as a whole, are unrelated to Owner’s closure of the Hotel to accommodate Buyer’s post-closing renovation activities, and are not capable of being resolved by Owner prior to or at Closing, then Buyer may elect by written notice to Lender, Owner, MFG and HMF in electronic format, to either (A) waive such disclosure and complete the funding of the Additional Deposit and/or the purchase of the Assets, as applicable, in accordance with the terms of this Agreement, or (B) terminate this Agreement in which event MFG shall pay the balance of the Deposit then held by MFG to Buyer, and Lender, Owner and Buyer shall have no further rights or obligations under this Agreement, except those which expressly survive termination; provided, however, that in the event of a termination of this Agreement pursuant to the foregoing clause (B) occurring after the Additional Deposit Funding Date, HMF shall also release to MFG the original stamped copy of this Agreement duly marked “cancelled” together with the Original Transfer Tax Receipt so as to allow MFG to invoke the Unwind Procedure (as defined in Section 12.3 below) and upon recovery of the Stamp Duty and Tax Refund (as defined in Section 12.3 below), the Stamp Duty and Tax Refund shall be paid to Buyer, less and except the pro rata portion of the Stamp Duty and Tax Refund attributable to Lender’s Stamp Duty Contribution theretofore made by Lender, if any (“Lender’s Deposit Refund Amount”), which Lender’s Deposit Refund Amount will be paid by MFG to Lender. Buyer’s failure to deliver such a notice to Lender, Owner, MFG and HMF prior to 1:00 p.m. on the Additional Deposit Funding Date or prior to the scheduled time for Closing, as applicable, shall be deemed Buyer’s election to waive such inaccuracy and to fund the Additional Deposit and/or to complete the purchase of the Assets, as applicable, in accordance with the terms of this Agreement.

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5.3 Survival of Representations and Warranties. Owner’s representations and warranties set forth in this Agreement, as amended or supplemented in Owner’s Bring Down Certificates, shall not survive the Closing.

5.4 Owner’s Knowledge. As used in this Agreement, the phrase “to Owner’s knowledge” or words of similar import shall mean the actual knowledge of the individuals set forth on Schedule 5.4 attached hereto (collectively, the “Knowledge Parties”), after conducting reasonable investigation of the matters being represented and warranted. The Knowledge Parties shall have no personal liability for a breach of a representation or warranty set forth in this Agreement.

5.5 Limitation on Owner’s Representations and Warranties.

(a) BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY CLOSING DOCUMENT, (I) THE PURCHASE OF THE ASSETS SHALL BE ON AN “AS IS,” “WHERE IS,” “WITH ALL FAULTS BASIS,” SUBJECT TO REASONABLE WEAR AND TEAR FROM THE EFFECTIVE DATE UNTIL CLOSING, AND (II) NONE OF LENDER, OWNER, OPERATOR OR ANY OWNER AFFILIATE, OR ANY OF THEIR RESPECTIVE SHAREHOLDERS, MEMBERS, PARTNERS, TRUSTEES, DIRECTORS, OFFICERS, MANAGERS, EMPLOYEES, AGENTS OR REPRESENTATIVES, NOR ANY PERSON PURPORTING TO REPRESENT ANY OF THE FOREGOING, HAVE MADE ANY REPRESENTATION, WARRANTY, GUARANTY, PROMISE, PROJECTION OR PREDICTION WHATSOEVER WITH RESPECT TO THE ASSETS OR ANY ASPECT OR PORTION THEREOF, WRITTEN OR ORAL, EXPRESS OR IMPLIED, ARISING BY OPERATION OF LAW OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR ANY REPRESENTATION OR WARRANTY AS TO (A) THE CONDITION, QUANTITY, QUALITY, USE, OCCUPANCY OR OPERATION OF THE ASSETS OR ANY PORTION THEREOF, (B) THE PAST, PRESENT OR FUTURE REVENUES OR EXPENSES WITH RESPECT TO THE ASSETS, (C) THE COMPLIANCE OF THE ASSETS OR ANY PORTION THEREOF OR THE OPERATION OF THE ASSETS WITH ANY ZONING REQUIREMENTS, BUILDING CODES OR OTHER APPLICABLE LAW, OR (D) THE ACCURACY OF ANY ENVIRONMENTAL REPORTS OR OTHER INFORMATION SET FORTH IN THE OWNER DUE DILIGENCE MATERIALS PROVIDED TO BUYER WHICH WERE PREPARED FOR OR ON BEHALF OF OWNER. BUYER ACKNOWLEDGES AND AGREES THAT BUYER IS NOT RELYING ON ANY STATEMENT MADE OR INFORMATION PROVIDED TO BUYER BY LENDER, OWNER, OPERATOR OR ANY AFFILIATE OF OWNER, OR ANY OF THEIR RESPECTIVE SHAREHOLDERS, MEMBERS, PARTNERS, TRUSTEES, DIRECTORS, MANAGERS, OFFICERS, EMPLOYEES, AGENTS OR REPRESENTATIVES, OR ANY PERSON PURPORTING TO REPRESENT ANY OF THE FOREGOING, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY OWNER IN THIS AGREEMENT OR IN ANY CLOSING DOCUMENT.

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(b) IF BUYER HAS KNOWLEDGE PRIOR TO CLOSING OF A BREACH OF ANY REPRESENTATION OR WARRANTY MADE BY OWNER IN THIS AGREEMENT AND BUYER NEVERTHELESS ELECTS TO CLOSE THE TRANSACTION CONTEMPLATED HEREUNDER, SUCH REPRESENTATION OR WARRANTY BY OWNER WITH RESPECT TO SUCH MATTER SHALL BE DEEMED TO BE MODIFIED TO REFLECT SUCH BUYER’S KNOWLEDGE.

6. Buyer Representations and Warranties.

Buyer represents and warrants to Lender and Owner that the following representations and warranties are true and correct in all material respects as of the Effective Date:

(a) Authority. The entity constituting Buyer that is executing this Agreement is a wholly owned subsidiary of Playa Hotels & Resorts, S.L. (“Playa”), and is a private limited liability company existing and in good standing under the laws of Netherlands, and has all requisite power and authority to enter into this Agreement and all documents now or hereafter to be executed and delivered by Buyer pursuant to this Agreement and to perform its obligations under this Agreement and under such documents. The person executing on behalf of Buyer this Agreement and all documents now or hereafter to be executed and delivered by Buyer pursuant to this Agreement has been duly authorized to execute such documents on behalf of Buyer. Buyer has, or prior to Closing shall have, obtained any consents necessary for it to enter into and perform under this Agreement.

(b) No Violation. The execution, delivery and performance by Buyer of and under this Agreement will not result in a violation by Buyer of its obligations under any (i) any judgment or order entered by any court or governmental body; (ii) any governmental statute, ordinance, code, rule or regulation; or (iii) any contract or agreement or indenture, in each case that is binding on Buyer.

(c) OFAC. Buyer (i) is not in violation of any Anti-Terrorism Law; (ii) is not a Prohibited Person; and (iii) is not and will not knowingly (1) conduct any business or engage in any transaction or dealing with any Prohibited Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Prohibited Person; (2) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or (3) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose or intent of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

7. Closing Costs.

Lender shall be responsible at Closing for the payment from the Purchase Price of (i) all expenses of Owner as set forth in Section 19 below; (ii) one hundred percent (100%) of any transfer tax or assessment applicable to the conveyances and transfers contemplated by this Agreement, and (iii) fifty percent (50%) of stamp duties and registration fees applicable to the conveyances and transfers contemplated by this Agreement. Buyer shall be responsible for or pay at Closing (i) all expenses of Buyer as set forth in Section 19 below; (ii) fifty percent (50%) of stamp duties and registration fees applicable to the conveyances and transfers contemplated by this Agreement; and (iii) any GCTA tax required to be paid by Buyer pursuant to Section 1.4 above.

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8. Due Diligence.

Buyer hereby acknowledges and agrees that, prior to its execution of this Agreement, Buyer has had access to the Assets, the Hotel and the Golf Course, and to information concerning the Assets, the Hotel and the Golf Course, and that Buyer enters into this Agreement recognizing that Buyer does not have the right to additional due diligence under this Agreement. Except for the representations and warranties of Owner expressly made in this Agreement, Buyer is and will be relying upon its own due diligence and inspections and the advice of its own counsel and consultants.

9. Vesting; Purchase Price Undertaking.

9.1 Vesting. Buyer and Owner agree that title to and possession of the Assets shall vest in Buyer no later than the completion of Closing.

9.2 Purchase Price Undertaking. On May 31, 2013, Buyer shall procure the delivery to HMF of an undertaking reasonably acceptable to Lender, Owner and HMF for payment of the balance of the Purchase Price at Closing; provided that Lender, Owner and HMF agrees that such undertaking may be provided by MFG or by a Jamaican financial institution reasonably acceptable to Lender, Owner and HMF.

10. Casualty.

10.1 Material Casualty. If the Assets or any portion thereof is damaged or destroyed by fire or any other casualty prior to Closing (a “Casualty”), Owner shall give written notice of such Casualty to Lender and Buyer promptly after the occurrence of such Casualty. If the amount of the repair, restoration or replacement required by a Casualty equals or exceeds Two Million Dollars United States Dollars (US$2,000,000) (a “Material Casualty”), then Buyer shall have the right, in its sole discretion, to (i) terminate this Agreement in which event MFG shall pay the balance of the Deposit then held by MFG to Buyer and, in the event of a termination of this Agreement occurring after the Additional Deposit Funding Date, HMF shall also release to MFG the original stamped Agreement duly marked “cancelled” together with the Original Transfer Tax Receipt so as to allow MFG to invoke the Unwind Procedure and upon recovery of the Stamp Duty and Tax Refund, the Stamp Duty and Tax Refund shall be paid to Buyer, less the Lender’s Deposit Refund Amount, if any, which MFG shall pay to Lender, and Lender, Owner and Buyer shall have no further rights or obligations under this Agreement, except those which expressly survive such termination, or (ii) proceed to Closing, without terminating this Agreement, in which case Owner shall (A) credit the amount of the applicable insurance deductible against the Purchase Price, and (B) transfer and assign to Buyer all of Owner’s right, title and interest in and to all proceeds from all casualty and lost profits insurance policies maintained by Owner with respect to the Assets affected by such Casualty, except those proceeds allocable to lost profits for the period prior to the Closing; provided, however, that until such time as Buyer receives written confirmation from the applicable insurer, reasonably satisfactory to Buyer, acknowledging the assignment of such claim and agreeing to acknowledge Buyer as the insured under such policies for purposes of such claim, Owner shall continue to use commercially reasonable efforts, but at no material cost to Owner, to pursue the insurance proceeds thereunder on behalf of Buyer. Buyer shall make an election under this Section 10.1 by

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giving written notice to Owner on or before twenty (20) days after Owner’s delivery to Buyer of written notice of such Casualty. If Buyer fails to make an election under this Section 10.1 within such twenty (20) day time period, Buyer shall be conclusively deemed to have elected to proceed to Closing pursuant to clause (B) of this Section 10.1. If the Closing Date is scheduled to occur within Buyer’s twenty (20) day election period, the Closing Date shall be extended until the tenth (10th) day after the expiration of such twenty (20) day election period.

10.2 Non-Material Casualty. In the event of any Casualty which is not a Material Casualty and with respect to which at least eight-five percent (85%) of the amount of the repair, restoration or replacement required by such Casualty is covered by Owner’s insurance policies, as determined by Buyer in its reasonable discretion, then Buyer shall not have the right to terminate this Agreement, but shall proceed to Closing, in which case Owner shall (A) credit the amount of the applicable insurance deductible against the Purchase Price, and (B) transfer and assign to Buyer all of Owner’s right, title and interest in and to all proceeds from all casualty and lost profits insurance policies maintained by Owner with respect to the Assets, except those proceeds allocable to lost profits for the period prior to the Closing; provided, however, that until such time as Buyer receives written confirmation from the applicable insurer, reasonably satisfactory to Buyer, acknowledging the assignment of such claim and agreeing to acknowledge Buyer as the insured under such policies for purposes of such claim, Owner shall continue to use commercially reasonable efforts, but at no material cost to Owner, to pursue the insurance proceeds thereunder on behalf of Buyer. In the event of any Casualty which is not a Material Casualty and with respect to which less than eight-five percent (85%) of the amount of the repair, restoration or replacement required by such Casualty is covered by Owner’s insurance policies, as determined by Buyer in its reasonable discretion, then the provisions of Section 10.1 above shall apply as if such Casualty were a Material Casualty.

10.3 Survival. The provisions of this Section 10 shall survive the Closing.

11. Condemnation.

11.1 Material Condemnation. If the event of any actual or threatened condemnation or taking pursuant to the power of eminent domain of all or any portion of the Real Property, or any proposed sale in lieu thereof (a “Condemnation”), Owner shall give written notice of such Condemnation to Lender and Buyer promptly upon Owner’s receipt of notice of such Condemnation. If the Condemnation would (i) result in any material reduction or restriction in access to the Hotel Land, the Golf Course Land or the Improvements, or (ii) have a materially adverse effect on the operation of the Hotel or the Golf Course (a “Material Condemnation”), then Buyer shall have the right, in its sole discretion, to (A) terminate this Agreement, in which case MFG shall pay to Buyer the balance of the Deposit held by MFG and, in the event of a termination of this Agreement occurring after the Additional Deposit Funding Date, HMF shall also release to MFG the original stamped Agreement duly marked “cancelled” together with the Original Transfer Tax Receipt so as to allow MFG to invoke the Unwind Procedure and upon recovery of the Stamp Duty and Tax Refund, the Stamp Duty and Tax Refund shall be paid to Buyer less the Lender’s Deposit Refund Amount, if any, which MFG shall pay to Lender, and Lender, Owner and Buyer shall have no further rights or obligations under this Agreement, except those which expressly survive such termination, or (B) proceed to Closing, without terminating this Agreement, in which case Lender and Owner shall assign to Buyer all of

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Lender’s and Owner’s respective right, title and interest in all proceeds and awards from such Condemnation. Buyer shall make an election under this Section 11.1 by giving written notice to Lender and Owner within twenty (20) days after Owner’s delivery to Buyer of written notice of such Condemnation. If Buyer fails to make an election under this Section 11.1 within such time period, Buyer shall be conclusively deemed to have elected to proceed to Closing pursuant to clause (B) of this Section 11.1. If the Closing Date is scheduled to occur within Buyer’s twenty (20) day election period, the Closing Date shall be extended until the tenth (10th) day after the expiration of such twenty (20) day election period.

11.2 Non-Material Condemnation. In the event of any Condemnation of any Real Property other than a Material Condemnation, Buyer shall not have the right to terminate this Agreement, but shall proceed to Closing, in which case Owner shall assign to Buyer all of Owner’s right, title and interest in all proceeds and awards from such Condemnation.

12. Conditions to Closing.

12.1 Buyer’s Conditions. Buyer’s obligation to consummate Closing pursuant to this Agreement is conditioned upon the satisfaction (or waiver in writing by Buyer in its sole discretion) of the following conditions on and as of the Closing Date:

(i) Owner shall have completed all of the deliveries required to be made by Owner under Section 13.1 below;

(ii) Owner shall have performed and satisfied its other obligations under this Agreement in all material respects;

(iii) The representations and warranties of Owner set forth in this Agreement (as confirmed and/or updated by Owner’s Bring Down Certificate delivered pursuant to Section 13.1(a)(iv)) below shall be true and correct in all material respects as of the Closing;

(iv) Lender shall have transferred title to the Assets (including title to the Hotel Land under the Registration of Titles Act in the name of Buyer or its nominee) under its powers of sale in the First Loan Security Documents free and clear of all charges, liens, equities and encumbrances, save for the Permitted Exceptions; and all of the Non-Permitted Encumbrances shall have been fully released and discharged;

(v) Owner shall have caused RHDL to enter into a binding contract substantially in accordance with the form of agreement to be agreed upon by Owner and Buyer, acting reasonably, and attached hereto within five (5) business days following the Effective Date as Exhibit J, agreeing for nominal consideration to transfer title to the RHDL Parcel under the Registration of Titles Act in the name of Buyer or its nominee free and clear of all charges, liens, equities and encumbrances save for restrictive covenants and easements (if any) endorsed on the parent Certificate of Title and such easements if any as are obvious and apparent, in each case as of the Effective Date, such transfer to occur simultaneously with the transfer of title to the Assets, if reasonably possible, and if not, as soon as practically possible after Closing;

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(vi) There shall be no unpaid tax or assessment (or any fine or penalty related thereto) which is then due and that constitutes a lien, charge or encumbrance against any of the Assets;

(vii) At no cost or expense to Buyer, the Ritz Carlton Agreement shall have been validly terminated in accordance herewith;

(viii) At no cost or expense to Buyer, the employment of each of the Hotel and Golf Course employees employed by Owner or Operator shall have been validly terminated as required hereunder; Owner shall have paid, or arranged for payment in full in the manner provided by this Agreement of, any related redundancy payments and accrued benefits to such employees; and Owner shall have provided to Buyer reasonable evidence of such termination and payment or payment arrangement;

(ix) No injunction or other court order shall have been issued which has not been discharged that prohibits or makes impossible the consummation of the Closing on the Closing Date; and

(x) The Assumed Contracts, Golf Course Lease, and Power Plant Equipment Lease shall each have been duly stamped in the amount of any stamp duty due with respect thereto to the extent required by law to be enforceable.

12.2 Owner’s Conditions. Lender’s and Owner’s obligation to consummate Closing pursuant to this Agreement is conditioned upon the satisfaction (or waiver in writing by Lender and Owner in their sole discretion) of the following conditions on and as of the Closing Date:

(i) Buyer shall have completed all of the deliveries required to be made by Buyer under Section 13.2 below;

(ii) Buyer shall have performed and satisfied its other obligations under this Agreement in all material respects;

(iii) The representations and warranties of Buyer shall be true and correct in all material respects as of the Closing;

(iv) Buyer’s delivery of an undertaking in accordance with Section 9.2 above; and

(v) No injunction or other court order shall have been issued that prohibits or makes impossible the consummation of the Closing on the Closing Date.

12.3 Failure of Condition. Each of Lender, Owner and Buyer shall use commercially reasonable efforts, at no cost or expense to Lender, Owner or Buyer, as applicable, other than those required by this Agreement, to satisfy, by the Closing Date, such conditions as are stated in Section 12.1 and Section 12.2 above to the extent the satisfaction of such conditions is within its control. In the event of any failure of any of the conditions stated in either Section 12.1 or Section 12.2 above, which failure is not a result of a breach of or default under this Agreement by Lender, Owner or Buyer, respectively, the sole right of the Party benefited by such condition

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with respect to such failure shall be either (i) to terminate this Agreement by delivering written notice of such termination to the other Party in electronic format, with a copy to MFG and HMF, on or prior to the Closing Date, in which event, the balance of the Deposit then held by MFG will be returned to Buyer, and HMF shall also release to MFG the original stamped Agreement duly marked “cancelled” together with the Original Transfer Tax Receipt so as to allow MFG to invoke the Unwind Procedure and upon recovery of the Stamp Duty and Tax Refund, the Stamp Duty and Tax Refund shall be paid to Buyer less the Lender’s Deposit Refund Amount, if any, which MFG shall pay to Lender, and Lender, Owner and Buyer shall have no further rights or obligations under this Agreement, except those which expressly survive such termination; or (ii) waive in writing the satisfaction of such condition and proceed to Closing in accordance with and subject to the terms of this Agreement. For purposes hereof, the “Unwind Procedure” shall mean the presentment by MFG or HMF, as applicable, to the Stamp Commissioner of (i) the original stamped copy of this Agreement duly marked “cancelled” and (ii) with the Original Transfer Tax Receipt, together with MFG or HMF, as applicable, representing that the transfer of title in the Real Property contemplated under this Agreement has not and will not occur and seeking a refund of the transfer tax and stamp duties theretofore paid in conjunction with the stamping of this Agreement (the “Stamp Duty and Tax Refund”). Buyer, Lender and Owner recognize and agree that the exchange rate between the Jamaican Dollar and the United States Dollar may not be the same on the date the Unwind Procedure is invoked hereunder as such exchange rate was on the dates the Earnest Money and Additional Deposit were paid and accordingly acknowledge that the Stamp Duty and Tax Refund will be paid by the Stamp Commissioner in Jamaican Dollars. Payment of the full Stamp Duty and Tax Refund to the respective Party entitled thereto hereunder will also be in Jamaican Dollars and will be accepted by such Party as being in full and final settlement of any amount due under the Unwind Procedure; provided, however, that in the event Lender is entitled under this Agreement to liquidated damages to be paid from the Stamp Duty and Tax Refund, notwithstanding any provision herein to the contrary, Lender shall receive its respective pro rata share of such Stamp Duty and Tax Refund calculated in accordance with the ratio of the Earnest Money amount and the Lender’s Stamp Duty Contribution amount, if any, to the Assessed Amounts (“Seller’s Liquidated Damages Amount”) and Buyer shall receive the remainder of such Stamp Duty and Tax Refund. In the event of any failure of any of the conditions stated in either Section 12.1 or Section 12.2 above, which failure is the result of or relates to any breach or default by Lender, Owner or Buyer hereunder, the Party not in breach or default hereunder may pursue its remedies with respect to such breach or default as set forth in Section 16 below.

12.4 Cooperation. Buyer and Owner each hereby agrees to use good faith efforts to cooperate with the other to proceed, as promptly as is reasonably practicable, to seek to obtain all necessary consents and approvals from any applicable governmental or regulatory authorities, lenders, or other third parties required to consummate the transaction contemplated by this Agreement, and to endeavor to comply with all other legal and contractual requirements for the consummation of the transaction contemplated by this Agreement and in accordance herewith.

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13. Closing Deliveries.

13.1 Lender’s and/or Owner’s Closing Deliveries.

(a) At Closing, Owner and/or Lender, as applicable, shall deliver, or cause to be delivered, to Buyer, or at Buyer’s direction to HMF, the following:

(i) A written confirmation of the termination of the Ritz Carlton Agreement, in the form attached hereto as Exhibit F and dated as of the Closing Date, duly executed by Owner and Operator.

(ii) A duly executed Assignment of Trade Marks in the form attached hereto as Exhibit G and any other instrument of assignment of the Intellectual Property (satisfactory in form to Buyer) assigning all the Intellectual Property together with all original Certificates of Registration for such Intellectual Property.

(iii) Two (2) duly executed original counterparts of the Preliminary Closing Statement required by Section 14.10 below, executed by Lender and/or Owner.

(iv) An original of the Owner’s Bring Down Certificate dated as of the business day immediately preceding the Closing Date, duly executed by Owner.

(v) Written evidence from the Office of Titles, the Companies Office of Jamaica and the Island’s Record Office, if applicable, confirming that releases and discharges of any and all security interests, mortgages, deeds of trust, liens and/or other encumbrances against any of the Assets (including, without limitation, the First Mortgage, the Second Mortgage, and all other Non-Permitted Encumbrances, and excepting only the Permitted Exceptions and liens and encumbrances created by Buyer) have been duly recorded or registered.

(vi) A list of all outstanding Bookings and Advance Deposits, as of the Closing Date, if any.

(vii) Any affidavits, transfer documents or certificates required by any applicable governing body or law from or to be signed by Owner or Lender to complete this transaction.

(viii) A certificate signed on behalf of Owner (together with documentary evidence in form satisfactory to Buyer evidencing the matters below) certifying that (a) notice of redundancy has been given to the Minister of Labour and Social Security and the employment of all employees of the Hotel has been terminated in accordance with the Employment (Termination and Redundancy Payments) Act as of the Apportionment Time; (b) all redundancy payments to which such employees are entitled consequent upon such termination have been paid in full in accordance with the Employment (Termination and Redundancy Payments) Act and written statement indicating how such payment was calculated has been delivered to each employee; (c) all other sums to which such employees are entitled whether by virtue of any contract or statute has been paid in full in accordance with such contract or statute; and (d) each such employee has acknowledged receipt of such payments in full and final satisfaction of all sums to which they are entitled.

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(ix) The Duplicate Certificates of Title for the Hotel Land duly endorsed with a transfer of the Hotel Land, provided that Owner’s obligation to deliver this title shall be subject to Buyer or MFG having provided HMF with an undertaking in accordance with Section 9.2 above.

(x) Two (2) duly executed original counterparts of the Assignment and Assumption of Golf Course Lease in form agreed to by Owner and Buyer acting reasonably, executed by Owner, which Assignment and Assumption of Golf Course Lease will provide for the termination of the purchase option in the Golf Course Lease (the “Assignment and Assumption of Golf Course Lease”).

(xi) A Certificate of Payment of Taxes issued by the Collector of Taxes for St. James confirming that all property taxes on the Hotel Land have been paid to the Closing Date.

(xii) A receipt from the National Water Commission confirming that all water and sewerage rates due in respect of the Hotel Land have been paid to the Closing Date.

(xiii) Letters of Possession addressed to the National Water Commission, Jamaica Public Service Company Limited and the Collector of Taxes advising of the change in ownership of the Hotel Land.

(xiv) Opinion of Owner’s counsel in customary form reasonably satisfactory to Buyer confirming inter alia the power and authority of Owner to satisfy its obligations under this Agreement and confirming that no consent or approval which has not been obtained is required in order for the Owner to validly satisfy its obligations under this Agreement.

(xv) A certified copy of the return registered with the Companies Office of Jamaica updating the register as to the Owner’s corporate documents, directors and changing the person resident in Jamaica to accept service on behalf of Owner.

(xvi) Duly executed estoppels in the forms of Exhibit I-1, Exhibit I-2 and Exhibit I-3 attached hereto with respect to each of the Golf Course Lease, the Power Plant Equipment Lease and the Power Plant Equipment Operation Agreement (as defined in Section 17.2(b) below), respectively, with no modifications or exceptions added thereto, except as approved in writing by Buyer.

(xvii) A copy of each of the Power Plant Equipment Lease Amendment and the Power Plant Equipment Operation Agreement Amendment entered into in accordance with Section 17.2(b) below.

(xviii) All other documents reasonably required to effectuate the transaction contemplated by this Agreement or which are otherwise required or contemplated by this Agreement, executed and acknowledged, to the extent applicable, by Owner or Lender.

(xix) Notices to the counterparties under the Assumed Contracts of the assignment of the Assumed Contract.

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(b) At Closing, Owner shall deliver to Buyer (or to the extent in the sole possession and control of Operator, Owner shall use commercially reasonable efforts to cause Operator to deliver to Buyer):

(i) Copies of all equipment operating manuals in the possession or control of Owner.

(ii) Written notice executed by Owner notifying all interested parties, in a form to be reasonably approved by Buyer and Owner, that the Assets have been conveyed to Buyer and directing that all payments (for periods occurring subsequent to the Closing Date), inquiries and the like be forwarded to Buyer at the address to be provided by Buyer in such notice.

(iii) All keys, security codes and combinations to all locks (including, without limitation, those used by Owner or Operator) which are necessary for the ownership and operation of the Assets.

(iv) Originals if originals are available of the Permit together with any other licenses, variances, certificates, permits and other authorizations, consents and approvals relating to the construction, ownership, operation, occupancy, maintenance or use of the Hotel, the Golf Course and/or the Power Plant Equipment in Owner’s (or Operator’s) possession or control.

(v) Originals, or if originals are unavailable copies, of all the Assumed Contracts (duly stamped to the extent required by Buyer pursuant to Section 17.2(b)) and the Permit (and other evidence of the Assets, as applicable) assumed by Buyer at the Closing that are in the possession or control of Owner (or Operator).

(vi) All Assets which are capable of passing by delivery.

13.2 Buyer’s Closing Deliveries. At Closing, Buyer shall deliver, or cause to be delivered, to Owner, or at Owner’s direction to HMF, the following:

(i) Two (2) duly executed original counterparts of the Preliminary Closing Statement required by Section 14.10 below, executed by Buyer.

(ii) Two (2) duly executed original counterparts of the Assignment and Assumption of Golf Course Lease executed by Buyer.

(iii) Any documents or certificates required by any applicable governing body or law from or to be signed by Buyer to complete this transaction.

(iv) All other documents reasonably required to effectuate the transaction contemplated by this Agreement or which are otherwise required or contemplated by this Agreement, executed and acknowledged, to the extent applicable, by Buyer.

13.3 Distribution of Funds. Upon completion of all of the deliveries required to be made by Owner and Buyer pursuant to Sections 13.1 and 13.2 above, respectively, and confirmation that title to the Assets is vested in Buyer as contemplated herein:

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(i) Buyer and Owner shall cause written instructions to be delivered electronically to each other and to MFG and HMF certifying that Closing has taken place in accordance with the provisions of this Agreement;

(ii) HMF shall release to Buyer a copy of this Agreement, duly stamped with the payment of stamp duty under the Stamp Duties Act of Jamaica and transfer taxes under the Transfer Tax Act of Jamaica;

(iii) MFG shall release and disburse to Lender the balance of the Deposit then held by MFG, if any; and

(iv) Buyer shall pay, or take such additional actions (if any) as are necessary to cause to be released, to Lender in immediately available funds by wire transfer in accordance with wire transfer instructions to be provided by Owner to Buyer in writing prior to the Closing, the Purchase Price adjusted in accordance with the provisions of this Agreement, less the amount of the Deposit exclusive of Lender’s Stamp Duty Contribution, if any.

14. Apportionments; Expenses; Transition.

14.1 Apportionments. Except as otherwise expressly provided in this Agreement, all income and expenses of the Hotel and the Golf Course with respect to the period prior to the Closing Date shall be for the account of Owner, and all income and expenses of the Hotel and the Golf Course with respect to the period from and after the Closing Date shall be for the account of Buyer. The following specific apportionments shall be made between the Parties at the Closing as of midnight on the day immediately preceding the Closing Date (the “Apportionment Time”):

(i) Property taxes shall be apportioned on the basis of the fiscal period for which assessed; provided that if a tax bill for the current period has not yet been issued, the apportionment shall be based on Owner’s reasonable estimate of such items based on the assessed value of the Asset taxed for the fiscal year which it is being assessed, or the prior year’s tax bill, in either case with a re-proration subsequent to Closing within thirty (30) days after a current tax bill has been received by either Owner or Buyer. Any property tax in respect of periods prior to the Closing Date will be the responsibility of Owner. Taxes for any taxable period that includes (but does not end on the day immediately preceding the Closing Date) shall be allocated to the period prior to the Closing Date based on the amount of such taxes for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the portion of such period ending on the day immediately preceding the Closing Date and the denominator of which is the total number days in such period.

(ii) Water and sewer service charges and charges for gas, electricity, telephone and all other public utilities shall be apportioned between Owner and Buyer based on the time at which the corresponding services are consumed. If there are meters measuring the consumption of water, gas or electric current to be apportioned hereunder, then Owner shall endeavor to cause such meters to be read as of the Closing Date, and Owner shall pay all utility charges relating to the period before such meter reading upon receipt of statements therefor. Buyer shall be responsible for causing such utilities and services to be charged to Buyer effective as of the

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Closing Date, and Buyer shall be liable for and shall pay all utility charges for such services rendered from and after the Closing Date. To the extent any such meters are not read as of the Closing Date, the corresponding charges with respect to the Hotel and the Golf Course shall be prorated effective as of the Closing Date by utilizing an estimate of such charges reasonably approved by both Buyer and Owner based on prior bills with respect thereto. Any deposits or credits made or issued with respect to the foregoing services relating to the period prior to the Closing Date shall be credited to Owner. Any apportionment made pursuant to this Section 14.1(iii) shall be subject to adjustment as provided in Section 14.10 below.

(iii) Amounts which have been prepaid or are payable under (a) the Golf Course Lease; (b) the Power Plant Equipment Lease; and (c) the other Assumed Contracts, shall be apportioned between Owner and Buyer as of the Closing Date.

(iv) All prepaid operating expenses shall be apportioned between Owner and Buyer as of the Closing Date.

(v) Buyer shall receive a credit at Closing for the reasonable, documented cost to be incurred by Buyer for replacing the items at the Hotel and the Golf Course bearing the Ritz Carlton name and/or logo and used in the operation of the Hotel as of the Closing Date (collectively, the “Ritz Carlton Name Property”) with comparable items without such name and logo; provided, however, that (a) the Buyer’s total credit for such costs shall in no event exceed an amount equal to the lesser of (1) the Hotel’s cost of acquisition of the Ritz Carlton Name Property being replaced; or (2) Two Hundred Fifty Thousand United States Dollars (US$250,000) and (b) merchandise offered for sale at the Hotel and/or the Golf Course as of the Closing Date and bearing the Ritz Carlton name or logo (the “Ritz Carlton Merchandise”) shall not be deemed to constitute part of the Ritz Carlton Name Property. Owner shall, at its sole cost and expense, cause all of the Ritz Carlton Name Property and all such Ritz Carlton Merchandise to be removed from the Hotel and the Golf Course on or before the Closing Date, if practical, or if not practical within seven (7) days following the Closing Date; provided, however, that Buyer shall receive reasonable prior written notice of such removal and such removal shall (x) be undertaken during reasonable business hours, (y) not interfere with Buyer’s renovation of the Hotel and (z) be undertaken in a manner that does not damage the Hotel and/or the Golf Course. Owner shall have the right to store during such period, at Owner’s sole cost, expense and risk, any Ritz Carlton Name Property and Ritz Carlton Merchandise remaining at the Hotel or Golf Course after the Closing Date; provided, however, that Buyer shall have the right to reasonably direct Owner where at the Hotel and/or the Golf Course to store such remaining Ritz Carlton Name Property or Ritz Carlton Merchandise, and Buyer shall have no liability to Owner or Operator for any loss, damage or destruction of or to any such remaining Ritz Carlton Name Property or Ritz Carlton Merchandise.

(vi) All other income, expense, charges and fees shall be apportioned between Owner and Buyer as of the Apportionment Time and in the manner customary for apportionment of similar items for similar transactions.

14.2 Deposits. Buyer shall at Closing assume responsibility for the amount of any deposits credited to Buyer hereunder, and shall hold Owner harmless from any and all claims based thereon to the extent Buyer has received such a credit.

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14.3 Room Revenue and Golf Fees. All revenues received or to be received from transient Hotel guests on account of room rents or Golf Course users on account of golf fees for the period ending at the Apportionment Time shall belong to Owner, and for the period beginning at the Apportionment Time such revenues shall belong to Buyer.

14.4 Accounts Receivable; Accounts Payable.

(a) All accounts receivable for revenue accrued prior to the Apportionment Time (“Owner’s Accounts Receivable”) shall belong to Owner. Owner (or Operator on Owner’s behalf) shall have the right to receive, collect, discharge and compromise all Owner Accounts Receivable. Following the Closing, Buyer shall forward to Owner any amounts received by Buyer on account of Owner’s Accounts Receivable, subject to the terms of this Section. Other than the foregoing, Buyer shall have no obligation with respect to any Owner’s Accounts Receivable, and Buyer shall not be required to take any legal proceeding or action to effect collection of any Owner’s Accounts Receivable on behalf of Owner. With regard to any payment made within the twelve (12) month period following Closing from any person or entity who is indebted to the Hotel or the Golf Course with respect to both Owner’s Accounts Receivable and accounts receivable accruing subsequent to the Apportionment Time, if the periods to which such payments relate are not specifically identified by the payor, or are otherwise not readily discernible, such payment shall be applied first to the payment in full of any amounts due on accounts accruing subsequent to the Apportionment Time and then to Owner’s Accounts Receivable. The provisions of this Section 14.4(a) shall survive the Closing for a period of twelve (12) months and shall not merge with the provisions of any closing documents.

(b) Any indebtedness, accounts payable, liabilities or obligations of any kind or nature related to Owner or the Assets for the periods prior to the Apportionment Time shall be retained and paid by Owner, and Buyer shall not be or become liable therefor, except to the extent Buyer receives a credit therefor at Closing or Buyer otherwise expressly assumes any such liability, account payable or obligation in writing pursuant to this Agreement.

(c) Any indebtedness, accounts payable, liabilities or obligations of any kind or nature related to Buyer or the Assets for the periods from and after the Apportionment Time shall be retained and paid by Buyer, and Owner shall not be or become liable therefor.

(d) The provisions of Section 14.4(b) and Section 14.4(c) shall survive the Closing and shall not merge with the provisions of any closing documents.

14.5 Guest Property. All baggage or other property of patrons or employees of the Hotel or the Golf Course checked or left in the custody of the Hotel or the Golf Course as of the Closing Date, shall be removed by Owner on or prior to Closing and Buyer shall have no liability or responsibility with respect thereto.

14.6 Gift Certificates. From and after the Closing Date, Buyer shall not have any obligation to honor, and Owner shall not assign to Buyer hereunder, any Marriott Rewards points or any other gift certificates, gift cards, vouchers, trade outs or barter agreements issued with respect to and/or redeemable at the Hotel and/or the Golf Course for full or partially complementary rooms, merchandise, products, food and beverages, or services to be provided at or from the Hotel and/or the Golf Course.

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14.7 Accounting. Except as otherwise expressly provided herein, all apportionments and adjustments shall be made on an accrual basis in accordance with the International Financial Reporting Standards (“IFRS”) taking into account that Buyer is intending to temporarily close the Hotel for renovations following the Closing. An accounting of the apportionments and adjustments to the Purchase Price to be made pursuant to this Agreement shall be prepared by Owner’s and Buyer’s representatives at the Hotel on the Closing Date. The results of such accounting and apportionment shall be incorporated into the Preliminary Closing Statement to be provided to Buyer at the Closing, and shall be subject to further adjustment as provided in Section 14.10 below.

14.8 House Funds. At Closing, Owner shall remove and retain or caused to be removed and retained all the cash on hand at the Hotel and the Golf Course as of the Closing Date, and such cash on hand shall not become the property of Buyer as of the Closing.

14.9 Other Transition Activities.

(a) From and after the Effective Date and until the Closing, and for so long as Buyer is not in default under this Agreement, Owner shall (and shall use commercially reasonable efforts to cause Operator to) reasonably cooperate with Buyer to coordinate a smooth transition of the ownership and management of the Hotel and the Golf Course to Buyer as of the Closing. In connection with the same, upon reasonable advance notice from Buyer in electronic format, Owner shall (and shall use commercially reasonable efforts to cause Operator to) provide Buyer with such reasonable access to the Hotel and the Golf Course as is reasonably necessary to allow Buyer to establish and conduct customary transitional activities at the Hotel and the Golf Course in preparation of Buyer or Buyer’s designee taking over management operations of the Hotel and the Golf Course after the Closing; provided, however, that Buyer agrees to conduct such activities in a manner so as to not adversely interfere with or disrupt the day-to-day operations of the Hotel and the Golf Course or the experience of their respective guests.

(b) From and after the Effective Date, Buyer will endeavor in good faith to negotiate with Operator with respect to Operator’s request for the use of reasonable space at the Hotel on a short-term basis after the Closing Date for Operator’s transition activities.

(c) From and after the Effective Date and until the Closing, and for so long as Buyer is not in default under this Agreement, Playa, pursuant to the terms of the access agreement, shall, following reasonable advance notice from Buyer to Owner in electronic format, cause and arrange for Playa to have reasonable access to the Hotel, the Warehouse and the Golf Course to from time-to-time to perform an initial inspection and inventory, and to perform subsequent and/or follow-up inspections and inventories, of the Tangible Personal Property; provided, however, that any such inspection and/or inventory shall be conducted in a manner that does not (i) materially and adversely interfere with or disrupt the day-to-day operations of the Hotel and/or the Golf Course or the experience of their respective guests; or (ii) cause any material damage to the Hotel, the Golf Course or any Tangible Personal Property. Owner or Operator may have a representative accompany Playa’s representatives at any such inspection or inventory;

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provided, however, that Owner or Operator shall not delay or obstruct any Playa inspection or inventory that complies with the requirements of this Section 14.9(c). Any action by Buyer or Playa pursuant to this Section 14.9(c) shall be subject to the terms of the Access Agreement (as defined in Section 16.4).

14.10 Post-Closing Adjustments.

(a) Preliminary Closing Statement. Owner shall prepare and provide to Lender and Buyer, at least three (3) business days before the Closing Date, a proposed closing statement reflecting the Purchase Price, the Deposit to be applied thereto and the prorations and apportionments to be made pursuant to this Agreement. Lender, Owner and Buyer shall thereafter exercise commercially reasonable efforts to agree to such revisions thereto, if any, as may be necessary to prepare an accurate “Preliminary Closing Statement” for the Closing to be delivered pursuant to Section 13 above.

(b) Final Statement. For purposes of this Section 14.10, all items described in this Section 14.10 and reflected on a Preliminary Closing Statement prepared by Owner are deemed the estimates of the prorations, credits and other adjustments subject to adjustment hereunder. No later than ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Lender and Owner a proposed final closing statement (a “Final Statement”) for the Closing, which shall correct the estimates and (if necessary) other amounts used in the Preliminary Closing Statement, as adjusted in accordance with facts discovered by either Party after Closing. Lender and/or Owner shall have ten (10) business days to review such proposed Final Statement and to either approve the same or to request changes thereto by written notice to Buyer. If Lender and/or Owner requests changes to the proposed Final Statement, the Parties shall work together in good faith to finalize the Final Statement within five (5) business days of such written notice. If Lender and/or Owner and Buyer are unable to resolve their disagreements with respect to a proposed Final Statement within five (5) business days after Buyer’s receipt of such written notice from Lender and/or Owner, then the dispute shall be submitted to an independent accounting firm mutually agreed upon by Owner and Buyer, and such accounting firm shall make a determination regarding the dispute within twenty (20) days after being engaged for such purpose. The accounting firm’s final determination shall be binding on both Parties and shall constitute the agreed upon Final Statement hereunder with respect to the Closing. Costs related to the engagement of the accounting firm shall be borne equally by Lender and Buyer. Within five (5) business days after a Final Statement has been agreed upon by Lender and Buyer, Lender or Buyer (as the case may be) shall pay to the other the net amount, if any, owing and not then paid as shown by such agreed upon Final Statement.

15. Employee Arrangements.

15.1 Termination of Hotel Employees. Effective at and as a result of the Closing of the transaction contemplated hereby, the employment of all of the Hotel and Golf Course employees will and shall terminate at the Apportionment Time. Owner shall be solely responsible for taking any and all such actions to implement such termination and for giving any termination notices required by applicable law with respect to such termination. Owner shall be solely responsible for payment of any and all costs relating to such termination and to the employment of such employees prior to such termination, including without limitation, payment of all accrued (as of the Apportionment Time) wages, salaries, bonuses, commissions, incentives, redundancy pay and/or benefits, vacation, holiday, personal and sick time, and all payments to be made and actions to be taken under any employment benefit plans.

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15.2 Hiring of Hotel Employees. Buyer may, but shall not be obligated to, hire any of the former or current Hotel and/or Golf Course employees to work at the Hotel and/or Golf Course, with any such employment by Buyer being effective from and after the Apportionment Time with respect to Golf Course employees and at such time after Buyer’s renovation of the Hotel with respect to Hotel employees, and in case on such terms and conditions as Buyer shall in its sole discretion deem appropriate. Buyer shall incur no liability for redundancy pay in respect of any period prior to the Apportionment Time, the continuity of the period of employment for such employees being deemed to be broken in accordance with section 13 of the Employment (Termination and Redundancy Payments) Act pursuant to Owner’s termination of such employees in accordance with this Agreement. Owner shall, after the Effective Date, make arrangements, reasonably acceptable to Owner and Buyer, for Buyer to meet with and interview the employees at the Hotel and the Golf Course for the purpose of enabling Buyer to determine before Closing which, if any, of such employees to hire or engage to work at or for the Hotel and/or Golf Course after the Apportionment Time. Owner shall not be released from its obligations with respect to the termination of the Hotel and/or Golf Course employees at the Hotel and/or Golf Course, as required pursuant to this Agreement, by any election by Buyer to hire any of such employees to work at the Hotel and/or the Golf Course with respect to any period after Closing.

16. Default and Indemnification.

16.1 Owner or Lender Default. In the event the transaction contemplated by this Agreement fails to close on the Closing Date due to the default of Lender or Owner hereunder, and Buyer has satisfied all of its obligations under this Agreement, Buyer’s sole and exclusive remedy shall be to either (i) bring an action for specific performance of Lender’s and Owner’s obligations to close under this Agreement; or (ii) terminate this Agreement by written notice of termination given to Lender, Owner, MFG and HMF, in which event (A) MFG shall deliver to Buyer the balance of the Deposit held by MFG and HMF shall release to MFG the original stamped copy of this Agreement duly marked “cancelled” together with the Original Transfer Tax Receipt so as to enable MFG to invoke the Unwind Procedure and upon recovery of the Stamp Duty and Tax Refund, the Stamp Duty and Tax Refund shall be paid to Buyer, less the Lender’s Deposit Refund Amount, if any, which MFG shall pay to Lender, and (B) solely if Owner’s or Lender’s default hereunder is of a nature that makes it impractical or impossible for Buyer to pursue specific performance of Owner’s or Lender’s obligations to close under this Agreement, then Owner shall also reimburse Buyer for the actual out of pocket cost and expenses incurred by Buyer in connection with the negotiation and documentation of this Agreement, Buyer’s due diligence and Buyer’s preparations to close the transaction contemplated hereby, up to and including the amount of Seven Hundred Fifty Thousand United States Dollars (US$750,000), and neither Party shall thereafter have any liability hereunder to the other Party (except as expressly stated otherwise in this Agreement). For the avoidance of doubt, the foregoing Seven Hundred Fifty Thousand United States Dollars (US$750,000) limit on Owner’s reimbursement of Buyer’s costs and expenses shall not apply to any costs and expenses (including reasonable attorney’s fees) incurred by Buyer in enforcing its right to collect

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such reimbursement from Owner. Delivery of the original stamped copy of this Agreement duly marked “cancelled” together with the Original Transfer Tax Receipt to MFG in accordance with the foregoing clause (A), shall to the extent of the duty and or tax noted as paid on such Agreement be deemed to be a refund of such amount to Buyer.

16.2 Buyer Default. In the event this transaction fails to close on the Closing Date due to the default of Buyer hereunder, and Owner has satisfied all its obligations under this Agreement, Owner’s and Lender’s sole and exclusive remedy shall be to terminate this Agreement by written notice of termination given to Buyer, MFG and HMF, in which event (a) if Buyer’s default occurs prior to the payment by HMF of the Assessed Amounts pursuant to Section 1.3(b)(vii) above, then MFG shall (i) pay to Lender from the Deposit a sum equal to the Earnest Money amount, (ii) the balance of funds from the Deposit then held by MFG not paid to Lender as aforesaid shall be paid by MFG to Buyer, and (iii) no Party shall thereafter have any liability hereunder to the other Party (except as expressly stated otherwise in this Agreement), and (b) if Buyer’s default occurs after HMF has paid the Assessed Amounts pursuant to Section 1. 3(b)(vii) above, HMF shall utilize the original stamped copy of this Agreement duly marked “cancelled” together with the Original Transfer Tax Receipt to invoke the Unwind Procedure and, upon recovery of the Stamp Duty and Tax Refund, (i) Lender shall be paid as liquidated damages, Seller’s Liquidated Damages Amount as provided in Section 12.3 above, (ii) the balance of funds from the Deposit then held by MFG, if any, together with the balance of the Stamp Duty and Tax Refund not paid to Lender as aforesaid shall be paid to Buyer, and (iii) no Party shall thereafter have any liability hereunder to the other Party (except as expressly stated otherwise in this Agreement). Lender’s liquidated damages contemplated by this Section 16.2 are not intended to be a penalty, but rather have been agreed upon by the Parties because actual damages that will be sustained by Lender and/or Owner as a result of such fault of Buyer would be extremely difficult to determine.

16.3 No Default. In the event this Agreement is not otherwise terminated by either Party pursuant to the terms hereof and the transaction contemplated hereby fails to close on the Closing Date due to no default by Buyer, Lender or Owner, this Agreement shall be deemed terminated, MFG shall deliver to Buyer the balance of the Deposit then held by MFG and HMF shall release to MFG the original stamped copy of this Agreement duly marked “cancelled” together with the Original Transfer Tax Receipt to enable MFG to invoke the Unwind Procedure, the Stamp Duty and Tax Refund will be paid to Buyer less the Lender’s Deposit Refund Amount, if any, which MFG shall pay to Lender, and no Party shall thereafter have any liability hereunder to the other Party (except as expressly stated otherwise in this Agreement).

16.4 Access Indemnity. Nothing herein is intended to terminate or otherwise reduce the indemnification obligations of Playa pursuant to paragraph 2 of that certain Limited Access Agreement (the “Access Agreement”) dated as of February 20, 2013, entered into by and between Owner and Playa. Buyer hereby confirms that Playa’s indemnification obligations under paragraph 2 of the Access Agreement are intended to survive the execution of this Agreement, the termination of this Agreement and the Closing contemplated hereunder, and at Owner’s request Buyer agrees to provide written confirmation from Playa that such indemnifications remain in full force and effect.

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16.5 Remedies Exclusive. By the express agreement of Buyer, Lender and Owner, the remedies set forth in Section 16.1 and Section 16.2 above constitute the sole remedies at law or in equity available to Buyer and Owner, as the case may be, on account of the other Party’s breach of its obligations to close under this Agreement, provided, however, to the extent any terms or provisions of this Agreement are expressly stated to survive the Closing and transfer of title to the Assets or the termination of this Agreement, Buyer, Lender and Owner shall each have all remedies with respect thereto as may be available at law or in equity. In no event, however, shall either Party be liable for any consequential, special, indirect or punitive damages.

17. Owner’s Pre-Closing Covenants.

17.1 Maintenance of Assets. From and after the Effective Date through the Closing, Owner shall (and shall cause Operator to) use commercially reasonable efforts to operate, manage and maintain the Assets in a prudent manner and substantially consistent with the way the Assets are being maintained as of the Effective Date; provided, however, that Owner shall not have any obligation by reason of this Section 17 to make any capital improvements to the Real Property. Owner shall (and shall cause Operator to) maintain Inventory, supplies and other Tangible Personal Property (other than Excluded Property) in a manner reasonably equivalent to the Inventory, supplies and other Tangible Personal Property (other than Excluded Property) in place on the Effective Date, and resupply, substitute or replace any of such items as may be depleted in the ordinary course of business. The Parties acknowledge and agree that Buyer intends to temporarily close the Hotel for renovations after Closing and that, notwithstanding anything to the contrary in this Section 17.1, Owner (i) shall be permitted to allow Hotel Inventory and supplies that are of a perishable nature to diminish in the ordinary course of business (and not be resupplied, substituted or replaced) and (ii) shall cancel certain contracts, reservations and other arrangements for guest rooms, meeting and conference rooms, pre-function areas, events, tee times, food service and/or other facilities or services to be provided or supplied from the Hotel and the Golf Course after the Closing Date as provided in Section 17.1 below.

17.2 Bookings.

(a) After the Effective Date, Owner shall, on or prior to the Closing Date, at Owner’s sole cost and expense, cancel any contracts, reservations and other arrangements for guest rooms, meeting and conference rooms, pre-function areas, events, tee times, food service and/or other facilities or services to be provided or supplied from the Hotel with respect to the period from and after the Closing Date through and including December 31, 2013. For the avoidance of doubt, Owner may, but shall not be required to, cancel any contracts, reservations and other arrangements for guest rooms, meeting and conference rooms, pre-function areas, events, tee times, food service and/or other facilities or services to be provided or supplied (i) with respect to the Hotel, to the extent relating to the period from and after January 1, 2014 (the “Re-Opening Date”) and (ii) with respect to the Golf Course. Buyer shall not be required to honor any contracts, reservations and other arrangements for guest rooms, meeting and conference rooms, pre-function areas, events, tee times, food service and/or other facilities or services to be provided or supplied from the Hotel during the period from and after the Closing Date until (but not including) the Re-Opening Date.

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(b) Between the Effective Date and the Closing, Owner shall be under no obligation to engage in special marketing efforts with respect to the Hotel and/or the Golf Course, but may continue to accept, but shall not be obligated to accept, commercially reasonable Bookings for the Hotel and the Golf Course in the ordinary course of business consistent with past practices as of the Effective Date; provided, however, that any new Bookings with respect to the Hotel may be accepted solely for the period from and after the Re-Opening Date. Notwithstanding the foregoing, after the Effective Date, Owner shall not (and shall cause Operator not to) accept any merit employee reservations, corporate discount reservations, or any other discounted reservations with respect to the Hotel or the Golf Course for the period after the Closing Date, and Owner shall (or shall cause Operator to), on or prior to the Closing Date, cancel or cause to be rebooked at standard rates for the Hotel or the Golf Course, as applicable, any such discounted reservations that apply to the period after the Closing Date. Buyer shall not be required to honor any such discounted reservations in effect after the Closing Date.

17.3 Contracts. Between the Effective Date and the Closing, subject to the provisions of this Section 17.3, Owner shall (and shall cause Operator to) obtain Buyer’s written consent prior to entering into any new service, maintenance, utility, supply or other agreement or contract or equipment lease relating to the operations of the Hotel and/or the Golf Course or to the Power Plant Equipment, which are not terminable at Closing, or terminating or modifying any Assumed Contract. Notwithstanding the foregoing, the Parties agree that Owner shall cause all service, maintenance, utility, supply or other agreements or contracts or equipment leases relating to the operations of the Hotel and/or the Golf Course or to the Power Plant Equipment, other than the Assumed Contracts, to be terminated effective on or prior to the Closing without cost or liability to Buyer. Owner shall ensure all Assumed Contracts, (except as otherwise hereafter expressly agreed to by Buyer) are duly stamped prior to Closing in the amount of any stamp duty due with respect thereto. Prior to the Closing, (a) Owner and Yancey Power Systems, Inc. (“Yancey”) shall execute a valid amendment of the existing Power Plant Equipment Operation Agreement pursuant to which the parties thereto grant Owner, its successors and assigns, a thirty (30) day termination right (exercisable with or without cause and without payment of any fee or penalty), which amendment shall be in form and substance reasonably satisfactory to Buyer (the “Power Plant Equipment Operation Agreement Amendment”), and (b) Owner and Rose Hall Resort Energy Company, LLC shall execute a valid amendment of the existing Power Plant Equipment Lease pursuant to which the parties thereto agree that the Amendment to Equipment Lease Agreement dated December 31, 1999, is void and of no further force and effect and that the “Power Plant Equipment Lease,” as defined below is comprised of only the original lease and those amendments identified in said definition, which amendment shall be in form and substance reasonably satisfactory to Buyer (the “Power Plant Equipment Lease Amendment”). “Power Plant Equipment Operation Agreement” shall mean that certain Operations and Maintenance Agreement between Southern Company Energy Solutions, Inc. and Owner, dated April 26, 1999, as amended by that certain Assumption and Modification Agreement between Owner and Yancey, dated November 23, 2004, effective January 1, 2005. The “Power Plant Equipment Lease” shall mean that certain Equipment Lease Agreement between Southern Company Energy Solutions, Inc. and Owner, dated April 26, 1999, as amended by that certain Amendment No. 2 to Equipment Lease Agreement between Owner and Southern Company Energy Solutions, LLC, dated November 23, 2004, and that certain Lease Modification Agreement between Owner and Rose Hall Resort Energy Company, LLC dated March 2006.

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17.4 Insurance. Owner shall (and shall cause Operator to) (i) maintain in full force and effect, from the Effective Date until the Closing Date, the Insurance Policies (including, without limitation, renewal or replacement of expiring policies) as in effect as of the Effective Date and (ii) timely pay all premiums and other charges with respect thereto.

17.5 Golf Course Lease. From and after the Effective Date through the Closing, Owner shall comply with its obligations under the Golf Course Lease, including, without limitation, the payment of all monetary obligations thereunder. Owner shall not modify, amend, terminate or cancel the Golf Course Lease.

17.6 Special Assessments. Owner shall promptly notify Buyer in writing of any written notice Owner (or any of Owner’s affiliates) receives after the Effective Date and prior to Closing with respect to any pending special assessment with respect to the Assets.

17.7 Tenancies. On or prior to the Closing Date, Owner shall, at its sole cost and expense, terminate the Leases. Buyer shall not have any liability with respect to the Leases or in connection with Owner’s termination thereof.

17.8 Hazardous Materials. Prior to the Closing Date, Owner shall remove from the Hotel Land and Golf Course Land or cause such removal in accordance with applicable laws all chemical and hazardous wastes or materials generated by the dry cleaning operations at the Hotel prior to the Closing.

17.9 Buyer Applications. Within two (2) business days after presentment by Buyer, Owner shall deliver to Buyer a letter in form reasonably satisfactory to Owner authorizing, to the extent Owner has the right to do so (i) Buyer to apply for licenses for the operation of the Hotel, Golf Course and Power Plant Equipment; and (ii) the appropriate governmental agencies to use documents in the existing license files with respect to the Hotel, Golf Course and Power Plant Equipment in connection with Buyer’s applications to operate the same.

17.10 Employee Roster. Buyer understands from direct discussion with Operator that Operator is willing to provide the following information with respect to Hotel and Golf Course employees who give Operator written authorization to release their information: (a) name; (b) current job title; (c) current wage rate; and (d) length of service with the Hotel and/or Golf Course. Within five (5) business days after the Effective Date, Seller agrees to submit a written request to Operator, with a copy to Buyer, requesting that Operator provide the foregoing information to Buyer; provided, however, that to the extent Operator provides such information to Owner (instead of directly to Buyer), Owner shall promptly forward such information to Buyer. In no event will Owner or Lender have any responsibility or liability if Operator does not provide the requested information. Within five (5) business days after the Effective Date, Owner shall also cause to be delivered to Buyer a list made available by Operator to Owner of all employees at and who work for the Hotel and the Golf Course as of the Effective Date, together with a description of such employees’ current job title.

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17.11 Negative Covenants. From the Effective Date until the Closing Date, Owner shall not (and shall cause Operator not to) take any of the following actions without the prior express written consent of Buyer, which consent may be granted, not granted or conditioned in Buyer’s sole discretion: (a) make or permit to be made any material alterations to or upon the Real Property or the Power Plant Equipment or any part of the Real Property or the Power Plant Equipment; (b) grant any liens or encumbrances upon the Real Property or any other Assets that will not be discharged upon the Closing in accordance with Section 12.1 above; or (c) remove or permit the removal from the Real Property or the Power Plant Equipment of any fixtures, mechanical equipment, or any other item included in the Real Property or Power Plant Equipment, as applicable, except in the ordinary course of business, as necessary for repairs or replacements of worn out or obsolete items.

17.12 Beach Parcel. (a) Owner shall cooperate with Buyer to commence the process to cause the Beach Parcel to be duly registered under the Registration of Titles Act in the name of Buyer or its nominee; provided, however, that such cooperation shall be without cost to Owner or Lender. Owner shall (i) provide Buyer within seven (7) days of the Effective Date with such documents, invoices and such information as are readily accessible to Owner in respect of the costs incurred in the dredging, dumping, compacting and reclamation of the Beach Parcel, (ii) within seven (7) days of presentment by Buyer and subject to the reasonable approval of Owner, submit an application prepared for Owner by Buyer to the Commissioner of Lands in the required form to acquire the Beach Parcel, providing therewith Owner’s most current Beach License and such other supporting documents readily accessible to Owner as may be required, (iii) cooperate with the regulatory and governmental authorities and Buyer throughout the acquisition process, and (iv) nominate such transferee as Buyer shall direct to take title to the Beach Parcel at Closing. Buyer shall bear all of the cost of such acquisition, including, without limitation, the cost of the application, any surveys required and the purchase price and all other costs associated with the acquisition of the Beach Parcel when determined. Notwithstanding anything in this Section 17.12(a) to the contrary, in no event shall Buyer be responsible for any attorneys’ fees incurred by Owner or Lender, if any, in connection with this Section 17.12(a).

(b) Owner will use commercially reasonable efforts to agree with Buyer on the form for the purchase and sale agreement with respect to the RHDL Parcel and attach same hereto as Exhibit J within five (5) business days following the Effective Date.

17.13 Assumed Contract Estoppels. Owner will use commercially reasonable efforts to provide to Buyer prior to Closing, with respect to each Assumed Contract (other than the Golf Course Lease, the Power Plant Equipment Lease and the Power Plant Operating Agreement), (i) consents to the assignment to Buyer thereof duly executed by the applicable counterparties thereto and (ii) reasonable estoppels confirming that there are no outstanding payments, no defaults and no amendments to such Assumed Contract duly executed by the applicable counter-parties thereto.

18. Further Assurances.

After the Closing, Lender, Owner and Buyer agree to perform such other acts, and to execute, acknowledge and deliver, such other instruments, documents and other materials as the other may reasonably request (at no cost or liability to the performing Party) and as shall be necessary in order to effect the consummation of the transaction contemplated by this Agreement or to provide further assurances of any transfer, conveyance or assignment made pursuant to this Agreement. The provisions of this Section 18 shall survive the Closing for a period of one (1) year.

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19. Expenses.

All expenses incurred by or on behalf of the Parties in connection with the authorization, preparation and consummation of this Agreement including, without limitation, all fees and expenses of agents, representatives, counsel and accountants employed by the Parties shall be borne solely by the Party which has incurred the same, except as may otherwise be expressly provided herein. The provisions of this Section 19 shall survive (i) the Closing, and shall not be deemed merged into any instrument of conveyance delivered at the Closing; and (ii) any termination of this Agreement.

20. Notices.

All notices and demands provided or permitted to be given under this Agreement shall be in writing and must be served by personal delivery or by depositing the same with a recognized international overnight carrier (i.e., UPS, Federal Express, etc.); provided, however, that to the extent expressly permitted to be delivered electronically pursuant to this Agreement, notices may be delivered by e-mail. All notices shall be deemed to have been given on the date of confirmed delivery if deposited with a nationally known overnight delivery service, on the date of personal delivery, or on the date when an e-mail is sent, as applicable. Such notice shall be addressed to the Party to be notified at the address shown below, or such other address as is designated by written notice to the other Party.

If to Lender:

SFI Belmont, LLC

c/o iStar Financial, Inc.

1114 Avenue of the Americas, 39th Floor

New York, New York 10036

Attn:    Elisha Blechner

            Senior Vice President

Phone: (212) 930-9451

Email: eblechner@istarfinancial.com

With a copy (which shall not constitute notice) to:

Katten Muchin Rosenman LLP

575 Madison Avenue

New York, New York 10022-2585

Attn: Victoria Shusterman, Esq.

Phone: (212) 940-6494

Email: victoria. shusterman@kattenlaw.com

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If to Owner:

Rose Hall Resort, L.P.

c/o RFA Management Company, LLC

1908 Cliff Valley Way

Atlanta, Georgia 30329

Attention: President

Phone: (404) 486-4622

Email: dcarson@rfallc.com

With a copy (which shall not constitute notice) to:

Jones Day

1420 Peachtree Street, N.E.

Suite 800

Atlanta, Georgia 30309

Attention: Scott A. Specht, Esq.

Phone: (404) 581-8580

Email: saspecht@jonesday.com

If to HMF:

Hart Muirhead Fatta

The Victoria Mutual Building

53 Knutsford Boulevard

Kingston 5, Jamaica, W.I.

Attn: Hugh C. Hart, Esq.

Phone: (876) 929-9677

Email: hchart@hmf.com.jm

If to Buyer:

Rose Hall Jamaica Resort B.V.

c/o Playa Hotels & Resorts

3950 University Drive, Suite 301

Fairfax, Virginia 22030 USA

Attn: David Camhi, General Counsel

Phone: (571) 529-6024

email: david.camhi@playaresorts.com

With a copy (which shall not constitute notice) to:

Attn: David Klein

Dentons US LLP

3350 Riverwood Parkway

Atlanta, GA 30339

Phone: +1 202 408 9227

Email: david.klein@dentons.com

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And

Myers Fletcher & Gordon

21 East Street

Kingston, Jamaica

Attn: Hilary Reid, Esq.

Phone: 876-922-5860

Toll Free U.S. No.: 888-772-8386/582-4886/558-6431

Email: Hilary.reid@mfg.com.jm

If to MFG:

Myers Fletcher & Gordon

21 East Street

Kingston, Jamaica

Attn: Hilary Reid, Esq.

Phone: (876) 922-5860

Toll Free U.S. No.: (888) 772-8387/582-4886/558-6431

Email: hilary.reid@mfg.com.jm

21. Assignment.

Neither Owner nor Buyer shall assign its rights, duties and obligations under this Agreement or any part hereof without the written consent of the other Party, which consent may be granted or not granted in such other Party’s sole discretion; provided, however, that Buyer shall have the right, without cost to Owner or Lender, to assign its rights and obligations under this Agreement to any person that (i) is a wholly owned subsidiary of Buyer or (ii) is a Permitted Transferee (as defined below), in each case by prior written notice of such assignment given to Owner and HMF; provided, however, any such assignment shall not release Buyer of its obligations hereunder and following such permitted assignment, Buyer and the permitted assignee shall be jointly and severally liable for the obligations of Buyer under this Agreement. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. For purposes of this Section 21, “Permitted Transferee” shall mean any person (a) who is in the business of investing in or operating hotel properties, who intends to operate the Assets as a hotel resort, and who has demonstrated sufficient financial resources to complete the purchase of the Assets subject to and in accordance with this Agreement, and (b) is not a person generally recognized in the community as being a person of ill repute or is in any other manner a person with whom a prudent businessperson would not wish to associate in a commercial venture.

22. Counterparts.

This Agreement may be executed in counterparts, and any number of counterparts signed in the aggregate by the Parties shall constitute a single, original instrument.

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23. Choice of Law; Arbitration.

23.1 Choice of Law. This Agreement shall be governed by and construed under the internal laws of the State of New York of the United States of America, without regard to the principles of conflicts of law; provided, however, that the legal requirements to be complied with for the transfer of the Real Property and the Golf Course Lease from Owner to Buyer shall be governed by the laws of Jamaica.

23.2 Arbitrator. Any controversy or claim arising under or relating to the terms of this Agreement, and any proceedings to enforce this Agreement or rights under this Agreement (unless explicitly exempted in this Section 23), shall be settled by final and binding arbitration administered in accordance with the then existing Commercial Arbitration Rules (“Rules”) of the American Arbitration Association (“AAA”) by an independent arbitrator (the “Arbitrator”) selected in accordance with this Section 23. All decisions of the Arbitrator, absent fraud, shall be final and binding on the Parties (without appeal or review) and shall be enforceable in any court of competent jurisdiction. If a dispute under this Agreement requires resolution by arbitration, the complaining Party shall commence an arbitration of that dispute by giving written notice to the other Party that a dispute exists, such notice indicating the nature of the dispute and that the dispute requires resolution by the Arbitrator under the terms of the Agreement. Within twenty (20) days following delivery of such notice, each Party shall propose a list of three (3) Qualified Persons (as defined in Section 23.7 below) to act as the Arbitrator from which the Parties may jointly select one (1) Qualified Person to serve as the Arbitrator. If within ten (10) days following the submission of both lists the Parties jointly cannot agree upon a Qualified Person to serve as the Arbitrator, a Qualified Person shall be selected as Arbitrator according to the procedures set forth in the Rules. Notwithstanding anything to the contrary contained herein, either Party, in its sole discretion, may waive any of the Qualified Person requirements and permit an individual proposed by the other Party, who does not meet some or all of the Qualified Person requirements, to serve as the Arbitrator under this Section 23.

23.3 Arbitration Proceedings. To the extent not inconsistent with this Section 23, the Rules shall apply to any arbitration proceedings. In any arbitration proceeding, each Party shall submit or file any claim that would constitute a counterclaim within the same proceeding as the claim to which it relates. Any such related counterclaim that is ripe but has not been submitted or filed in such proceeding shall be released. The arbitration proceedings shall be conducted on an individual basis, and not on a multi-plaintiff, consolidated, collective or class-wide basis. If more than one issue shall be submitted to the same Arbitrator for resolution, each such issue shall be identified separately by the Parties in their submission to arbitration, and each such issue shall be subject to a separate decision by the Arbitrator. The Parties shall be entitled to limited discovery, including document exchanges as ordered by the Arbitrator. In addition, the Arbitrator may, but is not required to, allow depositions.

23.4 Miscellaneous. The authority of the Arbitrator shall be limited to deciding the matter submitted to it. All proceedings, awards and decisions under any dispute resolution proceeding described in this Section 23 shall be strictly private and confidential. The location of any arbitration proceedings shall be New York, New York and the proceedings shall be held on consecutive business days, in each case unless otherwise agreed by the Parties. The fees and expenses of the Arbitrator shall be shared equally by the Parties. Each Party shall bear the costs and expenses of its own counsel, expert witnesses, discovery, research and case presentation in connection with any dispute resolution process described in this Section 23.

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23.5 Decision. The Arbitrator shall notify the Parties in writing of its decision within forty-five (45) days from the date of its selection, or such other period as the Arbitrator may determine after consulting the Parties but not longer than the time prescribed by the Rules unless agreed in writing by the Parties, but in no event more than one hundred twenty (120) days from the date on which the Arbitrator has been selected. The decision of the Arbitrator may include an order to a Party to expunge any lis pendens which the Arbitrator deems improper or to make any changes as are necessary to an improper lis pendens filing.

23.6 Litigation. Notwithstanding anything in this Section 23 to the contrary, the Parties shall have the right to commence litigation or other legal proceedings with respect to any claims solely relating to: (i) the need to preserve or protect its proprietary or confidential information, (ii) emergency or injunctive relief, (iii) enforcement of the dispute resolution provisions of this Agreement, or (iv) enforcement of the decision and/or award by an Arbitrator hereunder.

23.7 Qualified Person. Each Party agrees that they shall not employ any Qualified Person utilized as an arbitrator under this Section 23 for a period of thirty-six (36) months following the completion of such individual’s engagement as the Arbitrator, without the prior written consent of the other Party, which consent may be withheld in the Party’s sole and absolute discretion. The engagement contract with any Qualified Person shall contain an affirmative representation by the Qualified Person that such Qualified Person will not accept employment from either Party or its affiliates for a period of thirty-six (6) months following the completion of such individual’s engagement as the Arbitrator hereunder. For purposes hereof, “Qualified Person” means shall mean a person familiar with the hospitality industry if the issues presented by the arbitration are specific to the hospitality industry. An individual shall be excluded as a Qualified Person if, currently or within the twelve (12) months prior to the date of selection of such individual as the Arbitrator under this Section 23, the individual: (i) is, or has been, an employee of Buyer, Owner, Operator, Lender or any of their respective affiliates; (ii) is, or has served as, a lawyer, advisor, or other type of consultant to Buyer, Owner, Operator, First Lender, DBJ or any of their respective affiliates; and/or (iii) is, or has been, the owner of any debt or equity position in any of the Assets or in Buyer, Owner, Operator, First Lender, DBJ or any of their respective affiliates.

23.8 Survival. The provisions of this Section 23 shall survive (i) the Closing, and shall not be deemed merged into any instrument of conveyance delivered at Closing and (ii) the earlier termination of this Agreement.

24. Interpretation.

The captions and headings contained in this Agreement are for convenience purposes only. Where appropriate in the context, the singular shall be deemed to include the plural, the plural shall be deemed to include the singular, and the past, present and future tenses shall each be deemed to include the others. The words “herein”, “hereof”, “hereunder”, and “hereby” and other similar references shall be construed to mean and include this Agreement and all

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amendments and supplements hereto unless the context shall clearly indicate or require otherwise. Whenever the words “including”, “include” or “includes” are used in this Agreement, they shall be interpreted in a non-exclusive manner. Except as otherwise expressly stated herein, all Schedule, Exhibit, and Section references in this Agreement shall be deemed to refer to the Schedules, Exhibits, and Sections in this Agreement.

25. No Party Deemed Drafter.

The Parties agree that no Party or Parties shall be deemed to be the drafter of this Agreement and that, in the event this Agreement is construed by a court of law or arbitration tribunal, such court or arbitration tribunal shall not construe this Agreement or any provision of this Agreement against any Party as the drafter of this Agreement.

26. Time.

Time is of the essence of all of the terms and conditions of this Agreement.

27. Severability.

In the event any term or provision of this Agreement shall be held illegal, invalid, unenforceable or inoperative as a matter of law, the remaining terms and provisions of this Agreement shall not be affected thereby, but each such term and provision shall be valid and shall remain in full force and effect.

28. Entire Agreement, Etc.

This Agreement embodies the entire contract agreed upon by the Parties with respect to the purchase and sale of the Assets and the final expression thereof and supersedes any and all prior agreements and understandings, written or oral, formal or informal (including, without limitation, any letter of intent and/or confidentiality agreement). No extensions, changes, modifications or amendments to or of this Agreement, of any kind whatsoever, shall be made or claimed by any Party, and no notices of any extension, change, modification or amendment made or claimed by any Party shall have any force or effect whatsoever unless the same shall be set forth in writing and fully signed by Buyer and Owner. All Exhibits and Schedules which are referred to in this Agreement and which are attached to this Agreement are expressly made and constitute a part of this Agreement.

29. Waiver.

The failure of any Party to insist, in any one or more instances, on the performance of any term, condition, covenant, or restriction of this Agreement shall not be construed as a waiver or relinquishment of any rights or remedies hereunder or of the future performance of any such term, condition, covenant, or restriction and the obligations of the Parties with respect thereto shall continue in full force and effect, and no waiver shall be binding upon any Party unless set forth in a writing and signed by or on behalf of such Party.

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30. Independent Provisions.

Each representation, warranty, covenant and condition set forth in this Agreement is intended to be an independent provision, and the accuracy, performance or satisfaction of any such provision shall have no effect on any other provision hereof or the accuracy, performance or satisfaction thereof, regardless of whether such provisions are similar.

31. Third Parties.

There are no third-party beneficiaries of this Agreement. Except by way of assignment in accordance with the terms hereof, no third party may acquire any rights or incur any liabilities hereunder.

32. Electronic Signatures.

Electronic scanned PDF signatures shall be deemed binding upon the Parties.

33. Confidentiality.

Each of Lender, Owner and Buyer hereby covenants for itself and its affiliates that prior to, at or following the Closing it shall not issue any press release or public statement with respect to this Agreement or the transactions contemplated by this Agreement without the prior consent of all Parties to this Agreement (which consent shall not be unreasonably delayed or withheld), except to the extent required by law or the regulations of the United States Securities and Exchange Commission; provided, however, that except as otherwise provided below no such announcement shall (i) be made unless the Closing has occurred or (ii) make any reference to the Purchase Price or other material terms of this Agreement except to the extent that the same are a matter of public record or available to the public generally. If Lender, Owner or Buyer is required by law to issue such a press release or public statement, such Party shall, at least two (2) business days prior to the issuance of the same, deliver a copy of the proposed release or statement to the other Parties for its review. In the event of any conflict between the provisions of this Section 33 and any confidentiality agreements entered into between Lender, Owner and Buyer, the provisions of this Section 33 shall prevail. This Section 33 shall survive (i) the Closing and shall not be deemed merged into any instrument of conveyance delivered at the Closing; or (ii) any termination of this Agreement.

34. Business Day.

For purposes of this Agreement, “business day” means any day on which business is generally transacted by banks in the Parish of St. James, Jamaica and New York City, New York, USA. If a date or the expiration date of any period that is set out in any paragraph of this Agreement falls upon a day that is not a business day, then, in such event, the date or expiration date of such period shall be extended to the next business day.

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35. Broker’s Commission.

Each of Owner and Buyer represents to the other that it has not dealt with any broker or intermediary other than Jones Lang LaSalle in connection with the transaction contemplated hereunder, and Owner agrees to pay Jones Lang LaSalle in its capacity as Owner’s agent any and all commissions, fees, and expenses associated with this Agreement pursuant to separate agreements if, as and when the Closing shall occur and as provided in such separate agreements; provided, however, that in no event shall Buyer be deemed to owe to Jones Lang LaSalle any commissions, fees, or expenses in connection with this Agreement. Each of Buyer and Owner hereby indemnifies and holds harmless the other from all loss, cost and expenses (including reasonable attorneys’ fees and expenses) arising out of a breach of its representation or undertaking set forth in this Section 35. The provisions of this Section 35 shall survive Closing or the termination of this Agreement.

36. Exclusivity.

Until such time as this Agreement is terminated in accordance herewith, Owner agrees not to solicit, negotiate, or grant any other party a right to purchase all or any part of the Real Property. Until the earlier to occur of (a) June 17, 2013 (subject to extension of such outside Closing Date pursuant to Sections 10 and 11 hereof), and (b) the date that this Agreement terminates in accordance herewith, Lender agrees not to solicit, negotiate, or grant any other party a right to purchase all of any part of the Real Property.

37. Termination of Ritz Carlton Agreement.

The Closing of this Agreement shall, pursuant to Section 12.1(vii) above, be conditioned on the termination of the Ritz Carlton Agreement as of the Closing Date.

38. Lender Releases.

On or before Closing, Owner shall cause Lender and DBJ to release (or cause the release of) the First Mortgage and the Second Mortgage and any other security interests or other encumbrances held by First Lender, DBJ or Operator encumbering the Assets or any portion thereof.

39. Termination of Golf Course Purchase Option.

Notwithstanding anything to the contrary contained in this Agreement or in the Golf Course Lease, in connection with Buyer’s assumption of the Golf Course Lease, Buyer for itself and its successors and assigns, as lessee under the Golf Course Lease, waives any right to exercise the option under the Golf Course Lease to purchase the Golf Course and such purchase option shall be terminated by formal written agreement of the RHDL and Buyer at Closing pursuant to the Assignment and Assumption of Golf Course Lease.

40. Private Sale Under Power; Lender’s Limited Obligations.

Lender is joining in the execution of this Agreement solely for the limited purpose of effecting the sale of the Real Property pursuant to its sale under powers in the First Loan Security Documents. Owner and Buyer agree and acknowledge that Lender has no liability to either party by virtue of its execution of this Agreement nor is Lender making any representations, warranties or covenants under this Agreement other than the covenant to effect the sale of the Real Property as set forth in this Agreement. Owner and Buyer hereby release Lender from any and all liability that may arise from or as a result of Lender’s execution of this Agreement.

48

41. Registered Agent, Jurisdiction and Venue.

(a) Within one (1) business day after the Effective Date, Buyer shall appoint (and confirm to Owner and Lender such appointment by electronic notice) Dentons U.S. LLP, 1221 Avenue of the Americas, New York, New York 10020-1089, Attn. David S. Hall as its duly authorized agent for the receipt of service of process in connection with the enforcement by the Parties of their rights under this Agreement.

(b) Each party agrees that this Agreement and the rights and obligations of the parties hereunder shall be governed and construed in accordance with the laws of the State of New York of the United States of America. Each party hereby submits to the exclusive (except as otherwise expressly provided below) jurisdiction of any court of competent jurisdiction located within the County of New York, State of New York, and irrevocably agrees that, subject in all respects to the provisions of Section 23 above, all actions or proceedings arising out of or relating to this Agreement shall be litigated in such courts. This consent to personal jurisdiction shall be self operative. Notwithstanding the aforesaid, Buyer will have the right to bring an action solely for specific performance in any court of competent jurisdiction in Jamaica for the purpose of enforcing its rights pursuant to Section 16.1(i) of this Agreement.

(signature pages to follow)

49

IN WITNESS WHEREOF, the Parties have executed this Agreement on the Effective Date.

Lender:

SFI BELMONT LLC

By:	/s/ Elisha Blechner
Name:	Elisha Blechner
Title:	Senior Vice President

[Signature Page to Hotel Asset Purchase Agreement]

Owner:

ROSE HALL RESORT, L.P.

By:	Rose Hall Resort Limited, its General Partner

	By:	/s/ Donald P. Carson
Donald P. Carson, President

[Signature Page to Hotel Asset Purchase Agreement]

Buyer:

ROSE HALL JAMAICA RESORT B.V.

By:	Bruce Wardinski, as Managing Director

/s/ Bruce Wardinski

By:	Playa Resorts Holding B.V., as Managing Director

	By:	/s/ Bruce Wardinski
Bruce Wardinski Managing Director A

	By:	/s/ Ronald Kolders
Ronald Kolders Managing Director B

[Signature Page to Hotel Asset Purchase Agreement]

EXHIBIT A-1 TO HOTEL ASSET PURCHASE AGREEMENT

Legal Description of Hotel Land

Firstly, ALL THAT parcel of land part of RUNNING GUT ESTATE called NORTHERN ESTATE in the parish of SAINT JAMES being the sections shown as THIRTY-FOUR LOT TWO on the plan of part of Running Gut Estate called Northern Estates aforesaid deposited in the Office of Titles on the 28th day of October, 1998 of the shape and dimensions and butting as appears by the said Plan and being all the land formerly comprised in Certificate of Title registered at volume 1315 Folio 607 but now comprised in Certificate of Title registered at Volume 1436 Folio 292 of the Register Book of Titles; and

Secondly, ALL THOSE parcels of land part of RUNNING GUT ESTATE called NORTHERN ESTATE in the parish of SAINT JAMES being the sections shown as THIRTY-FOUR LOTS ONE AND THREE on the plan of part of Running Gut Estate called Northern Estates aforesaid deposited in the Office of Titles on the 28th day of October, 1998 of the shape and dimensions and butting as appears by the said Plan and being all the land formerly comprised in Certificate of Title registered at Volume 1315 Folio 608 but now comprised in Certificate of Title registered at Volume 1436 Folio 130 of the Register Book of Titles

Exhibit A

EXHIBIT A-2 TO HOTEL ASSET PURCHASE AGREEMENT

Legal Description of Golf Course Land

Firstly, ALL THAT parcel of land part of THE NORTHERN ESTATES situate in the parish of SAINT JAMES formerly known as part of CINNAMON HILL and CORNWALL and LITTLE RIVER WHARF and being the Section numbered ELEVEN A on the plan of part of Rose Hall Estate, Crawle Estate and Cinnamon Hill aforesaid deposited in the Office of Titles in the 24th day of July, 2011 of the shape and dimensions and butting as appears by the plan thereof and being all the land formerly comprised in Certificate of Title registered at Volume 1353 Folio 804 but now comprised in Certificate of Title registered at Volume 1436 Folio 242 of the Register Book of Titles; and

Secondly, ALL THAT parcel of land part of THE NORTHERN ESTATES situate in the parish of SAINT JAMES formerly known as part of CINNAMON HILL and CORNWALL and LITTLE RIVER WHARF and being the Section numbered ELEVEN C on the plan of part of Rose Hall Estate, Crawle Estate and Cinnamon Hill aforesaid deposited in the Office of Titles in the 24th day of July, 2001 of the shape and dimensions and butting as appears by the plan thereof and being all the land formerly comprised in Certificate of Title registered at Volume 1353 Folio 805 but now comprised in Certificate of Title registered at Volume 1436 Folio 295 of the Register Book of Titles; and

Thirdly, ALL THAT parcel of land part of THE NORTHERN ESTATES situate in the parish of SAINT JAMES formerly known as part of CINNAMON HILL and CORNWALL and LITTLE RIVER WHARF and being the Section numbered ELEVEN D on the plan of part of Rose Hall Estate, Crawle Estate and Cinnamon Hill aforesaid deposited in the Office of Titles in the 24th day of July, 2001 of the shape and dimensions and butting as appears by the plan thereof and being all the land formerly comprised in Certificate of Title registered at Volume 1353 Folio 806 but now comprised in Certificate of Title registered at Volume 1436 Folio 893 of the Register Book of Titles.

Exhibit A

EXHIBIT A-3 TO HOTEL ASSET PURCHASE AGREEMENT

Description of Beach Parcel

ALL THAT parcel of unregistered reclaimed land part of the Ritz Carlton Hotel, Montego Bay in the parish of St. James comprising by estimation 3,570.12 square metres (38,428.78 square feet) of the shape and location as appears by the hatched area on the sketch plan above of the said land prepared by Richard Haddad, Commissioned Land Surveyor.

Exhibit A

EXHIBIT A-4 TO HOTEL ASSET PURCHASE AGREEMENT

Description of RHDL Parcel

ALL THAT land called Lot 1A Section 1 being approximately 987 sq. Metres located on the south west section of the land comprising the Hotel’s property and being all that part of land comprised in Certificate of Title registered at Volume 1426 Folio 741 of the Register Book of Titles.

Exhibit A

EXHIBIT B TO HOTEL ASSET PURCHASE AGREEMENT

MFG Wiring Instructions

Wire Instructions (US Dollars)

Bank Name:	National Commercial Bank Jamaica Limited
NCB SWIFT Code:	JNCBJMKX
For Further Credit to:	Myers Fletcher & Gordon
Account #:	067712455

Intermediary Bank:	Bank of New York Mellon, New York
ABA Routing#:	021000018
SWIFT Code	IRVTUS3N

Exhibit B

EXHIBIT C TO HOTEL ASSET PURCHASE AGREEMENT

Form of General Consumption Tax Act Letter

[Date]

Taxpayer Audit and Assessment Department

General Consumption Tax Department

2 Oxford Road

Kingston 5

Dear Sirs

Re:	Notice to the Commissioner pursuant to section 32 of the General Consumption Tax Act

The Ritz-Carlton Hotel Company of Jamaica Limited (“Operator”) is the operator of the Ritz-Carlton Golf & Spa Resort, Rose Hall, Jamaica (the “Hotel”) owned by [insert name of transferor/seller] (“Owner”). Owner entered into an Agreement for Sale dated the             day of         20 ] in which its business was sold as a going concern to [insert name of transferee/buyer] of [insert address of transferee/buyer] with effect from the [     ] day of [     ] 20[     ]. In light of this Operator has ceased with effect from the [    ] day of [        20 ] to operate the Hotel or to carry on the business associated therewith and wishes to deregister as a registered taxpayer for General Consumption Tax purpose with effect from [the         day of         20 ] in accordance with clause 31(1)(a) of the General Consumption Tax Act.

Please note that [transferee/buyer] will take over the business as at [the         day of         20 ].

Yours faithfully,

[insert name of transferor/seller]

Per:

Yours faithfully,

[insert name of transferee/buyer]

Per:

Exhibit C

EXHIBIT D TO HOTEL ASSET PURCHASE AGREEMENT

Intellectual Property

The following trade names:

1.	WHITE WITCH

2.	THE WHITE WITCH AT ROSE HALL

3.	WHITE WITCH GOLF COURSE

Exhibit D

EXHIBIT E TO HOTEL ASSET PURCHASE AGREEMENT

Form of Owner’s Bring Down Certificate

Owner’s Bring Down Certificate

ROSE HALL RESORT, L.P., a Delaware limited partnership (“Owner”), hereby certifies, represents and warrants to [                     ], a [             ], that the Owner Representations and Warranties (hereinafter defined) are true and correct in all material respects as of and as if made on the date hereof except as set forth on Schedule 1 attached hereto and incorporated herein by this reference. As used in this Owner’s Bring Down Certificate, the term “Owner Representations and Warranties” means all representations and warranties made by Owner in Section 5.1 of that certain Hotel Asset Purchase Agreement, dated as of                      , 2013, between Owner and ROSE HALL RESORT JAMAICA B.V., a private limited liability company incorporated in the Netherlands (the “Purchase Agreement”). The limitations on the duration of the Owner Representations and Warranties set forth in Section 5.3 of the Purchase Agreement as well as the other matters pertaining to the Owner Representations and Warranties set forth in Sections 5.4 and 5.5 of the Purchase Agreement are applicable to the certification, representations and warranties made by Owner pursuant to this Owner’s Bring Down Certificate. All capitalized terms used but not otherwise defined herein shall have the meanings ascribe thereto in the Purchase Agreement.

Dated: [insert date that is one business day prior to the Additional Deposit Funding Date or Closing Date, as applicable], 2013.

ROSE HALL RESORT, L.P., a Delaware limited partnership

By:	Rose Hall Resort Limited, its General Partner

By:
	Name:	Donald P. Carson
	Title:	President

Exhibit E

Schedule 1 to Owner’s Bring Down Certificate

Exhibit E

EXHIBIT F TO HOTEL ASSET PURCHASE AGREEMENT

Form of Ritz Carlton Agreement Termination Confirmation

TERMINATION CONFIRMATION

Each of [                             ] (“Owner”) and [                             ] (“Operator”), being parties to that certain [                             ] dated as of [                             ] (as modified, amended, or supplemented, the “Management Agreement”) with respect to that certain resort in the Parish of St. James, Jamaica and formerly commonly known as The Ritz-Carlton Golf & Spa Resort (the “Resort”), hereby confirm that the Management Agreement has been terminated in its entirety and in accordance with its terms as of this     day of              2013 (the “Termination Effective Date”) and that Operator shall have no further right or interest in or to the Resort (or any part thereof) from and after the Termination Effective Date.

OWNER:

[ ]

By:
Name:
Its:

OPERATOR:

[ ]

By:
Name:
Its:

Exhibit F

EXHIBIT G TO HOTEL ASSET PURCHASE AGREEMENT

Form of Assignment of Trade Marks

CONFIRMATORY ASSIGNMENT OF TRADE MARKS

THIS CONFIRMATORY ASSIGNMENT is made on the date set out in Item 1 of the Schedule hereto BETWEEN the party whose name and particulars are set out in Item 2 of the Schedule hereto (hereinafter called “the Assignor”) of the ONE PART and the party whose name and particulars are set out in Item 3 of the Schedule hereto (hereinafter called “the Assignee”) of the OTHER PART

WHEREAS

1.	The Assignor is the registered proprietor of the trade marks listed in Item 6 of the Schedule hereto

2.	The Assignor agreed with the Assignee for the sale of the aforesaid trade marks to the Assignee

3.	This Assignment shall be deemed to take effect from the date set out in Item 4 of the Schedule hereto

4.	The consideration for sale and purchase of the said trade marks is the sum set out in Item 5 of the Schedule hereto which has been paid as the Assignor hereby acknowledges

NOW THIS ASSIGNMENT WITNESSETH that for the consideration stated the Assignor hereby confirms that it has assigned the said trade marks to the Assignee

Exhibit G

IN WITNESS whereof the Assignor and the Assignee have caused this Assignment to be executed.

EXECUTED on behalf of	)
)
duly authorised in the	)
presence of:	)

EXECUTED on behalf of	)
)
duly authorised in the presence	)
of:	)

SCHEDULE

1.	DATE: The	day of	20

2.	ASSIGNOR:

3.	ASSIGNEE:

4.	EFFECTIVE DATE:

5.	CONSIDERATION:

6.	TRADE MARK	REG. NO.	CLASS

Exhibit G

EXHIBIT H TO HOTEL ASSET PURCHASE AGREEMENT

[Intentionally Deleted]

Exhibit H

EXHIBIT I-1 TO HOTEL ASSET PURCHASE AGREEMENT

Form of Golf Course Lease Estoppel

Form of Certificate of Estoppel

This certificate is delivered pursuant to Section 13.1(a)(xvi) of the Hotel Asset Purchase Agreement, dated as of May [     ], 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”), among SFI Belmont LLC, a Delaware limited liability company, as lender, Rose Hall Resort L.P., a Delaware Limited Partnership, as owner (“Owner”), and Rose Hall Jamaica Resort B.V., a Netherlands private limited liability company, as buyer (“Buyer”).

Whereas, in connection with its ownership of the resort property in the parish of St. James, Jamaica, commonly known as The Ritz-Carlton Golf & Spa Resort, Rose Hall, Jamaica (the “Hotel”), Owner operates a golf course (the “Golf Course”) on that certain real property described in the Golf Course Lease (as defined below) (the “Golf Course Land”) which is leased by Owner from the undersigned, Rose Hall (Developments) Limited, pursuant to that certain Lease Agreement dated January 1, 1999, between Owner and the undersigned, as amended by an Agreement to Amend Lease dated 1999 between Owner and the undersigned, a Notice of Renewal of Golf Course Lease Agreement dated January 14, 1999, from Owner, a Memorandum acknowledging Owner’s exercise of renewal dated January 14, 1999, between Owner and the undersigned, a Supplemental Lease dated June 11, 2004, between Owner and the undersigned, an Agreement dated as of April 24, 2000, between Rose Hall Resort Limited and the undersigned, a Second Supplemental Agreement to Lease dated as of April 24, 2000, between Owner and the undersigned, and a Third Supplemental Agreement to Lease dated June 2004 between Owner and the undersigned (as amended, the “Golf Course Lease”).

The undersigned hereby certifies that:

a.	the Golf Course Lease is in full force and effect;

b.	there are no modifications to the Golf Course Lease other than those referred to above in this certificate;

c.	the description of the Golf Course Land is set forth in the Golf Course Lease;

d.	all amounts due in respect of rental and any other payments whatsoever due under or in connection with the Golf Course Lease have been paid up to date; no due date or payment date for any such rental or other payment has been extended, delayed or postponed; the undersigned has no claims for indemnification from Owner under the Golf Course Lease that have not been fully performed by Owner; and there are no sums past due and owing to the undersigned or otherwise in connection with the Golf Course Lease to any third parties;

Exhibit I - 1

e.	no notice has been given to Owner of any default under the Golf Course Lease which has not been cured and, to the undersigned’s best knowledge, no default under the Golf Course Lease exists.

The undersigned acknowledges and agrees that this Certificate may be relied upon by the Buyer or by any prospective transferee of the Buyer’s interest under the Purchase Agreement or in the Hotel or by any holder or prospective holder of any mortgage instrument or deed to secure debt now or hereafter encumbering the Hotel.

IN WITNESS WHEREOF the undersigned, ROSE HALL (DEVELOPMENTS) LIMITED, has hereunto set our hands and seal in execution of this instrument as a deed on the             day of                     2013.

[Applicable U.S. State notary form to be used if executed in the U.S.]

THE COMMON SEAL of ROSE HALL	)
(DEVELOPMENTS) LIMITED	)
was hereunto affixed and this	)
Certificate of Estoppel signed for and	)	Director
on behalf of the company by	)
)
a Director and by	)	Director/Secretary
Director/ Secretary in the presence of:	)
Witness

JAMAICA S.S.

BE IT REMEMBERED that on the             day of                         Two Thousand and Thirteen before me the undersigned one of Her Majesty’s Justices of the Peace in and for this Island personally came and appeared                                          of                                         the attesting witness to the due execution of the foregoing Certificate of Estoppel who being by me duly sworn made oath and said that he/she was present and did see the Common Seal of Rose Hall (Developments) Limited put and affixed to the said Certificate of Estoppel and did further see the Certificate of Estoppel signed by                          and                          and duly executed and delivered as and for the proper act and deed of the said Rose Hall (Developments) Limited for the purposes therein mentioned.

Justice of the Peace for the Parish of:

Exhibit I - 1

EXHIBIT I-2 TO HOTEL ASSET PURCHASE AGREEMENT

Form of Power Plant Equipment Lease Estoppel

FORM OF CERTIFICATE OF ESTOPPEL

This certificate is delivered pursuant to Section 13.1(a)(xvi) of the Hotel Asset Purchase Agreement, dated as of May [    ], 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”), among SFI Belmont LLC, a Delaware limited liability company, as lender, Rose Hall Resort L.P., a Delaware Limited Partnership, as owner (“Owner”), and Rose Hall Jamaica Resort B.V., a Netherlands private limited liability company, as buyer (“Buyer”).

Whereas, in connection with its ownership of the resort property in the parish of St. James, Jamaica, commonly known as The Ritz-Carlton Golf & Spa Resort, Rose Hall, Jamaica (the “Hotel”), Owner leases from the undersigned, successor by assignment to Southern Company Energy Solutions, Inc. (“SCES”), four (4) diesel power generators and related equipment located on the Hotel Land (the “Power Plant Equipment”) pursuant to that certain Equipment Lease Agreement dated as of April 26, 1999, between SCES, as lessor, and Owner, as lessee, [as amended by an Amendment to Equipment Lease Agreement dated as of December 31, 1999, [NOTE: THIS RECITAL TO BE REMOVED IF AMENDMENT CONFIRMING THAT THE MISSING 1999 LEASE AMENDMENT IS OF NO FURTHER FORCE OR EFFECT IS ENTERED INTO PRIOR TO EXECUTION OF THIS ESTOPPEL]] as assigned by SCES to the undersigned by a Non-recourse Sale and Assignment dated as of March 2006, and as further amended by a Lease Modification Agreement between Owner and the undersigned dated as of March 2006 (as assigned and amended, the “Power Plant Equipment Lease”).

The undersigned hereby certifies that:

a.	the Power Plant Equipment Lease is in full force and effect;

b.	there are no modifications to the Power Plant Equipment Lease other than those referred to above in this certificate;

c.	all amounts due in respect of rental and any other payments whatsoever due under or in connection with the Power Plant Equipment Lease have been paid up to date; no due date or payment date for any such rental or other payment has been extended, delayed or postponed; the undersigned has no claims for indemnification from Owner under the Power Plant Equipment Lease that have not been fully performed by Owner; and there are no sums past due and owing to the undersigned or otherwise in connection with the Power Plant Equipment Lease to any third parties;

d.	no notice has been given to Owner of any default under the Power Plant Equipment Lease which has not been cured and, to the undersigned’s best knowledge, no default under the Power Plant Equipment Lease exists.

Exhibit I - 2

The undersigned acknowledges and agrees that this Certificate may be relied upon by the Buyer or by any prospective transferee of the Buyer’s interest under the Purchase Agreement or in the Hotel or by any holder or prospective holder of any mortgage instrument or deed to secure debt now or hereafter encumbering the Hotel.

IN WITNESS WHEREOF the undersigned, ROSE HALL RESORT ENERGY COMPANY LLC, a Georgia limited liability company, has hereunto set our hands and seal in execution of this instrument as a deed on the             day of                     2013.

[Applicable U.S. State notary form to be used if executed in the U.S.]

THE COMMON SEAL of ROSE HALL	)
RESORT ENERGY COMPANY, LLC	)
was hereunto affixed and this	)
Certificate of Estoppel signed for and	)	Director
on behalf of the company by	)
)
a Director and by	)	Director/Secretary
Director/ Secretary in the presence of:	)
Witness

JAMAICA S.S.

BE IT REMEMBERED that on the             day of                         Two Thousand and Thirteen before me the undersigned one of Her Majesty’s Justices of the Peace in and for this Island personally came and appeared                                          of                                          the attesting witness to the due execution of the foregoing Certificate of Estoppel who being by me duly sworn made oath and said that he/she was present and did see the Common Seal of Rose Hall Resort Energy Company, LLC put and affixed to the said Certificate of Estoppel and did further see the Certificate of Estoppel signed by                         and                         and duly executed and delivered as and for the proper act and deed of the said Rose Hall Resort Energy Company, LLC for the purposes therein mentioned.

Justice of the Peace for the Parish of:

Exhibit I - 2

EXHIBIT I-3 TO HOTEL ASSET PURCHASE AGREEMENT

Form of Power Plant Equipment Operation Agreement Estoppel

FORM OF CERTIFICATE OF ESTOPPEL

This certificate is delivered pursuant to Section 13.1(a)(xvi) of the Hotel Asset Purchase Agreement, dated as of May [    ], 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”), among SFI Belmont LLC, a Delaware limited liability company, as lender, Rose Hall Resort L.P., a Delaware Limited Partnership, as owner (“Owner”), and Rose Hall Jamaica Resort B.V., a Netherlands private limited liability company, as buyer (“Buyer”).

Whereas, in connection with its ownership of the resort property in the parish of St. James, Jamaica, commonly known as The Ritz-Carlton Golf & Spa Resort, Rose Hall, Jamaica (the “Hotel”), Owner has entered into an Operation & Maintenance Agreement with the undersigned, as successor to Southern Company Energy Solutions, Inc. (“SCES”) for the operation and maintenance of the power plant and its related equipment located on the Hotel Land pursuant to that certain Operation & Maintenance Agreement dated April 26, 1999, as assigned by SCES to the undersigned and modified pursuant to an Assumption and Modification Agreement dated November 23, 2004, between Owner and the undersigned (the “Operation & Maintenance Agreement”).

The undersigned hereby certifies that:

a.	the Operation & Maintenance Agreement is in full force and effect;

b.	there are no modifications to the Operation & Maintenance Agreement other than those referred to above in this certificate;

c.	all amounts due in respect of any payments whatsoever under or in connection with the Operation & Maintenance Agreement have been paid up to date; no due date or payment date for any such payment has been extended, delayed or postponed; the undersigned has no claims for indemnification from Owner under the Operation & Maintenance Agreement that have not been fully performed by Owner; and there are no sums past due and owing to the undersigned or otherwise in connection with the Operation & Maintenance Agreement to any third parties;

d.	no notice has been given to Owner of any default under the Operation & Maintenance Agreement which has not been cured and, to the undersigned’s best knowledge, no default under the Operation & Maintenance Agreement exists.

The undersigned acknowledges and agrees that this Certificate may be relied upon by the Buyer or by any prospective transferee of the Buyer’s interest under the Purchase Agreement or in the Hotel or by any holder or prospective holder of any mortgage instrument or deed to secure debt now or hereafter encumbering the Hotel.

Exhibit I - 3

[EXECUTION PAGE FOLLOWS]

Exhibit I - 3

IN WITNESS WHEREOF the undersigned, YANCEY POWER SYSTEMS, a Georgia corporation, has hereunto set our hands and seal in execution of this instrument as a deed on the             day of                     2013.

[Applicable U.S. State notary form to be used if executed in the U.S.]

THE COMMON SEAL of	)
YANCEY POWER SYSTEMS	)
was hereunto affixed and this	)
Certificate of Estoppel signed for and	)	Director
on behalf of the company by	)
)
a Director and by	)	Director/Secretary
Director/ Secretary in the presence of:	)
Witness

JAMAICA S.S.

BE IT REMEMBERED that on the             day of                         Two Thousand and Thirteen before me the undersigned one of Her Majesty’s Justices of the Peace in and for this Island personally came and appeared                                          of                                          the attesting witness to the due execution of the foregoing Certificate of Estoppel who being by me duly sworn made oath and said that he/she was present and did see the Common Seal of, YANCEY POWER SYSTEMS put and affixed to the said Certificate of Estoppel and did further see the Certificate of Estoppel signed by                         and                          and duly executed and delivered as and for the proper act and deed of the said YANCEY POWER SYSTEMS for the purposes therein mentioned.

Justice of the Peace for the Parish of:

Exhibit I - 3

EXHIBIT J TO HOTEL ASSET PURCHASE AGREEMENT

Form of RHDL Parcel Purchase and Sale Agreement

AGREEMENT FOR SALE

THIS AGREEMENT FOR SALE is made this         day of                     2013 BETWEEN ROSE HALL (DEVELOPMENTS) LIMITED, a Company duly incorporated under the Laws of Jamaica with office at Rose Hall Estate, Little River in the Parish of Saint James (“Seller”) AND ROSE HALL JAMAICA RESORT B.V., a private limited liability company incorporated in the Netherlands and having its registered office at Prins Bernhardplein 200, 1097 JB Amsterdam, the Netherlands whose TRN is 34245708 (“Buyer”)

WHEREAS:

(A)	Seller is the registered proprietor of ALL that parcel of land described herein (“the Said Land”) which Said Land forms a part of the land on which the resort property known as the Ritz-Carlton Golf & Spa Resort, Rose Hall, Jamaica (“the Hotel”) is situated;

(B)	Rose Hall Resorts L.P. (“Owner”) is the registered proprietor of other lands on which the Hotel is situated (“Hotel Lands”), having purchased same from the Seller;

(C)	The Buyer is about to enter into a Hotel Asset Purchase Agreement (“PSA”) with the Owner for the purchase of the Hotel Lands and other assets of the Hotel;

(D)	The Said Land was never transferred to the Owner as it was intended that the National Water Commission (“NWC”) would establish a booster pump station thereon. Seller understands that NWC has since determined that they no longer wish to establish a booster pump station on and have no use for the Said Land. Accordingly Seller has written to NWC by letter of the 3rd May 2013 requesting that NWC confirm in writing that they have no interest in the Said Land.

(E)	In accordance with the terms of the PSA and the obligations of the Owner thereunder, Seller hereby agrees to sell the Said Land to the Buyer subject to the terms set out in the said PSA, the completion thereof and to the terms hereinafter appearing.

NOW IT IS HEREBY AGREED as follows:

Interpretation

1.1 In this Agreement:

(i)	“the Hotel Lands” mean the lands described in the Second Schedule hereto;

(ii)	“the Said Land” means the land described in the First Schedule hereto;

(iii)	“the Purchase Price” means the sum of ONE HUNDRED THOUSAND JAMAICAN DOLLARS (J$100,000.00).

Exhibit J

1.2 In this Agreement, unless the context otherwise requires, the singular form shall include the plural form, and vice versa, and the masculine form shall include the feminine and neuter forms, and vice versa.

1.3 The clause headings in this Agreement are for convenience only and shall not affect or be used as an aid in the interpretation of this Agreement.

Sale and Purchase

2. Seller hereby agrees to sell and the Buyer hereby agrees to purchase the Said Land, upon the terms and conditions and for the price hereinafter appearing.

Purchase Price

3. The Purchase Price for the Said Land shall be J$100,000, the receipt whereof is hereby acknowledged.

Completion

4. Subject to Clause 7.2 hereof, Completion shall be no later than the 30th day of August 2013 (or such other date as the parties may agree) on delivery to the Buyer’s Attorney-at-law of the duplicate Certificate of Title for the Said Land duly endorsed in the name of the Buyer and/or his nominee as the registered proprietor.

Seller’s Attorney-at-law

5. Seller’s Attorneys-at-law, Hart Muirhead Fatta of 53 Knutsford Boulevard, Second Floor, Kingston 5, Jamaica, shall have carriage of sale.

Buyer’s Attorneys-at-law

6. The Buyer is represented in this transaction by Messrs Myers Fletcher & Gordon, Attorneys-at-Law of 21 East Street, Kingston, Jamaica.

Conditions Precedent

7.1 It is a condition precedent of the coming into effect of this Agreement for Sale that same shall first be signed by Seller and Buyer.

7.2 The completion by Owner and Buyer of the PSA shall be a condition precedent to the completion of this agreement.

7.3 If on or before the 24th May 2013 (“the NWC deadline”) the NWC establishes that they have an interest in the Said Land Seller shall transfer the Said land to the NWC and shall by the 31st May 2013 serve notice in writing on Buyer advising accordingly which shall serve to rescind this agreement. In that event any sums paid hereunder by Buyer shall be immediately refunded to Buyer’s Attorney at Law. If no such interest is established by the NWC deadline this

Exhibit J

agreement shall be completed in accordance with the terms hereof. Buyer shall indemnify Seller against all actions, liabilities, claims, damages or costs which may arise at any time, as a result of the transfer of the Said Land to Buyer, if subsequent thereto NWC establishes that it has an interest therein and shall, in the event of such establishment of an interest by NWC, cause the Said Land to be transferred to NWC at its sole cost. This Clause 7.3 shall survive the Completion of this Agreement.

7.4 Seller and Buyer declare that they are both of the view that subdivision approval ought not to be required for the completion of this agreement as the Said land is physically subdivided from the rest of the land comprised in the certificate of title mentioned in the First Schedule hereto. Seller shall seek to obtain within seven (7) days of the date hereof the Registrar of Titles’ written confirmation that subdivision approval is not required. If the Registrar of Titles rules that subdivision approval is required Seller shall forthwith diligently apply for and pursue such application to the St. James Parish Council and any other relevant regulatory agency. In the event that subdivision approval has not been issued by the expiration of twelve (12) months from the date hereof (or such extended period as the parties hereto shall agree) Buyer shall be entitled to rescind this agreement and to receive a refund of all moneys paid hereunder. In the event the St. James Parish Council or other regulatory agency refuses to grant subdivision approval after diligent efforts made by Seller to obtain such approval, Seller shall be entitled to rescind this agreement and refund to the Buyer all moneys paid hereunder. Should Seller be unable to transfer the Said Land to Buyer as a result of its inability to obtain subdivision approval as aforesaid, Seller agrees that it will enter into a lease agreement with Buyer for a term of 75 years with an option to renew for a further 75 years at a nominal rent of $1.00 per annum in respect of both the original and renewed terms.

Undertaking

8. The parties further agree that Seller’s Attorneys-at-Law shall not be obliged to part with the registrable documents and/or the duplicate Certificates of Title for the Said Land, until Buyer has paid all moneys payable by Buyer hereunder to complete this sale, or has presented to Seller’ Attorneys-at-Law an undertaking in a form acceptable to them, for the payment of same.

Possession

9. Possession shall be vacant on completion of the PSA, free of the payment of mesne profits or rent prior to the Completion of this agreement. In the event the Agreement is cancelled pursuant to Clauses 7.2 or 7.3 hereof, the Buyer shall immediately vacate and deliver up possession of the Said Land to the Seller without demand on his part.

Title

10. Under the Registration of Titles Act duly endorsed in the name of Buyer and/or its nominee.

Exhibit J

Encumbrances

11. Seller covenants with Buyer that at Completion there shall be no encumbrances affecting the titles to the Realty, save and except - (i) such restrictive covenants and easements (if any) as may be endorsed on the Certificate of Title for the Said Land and (ii) such easements (if any) as are obvious and apparent,.

Property Tax and Water Rates

12. Property tax and water rates (if applicable), shall be apportioned between Seller and Buyer as at the date of possession.

Costs of Transfer

13.1 The stamp duty, transfer tax, registration fees, cost of issuance of a Certificate of Title, costs of obtaining Subdivision Approval and any requisite survey plans and any other costs or fees arising from the transfer of the Said Land to Buyer up to a maximum of US$20,000.00 shall be borne by Buyer. Any such costs over and above US$20,000.00 shall be borne by Seller PROVIDED THAT each party shall bear their own Attorney’s fees. Buyer shall on the execution hereof advance the sum of US$1,000 on account of the costs to be incurred as aforesaid and shall thereafter pay all further costs within three (3) days of being notified by Seller of such costs being due for payment.

13.2 In the event this Agreement is cancelled and any sum paid by Buyer hereunder is to be refunded, Buyer shall be deemed to be refunded such amount paid in respect of stamp duty and transfer tax, by delivery up to him of original transfer tax receipt and the stamped Agreement duly noted as cancelled.

Assessment

14. The parties hereto agree as a condition hereto that in the event the Commissioner of Stamp Duty and Transfer Tax for the purpose of assessing Transfer Tax is of the opinion that the amount or value of the purchase price herein stated is substantially less than the market value and seeks to assess Transfer Tax on a higher consideration, then Seller’s Attorneys-at-Law shall notify Buyer’s Attorneys-at-Law of the amount of the assessment made by the Commissioner of Stamp Duty and Transfer Tax within three (3) days of such assessment and Buyer may within seven (7) days of receipt of such notification given by Seller’s Attorneys-at-Law elect to complete this sale by paying to Seller by way of an increase in the purchase price such amount which will after the payment of Transfer Tax, Stamp Duty and Registration Fee on such assessed value yield to Seller the same balance of purchase money as Seller would have received had Transfer Tax Stamp Duty and Registration Fee been calculated on a consideration of J$100,000.00 and paid in accordance with the terms of this Agreement provided that such increase in purchase price and any of the aforesaid costs of transfer does not exceed US$20,000. Any increase in purchase price in excess of US$20,000 shall be borne by Seller. Should the Buyer pay to Seller the increase in the purchase price within the aforesaid seven (7) days this agreement shall be completed in accordance with the terms herein. Should Buyer fail to pay the

Exhibit J

Seller the increase in purchase price within the aforesaid period Seller shall be entitled by notice in writing to Buyer given within ten (10) days of receipt of notification of the assessment given by Seller’s Attorneys-at-Law to treat this Agreement as rescinded and to serve upon the Buyer a Notice of Rescission, in which event, all monies paid by Buyer hereunder shall be refunded without interest and free from deductions.

“As is, where is”

15. The Said Land is being sold on an “as is, where is” basis, and Buyer takes and accepts the Said Land in its current state and condition. Save for the matters set forth in clause 14, any and all representations and warranties whatsoever on the part of Seller, its servants or agents with respect to the Said Land or any part thereof, are hereby excluded.

Requisitions and Objections

16. Buyer shall not make any requisitions or raise any objections or claim compensation in respect of discrepancies in the registered boundaries and the boundaries on earth of the Said Land and/or in respect of breaches of the Restrictive Covenants endorsed on the Certificate of Title for and affecting the Said Land (if any), and waives any right to do so

Notices

17. Any notice or demand to be served or made on either party hereto shall be deemed to be sufficiently served or made as the case may be if sent by registered post addressed to that party and to its respective attorney-at-law at the addresses above stated and shall have been deemed to have been received five (5) days after the date of posting in any Post Office in Jamaica. This method is not exclusive and shall be in addition to any other available mode of service.

Exhibit J

FIRST SCHEDULE

The Said Land

ALL THAT land part of the Northern Estates called Lot 1A Section 1 being approximately 987 sq. Metres located on the south west section of the land comprising the Hotel Lands and being part of land comprised in Certificate of Title registered at Volume 1426 Folio 741 of the Register Book of Titles and shaded red on the plan attached hereto.

Exhibit J

SECOND SCHEDULE

The Hotel Lands

Firstly, ALL THAT parcel of land part of RUNNING GUT ESTATE called NORTHERN ESTATE in the parish of SAINT JAMES being the sections shown as THIRTY-FOUR LOT TWO on the plan of part of Running Gut Estate called Northern Estates aforesaid deposited in the Office of Titles on the 28th day of October, 1998 of the shape and dimensions and butting as appears by the said Plan and being all the land formerly comprised in Certificate of Title registered at volume 1315 Folio 607 but now comprised in Certificate of Title registered at Volume 1436 Folio 292 of the Register Book of Titles; and

Secondly, ALL THOSE parcels of land part of RUNNING GUT ESTATE called NORTHERN ESTATE in the parish of SAINT JAMES being the sections shown as THIRTY-FOUR LOTS ONE AND THREE on the plan of part of Running Gut Estate called Northern Estates aforesaid deposited in the Office of Titles on the 28th day of October, 1998 of the shape and dimensions and butting as appears by the said Plan and being all the land formerly comprised in Certificate of Title registered at Volume 1315 Folio 608 but now comprised in Certificate of Title registered at Volume 1436 Folio 130 of the Register Book of Titles.

Exhibit J

SIGNED on behalf of the Seller	)
ROSE HALL (DEVELOPMENTS))
LIMITED by	)
In the presence of:	)

WITNESS

SIGNED on behalf of the Buyer	)
ROSE HALL JAMAICA RESORT B.V.	)
By	)
In the presence of:	)
WITNESS

Exhibit J

SCHEDULE 2(d) TO HOTEL ASSET PURCHASE AGREEMENT

Assumed Contracts

1.	Air Terminal Space License Agreement dated August 25, 2006 by and between MBJ Airports Limited and Ritz-Carlton Hotel Company of Jamaica Limited

2.	Power Plant Equipment Lease

3.	Power Plant Equipment Operation Agreement

4.	Golf Course Lease

5.	Equipment Finance Agreement dated as of July 27, 2009, by and between Textron Financial Corporation and Owner (Golf Carts)

6.	Water Supply Agreement dated June 30, 1998, between Rose Hall Development, Ltd, and Owner

7.	Lease dated 2007 by and between Quality Dealers Limited and The Ritz-Carlton Hotel Company of Jamaica, Ltd, as modified by letter agreement amendment dated October 1, 2008, relating to space in the warehouse facility located at 1211 Providence Road, Ironshore, Jamaica (the “Warehouse”)

Owner acknowledges that it has disclosed to Buyer certain additional vendor contracts for the first time on the Effective Date (“Additional Contracts”) and that Buyer has not had an opportunity to review these Additional Contracts prior to Buyer’s execution of this Agreement. Buyer reserves and shall have the right, but not the obligation, to elect to add to the “Assumed Contracts” under this Agreement any service, maintenance, utility, supply and other agreements and contracts and the equipment leases relating to the operations of the Hotel and/or the Golf Course and to the Power Plant Equipment that Owner may disclose to Buyer for the first time from and after the Effective Date through the Closing Date, including, without limitation, the Additional Contracts. In the event Buyer elects to add any of such additional agreements as Assumed Contracts under this Agreement, Buyer shall provide written electronic notice to Owner of such election within five (5) business days following Buyer’s receipt of electronic notice and copies of such additional agreements.

Schedule 2(d)

SCHEDULE 5.1(c-1) TO HOTEL ASSET PURCHASE AGREEMENT

Non-Permitted Encumbrances

A.	The following charges are registered at the Office of Titles against the lands comprised in the Certificates of Title registered at Volume 1436 Folio 130 and Volume 1436 Folio 292 of the Register Book of Titles, Releases or Discharges of which are required:-

NO.	INSTRUMENT	NUMBER	REG. DATE	DETAILS
1.	MORTGAGE	1066812	23rd June, 1999	NATIONAL INVESTMENT BANK OF JAMAICA LIMITED at 11 Oxford Road, Kingston 5, Saint Andrew to secure Eight Million Eight Hundred and Eighty Thousand Dollars United States Currency with interest.

2.	MORTGAGE	1306397	29th June, 2004 (transferred by Transfer No. 1614625 on the 16th September, 2009 and further transferred by Transfer No. 1700527 on the 13th April, 2011)	SFI Belmont LLC at 1114 Avenue of the Americas, 27th Floor, New York, New York 10036, United States of America to secure the monies mentioned in the mortgage stamped to cover Sixty Three Million Dollars United States Currency with interest (having been transferred from iSTAR FINANCIAL, INC. and further transferred from iSTAR TARA LLC).

3.	TRANSFER DELETED

4.	TRANSFER DELETED

5.	MISCELLANEOUS	1737284	19th December, 2011	Order of the Supreme Court of Judicature of Jamaica in Claim No. 2011 HCV 4689 dated the 16th day of November, 2011. It is hereby ordered that the land comprised in this Certificate of Title do stand charged with payment by ROSE HALL RESORT L.P. the sum of

Schedule 5.1(c-1) - 1

NO.	INSTRUMENT	NUMBER	REG. DATE	DETAILS
				Two Million Seven Hundred and Fifty Thousand United States Dollars and all interest due on the said sum. ROSE HALL RESORT L.P., its Directors, Secretary, other Officers, Servants and /or Agents each of them being hereby restrained from disposing of, dealing with or diminishing the value of the said land comprised in this Certificate of Title in the meantime and until there is a further Order of the Court.

6.	MISCELLANEOUS	1761329	14th May, 2012	Order of the Supreme Court of Judicature of Jamaica in Claim No. 2011 HCV 4689 dated the 19th day of May, 2012 whereby it is hereby ordered that the land comprised in this Certificate of Title do stand charged with the sum of US$2,750,000, interest and costs being part of the Final Award of the American Arbitration Association International Centre for Dispute Resolution in Case No. 50517 T 00339 09 made in Washington, District of Columbia, United States of America on April 1, 2011. ROSE HALL RESORT, L.P., its directors, secretary, other officers, servants and /or agents and each of them is hereby restrained from in any way disposing of, dealing with or diminishing the value of the land or if sold by the registered mortgagee, from dissipating any proceeds of sale paid to ROSE HALL RESORT L.P. until seven days after the determination of the final charging order hearing.

7.	CAVEAT	1616215	16th September, 2009	ISTAR TARA LLC c/o DunnCox, 48 Duke Street, Kingston to protest an Equitable interest.

Schedule 5.1(c) - 2

B.	The Following charges are registered with the Registrar of Companies and require Releases, Discharges or Memoranda of Complete Satisfaction.

Type of Charge	Mortgagee/ Chargee	Amount Secured	Date of Creation of Charge	Date of Registration	Particulars of Property Charged
Debenture	SFI Belmont LLC	US$63,000,000 with power to upstamp	11/6/04	29/6/04 and transferred on 17/05/11	By way of continued security a first fixed charge over the real and leasehold property fixed plant machinery fixtures and goodwill

Mortgage of a Leasehold supplemental to a second mortgage dated 24/3/99	National Investment Bank of Jamaica	US$8,880,000 (equivalent to J$324,120,000)	24/3/99	20/5/99	Vol. 1308 Fol. 458

Assignment	Southern Company Energy Solutions Inc.	US$4,264,654	9/1/01	12/1/01	All the company’s rights under the lease

Bill of Sale	SFI Belmont LLC	US$63,000,000 . with power to upstamp	11/6/04	29/6/04 and transferred on 17/05/11	By way of continued security all and singular several chattels

Mortgage	SFI Belmont LLC	US$63,000,000 . with power to upstamp	11/6/04	17/05/2011 and transferred on 17/05/11	Vol. 1315 Folios 607 and 608 Vol. 1353 Folios 804, 805 & 806

Schedule 5.1(c) - 3

Type of Charge	Mortgagee/ Chargee	Amount Secured	Date of Creation of Charge	Date of Registration	Particulars of Property Charged
Debenture	National Investment Bank of Jamaica	US$8,880,000 (equivalent to J$324,120,000)	24/3/99	17/05/2011	By way of a second fixed charge over all its property both present and future wherever located

Mortgage	National Investment Bank of Jamaica	US$8,880,000 (equivalent to J$324,120,000)	24/3/99	17/05/2011	Vol. 1315 Fol. 607 & 608

Schedule 5.1(c) - 4

SCHEDULE 5.1(c-2) TO HOTEL ASSET PURCHASE AGREEMENT

Disputes

NONE

Schedule 5.1(c-2)

SCHEDULE 5.1(f) TO HOTEL ASSET PURCHASE AGREEMENT

Uncured Violations

Lack of permits for the use and operation of fuel tanks at Hotel power plant (Application pending)

Schedule 5.1(f)

SCHEDULE 5.1(j) TO HOTEL ASSET PURCHASE AGREEMENT

Leases

1.	Lease/Rental Agreement dated January 31, 2012 by and between Illuminat (Jamaica) Limited and The Ritz Carlton Golf & Spa Resort Rose Hall Jamaica.

Schedule 5.1(j)

SCHEDULE 5.1(r) TO HOTEL ASSET PURCHASE AGREEMENT

Insurance Coverages

The Property is insured for property insurance by General Accident of Jamaica, an admitted carrier in Jamaica. That policy is reinsured by a non-admitted layered program. The coverage includes a limit of USD 145,550,000 on the buildings, contents, boiler and machinery and business interruption and a USD 50,000 deductible. The flood, windstorm/storm surge and earthquake perils have a sublimit of USD 60,000,000 each with a deductible of 2% of the value insured on earthquake and wind and USD 500,000 on flood. Coverage includes various extensions including USD 20,000,000 on demolition and increased cost of construction, USD 50,000,000 for service interruption, USD 10,000,000 on mold and mildew, and USD 5,000,000 for fine arts. The policy is effective from April 1, 2013 to April 1, 2014. The liability insurance is managed by Marriott Hotel and has limits of USD 100,000,000 and expires 10/1/2013.

Schedule 5.1(r)

SCHEDULE 5.1(s) TO HOTEL ASSET PURCHASE AGREEMENT

Excluded Operator Property and Excluded Branded Property

Signage:

Two Brass signs at guest entrance gate

One Brass sign by Front Door

One Brass Sign at Gate 1

One metal sign at Gate 3

One metal sign by loading dock

Motto is painted on loading dock/employee entrance wall

One sign at Salon in Spa

Painted signage on the side of Catering Truck and one utility truck

Uniforms:

Laundry

Stewarding

Landscaping

Culinary

Golf Grounds

Engineering

Pool Attendants

Security Supervisors

Linen:

Hand Towels

Bath Towels, Bath Mats and Wash Clothes have tags that says made especially for Ritz Carlton.

Food and Beverage:

Banquet serving equipment lids have Lion Head as handle

Some, not a lot of silverware has The Ritz Carlton stamped in the handle

Miscellaneous:

Some clothing/goods being sold in the gift shop and golf pro shop

Letter head and envelopes

Paper pads in rooms

Pens

Pencils

Various forms such as POs and other internal forms.

Schedule 5.1(s)

Excluded Operator Property

Software

Software Name	Vendor	Property or Hosted	Purpose	License	Data
Dataworks - NeXT	NeXT	Vendor Hosted	Retail Inventory Purchasing	Ritz-Carlton Proprietary	Proprietary - Will not transfer

Delphi	Delphi	Ml Hosted	Sales and Marketing	Ritz-Carlton Proprietary	Current and future business only will be shared. Hard copies of all contracts on property will be shared with Owner.

Guest Metrics	Guest metrics	Property	F&B Reporting	Ritz-Carlton Proprietary	Proprietary - Will not transfer

IPS Payroll	IPS	Property	Payroll		??

Marsha		Ml Hosted	Reservation System	Ritz-Carlton Proprietary	Proprietary - Will not transfer

Maverick	Angoss	Property	Audio Visual Management	Ritz-Carlton Proprietary	Proprietary - Will not transfer

MS Office	Microsoft	Property	Desktop Office Software		Computer hard drives will be purged and software will need to be reinstalled

MS Outlook / Exchange	Microsoft	Ml Hosted	Staff Email	Ritz-Carlton Proprietary	Proprietary - Will not transfer

Mystique	Mystique	Ml Hosted	CRM	Ritz-Carlton Proprietary	Proprietary - Will not transfer

Schedule 5.1(s)

Peoplesoft	MITS	Ml Hosted	Accounting	Ritz-Carlton Proprietary	Proprietary - Will not transfer

Protobase	SDC	Property	Credit Card Processing	License can transfer with notification to vendor	Proprietary - Will not transfer

Racoon		Unknown

Rain Bird	Rain Bird	Unknown

Scala	Epicor	Ml Hosted	Accounting	Ritz-Carlton Proprietary - Decommissioned	Proprietary - Will not transfer

Scorecast	Scorecast	Unknown

Scotiabank	Scotiabank	Unknown

Vision Engraver	Vision	Unknown

Weather Link	Weather Link	Unknown

WHAMS		Unknown

Winscontrol2	Winscontrol2	Unknown

Winscore	Servidyne	Vendor Hosted	Preventative Maintenance	Ritz-Carlton Proprietary - Decommissioned	Proprietary - Will not transfer

EcoStar	EcoStar	Unknown

Transcendant	Transendant	Vendor Hosted	Preventative Maintenance	Ritz-Carlton Proprietary	Proprietary - Will not transfer

Schedule 5.1(s)

FIRST AMENDMENT TO HOTEL ASSET PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO HOTEL ASSET PURCHASE AGREEMENT (the “Amendment”) is entered into as of the 25th day of June, 2013, by and among SFI BELMONT, LLC (“Lender”), ROSE HALL RESORT, L.P. (“Owner”) and ROSE HALL JAMAICA RESORT B.V. (“Buyer”).

W I T N E S S E T H:

WHEREAS, Lender, Owner and Buyer (individually, a “Party” and collectively, the “Parties”) entered into that certain Hotel Asset Purchase Agreement dated as of May 6, 2013 (the “Purchase Agreement”);

WHEREAS, Buyer (a) defaulted in its obligations under the Purchase Agreement to complete the undertaking on or before May 31, 2013, as required under Section 9.2 of the Purchase Agreement (the “Undertaking”), and (b) informed Lender and Owner that Buyer would not, and in fact did not, complete the Closing for the purchase of the Assets on or prior to June 17, 2013, as required by the Purchase Agreement (collectively, the “Defaults”);

WHEREAS, as a result of the Defaults, Lender is immediately entitled to terminate the Purchase Agreement and recover the Earnest Money in the amount of Four Million United States Dollars (US$4,000,000.00) plus interest actually earned thereon comprising Seller’s Liquidated Damages Amount as set forth in the Purchase Agreement and Buyer hereby acknowledges and agrees that as of the date hereof it has no offsets of defenses against Lender’s immediate right to recoup Seller’s Liquidated Damages Amount;

WHEREAS, prior to May 31, 2013, Buyer entered into discussions with Lender and Owner and requested that Lender and Owner forbear from exercising their remedies arising from the Defaults and agree to extend the outside date for the Undertaking and extend the Closing Date in order to give Buyer additional time to satisfy its obligations under the Purchase Agreement and consummate the Closing; and

WHEREAS, Lender and Owner have agreed to waive the Defaults and to extend the outside date for the Undertaking and extend the Closing Date in accordance with and pursuant to the terms and conditions set forth in this Amendment.

NOW, THEREFORE, for and in consideration of Buyer’s payment to each of Lender and Owner of Ten United States Dollars (US$10.00), the mutual promises and covenants set forth herein and other good and valuable consideration, the receipt, sufficiency and adequacy of which the Parties hereby acknowledge, the Parties agree as follows:

1. Definitions.

(a)	Capitalized terms used, but not defined, herein shall have the meanings ascribed thereto in the Purchase Agreement. Defined terms set forth herein are deemed to be incorporated by reference into the Purchase Agreement. References in the Purchase Agreement to this “Agreement” shall hereafter mean the Purchase Agreement, as modified by this Amendment.

(b)	The term “Ritz-Carlton Agreement” as defined in Recital C of the Purchase Agreement, is amended to include any amendments thereto set forth in any document entered into by Operator and Owner on or prior to the date hereof.

2. Undertaking. The reference to “May 31, 2013” in Section 9.2 of the Purchase Agreement is hereby deleted and “July 31, 2013” substituted in lieu thereof.

3. Closing Date. The phrase “June 17, 2013, as may be extended pursuant to Sections 10 and 11 below” in Section 1.5 of the Purchase Agreement is hereby deleted and “August 16, 2013” substituted in lieu thereof. Buyer shall have the right to consummate the Closing prior to August 16, 2013, provided that it satisfies the following conditions, in addition to all other conditions of Closing which are the responsibility of Buyer under the Purchase Agreement, as modified by this Amendment:

(a)	Buyer shall provide Owner and Lender with written notice of its desired earlier Closing Date at least seventeen (17) business days prior to such earlier Closing Date (the “Closing Notice”);

(b)	Buyer shall provide the Undertaking at least fifteen (15) calendar days prior to such earlier Closing Date established in the Closing Notice; and

(c)	The earlier Closing Date proposed by Buyer in the Closing Notice to Owner and Lender shall be irrevocable and shall replace August 16, 2013, as the “Closing Date” pursuant to Section 1.5 of the Purchase Agreement, as modified by this Amendment.

4. Earnest Money; Additional Deposit Earnest Money. The term “Earnest Money” as defined in Section 1.3(a)(i) of the Purchase Agreement shall be modified and increased to include, in addition to the original Four Million United States Dollars (US$4,000,000.00) plus interest actually earned thereon prior to distribution of such funds from the escrow account pursuant to Section 1.3(b)(vi) of the Purchase Agreement (the “Original Earnest Money”), the Additional Deposit made by Buyer pursuant to Section 1.3(b) of the Purchase Agreement in the amount of One Million Four Hundred Fourteen Thousand Nine Hundred Seventeen and 43/100 United States Dollars (US$1,414,917.43) plus interest actually earned thereon prior to the distribution of such funds from the escrow account pursuant to Section 1.3(b)(vi) of the Purchase Agreement (the “Additional Deposit Earnest Money”). For the avoidance of doubt, the Original Earnest Money and the Additional Deposit Earnest Money shall be applied toward the payment of the Purchase Price in accordance with the Purchase Agreement or, in the event the Closing does not occur, the Original Earnest Money and the Additional Deposit Earnest Money shall be disbursed to Lender or Buyer in the same manner as the Earnest Money is to be disbursed under the Purchase Agreement.

5. Extension Payment. Subject to the full execution and delivery of this Amendment, Buyer shall fund to MFG an additional payment on account of Purchase Price of up to Two Million Five Hundred Thousand United States Dollars (US$2,500,000.00) (the “Extension Payment”; the Extension Payment and the Additional Deposit Earnest Money, collectively the “Extension Earnest Money”) in installments as follows:

(a)	Seven Hundred Fifty Thousand United States Dollars (US$750,000.00) on or before July 1, 2013, if the Closing has not previously occurred;

(b)	Seven Hundred Fifty Thousand United States Dollars (US$750,000.00) on or before July 15, 2013, if the Closing has not previously occurred;

(c)	Five Hundred Thousand United States Dollars (US$500,000.00) on or before July 30, 2013, if the Closing has not previously occurred; and

(d)	Five Hundred Thousand United States Dollars (US$500,000.00) on or before August 7, 2013, if the Closing has not previously occurred;

provided, however, that any amount of the Extension Payment that remains unpaid as of the date of Buyer’s delivery of the Closing Notice to Lender and Owner (regardless of when otherwise due), if any, shall be funded by Buyer to MFG on the date of Buyer’s delivery of such Closing Notice.

6. Intentionally Omitted.

7. Cost Reimbursements. In recognition that Lender and Owner will incur substantial additional costs in connection with the continued ownership and operation, maintenance and securing of the Assets between June 17, 2013, and the Closing Date as extended by this Amendment, Buyer has agreed to reimburse Lender and Owner for all costs incurred by Lender and/or Owner pursuant to the Ritz-Carlton Agreement in connection with the continued ownership, operation, maintenance and security of the Assets between June 17, 2013 and the earlier to occur of (i) the Closing Date as extended by this Amendment and (ii) the earlier termination of the Purchase Agreement (as amended by this Amendment) in accordance with its terms, including without limitation, routine capital expenditures and emergency capital expenditures that Operator makes during such period in accordance with the Ritz-Carlton Agreement, together with the costs of any resupply, substitution or replacement of Inventory, supplies or other Tangible Personal Property which are implemented by Operator after the date of this Amendment pursuant to the Ritz-Carlton Agreement (collectively, the “Additional Costs”). “Additional Costs” shall exclude any debt service payments or any payments in reduction or satisfaction of any Non-Permitted Encumbrances. Lender and Owner agree to promptly provide to Buyer copies of any notices received by either of them from Operator with respect to any capital expenditures undertaken, or to be undertaken, by Operator pursuant to the Ritz-Carlton Agreement and further agree to consult and coordinate with Buyer with respect to the exercise of their discretionary rights, if any, under the Ritz-Carlton Agreement with respect to such capital expenditures. Buyer shall deposit with Lender pursuant to Lender’s Wire Transfer Instructions (as hereinafter defined) on each of (a) the date that is two (2) business days after the full execution of this Amendment by the Parties and (b) the day that is the earlier of the Closing Date and July 17, 2013, an amount equal to Seven Hundred Thousand United States Dollars (US$700,000.00) (collectively, the “Estimated Additional Costs Deposits”) to cover the estimated Additional Costs anticipated to be incurred each succeeding month by Owner and Lender under the Ritz-Carlton Agreement. Lender shall apply the Estimated Additional Costs Deposits to pay actual Additional Costs incurred by Lender or Owner under the Ritz-Carlton Agreement without mark-up or profit to Lender or Owner. In addition to the Estimated

Additional Costs Deposits, Buyer agrees to fund prior to Closing from time to time within three (3) business days of Lender’s written demand therefor or at Lender’s discretion, at Closing, additional amounts to the extent that the Additional Costs are anticipated to exceed the Estimated Additional Costs Deposits, as determined by Lender in its good faith business judgment and reasonably approved by Buyer (provided it shall not be reasonable for Buyer to disapprove a request from Lender to the extent Lender substantiates such request with written evidence of a request by Operator for additional funds under the Ritz-Carlton Agreement) (each such payment a “Supplementary Additional Costs Deposit”; the Estimated Additional Costs Deposits and the Supplementary Additional Cost Deposits, collectively, the “Extension Cost Deposit”). The Extension Cost Deposit shall be in addition to and shall not be applied as a credit or offset against the Purchase Price (except as provided below in this Paragraph 7), and shall be payable by Buyer and fully earned by Lender to the extent of the actual Additional Costs incurred by Lender and/or Owner in accordance with this Paragraph 7 whether or not the Closing occurs. At Closing, any portion of the Extension Cost Deposit paid by Buyer in excess of the actual Additional Costs incurred by Lender and/or Owner prior to the Closing Date, shall, at Buyer’s option, be returned to Buyer or credited against the Purchase Price. Buyer’s obligation to fund the Extension Cost Deposit and/or reimburse Lender and Owner for all incurred Additional Costs shall survive Closing and the termination of the Purchase Agreement. Lender and Owner agree to promptly provide to Buyer copies of any reports received from Operator with respect to the Additional Costs and the operation, maintenance and security of the Assets prior to Closing and further agree to reasonably cooperate with Buyer to request such reports from Operator from time to time.

8. Extension Consideration. In consideration of Owner’s and Lender’s agreement to provide the extensions set forth in Paragraphs 2 and 3 above, Buyer agrees to pay to Lender pursuant to the wire transfer instructions (the “Lender’s Wire Transfer Instructions”) set forth on Exhibit “A” attached hereto and by this reference made a part hereof, the sum of One Million United States Dollars (US$1,000,000.00) within two (2) business days of the execution of this Amendment by all Parties (the “Extension Consideration”). The Extension Consideration shall be in addition to and shall not be applied toward the payment of, or credited against, the Purchase Price at Closing.

9. Re-Opening Date. The reference to “December 31, 2013” in the first sentence of Section 17.2(a) of the Purchase Agreement is hereby deleted and “February 28, 2014” substituted in lieu thereof. The reference to “January 1, 2014” in Section 17.2(a)(i) of the Purchase Agreement is hereby deleted and “March 1, 2014” substituted in lieu thereof.

10. Waiver of Closing Conditions. While Lender and Owner agree to continue to work in good faith to meet the conditions of Closing set forth in the Purchase Agreement, all Buyer’s conditions to Closing set forth in the Purchase Agreement, including, without limitation, the conditions to Closing set forth in Section 12.1 of the Purchase Agreement, are hereby waived except for the following (the “Material Closing Conditions”):

(a)	The Closing condition set forth in Section 12.1(i) shall remain in full force and effect, provided such condition is modified to reflect the deliveries expressly waived by Buyer pursuant to Section 15 of this Amendment;

(b)	Owner shall perform and satisfy in all material respects its obligations under (i) Section 17.3 (Contracts) of the Purchase Agreement, provided, however, that the Parties agree that (A) Buyer has waived the requirement that the Assumed Contracts be stamped prior to Closing, (B) Buyer has waived the delivery of the Power Plant Equipment Operation Agreement Amendment, and (C) Owner will terminate the Power Plant Equipment Operation Agreement on or prior to the Closing Date, (ii) Section 17.5 (Golf Course Lease) of the Purchase Agreement with respect only to monetary obligations of Owner under the Golf Course Lease through the Closing Date (with such monetary obligations for the period June 17, 2013, through the Closing Date constituting Additional Costs under Section 7) and (iii) Section 17.11 (Negative Covenants) of the Purchase Agreement;

(c)	Owner shall perform and satisfy its obligations under Section 17.4 (Insurance) of the Purchase Agreement;

(d)	Subject to Owner’s delivery to Buyer of Owner’s Bring Down Certificate required pursuant to Paragraph 15(d) of this Amendment, the Closing condition set forth in Section 12.1 (iii) shall be waived except to the extent of any material changes subsequent to the date hereof in any representations and warranties of Owner set forth in the Purchase Agreement caused by Owner, Lender and/or Operator on or after June 17, 2013;

(e)	The Closing condition set forth in Section 12.1(iv) of the Purchase Agreement shall remain in full force and effect except that there shall be no obligation on the part of Lender or Owner to obtain a release or discharge of the Assignment to Southern Company Energy Solutions, Inc. created September 1, 2001, and registered December 1, 2001, as identified in Section B of Schedule 5.1(c) (the “SCES Charge”); provided, however, that such waiver of Lender and Owner’s obligation to release or discharge the SCES Charge shall be expressly conditional upon Lender or Owner delivering to Buyer at the Closing an estoppel with respect to the Power Plant Equipment Lease in the revised form in Exhibit “B” attached hereto which by this reference replaces the form of Estoppel attached as Exhibit “I-2” to the Purchase Agreement.

(f)	The Closing condition set forth in Section 12.1(vi) shall be limited to taxes or assessments which became due and constituted a lien, charge or encumbrance against any of the Assets prior to June 17, 2013; provided, however, that Owner agrees to provide to Buyer copies of any notices of unpaid taxes or assessments (including, without limitation, with respect to water charges from the National Water Commission) it receives prior to the Closing;

(g)	The Closing condition set forth in Section 12.1(vii) shall remain in full force and effect;

(h)	The Closing condition set forth in Section 12.1(viii) of the Purchase Agreement shall remain in full force and effect; and

(i)	The Closing condition set forth in Section 12.1(ix) of the Purchase Agreement shall remain in full force and effect.

If any conditions precedent to Closing set forth in the Purchase Agreement which are the responsibility of Lender or Owner remain unsatisfied as of the Closing Date other than the specified Material Closing Conditions (collectively, the “Immaterial Former Closing Conditions”), Buyer shall nevertheless be obligated to consummate the Closing without any adjustment to the Purchase Price or any recourse against Lender or Owner as a result of the failure to satisfy one or more of the Immaterial Former Closing Conditions, Buyer hereby waives the satisfaction of the Immaterial Former Closing Conditions, agreeing that the Immaterial Former Closing Conditions no longer constitute conditions precedent to Buyer’s obligation to close the purchase of the Assets.

11. Maintenance of Assets. During the period from the date of this Amendment until the Closing Date, as extended by this Amendment, Owner and Lender shall continue to manage and maintain the Assets subject to and in accordance with the requirements of Section 17.1 of the Purchase Agreement and Paragraph 7 of this Amendment and in a manner which does not void the casualty insurance coverages maintained by Owner with respect to the Assets; provided, however, that Buyer hereby agrees that Owner shall, and shall cause Operator to, maintain such Inventory, supplies and other Tangible Personal Property (other than Excluded Property) in a manner reasonably equivalent to the levels of Inventory, supplies, and other Tangible Personal Property (other than Excluded Property) in place as of the date of this Amendment, as may be depleted in the normal course of Owner’s and Operator’s management and maintenance of the Property from the date of this Amendment through the Closing Date.

12. Casualty. Section 10 of the Purchase Agreement is hereby deleted in its entirety and the following substituted in lieu thereof:

“10. Casualty.

10.1

Buyer’s Risk of Loss. If the Assets or any portion thereof is damaged or destroyed by fire or any other casualty, Owner and Lender shall provide prompt written notice thereof to Buyer, provided that Buyer shall not under any circumstances, other than Seller’s failure to perform its obligations with respect to the obtainment and maintenance of casualty insurance as required in this Agreement, have the right to terminate this Agreement as a result of such casualty, but shall proceed to Closing in accordance with and to the extent required by this Agreement, in which case Owner shall (A) credit the amount of the applicable insurance deductible against the Purchase Price, and (B) to the extent permitted by the applicable insurance policies, transfer and assign to Buyer all of Owner’s right, title and interest in and to all claims under the casualty and lost profits insurance policies maintained by Owner with respect to the Assets and all proceeds therefrom, except those proceeds allocable to lost profits for the period prior to the Closing; provided, however, that until such time as Buyer receives written confirmation from the applicable insurer, reasonably satisfactory to Buyer, acknowledging the assignment of such claim and agreeing to acknowledge Buyer as the insured under such policies for purposes of such claim, (I) Owner shall (1) continue to use commercially reasonable efforts, but at no material cost to Owner, to pursue the insurance proceeds thereunder on behalf of Buyer and (2) coordinate with and involve Buyer in all decisions relating to the recovery and direction of insurance proceeds and all such decisions shall be subject to the approval of Buyer, and (II) after the Closing, Buyer shall have the right to direct the actions to be undertaken, at Buyer’s sole cost and expense, by or on behalf of Owner and/or Lender with respect to such claim. The failure by Buyer to consummate timely the Closing as required by this Section 10.1 shall constitute an immediate default by Buyer giving rise to Owner’s and Lender’s rights under Section 16.2.

10.2	Survival. The provisions of this Section 10 shall survive the Closing.”

13. Condemnation. Section 11 of the Purchase Agreement is hereby deleted in its entirety and the following substituted in lieu thereof:

“11.	Condemnation. In the event of any actual or threatened condemnation or taking pursuant to the power of eminent domain of all or any portion of the Real Property, or any proposed sale in lieu thereof (a “Condemnation”), Owner shall give written notice of such Condemnation to Lender and Buyer promptly upon Owner’s receipt of notice of such Condemnation, and Buyer shall not under any circumstances have the right to terminate this Agreement, but shall proceed to Closing, in which case Lender and Owner shall assign to Buyer all of Lender’s and Owner’s respective right, title and interest in all proceeds and awards from such Condemnation. The failure by Buyer to consummate timely the Closing as required by this Section 11 shall constitute an immediate default by Buyer giving rise to Owner’s and Lender’s rights under Section 16.2.”

14.	Default and Indemnification.

(a)	The Parties acknowledge and agree that, notwithstanding anything in the Purchase Agreement, in the event of (i) an Owner or Lender default as a result of the sale or encumbrance of a material portion of the Assets to a party other than Buyer prior to a default by Buyer under this Agreement or the Closing Date (whichever occurs first) and the termination of the Purchase Agreement by Buyer pursuant to Section 16.1 thereof, in addition to the other rights, remedies and agreements provided in Section 16.1 of the Purchase Agreement, (A) Buyer shall be refunded (and MFG shall release to Buyer) any Extension Payment funded by Buyer pursuant to Paragraph 5 of this Amendment on or prior to the effective date of such termination, and (B) Owner and Lender shall refund to Buyer any Additional Costs and the Extension Consideration funded by Buyer to Owner and/or Lender pursuant to Paragraphs 7 and 8, respectively, of this Amendment on or prior to the effective date of such termination or (ii) any other Owner or Lender default that results in the termination of the Purchase Agreement pursuant to Section 16.1 thereof, in addition to the other rights, remedies and agreements provided in Section 16.1 of the Purchase Agreement, Owner and Lender shall refund to Buyer any Extension Payment (but not any Additional Costs and any Extension Consideration) funded by Buyer to Owner and/or Lender pursuant to Paragraphs 5 of this Amendment prior to the effective date of such termination.

(b)	Section 16.2 of the Purchase Agreement is hereby deleted in its entirety and the following substituted in lieu thereof:

“16.2 Buyer Default. Time shall be of the essence of this Agreement and in the event Buyer fails to comply timely with any of Buyer’s funding obligations under this Agreement relating to the Extension Payment, the Estimated Additional Cost Deposits, or the Extension Consideration, fails to provide the Undertaking on or before July 31, 2013, or this transaction fails to close on or before August 16, 2013, due to the default of Buyer hereunder, Owner’s and Lender’s sole and exclusive remedy shall be to terminate this Agreement by written notice of termination given to Buyer, MFG and HMF, in which event the Deposit shall be forfeited by Buyer and the amount equal thereto paid to Lender in accordance with this Section 16.2. In addition to the Deposit forfeiture, Lender shall also be entitled to be paid the Extension Payment as liquidated damages for Buyer’s default. Accordingly, following such default by Buyer (1) MFG shall deliver to Lender all or a portion of the Extension Earnest Money and any other sums held in escrow by MFG, if any, not to exceed Seller’s Default Compensation, and (2) HMF shall utilize the original stamped copy of this Agreement duly marked “canceled” together with the Original Transfer Tax Receipt to invoke the Unwind Procedure and, upon recovery of the Stamp Duty and Tax Refund, (i) Lender shall be paid an amount equal to Seller’s Default Compensation less amounts paid to Lender under clause (1) of this Section 16.2, (ii) the balance of the Stamp Duty and Tax Refund not required to be paid to Lender as aforesaid shall be paid to Buyer, and (iii) no Party shall thereafter have any liability hereunder to any other Party (except as expressly stated otherwise in this Agreement). Lender’s right to receive the Extension Payment contemplated by this Section 16.2 as liquidated damages is not intended to be a penalty, but rather has been agreed upon by the Parties, taking into account the forfeiture of the Deposit, because actual damages that will be sustained by Lender and/or Owner as a result of such default by Buyer would be extremely difficult to determine.”

15. Further Modifications. The Purchase Agreement shall be further modified as follows:

(a)	Section 1.3(b)(iii) of the Purchase Agreement is hereby deleted in its entirety and the following substituted in lieu thereof:

“(iii) The Deposit shall be applied toward the payment of the Purchase Price in accordance with this Agreement or, in the event the Closing (as defined in Section 1.5 below) does not occur, the Deposit shall be disbursed to Lender and/or Buyer in accordance with Section 16 of this Agreement.”

(b)	Schedule 2(d) attached to the Purchase Agreement is hereby deleted in its entirety and Replacement Schedule 2(d) attached hereto substituted in lieu thereof. Buyer will negotiate a new air terminal space license agreement with MBJ Airports Limited to replace Item No. 1 of the prior Schedule 2(d) being replaced herein without cost to Owner, Operator or Lender.

(c)	The Parties hereby acknowledge and agree that as of the Closing Date there shall be no Bookings or Advance Deposits available for assignment or delivery to Buyer.

(d)	The terms of Section 3.2 of the Purchase Agreement are modified by the terms of this Amendment.

(e)	The representations and warranties set forth in Section 5.1 are hereby restated as of June 17, 2013, as true and correct without modification, except that Owner hereby confirms that the power plant fuel tank permit referenced in Section 5.1(f) and Schedule 5.1(f) has been obtained.

(f)	Owner and Operator have approved the form of spirit license transfer application provided by Buyer and Operator is prepared to execute such application upon Buyer’s submission of the name of the proposed “transferee” thereunder. The Parties agree that none of Owner, Lender or Operator has made any representations or commitments that the spirit license will be transferrable and that except for the execution of the aforesaid transfer application by Operator, none of Owner, Lender or Operator will have any further obligation with respect to the transfer or issuance of the spirit license, it being the sole responsibility of Buyer to obtain whatever licenses are required for Buyer’s proposed operation of the Assets, including, without limitation, one or more spirit licenses.

(g)	Buyer acknowledges and agrees that the closing costs for which Buyer is responsible under the Purchase Agreement shall, in addition to the costs identified in Section 7 of the Purchase Agreement, include any additional amounts required to be paid by Buyer at Closing pursuant to the terms of this Amendment.

(h)	The definition for “Seller’s Liquidated Damages Amount” as set forth in Section 12.3 of the Purchase Agreement is hereby renamed as “Seller’s Default Compensation” and modified to mean an amount equal to the sum of Seven Million Nine Hundred Fourteen Thousand Nine Hundred Seventeen and 43/100 United States Dollars (US$7,914,917.43), plus interest actually earned on the Original Earnest Money and the Extension Earnest Money prior to the distribution of such funds from the escrow account pursuant to Section 1.3(b)(vi) of the Purchase Agreement.

(i)	The deliveries required by Lender and/or Owner under the Purchase Agreement to be made at Closing set forth in Sections 13.1(a) (vi), (x), and (xiv) are hereby agreed not to be required.

(j)	Section 13.1(a)(xvi) is hereby modified to remove any requirement to deliver executed estoppels with respect to the Golf Course Lease or the Power Plant Equipment Operation Agreement.

(k)	Section 13.1(a)(xvi) is hereby modified to remove any requirement to deliver the Power Plant Equipment Operation Agreement Amendment.

(1)	Section 13.3(iv) is hereby modified to remove the phrase “of the Deposit exclusive of Lender’s Stamp Duty Contribution, if any” at the end of such Section and substitute in lieu thereof “the Deposit and the Extension Payment.”

(m)	Sections 14.1(i), (ii), (iii), (iv) and (vi) are hereby modified to provide that all property taxes, expenses and other expense items described therein that were to be apportioned as of the Closing Date pursuant to the Purchase Agreement, shall be apportioned upon Closing as between Lender and Buyer as of June 17, 2013, and not as of the Closing Date.

(n)	Section 17.3 of the Purchase Agreement is hereby amended to remove any requirement that Owner execute or deliver the Power Plant Equipment Operation Agreement Amendment, it being acknowledged and agreed by Owner and Buyer that Owner shall terminate the Power Plant Equipment Operation Agreement on or prior to Closing Date; provided, however, Buyer shall contribute towards any termination obligation or fee (the “Termination Fee”) required to be paid by Owner or Lender to effect such termination an amount equal to one-third (1/3) of such Termination Fee up to a maximum amount of one month’s required payments under the Power Plant Operation Agreement with Lender agreeing to pay any portion of the Termination Fee in excess of such Termination Fee contribution by Buyer.

(o)	Buyer hereby acknowledges receipt of the information and documents provided by Owner prior to the date hereof pursuant to Sections 17.9, 17.10, and 17.12 of the Purchase Agreement and hereby agrees that Sections 17.9, 17.10 and 17.12 of the Purchase Agreement shall be of no further force or effect from and after the date hereof.

(p)	In lieu of the proposed Assignment and Assumption of Golf Course Lease, Buyer agrees to deliver to Owner and Lender at Closing evidence of the termination of the Golf Course Lease executed by Buyer and RHDL effective immediately following the Closing.

(q)	At Closing Owner as part of the sale by Lender under power contemplated herein, will be deemed to have assigned, and Buyer deemed to have assumed, the Textron Agreement (as defined in replacement Schedule 2(d) attached to this Amendment) and Buyer assumes all responsibility for obtaining Textron’s consent to such assignment and for paying all amounts owed to Textron as a result of such assignment or attempted assignment, including any amounts required by Textron to satisfy the Textron Agreement in full. Owner shall cooperate with Buyer in good faith and without cost to Owner in connection with the assignment of the Textron Agreement in connection with Closing.

(r)	Section 36 of the Purchase Agreement is hereby deleted in its entirety; provided, however, that as long as the Purchase Agreement is in effect and Buyer is not in default thereunder, Owner and Lender will not engage in any discussions with third parties about the sale of the Asset without disclosing the existence and priority of Buyer’s rights under the Purchase Agreement.

16. Owner Confirmations. Owner hereby confirms that it has complied with its obligations under Sections 17.7 and 17.8 prior to the date hereof; provided, however, that Owner’s compliance with Section 17.8 encompasses the removal of perchloroethylene generated by the dry cleaning operations and previously stored on the Hotel Property, and Owner shall have no obligation to remove sanitizer used for cleaning the dry cleaning equipment or perchloroethylene wholly contained within the dry cleaning equipment.

17. Miscellaneous. This Amendment may be executed in any number of counterparts. A signed copy of this Amendment transmitted by one Party to the other Parties by facsimile transmission or electronically in PDF or equivalent format shall be binding upon the sending Party to the same extent as if it had delivered a signed original of this Amendment. For convenience, any provisions of the Purchase Agreement necessary for the reasonable interpretation of this Amendment or to give effect to the intents and purposes of this Amendment are deemed incorporated into this Amendment, except that for purposes of this Amendment, the reference in those provisions to the “Agreement” are understood to be references to this Amendment. The Purchase Agreement shall, except as modified by this Amendment, remain in full force and effect; provided, however, that this Amendment shall prevail in the case of any conflict between the terms of this Amendment and the terms of the Purchase Agreement. It is the Parties’ intent that by execution hereof, the effect of this Amendment shall be that Buyer will no longer be in default under the Purchase Agreement.

18. If any term or provision of this Amendment is declared to be invalid by a court of competent jurisdiction, or if any term or provision of this Amendment conflicts with any applicable law, such term or provision of this Amendment shall be severable from and shall not affect the validity of, any other term or provision of this Amendment.

[Signatures appear on the following pages.]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

Buyer:

ROSE HALL RESORT JAMAICA B.V.

By:	/s/ Bruce Wardinski
Name:	Bruce Wardinski,
Its:	Managing Director

By:	Playa Resorts Holding B.V.
Its:	Managing Director

	By:	/s/ Bruce Wardinski
	Name:	Bruce Wardinski
	Its:	Managing Director A

	By:	/s/ J. E. Hardeveld
	Name:	J. E. Hardeveld
	Its:	Managing Director B

Owner:

ROSE HALL RESORT, L.P.

By:	Rose Hall Resort Limited, its General Partner

	By:	/s/ Donald P. Carson
Donald P. Carson, President

Lender:

SFI BELMONT, LLC

By:	/s/ Elisha Blechner
Name:	Elisha Blechner
Title:	Senior Vice President

EXHIBIT “A”

Lender’s Wire Transfer Instructions

Bank:	JPMorgan Chase Bank 1211 Avenue of the Americas, 39th Floor New York, New York 10036 Attn: Brian Phile Phone: 866-325-5939

Account Name:	Katten Muchin Rosenman LLP Escrow Account

Bank ABA#:	021000021

Account Number:	967094100

SWIFT Code:	CHASEUS33

EXHIBIT “B”

Revised Form of Power Plant Equipment Lease Estoppel

CONSENT TO ASSIGNMENT AND CERTIFICATE OF ESTOPPEL

(Power Plant Equipment Lease)

This Consent to Assignment and Certificate of Estoppel (this “Certificate”) is delivered pursuant to Sections 13.1(a)(xvi) and 17.3 of the Hotel Asset Purchase Agreement dated as of May 6, 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”), among SFI Belmont LLC, a Delaware limited liability company, as lender, Rose Hall Resort L.P., a Delaware Limited Partnership, as owner (“Owner”), and Rose Hall Jamaica Resort B.V., a Netherlands private limited liability company, as buyer (together with its permitted assigns, “Buyer”).

Whereas, in connection with its ownership of the resort property in the Parish of St. James, Jamaica, commonly known as The Ritz-Carlton Golf & Spa Resort, Rose Hall, Jamaica (the “Hotel”), Owner leases from the undersigned, successor by assignment to Southern Company Energy Solutions, Inc. (“SCES”), four (4) diesel power generators and related equipment located at the Hotel (the “Power Plant Equipment”) pursuant to that certain Equipment Lease Agreement dated as of April 26, 1999, between SCES, as lessor, and Owner, as lessee, as amended by an Amendment to Equipment Lease Agreement dated as of                     , 2013, as assigned by SCES to the undersigned by a Non-recourse Sale and Assignment dated as of March 2006, and as further amended by a Lease Modification Agreement between Owner and the undersigned dated as of March 2006 (as assigned and amended, the “Power Plant Equipment Lease”).

The undersigned hereby covenants and agrees that:

1.	Consent to Assignment. The undersigned hereby acknowledges and consents to the assignment of the Power Plant Equipment Lease to Buyer and the assumption of the Power Plant Equipment Lease by Buyer in conjunction with Buyer’s acquisition of the Hotel. The undersigned waives any and all rights of notice relating to such assignment and any right to terminate the Power Plant Equipment Lease as a result of such assignment and any default, event of default or defense to enforceability that may otherwise arise as a result of such assignment.

2.	Representations and Warranties by the Undersigned. The undersigned does hereby represent and warrant to Buyer as follows:

a.	the Power Plant Equipment Lease is in full force and effect;

b.	there are no modifications to the Power Plant Equipment Lease other than those referred to above in this Certificate;

c.	all amounts due in respect of rental and any other payments whatsoever due under or in connection with the Power Plant Equipment Lease have been paid up to date; no due date or payment date for any such rental or other payment has been extended, delayed or postponed; the undersigned has no claims for indemnification from Owner under the Power Plant Equipment Lease that have not been fully performed by Owner; and there are no sums past due and owing to the undersigned or otherwise in connection with the Power Plant Equipment Lease to any third parties;

d.	no notice has been given to Owner of any default under the Power Plant Equipment Lease which has not been cured and, to the undersigned’s best knowledge, no default under the Power Plant Equipment Lease exists;

e.	the undersigned is the assignee of all of the rights, title, interests and obligations of SCES under that certain Assignment dated January 9, 2001 between SCES and Owner with respect to the Power Plant Equipment Lease (the “Charge”);

f.	the Charge (i) has been entered into for security purposes only and (ii) does not affect the lessee’s rights under the Power Plant Equipment Lease and the undersigned will not exercise any of its rights under the Charge in each case until and unless the lessee under the Power Plant Equipment Lease shall then be in breach of any term, condition or provision of the Power Plant Equipment Lease or commits any act or default under the laws of Jamaica or Delaware that could or may be considered to be an act of insolvency.

The person executing this Certificate on behalf of the undersigned hereby certifies that he/she has knowledge of the matters stated herein and has the authority to execute this Certificate on behalf of the undersigned.

The undersigned acknowledges and agrees that this Certificate may be relied upon by the Buyer or by any prospective transferee of the Buyer’s interest under the Purchase Agreement or in the Hotel or by any holder or prospective holder of any mortgage instrument or deed to secure debt now or hereafter encumbering the Hotel.

[EXECUTION PAGE FOLLOWS]

IN WITNESS WHEREOF the undersigned, ROSE HALL RESORT ENERGY COMPANY LLC, a Georgia limited liability company, has hereunto set our hands and seal in execution of this instrument as a deed on the             day of                         2013.

ROSE HALL RESORT ENERGY COMPANY, LLC, a Georgia limited liability company (SEAL)

By:
Name:
Title:

SCHEDULE 2(d) TO HOTEL ASSET PURCHASE AGREEMENT

(Replacement)

Assumed Contracts

1.	Power Plant Equipment Lease

2.	Golf Course Lease

3.	Equipment Finance Agreement dated as of July 27, 2009, by and between Textron Financial Corporation and Owner (Golf Carts) (the “Textron Agreement”)

4.	Water Supply Agreement dated June 30, 1998, between Rose Hall Development, Ltd, and Owner (the “Water Supply Agreement”)

5.	Lease dated 2007 by and between Quality Dealers Limited and The Ritz-Carlton Hotel Company of Jamaica, Ltd, as modified by letter agreement amendment dated October 1, 2008, relating to space in the warehouse facility located at 1211 Providence Road, Ironshore, Jamaica (the “Warehouse”)

6.	Services Agreement (Airport Lounge) dated May 5, 2011, by and between Operator and VIP Attractions.

7.	Elevator Maintenance Contract dated October 1, 20120, by and between Operator and Arel Limited.

8.	License Agreement (Software) dated July 17, 2003, by and between Operator and Newmarket International, Inc.

Buyer reserves and shall have the right, but not the obligation, to elect to add to the “Assumed Contracts” under this Agreement any service, maintenance, utility, supply and other agreements and contracts and the equipment leases relating to the operations of the Hotel and/or the Golf Course and to the Power Plant Equipment that Owner may disclose to Buyer for the first time from and after the date of the Amendment through the Closing Date. In the event Buyer elects to add any of such additional agreements as Assumed Contracts under this Agreement, Buyer shall provide written electronic notice to Owner of such election within five (5) business days following Buyer’s receipt of electronic notice and copies of such additional agreements.

Schedule 17 – Form of Quarterly Report

Schedule 17 to the Subscription Agreement

REPORTE DE CUMPLIMIENTO [TRIMESTRE – AÑO]

Instrucciones:

El siguiente formulario tiene la intención de documentar el reporte de cumplimiento y de posibles revelaciones a considerar en los estados financieros de Playa Hotels & Resorts, S.L. (en adelante “Playa”). El mismo debe ser completado y aprobado por el Gerente General y el Contralor certificando su revisión y aprobación de lo reportado en el mismo.

Para cada respuesta marcada “SI”, incluya una explicación en una hoja adicional con una descripción detallada del evento y su remediación o con la documentación que considere relevante.

Adicionalmente, favor incluir la documentación solicitada en la Parte II.

La referencia al “Hotel” debe entenderse como el grupo que compone a: la sociedad propietaria del hotel, la sociedad de servicios en caso de existir y el hotel.

El término “material” se refiere a aquellas transacciones que individualmente o en conjunto representan sumas mayores de US$20,000.

Una copia firmada debe ser enviada (vía correo electrónico) a la atención de [__],y una constancia debe permanecer en sus archivos.

2 | Page

REPORTE DE CUMPLIMIENTO [TRIMESTRE – AÑO]

HOTEL:	Fecha:
		SI	NO
1.	¿Durante este trimestre ha ocurrido algún fraude o irregularidad que involucre a empleados responsables de la estructura del sistema de control interno en el Hotel (gerentes, supervisores, etc.)? Un fraude o irregularidad es cualquier acto deliberado que busque evadir los controles internos establecidos, la malversación de activos de la compañía o el incluir cifras o informes falsos en los estados financieros, sin importar su suma o tamaño.	o	o

2.	¿Durante este trimestre ha ocurrido algún fraude o irregularidad que involucre a otros empleados del hotel? Si es si, indicar el tipo de irregularidad, el empleado(s) involucrado y cuantificar el monto de pérdida o contingencia de ser posible.	o	o

3.	¿Durante este trimestre ha ocurrido algún fraude o irregularidad sucedido en los predios del hotel que involucre a un tercero? De ser SI, incluir información de la acción tomada por el hotel (reclamo a seguro, reporte a autoridades locales, etc.)	o	o

4.	¿Durante este trimestre ha ocurrido alguna violación a las regulaciones o leyes locales aplicables al Hotel, incluyendo de tipo fiscal, ecológica o ambiental, permisos y licencias, laboral o cualquier otra?	o	o

5.	¿Durante este trimestre ha habido alguna comunicación con autoridades o entidades de gobierno en relación con cualquier incumplimiento a las leyes o regulaciones aplicables al Hotel, o a cualquier investigación o inspección de cualquier tipo?	o	o

6.	¿Durante este trimestre se ha presentado contra el Hotel alguna demanda, litigio, acto de alguacil, embargo o reclamación legal de cualquier tipo, o ha existido algún cambio en cualquiera de las demandas, litigios o reclamaciones previamente reportadas?	o	o

7.	¿Durante este trimestre ha iniciado el Hotel alguna demanda, reclamación legal o litigio contra alguna otra entidad o persona física?	o	o

8.	¿Durante este trimestre ha existido alguna comunicación por parte del Hotel con las autoridades fiscales con respecto a asuntos de impuestos (estatales, federales, etc.) o similares?	o	o

9.	¿Durante este trimestre se ha realizado algún cambio al sistema que usa el Hotel para reportar la información financiera?	o	o

10.	¿Durante este trimestre ha habido algún cambio material en el sistema de control interno del Hotel?	o	o

3 | Page

REPORTE DE CUMPLIMIENTO [TRIMESTRE – AÑO]

		SI	NO
11.	¿Durante este trimestre ha habido algún cambio en las políticas y procedimientos contables utilizados para preparar las estimaciones y provisiones contables?	o	o

12.	¿Durante este trimestre ha existido alguna desviación por parte del Hotel de las políticas de contabilidad aprobadas por Playa?	o	o

13.	¿Durante este trimestre, existió alguna falta en la aplicación consistente de las políticas de contabilidad de Playa por parte del Hotel?	o	o

14.	¿Durante este trimestre ha existido algún incumplimiento o desviación por parte del Hotel de los términos de los contratos de gestión (según sean aplicables, el Management Agreement, Licence Agreement y/o Services Agreement)?	o	o

15.	A la fecha de este reporte, ¿queda alguna de las deficiencias encontradas durante las visitas de auditoría interna pendiente de ser resuelta por parte del Hotel?	o	o

16.	¿Se ha retirado o cambiado algún miembro del personal clave del Hotel en el último trimestre? De ser “SI”, indique la fecha de retiro.

17.	¿Durante este trimestre ha existido algún incumplimiento de algún contrato material del Hotel (sea por parte del Hotel o de terceros), o ha existido algún incumplimiento a cualquier otro contrato que podría tener un impacto material sobre el Hotel?	o	o

18.	¿Durante este trimestre ha habido alguna acción por parte de cualquier empleado (o ex empleado) o cualquier otra persona, que pueda resultar en una contingencia u obligación material para el Hotel?	o	o

19.	¿Durante este trimestre ha habido alguna reclamación contra o por parte de clientes, proveedores u otros que podría significar una contingencia u obligación material para el Hotel y que requiera alguna provisión y/o revelación?	o	o

20.	¿Durante este trimestre ha ocurrido algún hecho o circunstancia relacionado con la seguridad, la salud o el medio ambiente que pueda resultar en una obligación material para el Hotel?	o	o

21.	¿Durante este trimestre ha habido alguna transacción material del Hotel que sea de naturaleza no rutinaria, anormal, infrecuente o extraordinaria (como por ejemplo: gastos no presupuestados, penalidades de impuestos, reemplazo de activos fijos por desastres naturales, etc.)?	o	o

22.	¿Durante este trimestre ha habido alguna compra o retiro de activos fijos del Hotel, fuera de aquellos aprobados expresamente y por escrito por Playa?	o	o

4 | Page

REPORTE DE CUMPLIMIENTO [TRIMESTRE – AÑO]

		SI	NO
23.	¿Durante este trimestre ha habido alguna transacción material del Hotel con alguna filial u otra entidad relacionada, fuera de aquellas generadas en el curso normal del negocio del Hotel?	o	o

24.	¿Durante este trimestre se ha firmado, modificado o renovado algún contrato o acuerdo que sea material, o que tenga una duración igual o superior a un año? Si la respuesta es “Si”, favor incluir una lista que incluya: las partes del contrato, objeto (u objeto de la modificación, de ser el caso), monto del contrato y fecha de firma	o	o

25.	¿Existe algún asunto que tenga importancia material y que no sea parte de este formulario, que necesite ser revelado y discutido? Si la respuesta es “SI” por favor explicar. Ejemplos serian: cierre parcial del hotel, catástrofes naturales, renovaciones o proyectos de inversión superiores a US$100,000 etc.	o	o

PARTE II

Por favor adjuntar al presente el reporte y actualización de litigios de los cuales el Hotel sea parte como demandado o demandante, utilizando el formato adjunto. Favor incluir no solo los nuevos litigios iniciados durante el trimestre, sino LA TOTALIDAD de los litigios en los que participe el Hotel en cualquier capacidad.

Parte responsable del manejo (1)	Demandante	Demandado	Tipo (2)	Monto reclamado	Descripción y estado (3)	Abogado que representa el Hotel (4)

(1)	Indicar si está siendo manejado por el Hotel, por Playa directamente, o por la aseguradora. (2) Indicar si se trata de un litigio de tipo laboral, comercial, fiscal, etc.
(3)	Indicar en muy pocas palabras de qué se trata el litigio, por ejemplo, “despido injustificado”, “incumplimiento de contrato”, etc. Igualmente, excepto por casos manejados directamente por Playa, indicar el estado del caso, por ejemplo, “demanda presentada”, “en fase de pruebas”, “esperando fallo”, etc. Esta información debe obtenerse preferiblemente de los reportes que rindan los abogados que llevan el caso, y de ser necesario, debe pedirse ayuda a los mismos para completar el cuadro.
(4)	Incluir nombre e información de contacto del abogado. No es necesario para los casos que maneja Playa.

Gerente General	Contralor

(Firma)	(Firma)

(Nombre)	(Nombre)

Fecha:	Fecha:

5 | Page

Schedule 18 – Sale and Purchase Agreement

Schedule 18 to the Subscription Agreement

SALE AND PURCHASE AGREEMENT

between

Playa Hotels & Resorts, S.L.

as the Seller

and

Playa Hotels & Resorts B.V.

as the Purchaser

and

Playa Resorts Holding B.V.

as the Company

Draft dated 11 July 2013

Schedule 18 to the Subscription Agreement

SALE AND PURCHASE AGREEMENT

THE UNDERSIGNED:

1.	Playa Hotels & Resorts S.L., a Sociedad Limitada incorporated under the laws of Spain, having its registered office at Calle Julian Camarillo 19-21, Madrid, registered at Registro Mercantil, Madrid, Spain, under number M-401672 (the “Seller”);

and

2.	Playa Hotels & Resorts B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), having its corporate seat at Amsterdam, the Netherlands (address: 1097 JB Amsterdam, the Netherlands, Prins Bernardplein 200, trade register number 57593590) (the “Purchaser”);

and

3.	Playa Resorts Holding B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), having its corporate seat at Amsterdam, the Netherlands (address: 1097 JB Amsterdam, the Netherlands, Prins Bernardplein 200, trade register number 34245708) (the “Company”).

The parties mentioned under 1. to 3. above, hereinafter jointly referred to as the “Parties”, and each as a “Party”.

WHEREAS:

A.	The Seller has full right and title to all the issued and outstanding Playa Resorts Shares and wishes to sell the Playa Resorts Shares to the Purchaser.

B.	The Purchaser wishes to purchase the Playa Resorts Shares from the Seller.

C.	The Purchase Price for the Playa Resorts Shares consists of the Consideration Receivable and the Cash Consideration.

D.	The Purchaser shall discharge (i) the Cash Consideration by a cash payment to the Seller and (ii) the Consideration Receivable by issuing the Playa Netherlands Shares to the Seller and setting off the issue price for such shares against the Consideration Receivable.

E.	The Parties wish to lay down in this Agreement the terms and conditions of the sale and purchase of the Playa Resorts Shares.

Schedule 18 to the Subscription Agreement
1

NOW HEREBY AGREE AS FOLLOWS:

Article 1 - DEFINITIONS

The following capitalised terms and expressions in this Agreement shall have the following meanings:

Agreement	this sale and purchase agreement.

Articles of Association	the Company’s articles of association.

Cash Consideration	an amount in cash equal to: (i) the outstanding balance as of the Closing Date of the Seller’s Syndicated Loan, plus (ii) eighty-seven and seven tenths percent (87.7%) of the Estimated Swap Breakage Fee, minus (iii) fifty-nine million five hundred thousand dollars (USD 59,500,000), minus (iv) the Estimated Working Capital Amount plus (v) any amounts under the Convertible Loan to the Seller that remain outstanding after the date of this Agreement (excluding any amounts owed thereunder to Barceló Corporación Empresarial, S.A.).

Convertible Loan	The convertible loan granted to the Seller and formalized pursuant to a public deed executed on 21 September 2009 before the Notary Public of Mallorca Mr. Ciriaco Corral García with the number 2,078 of his official records and amended under the public deed executed before the same notary public on 11 November 2009 with the number 4,010 of his official records.

Consideration Receivable	an amount in cash equal to four hundred ten million seven hundred thousand dollars (USD 410,700,000).

Current Assets	the following current assets of the applicable Playa Spain Entities: (i) cash and cash equivalents, including petty cash, cash in bank accounts, cash and time deposits and security deposits, (ii) inventories, net of any provision or impairment, (iii) trade receivables, net of any provisions or allowances for bad debt, (iv) intercompany receivables, including amounts due from Seller and any Playa Spain Entities, (v) related party receivables, including amounts due from Seller, any of the Playa Spain Entities, the Company or any subsidiaries of the Company, and (vi) prepaid expenses and other current assets, including prepaid expenses, advances to personnel, prepaid taxes (including income tax, withholdings and VAT amounts receivable) and advances to suppliers, in each case, calculated in accordance with the same

Schedule 18 to the Subscription Agreement
2

methods, policies and practices as used in the preparation of the historical financial statements of the applicable Playa Spain Entity, provided, however, that notwithstanding the foregoing, “Current Assets” shall expressly exclude (1) amounts payable to Playa Manzana B.V. from Barceló Corporación Empresarial, S.A. pursuant to that certain agreement dated December 22, 2011 between Barceló Corporación Empresarial, S.A. and certain of its subsidiaries and Playa Manzana B.V. and certain of its subsidiaries, and (2) amounts due to any of Playa Brisa Punta Cana B.V., Playa Flamenco B.V. or Playa Ocean Bav B.V. from any of their Dominican Republic branches.

Current Liabilities	the following current liabilities of the applicable Playa Spain Entities: (i) trade and other payables, including trade payables, salary and wage payables, payroll taxes payable, accrued expenses payable, advances from clients and other taxes payable (including withholding and VAT amounts payable), (ii) intercompany payables, including amounts payable from Seller or any Playa Spain Entity, (iii) related party payables, including amounts due to Seller, any of the Playa Spain Entities, the Company or any subsidiaries of the Company, and (iv) income taxes payable, in each case, in accordance with the same methods, policies and practices as used in the preparation of the historical financial statements of the applicable company, provided, however, that, notwithstanding the foregoing, “Current Liabilities” shall expressly exclude the short-term portion of borrowings under Seller’s Syndicated Loan.

Estimated Swap Breakage Fee	the amount estimated by Purchaser to be payable upon termination of the Swap Agreement by and among Seller and Banco Bilbao Vizcaya Argentina, Santander, and Calyon, not to exceed fifty-four million seven hundred thirty two thousand dollars (USD 54,732,000).

Estimated Working Capital Amount	an amount equal to the aggregate Working Capital of each of the Playa Spain Entities, estimated on a good faith basis by the Parties as of 11:59 p.m. as of June 30, 2013.

Neutral Accounting Firm	any international accounting and auditing services firm of international repute in Spain, the Netherlands and the United States of America which: (a) is not then providing auditing, tax or other services to any of the Parties and/or any of their respective Affiliates, or (b) which, during the previous 12 months, did not

Schedule 18 to the Subscription Agreement
3

provide audit, tax or other services to any of the Parties and/or any of their respective Affiliates that, in the aggregate (considering a Party and its respective Affiliates), resulted in fees in excess of twenty thousand (20,000) euros being charged to such Party and/or its Affiliates.

Parties	the parties to this Agreement.

Playa Netherlands Shares	fifty-one million three hundred thirty-seven thousand five hundred (51,337,500) ordinary shares minus two million (2,000,000) shares (being equal to the twenty thousand (20,000) shares issued at incorporation in the capital of the Purchaser having a nominal value of one dollar (USD 1.00) each) having a nominal value of one cent (USD 0.01) each and numbered 16,285,715 up to and including 65,623,214.

Playa Resorts Shares	six hundred sixty thousand nine hundred thirty-eight (660,938) ordinary shares in the capital of the Company, having a nominal value of twenty euro cents (EUR 0.20) each and numbered 1 up to and including 660,938.

Playa Spain Entities	each of Playa Portfolio Holdings B.V., Playa Manzana B.V. and each of the subsidiaries of Playa Portfolio Holdings B.V. and Playa Manzana B.V. as of the date hereof.

Purchase Price	the aggregate of the Cash Consideration and the Consideration Receivable

Seller’s Syndicated Loan	the indebtedness outstanding under the Amended and Restated Mercantile Credit Agreement in the amount of US$535,000,000 dated as of July 30, 2010 by and between Playa Hotels & Resorts S.L. and certain of its subsidiaries, Barcelo Corporación Empresarial S.A. and a syndicate of financial institutions.

Working Capital	the Current Assets minus the Current Liabilities of the applicable company as of a particular determination time.

Article 2 – SALE

Subject to the conditions laid down in this Agreement, the Seller hereby sells the Playa Resorts Shares to the Purchaser and the Purchaser hereby purchases the Playa Resorts Shares from the Seller.

Schedule 18 to the Subscription Agreement
4

Article 3 - PURCHASE PRICE AND METHOD OF PAYMENT

3.1	The Playa Resorts Shares are sold and purchased in consideration for the Purchase Price. The Purchase Price shall be satisfied in accordance with Article 4.

3.2	The Parties acknowledge and agree that the Purchase Price has been calculated and paid based upon the Estimated Working Capital Amount. The Parties acknowledge and agree that (i) the sole purpose of the Estimated Working Capital Amount is as an adjustment in the determination of the amount of the Cash Consideration, and (ii) the Estimated Working Capital Amount shall have no presumptive effect for purposes of determining the Final Working Capital Amount, which shall be determined in accordance with Section 3.3 and Section 3.4, or any adjustment to the Purchase Price, which shall be determined in accordance with Section 3.5.

3.3	Within forty-five (45) days following the date hereof, the Purchaser shall prepare and deliver to the Seller a statement (the “Working Capital Statement”) of the actual aggregate Working Capital of the Playa Spain Entities as of 11:59 p.m. on the date immediately preceding the date of this Agreement (the “Proposed Final Working Capital Amount”). The statement setting forth the Proposed Final Working Capital Amount shall be prepared in accordance with the same methods, policies and practices as used in the preparation of the historical financial statements of the applicable companies, as well as in the preparation of the pro-forma statement attached hereto as Schedule 1 containing the calculation of the Estimated Working Capital Amount (the “Proforma Statement”). The Parties shall provide each other with reasonable access to any books, records, documents and workpapers related to each of them and their Affiliates and their respective operations prior to the date of this Agreement to the extent reasonably necessary or useful in connection with the preparation of the Working Capital Statement as well as for purposes of clause 3.4 below.

3.4	Disagreement and Resolution.

(a)	The Working Capital Statement and the Proposed Final Working Capital Amount set forth therein delivered by the Purchaser shall become final and binding upon the Parties unless the Seller disagrees with the determination of the Proposed Final Working Capital Amount as shown on the Working Capital Statement and notifies the Purchaser in writing of such disagreement (the “Notice of Disagreement”) within thirty (30) days after delivery of the Working Capital Statement, which notice shall (i) describe the nature of any such disagreement in reasonable detail, (ii) identify the specific items involved and the dollar amount of each such disagreement, and (iii) include the Seller’s calculation of the actual aggregate Working Capital of the Playa Spain Entities as of 11:59 p.m. on the date immediately preceding the date of this Agreement. After the end of such thirty (30) day period, neither the Purchaser nor the Seller may introduce additional disagreements with respect to any item in the Working Capital Statement or increase the amount of any disagreement, and any item not so identified shall be deemed to be agreed to by the Parties and will be final and binding.

Schedule 18 to the Subscription Agreement
5

(b)	During the forty-five (45) days after delivery to the Purchaser of the Notice of Disagreement, the Purchaser and the Seller shall negotiate in good faith to resolve, on a timely basis, any disagreements properly identified in the Notice of Disagreement or properly identified by the Purchaser. Any resolution of disagreements included in the Notice of Disagreement or raised by the Purchaser that is agreed upon in writing by the Purchaser and the Seller shall be final, binding and conclusive as to the Parties. If the Purchaser and the Seller are unable to resolve all disagreements properly identified by the Seller in the Notice of Disagreement or properly identified by the Purchaser pursuant to Section 3.4(a) within forty-five (45) days after delivery to the Purchaser of the Notice of Disagreement, then such disagreements shall be submitted for final and binding resolution to an “Accounting Arbitrator” to resolve such disagreements. The Accounting Arbitrator shall be a Neutral Accounting Firm selected by mutual agreement of the Purchaser and the Seller within 10 days following the expiration of such 45-day period. In the event that the parties are unable to reach agreement with respect to the designation of the Accounting Arbitrator within such 10-day period, the Accounting Arbitrator shall be designated by ballot before a Dutch Notary Public from the following audit firms that qualify as Neutral Accounting Firms: Deloitte, KPMG, PriceWaterhouseCoopers and Ernst&Young. Each Party shall be permitted to present a supporting brief to the Accounting Arbitrator (which supporting brief shall also be concurrently provided to the other Party) within ten (10) days of the appointment of the Accounting Arbitrator. Within ten (10) days of receipt of a supporting brief, the receiving party may present a responsive brief to the Accounting Arbitrator (which responsive brief shall also be concurrently provided to the other Party). Each Party may make an oral presentation to the Accounting Arbitrator (in which case, such presenting Party shall notify the other Party of such presentation, and the other Party shall have the right to be present at such presentation, within twenty (20) days of the appointment of the Accounting Arbitrator. The Accounting Arbitrator, acting in its capacity as an expert and not as an arbitrator: (i) shall only consider (and make its determination based only upon) the briefs and oral presentations of the Parties and those amounts as to which the Purchaser and the Seller have disagreed and that are specifically set forth as a disputed item in the Notice of Disagreement delivered pursuant to Section 3.4(a) or properly identified by the Purchaser (other than those items thereafter resolved by mutual written agreement of the Purchaser and the Seller), and shall not conduct any independent review, in determining those items and amounts disputed by the Parties; (ii) shall select either the position of the Purchaser or the Seller as a resolution for each item or amount disputed and may not impose an alternative resolution with respect to any item or amount disputed; and (iii) shall resolve each matter and be bound by the express terms, provisions, conditions and covenants set forth in this Agreement. The Accounting Arbitrator shall deliver to the Purchaser and Seller, as promptly as practicable and in any event within sixty (60) days after its appointment, a written report setting forth the

Schedule 18 to the Subscription Agreement
6

resolution of any such disagreement determined in accordance with the terms of this Agreement. The determination of the Accounting Arbitrator shall be final and binding and not subject to appeal or further adjudication in a court or otherwise in the absence of manifest computational error. The fees, expenses and costs of the Accounting Arbitrator shall be borne by the Purchaser, on the hand, and the Seller, on the other hand, in such amount(s) as shall be determined by the Accounting Arbitrator based on the proportion that the aggregate amount of disputed items submitted to the Accounting Arbitrator that is unsuccessfully disputed by the Purchaser, on the one hand, or the Seller, on the other hand, as determined by the Accounting Arbitrator, bears to the total amount of such disputed items so referred to the Accounting Arbitrator for resolution.

(c)	As finally determined in accordance with this Section 3.4, the actual aggregate Working Capital of the Playa Spain Entities as of 11:59 p.m. on the date immediately preceding the date of this Agreement shall be referred to as the “Final Working Capital Amount”.

3.5	Purchase Price Adjustment.

(a)	If the Final Working Capital Amount is less than the Estimated Working Capital Amount, then the Purchaser shall pay to the Seller an amount equal to such difference in accordance with the payment provisions set forth in Section 3.5(c).

(b)	If the Final Working Capital Amount is more than the Estimated Working Capital Amount, then the Seller shall pay to the Purchaser an amount equal to such excess in accordance with the payment provisions set forth in Section 3.5(c).

(c)	Any amounts required to be paid under Section 3.5(a) (to the extent applicable) or 3.5(b) shall be paid within three (3) business days after the determination of the Final Working Capital Amount by wire transfer of immediately available funds to the account(s) designated in writing by the receiving Party.

Any payment made under this Clause 3.5 is deemed an adjustment to the Purchase Price.

Article 4 - CLOSING ACTIONS

4.1	The Purchaser shall on the date hereof:

(a)	satisfy its obligation to satisfy the Cash Consideration by paying the Cash Consideration to an account designated by the Seller; and

Schedule 18 to the Subscription Agreement
7

(b)	satisfy its obligation to satisfy the Consideration Receivable by issuing the Playa Netherlands Shares to the Seller, which issue the Seller shall accept and setting off the issue price for the Playa Netherlands Shares against the Consideration Receivable in accordance with the notarial deed of transfer and issue (the “Deed”) as included in Schedule 2 to this Agreement.

4.2	The Seller shall on the date hereof transfer to the Purchaser and the Purchaser shall accept the Playa Resorts Shares in accordance with the Deed.

Article 5 - REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Purchaser that:

(a)	it has the full power and authority to sell and transfer the Playa Resorts Shares;

(b)	there are no outstanding options or other rights entitling the holder thereof to the transfer of any Playa Resorts Shares;

(c)	as of the closing, none of the Playa Resorts Shares is subject to a right of pledge, a right of usufruct or any other limited right (beperkt recht) and no such right can be demanded by any party;

(d)	as of the closing, none of the Playa Resorts Shares is subject to an attachment (beslag);

(e)	the Playa Resorts Shares are validly issued;

(f)	the execution and delivery of this Agreement by the Company, the performance by it of its hereunder and the consummation of the transactions contemplated hereby will not (i) require any consent of or other action by any person under, conflict with, or result in a breach or violation of, any of the terms, conditions and provisions of: (A) any judgment, order, injunction, decree or ruling of any court or governmental authority to which the Company, its subsidiaries or any of their respective properties or assets is subject; (B) any agreement, contract, lease, license, order or commitment to which the Company or any of its subsidiaries is a party or to which any of them is subject or by which any of its properties is bound, and that would impair the ability of the Company to execute, deliver or perform its obligations under this Agreement; (C) the articles of association of the Company; or (D) applicable law or (ii) result in the creation or imposition of any lien on any assets of the Company or any of its subsidiaries, except in the case of each of (i)(A), (B) and (D) and (ii) as would not reasonably be expected to have a material adverse effect;

(g)	no depositary receipts (certificaten) have been issued for any Playa Resorts Shares;

Schedule 18 to the Subscription Agreement
8

(h)	the Purchaser shall acquire the Company’s entire issued capital pursuant to this Agreement;

(i)	there are no outstanding rights to the issue of shares in the Company’s capital and no rights have been granted to subscribe for shares in the Company’s capital that have not yet been exercised;

(j)	no resolution has been adopted to dissolve the Company and there are no other grounds for the Company’s dissolution; and

(k)	no resolution has been adopted to enter into a merger or a demerger to which the Company is a party.

Article 6 - REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Seller that:

(a)	no resolution has been adopted to dissolve the Purchaser and there are no other grounds for the Purchaser’s dissolution; and

(b)	no resolution has been adopted to enter into a merger or a demerger to which the Purchaser is a party.

Article 7 - NO RESCISSION

The Parties hereby waive their right to demand the rescission of the Agreement.

Article 8 - COSTS

Except as provided otherwise in this Agreement, each Party shall bear its own costs in connection with the preparation, negotiation and signing of this Agreement.

Article 9 - INTELLECTUAL PROPERTY RIGHTS

Upon the execution of the Deed, the “Playa” name and all right, title and interest in all associated intellectual property rights with respect thereto shall be exclusively owned by the Purchaser. Subject to the time periods in the following sentence, from and after the date hereof, the Seller shall not, and shall cause its affiliates not to, use any trademark, logo, trade name or other intellectual property rights associated with the name “Playa”, or any trademarks, logos or trade names that are confusingly similar thereto or that are a translation or transliteration thereof. The Seller shall, as soon as reasonably practicable (but, in any event within thirty (30) days after the date of this Agreement with respect to the

Schedule 18 to the Subscription Agreement
9

name of the Seller and within one hundred and twenty (120) days with respect to the name of any subsidiaries of the Seller) take any and all actions as reasonably necessary, including making filings with appropriate governmental authorities, to change its name and the names of its subsidiaries and affiliates in such a manner that the “Playa” name and any logo’s associated therewith will no longer be used by the Seller or any of such subsidiaries or affiliates and will cease using the name or any abbreviation thereof or any combination including such name or logos as of the date hereof. The Seller shall cooperate with the Purchaser or its applicable affiliates to file all assignment documents and all requisite other documents required to transfer all right, title and interest in and to the “Playa” name to Purchaser with the appropriate governmental authorities.

Without limiting the foregoing provisions, as soon as reasonably practicable following the date hereof, but not later than ninety (90) days after the date hereof, the Seller shall destroy, remove, cause to be removed, or change signage, stationary and related promotional materials to cease use of the “Playa” name. The Seller acknowledges and agrees that to the extent it uses any trademark, logo or trade name associated with the “Playa” name following the date hereof, the Purchaser shall retain exclusive ownership rights in such trademarks, logos or trade names, as the case may be, and all such uses shall inure to the benefit of the Purchaser.

Article 10 - GOVERNING LAW AND JURISDICTION

This Agreement is governed by and should be construed in accordance with Dutch law. The Parties agree that any dispute in connection with this Agreement or any agreement resulting therefrom shall be exclusively and finally settled in accordance with the Arbitration Rules of the Netherlands Arbitration Institute (Nederlands Arbitrage Instituut), (the “NAI”) then in force. The arbitral proceedings and all documents delivered to or by the arbitrators shall be conducted in English. The place of arbitration shall be Amsterdam. The arbitral tribunal shall comprise three arbitrators. Each Party shall appoint one arbitrator and the NAI shall appoint a third arbitrator who shall be the chairman of the arbitration tribunal. If a Party has not appointed an arbitrator within thirty (30) days of having requested or received notice of the arbitration, such arbitrator shall be appointed by the NAI. The arbitral tribunal shall decide the controversy in accordance with the rules of Dutch law. The Parties shall not be precluded from applying for injunctive relief in summary proceedings (kort geding) before any competent court instead of arbitrators. The arbitration panel may only award damages as provided for under the terms of this Agreement, it being understood that the word damages in this Agreement shall have the meaning as defined in Article 6:96 of the Dutch Civil Code, but excluding consequential damages, indirect damages, loss of opportunity and punitive damages. The Parties are obligated to voluntarily fulfill the arbitration award as soon as it becomes final. The arbitration award must be in writing, must provide in reasonable detail the reasoning of the award and must be issued within a six (6) month period as of the date in which the last of the arbitrators accepted the appointment. In the event of any conflict between the rules of the NAI and any provisions of this Agreement, this Agreement shall govern.

Schedule 18 to the Subscription Agreement
10

Article 11 - INDEMNIFICATION

11.1	From and after the closing of the transactions contemplated by this Agreement and subject to the provisions set forth in Section 11.3 hereof, Seller shall indemnify, defend and hold harmless Purchaser, its affiliates, and their respective directors, officers, employees, agents, successors, permitted assigns and other representatives (each, a “Purchaser Indemnified Party”) from and against, and shall hold them harmless from:

(a)	any losses, liabilities, damages, deficiencies, fines, sanctions, penalties, costs, expenses (including interest, penalties and reasonable costs, fees and expenses of attorneys, accountants and other representatives) (collectively, “Losses”) sustained or incurred by any such Purchaser Indemnified Party arising out of, relating to, caused by or resulting from any business or operations of Seller or any subsidiaries of Seller (other than the Company and all subsidiaries of the Company) (and expressly including any facilities, any debt issuances and any share or asset sale and purchases which have been entered into, performed, executed or completed by the Seller or any subsidiaries of the Seller on the date of this Agreement), in each case whether presently in existence or arising after the date of this Agreement and whether related to periods prior to, on or after the date of this Agreement. For the avoidance of doubt, and except as otherwise set forth in paragraph (b) below, Seller shall not be required to indemnify the Purchaser Indemnified Parties for any Losses arising out of, relating to, caused by or resulting from third party claims brought against any Purchaser Indemnified Party with respect to the operations of Purchaser, the Company or their respective subsidiaries, in each case whether such claims relate to matters arising before or after the date of this Agreement, including at the time the Company and all subsidiaries of the Company were owned directly or indirectly by Seller.

(b)	[23.2%][1] (the “Seller Pro-Rata Share”) of any taxes payable by Purchaser and/or its subsidiaries (including the Company and its subsidiaries) in any jurisdiction, arising out of, relating to, caused by or resulting from the transactions contemplated herein (the “Purchaser Taxes”); provided that the Seller shall be liable to the Purchaser under this Clause 11.1.(b) only as follows:

(A) during the first year following the date of this agreement, the Seller shall not be liable for the Seller Pro-Rata Share of the Purchaser Taxes unless and until the aggregate amount of the Purchaser Taxes imposed on, assessed or levied to the Purchaser and/or its subsidiaries during such period exceeds US$5,000,000 (the “Tax Indemnity Threshold”), and then Seller shall be liable for the full amount of the Seller Pro-Rata Share of such Purchaser Taxes.

[1]	This percentage reflects the Barcelo’s ownership in Seller. If any of the current shareholders of Seller (other than Barcelo) decides not to swap their Playa Shares for Newco shares, this percentage will be revised at closing to reflect such circumstance.

Schedule 18 to the Subscription Agreement
11

(B) between the first and second anniversary of the date of this Agreement, and provided that the Tax Indemnity Threshold was not exceeded during the first year following the date of this Agreement, the Tax Indemnity Threshold shall be raised to the amount of US$10,000,000 (the “Second Tax Indemnity Threshold”), so that Seller shall not be liable for the Seller Pro-Rata Share of the Purchaser Taxes unless and until the aggregate amount of the Purchaser Taxes imposed on, assessed or levied to the Purchaser and/or its affiliates during the first two years following the date of this Agreement exceeds such amount, and then Seller shall be liable for the full amount of the Seller Pro-Rata Share of all such Purchaser Taxes.

(C) between the second and third anniversary of the date of this Agreement, and provided that the Tax Indemnity Threshold or the Second Tax Indemnity Threshold were not previously exceeded as applicable, the Tax Indemnity threshold shall be raised to the amount of US$15,000,000 (the “Third Tax Indemnity Threshold”), so that Seller shall not be liable for the Seller Pro-Rata Share of the Purchaser Taxes unless and until the aggregate amount of the Purchaser Taxes imposed on, assessed or levied to the Purchaser and/or its subsidiaries during the first three years following the date of this Agreement exceeds such amount, and then Seller shall be liable for the full amount of the Seller Pro-Rata Share of such Purchaser Taxes.

(D) Seller shall not be liable for any Purchaser Taxes that are imposed on, assessed or levied after the third anniversary of the date of this Agreement (the “Tax Indemnity End Date”), irrespective of whether such taxes relate to periods prior to the Tax Indemnity End Date.

(E) For the avoidance of doubt, once the Tax Indemnity Threshold, the Second Tax Indemnity Threshold or the Third Indemnity Threshold is exceeded during the applicable period, the Seller shall be liable for the Seller Pro-Rata Share of all Purchaser Taxes imposed on, assessed or levied through the Tax Indemnity End Date.

11.2	From and after the closing of the transactions contemplated by this Agreement and subject to the provisions set forth in Section 11.3 hereof, Purchaser shall indemnify, defend and hold harmless Seller, its affiliates, and their respective directors, officers, employees, agents, successors, permitted assigns and other representatives (each, a “Seller Indemnified Party”) from and against, and shall hold them harmless from:

Schedule 18 to the Subscription Agreement
12

(a)	any Losses sustained or incurred by any such Seller Indemnified Party arising out of, relating to, caused by or resulting from any business or operations of Purchaser or any subsidiaries of Purchaser (including the Company and all subsidiaries of the Company) (and expressly including any facilities, any debt issuances and any share or asset sale and purchases which have been entered into, performed, executed or completed by the Purchaser or any subsidiaries of the Purchaser including the Company and all subsidiaries of the Company on the date of this Agreement), in each case whether presently in existence or arising after the date of this Agreement and whether related to periods prior to, on or after the date of this Agreement. For the avoidance of doubt, and except as otherwise set forth in paragraph (b), Purchaser shall not be required to indemnify the Seller Indemnified Parties for any Losses arising out of, relating to, caused by or resulting from third party claims brought against any Seller Indemnified Party with respect to the operations of Seller or its subsidiaries (other than the Company and all subsidiaries of the Company), in each case whether such claims relate to matters arising before or after the date of this Agreement.

(b)	[76.8%][2] (the “Purchaser Pro-Rata Share”) of any taxes payable by the Seller and/or the Playa Spain Entities in any jurisdiction, arising out of, relating to, caused by or resulting from the transactions contemplated herein (the “Seller Taxes”); provided that the Purchaser shall be liable to the Seller under this Clause 11.1.(b) only as follows:

(A) during the first year following the date of this agreement, the Purchaser shall not be liable for the Purchaser Pro-Rata Share of the Seller Taxes unless and until the aggregate amount of the Seller Taxes imposed on, assessed or levied to the Seller and/or the Playa Spain entities during such period exceeds the Tax Indemnity Threshold, and then the Purchaser shall be liable for the full amount of the Purchaser Pro-Rata Share of such Seller Taxes.

(B) between the first and second anniversary of the date of this Agreement, and provided that the Tax Indemnity Threshold was not exceeded during the first year following the date of this Agreement, the Purchaser shall not be liable for the Purchaser Pro-Rata Share of the Seller Taxes unless and until the aggregate amount of the Seller Taxes imposed on, assessed or levied to the Seller and/or its affiliates during the first two years following the date of this Agreement exceeds the Second Tax Indemnity Threshold, and then Purchaser shall be liable for the full amount of the Purchaser Pro-Rata Share of all such Seller Taxes.

[2]	This percentage reflects the ownership in Seller of all shareholders other than Barcelo. If any of the current shareholders of Seller (other than Barcelo) decides not to swap their Playa Shares for Newco shares, this percentage will be revised at closing to reflect such circumstance.

Schedule 18 to the Subscription Agreement
13

(C) between the second and third anniversary of the date of this Agreement, and provided that the Tax Indemnity Threshold or the Second Tax Indemnity Threshold were not previously exceeded as applicable, the Purchaser shall not be liable for the Purchaser Pro-Rata Share of the Seller Taxes only unless and until the aggregate amount of the Seller Taxes imposed on, assessed or levied to the Seller and/or its subsidiaries during the first three years following the date of this Agreement exceeds such amount, and then the Purchaser shall be liable for the full amount of the Purchaser Pro-Rata Share of such Seller Taxes.

(D) the Purchaser shall not be liable for any Seller Taxes that are imposed on, assessed or levied after the Tax Indemnity End Date, irrespective of whether such taxes relate to periods prior to the Tax Indemnity End Date.

(E) For the avoidance of doubt, once the Tax Indemnity Threshold, the Second Tax Indemnity Threshold or the Third Indemnity Threshold is exceeded, the Purchaser shall be liable for the Purchaser Pro-Rata Share of all Seller Taxes imposed on, assessed or levied through the Tax Indemnity End Date.

11.3	An indemnified party hereunder shall give reasonably prompt notice to the indemnifying party of any action or proceeding commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify the indemnifying party (i) shall not relieve it from any liability which it may have under the indemnity provisions of Section 11.2 or 11.3, unless and only to the extent it did not otherwise learn of such action and the lack of notice by the indemnified party results in the forfeiture by the indemnifying party of substantial rights and defenses, and (ii) shall not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided under Section 11.2 or 11.3. If the indemnifying party so elects within a reasonable time after receipt of such notice, the indemnifying party may assume the defense of such action or proceeding at such indemnifying party’s own expense with counsel chosen by the indemnifying party and approved by the indemnified party, which approval shall not be unreasonably withheld or delayed; provided, however, that the indemnifying party will not settle, compromise or consent to the entry of any judgment with respect to any such action or proceeding without the written consent of the indemnified party unless such settlement, compromise or consent secures the unconditional release of the indemnified party; and provided further, that, if the indemnified party reasonably determines that a conflict of interest exists where it is advisable for the indemnified party to be represented by separate counsel or that, upon advice of counsel, there may be legal defenses available to it which are different from or in addition to those available to the indemnifying party, then the indemnifying party shall not be entitled to assume such defense and the indemnified party shall be entitled to separate counsel at the indemnifying party’s expense. If the indemnifying party is not entitled to assume the defense of such action or proceeding as a result of the second proviso to the preceding sentence, the indemnifying party’s counsel shall be entitled to conduct the indemnifying party’s defense and counsel for the indemnified party shall be entitled to conduct the defense of the indemnified party, it being understood that both such

Schedule 18 to the Subscription Agreement
14

counsel will cooperate with each other to conduct the defense of such action or proceeding as efficiently as possible. If the indemnifying party is not so entitled to assume the defense of such action or does not assume such defense, after having received the notice referred to in the first sentence of this paragraph, the indemnifying party will pay the reasonable fees and expenses of counsel for the indemnified party. In such event, however, the indemnifying party will not be liable for any settlement effected without the written consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed. If an indemnifying party is entitled to assume, and assumes, the defense of such action or proceeding in accordance with this paragraph, the indemnifying party shall not be liable for any fees and expenses of counsel for the indemnified party incurred thereafter in connection with such action or proceeding.

(signature page follows)

Schedule 18 to the Subscription Agreement
15

This Agreement may be signed in counterparts which together shall constitute one and the same agreement.

For and on behalf of

Playa Hotels & Resorts, S.L.

name:
title:
date:

Schedule 18 to the Subscription Agreement
16

For and on behalf of	For and on behalf of
Playa Hotels & Resorts B.V.	Playa Hotels & Resorts B.V.

name:	name:
title:	title:
date:	date:

Schedule 18 to the Subscription Agreement
17

For and on behalf of	For and on behalf of
Playa Resorts Holding B.V.	Playa Resorts Holding B.V.

name:	name:
title:	title:
date:	date:

Schedule 18 to the Subscription Agreement
18

SCHEDULE 1 – Proforma Statement

Schedule 18 to the Subscription Agreement

Playa OldCo.Working Capital Adj. - TEMPLATE

	Playa S.L.	Playa Portfolio	Playa Tucancun	Playa Tucancun	Serv. Tucancun	Playa Kukulcan	Playa Kukulkan	Serv. Kukulkan	Playa Vallarta	Playa Mismaloya
	ESP	NL	NL	MX	MX	NL	MX	MX	NL	MX
Current Assets
Cash & Cash Equivalents
Accounts Receivable
Inventories
Advances to Suppliers
Intercompany Receivable
Related Party Receivable
Prepaid Expenses
Taxes Receivable
VAT Receivable
Security Deposits
ST Loan Receivable
ST Interest Receivable
Other Current Assets

Sub-total Current Assets	—	—	—	—	—	—	—	—	—	—
Adjustments
Intercompany Receivable
Related Party Receivable
ST Loan Receivable
ST Interest Receivable

Sub-total Adjustments	—	—	—	—	—	—	—	—	—	—

Adjusted Current Assets	—	—	—	—	—	—	—	—	—	—

Current Liabilities
Accounts Payable
Advances from Clients
Intercompany Payable
Related Party Payable
Accrued Expenses Payable
Taxes Payable
VAT Payable
ST Loan Payable
ST Interest Payable
Other Current Liabilities

Sub-total Current Liabilities	—	—	—	—	—	—	—	—	—	—
Adjustments
Intercompany Payable
Related Party Payable
ST Loan Payable
ST Interest Payable
Other Payables

Sub-total Adjustments	—	—	—	—	—	—	—	—	—	—

Adjusted Current Liabilities	—	—	—	—	—	—	—	—	—	—

Net Working Capital	—	—	—	—	—	—	—	—	—	—

Playa OldCo.Working Capital Adj. - TEMPLATE

	Serv. Vallarta	Playa Huatulco	Playa Huatulco	Serv. Huatulco	Playa Karmina	Playa Manzanillo	Serv. Manzanillo	Playa Manzana	Playa Super Cana	Playa Bowl Cana
	MX	NL	MX	MX	NL	MX	MX	NL	NL	NL
Current Assets
Cash & Cash Equivalents
Accounts Receivable
Inventories
Advances to Suppliers
Intercompany Receivable
Related Party Receivable
Prepaid Expenses
Taxes Receivable
VAT Receivable
Security Deposits
ST Loan Receivable
ST Interest Receivable
Other Current Assets

Sub-total Current Assets	—	—	—	—	—	—	—	—	—	—
Adjustments
Intercompany Receivable
Related Party Receivable
ST Loan Receivable
ST Interest Receivable

Sub-total Adjustments	—	—	—	—	—	—	—	—	—	—

Adjusted Current Assets	—	—	—	—	—	—	—	—	—	—

Current Liabilities
Accounts Payable
Advances from Clients
Intercompany Payable
Related Party Payable
Accrued Expenses Payable
Taxes Payable
VAT Payable
ST Loan Payable
ST Interest Payable
Other Current Liabilities

Sub-total Current Liabilities	—	—	—	—	—	—	—	—	—	—
Adjustments
Intercompany Payable
Related Party Payable
ST Loan Payable
ST Interest Payable
Other Payables

Sub-total Adjustments	—	—	—	—	—	—	—	—	—	—

Adjusted Current Liabilities	—	—	—	—	—	—	—	—	—	—

Net Working Capital	—	—	—	—	—	—	—	—	—	—

Playa OldCo.Working Capital Adj. - TEMPLATE

	Paloma Capital	Playa Sun Cana	Playa Brisa	Playa Brisa	Playa Chame	Playa Ocean	Playa Ocean Bav	Playa Ocean Bav	Casino Ocean Bav	Playa Pto. Plata
	BVI	NL	NL	DR	NL	NL	NL	DR	DR	NL
Current Assets
Cash & Cash Equivalents
Accounts Receivable
Inventories
Advances to Suppliers
Intercompany Receivable
Related Party Receivable
Prepaid Expenses
Taxes Receivable
VAT Receivable
Security Deposits
ST Loan Receivable
ST Interest Receivable
Other Current Assets

Sub-total Current Assets	—	—	—	—	—	—	—	—	—	—
Adjustments
Intercompany Receivable
Related Party Receivable
ST Loan Receivable
ST Interest Receivable

Sub-total Adjustments	—	—	—	—	—	—	—	—	—	—

Adjusted Current Assets	—	—	—	—	—	—	—	—	—	—

Current Liabilities
Accounts Payable
Advances from Clients
Intercompany Payable
Related Party Payable
Accrued Expenses Payable
Taxes Payable
VAT Payable
ST Loan Payable
ST Interest Payable
Other Current Liabilities

Sub-total Current Liabilities	—	—	—	—	—	—	—	—	—	—
Adjustments
Intercompany Payable
Related Party Payable
ST Loan Payable
ST Interest Payable
Other Payables

Sub-total Adjustments	—	—	—	—	—	—	—	—	—	—

Adjusted Current Liabilities	—	—	—	—	—	—	—	—	—	—

Net Working Capital	—	—	—	—	—	—	—	—	—	—

Playa OldCo.Working Capital Adj. - TEMPLATE

	Playa Flamenco	Playa Flamenco	Playa D&C	Playa Grubarges	GIHM	Serv. Ixtapa	Playa Lucia	Playa Lucia
	NL	DR	US	NL	MX	MX	NL	MX	Total
Current Assets
Cash & Cash Equivalents									—
Accounts Receivable									—
Inventories									—
Advances to Suppliers									—
Intercompany Receivable									—
Related Party Receivable									—
Prepaid Expenses									—
Taxes Receivable									—
VAT Receivable									—
Security Deposits									—
ST Loan Receivable									—
ST Interest Receivable									—
Other Current Assets									—

Sub-total Current Assets	—	—	—	—	—	—	—	—	—
Adjustments
Intercompany Receivable									—
Related Party Receivable									—
ST Loan Receivable									—
ST Interest Receivable									—

Sub-total Adjustments	—	—	—	—	—	—	—	—	—

Adjusted Current Assets	—	—	—	—	—	—	—	—	—

Current Liabilities
Accounts Payable									—
Advances from Clients									—
Intercompany Payable									—
Related Party Payable									—
Accrued Expenses Payable									—
Taxes Payable									—
VAT Payable									—
ST Loan Payable									—
ST Interest Payable									—
Other Current Liabilities									—

Sub-total Current Liabilities	—	—	—	—	—	—	—	—	—
Adjustments
Intercompany Payable									—
Related Party Payable									—
ST Loan Payable									—
ST Interest Payable									—
Other Payables									—

Sub-total Adjustments	—	—	—	—	—	—	—	—	—

Adjusted Current Liabilities	—	—	—	—	—	—	—	—	—

Net Working Capital	—	—	—	—	—	—	—	—

SCHEDULE 2 – Deed of Issuance

Schedule 18 to the Subscription Agreement
1

Schedule 19 - Termination Agreement Release Provision

In consideration of the foregoing, subject to the payment by Playa Cabos Baja, S. de R.L. de C.V. (“Owner”) of (i) the Termination Fee and (ii) the Fees 2013 on the Termination Date (each as defined in the Barceló Termination Agreement), the Managers, for themselves and their and their predecessors and affiliates, for each of their respective partners, owners, directors, officers, employees, agents and representatives, and for all of their respective heirs, executors, administrators, personal representatives, successors and assigns (collectively, the “Barcelo Parties”), hereby forever release and discharge owner, its predecessors and affiliates, and each of their respective current and future partners, owners, directors, officers, employees, agents and representatives, and all of their respective heirs, executors, administrators, personal representatives, successors and assigns (collectively, the “Owner Parties”) from any and all obligations, claims, damages, demands, causes of action, suits, duties, liabilities, promises, and agreements of any nature and kind, whether known or unknown (collectively, “Claims”), which any of the Barcelo Parties now has, ever had, or, but for this release, hereafter would or could have against any of the Owner Parties directly or indirectly relating to or arising out of the “Agreements” (i.e., the Hotel Management Agreement between Owner and Grubarges Gestión Hotelera Mexicana S. A. de C.V., the License Agreement between Quiroocan, S.A. de C.V., and the Services Agreement between Owner and Caribbean Hotel Agency S.A.) and the termination thereof.

Schedule 19 to the Subscription Agreement

Schedule 20 - Shareholder Resolution

Schedule 20 to the Subscription Agreement

1

RESOLUTION OF THE SOLE SHAREHOLDER OF

PLAYA HOTELS & RESORTS B.V.

THE UNDERSIGNED

Playa Hotels & Resorts, S.L., a company organized under the laws of Spain (sociedad limitada), having its registered office at Calle Julian Camarillo 19-21, Madrid, Spain, registered in the Registro Mercantil in Madrid, Spain, under number M-401672, acting for the purposes hereof as the sole shareholder (the “Shareholder”) of Playa Hotels & Resorts B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), having its corporate seat at Amsterdam, the Netherlands (address: 1097 JB, Amsterdam, the Netherlands, Prins Bernhardplein 200, trade register number: 57593590) (the “Company”),

WHEREAS:

A.	The Company and HI Holdings Playa B.V. have entered into a subscription agreement dated […] 2013 (the “Subscription Agreement”). In accordance with clause 8 (b) (xxiv) of the Subscription Agreement, the Shareholder wishes to assign certain powers to the management board of the Company (the “Management Board”).

B.	Furthermore, the investors agreement between the Company, Mr. B.D. Wardinski, Cabana Investors B.V., Playa Four Pack, L.L.C., PHR Investments S.à r.l., Marathon Playa (BEL) SPRL, Bancaja Participaciones, S.L., HI Holdings Playa B.V. and Compañia Hotelera Gran Playa Real, S. de R.L. de C.V. dated on or around the date hereof (the “Investors Agreement”) lays down the rights of the Company’s investors, including certain investors’ right to PIK Dividends.

C.	The undersigned are the only parties with meeting rights in respect of the Company.

D.	Other than the undersigned, there are no persons having the right to attend shareholder meetings (vergaderrechten) on the basis of (i) the issuance of depositary receipts for shares in the capital of the Company (certificering), (ii) the issuance of shares in the capital of the Company without voting rights (uitgifte van stemrechtloze aandelen), (iii) a right of usufruct on shares in the capital of the Company (vruchtgebruik) or (iv) a right of pledge on shares in the capital of the Company (pandrecht).

E.	By signing this written resolution, each of the undersigned votes in favor of the resolution set out below.

F.	The Company’s articles of association (the “Articles”) do not preclude the Shareholder from passing resolutions without holding a meeting.

2

G.	The Management Board has been afforded the opportunity to advise on this resolution within the meaning of section 2:238 paragraph 2 of the Netherlands Civil Code.

H.	The words used in this resolution to describe legal concepts, although in English, refer to Dutch legal concepts only and the consequences of the use of these words under any foreign law shall be disregarded. Capitalized terms used and not otherwise defined in this resolution shall have the meaning attributed to such terms in the Investors Agreement.

RESOLUTION

To assign to the Management Board its authority:

i.	to resolve to issue Preferred Shares, and to exclude pre-emptive rights in connection therewith, for the purposes of paying PIK Dividends in accordance with the Company’s Articles;

ii.	to resolve to issue Common Shares, and to exclude pre-emptive rights in connection therewith, in connection with the conversion of Preferred Shares into Common Shares in accordance with the Company’s Articles; and

iii.	to resolve to issue Common Shares, and to exclude pre-emptive rights in connection therewith, for the purposes of complying with the Company’s obligations under sections 3(d), 3(e) and 10(c) of the Subscription Agreement, all in accordance with the terms and conditions laid down in the Subscription Agreement and on the basis of with article [4 paragraph 7] of the Articles.

CONFIRMATION

The undersigned confirms the correctness and completeness of the statements in (A) up to and including (H).

(signature page follows)

3

This resolution may be signed in multiple counterparts. All counterparts will jointly constitute one written resolution.

Playa Hotels & Resorts, S.L.
name:	Bruce David Wardinski
title:	managing director
date:

4

Schedule 21 - Form of Resolutions to Issue

Schedule 21 to the Subscription Agreement

1

RESOLUTION OF THE MANAGEMENT BOARD OF

PLAYA HOTELS & RESORTS B.V.

THE UNDERSIGNED

Acting for the purposes hereof as the managing directors and as such constituting the entire management board (the “Management Board”) of Playa Hotels & Resorts B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), having its corporate seat at Amsterdam, the Netherlands (address: 1097 JB, Amsterdam, the Netherlands, Prins Bernhardplein 200, trade register number: 57593590) (the “Company”),

WHEREAS

A.	The Company and HI Holdings Playa B.V. have entered into a subscription agreement dated […] 2013 (the “Subscription Agreement”). In accordance with clause 8 (b) (xxiv) of the Subscription Agreement, the Management Board wishes to approve and resolve the form of certain Management Board resolutions.

B.	Furthermore, the investors agreement between the Company, Mr. B.D. Wardinski, Cabana Investors B.V., Playa Four Pack, L.L.C., PHR Investments S.à r.l., Marathon Playa (BEL) SPRL, Bancaja Participaciones, S.L., HI Holdings Playa B.V. and Compañia Hotelera Gran Playa Real, S. de R.L. de C.V. entered into on on around the date hereof (the “Investors Agreement”) lays down the rights of the Company’s investors, including certain investors’ right to PIK Dividends.

C.	The undersigned constitute the entire Management Board.

D.	With respect to these resolutions, the undersigned do not have a direct or indirect personal interest which conflicts with the interests of the Company and the enterprise connected with it.

E.	Pursuant to article [15] paragraph [2] of the Company’s articles of association (the “Articles”) the Management Board may adopt written resolutions without holding a meeting provided that all members of the Management Board are familiar with the resolution to be adopted and none of them objects to this decision-making process.

F.	There are no regulations and/or other rules (reglementen en/of andere regels) adopted by any of the Company’s corporate bodies that would preclude the Management Board from validly adopting this resolution in the present form and manner.

G.	The Company has not (i) been dissolved (ontbonden), (ii) ceased to exist pursuant to a merger (fusie), division (splitsing) or split-off (afsplitsing), (iii) had its assets placed under administration (onder bewind gesteld), (iv) been declared bankrupt (failliet verklaard) or granted a suspension of payments (surseance van betaling verleend), or (v) been the subject of a similar procedure in any jurisdiction or otherwise been limited in the right to dispose of its assets.

Schedule 21 to the Subscription Agreement

2

H.	By signing this written resolution, each undersigned votes in favour of the resolutions set out below.

I.	The words used in this resolution to describe legal concepts, although in English, refer to Dutch legal concepts only and the consequences of the use of these words under any foreign law shall be disregarded. Capitalized terms used and not otherwise defined in this resolution shall have the meaning attributed such terms in the Investors Agreement.

IT IS THEREFORE RESOLVED THAT

The Management Board approves the form of the resolutions by which the Management Board will resolve to issue:

(i)	Preferred Shares, and to exclude pre-emptive rights in connection therewith, for the purposes of paying PIK Dividends in accordance with the Company’s Articles, substantially in the form as Annex A;

(ii)	Common Shares, and to exclude pre-emptive rights in connection therewith, in connection with the conversion of Preferred Shares into Common Shares in accordance with the Company’s Articles, substantially in the form as Annex B, and;

(iii)	Common Shares, and to exclude pre-emptive rights in connection therewith, for the purposes of complying with the Company’s obligations under Sections 3(d), 3(e) and 10(c) of the Subscription Agreement, substantially in the form as Annex C.

CONFIRMATION

The Management Board confirms the correctness and completeness of the statements in (A) up to and including (I).

(signature page follows)

Schedule 21 to the Subscription Agreement

3

This resolution may be signed in multiple counterparts. All counterparts will jointly constitute one written resolution.

MANAGEMENT BOARD OF PLAYA HOTELS & RESORTS B.V.

name	: Bruce David Wardinski
title	: managing director
date	:

name	: Jurjen Edward Hardeveld
title	: managing director
date	:

Schedule 21 to the Subscription Agreement

4

ANNEX A

RESOLUTION OF THE MANAGEMENT BOARD OF

PLAYA HOTELS & RESORTS B.V.

THE UNDERSIGNED

Acting for the purposes hereof as the managing directors and as such constituting the entire management board (the “Management Board”) of Playa Hotels & Resorts B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), having its corporate seat at Amsterdam, the Netherlands (address: 1097 JB, Amsterdam, the Netherlands, Prins Bernhardplein 200, trade register number: 57593590) (the “Company”),

WHEREAS

A.	The Company and HI Holdings Playa B.V. have entered into a subscription agreement dated […] 2013 (the “Subscription Agreement”). In accordance with clause 8 (b) (xxiv) of the Subscription Agreement, the shareholder of the Company assigned certain powers to the Management Board in a shareholder resolution dated the [day] day of [month] two thousand and thirteen (the “Shareholder Resolution”).

B.	Furthermore, the investors agreement between the Company, Mr. B.D. Wardinski, Cabana Investors B.V., Playa Four Pack, L.L.C., PHR Investments S.à r.l., Marathon Playa (BEL) SPRL, Bancaja Participaciones, S.L., HI Holdings Playa B.V. and Compañia Hotelera Gran Playa Real, S. de R.L. de C.V. entered into on or around the date hereof (the “Investors Agreement”) lays down the rights of the Company’s investors, including certain investors’ right to PIK Dividends.

C.	The undersigned constitute the entire Management Board.

D.	With respect to this resolution, the undersigned do not have a direct or indirect personal interest which conflicts with the interests of the Company and the enterprise connected with it.

E.	Pursuant to article [15] paragraph [2] of the Company’s articles of association (the “Articles”) the Management Board may adopt written resolutions without holding a meeting provided that all members of the Management Board are familiar with the resolution to be adopted and none of them objects to this decision-making process.

F.	There are no regulations and/or other rules (reglementen en/of andere regels) adopted by any of the Company’s corporate bodies that would preclude the Management Board from validly adopting this resolution in the present form and manner.

Schedule 21 to the Subscription Agreement

5

G.	The Company has not (i) been dissolved (ontbonden), (ii) ceased to exist pursuant to a merger (fusie), division (splitsing) or split-off (afsplitsing), (iii) had its assets placed under administration (onder bewind gesteld), (iv) been declared bankrupt (failliet verklaard) or granted a suspension of payments (surseance van betaling verleend), or (v) been the subject of a similar procedure in any jurisdiction or otherwise been limited in the right to dispose of its assets.

H.	By signing this written resolution, each of the undersigned votes in favour of the resolutions set out below.

I.	Pursuant to the Shareholder Resolution the Management Board is authorized in accordance with article [4 paragraph 7] of the Articles to resolve to issue Preferred Shares, and to exclude pre-emptive rights in connection therewith, for the purposes of paying PIK Dividends in accordance with the Company’s Articles;

J.	Further to article [18 paragraph 2] of the Articles on the [day] day of [month] two thousand and [year] an interim dividend distribution of USD [amount] out of the [profit reserves] for cumulative preferred shares will be made, which will be effectuated by issuing Preferred Shares as an interim dividend in kind (the “PIK Dividend Distribution”).

K.	In furtherance of the PIK Dividend Distribution, the Management Boards wishes to resolve to issue [number] cumulative preferred shares to HI Holdings Playa B.V. (the “Issue of Shares”).

L.	The amount of the intended PIK Dividend Distribution does not exceed the shareholders’ equity less the reserves which must be maintained by law.

M.	The undersigned neither know nor foresee that, following the PIK Dividend Distribution, the Company will be unable to continue paying its due and payable debts. The considerations on which the opinion of the undersigned is based are set out in the annex to these resolutions.

N.	The words used in this resolution to describe legal concepts, although in English, refer to Dutch legal concepts only and the consequences of the use of these words under any foreign law shall be disregarded. Capitalized terms used and not otherwise defined in this resolution shall have the meaning attributed such terms in the Investors Agreement.

RESOLUTIONS

1.	To resolve that the PIK Dividend Distribution in kind will be made and that this PIK Dividend Distribution in kind will be made as soon as possible, by way of the execution of the notarial deed of issue of cumulative preferred shares, substantially in conformity with the draft deed drawn up by Nau-taDutilh N.V. and bearing the reference 63003356 M 9647716.

2.	To issue [number] cumulative preferred shares to HI Holdings Playa B.V.

Schedule 21 to the Subscription Agreement

6

3.	To exclude the pre-emption rights (voorkeursrechten) of shareholders in respect of the Issue of Shares.

CONFIRMATION

The Management Board confirms the correctness and completeness of the statements in (A) up to and including (N).

(signature pages follow)

Schedule 21 to the Subscription Agreement

7

This resolution may be signed in multiple counterparts. All counterparts will jointly constitute one written resolution.

MANAGEMENT BOARD OF PLAYA HOTELS & RESORTS B.V.

name	:
title	:
date	:

name	:
title	:
date	:

name	:
title	:
date	:

name	:
title	:
date	:

name	:
title	:
date	:

Schedule 21 to the Subscription Agreement

8

name	:
title	:
date	:

name	:
title	:
date	:

Schedule 21 to the Subscription Agreement

9

ANNEX

The Management Board neither knows nor foresees that, following the PIK Dividend Distribution, the Company will be unable to continue paying its due and payable debts, because:

[…]

Schedule 21 to the Subscription Agreement

10

ANNEX B

RESOLUTION OF THE MANAGEMENT BOARD OF

PLAYA HOTELS & RESORTS B.V.

THE UNDERSIGNED

Acting for the purposes hereof as the managing directors and as such constituting the entire management board (the “Management Board”) of Playa Hotels & Resorts B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), having its corporate seat at Amsterdam, the Netherlands (address: 1097 JB, Amsterdam, the Netherlands, Prins Bernhardplein 200, trade register number: 57593590) (the “Company”),

WHEREAS

A.	The Company and HI Holdings Playa B.V. have entered into a subscription agreement dated […] 2013 (the “Subscription Agreement”). In accordance with clause 8 (b) (xxiv) of the Subscription Agreement, the shareholder of the Company assigned certain powers to the Management Board in a shareholder resolution dated the [day] day of [month] two thousand and thirteen (the “Shareholder Resolution”).

B.	Furthermore, the investors agreement between the Company, Mr. B.D. Wardinski, Cabana Investors B.V., Playa Four Pack, L.L.C., PHR Investments S.à r.l., Marathon Playa (BEL) SPRL, Bancaja Participaciones, S.L., HI Holdings Playa B.V. and Compañia Hotelera Gran Playa Real, S. de R.L. de C.V. entered into on or around the date hereof (the “Investors Agreement”) lays down the rights of the Company’s investors.

C.	The undersigned constitute the entire Management Board.

D.	With respect to this resolution, the undersigned do not have a direct or indirect personal interest which conflicts with the interests of the Company and the enterprise connected with it.

E.	Pursuant to article [15] paragraph [2] of the Company’s articles of association (the “Articles”) the Management Board may adopt written resolutions without holding a meeting provided that all members of the Management Board are familiar with the resolution to be adopted and none of them objects to this decision-making process.

F.	There are no regulations and/or other rules (reglementen en/of andere regels) adopted by any of the Company’s corporate bodies that would preclude the Management Board from validly adopting this resolution in the present form and manner.

Schedule 21 to the Subscription Agreement

11

G.	The Company has not (i) been dissolved (ontbonden), (ii) ceased to exist pursuant to a merger (fusie), division (splitsing) or split-off (afsplitsing), (iii) had its assets placed under administration (onder bewind gesteld), (iv) been declared bankrupt (failliet verklaard) or granted a suspension of payments (surseance van betaling verleend), or (v) been the subject of a similar procedure in any jurisdiction or otherwise been limited in the right to dispose of its assets.

H.	By signing this written resolution, each of the undersigned votes in favour of the resolutions set out below.

I.	Pursuant to the Shareholder Resolution the Management Board is authorized in accordance with article [4 paragraph 7] of the Articles to resolve to issue Common Shares, and to exclude pre-emptive rights in connection therewith, in connection with the conversion of Preferred Shares into Common Shares in accordance with the Company’s Articles

J.	The Management Board has received a Written Request (as defined in the Company’s Articles) dated [date] from HI Holdings Playa B.V. to convert [number] cumulative preferred shares into Common Shares. The Management Board wishes to resolve to issue [number] Common Shares to HI Holdings Playa B.V. (the “Issue of Shares”).

K.	The words used in this resolution to describe legal concepts, although in English, refer to Dutch legal concepts only and the consequences of the use of these words under any foreign law shall be disregarded. Capitalized terms used and not otherwise defined in this resolution shall have the meaning attributed such terms in the Investors Agreement.

RESOLUTIONS

1.	To issue [number] Common Shares to HI Holdings Playa B.V.

2.	To exclude the pre-emption rights (voorkeursrechten) of shareholders in respect of the Issue of Shares.

CONFIRMATION

The Management Board confirms the correctness and completeness of the statements in (A) up to and including (K).

(signature pages follow)

Schedule 21 to the Subscription Agreement

12

This resolution may be signed in multiple counterparts. All counterparts will jointly constitute one written resolution.

MANAGEMENT BOARD OF PLAYA HOTELS & RESORTS B.V.

name	:
title	:
date	:

name	:
title	:
date	:

name	:
title	:
date	:

name	:
title	:
date	:

Schedule 21 to the Subscription Agreement

13

name	:
title	:
date	:

name	:
title	:
date	:

name	:
title	:
date	:

Schedule 21 to the Subscription Agreement

14

ANNEX C

RESOLUTION OF THE MANAGEMENT BOARD OF

PLAYA HOTELS & RESORTS B.V.

THE UNDERSIGNED

Acting for the purposes hereof as the managing directors and as such constituting the entire management board (the “Management Board”) of Playa Hotels & Resorts B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), having its corporate seat at Amsterdam, the Netherlands (address: 1097 JB, Amsterdam, the Netherlands, Prins Bernhardplein 200, trade register number: 57593590) (the “Company”),

WHEREAS

A.	The Company and HI Holdings Playa B.V. have entered into a subscription agreement dated […] 2013 (the “Subscription Agreement”). In accordance with clause 8 (b) (xxiv) of the Subscription Agreement, the shareholder of the Company assigned certain powers to the Management Board in a shareholder resolution dated the [day] day of [month] two thousand and thirteen (the “Shareholder Resolution”).

B.	Furthermore, the investors agreement between the Company, Mr. B.D. Wardinski, Cabana Investors B.V., Playa Four Pack, L.L.C., PHR Investments S.à r.l., Marathon Playa (BEL) SPRL, Bancaja Participaciones, S.L., HI Holdings Playa B.V. and Compañia Hotelera Gran Playa Real, S. de R.L. de C.V. entered into on or around the date hereof (the “Investors Agreement”) lays down the rights of the Company’s investors.

C.	The undersigned constitute the entire Management Board.

D.	With respect to this resolution, the undersigned do not have a direct or indirect personal interest which conflicts with the interests of the Company and the enterprise connected with it.

E.	Pursuant to article [15] paragraph [2] of the Company’s articles of association (the “Articles”) the Management Board may adopt written resolutions without holding a meeting provided that all members of the Management Board are familiar with the resolution to be adopted and none of them objects to this decision-making process.

F.	There are no regulations and/or other rules (reglementen en/of andere regels) adopted by any of the Company’s corporate bodies that would preclude the Management Board from validly adopting this resolution in the present form and manner.

Schedule 21 to the Subscription Agreement

15

G.	The Company has not (i) been dissolved (ontbonden), (ii) ceased to exist pursuant to a merger (fusie), division (splitsing) or split-off (afsplitsing), (iii) had its assets placed under administration (onder bewind gesteld), (iv) been declared bankrupt (failliet verklaard) or granted a suspension of payments (surseance van betaling verleend), or (v) been the subject of a similar procedure in any jurisdiction or otherwise been limited in the right to dispose of its assets.

H.	By signing this written resolution, each of the undersigned votes in favour of the resolutions set out below.

I.	Pursuant to the Shareholder Resolution the Management Board is authorized in accordance with article [4 paragraph 7] of the Articles to resolve to issue Common Shares, and to exclude pre-emptive rights in connection therewith, for the purposes of complying with the Company’s obligations under sections 3(d), 3(e) and 10(c) of the Subscription Agreement

J.	The Management Boards wishes to resolve to issue [number] Common Shares to HI Holdings Playa B.V. (the “Issue of Shares”) pursuant to section [3(d)], [3(e)] or [10(c)] of the Subscription Agreement.

K.	The words used in this resolution to describe legal concepts, although in English, refer to Dutch legal concepts only and the consequences of the use of these words under any foreign law shall be disregarded. Capitalized terms used and not otherwise defined in this resolution shall have the meaning attributed such terms in the Investors Agreement.

RESOLUTIONS

1.	To issue [number] Common Shares to HI Holdings Playa B.V.

2.	To exclude the pre-emption rights (voorkeursrechten) of shareholders in respect of the Issue of Shares.

CONFIRMATION

The Management Board confirms the correctness and completeness of the statements in (A) up to and including (K).

(signature page follows)

Schedule 21 to the Subscription Agreement

16

This resolution may be signed in multiple counterparts. All counterparts will jointly constitute one written resolution.

MANAGEMENT BOARD OF PLAYA HOTELS & RESORTS B.V.

name	:
title	:
date	:

name	:
title	:
date	:

name	:
title	:
date	:

name	:
title	:
date	:

name	:
title	:
date	:

Schedule 21 to the Subscription Agreement

17

name	:
title	:
date	:

name	:
title	:
date	:

Schedule 21 to the Subscription Agreement

18

Schedule 22 - PoA’s

Schedule 22 to the Subscription Agreement

POWER OF ATTORNEY

PLAYA HOTELS & RESORTS B.V.

THE UNDERSIGNED

Playa Hotels & Resorts B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), having its corporate seat at Amsterdam, the Netherlands (address: 1097 JB Amsterdam, the Netherlands, Prins Bernardplein 200, trade register number 57593590) (the “Principal”),

HEREBY GRANTS an irrevocable power of attorney to:

each civil law notary, candidate civil law notary, notarial assistant and lawyer working at Nau-taDutilh N.V., both jointly and severally (the “Attorney”),

to appear for and on behalf of the Principal before one of the civil law notaries of NautaDutilh N.V., or one of their deputies, as a party to all notarial deeds drawn up by NautaDutilh N.V. whereby the Principal will:

i.	issue cumulative preferred shares in its capital to each holder of cumulative preferred shares as payment of interim dividend, all in accordance with the terms of the articles of association of the Principal and the investors agreement between the Principal, Mr. B.D. Wardinski, Cabana Investors B.V., Playa Four Pack, L.L.C., PHR Investments S.à r.l., Marathon Playa (BEL) SPRL, Bancaja Participaciones, S.L., HI Holdings Playa B.V. and Compañia Hotelera Gran Playa Real, S. de R.L. de C.V. entered into on or around the date hereof;

ii.	issue, in accordance with a subscription agreement between the Principal and HI Holdings Playa B.V. dated […] 2013 (the “Subscription Agreement”), Ordinary Shares (as defined in the Subscription Agreement) in connection with the conversion of Preferred Shares (as defined in the Subscription Agreement) into Ordinary Shares (as defined in the Subscription Agreement) in accordance with its articles of association;

iii.	issue Ordinary Shares (as defined in the Subscription Agreement), for the purposes of complying with its obligations under sections 3(d), 3(e) and 10(c) of the Subscription Agreement,

and to sign the necessary deeds, documents and forms, and further to perform all other acts considered by the Attorney to be necessary, useful or advisable in these matters, with full power of substitution and subject to the right of the Attorney to indemnification for all acts performed in connection with the above.

The Attorney may also act as attorney for one or more counterparties of the Principal.

2

This power of attorney shall expire without notice two years from the Closing Date (as defined in the Subscription Agreement).

The relationship between the Principal and the Attorney under this power of attorney shall be governed exclusively by the laws of the Netherlands.

(signature page follows)

3

This power of attorney may be signed in multiple counterparts. All counterparts will jointly constitute one power of attorney.

Playa Hotels & Resorts B.V.
name	:
title	:
date	:

Playa Hotels & Resorts B.V.
name	:
title	:
date	:

Please attach a copy of the valid passport of each signatory to this power of attorney.

4

POWER OF ATTORNEY

HI HOLDINGS PLAYA B.V.

THE UNDERSIGNED

HI Holdings Playa B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), having its corporate seat at Amsterdam, the Netherlands (address: 1101 CM Amsterdam Zuidoost, Herikerbergweg 238, trade register number: 58075550) (the “Principal”),

HEREBY GRANTS an irrevocable power of attorney to:

each civil law notary, candidate civil law notary, notarial assistant and lawyer working at DLA Piper Nederland N.V., both jointly and severally (the “Attorney”),

to appear for and on behalf of the Principal before one of the civil law notaries of NautaDutilh N.V., or one of their deputies, as a party to all notarial deeds drawn up by NautaDutilh N.V. whereby Playa Hotels & Resorts B.V. (“Playa Netherlands”) will:

i.	issue cumulative preferred shares in its capital to the undersigned as payment of interim dividend, all in accordance with the terms of the articles of association of Playa Netherlands and the investors agreement between Playa Netherlands., Mr. B.D. Wardinski, Cabana Investors B.V., Playa Four Pack, L.L.C., PHR Investments S.à r.l., Marathon Playa (BEL) SPRL, Bancaja Participaciones, S.L., the Principal and Compañia Hotelera Gran Playa Real, S. de R.L. de C.V. entered into on or around the date hereof;

ii.	issue, in accordance with a subscription agreement between Playa Netherlands and the Principal dated […] 2013 (the “Subscription Agreement”), Ordinary Shares (as defined in the Subscription Agreement) in connection with the conversion of Preferred Shares (as defined in the Subscription Agreement) into Ordinary Shares (as defined in the Subscription Agreement) in accordance with its articles of association;

iii.	issue Ordinary Shares (as defined in the Subscription Agreement), for the purposes of complying with its obligations under sections 3(d), 3(e) and 10(c) of the Subscription Agreement,

and to sign the necessary deeds, documents and forms, and further to perform all other acts considered by the Attorney to be necessary, useful or advisable in these matters, with full power of substitution and subject to the right of the Attorney to indemnification for all acts performed in connection with the above.

The Attorney may also act as attorney for one or more counterparties of the Principal.

5

This power of attorney shall expire without notice two years from the Closing Date (as defined in the Subscription Agreement).

The relationship between the Principal and the Attorney under this power of attorney shall be governed exclusively by the laws of the Netherlands.

(signature page follows)

6

This power of attorney may be signed in multiple counterparts. All counterparts will jointly constitute one power of attorney.

HI Holdings Playa B.V.
name*	:
title	:
date	:

*	If the power of attorney will be signed by Mr. P.C.G. van Duuren, no legalisation of his signature is required, since the signature of Mr. P.C.G. van Duuren has been legalised by NautaDutilh in the past.

*	If the power of attorney will be signed by Ms. S.J. van der Duijs or Mr. R.K. Sama, the below legalisation requirements are applicable:

Please take into account the following requirements when executing this power of attorney:

1.	Please attach a copy of the valid passport of the individual signing this power of attorney on the Principal’s behalf.

2.	Please have the genuineness of the signature of the individual signing this power of attorney legalized by a notary.

3.	If a notary practising outside of the Netherlands legalizes this power of attorney, please have this power of attorney furnished with an Apostille in accordance with the Convention of The Hague 1961. Please visit the following website for more information about the competent authorities to issue apostilled. http://www.hcch.net/index_en.php?act=states.listing

7

POWER OF ATTORNEY

COMPAÑIA HOTELERA GRAN PLAYA REAL, S. DE R.L. DE C.V.

THE UNDERSIGNED

Compañia Hotelera Gran Playa Real, S. de R.L. de C.V., a Mexican sociedad de responsabilidad limitada de capital variable, having its registered office at […] (the “Principal”),

HEREBY GRANTS an irrevocable power of attorney to:

each civil law notary, candidate civil law notary, notarial assistant and lawyer working at Nau-taDutilh N.V., both jointly and severally (the “Attorney”),

to appear for and on behalf of the Principal before one of the civil law notaries of NautaDutilh N.V., or one of their deputies, as a party to all notarial deeds drawn up by NautaDutilh N.V. whereby Playa Hotels & Resorts B.V. (“Playa Netherlands”) will issue cumulative preferred shares in its capital to the undersigned as payment of interim dividend, all in accordance with the terms of the articles of association of Playa Netherlands and the investors agreement between Playa Netherlands., Mr. B.D. Wardinski, Cabana Investors B.V., Playa Four Pack, L.L.C., PHR Investments S.à r.l., Marathon Playa (BEL) SPRL, Bancaja Participaciones, S.L., HI Holdings Playa B.V. and Compañia Hotelera Gran Playa Real, S. de R.L. de C.V. entered into on or around the date hereof (the “Investors Agreement”), and to sign the necessary deeds, documents and forms, and further to perform all other acts considered by the Attorney to be necessary, useful or advisable in these matters, with full power of substitution and subject to the right of the Attorney to indemnification for all acts performed in connection with the above.

The Attorney may also act as attorney for one or more counterparties of the Principal.

This power of attorney shall expire without notice two years from the Closing Date (as defined in the Investors Agreement).

The relationship between the Principal and the Attorney under this power of attorney shall be governed exclusively by the laws of the Netherlands.

(signature page follows)

8

This power of attorney may be signed in multiple counterparts. All counterparts will jointly constitute one power of attorney.

Compañia Hotelera Gran Playa Real, S. de R.L. de C.V.
name	:
title	:
date	:

Compañia Hotelera Gran Playa Real, S. de R.L. de C.V.
name	:
title	:
date	:

Please take into account the following requirements when executing this power of attorney:

1.	Please attach a copy of the valid passport of each individual signing this power of attorney on the Principal’s behalf.

2.	Please have the genuineness of the signature of each individual signing this power of attorney legalized by a notary.

3.	If a notary practising outside of the Netherlands legalizes this power of attorney, please have this power of attorney furnished with an apostille in accordance with the Convention of The Hague 1961. Please visit the following website for more information about the competent authorities to issue apostilles. http://www.hcch.net/index_en.php?act=states.listing

4.	Please have an independent lawyer (not an in-house counsel) admitted to the bar of the Principal’s jurisdiction issue a confirmation with regard to the representation of the Principal. A template of such confirmation is attached to this power of attorney as Annex A.

9

Annex A

[Letterhead law firm]

NautaDutilh N.V.

Attn. Mr. K. Koetsier / Ms. E. Seubring

P.O. Box 7061

1007 JB Amsterdam

the Netherlands

By fax and by mail

Faxnumber: [+] 31 20 71 71 111

Number of pages: [1]

[Place], [date]

Dear Sir, dear Madam,

Re: Power of attorney

I am a lawyer admitted to the bar of [Country].

Compañia Hotelera Gran Playa Real, S. de R.L. de C.V., a Mexican sociedad de responsabilidad limitada de capital variable, having its registered office at […] (the “Company”), has requested me to make the following statement with regard to the power of attorney (the “Power of Attorney”) of which a copy is attached hereto.

For the purposes of making such statement I have reviewed the following documents: (i) the Power of Attorney; (ii) the Company’s organisational documents; and (iii) such other documents as I have deemed necessary.

I hereby state that (i) Mr./Ms. [first names and last names], born on [date of birth] and bearer of passport with number […] and Mr./Ms. [first names and last names], born on [date of birth] and bearer of passport with number […] have signed the Power of Attorney, (ii) they have the power to represent the Company for the purposes of the execution of the Power of Attorney in the name and on behalf of the Company, (iii) the Company is validly existing under the laws of its jurisdiction and (iv) the Company has the power to enter into the transactions described in the Power of Attorney.

I hereby confirm that I am independent from the Company.

Yours faithfully,

10

[Name Counsel]

11

Schedule 23 – Disclaimer

This Offering Memorandum contains registered trademarks of Hyatt Hotels Corporation or its subsidiaries and affiliates (the “Trademark Owner Parties”). None of the Trademark Owner Parties, Hyatt Franchising Latin America, L.L.C., HI Holdings Playa B.V., the other existing equity investors in our parent company Playa Hotels & Resorts B.V., their respective parents, subsidiaries or affiliates or any of their respective officers, directors, members, managers, shareholders, owners, agents or employees is an issuer or underwriter of the Notes being offered hereby, plays (or will play) any role in the offer or sale of our Notes, has endorsed the offer of Notes hereby, has any responsibility for the creation or contents of this Offering Memorandum (other than, in the case of Hyatt Franchising Latin America, L.L.C. and HI Holdings Playa B.V., the description of the Hyatt Agreements), or has or will have any liability or responsibility whatsoever arising out of or related to the offer or sale of the Notes being offered hereby, including any liability or responsibility for any financial statements, projections or other financial information contained in this Offering Memorandum or otherwise disseminated in connection with the offer or sale of the Notes offered hereby .

Schedule 23 to the Subscription Agreement

Schedule 24 –Resolutions Nos. 102 and 213 re Dreams Palm Beach and

615 re Dreams Punta Cana

Schedule 24 to the Subscription Agreement

RESOLUCIÓN SGA NO. 102/09

QUE SANCIONA ADMINISTRATIVAMENTE AL HOTEL DREAMS PALM BEACH, UBICADO EN CABEZA DE TORO, PUNTA CANA, PROVINCIA LA ALTAGRACIA, POR CONTAMINACIÓN AL REFUGIO DE VIDA SILVESTRE, LAGUNA BÁVARO.

CONSIDERANDO: Que en fecha 11 de Marzo del 2009, por denuncia de contaminación en el Refugio de Vida Silvestre Laguna Bávaro, ubicada en la comunidad de Cabeza de Toro, Punta Cana, Provincía La Altagracia, un Comisión conformada por la Secretaría de Estado de Medio Ambiente y Recursos Naturales (SEMARENA), la Procuraduría para la Defensa del Medio Ambiente y los Recursos Naturales, el Servicio Nacional de Protección Ambiental (SENPA) y la Dirección General de Policía de Turismo (POLITUR), se realizó una evaluación de la situación denunciada en el área;

CONSIDERANDO: Que la referida Comisión realizó un recorrido por todas las instalaciones denunciadas e inspeccionó el Café-Bar Toro Café, el Restaurante Punto del Marisco, el Hotel Gran Oasis, el HOTEL DREAMS PALM BEACH y el Hotel Natura Park. Hoteles y Restaurantes ubicados en las proximidades y alrededores del Refugio de Vida Silvestre Laguna Bávaro, donde a cada instalación a través de las Actas de Inspección levantadas, se les informó las instrucciones precisas para fines de cumplimiento.

CONSIDERANDO: Que en la parte Norte del Refugio de Vida Silvestre Laguna Bávaro se observaron varias salidas de aguas de los Sistemas de Tratamiento de las instalaciones antes mencionadas, presentando en las zonas próximas a estos vertidos una cobertura vegetal de gramíneas y thipha domingensis de forma exuberante e invasiva, como un gran cúmulo de materia orgánica (lodos) en descomposición, cubierto por comunidades de gusanos, típicos de ambientes que se encuentran en proceso de eutrificatión;

CONSIDERANDO: Que el proceso de eutrificación es iniciado por exceso de nutrientes liberados por los Sistemas de Tratamientos, provocando desequilibrio de las condiciones físicos químicas, deplexión drástica del oxígeno disuelto y pH, crecimiento desproporcionado de organismos patógenos, estrés en las comunidades acuáticas de animales y vegetales asociadas al mismo, trastorno en su tasa metabólica que interrumpe su nutrición, reproducción y crecimiento, ocasionando la muerte por destrucción del sistema inmunológico, reduciendo significativamente las poblaciones típicas de estos ambientes en condiciones de equilibrio;

CONSIDERANDO: Que durante la inspección al HOTEL DREAMS PALM BEACH, se observó que existía una tubería de aproximadamente 12 pulgadas descargando aguas residuales procedentes de la Planta de Tratamiento de manera continua y grandes volúmenes, donde el agua fluía con olor fétido por la descomposición existente, escurriéndose directamente hacia varios puntos del Refugio de Vida Silvestre Laguna Bávaro;

CONSIDERANDO: Que durante la inspección al HOTEL DREAMS PALM BEACH, se observó el impacto al saneamiento y ecosistema del Refugio de Vida Silvestre Laguna Bávaro, situación admitida por la Gerencia del Hotel, bajo el alegando que las aguas proceden del Sistema de Enfriamiento de los Aires Acondicionados;

CONSIDERANDO: Que la Comisión mediante la entrega del Acta de Inspección a la Gerencia del HOTEL DREAMS PALM BEACH, representada por el Sr. José Corletto, recomendó (a) Comparecer por ante la Subsecretaría de Gestión Ambiental, para la presentación de los planos y memorias descriptivas del Proyecto de Tratamiento de Aguas Residuales, así como sus Permisos Ambiéntales para la construcción de sus ampliaciones;

CONSIDERANDO: Que el Informe Técnico elaborado por la Comisión actuante recomienda la aplicación de una sanción administrativa por verter las aguas de sus procesos a un Refugio de Vida Silvestre;

CONSIDERANDO: Que en virtud del Art. 2 de la Ley General sobre Medio Ambiente y Recursos Naturales, No. 64-00, las disposiciones en ella contenidas son de orden público, por lo tanto la SEMARENA está en la obligación de cumplir objetivamente con sus mandatos;

CONSIDERANDO: Que en virtud del Art. 17 de la referida Ley, la SEMARENA, es el organismo rector de la gestión del medio ambiente, los ecosistemas y los recursos naturales y, tiene como una de sus funciones procurar el mejoramiento progresivo de la gestión, administración y reglamentación relativas a la contaminación del suelo, aire y agua, para la conservación y mejoramiento de la calidad ambiental;

CONSIDERANDO: Que la Ley No. 64-00 faculta a la SEMARENA a usar las prerrogativas de su autoridad para dictar las providencias que considere procedentes para la mejor aplicación de las leyes, reglamentos y normas, garantizando siempre que los Administrados gocen de todos los derechos y garantías inherentes al debido procedimiento administrativo, que comprende el derecho a exponer sus argumentos, a ofrecer y presentar pruebas y a obtener una decisión motivada y fundamentada en el Derecho;

CONSIDERANDO: Que la Ley Sectorial de Áreas Protegidas, No. 202-04, establece que la categoría de manejo denominada Refugio de Vida Silvestre, es un área terrestre, fluvial o marítima que sirve de hábitat y/o protección a especies, animales o vegetales, que por su importancia, rareza, singularidad y/o posibilidades de extinción deben ser protegidas para preservar el equilibrio biótico ante las intervenciones humanas;

CONSIDERANDO: Que las actividades humanas en las áreas protegidas, en particular aquellas relacionadas con el turismo, deberán ajustarse a las normas científico-técnicas emitidas por la SEMARENA y las demás entidades públicas competentes, para garantizar el mantenimiento de los procesos ecológicos vitales y asegurar la permanencia y sostenibilidad de las mismas;

CONSIDERANDO: Que en su Art. 40, la Ley No. 64-00 exige que todo proyecto, obra de infraestructura, industria, o cualquier otra actividad que por sus características pueda afectar, de una u otra manera, el medio ambiente y los recursos naturales, deberá obtener de la SEMARENA, previo a su ejecución, el Permiso o Licencia Ambiental, según la magnitud de los efectos que pueda causar, por lo que aquellos proyectos que inicien sus actividades de construcción, instalación u operación, sin contar con la autorización correspondiente, deberán ser paralizados de inmediato, hasta tanto completen el proceso establecido por la referida Ley y el Reglamento del Sistema de Permisos y Licencias Ambientales de la SEMARENA;

CONSIDERANDO: Que el HOTEL DREAMS PALM BEACH por acción u omisión ha incumplimiento con varias disposiciones administrativas ambientales, tales como (a) No cumplir con los parámetros, estándares, normas técnicas o reglamentos de la SEMARENA; (b) Realizar la destrucción, degradación, menoscabo o disminución de ecosistemas naturales de las especies de flora y fauna silvestres; y (C) Realizar el vertimiento de sustancias o desechos contaminantes en suelos, ríos, lagos, lagunas, arroyos, embalses, el mar y cualquier otro cuerpo de agua.

CONSIDERANDO: Que en virtud del Art. 167 de la Ley No. 64-00, la SEMARENA queda facultada para disponer y sancionar administrativamente, con las siguientes modalidades:

1)	Multa desde medio (1/2) salario mínimo hasta tres mil (3,000) salarios mínimos vigentes, en la fecha en que se cometió la infracción, en función de la dimensión económica de la persona física o jurídica que causó el daño y de la magnitud de los daños causados;

2)	Limitación o restricción de las actividades que provocan el daño o riesgo al medio ambiente, o si fuere el caso, sujeción de las mismas a las modalidades o procedimientos que hagan desaparecer dicho perjuicio o riesgo;

3)	Decomiso y/o incautación de los objetos, instrumentos, artefactos, vehículos, materias primas, productos o artículos, terminados o no, empleados para provocar el daño;

4)	Prohibición o suspensión temporal o provisional de las actividades que generan el daño o riesgo ambiental que se trata de evitar y, en caso extremo, clausura parcial o total del local o establecimiento donde se lleva a cabo la actividad que haya generado la violación a la presente ley y otras relacionadas.

CONSIDERANDO: Que el Secretario de Estado de Medio Ambiente y Recursos Naturales es competente para dictar las medidas que estime procedentes en el campo de la Cartera a su cargo, siempre que las mismas armonicen con la Ley General sobre Medio Ambiente y Recursos Naturales;

CONSIDERANDO: Que el Salario Mínimo del Sector Público, vigente al momento de cometerse la infracción es de CINCO MIL CIENTO DIECISIETE PESOS DOMINICANOS CON 50/100 (RD$5,117.50);

CONSIDERANDO: Que conforme las disposiciones de la Ley No. 64-00, las Resoluciones Administrativas, dictadas por la SEMARENA, son independientes de la responsabilidad civil o penal que pudiera derivarse de las violaciones a la Ley;

CONSIDERANDO: Que una vez notificada o entregada esta Resolución, el administrado podrá actuar de conformidad al procedimiento establecido en la Ley No. 1494 del 2 de agosto de 1947, que establece la Jurisdicción Contenciosa Administrativa en la República Dominicana y la Ley No. 13-07 del 17 de enero de 2007, que traspasa la competencia del Tribunal Superior Administrativo al Tribunal Contencioso Tributario Administrativo;

VISTOS:

•	Ley No. 64-00, sobre Medio Ambiente y Recursos Naturales, del 18 de agosto de 2000;

•	Ley No. 1494-47, que establece la Jurisdicción Contenciosa Administrativa, del 2 de Agosto de 1947;

•	Ley No. 13-07, que traspasa la competencia del Tribunal Superior Administrativo al Tribunal Contencioso Tributario Administrativo del 17 de enero de 2007;

•	Resolución No. 18-2007, que establece el Reglamento para el Control, vigilancia e Inspección Ambiental y la Aplicación de Sanciones Administrativas, Listado de Ilícitos Administrativos y Manual de Vigilancia e Inspección, del 15 de agosto de 2007;

•	Reglamento del Sistema de Permisos y Licencias Ambientales;

•	Normas Técnicas Ambientales dictadas por la SEMARENA;

•	Poder Especial para la Aplicación de Sanciones Administrativas, del 17 de septiembre de 2008;

•	Informe del HOTEL DREAMS PALM BEACH de la Dirección de Calidad Ambiental y Protección Ambiental, sobre la Visita Técnica del 11 de marzo de 2009 y Cálculo de la Sanción Administrativa.

En virtud de las atribuciones conferidas al Secretario de Estado por la Ley No. 64-00 y transferidas a mí mediante Poder Especial, emito la siguiente:

R  E  S  O  L  U  C  I  Ó  N

PRIMERO: SANCIONAR, como por la presente SANCIONA, al HOTEL DREAMS PALM BEACH, al pago de una multa ascendente a Doscientos Ochenta y Cuatro (284) salarios mínimos, equivalentes a la suma de UN MILLÓN CUATROCIENTOS CINCUENTA Y TRES MIL TRESCIENTOS SETENTA PESOS DOMINICANOS CON 00/100 (RD$1,453,370.00), en modalidad de Cheque Certificado a nombre de la Secretaría de Estado de Medio Ambiente y Recursos Naturales.

SEGUNDO: INSTRUIR, como por la presente INSTRUYE, la ejecución de las siguientes actividades en el mes de Abril del año en curso, para el cumplimiento del próximo Informe de Cumplimiento Ambiental (ICA):

1)	Poner en operación los aireadores y los devastadores de la Planta de Tratamiento de Aguas Residuales,

2)	Enviar los Planos del Sistema de Tratamiento de Aguas Residuales, donde se observe la red de tuberías, Planta de Tratamiento , Disposición Final y Pozos de Tratamiento,

3)	Organizar el Almacén que aloja los productos químicos,

4)	Corregir el liqueo del tanque de combustible próximo al área de la caldera,

5)	Informar sobre el destino final de los residuos de aceites de cocina,

6)	Informar la fecha en que será terminada la construcción de la lavandería,

7)	Enviar un Listado de los productos químicos utilizados en el mantenimiento y/u otras actividades como su manejo y disposición,

8)	Corregir el estancamiento de aguas en el portón próximo a la lavandería,

9)	Informar sobre la empresa que manejará la disposición de los residuos sólidos peligrosos,

10)	Destinar un Almacén para muebles y equipos que estén en desuso, y

11)	Utilizar los mecanismos de lugar para ajustar los parámetros que se encuentran fuera del rango establecido por la Norma Ambiental sobre Calidad del Agua y Control de Descarga.

TERCERO: ADVERTIR, como por la presente ADVIERTE, que el HOTEL DREAMS PALM BEACH deberá cumplir con las instrucciones y medidas expresa de la Secretaría de Estado de Medio Ambiente y Recursos Naturales, so pena de las responsabilidades administrativas, civiles y penales que dichas acciones pudieran devengar.

CUARTO: La Secretaría de Estado de Medio Ambiente y Recursos Naturales de manera expresa se reserva los derechos de ejecución de la presente Resolución con la coordinación de las demás autoridades competentes necesarias después de suscrita.

QUINTO: ORDENAR, como por la presente ORDENA, que esta Resolución sea notificada mediante acto de alguacil, para que surta sus efectos legales de inmediato.

DADA en la ciudad de Santo Domingo, Distrito Nacional, Capital de la República Dominicana, a los VEINTISÉIS (26) días del mes de MARZO del DOS MIL NUEVE (2009).

Ing. Ernesto Reyna Alcántara

Subsecretario de Estado de Gestión Ambiental

RESOLUCION SGA No. 213/2009

QUE RECTIFICA LA RESOLUCIÓN SGA NO. 102/2009, QUE, SANCIONA ADMINISTRATIVAMENTE AL HOTEL DREAMS PALM BEACH, UBICADO EN CABEZA DE TORO, PUNTA CANA, PROVINCIA LA ALTAGRACIA, POR CONTAMINACIÓN AL REFUGIO DE VIDA SILVESTRE, LAGUNA BÁVARO.

CONSIDERANDO: Que la SEMARENA a través de la Subsecrataría de Gestión Ambiental sancionó administrativamente la conducta del HOTEL DREAMS PALM BEACH PUNTA CANA, por contaminación al Refugio de Vida Silvestre Laguna Bávaro, interpuesta mediante la Resolución SGA No. 102/2009 del 26-Mar-09, notificada por el ministerial Ramón Alexis De la Cruz, Alguacil Ordinario de la Cámara Penal del Juzgado de Primera Instancia del Distrito Judicial de la Provincia La Altagracia, de generales identificada en su Acto No. 215/2009 del 30-Mar-09;

CONSIDERANDO: Que el HOTEL DREAMS PALM BEACH PUNTA CANA, en fecha 14 de Abril del 2009, depositó una comunicación contra la Resolución SGA No. 102/2009 a través de su Coordinadora de Calidad y Gestión Ambiental, Cristina Guillen, en la cual solicita la reconsideración de la multa impuesta, ya que los trabajos y recomendaciónes sugeridos están en proceso de ejecución a fin de ser resueltos tan pronto como sea posible, y proponen la realización de una Inspección Técnica por parte de la SEMARENA para comprobar que los hechos que dieron lugar a la referida sanción administrativa se encuantran en proceso de ser superados y corregidos;

CONSIDERANDO: Que el Art. 169 de la Ley General sobre Medio Ambiente y Recursos Naturales, No. 64-00, establece que sin perjuicio de las sanciones que señale la ley, todo el que cause un daño al medio ambiente o a los recursos naturales, tendrá responsabilidad objetiva por los daños que pueda ocasionar, de conformídad con la presente ley y las disposiciones legales complementarias. Asimismo estará oblígado a repararlo materialmente, a su costo, si ello fuere posible, e indemnizarlo de acuerdo a la ley;

CONSIDERANDO: Que la Reconsideración depositada per el HOTEL DREAMS PALM BEACH PUNTA CANA, en fecha 14 de Abril del 2009, a través de su Coordinadora de Calidad y Gestión Ambiental, Cristina Guillen, está precedido de razones sustentables y que responden al hecho de complímiento frente a la corrección de los hechos que dieron a lugar la sanción administrativa y como será debidamente verificado por la Subsecretaría de Gestión Ambiental;

CONSIDERANDO: Que el Recurrente cuenta con su derecho a interponer Recurso, Jerárquico en caso de no estar conforme con las decisiones de está Reconsideración, frente al Secretario de Estado de Medio Ambiente Recursos Naturales, de acuerdo a las disposiciones de la Jurisdicción Contenciosa Tributaria Administrativa;

VISTOS:

•	Ley No. 1494, que establece la Jurisdicción Contenciosa Administrativa;’

•	Ley No. 64-00, sobre Medio Ambiente y Recursos Naturales;

•	Ley No. 13-07, que traspasa la competencia del Tribunal Superior Administrativo al Tribunal Contencioso Tributario Administrativo;

•	Comunicación depositada por el HOTEL DREAMS PALM BEACH PUNTA CANA.

En virtud de las atribuciones conferidas al Secretario de Estado y transferidas a los Subsecretarios de Estado mediante Resolución, emito la siguiente:

R  E  S  O  L  U  C  I  Ó  N

PRIMERO: DECLARAR, como por la presente DECLARA, el RECURSO DE RECONSIDERACIÓN depositado en fecha Catorce (14) de Abril del Dos Mil Nueve (2009) del HOTEL DREAMS PALM BEACH PUNTA CANA, ADMISIBLE en cuanto a la forma, por haber sido dirigido a la misma autoridad que la expidió, dentro del plazo establecido por la Ley.

SEGUNDO: RECTIFICAR, como por la presente RECTIFICA, en parte la sanción administrativa impuesta mediante la Resolución SGA No. 102/2009 del 26-Mar-09, para que en lo adelante se ordene el pago de CIENTO CUARENTA Y DOS (142) salarios mínimos, equivalentes a la suma de SETECIENTOS VEINTISEIS MIL SEISCIENTOS OCHENTA Y CINCO PESOS DOMINICANOS CON 00/100 (RD$726,685.00), en modalidad de Cheque Certificado a nombre de la Secretaríat de Estado de Medio Ambiente y Recursos Naturales.

TERCERO: ADVERTIR, como por la presente ADVIERTE, que el HOTEL DREAMS PALM BEACH PUNTA CANA deberá cumplir con las instrucciones y medidas expresa de la Secretaría de Estado de Medio Ambiente y Recursos Naturales, indicadas en la Resolución SGA No. 102/2009 del 26-Mar-09, so pena de las responsabilidades administrativas, civiles y penales que dichas acciones pudieran devengar.

CUARTO: La Secretaría de Estado de Medio Ambiente y Recursos Naturales de manera expresa se reserva los derechos de ejecución de la presente Resolución con la coordinación de las demás autoridades competentes necesarias después de suscrita.

QUINTO: ORDENAR, como por la presente ORDENA, que esta Resolución sea notificada mediante acto de alguacil, para que surta sus efectos legales de inmediato.

DADA en la ciudad de Santo Domingo, Distrito Nacional, Capital de la República Dominicana, a los DOS (2) dias del mes de JUNIO del DOS MIL NUEVE (2009).

Ing. Ernesto Reyna Alcántara

Subsecretario de Estado de Gestión Ambental

RESOLUCIÓN SGA NO. 615/09

QUE SANCIONA ADMINISTRATIVAMENTE EL HOTEL DREAMS PUNTA CANA RESORT & SEA, UBICADO EN LA SECCIÓN UVERO ALTO, BAVARO HIGUEY EN EL MUNICIPIO DE BAVARO PROVINCIA LA ALTAGRACIA.

CONSIDERANDO: Que el HOTEL DREAMS PUNTA CANA RESORT & SPA, es una instalación con 620 habitaciones, 817 empleados, con un nivel aproximado de ocupación de un 85% al año, se encuentra ubicado en la sección Uvero Alto Municipio de Bávaro Provincia La Altagracia.

CONSIDERANDO: Que la Subsecretaría de Estado de Gestión Ambiental a través del departamento de Calidad Ambiental, en una acción propia de sus obligaciones, consistente en llevar a cabo el programa para el control, vigilancia e inspección Ambiental, realizó una visita de monitoreo al HOTEL DREAMS PUNTA CANA RESORT & SPA el Siete (07) de Mayo del 2009

CONSIDERANDO: Que al momento de la inspección la SEMARENA no ha hecho la entrega de la autorización correspondiente para que el HOTEL DREAMS PUNTA CANA RESORT & SPA pueda llevar a cabo sus actividades,

CONSIDERANDO: Que la comisión técnica que realizó la acción de monitoreo en su inspección, estableció los ilícitos ambientales que se describen a continuación:

•	El HOTEL DREAMS PUNTA CANA RESORT & SPA no tiene Autorización Ambiental para llevar a cabo sus actividades

•	Iniciaron la construcción de la obra sin el permiso Ambiental correspondiente

•	Depositan, filtran o sotierran sustancias contaminantes sin cumplir con las normas establecidas

•	No cumplen con los parámetros, estándares, normas, técnicas o reglamentos de emisión de vertidos de aguas residuales tratadas y manejo de desechos

•	No cuentan con una disposición final, comprobado por la existencia de derrame que han produciendo contaminación en el suelo

CONSIDERANDO: Que los niveles de incumplimiento de las recomendaciones hechas por la SEMARENA, las cuales están recogidas en el informe técnico presentado por el Departamento de Calidad de la Subsecretaría de Estado de Gestión Ambiental son muy elevados;

CONSIDERANDO: Que el artículo 167 de la ley 64-00 en su Párrafo I dispone: Las personas o entidades jurídicas que no cumplan con las ordenes, emplazamientos y recomendaciones emanada de la SEMARENA, serán objeto del retiro temporal o definitivo de la autorización para ejercer o efectuar las actividades que los causaren, sin perjuicios de otras sanciones que pueda dictar el tribunal competente.

CONSIDERANDO: Que existen pruebas suficientes para establecer que el HOTEL DREAMS PUNTA CANA RESORT & SPA ha actuado en franca violación a lo establecido en el marco jurídico ambiental en el que debió ajustar sus actividades, al proceder incumpliendo con los parámetros establecidos por las Normas Ambientales y las disposiciones de su permiso;

CONSIDERANDO: Que a partir del principio de la intervención mínima del Estado, la Secretaría ha recibido por ley la faculated de sancionar las personas que han violado los reglamentos y normas estructuradas de conformidad con la ley que la crea.

CONSIDERANDO: Que según lo instituye el articulo 2 de la Ley No. 64-00, las disposiciones contenidas en la presente ley son de orden público;

CONSIDERANDO: Que a partir de lo que dispone el (Art. 17 de la ley 64-00) la SEMARENA, es el organismo rector de la gestión del medio ambiente, los ecosistemas y los recursos naturales y, tiene como una de sus funciones procurar el mejoramiento progresivo de la gestión, administración y reglamentación relativas a la contaminación del suelo, aire y agua, para la conservación y mejoramiento de la calidad ambiental;

CONSIDERANDO: Que la Ley General sobre Medio Ambiente y Recursos Naturales faculta a la SEMARENA a usar las prerrogativas de su autoridad para dictar las providencias que considere procedentes para la mejor aplicación de las leyes y reglamentos;

CONSIDERANDO: Que (Art. 27) se han aplicado los instrumentos de gestión ambiental pertinentes al caso como son (Inciso 8) la vigilancia e inspección ambiental bajo el amparo (inciso 2) de la Ley 64-00 y las normas ambientales;

CONSIDERANDO: Que es inaplazable la elaboración, adopción y puesta en práctica de las medidas de previsión, control y corrección de la degradación del medio ambiente, que garanticen a la población el disfrute de un entorno sano;

CONSIDERANDO: Que la SEMARENA queda facultada por medio al Art. 167 de la ley 64-00 para disponer y sancionar administrativamente, con:

1)	Multa desde medio (1/2) salario mínimo hasta tres mil (3,000) salarios mínimos vigentes, en la fecha en que se cometió la infracción, en funcion de la dimensión económica de la persona física o jurídica que causó el daño y de la magnitud de los daños causados;

2)	Limitación o restricción de las actividades que provocan el daño o riesgo al medio ambiente, o si fuere el caso, sujeción de las mismas a las modalidades o procedimientos que hagan desaparecer dicho perjuicio o riesgo;

CONSIDERANDO: Que el Secretario de Estado de Medio Ambiente y Recursos Naturales es competente para dictar las medidas que estime procedentes en el campo de la Cartera a su cargo, siempre que las mismas armonicen con la Ley General sobre Medio Ambiente y Recursos Naturales;

CONSIDERANDO: Que el salario mínimo vigente en el sector público al momento de cometerse la infracción es de Cinco Mil Ciento Diecisiete Pesos Dominicanos con 50/100 (RD$5,117.50);

CONSIDERANDO: Que existen parámetros establecidos por las normas ambientales, y que la HOTEL DREAMS PUNTA CANA RESORT & SPA, esta en incumplimiento de la normas ambientales;

VISTOS:

•	Ley No. 64-00, sobre Medio Ambiente y Recursos Naturales, del 18 de agosto de 2000;

•	Ley No. 13-07, que traspasa la competencia del Tribunal Superior Administrativo al Tribunal Contencioso Tributario Administrativo del 17 de enero de 2007;

•	Resolución No. 18–2007, que establece el Reglamento para el Control, vigilancia e Inspección Ambiental y la Aplicación de Sanciones Administrativas, Listado de Ilícitos Administrativos y Manual de Vigilancia e Inspección, del 15 de agosto de 2007;

•	Poder Especial para la Aplicación de Sanciones Administrativas, del 17 de septiembre de 2008;

•	Oficio SGA/DCA-2653-09 remitiendo el Informe y Cálculo de Sanción Administrativa de la Dirección de Calidad Ambiental de la Subsecretaría de Gestión Ambiental

POR TODAS ESTAS RAZONES, la SEMARENA actuando en virtud de sus atribuciones legales, emite la siguiente:

RESOLUCION

PRIMERO: ORDENAR, como al efecto ORDENA, la Paralización de manera provisional, de las actividades del HOTEL DREAMS PUNTA CANA RESORT & SPA ubicado en la sección Uvero Alto Municipio de Bávaro Provincia La Altagracia, hasta tanto cumpla con las recomendaciones de la SEMARENA las cuales transcribimos en el cuadro de mas abajo, fundamentado en el principio de Prevención y Precaución.

No.	Actividad	Plazo de Cumplimiento
1	Caracterizar durante 24 horas el efluente enviado a la planta de tratamiento de aguas residuales,	Inmediatamente

2	Reportar el volumen de agua residual a tratar enviada por cada hotel	Inmediatamente

3	Reportar el volumen de agua residuales enviada a la planta de tratamiento de aguas residuales, de la empresa INVERMAX, exigir copia de los análisis realzado a la Planta de Tratamiento	Inmediatamente

4	Reportar la cantidad de aceites usados, entregado a la empresa desechos de aceites de freidurías de aceite	Inmediatamente

5	Realizar la limpieza de las trampas de grasas con una empresa que tenga autorización Ambiental para realizar ese servicio Ambiental	Inmediatamente

6	Dotar de los medios de protección a los empleados cuando estén realizando la operación de fumigación en la instalación	Inmediatamente

7	Organizar los alambres de fluido eléctrico que están en el cálcamo de la lavandería	Inmediatairiente

8	Entregar las lámparas fluorescentes usada a una empresa con autorización Ambiental para realizar ese tipo de servicios	Inmediatamente

PÁRRAFO: Los plazos otorgados para el cumplimiento de las actividades descritas, comenzarán a correr a partir de la Notificación de la presente Resolución y estarán sujetos a revisión por parte de la Subsecretaría de Estado de Gestión Ambiental.

SEGUNDO: SANCIONAR, como por la presente se SANCIONA, a la HOTEL DREAMS PUNTA CANA RESORT & SPA al pago de 648 salarios mínimos, ascendentes a TRES MILLONES TRESCIENTOS DIECISEIS MIL CINETO CUARENTA PESOS DOMINICANOS CON 00/100 (RD$3,316,140.00), pagaderos en cheque certificado a nombre de la Secretaria de Estado de Medio Ambiente y Recursos Naturales;

TERCERO: La Secretaría de Estado de Medio Ambiente y Recursos Naturales de manera expresa se reserva los derechos de ejecución de la presente Resolución con la coordinación de las demás autoridades competentes necesarias después de suscrita.

CUARTO: ORDENAR, como la presente ORDENA, que esta Resolución sea notificada mediante acto de alguacil, para que surta sus efectos legales de inmediato.

DADA, en la ciudad de Santo Domingo, Distrito Nacional, Capital de la República Dominicana, a los Seis (6) días del mes de Agosto del año Dos Mil Nueve (2009).

ING. ERNESTO REYNA ALCANTARA

Subsecretario de Estado de Gestión Ambiental

Schedule 25 – Master Development Agreement

Schedule 25 to the Subscription Agreement

MASTER DEVELOPMENT AGREEMENT

Between

Playa Hotels & Resorts, B.V.

and Hyatt Franchising Latin America, L.L.C.

For

The Development Market Area

[date]

i

(continued)

ii

MASTER DEVELOPMENT AGREEMENT

Hyatt All-Inclusive Resorts

(The Development Market Area)

THIS MASTER DEVELOPMENT AGREEMENT (this “Agreement”), dated as of [date] (the “Execution Date”), is entered into by and between:

(1)	Playa Hotels & Resorts, B.V. (“Newco”), a private limited liability company organized and existing under the laws of the Netherlands with its registered address at Prins Bernhardplein 200, 1097 JB Amsterdam, the Netherlands; and

(2)	Hyatt Franchising Latin America, L.L.C. (“Hyatt”), a limited liability company organized and existing under the laws of the State of Delaware (U.S.A.) with its principal place of business located at 71 South Wacker Drive, Chicago, Illinois 60606, U.S.A.

Hyatt and Newco are hereinafter collectively referred to as the “Parties” and each individually as a “Party”.

PRELIMINARY STATEMENT

Newco (through its officers, directors and/or employees) has experience in the development, management and operation of all-inclusive resorts, hotels and other lodging facilities in the Development Market Area (defined below). Hyatt has the right to grant franchises for the establishment and operation of Hyatt All-Inclusive Resorts (defined below) in the Development Market Area. Newco wishes to enter into this Agreement for the development, ownership and management of Hyatt All-Inclusive Resorts within the Development Market Area.

NOW, THEREFORE, in consideration of the covenants, mutual benefits to be derived, and the representations and warranties, conditions and promises herein contained and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1 Definitions.

In this Agreement, in addition to terms otherwise defined herein, the following words and expressions shall have the following meanings, unless they are inconsistent with the context:

“ADS” shall mean the online travel agencies and other alternative distribution systems that Hyatt may periodically authorize or require for a Newco HAI Resort and the similarly situated Participating Hotels (subject to Reasonable Deviations).

“Affiliate” shall mean, with respect to a party, any person or entity directly or indirectly owned or controlled by, under common control with, or owning or controlling, such party. For purposes of this definition, “control” shall mean the power to direct or cause the direction of management and policies. For purposes of this Agreement, Newco shall not be deemed an Affiliate of Hyatt, despite Hyatt’s (or its Affiliate’s) ownership interest in Newco.

“Agreement Year” shall mean the calendar twelve (12)-month period coinciding with a calendar year, except that: (i) the first (1st) Agreement Year shall commence on the Execution Date and end on December 31, 2014; and (ii) the fifth (5th) Agreement Year shall commence on January 1, 2018 and end on the fifth (5th) anniversary of the Execution Date.

“Applicable Laws” shall mean all laws, ordinances, regulations, rules, administrative orders, decrees and policies of any government, governmental agency or department of any country, block of countries or political subdivision in the Development Market Area or elsewhere applicable to either of the Parties, their Affiliates or the Hyatt All-Inclusive Resorts.

“Application” shall have the meaning set forth in Section 4.1.

“Brand Owner” shall mean any entity that (a) is a franchisor, licensor or owner of a Competing Brand (defined below) or manages or otherwise operates hotels exclusively for the franchisor, licensor or owner of a Competing Brand (a “Brand Company”), (b) has an Affiliate that is a Brand Company, or (c) has a direct or indirect owner that is a Brand Company. A “Competing Brand” is a hotel concept or brand for all-inclusive hotels or resorts that has at least twelve (12) hotels operating under that concept’s or brand’s trade name(s) anywhere in the world and that directly competes with any Hyatt All-Inclusive Resorts, as reasonably determined by the parties. To the extent there is a reasonable dispute between the parties as to whether the Competing Brand directly competes with any Hyatt All-Inclusive Resorts, such dispute shall be submitted for resolution pursuant to Article 12.

“Brand Standards” shall mean the Review Standards, Design Standards and the System Standards.

“Business Plan” shall have the meaning set forth in Section 2.6.

“Chain Marketing Services Agreement” shall mean the Chain Marketing Services Agreement entered into between the Hotel Owner for the relevant Newco HAI Resort and Hyatt LACSA Services, Inc.

“Confidential Information” shall mean Hyatt Confidential Information and Newco Proprietary Information, collectively or individually, as the context may require.

“Controlling Owner” shall mean an individual or legal entity holding a direct or indirect Controlling Ownership Interest in Newco.

“Controlling Ownership Interest” in a legal entity shall mean, whether directly or indirectly, either (a) the record or beneficial ownership of, or right to control, more than fifty percent (50%) of the investment capital, equity, rights to receive profits or losses, or other rights to participate in the results of the entity, or (b) the effective control of the

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power to direct or cause the direction of that entity’s management and policies, including a general partnership interest (with respect to an entity that is a partnership) and a manager or managing member interest (with respect to an entity that is a limited liability company), or the power to appoint or remove any such party. In the case of (a) or (b), the determination of whether a “Controlling Ownership Interest” exists is made both immediately before and immediately after a proposed transfer.

“Copyrighted Materials” shall mean all copyrightable materials that Hyatt or its Affiliate periodically develops and Hyatt periodically designates for use in connection with the Hotel System, including the Manual, videotapes, CDs/DVDs, marketing materials (including advertising, promotional, and public relations materials), architectural drawings (including the Design Standards and all architectural plans, designs, and layouts such as, without limitation, site, floor, plumbing, lobby, electrical, and landscape plans), building designs, and business and marketing plans, whether or not registered with any copyright office.

“CRS” shall mean the central reservations system and related services for a Newco HAI Resort and the similarly situated Participating Hotels, as Hyatt may periodically modify it.

“Design Standards” shall mean the standards that Hyatt periodically prescribes detailing certain design criteria to be incorporated into the design and layout of the Hyatt All-Inclusive Resorts, as Hyatt determines them.

“Development Market Area” shall mean Mexico, Costa Rica, the Dominican Republic, Jamaica, Panama and, subject to Section 3.4, Cuba, as their boundaries exist as of the Execution Date.

“Development Schedule” shall have the meaning set forth in Section 3.2.

“Dispute Information” shall have the meaning set forth in Section 12.10.

“GDS” shall mean the global distribution systems that Hyatt periodically authorizes or requires for a Newco HAI Resort and the similarly situated Participating Hotels (subject to Reasonable Deviations).

“Gold Passport Agreement” shall mean the “Gold Passport” Agreement entered into between the Hotel Owner for the relevant Newco HAI Resort and Hyatt LACSA Services, Inc.

“Gross Revenue” shall mean all revenues and income of any kind derived, directly or indirectly, from the operation of the relevant Hyatt All-Inclusive Resort, including all package revenue and non-package revenue, all food and beverage revenues, all spa and fitness center revenues, and all other revenues, including rents and fees payable from commercial leases and concession payments from concessionaires managed by the Hotel. If the Hyatt All-Inclusive Resort receives any proceeds from any business interruption insurance covering its operation, then Gross Revenue will include an amount equal to the imputed gross revenues that the insurer used to calculate those proceeds. Without

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limiting the generality of the foregoing, it is the Parties’ intention that “Gross Revenue” shall have the same meaning as the Total Revenue for Total Operated Departments in accordance with, and as defined in, the Uniform System of Accounts for the Lodging Industry, Tenth Edition (Educational Institute of the American Hotel and Motel Association, publisher), or a later edition Hyatt approves.

“HAI Resort Brands” shall mean the “XXX” brand and the “YYY” brand.

“Hotel Owner” shall mean either a Newco Hotel Owner or a Third Party Hotel Owner.

“Hotel System” shall mean the concept and system associated with the establishment and operation of the Hyatt All-Inclusive Resorts, as Hyatt periodically modifies it. The Hotel System now includes: (a) the Proprietary Marks; (b) all Copyrighted Materials; (c) all Hyatt Confidential Information; (d) the Design Standards; (e) the CRS; (f) the required or authorized GDS and ADS; (g) management, personnel, and operational training programs, materials, and procedures; (h) System Standards described in the Manual or in other written or electronic communications; (i) marketing, advertising, and promotional programs; and (j) Mandatory Services and Non-Mandatory Services.

“Hyatt-Affiliated Hotels” shall mean the Hyatt All-Inclusive Resorts and other hotels that from time to time are owned and/or operated by Hyatt, its Affiliates, or its or their franchisees or licensees under the name “Hyatt” or another brand owned by the Hyatt Group, whether with or without another sub-brand name, including Andaz hotels, Hyatt hotels, Hyatt Regency hotels, Grand Hyatt hotels, Park Hyatt hotels, Hyatt Place hotels, and Hyatt House hotels.

“Hyatt Agreements” shall mean the Franchise Agreement for a Newco HAI Resort, and the ancillary agreements, including: (a) the Reservations Agreement; (b) the Chain Marketing Services Agreement; (c) the Gold Passport Agreement, (d) the Trademark Sublicense Agreement, and (e) as applicable, the Technical Services Agreement.

“Hyatt All-Inclusive Resort” shall mean an all-inclusive resort operated under either HAI Resort Brand and other Proprietary Marks and other aspects of the Hotel System.

“Hyatt Confidential Information” shall mean all (a) information, methods, formats, specifications, standards, systems, procedures, knowledge, proprietary know-how and experience, in tangible or intangible form, developed by or for Hyatt or any of its Affiliates, or acquired by Hyatt or any of its Affiliates, and used in owning, developing operating, franchising or licensing Hyatt-Affiliated Hotels; and (b) all data and other information regarding the guests of the applicable Newco HAI Resort, any other Hyatt All-Inclusive Resorts or any other Hyatt-Affiliated Hotel.

“Hyatt Group” shall mean Hyatt and any of its Affiliates who from time to time provide goods or services to Hyatt All-Inclusive Resorts and/or other Participating Hotels.

“Initial Conversion Resort” shall have the meaning set forth in Section 2.6.

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“Investors’ Agreement” shall mean the Investors’ Agreement dated on or about the Execution Date among Newco and the investors identified on the signature pages thereto regarding the relevant parties’ rights and obligations in connection with their ownership interest in Newco.

“Losses” shall mean any and all losses, expenses, obligations, diminutions in value, liabilities, damages (actual, consequential, or otherwise), and reasonable defense costs that an indemnified party incurs. For purposes of this definition, defense costs include accountants’, arbitrators’, attorneys’, and expert witness fees, costs of investigation and proof of facts, court costs, travel and living expenses, and other expenses of litigation, arbitration, or alternative dispute resolution, regardless of whether litigation, arbitration, or alternative dispute resolution is commenced.

“Management Agreement” shall mean the hotel management agreement between a Hotel Owner and OpCo for the management of the relevant Newco HAI Resort.

“Mandatory Services” are certain mandatory System Services that one or members of the Hyatt Group currently provides to a Newco HAI Resort and the similarly situated Participating Hotels.

“Manual” shall mean Hyatt’s confidential manuals, as amended from time to time.

“Newco HAI Resorts” shall mean the Hyatt All-Inclusive Resorts developed and owned by a Hotel Owner pursuant to this Agreement.

“Newco Hotel Owner” shall mean an Affiliate of Newco in which Newco holds the Controlling Ownership Interest, and which is the owner of, or has the right to occupy, the Site of a Newco HAI Resort.

“Newco Proprietary Information” shall mean all information, methods, formats, specifications, standards, systems, procedures, knowledge, proprietary know-how and experience, in tangible or intangible form, developed by or for Newco (including its predecessor) or any of its Affiliates, or acquired by Newco (including its predecessor) or its Affiliates, used in owning, developing or operating all-inclusive resorts that are not Newco HAI Resorts (including those all-inclusive resorts prior to their conversion to Newco HAI Resorts). All Newco Proprietary Information shall specifically exclude any Hyatt Confidential Information.

“Non-Mandatory Services” are System Services that are not Mandatory Services.

“OpCo” shall mean one or more Affiliates of Newco in which Newco owns and controls the full one hundred percent (100%) of the ownership interest, which will manage all of the Newco HAI Resorts.

“Owner” shall mean any person holding a direct or indirect ownership interest (whether of record, beneficially, or otherwise) or voting rights in Newco, including any person who has a direct or indirect interest in Newco or this Agreement, and any person who has any other legal or equitable interest, or the power to vest in himself or herself any legal or equitable interest, in their revenue, profits, rights, or assets or any capital appreciation relating thereto. However, for the purpose of this Agreement only, “Owner” does not include Hyatt or any of its Affiliates.

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“Participating Hotels” shall mean: (a) with respect to Chain Marketing Services provided under the Chain Marketing Services Agreement, (i) for Newco HAI Resorts located in the Dominican Republic, Jamaica or Cuba, such Newco HAI Resorts and full-service Hyatt-Affiliated Hotels (currently, Andaz hotels, Hyatt hotels, Hyatt Regency hotels, Grand Hyatt hotels and Park Hyatt hotels) located in the United States, Canada, Bermuda and the islands of the Caribbean, and (ii) for Newco HAI Resorts located in Mexico, Costa Rica or Panama, such Newco HAI Resorts and full-service Hyatt-Affiliated Hotels (currently, Andaz hotels, Hyatt hotels, Hyatt Regency hotels, Grand Hyatt hotels and Park Hyatt hotels) located in the Region, excluding Bermuda and the islands of the Caribbean; and (b) with respect to other System Services (including the Reservation Services provided under the Reservations Agreement, GP Program provided under the Gold Passport Agreement, and other System Services other than the Chain Marketing Services), for all Newco HAI Resorts, such Newco HAI Resorts and full-service Hyatt-Affiliated Hotels (currently, Andaz hotels, Hyatt hotels, Hyatt Regency hotels, Grand Hyatt hotels and Park Hyatt hotels) located in the Region.

“Proceeding” means any claim asserted or inquiry made (whether formally or informally), and any legal action, investigation or other proceeding (including any arbitration proceeding) brought, by any governmental agency or other person or entity.

“Proprietary Marks” shall mean the HAI Resort Brands and such other trade names, trademarks, service marks, logos, slogans, trade dress, domain names, and other designations of source and origin (including all derivatives of the foregoing) that Hyatt or its Affiliate periodically develops and Hyatt periodically designates for use in connection with the Hotel System.

“Reasonable Business Judgment” shall mean that Hyatt’s action or inaction has a business basis that is intended to benefit the network of Hyatt All-Inclusive Resorts in the Region or the profitability of the network, including Hyatt and its Affiliates, regardless of whether some individual hotels may be unfavorably affected; or to increase the value of the Proprietary Marks; or to increase or enhance overall hotel guest or franchisee or owner satisfaction; or to minimize possible brand inconsistencies or customer confusion.

“Reasonable Deviations” shall mean that, if the market area or unique circumstances of a Newco HAI Resort warrant, then, in Hyatt’s Reasonable Business Judgment, Hyatt may apply an aspect of the Hotel System, System Standard, requirement or other term or condition to such Newco HAI Resort in a manner which differs from the manner in which that aspect of the Hotel System, requirement or other term or condition applies to one or more other similarly situated Hyatt All-Inclusive Resorts in the Region. In determining which Hyatt All-Inclusive Resorts in the Region are similarly situated with the relevant Newco HAI Resort, Hyatt may consider, among other factors it determines in its sole judgment, the market in which the relevant Newco HAI Resort and other Hyatt All-Inclusive Resorts operate.

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“Region” shall mean Latin America and the Caribbean (that is, all of the Americas south of the United States of America).

“Reservations Agreement” shall mean the Reservations Agreement entered into between the Hotel Owner for the relevant Newco HAI Resort and Hyatt LACSA Services, Inc.

“Restricted Brand Company” shall mean Marriott International, Inc., Hilton Worldwide Inc., Starwood Hotels & Resorts Worldwide, Inc., InterContinental Hotels Group, Accor Hotels Worldwide, any of their respective Affiliates, and/or any of their successors in interest.

“Restricted Brands” means any hotel concept or brand for all-inclusive hotels or resorts that is owned by or exclusively licensed to a Restricted Brand Company.

“Restricted Persons” shall mean persons identified from time to time by any governmental or legal authority in the United States of America, the European Union, and the United Nations under applicable laws as a person with whom dealings and transactions by Hyatt and/or its Affiliates are prohibited or restricted, including persons designated on the U.S. Department of the Treasury’s Office of Foreign Assets Control (OFAC) List of Specially Designated Nationals and Other Blocked Persons (including terrorists and narcotics traffickers).

“Review Standards” shall mean standards, specifications, procedures, and rules for selecting Sites and owners of Hyatt All-Inclusive Resorts, as Hyatt may modify from time to time in its sole discretion.

“Rules” shall have the meaning set forth in Section 12.1.

“Site” shall mean the real estate property acquired or leased by the relevant Hotel Owner for the establishment and operation of a Hyatt All-Inclusive Resort.

“System Services” shall mean those services, programs and policies generally made available or required by the Hyatt Group from time to time on a central, regional, or other shared or group basis (whether in whole or in part) to Newco HAI Resorts and the similarly situated Participating Hotels. System Services include all of the Mandatory Services and Non-Mandatory Services (each defined below). Hyatt may from time to time add to, delete from, and otherwise modify these System Services, the scope of and manner of providing System Services, and the method of calculating costs for System Services among Participating Hotels (subject to the provisions in the other Hyatt Agreements), provided, such new or changed method of calculating costs shall be done on a fair and equitable basis.

“System Services Charges” shall mean the amounts that the Hyatt Group charges the relevant Newco HAI Resort, and such Newco HAI Resort must pay, for its share of the System Services Costs attributable to the System Services in which it participates (or is obligated to participate), as periodically determined by the Hyatt Group, including services provided under the Chain Marketing Services Agreement, the Reservations

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Agreement, and the Gold Passport Agreement, as calculated and set forth therein. System Services Charges shall be determined on the same basis as such amounts are determined for substantially all other similarly situated Participating Hotels, without mark-up, except as may be required by law or as the Hyatt Group may impose on Non-Mandatory Services that a Participating Hotel elects to acquire. The method of calculation of the System Services Costs among the similarly situated Participating Hotels may change from time to time at the reasonable discretion of the Hyatt Group, provided that (a) such change shall be implemented on the same basis at substantially all similarly situated Participating Hotels, and (b) such method of calculation shall at all times be determined on a reasonable, fair and non-discriminatory basis.

“System Services Costs” shall mean, with respect to any of the System Services in which the relevant Newco HAI Resort participates (or is required to participate), all costs actually incurred or properly accrued by any member of Hyatt Group during the period of determination in respect of the provision of such System Services, including (v) any costs or expenses payable to third party vendors or employees of any member of the Hyatt Group (including support personnel) directly engaged in the rendition of such System Services, (w) occupancy costs, (x) costs of equipment leases and capital improvements, (y) administrative expenses attributable to such services, and (z) calculation of related carrying costs.

“System Standards” shall mean standards, specifications, procedures, and rules for operations, marketing, construction, equipment, furnishings, and quality assurance that Hyatt implements and may periodically modify for the Hyatt All-Inclusive Resorts in the Development Market Area.

“Technical Services Agreement” shall mean the Technical Services Agreement, if any, entered into between the Hotel Owner for the relevant Newco HAI Resort and an Affiliate of Hyatt.

“Trademark Sublicense Agreement” shall mean the Trademark Sublicense Agreement entered into between the Hotel Owner for the relevant Newco HAI Resort and an Affiliate of Hyatt.

“Third Party Hotel Owner” shall mean either: (i) an entity in which Newco owns less than a Controlling Ownership Interest (specifically including those entities in which Newco owns no ownership interest at all), or (ii) an entity that is otherwise unaffiliated with Newco, and in each case, which is the owner of, or has the right to occupy, the Site of a Newco HAI Resort.

“U.S. Dollars” and “US$” shall mean United States Dollars, the lawful currency of the United States of America.

1.2 Rules of Interpretation and Construction.

1.2.1 Except where the context otherwise requires, words denoting the singular include the plural and vice versa, words denoting any one gender include all genders.

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1.2.2 The references to articles, sections and exhibits are, unless otherwise stated, to articles, sections and exhibits to this Agreement.

1.2.3 Article and section headings in this Agreement are for ease of reference only and do not affect the construction of any provision of this Agreement.

1.2.4 The terms “include”, “including” and similar terms shall be construed as if followed by the phrase “without being limited to.”

1.2.5 The terms “hereof”, “herein”, “hereto” and words of similar import refer to this Agreement as a whole and not to any particular article, section, subsection or paragraph of this Agreement.

1.2.6 A reference to any agreement is a reference to that agreement and all exhibits, schedules, appendices and the like incorporated therein, as the same may be amended, modified, supplemented, waived, varied, added to, substituted, replaced, renewed or extended from time to time.

1.2.7 No rule of construction providing that the terms of this Agreement shall be construed to the disadvantage of either Party by virtue of such Party’s preparing or drafting this Agreement shall be applicable hereto; each Party to this Agreement shall have access to the advice of legal counsel, and the Parties hereby agree that no such rule of construction shall apply to the interpretation of any provision herein contained.

1.2.8 The term “person,” as the context requires, shall mean an individual (and the heirs, executors, administrators, or other legal representatives of an individual), a partnership, a joint venture, a firm, a company, a corporation, a government or any department or agency thereof, a trustee, a trust, an unincorporated organization, or any other legal entity of whatever kind or nature.

ARTICLE 2

DEVELOPMENT RIGHTS AND OBLIGATIONS

2.1 Grant.

Hyatt hereby grants to Newco, pursuant to the terms and conditions of this Agreement, the right to develop and own (through Hotel Owners), and to manage (through OpCo), Hyatt All-Inclusive Resorts in the Development Market Area. Each Newco HAI Resort will be licensed by Hyatt (or its Affiliate) pursuant to the relevant Hyatt Agreements, and managed by OpCo pursuant to the relevant Management Agreement.

2.2 Territorial Restrictions on Hyatt and its Affiliates.

During the Term, except for the Newco HAI Resorts and subject to Section 2.5.4, neither Hyatt nor any of its Affiliates will open or operate, or authorize any other party (whether under a license or franchise from Hyatt or its Affiliates or otherwise) to open or operate, (a) any other Hyatt All-Inclusive Resorts the physical premises of which are located within the Development Market Area, or (b) any other all-inclusive resorts under another brand developed or owned, directly or indirectly, by Hyatt or its Affiliates other than the Hyatt HAI Resort Brands (“Other Hyatt All-Inclusive Resorts”) the physical premises of which are located within the Development Market Area.

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2.3 Territorial Restrictions on Newco and its Affiliates.

2.3.1 During the period beginning on the Execution Date and ending on first date upon which both (i) there are fewer than three (3) franchise agreements then in effect with Newco and/or its Affiliates for the operation of Hyatt All-Inclusive Resorts, and (ii) Hyatt’s (and its Affiliates’) aggregate ownership percentage in Newco on a fully-diluted, as-converted basis is less than fifteen percent (15%), and regardless of whether this Agreement has been terminated or expires, neither Franchisee nor any of its Affiliates shall:

(a)	own, invest in, acquire, develop, manage, operate or lease, or become a licensee or franchisee with respect to, any all-inclusive resorts, wherever located, operating under a Restricted Brand; or

(b)	invest in, accept an investment from, lend money to, accept a loan from, or participate in a joint venture or other arrangement with any Restricted Brand Company, except as expressly permitted under the other Hyatt Agreements.

The Parties acknowledge that this Section 2.3.1 shall survive the expiration or termination of this Agreement.

2.3.2 During the Term, and subject to Newco’s obligations under Section 2.3.3 and Section 2.5.4, neither Newco nor any of its Affiliates will own or operate, or authorize any other party (whether under a license or franchise from Newco or its Affiliates or otherwise) to open or operate, any all-inclusive resort under a Newco-Developed Brand (defined below) that directly competes with one or both of the HAI Resort Brands, the physical premises of which are located in the Development Market Area. A “Newco-Developed Brand”is a hotel concept or brand developed by Newco or its Affiliates, of which Newco or any of its Affiliates is the franchisor, licensor or owner, or for which Newco or any of its Affiliates is the exclusive manager or operator; provided, however, that a Franchisee-Developed Brand shall specifically exclude any existing hotel concept or brand that was or is acquired by Newco or any of its Affiliates, provided that Newco complied with Section 2.3.3 with respect to such acquisition if such acquisition involved one or more all-inclusive resorts the physical premises of which are located in the Development Market Area.

2.3.3 During the Term, if Newco or one of its Affiliates wishes to, or is approached by a third party to, participate in (whether as a franchisor, manager, owner or in any other capacity) any project to develop, convert or operate one or more all-inclusive resorts the physical premises of which are located within the Development Market Area, Newco agrees to submit an Application (defined in Section 4.1) for such resort to operate as a Newco HAI Resort pursuant to Section 4.1. If Hyatt rejects (or is deemed to have rejected) the project proposed in that Application (the “Proposed Project”), then Newco and/or its Affiliates shall have the right to pursue such Proposed Project, provided that doing so would not breach Section 2.3.1 or 2.3.2 above.

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2.3.4 As of the Execution Date, Newco’s Affiliates own the all-inclusive resorts that are identified on Exhibit 2.3.4 attached hereto (collectively, the “Playa Existing Resorts”), which may continue to be operated by third parties (and in connection therewith, Newco and/or its Affiliates may continue to be licensees or franchisees of the brands and concepts applicable to such resorts as of the Execution Date) subject to the provisions of this Section 2.3.4. During the Term, if the existing franchise/license agreement or management agreement for a Playa Existing Resort within the Development Market Area expires (without renewal) or is terminated, or if such resort will be rebranded with a brand different from the brand existing as of the Execution Date but in the same market segment as one of the HAI Resort Brands, Newco shall notify Hyatt at least one hundred (180) days before such expiration/termination/rebranding (or, if such 180-day prior notice is not feasible, as soon as reasonably practicable), by submitting an Application with respect to such Playa Existing Resort. If Hyatt rejects such Application, then Newco or its Affiliates shall have no further obligations to Hyatt with respect to such Playa Existing Resort under this Section 2.3.4, but other restrictions in this Agreement and the then-effective Hyatt Agreements shall still apply. For the purpose of clarification, if Hyatt rejects such Application, then the relevant Playa Existing Resort shall continue to be treated as a Playa Existing Resort during the remainder of the Term, and the operation of such Playa Existing Resort by Newco or its Affiliate shall not be a violation of Section 2.3.2 above or any exclusivity or non-compete restrictions on Newco or its Affiliates under this Agreement or any Hyatt Agreement. The foregoing provisions shall expressly not apply to any such Playa Existing Resort outside of the Development Market Area.

If Hyatt approves the Application submitted pursuant to this Section 2.3.4, and the relevant parties enter into Hyatt Agreements for such resort in accordance with this Agreement, then such Hyatt All-Inclusive Resort shall be included for the purpose of satisfying the Development Schedule.

2.4 Removing a Country from the Development Market Area. Without limiting the requirements under Section 3.2, if the Hotel Owners fail to execute definitive agreements either to purchase an existing resort (approved by Hyatt in accordance with Section 4.2) for converting to a Hyatt All-Inclusive Resort, or to purchase a Site (approved by Hyatt in accordance with Section 4.2) for developing a Hyatt All-Inclusive Resort, for at least one Newco HAI Resort located in each Country (subject to Section 3.4) by the second (2nd) anniversary of the Execution Date and subsequently in each consecutive two (2) Agreement Year period thereafter, Hyatt shall have the right, effective upon delivery of notice to Newco, to remove that Country from the Development Market Area, following which:

(a)	Hyatt shall have no further obligations under Section 2.2 with respect to that Country, and Hyatt and its Affiliates may thereafter open and operate, and authorize any other party (whether under a license or franchise from Hyatt or its Affiliates or otherwise) to open and operate, Hyatt All-Inclusive Resorts and Other Hyatt All-Inclusive Resorts, the physical premises of which are located within that Country, except as may be otherwise provided under any then effective Hyatt Agreements; and

(b)	Newco shall have no further obligations under Section 2.3.2 with respect to that Country, and Newco and its Affiliates may thereafter open and operate, and authorize any other party (whether under a license or franchise from Hyatt or its Affiliates or otherwise) to open and operate, any all-inclusive resorts or other hotels or resorts the physical premises of which are located in that Country, except as may be otherwise provided under any then effective Hyatt Agreements and subject to Section 2.3.1.

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The Parties agree that no Initial Conversion Resort shall be included for the purpose of satisfying the requirements under this Section 2.4.

2.5 No Other Restrictions.

2.5.1 Except for the restrictions provided under Sections 2.2 and 2.3 and the rights and restrictions set forth in the then-effective Hyatt Agreements, there are no restrictions on the Parties or their Affiliates; Hyatt’s and Newco’s rights under this Agreement are nonexclusive in all respects; and the Parties and their Affiliates have the right without any restrictions at all to engage in any and all activities they desire (including with respect to any and all types of lodging facilities), at any time and place, whether or not using the Proprietary Marks or any aspect of the Hotel System (with respect to Hyatt and its Affiliates) or the Newco-Developed Brands or related marks (with respect to Newco and its Affiliates), whether or not those activities compete with the Hyatt All-Inclusive Resorts, and whether or not that Party or its Affiliates start those activities themselves or purchase, are purchased by, merge with, acquire, are acquired by, or affiliate with businesses that already engage in such activities. The Parties and their Affiliates may engage in all activities not expressly prohibited in this Agreement or the then-effective Hyatt Agreements. Neither Party nor its Affiliates will have any right to pursue any claims, demands, or damages solely as a result of these activities, whether under breach of contract, unfair competition, implied covenant of good faith and fair dealing, divided loyalty, or other theories, because each Party has expressly allowed the other Party and its Affiliates to engage in all such activities without restriction.

2.5.2 Hyatt and its Affiliates may use or benefit from, among other things, common hardware, software, communications equipment and services, administrative systems, reservation systems, franchise application procedures, central purchasing, approved vendor lists, and personnel, and may provide some or all of those System Services to other Hyatt-Affiliated Hotels and other hotels, lodging facilities and other businesses, even if they compete with the Hyatt All-Inclusive Resorts. Newco acknowledges that Hyatt’s Affiliates currently operate other franchised and non-franchised systems for lodging facilities (including full service and select service hotels, time-share or interval ownership facilities and vacation clubs) that use different brand names, trademarks, and service marks, including those with the “Hyatt” name as part of their brand name (such as, for example and without limitation, “Hyatt Place,” “Hyatt House,” “Hyatt Regency,” “Hyatt” without a sub-brand name, “Grand Hyatt,” “Park Hyatt” and “Andaz”), some of which might operate and have facilities in the Development Market Area, that may compete directly with the Hyatt All-Inclusive Resorts. Except as expressly described in Section 2.2, none of those activities, even other uses of the “Hyatt” name, will constitute a violation of this Agreement.

2.5.3 Without limiting the provisions of Section 2.5.1, noting in this Agreement shall restrict any right of Newco or its Affiliates to own, invest in, acquire, develop, manage, operate or lease, or become a licensee or franchisee with respect to, any all-inclusive resorts the physical premises of which are located outside the Development Market Area and operating under any brand (including any brand that Newco or its Affiliate develops or creates) other than a Restricted Brand.

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2.5.4 The Parties acknowledge that, under certain Franchise Agreements signed pursuant to this Agreement, the applicable Newco Hotel Owner has the right to terminate Hyatt’s and that Newco Hotel Owner’s rights, restrictions and obligations under Section 2.2 and 2.3.2, and the corresponding rights, restrictions and obligations under the applicable Franchise Agreement, but only within the Area of Protection (as defined in such Franchise Agreement). If the applicable Newco Hotel Owner terminates such rights, restrictions and obligations under that Franchise Agreement, or upon the expiration of the AOP Term (as defined in the applicable Franchise Agreement) under any Franchise Agreement, then Section 2.2 and 2.3.2 shall terminate and no longer apply to all-inclusive resorts the physical premises of which are located in the applicable Area of Protection. For the avoidance of doubt, nothing in this Section 2.5.4 shall limit or otherwise impact Newco’s obligations under Section 2.3.1, 2.3.3 or 2.3.4.

2.6 Initial Conversion.

On or immediately after the Execution Date, Newco shall cause the relevant Hotel Owners to sign the Hyatt Agreements with Hyatt (or its Affiliate) for the following six (6) resorts, each of which shall be converted to a Hyatt All-Inclusive Resort and managed by OpCo (each an “Initial Conversion Resort”): (1) Royal Cancun (Blvd. Kukulkán Km 11.5 Zona Hotelera, 77500 Cancún, Quintana Roo, Mexico); (2) Barcelo Los Cabos (Paseo de Malecon No. 1-5 D, Fonatur Zona Hotelera Zona Hotelera, NULL Los Cabos (San José del Cabo), Mexico); (3) Dreams La Romana (Playa Bayahibe 01 La Romana, Dominican Republic); (4) Dreams Puerto Vallarta (Playa Las Estacas S/N, Carretera Barra de Navidad Km. 3.5, Puerto Vallarta, Jal. 48300 Mexico); (5) Dreams Cancun (Punta Cancún s/n, Zona Hotelera, Cancún, Q. Roo, C.P. 77500, Mexico); and (6) Ritz Jamaica (One Ritz-Carlton Drive, Rose Hall, St. James, Jamaica, W.I.). For the purpose of clarification, each Initial Conversion Resort is a Newco HAI Resort subject to this Agreement, but no Initial Conversion Resort shall be included for the purpose of satisfying the Development Schedule unless otherwise specified.

2.7 Business Plan.

Within thirty (30) days after the Execution Date, Newco shall prepare and deliver to Hyatt, for Hyatt’s review and approval, a business plan for the overall development of new Hyatt All-Inclusive Resorts in the Development Market Area throughout the Term, in such form as is mutually agreed upon by the Parties (the “Business Plan”). Thereafter, by no later than October 31 of each year, Newco shall prepare and deliver to Hyatt, for Hyatt’s review and approval, an updated Business Plan for the remainder of the Term.

2.8 Not a Franchise.

For the avoidance of doubt, this Agreement is not a franchise agreement, and does not grant to Newco (or any of the Hotel Owners or OpCo) any right to use, or license others to use, in any manner, the Proprietary Marks or the Hotel System.

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2.9 New System.

2.9.1 Newco acknowledges and agrees that the Hotel System (including the HAI Resort Brands and the Brand Standards) is newly developed and Hyatt and its Affiliates have no experience in operating or licensing third parties to operate Hyatt All-Inclusive Resorts anywhere in the world. Newco has conducted an independent investigation of the business contemplated by this Agreement, and Newco recognizes that the business of all-inclusive resorts is highly competitive, with constantly changing market conditions, and that Newco has received all information necessary to make an informed decision about the transactions contemplated by this Agreement. Newco recognizes that the nature of the Hotel System may change over time, that an investment in Hyatt All-Inclusive Resorts involves business risks, and that the success of the venture for Newco is largely dependent on Newco’s own business abilities, efforts and financial resources. Newco has not received or relied on any guaranty or assurance, express or implied, as to the revenues, profits or success of the business venture contemplated by this Agreement. Newco represents that it (and/or its Affiliates) is experienced in and has independent knowledge of the nature and specifics of the resort business as well as the development of all-inclusive resorts in the Development Market Area. Newco represents that in entering into this Agreement it has relied solely on its own knowledge and has not relied on any representations of Hyatt (or any of its Affiliates) other than those expressly set out in this Agreement.

2.9.2 Hyatt and Newco acknowledge that, prior to the Execution Date, they (and their respective Affiliates) have worked together in good faith to develop the Hotel System and System Standards for the Hyatt All-Inclusive Resorts. During the period beginning on the Execution Date and ending on the later of (i) the date upon which three (3) Newco HAI Resorts (including the Initial Conversion Resorts) are open and operating or (ii) the first anniversary of the Execution Date (the “Launch Period”), Hyatt and Newco shall work together in good faith to determine the Hotel System and System Standards containing elements that both Hyatt and Newco approve, provided that all elements of the Hotel System and System Standards shall reflect (at a minimum) the baseline elements and standards that meet or exceed the elements and standards (to the extent applicable) for Hyatt Regency resort hotels. Following the Launch Period, Hyatt and Newco (and their respective Affiliates) shall continue to work together in good faith with respect to modifications of the Hotel System and System Standards, provided that Newco shall not have an approval rights with respect thereto. However, this collaboration with respect to the Hotel System and System Standards shall not alter any of Hyatt’s (or its Affiliates’) or Newco’s (or its Affiliates’) rights or obligations under this Agreement or any of the other Hyatt Agreements relating to the ownership or use of the Hotel System or System Standards, nor require Hyatt to adopt any aspect of the Hotel System or System Standards that Hyatt determines (in its sole judgment) does not reflect favorably upon the Proprietary Marks or does not otherwise meet Hyatt’s goals for the Hyatt All-Inclusive Resort network.

2.9.3 During the Launch Period, Hyatt (on behalf of itself and its Affiliates) agrees to consult with Newco (and its Affiliates) periodically concerning the marketing programs and services that are implemented for the Hotel and other Newco HAI Resorts pursuant to the Hyatt Agreements. However, this consultation shall not alter any of Hyatt’s (or its Affiliates’) or Newco’s (or its Affiliates’) rights or obligations under this Agreement or any of the other Hyatt Agreements, nor require Hyatt or its Affiliate to implement or decline to implement any marketing programs or services or otherwise take actions that Hyatt or its Affiliates determine (in their sole judgment) do not reflect favorably upon the Proprietary Marks or do not otherwise meet Hyatt’s (and its Affiliates’) goals for the Hyatt All-Inclusive Resort network and other Hyatt-Affiliated Hotels.

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ARTICLE 3

TERM AND DEVELOPMENT SCHEDULE

3.1 Term.

The term of this Agreement (the “Term”) will commence on the Execution Date and expire on the fifth (5th) anniversary of the Execution Date, subject to its earlier termination as set forth in this Agreement. The Parties agree that neither of them has any right or obligation to any renewal or extension of the Term after the expiration of this Agreement.

3.2 Development Schedule.

Newco shall comply with the Development Schedule as set forth in Exhibit 3.2 (the “Development Schedule”). For Newco to be in compliance with the Development Schedule, the Hotel Owners shall have signed the required number of Hyatt Agreement(s), and shall have the required number of Hyatt All-Inclusive Resort(s) in operation, on or before the end of each period as specified in the Development Schedule. For the avoidance of doubt, all Newco HAI Resorts that are owned or developed by Third Party Hotel Owners shall be included for the purpose of satisfying the Development Schedule.

3.3 Not a Default under the Hyatt Agreements.

For the purpose of clarification, any failure to achieve the Development Schedule as provided under this Agreement shall not by itself constitute a default by Newco under this Agreement, or a default by a Hotel Owner under any Hyatt Agreement and shall not give rise to any claims for damages by Hyatt under this Agreement or any Hyatt Agreement or any other rights or remedies of Hyatt other than to terminate this Agreement.

3.4 Cuba.

Newco acknowledges and agrees that Cuba currently is subject to various U.S. sanctions and Hyatt is not permitted to enter into any Hyatt Agreements for Hyatt All-Inclusive Resorts located in Cuba. At such time when Hyatt is satisfied, in its sole judgment, based on the advice of its legal counsel, that Cuba is no longer subject to U.S. sanctions and it is permissible for Hyatt (or its Affiliate) to enter into Hyatt Agreements for Hyatt All-Inclusive Resorts located in Cuba, Hyatt shall send Newco a written notice (the “Cuba Notice”). Upon receipt of the Cuba Notice, the Parties will modify the Development Schedule to reflect (a) that milestones (1) and (2) on Exhibit 3.2 shall apply for Cuba, with the first agreement year for purposes of Cuba ending on December 31 of the year following the year during which Hyatt delivered the Cuba Notice, and (b) reasonable milestones (3), (4) and (5) on Exhibit 3.2 that are mutually agreed upon as they apply to the market in Cuba. For the purpose of clarification, although Cuba is part of the Development Market Area starting from the Execution Date, the Development Schedule does not apply to Cuba until the Parties have modified the Development Schedule to include Cuba after the Cuba Notice.

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ARTICLE 4

FRANCHISE APPLICATION

4.1 Application.

4.1.1 For each proposed new Newco HAI Resort, Newco shall, together with the relevant Hotel Owner, submit to Hyatt, a franchise application in such form as prescribed by Hyatt from time to time (each an “Application”). Newco and the relevant Hotel Owner must provide all the information and documents reasonably required under the Application, and all other information reasonably requested by Hyatt to assist Hyatt with its consideration of such Application, including, as applicable depending on whether it is an existing project or a new project: (1) an executive summary detailing the proposed development opportunity, any noteworthy benefits and disadvantages of the development opportunity, and a proposed development timeline, (2) site and submarket information, including a preliminary, conceptual site plan, photographs and maps of the proposed Site that show with reasonable detail the general appearance and location of the proposed Site, (3) any environmental, engineering or other studies obtained by or made available to Newco (or the relevant Hotel Owner) in connection with the proposed Site, (4) if applicable, the terms or likely terms of any contract to acquire the land, including earnest money and/or option payments, or, if it is a conversion opportunity, the terms of any contract to acquire the existing resort and a proposed preliminary PIP, (5) a summary of major governmental approvals and permits necessary to begin site development and construction, (6) conceptual design plans for the proposed Site, (7) a proposed preliminary project development budget, (8) a five (5)-year pro forma with respect to the development opportunity, (9) information on any existing competitors, including their facilities and historical performance as well as any proposed additions to the competitive set and a map illustrating the location of each existing and planned competitor, and (10) if the relevant Hotel Owner is not 100% owned and controlled by Newco or in the case of a Third Party Hotel Owner, all ownership information and documents Hyatt may reasonably require, including information, representations, warranties and agreements about any third-party owners of the Newco Hotel Owner or Third Party Hotel Owner, as applicable, as Hyatt may reasonably require, and true and complete copies of any available organizational documents for the Newco Hotel Owner or the Third Party Hotel Owner, or descriptions of their proposed terms and conditions for organizational documents that are not then available.

4.1.2 Newco and the relevant Hotel Owner are jointly and severally responsible for the completeness and accuracy of the Application and all information submitted in connection therewith. Subject to Newco’s obligation to present Playa Existing Resorts to Hyatt under Section 2.3.4, Newco shall only propose to Hyatt potential Sites and Hotel Owners that, in Newco’s good faith and reasonable judgment, satisfy the Review Standards, and are comparable to the Sites and Hotel Owners previously approved by Hyatt.

4.2 Application Fee.

Together with the submission of the Application for a proposed new Newco HAI Resort, the relevant proposed Hotel Owner shall pay (or Newco shall cause such proposed Hotel Owner to pay) Hyatt an application fee, which is an amount equal to the greater of (a) One Hundred Thousand US Dollars (US$100,000) or (b) Three Hundred US Dollars (US$300) multiplied by the number of guest rooms at the proposed Newco HAI Resort (the “Application Fee”). The

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Application Fee will be fully earned by Hyatt and non-refundable upon Hyatt’s approval of the relevant Application. If a Proposed Project is rejected by Hyatt pursuant to Section 4.3 below, Hyatt shall refund to the proposed Hotel Owner the Application Fee in full within ten (10) days following such actual or deemed rejection. Hyatt will waive the Application Fee for each of the Initial Conversion Resorts.

4.3 Evaluation of the Franchise Application.

Hyatt shall exercise reasonable discretion in deciding whether to approve the project proposed in the Application (the “Proposed Project”), which shall include the proposed Site and, if applicable, the proposed Third Party Hotel Owner. Hyatt shall use its commercially reasonable efforts to respond to an Application by rejecting or approving it, or requesting additional information, within thirty (30) days after receiving the Application. In the event Hyatt has not either approved or rejected a particular Application within forty five (45) days of Newco’s submission of an Application, Hyatt shall be deemed to have rejected such Application, and Newco and its Affiliates shall be free to pursue such Proposed Project pursuant to Section 2.3.3. In deciding whether to accept or reject an Application, Hyatt may consider any and all factors that it considers relevant, including the characteristics of the proposed Site (and, if applicable, of the proposed Third Party Hotel Owner) and whether they satisfy Hyatt’s Review Standards. If Hyatt rejects a Proposed Project, then along with such notice of rejection, Hyatt shall provide Newco and such proposed Hotel Owner with a written explanation of the basis for rejection. Hyatt may, at its sole cost and expense, also conduct on-site evaluation of the proposed Site as Hyatt deems necessary or appropriate. Without limiting the foregoing, Hyatt may condition its approval of an Application upon the satisfaction of any of the following, which approval shall not be unreasonably withheld:

(a) Hyatt has not issued a written notice of default (which remains uncured) with respect to Newco’s failure to comply in any material respect with this Agreement;

(b) Hyatt has not issued a written notice of default (which remains uncured) with respect to any Newco Hotel Owner’s failure to comply in any material respect with any of the relevant Hyatt Agreements or the OpCo’s failure to comply in any material respect with any of the Management Company Riders;

(c) The proposed Hotel Owner is duly licensed (or will be duly licensed) to conduct the business as contemplated under the Hyatt Agreements;

(d) If the proposed Newco HAI Resort will be converted from an existing property, Newco and the proposed Hotel Owner have provided Hyatt with the indemnity and assurances that Hyatt may reasonably require (including evidence of termination of any pre-existing license/franchise or management agreement for the property); and

(e) Hyatt determines that the approval of the Application and the subsequent establishment and operation of the Newco HAI Resort will not violate any Applicable Law or any existing agreements to which Hyatt (or any of its Affiliates) is a party.

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4.4 No Warranty.

Neither Hyatt’s acceptance of an Application, nor any information communicated to Newco and/or the relevant prospective Hotel Owner regarding the proposed Newco HAI Resort, constitutes a warranty or representation of any kind, express or implied, as to the suitability or profitability of the proposed Newco HAI Resort. The Hotel Owner’s decision to develop a Newco HAI Resort and OpCo’s decision to manage such Newco HAI Resort is based solely on their own independent investigation of the business opportunity.

ARTICLE 5

HOTEL AGREEMENTS

5.1 Hyatt Agreements.

(a) Each of the Hyatt Agreements to be entered into pursuant to this Agreement shall be in form and substance substantially similar to the form Hyatt Agreements attached hereto as Exhibit 5.1, including the provisions relating to the Area of Protection in the Franchise Agreement attached hereto as Exhibit 5.1 (the “Form FA”), subject to any change necessary in Hyatt’s reasonable judgment to comply with Applicable Law of the Country in which the relevant Newco HAI Resort is located and any modifications set forth in the form Hyatt Agreement attached as Exhibit 5.1 that apply to the particular Newco HAI Resort; provided that, for so long as Newco and/or its Affiliates directly or indirectly own(s) a beneficial interest in a Hotel Owner, each Franchise Agreement to be entered into pursuant to this Agreement with the relevant Hotel Owner shall include a provision identical to Section 19.9 of the Form FA (including the definitions used therein), and so long as any fund managed by Farallon Capital Management, L.L.C. (“FCM”) and/or its Affiliates directly or indirectly owns a beneficial interest in Newco, shall not include any terms that are more restrictive or adverse to FCM or its Affiliates than the terms of the Form FA (unless FCM provides its prior written consent). Notwithstanding anything to the contrary herein, for so long as any fund managed by FCM and/or its Affiliates directly or indirectly owns a beneficial interest in Newco, this Section 5.1(a) may not be supplemented or amended without FCM’s prior written consent, and this Section 5.1(a) shall survive the termination of this Agreement. FCM is an express third party beneficiary of this Section 5.1(a).

(b) Each Newco HAI Resort will be branded with one of the HAI Resort Brands, which is to be mutually determined by the Parties, each exercising their reasonable judgment, before signing the applicable Hyatt Agreements. Simultaneously with the execution of the Hyatt Agreements, Newco or another mutually acceptable entity (which, for purpose of clarification, shall not include any non-Controlling Owner) shall execute the Guaranty attached to the relevant Franchise Agreement. The capitalized terms used in this Section but not otherwise defined in this Agreement shall have the meanings given to them in the Hyatt Agreements.

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5.2 Ongoing Franchise Fees and System Services Charges.

Without limiting the generality of Section 5.1, Hyatt agrees that the following terms shall be reflected in the relevant Hyatt Agreements, unless Hyatt (or its Affiliate) and the relevant Hotel Owner agree otherwise:

5.2.1 Ongoing Franchise Fees. The Ongoing Franchise Fee due under the Franchise Agreement will be:

(a) for the first three (3) Initial Conversion Resorts to open, one and one quarter percent (1.25%) of the relevant Newco HAI Resort’s Gross Revenue;

(b) for any additional Newco HAI Resorts (including the last three (3) Initial Conversion Resorts to open), one and three quarters percent (1.75%) of the relevant Newco HAI Resort’s Gross Revenue.

5.2.2 System Services Charges. Each Newco HAI Resort will be charged for its share of System Services Costs attributable to the System Services in which such Newco HAI Resort participates or is obligated to participate, including services provided under the Hyatt Agreements as set forth therein. Each Newco HAI Resort’s System Services Charges will be determined on the same basis as such amounts are determined for the similarly situated Participating Hotels for the applicable System Service. Hyatt may, from time to time in its reasonable discretion, change the method of calculating System Services Costs among the similarly situated Participating Hotels, provided that the method of calculation shall at all times be determined on a reasonable, fair and non-discriminatory basis. System Services Costs include the actual costs that the Hyatt Group incurs and are not subject to any mark up, premium or profit on any Mandatory Services, but may include a profit or mark-up component on Non-Mandatory Services as the Hyatt Group periodically determines. Hyatt shall, from time to time, provide Newco with information Hyatt generally provides to relevant hotel owners regarding the calculation methodology for System Services Charges. Without limiting the generality of the foregoing, the relevant Hotel Owner will pay Hyatt for the cost of providing (by itself or through its Affiliates) the Reservation Services, Chain Marketing Services, and the GP Program, as Hyatt periodically calculates them. As of January 1, 2013,

(a) for the Reservation Services provided under the Reservations Agreement, the charge per reservation is Eight U.S. Dollars (US$8.00) per “worldwide” reservation, together with Seventy U.S. Cents (US$0.70) for each reservation that is booked through Hyatt’s SPIRIT/Reserve System (this includes not only “worldwide” reservations (WWRC, GDS, Internet), but also all “local” reservations made at a hotel or shared service centre which are transacted through the SPIRIT/Reserve System);

(b) for the Chain Marketing Services provided under the Chain Marketing Services Agreement, the charge is (i) Four Hundred Twenty-five U.S. Dollars (US$425) per key per annum, plus one percent (1%) of the Newco HAI Resort’s package revenue (as defined from time to time in the Chain Marketing Services Agreement) per annum for Newco HAI Resorts located in Mexico, Costa Rica or Panama, and (ii) US$1375 per key per annum for Newco HAI Resorts located in the Dominican Republic, Jamaica or Cuba; and

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(c) for the GP Program provided under the Gold Passport Agreement, the charge is four and one-half percent (4.5%) of the realized sales incurred by each participating GP Program member during his/her stay at the Newco HAI Resort, which amount will be paid by the Newco HAI Resort into a GP Program fund.

5.2.3 Trademark Sublicense Sublicensing Fee. The Sublicensing Fee due under the Trademark Sublicense Agreement will be one and one-half percent (1.5%) of the relevant Newco HAI Resort’s Gross Revenue.

5.3 Management by OpCo.

(a) OpCo shall be considered a Hyatt-approved third party management company for as long as it continues to meet Hyatt’s prevailing quality assurance standards (including compliance with this Agreement, and the Hyatt Agreements and the Management Agreements for the Newco HAI Resorts in all material aspects) and Hyatt’s other minimum qualifications (including after any change of control of OpCo).

(b) On or before the execution of the relevant Hyatt Agreements for a Newco HAI Resort owned by a Hotel Owner, Newco shall cause OpCo to enter into a Management Agreement with the relevant Hotel Owner, in form and substance substantially similar to the Management Agreement attached hereto as Exhibit 5.2(b).

(c) Newco shall cause OpCo, simultaneously with the execution of the Hyatt Agreements, to execute the “Management Company Rider to the Franchise Agreement” prescribed by Hyatt, a current form of which is attached hereto as Exhibit 5.3(c).

(d) Newco shall cause OpCo to comply with all Applicable Laws, and maintain in force all required licenses, permits and certificates relating to the operation and management of the Newco HAI Resorts.

ARTICLE 6

DEFAULT AND TERMINATION

6.1 Termination by Hyatt.

Hyatt has the right to terminate this Agreement, effective on the date stated in Hyatt’s written notice (or the earliest date permitted by Applicable Law), without the need to obtain the authorization of any third party or any arbitral, judicial or administrative resolution and without liability to Newco, if:

(a) Newco admits its inability to pay its debts as they become due or makes a general assignment for the benefit of creditors; suffers an action to dissolve or liquidate Newco; commences or consents to any case, proceeding, or action seeking reorganization, arrangement, adjustment, liquidation, dissolution, or composition of debts under any law relating to bankruptcy, insolvency, reorganization, or relief of debtors;

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suffers an appointment of a receiver, trustee, custodian, or other official for any portion of its property; takes any corporate or other action to authorize any of the actions set forth above in this Section 6.1.(a); has any case, proceeding, or other action commenced against it as debtor seeking an order for relief, or seeking reorganization, arrangement, adjustment, liquidation, dissolution, or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization, or relief of debtors, or seeking appointment of a receiver, trustee, custodian, or other official for it or any portion of its property, and such case, proceeding, or other action results in an order for relief against it that is not fully stayed within ten (10) business days after being entered or remains un-dismissed for sixty (60) days;

(b) Newco fails to meet the Development Schedule;

(c) Subject to Section 13.12, Newco or any of its Owners (other than Owners of publicly-traded ownership interests in Newco or its Controlling Owner) or Affiliates is or becomes a Restricted Person;

(d) Subject to Section 13.12, any of the following persons or entities is or becomes a Brand Owner:

(i) Newco;

(ii) any of Newco’s subsidiaries that owns any direct or indirect ownership interest in any Newco Hotel Owner; or

(iii) any of Newco’s Owners or any of their respective Affiliates;

(e) Newco fails to comply with any other provision of this Agreement and does not cure that default within thirty (30) days after delivery of Hyatt’s written notice of default to Newco; provided, however, if (i) the default is not susceptible of cure within a thirty (30) day period, (ii) the default cannot be cured by the payment of a sum of money, and (iii) the default would not expose Hyatt to an imminent and material risk of criminal liability or of material damage to its business reputation or the HAI Resort Brands, the thirty (30) day cure period shall be extended for up to ninety (90) days (as may reasonably be determined by Hyatt) so long as Newco, in the judgment of Hyatt, commences to cure the default within such thirty (30) day period and thereafter proceeds with reasonable diligence to complete the cure;

(f) Any Hyatt Agreement for any Newco HAI Resort owned by a Newco Hotel Owner is terminated (based on the relevant Newco Hotel Owner’s default thereunder), or any Hyatt Agreement for any Newco HAI Resort owned by a Third Party Hotel Owner is terminated (based on OpCo’s default under the Management Company Rider thereto);

(g) Newco (or any of its Affiliates) contests in any court or proceeding all or any portion of Hyatt’s or its Affiliate’s ownership of the Hotel System or the validity of any Proprietary Mark, Copyrighted Materials, or Confidential Information or registers or attempts to register any Proprietary Mark or a derivative thereof;

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(h) Newco or any of its Owners is, or is discovered to have been, convicted of a felony, or enters or is discovered to have entered a plea of no contest to a felony, or is an accused party in any criminal investigation related to any felony considered as organized crime, or commits any other action or any other offense, in any such event which is likely in Hyatt’s reasonable opinion to reflect materially adversely upon Hyatt, the Hotel System, or the Proprietary Marks,

(i) Newco knowingly maintains false books and records of account or knowingly submits false or misleading reports or information to Hyatt or its Affiliate, including any information Newco provides or fails to provide on any Application;

(j) Subject to Section 13.12, Newco (or any of its Affiliates) knowingly makes any unauthorized use or disclosure of any part of the Manual or any other Confidential Information;

(k) Subject to Section 13.12, Newco (or any of its Owners) makes a transfer in violation of Section 8.2; or

(l) Newco violates any Applicable Law and does not begin to cure the violation immediately after receiving notice from Hyatt or any other party and to complete the cure as soon as is reasonably practicable or within the timeframe allowed by law, whichever is shorter.

6.2 Termination by Newco.

Newco has the right to terminate this Agreement, effective on the date stated in Newco’s written notice (or the earliest date permitted by Applicable Law), without the need to obtain the authorization of any third party or any arbitral, judicial or administrative resolution and without liability to Hyatt, if:

(a) Hyatt admits its inability to pay its debts as they become due or makes a general assignment for the benefit of creditors; suffers an action to dissolve or liquidate Hyatt; commences or consents to any case, proceeding, or action seeking reorganization, arrangement, adjustment, liquidation, dissolution, or composition of debts under any law relating to bankruptcy, insolvency, reorganization, or relief of debtors; suffers an appointment of a receiver, trustee, custodian, or other official for any portion of its property; takes any corporate or other action to authorize any of the actions set forth above in this Section 6.2.(a); has any case, proceeding, or other action commenced against it as debtor seeking an order for relief, or seeking reorganization, arrangement, adjustment, liquidation, dissolution, or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization, or relief of debtors, or seeking appointment of a receiver, trustee, custodian, or other official for it or any portion of its property, and such case, proceeding, or other action results in an order for relief against it that is not fully stayed within ten (10) business days after being entered or remains un-dismissed for sixty (60) days;

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(b) Hyatt fails to comply with any other provision of this Agreement and does not cure that default within thirty (30) days after delivery of Newco’s written notice of default to Hyatt; provided, however, if the default is not susceptible of cure within a thirty (30) day period, then the thirty (30) day cure period shall be extended so long as Hyatt commences to cure the default within such thirty (30) day period and thereafter proceeds with reasonable diligence to complete the cure;

(c) Hyatt (or any of its Affiliates) contests in any court or proceeding all or any portion of Newco’s or its Affiliate’s ownership or validity of the Newco Proprietary Information;

(d) Hyatt knowingly maintains false books and records of account or knowingly submits false or misleading reports or information to Newco or its Affiliate;

(e) Hyatt (or any of its Affiliates) knowingly makes any unauthorized use or disclosure of any part of the Newco Proprietary Information;

(f) Hyatt (or any of its Owners) makes a transfer in violation of Section 8.1; or

(g) Hyatt violates any Applicable Law and does not begin to cure the violation immediately after receiving notice from Newco or any other party and to complete the cure as soon as is reasonably practicable or within the timeframe allowed by law, whichever is shorter.

6.3 Effect of Termination.

Upon termination of this Agreement, Newco shall have no right to develop or operate any Newco HAI Resort for which the Hyatt Agreements have not been executed by Hyatt (and its Affiliate) at the time of termination. Thereafter, Hyatt and its Affiliates shall have the right to open and operate, or authorize any other party to open and operate, Hyatt All-Inclusive Resorts and Other Hyatt All-Inclusive Resorts in the Development Market Area, except as may be otherwise provided under any then effective Hyatt Agreements. Additionally, upon termination of this Agreement, Newco shall have the right to open and operate, or authorize any other party to open and operate, any all-inclusive resorts or other hotels or resorts in the Development Market Area, except as may be otherwise provided under any then effective Hyatt Agreements and in Section 2.3.1, which shall survive the expiration or termination of this Agreement.

6.4 Additional Rights.

The rights granted hereunder shall not be in substitution for, but shall be in addition to, any and all rights and remedies for the breach of contract granted by the applicable law of this Agreement. Notwithstanding the foregoing, the Parties acknowledge and agree that Newco’s failure to achieve the Development Schedule shall not be a breach or default of this Agreement and shall not give rise to any claims for damages by Hyatt or any other rights or remedies of Hyatt other than to terminate this Agreement.

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ARTICLE 7

CONFIDENTIAL INFORMATION AND INNOVATIONS

7.1 Confidential Information.

7.1.1 Hyatt Confidential Information. Hyatt and its Affiliates possess (and will continue to develop and acquire) Hyatt Confidential Information, some of which constitutes trade (industrial) secrets under Applicable Law, relating to developing and operating Hyatt All-Inclusive Resorts, notwithstanding Newco’s involvement (if any) in developing certain Hyatt Confidential Information. Newco acknowledges and agrees that Newco will not acquire any interest in Hyatt Confidential Information, other than the right to use certain Hyatt Confidential Information as Hyatt specifies while operating the business contemplated under this Agreement during the Term, and that Hyatt Confidential Information is proprietary, includes Hyatt’s and its Affiliate’s trade (industrial) secrets, and is disclosed to Newco only on the condition that Newco agrees, and Newco hereby does agree, that Newco: (a) will not use Hyatt Confidential Information in any other business or capacity; (b) will keep confidential each item deemed to be a part of Hyatt Confidential Information, both during and after the Term (afterward for as long as the item is not generally known in the hotel industry); (c) will not make unauthorized copies of any Hyatt Confidential Information disclosed via electronic medium or in written or other tangible form; and (d) will adopt and implement reasonable procedures that Hyatt periodically specifies to prevent unauthorized use or disclosure of Hyatt Confidential Information.

7.1.2 Newco Proprietary Information. Hyatt acknowledges and agrees that Hyatt will not acquire any interest in Newco Proprietary Information, other than the right to use certain Newco Proprietary Information as Newco specifies or otherwise permits in connection with this Agreement during the Term, and that Newco Proprietary Information is proprietary, includes Newco’s and its Affiliate’s trade (industrial) secrets, and is disclosed to Hyatt only on the condition that Hyatt agrees, and Hyatt hereby does agree, that Hyatt: (a) will not use Newco Proprietary Information in any other business or capacity; (b) will keep confidential each item deemed to be a part of Newco Proprietary Information, both during and after the Term (afterward for as long as the item is not generally known in the hotel industry); (c) will not make unauthorized copies of any Newco Proprietary Information disclosed via electronic medium or in written or other tangible form; and (d) will adopt and implement reasonable procedures that Newco periodically specifies to prevent unauthorized use or disclosure of Newco Proprietary Information.

7.1.3 Exclusions from Confidential Information. Confidential Information does not include information, knowledge, or know-how that one Party can demonstrate lawfully came to its attention before the other Party or its Affiliate provided it to such Party or its Affiliate directly or indirectly; that, at the time the other Party or its Affiliate disclosed it to such Party, already had lawfully become generally known in the hotel industry through publication or communication by others (without violating an obligation to the other Party or its Affiliate); or that, after the other Party or its Affiliate disclose it to such Party, lawfully becomes generally known in the hotel industry through publication or communication by others (without violating an obligation to the other Party or its Affiliate). However, if either Party includes any matter in Confidential Information, anyone who claims that it is not Confidential Information must prove that one of the exclusions provided in this paragraph is satisfied. In addition, nothing in this Section 7.1 shall prohibit the disclosure of any past or projected financial results concerning any Newco HAI Resorts to any person or entity having a direct or indirect financial interest in those Newco HAI Resorts.

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7.1.4 Guest Information. All information that Hyatt or its Affiliates obtain from Newco or any other source about any Newco HAI Resort’s customers and guests under this Agreement, any Hyatt Agreement or any related agreement (collectively, “Guest Information”) is part of Hyatt Confidential Information and Hyatt’s property. However, the applicable Hotel Owner may at any time during and after the term use, to the extent lawful and at its own risk, any Guest Information stored in the Newco HAI Resort’s property management system database and generated as a result of a guest’s stay at the Newco HAI Resort, subject to any data privacy or similar restrictions under the applicable Franchise Agreement.

7.2 Innovations.

7.2.1 All inventions, innovations and discoveries relating to a Hyatt All-Inclusive Resort and derived from or utilizing any part of the Hotel System, Hyatt Confidential Information or Proprietary Marks (collectively, “Innovations”), whether or not protectable intellectual property, whether created by or for Newco, its Affiliates or contractors, or its or their employees, and whether derived from or based on any Newco Proprietary Information, must be promptly disclosed to Hyatt and will be deemed to be Hyatt’s and its Affiliate’s sole and exclusive property, part of the Hotel System, and works made-for-hire for Hyatt and its Affiliate. However, Newco may not use any Innovation in operating a Hyatt All-Inclusive Resort or otherwise without Hyatt’s prior written consent. If any Innovation does not qualify as a “work made-for-hire” for Hyatt and its Affiliate, by this paragraph Newco assigns ownership of that Innovation, and all related rights to that Innovation, to Hyatt and agrees to take whatever action (including signing assignment or other documents) that Hyatt requests to evidence its ownership or to help Hyatt obtain intellectual property rights in the Innovation.

7.2.2 To the extent any copyright or other intellectual property rights in and to any Innovation cannot be automatically assigned to Hyatt under Applicable Laws, Newco hereby assumes the unconditional and irrevocable obligation and promise to grant Hyatt an exclusive, royalty-free, transferable, irrevocable, worldwide license (with rights to sublicense) to practice such non-assignable rights, including the right to use, reproduce, distribute, translate (as applicable) and modify any such Innovations, all of which shall be at Hyatt’s sole cost and expense. To the extent any of the rights in and to such Innovations can neither be assigned nor licensed to Hyatt as contemplated by this Section 7.2.2, Newco, on behalf of itself and its Affiliates (and their respective successors and assigns), irrevocably waives and agrees never to assert such non-assignable and non-licensable rights against Hyatt, any of its assignees or successors in interest, or any of its licensees. No rights of any kind in or to any Innovations are reserved to or by Newco or any of its Affiliates or contractors (or its or their employees), nor shall revert to or be reserved by or on behalf of Newco or any of its Affiliates or contractors (or its or their employees).

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7.2.3 It is acknowledged and agreed that both Hyatt and Newco (and their respective Affiliates) may work together in good faith, to jointly develop certain Innovations related to the operational aspects of the Hyatt All-Inclusive Resort brand. Any inventions, innovations and discoveries that result from such collaboration are Innovations, including those Innovations derived from or based on any Newco Proprietary Information. Newco and its Affiliates will be allowed and, to the extent applicable, Hyatt will grant Newco and its Affiliates a non-exclusive, royalty-free, transferable, irrevocable, worldwide license (with rights to sublicense) to, continue to use and modify in the development and operation of other all-inclusive hotels (as may be expressly permitted under the terms of this Agreement and the Hyatt Agreements): (a) any Newco Proprietary Information (including any Newco Proprietary Information that forms part of any Innovation); and (b) any Innovation jointly developed by Hyatt and Newco (or their respective Affiliates) that does not constitute Hyatt Confidential Information or a Proprietary Mark and does not, when incorporated into the Hotel System, provide Hyatt All-Inclusive Resorts with a unique, innovative or distinctive aspect of the décor or guest experience that differentiates Hyatt All-Inclusive Resorts from other resorts (a “Newco Licensed Innovation”). When developing Innovations, the Parties agree to discuss in good faith and mutually determine whether those Innovations are Newco Licensed Innovations.

ARTICLE 8

TRANSFER

8.1 Transfer by Hyatt.

Newco represents that Newco has not signed this Agreement in reliance on any particular owner, director, officer, or employee remaining with Hyatt in that capacity. Hyatt may change its ownership or form without restriction, except as otherwise provided in this Section 8.1. Hyatt also may assign this Agreement and any other agreement to a third party who, in Hyatt’s good faith, reasonable judgment, has the experience and resources to comply with Hyatt’s obligations under this Agreement, provided that in connection with such assignment, Hyatt also assigns the Franchise Agreements covered by this Agreement to that third party. After Hyatt’s assignment of this Agreement to a third party who expressly assumes the obligations under this Agreement, Hyatt no longer will have any performance or other obligations under this Agreement. Such an assignment shall constitute a release of Hyatt and a novation with respect to this Agreement, and the assignee shall be liable to Newco as if it had been an original party to this Agreement.

However, if Hyatt assigns this Agreement, or if Hyatt’s owner(s) transfers (as defined in Section 8.2) a Controlling Ownership Interest in Hyatt, to any entity who, within six (6) months following such assignment or transfer, will rebrand the Playa HAI Hotels from the HAI Resort Brand to another brand, and that rebrand results in a Position Downgrade (defined below), then Newco, by delivery of written notice to Hyatt (or its assignee) within thirty (30) days after the determination that the rebrand will result in a Position Downgrade, terminate this Agreement. Such termination will be effective sixty (60) days after Newco’s delivery of written notice of termination. A “Position Downgrade” means that, as a result of the rebranding, the majority of independent agencies that rank all-inclusive properties are likely to downgrade the Playa HAI Hotels in segment or brand position from the segment or brand position that existed immediately prior to the rebranding. If Newco issues a notice of termination pursuant to this Section 8.1, and Hyatt (or its assignee) and Newco in good faith dispute whether a Position Downgrade has occurred, then the Parties agree to resolve that dispute in accordance with Article 12 before such termination becomes effective.

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8.2 Transfer by Newco.

Newco understands and acknowledges that the rights and duties this Agreement creates are personal to Newco and its Controlling Owners and that Hyatt has granted Newco the rights under this Agreement in reliance upon Hyatt’s perceptions of Newco’s and its Controlling Owners’ collective character, skill, aptitude, attitude, business ability, and financial capacity. Accordingly, neither this Agreement (or any interest in this Agreement), or substantially all of Newco’s assets, nor any ownership interest in Newco or any Owner (if such Owner is a legal entity) may be transferred without complying with the terms and conditions, if any, applicable to such transfer in the Hyatt Agreements. Any transfer without complying with the terms and conditions applicable to such transfer under the applicable Hyatt Agreement, including Hyatt’s approval (where such approval is required under the applicable Hyatt Agreement), is a breach of this Agreement.

Despite Hyatt’s approval rights under the applicable Hyatt Agreement, if Hyatt or its Affiliate has the right pursuant to any of the Other Agreements to approve or exercise a veto right with respect to any transfer, and if Hyatt or such Affiliate approves or fails to exercise such veto right under the Other Agreements, then Hyatt shall not have the right to disapprove such transfer pursuant to the applicable Hyatt Agreement, provided that Newco complies with any other conditions to such transfer applicable under such circumstances under such Hyatt Agreement.

In this Agreement, the term “transfer” includes a voluntary, involuntary, direct, or indirect assignment, sale, gift, or other disposition of any interest in this Agreement; Newco; substantially all of Newco’s assets; any of Newco’s Owners (if such Owner is a legal entity); or any right to receive all or a portion of Newco’s, or any Owner’s profits or losses or any capital appreciation relating to the Newco or any Owner. An assignment, sale, gift, or other disposition includes the following events: (a) transfer of ownership of capital stock, a partnership or membership interest, or another form of ownership interest; (b) merger or consolidation or issuance of additional securities or other forms of ownership interest; (c) any sale of a security convertible to an ownership interest; (d) transfer in a divorce, insolvency, or entity dissolution proceeding or otherwise by operation of law; (e) transfer by will, declaration of or transfer in trust, or otherwise upon the death of any individual; or (f) pledge of or other grant of a security interest in this Agreement (to someone other than Hyatt) or an ownership interest in Newco or one of its Owners as security; provided however that any pledge of any direct or indirect interest in Newco or any other member of the Playa Group to a Lender (as such term is defined in the relevant Franchise Agreement), bank or other provider of credit to Newco or any other member of the Playa Group shall be permitted and shall not require Hyatt’s prior written approval, subject to compliance with Sections 2.6 and 10.2 of the relevant Franchise Agreement (but only to the extent that such provisions are applicable with respect to such Lender or provider of credit). As used in this Agreement, the term “Playa Group” shall mean Newco and its direct and indirect majority owned subsidiaries.

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ARTICLE 9

RELATIONSHIP OF THE PARTIES AND INDEMNIFICATION

9.1 Relationship of the Parties.

Newco is an independent contractor. Neither Hyatt nor Newco is the legal representative or agent of, or has the power to obligate, the other for any purpose. The parties have a business relationship defined entirely by this Agreement’s express provisions. No partnership, joint venture, affiliate, agency, fiduciary, or employment relationship is intended or created by this Agreement. Hyatt and Newco may not make any express or implied agreements, warranties, guarantees, or representations, or incur any debt, in the name or on behalf of the other. Hyatt will not be obligated for any damages to any person or property directly or indirectly arising out of the business Newco conducts under this Agreement.

9.2 Newco’s Notices to Public Concerning Independent Status.

Newco must take the actions that Hyatt periodically reasonably requires to minimize the chance of a claim being made against Hyatt or its Affiliates for acts, omissions, or obligations of Newco or anyone affiliated with Newco as a result of this Agreement. Such steps may include giving notice in private and public rooms and on advertisements, business forms, and stationery and other places, making clear to the public that Newco is not Hyatt’s agent or broker, and Hyatt is not accountable for statements made by Newco.

9.3 Newco’s Indemnification and Defense of Hyatt.

9.3.1 Indemnification. Newco agrees to indemnify and hold harmless Hyatt, its Affiliates, and its and their respective owners, officers, directors, agents, employees, representatives, successors, and assigns (the “Hyatt Indemnified Parties”) against, and to reimburse any one or more of the Hyatt Indemnified Parties for, any and all Losses directly or indirectly arising out of, resulting from, or in connection with the business contemplated under this Agreement, including any claim that the negotiation and execution of this Agreement or any Hyatt Agreement has interfered with or damaged such third party’s contractual or business relationship with Newco (or its Affiliate), or that arises from the termination of any existing management or franchise/license agreement for properties converted to the Hyatt All-Inclusive Resorts, including the Initial Conversion Resorts.

9.3.2 Defense. Newco agrees to defend (at Newco’s expense) the Hyatt Indemnified Parties from and against any and all Proceedings directly or indirectly arising out of, resulting from, or in connection with any matter described in Section 9.3.1, including those alleging a Hyatt Indemnified Party’s negligence or willful misconduct, subject to Section 9.4.1. Each Hyatt Indemnified Party may at Newco’s expense defend and control the defense of any Proceeding described in this Section 9.3.2, except that, if the Proceeding is covered by insurance, the Hyatt Indemnified Party shall allow the insurer to defend the Proceeding as long as the defense is continuing in good faith to protect the Hyatt Indemnified Party’s interest and the Proceeding would not, if decided adversely to the Hyatt Indemnified Party, have a material adverse impact on the Proprietary Marks, Hotel System or Hyatt All-Inclusive Resorts. If a Hyatt Indemnified Party defends any Proceeding under this Section 9.3.2, it may agree to settlements and take any other remedial, corrective, or other actions, without limiting Newco’s obligations under Section 9.3.1, provided that the Hyatt Indemnified Party will seek Newco’s advice and counsel, and keep Newco informed, with regard to any proposed or contemplated settlement.

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9.3.3 Survival and Mitigation. The obligations under this Section 9.3 will continue in full force and effect subsequent to and notwithstanding this Agreement’s expiration or termination. Except as set forth in Section 9.3.2, a Hyatt Indemnified Party need not seek recovery from any insurer or other third party, or otherwise mitigate its Losses, in order to maintain and recover fully a claim against Newco under this Section 9.3, and Newco agrees that a failure to pursue a recovery or mitigate a Loss will not reduce or alter the amounts that a Hyatt Indemnified Party may recover from Newco under this Section. Newco’s obligation to indemnify the Hyatt Indemnified Parties shall not be limited in any way by reason of any insurance that any Hyatt Indemnified Party maintains.

9.3.4 Separate Counsel and Settlement. If separate counsel is appropriate in Hyatt’s opinion because of actual or potential conflicts of interest, Hyatt may retain attorneys and/or independently defend any Proceeding subject to indemnification under this Section 9.3 at Newco’s sole expense. No party may agree to any settlement in any Proceeding that could have an adverse effect on Hyatt, its Affiliates, the Hotel System, or other franchisees without Hyatt’s prior approval.

9.3.5 Notice of Action. Newco shall notify Hyatt immediately (but not later than five (5) days following Newco’s receipt of notice) of any Proceeding naming any Hyatt Indemnified Party as a defendant or potential defendant and shall include with such notification copies of all correspondence or court papers relating to the Proceeding.

9.4 Hyatt’s Indemnification and Defense of Newco.

9.4.1 Indemnification. Hyatt agrees to indemnify and hold harmless Newco, its Affiliates, and its and their respective owners, officers, directors, agents, employees, representatives, successors, and assigns (the “Newco Indemnified Parties”) against, and to reimburse any one or more of the Newco Indemnified Parties for, any and all Losses (including defense costs and other Losses incurred in defending any Proceeding described in Section 9.3.2, if applicable) directly or indirectly arising out of, resulting from, or in connection with: (a) a final decision by a court of competent jurisdiction not subject to further appeal that Hyatt, its Affiliate, or any of their respective employees directly engaged in willful misconduct or gross negligence or intentionally caused the property damage or bodily injury that is the subject of the claim, so long as the claim is not asserted on the basis of theories of vicarious liability (including agency, apparent agency, or employment) or Hyatt’s failure to compel Newco to comply with this Agreement, which are claims for which the Newco Indemnified Parties are not entitled to indemnification under this Section 9.4; or (b) any infringement Proceeding disputing Newco’s authorized use of any Hyatt Proprietary Element (defined below) under any Hyatt Agreement, provided that Newco has timely notified Hyatt of, and complies with Hyatt’s directions in responding to, the Proceeding. A “Hyatt Proprietary Element” means any element of the Hotel System (including any Copyrighted Materials) which was developed or acquired by or licensed to Hyatt (or its Affiliate) for use with the Hotel System and in which Hyatt and its Affiliate own all intellectual property rights pursuant to Article 7 and the applicable Hyatt Agreement.

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9.4.2 Defense. Hyatt agrees to defend (at Hyatt’s expense) the Newco Indemnified Parties from and against any and all Proceedings described in Section 9.4.1(b). At Hyatt’s option, Hyatt and/or its Affiliate(s) may defend and control the defense of any other Proceeding arising from or relating to any Hyatt Proprietary Element or Newco’s use of any Hyatt Proprietary Element under this Agreement. Hyatt may agree to settlements and take any other remedial, corrective, or other actions with respect to any Proceeding described in this Section 9.4.2, provided that Hyatt will seek Newco’s advice and counsel, and keep Newco informed, with regard to any proposed or contemplated settlement.

9.4.3 Survival and Mitigation. The obligations under this Section 9.4 will continue in full force and effect subsequent to and notwithstanding this Agreement’s expiration or termination. A Newco Indemnified Party need not seek recovery from any insurer or other third party, or otherwise mitigate its Losses, in order to maintain and recover fully a claim against Hyatt under this Section 9.4. Hyatt agrees that a failure to pursue a recovery or mitigate a Loss will not reduce or alter the amounts that a Newco Indemnified Party may recover from Hyatt under this Section 9.4. Hyatt’s obligation to indemnify the Newco Indemnified Parties shall not be limited in any way by reason of any insurance that any Newco Indemnified Party maintains.

ARTICLE 10

NOTICES

10.1 Notice Requirements.

Any notice required under this Agreement to be given by either Party to the other Party shall be in writing in the English language. Any required notice shall be effective two business days after it is sent by a recognized international courier service to the address of the other Party stated in this Agreement, or such other address as shall be notified to the other Party in writing, and any receipt issued by the courier service shall be conclusive evidence of the fact and date of sending of any such notice.

10.2 Addresses.

Contact details of the Parties are as follows:

For Hyatt:

Hyatt Franchising Latin America

Hyatt Hotels Corporation

Hyatt Center – 12th Floor

71 South Wacker Drive

Chicago, Illinois 60606 U.S.A.

Attention: [

with a copy to:

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Hyatt Hotels Corporation

Hyatt Center – 12th Floor

71 South Wacker Drive

Chicago, Illinois 60606 U.S.A.

Attention: Executive Vice President, General Counsel

For Newco:

Attention: [

or to such other address and to the attention of such persons as the Parties may designate by like notice hereunder.

ARTICLE 11

CHOICE OF LAW

All matters relating to arbitration will be governed by the Federal Arbitration Act (9 U.S.C. Sections 1 et seq.). Except to the extent governed by the Federal Arbitration Act or other federal law, this Agreement and all claims arising from the relationship between Hyatt (and/or any of its Affiliates) and Newco (and/or any of its Affiliates) under this Agreement will be governed by the laws of the State of Illinois (U.S.A.), without regard to its conflict of laws rules, except that any Illinois law or any other law regulating the offer or sale of franchises, business opportunities, or similar interests, or governing the relationship between a franchisor and a franchisee or any similar relationship, will not apply unless its jurisdictional requirements are met independently without reference to this Article 11.

ARTICLE 12

DISPUTE RESOLUTION

12.1 Dispute Resolution.

All disputes arising out of or in connection with this Agreement shall to the extent possible be settled amicably by negotiation between the Parties within fifteen (15) days from the date of written notice by either Party of the existence of such dispute, and, failing such amicable settlement, shall be finally settled by arbitration under the Rules of Arbitration of the International Chamber of Commerce (“Rules”). To the extent there is any conflict between the Rules and the Federal Arbitration Act as it pertains to such arbitration, the Rules shall prevail.

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12.2 Arbitrators.

12.2.1 The arbitration panel shall consist of:

(a) one arbitrator in the event the aggregate damages sought by the claimant are stated to be less than Five Hundred Thousand US Dollars (US$500,000), and the aggregate damages sought by the counter-claimant are stated to be less than Five Hundred Thousand US Dollars (US$500,000); or

(b) three arbitrators in the event the aggregate damages sought by the claimant are stated to be equal to or exceed Five Hundred Thousand US Dollars (US$500,000), or the aggregate damages sought by the counterclaimant are stated to be equal to or exceed Five Hundred Thousand US Dollars (US$500,000).

12.2.2 Each arbitrator (a) shall have no fewer than ten (10) years’ experience in the international hotel business, (b) for all disputes other than those involving only whether a Competing Brand directly competes with any Hyatt All-Inclusive Resorts and/or whether a Position Downgrade has occurred, shall be licensed to practice law in the United States, and (c) shall not be a person, or an Affiliate of a person, who has any past, present or currently contemplated future business or personal relationship with either Newco, Hyatt or any of their respective Affiliates.

12.3 Place of Arbitration.

The place of arbitration shall be New York, New York (USA).

12.4 Language of Arbitration.

The language to be used in the arbitration shall be English.

12.5 Provisional Relief.

The arbitrator(s) shall have the power to grant any remedy or relief that they deem just and equitable, including injunctive relief, whether interim and/or final, and any provisional measures ordered by the arbitrator(s) may be specifically enforced by any court of competent jurisdiction. Each Party hereto retains the right to seek interim measures from a judicial or other governmental authority, and any such request shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate.

12.6 Consolidation.

An arbitral tribunal constituted under this Agreement may, unless consolidation would prejudice the rights of any Party, consolidate an arbitration hereunder with an arbitration under any of the Hyatt Agreements, if the arbitration proceedings raise common questions of law or fact. If two or more arbitral tribunals under these agreements issue consolidation orders, the order issued first shall prevail.

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12.7 Award.

12.7.1 The Parties agree that the award(s) shall be binding upon Hyatt and Newco and each Party’s parent company or companies (and all other Affiliates), principals, successors, and assigns, and that judgment on the award(s) may be entered in any court of competent jurisdiction, and the Parties waive any personal jurisdiction objections for the purpose of any enforcement proceedings under the 1958 United Nations Convention on the Recognition of Enforcement of Foreign Arbitral Awards. The arbitrator(s) may not award damages in excess of compensatory damages or otherwise in violation of the waiver in Section 13.9.

12.7.2 Any award(s) shall be payable in U.S. Dollars.

12.7.3 In the event that monetary damages are awarded, the award(s) shall include interest from the date of default to the date of payment of the award in full. The arbitrator(s) shall fix an appropriate rate of interest, compounded annually, which in no event shall be lower than the prime commercial lending rate charged by Hyatt’s primary bank (as Hyatt may designate from time to time), to its most creditworthy commercial borrowers, averaged over the period from the date of the default to the date of the award.

12.8 Exclusive Remedy.

Any award(s) rendered by the arbitrator(s) shall be final and binding on the parties, and each party hereby waives to the fullest extent permitted by law any right it may otherwise have under the laws of any jurisdiction to any form of appeal or collateral attack or to seek determination of a preliminary point of law by any courts (including any court within the Development Market Area or elsewhere).

12.9 Prevailing Party’s Expenses.

The prevailing Party in any arbitration arising out of or related to this Agreement shall be entitled to recover from the losing Party all reasonable fees, costs and expenses incurred by the prevailing Party in connection with such arbitration (including any actions to enforce any award(s) or any of the provisions of this Article 12). If a Party prevails on some, but not all, of its claims, such Party shall be entitled to recover an equitable amount of such fees, costs and expenses as determined by the arbitrator(s). All amounts recovered by the prevailing Party under this Section 12.9 shall be separate from, and in addition to, any other amount included in any award(s) rendered in favor of such Party pursuant to this Article 12.

12.10 Confidentiality.

Except as may be required by law, neither a Party nor its representatives nor a witness nor an arbitrator may disclose the existence, content, or results of any arbitration or amicable settlement under this Article 12 (collectively, “Dispute Information”) without the prior written consent of both Parties. Each Party shall ensure that the Dispute Information is not disclosed to the press or to any other third person or entity without the prior consent of the other Party. The Parties shall coordinate with one another on all public statements, whether written or oral and no matter how disseminated, regarding the Dispute Information.

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ARTICLE 13

MISCELLANEOUS

13.1 Entire Agreement.

13.1.1 This Agreement, together with any exhibits hereto, constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes all prior understandings and writings between the Parties. Newco may not rely on any alleged oral or written understandings, agreements, or representations not contained in this Agreement. Any policies that Hyatt adopts and implements from time to time to guide Hyatt in its decision-making are subject to change, are not a part of this Agreement, and are not binding on Hyatt.

13.1.2 Each Party represents and warrants with respect to itself, and Hyatt represents and warrants on behalf of its Affiliates, that neither the execution of this Agreement nor the completion of the transactions contemplated hereby and thereby will (i) violate any provision of Applicable Law or any judgment, writ, injunction, order or decree of any court or governmental authority having jurisdiction over it; (ii) will cause a breach or default under any indenture, contract, other commitment or restriction to which it is a party or by which it is bound; or (iii) require any filing, consent, vote or approval which has not been taken, or at the time when the transaction involved shall not have been given or taken. Each Party represents and warrants with respect to itself, and Hyatt represents and warrants on behalf of its Affiliates, that as of the date hereof it has the full company power and authority to enter into this Agreement and to perform its respective obligations under this Agreement, and that such Party’s execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of such Party.

13.2 Amendment.

Subject to Hyatt’s right periodically to modify the Manual, the Hotel System, Brand Standards, and the System Services and calculation of costs for those services, except as otherwise provided herein, the provisions of this Agreement shall not be supplemented or amended except by an instrument in writing executed and delivered by both Parties.

13.3 Waiver.

Failure of either Party at any time to require the performance by the other Party of any provision hereof shall in no way affect the full right to require such performance at any time thereafter. Hyatt and Newco will not waive or impair any right, power, or option this Agreement reserves (including Hyatt’s right to demand compliance with every term, condition, and covenant or to declare any breach to be a default and to terminate this Agreement before the Term expires) because of any custom or practice that varies from this Agreement’s terms; Hyatt’s or Newco’s failure, refusal, or neglect to exercise any right under this Agreement or to insist upon the other’s compliance with this Agreement; Hyatt’s waiver of or failure to exercise any right, power, or option, whether of the same, similar, or different nature, with other Hyatt All-Inclusive Resorts; or Hyatt’s acceptance of any payments due from Newco after any breach of this Agreement (unless such payments are made within any applicable cure periods).

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13.4 Binding Effect.

This Agreement shall inure to the benefit of and bind the permitted assignees, successors and representatives of the Parties, except that no assignment, transfer, pledge, mortgage or lease by or through either Party in violation of the provisions of this Agreement shall vest any rights in the assignee, transferee, mortgagee, pledgee, or lessee, as the case may be.

13.5 Severability.

If any provision of this Agreement shall be determined to be void, illegal, or unenforceable under the law, all other provisions of this Agreement shall continue in full force and effect. The Parties are, in this event, obligated to replace the void, illegal or unenforceable provision with a valid, legal and enforceable provision which corresponds as far as possible to the spirit and purpose of the void, illegal, or unenforceable provision. Newco agrees to be bound by any promise or covenant imposing the maximum duty the Applicable Law permits that is subsumed within any provision of this Agreement, as though it were separately articulated in and made a part of this Agreement.

13.6 Language and Counterparts.

This Agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement and a Party may enter into this Agreement by executing a counterpart. This Agreement is executed in the English language, which shall prevail over any translation.

13.7 The Exercise of Hyatt’s Judgment.

Subject to Section 2.9 above, Hyatt has the right to develop, operate, and change the Hotel System and System Standards in any manner not specifically prohibited by this Agreement. Whenever Hyatt has reserved in this Agreement a right to take or to withhold an action, or to grant or decline to grant Newco the right to take or omit an action, Hyatt may, except as otherwise specifically provided in this Agreement, make its decision or exercise its rights based on information readily available to it and its judgment of what is in the best interests of Hyatt and its Affiliates, Hyatt All-Inclusive Resort franchisees generally, or the Hotel System at the time its decision is made, without regard to whether Hyatt could have made other reasonable or even arguably preferable alternative decisions or whether its decision promotes Hyatt’s (or its Affiliates’) financial or other individual interest.

13.8 No Representation Regarding Forecasts.

In entering into this Agreement, Hyatt and Newco acknowledge that neither Newco nor Hyatt has made any representation to the other regarding forecasted earnings, the probability of future success or any other similar matter respecting the business contemplated under this Agreement and that Hyatt and Newco understand that no guarantee is made to the other as to any amount of income to be received by Hyatt or Newco or as to the future financial success of the business contemplated under this Agreement.

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13.9 Waiver of Non-compensatory Damages.

Except for indemnification for claims of third parties involving punitive or exemplary damages pursuant to Section 9.3, or at law or in equity, in any action or proceeding between the Parties (including any arbitration proceeding pursuant to Article 12) arising under or with respect to this Agreement or in any manner pertaining to the Hyatt All-Inclusive Resorts or to the relationship of the Parties under this Agreement, each Party hereby unconditionally and irrevocably waives and releases any right, power or privilege either may have to claim or receive from the other Party any punitive or exemplary damages, each Party acknowledging and agreeing that the remedies herein provided and other remedies at law or in equity will in all circumstances be adequate. Both Parties acknowledge that they are experienced in negotiating agreements of this sort, and have had the advice of counsel in connection with, and fully understand the nature of, the waiver contained in this Section 13.9.

13.10 Further Instruments.

Subject to each Party’s prior approval (which will not be unreasonably withheld or delayed) and reasonable direction, both Parties shall execute and deliver all appropriate supplemental agreements and other instruments, and take any other action, including obtaining any government approval, necessary to make this Agreement fully and legally effective, binding, and enforceable as between the Parties. Any fees or expenses incurred in connection therewith shall be borne by the Party to which the obligation is owed.

13.11 Non-Derogation of Other Agreements.

Hyatt (or its Affiliates) and Newco (or its Affiliates) are parties to the Hyatt Subscription Agreement and the Investors Agreement (collectively, “Other Agreements”). Nothing in this Agreement or any other agreements entered into in connection with this Agreement (including the Hyatt Agreements) shall limit or otherwise affect the relevant parties’ rights and obligations under the Other Agreements, and in the case of any conflict between this Agreement or any other agreements entered into in connection with this Agreement (including the Hyatt Agreements), on the one hand, and the Other Agreement, on the other hand, the Other Agreements shall control. As used in this Agreement, “Hyatt Subscription Agreement” shall have the meaning set forth in the Investors Agreement. “Investors Agreement” shall mean that certain Investors Agreement, dated on or about [            ], 2013, among Playa Hotels & Resorts B.V., Cabana Investors B.V. and the other parties thereto, as amended.

13.12 Safe Harbor.

Notwithstanding anything else in this Agreement, the conditions, actions or activities permitted under Section 19.9 of the Franchise Agreement shall be permitted hereunder and shall not in any way be prohibited by, constitute a default under or cause, permit or allow a termination of this Agreement.

36

13.13 Sovereign Immunity.

Newco irrevocably waives any rights or privilege it may have in any proceeding before any court or tribunal in any jurisdiction by virtue of any status as a sovereign or an agency or Affiliate of a governmental authority of any jurisdiction.

13.14 Corrupt Practices.

(a) Neither Party, nor any person acting for or on behalf of such Party, shall make, and each Party acknowledges that the other Party will not make, any expenditure for any unlawful purposes (i.e. unlawful under the laws or regulations of the United States, the European Union, Spain or the Development Market Area) in the performance of its obligations under this Agreement or in connection with its activities in relation thereto. Neither Party, nor any person acting for or on behalf of such Party, shall, and each Party acknowledges that the other Party will not, bribe or offer to bribe any government official, any political party or official thereof, or any candidate for political office, for the purpose of influencing any action or decision of such person in their official capacity or any governmental authority of any jurisdiction. Notwithstanding the foregoing, it shall not be a violation of this Section 13.14(a) if (i) the conduct at issue is not a violation of the Investors Agreement (or the policies referred to in Schedule 9 thereof), or (ii) at the time of the occurrence of such conduct, either (x) Hyatt (or any of its Affiliates) has the power to control or direct the day to day operations, management, marketing or strategic planning of Newco pursuant to the Investors Agreement or (y) Hyatt (or any of its Affiliates) has the power to appoint two or more members of the Investment Committee (as defined in the Investors Agreement).

(b) Subject to Section 13.12, each party represents and warrants to the other that as of the Execution Date, and covenants throughout the Term, that such Party, its directors, officers, senior management, and Owners are not (and will not be), and are not (and will not be) owned or controlled by, or acting on behalf of, any Restricted Persons. Either Party shall notify the other in writing immediately upon its learning of the occurrence of any such event which would render the foregoing representation, warranty and covenant incorrect. The Parties acknowledge and agree that should any event occur which would cause such Party to be in breach of the foregoing representation, warranty and covenant, notwithstanding any contrary provision of this Agreement (except Section 13.12), such non-offending Party shall have the right to terminate this Agreement immediately upon written notice to the other. Notwithstanding the foregoing, any event specific to Newco (but not any of Newco’s Owners) shall not be a violation of this Section 13.14(b) if (i) the conduct at issue is not a violation of the Investors Agreement (or the policies referred to in Schedule 9 thereof), or (ii) at the time of the occurrence of such conduct, either (x) Hyatt (or any of its Affiliates) has the power to control or direct the day to day operations, management, marketing or strategic planning of Newco pursuant to the Investors Agreement or (y) Hyatt (or any of its Affiliates) has the power to appoint two or more members of the Investment Committee (as defined in the Investors Agreement).

[signature page to follow]

37

IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Franchise Agreement as of the Execution Date.

PLAYA HOTELS & RESORTS B.V.	HYATT FRANCHISING LATIN AMERICA, LLC

By:	By:
Name: [Insert Name]	Name: [Insert Name]
Title: [Insert Title]	Title: [Insert Title]

Date:	Date:

38

EXHIBIT 2.3.4

PLAYA EXISTING RESORTS

EXHIBIT 3.2

DEVELOPMENT SCHEDULE

Milestone / Period	By the End of the 1st Agreement Year (12/31/2014)	By the End of the 2nd Agreement Year (12/31/2015)	By the End of the 3rd Agreement Year (12/31/2016)	By the End of the 4th Agreement Year (12/31/2017)
1. Enter into definitive agreements to either purchase an existing resort for converting to a Newco HAI Resort or purchase a Site for developing a Newco HAI Resort; in both cases, subject to Hyatt’s approval under Section 4.2.	2 Newco HAI Resorts	4 cumulative new Newco HAI Resorts	6 cumulative new Newco HAI Resorts	N/A

2. Number of Newco HAI Resorts that must be in operation (cumulatively; including the Initial Conversion Resorts)	3 Newco HAI Resorts	6 Newco HAI Resorts	8 Newco HAI Resorts	10 Newco HAI Resorts

Additional milestones with respect to each Newco HAI Resort:

3. Time to begin construction of any new Newco HAI Resort	within eighteen (18) months of executing the definitive agreements referred to in #1 above

4. Time to finalize construction of any new Newco HAI Resort	within forty- two (42) months of executing the definitive agreements referred to in #1 above

5. Time to complete PIP and convert an existing resort to a Newco HAI Resort	within the time periods specified in the relevant Hyatt Agreements for the Newco HAI Resort

For the avoidance of doubt, the Initial Conversion Resorts shall not be counted towards the satisfaction of any milestones in the Development Schedule unless otherwise specified.

EXHIBIT 5.1

FORM OF HYATT AGREEMENTS

FRANCHISE AGREEMENT

Between

[                                 ]

and

Hyatt Franchising Latin America, L.L.C.

[         ] 201

[subject to local law review]

© 2013 Hyatt Franchising Latin America, L.L.C. All rights reserved.

This document is confidential and proprietary to Hyatt Franchising Latin America, L.L.C. and may not be copied, in whole or in part, without its express written permission.

Hyatt/Playa — FA (Form)

© 2013 Hyatt Franchising Latin America, L.L.C. All rights reserved.

This document is confidential and proprietary to Hyatt Franchising Latin America, L.L.C. and may not be copied, in whole or in part, without its express written permission.

Hyatt/Playa — FA (Form)

i

(continued)

© 2013 Hyatt Franchising Latin America, L.L.C. All rights reserved.

This document is confidential and proprietary to Hyatt Franchising Latin America, L.L.C. and may not be copied, in whole or in part, without its express written permission.

Hyatt/Playa — FA (Form)

ii

(continued)

© 2013 Hyatt Franchising Latin America, L.L.C. All rights reserved.

This document is confidential and proprietary to Hyatt Franchising Latin America, L.L.C. and may not be copied, in whole or in part, without its express written permission.

Hyatt/Playa — FA (Form)

iii

(continued)

© 2013 Hyatt Franchising Latin America, L.L.C. All rights reserved.

This document is confidential and proprietary to Hyatt Franchising Latin America, L.L.C. and may not be copied, in whole or in part, without its express written permission.

Hyatt/Playa — FA (Form)

iv

FRANCHISE AGREEMENT

            Resort

THIS FRANCHISE AGREEMENT (this “Agreement”), dated as of [            ], 201      (the “Execution Date”), is entered into by and between:

(1) [            ] (“Franchisee”), a [            ] company organized and existing under the laws of [            ] with its registered office and principal place of business located at [            ]; and

(2) Hyatt Franchising Latin America, L.L.C. (“Hyatt”), a limited liability company organized and existing under the laws of the State of Delaware (U.S.A.) with its principal place of business located at 71 South Wacker Drive, Chicago, Illinois 60606, U.S.A.

Hyatt and Franchisee are hereinafter collectively referred to as the “Parties” and each individually as a “Party”.

PRELIMINARY STATEMENT

Franchisee is the owner of, or has the right to occupy, certain real property located at             that is more particularly described in Exhibit A hereto (the “Site”). Hyatt has the right to grant franchises for the establishment and operation of Hyatt All-Inclusive Resorts (defined below) in the Country (defined below). Franchisee is entering into this Agreement to obtain a franchise to use the Hotel System to operate a Hyatt All-Inclusive Resort located at the Site, pursuant to the MDA (defined below).

NOW, THEREFORE, in consideration of the covenants, mutual benefits to be derived, and the representations and warranties, conditions and promises herein contained and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1 Definitions.

In this Agreement, in addition to terms otherwise defined herein, the following words and expressions shall have the following meanings, unless they are inconsistent with the context:

“ADS” shall mean the online travel agencies and other alternative distribution systems that Hyatt may periodically authorize or require for Franchisee’s Hotel and other similarly situated Participating Hotels (subject to Reasonable Deviations).

“Affiliate” shall mean, with respect to a party, any person or entity directly or indirectly owned or controlled by, under common control with, or owning or controlling, such party. For purposes of this definition, “control” shall mean the power to direct or cause the direction of management and policies.

© 2013 Hyatt Franchising Latin America, L.L.C. All rights reserved.

This document is confidential and proprietary to Hyatt Franchising Latin America, L.L.C. and may not be copied, in whole or in part, without its express written permission.

Hyatt/Playa — FA (Form)

“AOP Term” shall mean the period beginning on the Execution Date and ending three (3) years after the Opening Date.

“Area of Protection” shall mean the geographic area described in Exhibit A.

“Brand Owner” shall mean any entity that (a) is a franchisor, licensor or owner of a Competing Brand (defined below), or manages or otherwise operates hotels exclusively for the franchisor, licensor or owner of a Competing Brand (a “Brand Company”), (b) has an Affiliate that is a Brand Company, or (c) has a direct or indirect owner that is a Brand Company. A “Competing Brand” is a hotel concept or brand for all-inclusive hotels or resorts that has at least twelve (12) hotels operating under that concept’s or brand’s trade name(s) anywhere in the world and that directly competes with any Hyatt All-Inclusive Resorts, as reasonably determined by the parties. To the extent there is a reasonable dispute between the parties as to whether the Competing Brand directly competes with any Hyatt All-Inclusive Resorts, such dispute shall be submitted for resolution pursuant to Article 23.

“Chain Marketing Services Agreement” shall mean the Chain Marketing Services Agreement entered into as of the Execution Date between Franchisee and Hyatt LACSA Services, Inc.

“Confidential Information” shall mean the Hyatt Confidential Information or the Franchisee Proprietary Information, as the context may require.

“Consequential Termination” shall mean a termination of this Agreement if (a) such termination involves a transfer of the Hotel or its assets, or a Controlling Ownership Interest in Franchisee or its Controlling Owner, to a Competitor; (b) there are three (3) or more franchise or license agreements for Hyatt All-Inclusive Resorts or other Hyatt-Affiliated Hotels (including this Agreement) with Franchisee or its Affiliates that Hyatt or its Affiliates terminate because of Franchisee’s (or its Affiliate’s) default or Franchisee (or its Affiliate) terminates in breach of the agreement; or (c) Hyatt or its Affiliate sold or transferred the Hotel to Franchisee or terminated a management arrangement under which Hyatt’s Affiliate operated the Hotel, the parties signed this Agreement as part of that transaction, and Franchisee terminates this Agreement without cause or Hyatt terminates this Agreement due to Franchisee’s breach. For purposes of this definition, a “Competitor” is any entity that owns, franchises and/or manages, or is an affiliate of any entity that owns, franchises and/or manages, a hotel system of at least four (4) hotels with an average daily room rate for all or substantially all of the hotels in the Region during the then most recent full calendar year that is at least sixty percent (60%) of the average daily room rate for Hyatt-Affiliated Hotels operating in the Region.

“Control Transfer” shall mean any transfer (as defined in Section 19.2) of (a) this Agreement (or any interest in this Agreement), (b) the Hotel or all or substantially all of its assets, (c) a Controlling Ownership Interest in Franchisee, whether in one transaction or a series of related transactions (regardless of the time period over which these transfers take place), or (d) a Controlling Ownership Interest in any Controlling Owner (if such Owner is a legal entity), whether in one transaction or a series of related transactions (regardless of the time period over which these transfers take place).

© 2013 Hyatt Franchising Latin America, L.L.C. All rights reserved.

This document is confidential and proprietary to Hyatt Franchising Latin America, L.L.C. and may not be copied, in whole or in part, without its express written permission.

Hyatt/Playa — FA (Form)

“Controlling Owner” shall mean an individual or legal entity holding a direct or indirect Controlling Ownership Interest in Franchisee.

“Controlling Ownership Interest” in a legal entity shall mean, whether directly or indirectly, either (a) the record or beneficial ownership of, or right to control, fifty percent (50%) or more of the investment capital, equity, rights to receive profits or losses, or other rights to participate in the results of the entity, or (b) the effective control of the power to direct or cause the direction of that entity’s management and policies, including a general partnership interest (with respect to an entity that is a partnership) and a manager or managing member interest (with respect to an entity that is a limited liability company), or the power to appoint or remove any such party. In the case of (a) or (b), the determination of whether a “Controlling Ownership Interest” exists is made both immediately before and immediately after a proposed transfer.

“Copyrighted Materials” shall mean all copyrightable materials that Hyatt or its Affiliate periodically develops and Hyatt periodically designates for use in connection with the Hotel System, including the Manual, videotapes, CDs/DVDs, marketing materials (including advertising, promotional, and public relations materials), architectural drawings (including the Design Standards and all architectural plans, designs, and layouts such as, without limitation, site, floor, plumbing, lobby, electrical, and landscape plans), building designs, and business and marketing plans, whether or not registered with any copyright office.

“Core Management” shall mean the senior manager-level employees at the Hotel whom Hyatt periodically designates, which may include the general manager, rooms director, director of sales, director of food and beverage, director of catering, and the executive chef for the Hotel.

“CRS” shall mean the central reservations system and related services for the Hotel and the similarly situated Participating Hotels, as Hyatt may periodically modify it.

“Country” shall mean [            ].

“Design Standards” shall mean the standards that Hyatt periodically prescribes detailing certain design criteria to be incorporated into the design and layout of the Hotel, as Hyatt determines them.

“FF&E” shall mean all fixtures; equipment; furnishings; furniture; telephone systems; communications systems; facsimile machines; copiers; signs; the technology system and other property management, revenue management, in-room entertainment, and other computer and technology systems; and other similar items that Hyatt periodically specifies for the Hotel System.

© 2013 Hyatt Franchising Latin America, L.L.C. All rights reserved.

This document is confidential and proprietary to Hyatt Franchising Latin America, L.L.C. and may not be copied, in whole or in part, without its express written permission.

Hyatt/Playa — FA (Form)

“Food and Beverage Operations” shall mean all food and beverage operations for Hotel guests and patrons consisting of: (a) restaurant, dining, bar, lounge, and retail food and beverage services; (b) banquet, meeting, event, catering (including outside catering), and room services; and (c) all other food, beverage and related services at the Hotel.

“Force Majeure” shall mean performance by a Party hereunder being rendered impossible or impracticable by virtue of any Act of God, acts of government, strikes or lockouts (other than those limited exclusively to the Hotel), acts of a public enemy, acts of terrorism, blockades, wars, insurrections or riots, epidemics, landslides, fires, storms, floods, explosions, or other similar causes that are unforeseeable and beyond the control of such Party.

“Franchisee Proprietary Information” shall mean all information, methods, formats, specifications, standards, systems, procedures, knowledge, proprietary know-how and experience, in tangible or intangible form, developed by or for Franchisee or any of its Affiliates, or acquired by Franchisee or any of its Affiliates, and used in owning, developing or operating all-inclusive resorts that are not Hyatt All-Inclusive Resorts (including those all-inclusive resorts prior to their conversion to Hyatt All-Inclusive Resorts). All Franchisee Proprietary Information shall specifically exclude any Hyatt Confidential Information.

“Fund” shall mean any mutual fund, hedge fund, commodity pool, private equity fund or any other pooled investment or similar vehicle or a managed account that is advised by a person or entity (or its Affiliate) that manages or advises any of the foregoing.

“Fund Owner” shall have the meaning set forth in the definition of Fund Related Entity.

“Fund Related Entity” shall mean any (a) Fund, (b) limited partner, member or equity investor in a Fund or any person or entity holding a direct or indirect beneficial interest therein (any person or entity described in this clause (b), a “Fund Owner”), (c) any investment adviser, investment manager, collateral manager, pool operator, or other person performing a substantially similar role for with respect to such Fund and/or (d) any officer, director, manager, employee, limited partner, member or equity owner of such a person or entity or any person or entity holding a direct or indirect beneficial interest in the foregoing.

“GDS” shall mean the global distribution systems that Hyatt periodically authorizes or requires for the Hotel and the similarly situated Participating Hotels (subject to Reasonable Deviations).

“Gold Passport Agreement” shall mean the “Gold Passport” Agreement entered into as of the Execution Date between Franchisee and Hyatt LACSA Services, Inc.

© 2013 Hyatt Franchising Latin America, L.L.C. All rights reserved.

This document is confidential and proprietary to Hyatt Franchising Latin America, L.L.C. and may not be copied, in whole or in part, without its express written permission.

Hyatt/Playa — FA (Form)

“Gross Revenue” shall mean all revenues and income of any kind derived, directly or indirectly, from the operation of the Hotel, including all package revenue and non-package revenue, all food and beverage revenues, all spa and fitness center revenues, and all other revenues, including rents and fees payable from commercial leases and concession payments from concessionaires managed by the Hotel. If the Hyatt All-Inclusive Resort receives any proceeds from any business interruption insurance covering its operation, then Gross Revenue will include an amount equal to the imputed gross revenues that the insurer used to calculate those proceeds. Without limiting the generality of the foregoing, it is the Parties’ intention that “Gross Revenue” shall have the same meaning as the Total Revenue for Total Operated Departments in accordance with, and as defined in, the Uniform System of Accounts for the Lodging Industry, Tenth Edition (Educational Institute of the American Hotel and Motel Association, publisher), or a later edition Hyatt approves.

“Ground Lessor” means any person or entity (including any Affiliate of Franchisee) that, directly or through one or more other people or entities, leases or subleases all or any part of the Hotel’s real property or improvements to Franchisee or that otherwise has any fee simple ownership or leasehold interest in the Site or the Hotel.

“Guarantor” shall mean each individual or entity who from time to time guarantees Franchisee’s obligations under this Agreement.

“HAI Resort Brands” shall mean the “XXX” brand and the “YYY” brand.

“Hotel” shall mean the Hyatt All-Inclusive Resort located at the Site that Franchisee will operate pursuant to this Agreement under the Licensed Brand designated by Hyatt in Exhibit A. The Hotel includes all structures, facilities, appurtenances, FF&E, entrances, exits, and parking areas located on the Site or any other real property that Hyatt approves for Hotel expansion, signage, or other facilities.

“Hotel System” shall mean the concept and system associated with the establishment and operation of the Hotel, as Hyatt periodically modifies it. The Hotel System now includes: (a) the Licensed Brand and other Proprietary Marks; (b) all Copyrighted Materials; (c) all Hyatt Confidential Information; (d) the Design Standards; (e) the CRS; (f) the required or authorized GDS and ADS; (g) management, personnel, and operational training programs, materials, and procedures; (h) System Standards described in the Manual or in other written or electronic communications; (i) marketing, advertising, and promotional programs; and (j) Mandatory Services and Non-Mandatory Services.

“Hotel System Website” shall mean a Website that Hyatt or one or more members of the Hyatt Group develops, maintains and/or authorizes for the Hotel and all or certain other Hyatt All-Inclusive Resorts (and, at Hyatt’s option, other Hyatt-Affiliated Hotels).

© 2013 Hyatt Franchising Latin America, L.L.C. All rights reserved.

This document is confidential and proprietary to Hyatt Franchising Latin America, L.L.C. and may not be copied, in whole or in part, without its express written permission.

Hyatt/Playa — FA (Form)

“Hyatt-Affiliated Hotels” shall mean the Hyatt All-Inclusive Resorts and other hotels that from time to time are owned and/or operated by Hyatt, its Affiliates, or its or their franchisees or licensees under the name “Hyatt” or another brand owned by the Hyatt Group, whether with or without another sub-brand name, including Andaz hotels, Hyatt hotels, Hyatt Regency hotels, Grand Hyatt hotels, Park Hyatt hotels, Hyatt Place hotels, and Hyatt House hotels.

“Hyatt Agreements” shall mean this Agreement, the Chain Marketing Services Agreement, the Reservations Agreement, the Gold Passport Agreement, the Trademark Sublicense Agreement, and, if applicable, the Technical Services Agreement.

“Hyatt All-Inclusive Resort” shall mean an all-inclusive resort under one of the two HAI Resort Brands and other Proprietary Marks and other aspects of the Hotel System.

“Hyatt Confidential Information” shall mean (a) all information, methods, formats, specifications, standards, systems, procedures, knowledge, proprietary know-how and experience, in tangible or intangible form, developed by or for Hyatt or any of its Affiliates, or acquired by Hyatt or any of its Affiliates, and used in owning, developing, operating, franchising or licensing Hyatt-Affiliated Hotels; and (b) all data and other information regarding the guests of the Hotel, any other Hyatt All-Inclusive Resorts or any other Hyatt-Affiliated Hotel.

“Hyatt Group” shall mean Hyatt and any of its Affiliates who from time to time provide goods or services to Franchisee and/or other Participating Hotels.

[For Playa hotel owners only: “Hyatt Subscription Agreement” shall have the meaning set forth in the Investors Agreement.”]

[For Playa hotel owners only: “Investors Agreement” shall mean that certain Investors Agreement, dated on or about [            ], 2013, among Playa Hotels & Resorts B.V., Cabana Investors B.V. and the other parties thereto, as amended.”]

“Lender” shall mean the financial institution, if any, that provided or is providing the financing for Franchisee’s acquisition, development, and/or operation of the Hotel [For Playa hotel owners only: “or any other hotel or property owned by a member of the Playa Group”], including any person that holds any mortgage, deed of trust, lien, charge, security interest or other similar interest in the Hotel, the Site, or the real property on which the Hotel is located.

“Licensed Brand” shall mean one of the two HAI Resort Brands, as designated by Hyatt in Exhibit A. For the avoidance of doubt, the Licensed Brand shall not mean the HAI Resort Brand identified above which is not designated by Hyatt in Exhibit A.

“Losses” shall mean any and all losses, expenses, obligations, diminutions in value, liabilities, damages (actual, consequential, or otherwise), and reasonable defense costs that an indemnified party incurs. For purposes of this definition, defense costs include accountants’, arbitrators’, attorneys’, and expert witness fees, costs of investigation and proof of facts, court costs, travel and living expenses, and other expenses of litigation, arbitration, or alternative dispute resolution, regardless of whether litigation, arbitration, or alternative dispute resolution is commenced.

© 2013 Hyatt Franchising Latin America, L.L.C. All rights reserved.

This document is confidential and proprietary to Hyatt Franchising Latin America, L.L.C. and may not be copied, in whole or in part, without its express written permission.

Hyatt/Playa — FA (Form)

“Management Arrangement” shall mean any lease, management agreement, or other similar arrangement with any entity for all or a part of the Hotel’s operation.

“Management Company” means any entity (including any Affiliate of Franchisee) that Hyatt approves as the Hotel’s manager pursuant to an approved Management Arrangement.

“Mandatory Services” are certain mandatory System Services that one or members of the Hyatt Group periodically provides to the Hotel.

“Manual” shall mean Hyatt’s confidential manuals, as amended from time to time.

“MDA” shall mean that certain Master Development Agreement between Hyatt and Playa dated [date].

“Non-Controlling Owner” shall mean any Owner which is not a Controlling Owner.

“Non-Control Transfer” shall mean any transfer (as defined in Section 19.2) of (a) a non-Controlling Ownership Interest in Franchisee, (b) a non-Controlling Ownership Interest in any Controlling Owner (if such Owner is a legal entity), or (c) a Controlling Ownership Interest or non-Controlling Ownership Interest in any Non-Controlling Owner (if such Owner is a legal entity).

“Non-Mandatory Services” are System Services that are not Mandatory Services.

“Opening Date” shall mean the date upon which Franchisee first opens the Hotel for business under the Licensed Brand.

“Owner” shall mean any person holding a direct or indirect ownership interest (whether of record, beneficially, or otherwise) or voting rights in Franchisee, including any person who has a direct or indirect interest in Franchisee, this Agreement, the franchise, or the Hotel and any person who has any other legal or equitable interest, or the power to vest in himself or herself any legal or equitable interest, in their revenue, profits, rights, or assets or any capital appreciation relating thereto. However, for purposes of this Agreement only, “Owner” does not include Hyatt or its Affiliates.

“Participating Hotels” shall mean: (a) with respect to Chain Marketing Services provided under the Chain Marketing Services Agreement, (i) if the Hotel is located in the Dominican Republic, Jamaica or Cuba, the Hyatt All-Inclusive Resorts located in those countries and full-service Hyatt-Affiliated Hotels (currently, Andaz hotels, Hyatt hotels, Hyatt Regency hotels, Grand Hyatt hotels and Park Hyatt hotels) located in the United

© 2013 Hyatt Franchising Latin America, L.L.C. All rights reserved.

This document is confidential and proprietary to Hyatt Franchising Latin America, L.L.C. and may not be copied, in whole or in part, without its express written permission.

Hyatt/Playa — FA (Form)

States, Canada, Bermuda and the islands of the Caribbean, and (ii) if the Hotel is located in Mexico, Costa Rica or Panama, the Hyatt All-Inclusive Resorts located in those countries and full-service Hyatt-Affiliated Hotels (currently, Andaz hotels, Hyatt hotels, Hyatt Regency hotels, Grand Hyatt hotels and Park Hyatt hotels) located in the Region, excluding Bermuda and the islands of the Caribbean; and (b) with respect to other System Services (including the Reservation Services provided under the Reservations Agreement, GP Program provided under the Gold Passport Agreement, and other System Services provided other than Chain Marketing Services), all Playa HAI Resorts and full-service Hyatt-Affiliated Hotels (currently, Andaz hotels, Hyatt hotels, Hyatt Regency hotels, Grand Hyatt hotels and Park Hyatt hotels) located in the Region.

“PIP” shall mean Property Improvement Plan.

“Playa” shall mean Playa Hotels & Resorts, B.V., a private limited liability company incorporated under the laws of the Netherlands.

[For Playa hotel owners only: “Playa Group” shall mean Playa and its direct and indirect majority owned subsidiaries.”]

“Playa HAI Resort” shall mean each Hyatt All-Inclusive Resort owned, operated or developed pursuant to the MDA, including the Hotel under this Agreement.

“Proceeding” means any claim asserted or inquiry made (whether formally or informally), and any legal action, investigation or other proceeding (including any arbitration proceeding) brought, by any governmental agency or other person or entity.

“Pre-Opening Period” shall mean the period beginning on the date upon which Hyatt approves Franchisee’s offering the Hotel’s rooms to guests and ending on the Opening Date.

“Pre-Opening Sales Office” shall mean a temporary or permanent sales office at the Site or another location approved by Hyatt, to solicit and accept reservations during the Pre-Opening Period for stays after the Opening Date.

“Proprietary Marks” shall mean the designated Licensed Brand and such other trade names, trademarks, service marks, logos, slogans, trade dress, domain names, and other designations of source and origin (including all derivatives of the foregoing) that Hyatt or its Affiliate periodically develops and Hyatt periodically designates for use in connection with the Hotel System.

“Providers” shall mean providers of products or services for the Hotel, including the then current CRS operator (if applicable), then current GDS and ADS operators (if applicable), and other third party suppliers to the Hotel, which may include Hyatt and/or its Affiliates.

© 2013 Hyatt Franchising Latin America, L.L.C. All rights reserved.

This document is confidential and proprietary to Hyatt Franchising Latin America, L.L.C. and may not be copied, in whole or in part, without its express written permission.

Hyatt/Playa — FA (Form)

“Reasonable Business Judgment” shall mean that Hyatt’s action or inaction has a business basis that is intended to benefit the network of Hyatt All-Inclusive Resorts in the Region or the profitability of the network, including Hyatt and its Affiliates, regardless of whether some individual hotels may be unfavorably affected; or to increase the value of the Proprietary Marks; or to increase or enhance overall hotel guest or franchisee or owner satisfaction; or to minimize possible brand inconsistencies or customer confusion.

“Reasonable Deviations” shall mean that, if the market area or unique circumstances of a Hyatt All-Inclusive Resort warrant, then, in Hyatt’s Reasonable Business Judgment, Hyatt may apply an aspect of the Hotel System, System Standard or requirement or other term or condition to the Hotel in a manner which differs from the manner in which that aspect of the Hotel System, requirement or other term or condition applies to one or more other similarly situated Hyatt All-Inclusive Resorts in the Region. In determining which Hyatt All-Inclusive Resorts in the Region are similarly situated with the Hotel, Hyatt may consider, among other factors it determines in its sole judgment, the market in which the Hotel and such other Hyatt All-Inclusive Resorts operate.

“Region” shall mean Latin America and the Caribbean (that is, all of the Americas south of the United States of America).

“Reservations Agreement” shall mean the Reservations Agreement entered into as of the Execution Date between Franchisee and Hyatt LACSA Services, Inc.

“Restricted Brand Company” shall mean Marriott International, Inc., Hilton Worldwide Inc., Starwood Hotels & Resorts Worldwide, Inc., InterContinental Hotels Group, Accor Hotels Worldwide, any of their respective Affiliates, and/or any of their successors in interest.

“Restricted Brands” means any hotel concept or brand for all-inclusive hotels or resorts that is owned by or exclusively licensed to a Restricted Brand Company.

“Restricted Persons” shall mean persons identified from time to time by any governmental or legal authority in the United States of America, the European Union, and the United Nations under applicable laws as a person with whom dealings and transactions by Hyatt and/or its Affiliates are prohibited or restricted, including persons designated on the U.S. Department of the Treasury’s Office of Foreign Assets Control (OFAC) List of Specially Designated Nationals and Other Blocked Persons (including terrorists and narcotics traffickers).

“System Services” shall mean those services, programs and policies generally made available or required by the Hyatt Group from time to time on a central, regional, or other shared or group basis (whether in whole or in part) to the Franchisee’s Hotel and other similarly situated Participating Hotels. System Services include all of the Mandatory Services and Non-Mandatory Services (each defined below). Hyatt may from time to time add to, delete from, and otherwise modify these System Services, the scope of and

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Hyatt/Playa — FA (Form)

manner of providing System Services, and the method of calculating costs for System Services among similarly situated Participating Hotels (subject to the provisions in the other Hyatt Agreements), provided, such new or changed method of calculating costs shall be done on a fair and equitable basis.

“System Services Charges” shall mean the amounts that the Hyatt Group charges the Hotel, and the Hotel must pay, for the Hotel’s share of the System Services Costs attributable to the System Services in which the Hotel participates (or is obligated to participate), as periodically determined by the Hyatt Group, including services provided under the Chain Marketing Services Agreement, the Reservations Agreement, and the Gold Passport Agreement, as calculated and set forth therein. System Services Charges shall be determined on the same basis as such amounts are determined for substantially all other similarly situated Participating Hotels, without mark-up, except as may be required by law or as the Hyatt Group may impose on Non-Mandatory Services that a Participating Hotel elects to acquire. The method of calculation of the System Services Costs among the similarly situated Participating Hotels may change from time to time at the reasonable discretion of the Hyatt Group, provided that such method of calculation shall at all times be determined on a reasonable, fair and non-discriminatory basis.

“System Services Costs” shall mean, with respect to any of the System Services in which the Hotel participates (or is required to participate), all costs actually incurred or properly accrued by any member of Hyatt Group during the period of determination in respect of the provision of such System Services, including (v) any costs or expenses payable to third party vendors or employees of any member of the Hyatt Group (including support personnel) directly engaged in the rendition of such System Services, (w) occupancy costs, (x) costs of equipment leases and capital improvements, (y) administrative expenses attributable to such services, and (z) calculation of related carrying costs.

“System Standards” shall mean standards, specifications, procedures, and rules for operations, marketing, construction, equipment, furnishings, and quality assurance that Hyatt implements and may periodically modify for the Hotel.

“Technical Services Agreement” shall mean the Technical Services Agreement, if any, entered into on or after the Execution Date between an Affiliate of Hyatt and Franchisee.

“Trademark Sublicense Agreement” shall mean the Trademark Sublicense Agreement entered into as of the Execution Date between an Affiliate of Hyatt and Franchisee.

“Uniform System” shall mean, at any given time, the most recent edition of the Uniform System of Accounts for the Lodging Industry, by the Hotel Association of New York, Inc. and published by the American Hotel & Lodging Educational Institute.

“US Dollars” and “US $” shall mean United States Dollars, the lawful currency of the United States of America.

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This document is confidential and proprietary to Hyatt Franchising Latin America, L.L.C. and may not be copied, in whole or in part, without its express written permission.

Hyatt/Playa — FA (Form)

1.2 Rules of Interpretation and Construction.

1.2.1 Except where the context otherwise requires, words denoting the singular include the plural and vice versa, words denoting any one gender include all genders.

1.2.2 The references to articles, sections and exhibits are, unless otherwise stated, to articles, sections and exhibits to this Agreement.

1.2.3 Article and section headings in this Agreement are for ease of reference only and do not affect the construction of any provision of this Agreement.

1.2.4 The terms “include”, “including” and similar terms shall be construed as if followed by the phrase “without being limited to.”

1.2.5 The terms “hereof”, “herein”, “hereto” and words of similar import refer to this Agreement as a whole and not to any particular article, section, subsection or paragraph of this Agreement.

1.2.6 A reference to any agreement is a reference to that agreement and all exhibits, schedules, appendices and the like incorporated therein, as the same may be amended, modified, supplemented, waived, varied, added to, substituted, replaced, renewed or extended from time to time.

1.2.7 No rule of construction providing that the terms of this Agreement shall be construed to the disadvantage of either Party by virtue of such Party preparing or drafting this Agreement shall be applicable hereto; each Party to this Agreement shall have access to the advice of legal counsel, and the Parties hereby agree that no such rule of construction shall apply to the interpretation of any provision herein contained.

1.2.8 The term “person,” as the context requires, shall mean an individual (and the heirs, executors, administrators, or other legal representatives of an individual), a partnership, a joint venture, a firm, a company, a corporation, a government or any department or agency thereof, a trustee, a trust, an unincorporated organization, or any other legal entity of whatever kind or nature.

ARTICLE 2

THE SITE, GRANT OF FRANCHISE AND AREA OF PROTECTION

2.1 Grant of Franchise and Guaranty.

Hyatt grants Franchisee, and Franchisee accepts, the non-exclusive right and obligation to use the Hotel System during the Term (defined in Section 4.1) to build or convert and operate the Hotel at the Site under the Proprietary Marks in accordance with this Agreement’s terms. Franchisee must ensure that its parent company (which, for purpose of clarification, shall not include any non-Controlling Owner) whom Hyatt and Franchisee mutually determine (provided that such parent company has sufficient net worth to meet Franchisee’s obligations under this

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Hyatt/Playa — FA (Form)

Agreement) signs Hyatt’s required form of Guaranty and Assumption of Obligations (the “Guaranty”); provided, however, that if there is a Control Transfer approved by Hyatt pursuant to Section 19.4 of this Agreement, the Guaranty shall be replaced by a new guaranty executed by such parent company whom Hyatt and Franchisee mutually determine (provided that such parent company has sufficient net worth to meet Franchisee’s obligations under this Agreement).

2.2 Rights and Obligations in Area of Protection During AOP Term and Restricted Brands.

2.2.1 The “Area of Protection” is the geographic area described in Exhibit A.

2.2.2 During the AOP Term, neither Hyatt nor any of its Affiliates will open and operate, or authorize any other party (whether under a license or franchise from Hyatt or its Affiliate or otherwise) to open and operate, (a) any other Hyatt All-Inclusive Resorts the physical premises of which are located within the Area of Protection, or (b) any other all-inclusive resorts under another brand developed or owned, directly or indirectly, by Hyatt or its Affiliates the physical premises of which are located within the Area of Protection.

2.2.3 During the AOP Term, neither Franchisee nor any of its Affiliates will open and operate, or authorize any other party (whether under a license or franchise from Franchisee or its Affiliate or otherwise) to open and operate, any other all-inclusive resort under a Franchisee-Developed Brand (defined below) that directly competes with the Licensed Brand, the physical premises of which are located within the Area of Protection. [For Playa hotel owners only: “A “Franchisee-Developed Brand” is a hotel concept or brand developed by Franchisee or its Affiliates, of which Franchisee or any of its Affiliates is the franchisor, licensor or owner, or for which Franchisee or any of its Affiliates is the exclusive manager or other operator; provided, however, a Franchisee-Developed Brand shall specifically exclude any existing hotel concept or brand that was or is acquired by Franchisee or any of its Affiliates.”] OR [For 3rd party hotel owners only: “A “Franchisee-Developed Brand” is a hotel concept or brand developed or acquired by Franchisee or its Affiliates, of which Franchisee or any of its Affiliates is the franchisor, licensor or owner, or for which Franchisee or any of its Affiliates is the exclusive manager or other operator.”]

2.2.4 [For Playa hotel owners only: “While the MDA is in effect, Franchisee may, at its sole option, terminate the AOP Term at any time during the AOP Term upon delivery of thirty (30) days’ prior written notice to Hyatt. After the MDA terminates or expires, either Party may, at its sole option, terminate the AOP Term at any time during the AOP Term upon delivery of thirty (30) days’ prior written notice to other Party. Upon delivery of any such notice of termination, the AOP Term, and all of the rights, restrictions and obligations under Sections 2.2.2 and 2.2.3, shall terminate without further action by any Party at the end of such thirty (30)-day period.”]

2.2.5 [For Playa hotel owners only: “Additionally, during the period beginning on the Execution Date and ending on the first date upon which both (i) there are fewer than three (3) franchise agreements then in effect (including this Agreement) with Franchisee and/or its Affiliates for the operation of Hyatt All-Inclusive Resorts, and (ii) Hyatt’s (and its Affiliates’) aggregate ownership percentage in Playa on a fully-diluted, as-converted basis is less than fifteen percent (15%), neither Franchisee nor any of its Affiliates shall:

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Hyatt/Playa — FA (Form)

(a)	own, invest in, acquire, develop, manage, operate or lease, or become a licensee or franchisee with respect to, any all-inclusive resorts, wherever located, operating under a Restricted Brand; or

(b)	invest in, accept an investment from, lend money to, accept a loan from, or participate in a joint venture or other arrangement with any Restricted Brand Company, except as expressly permitted under Section 19.7.”]

2.3 No Other Restrictions.

2.3.1 The Parties acknowledge that their rights in the Area of Protection apply only during the AOP Term. Except as set forth in Section 2.2.5 above [For Playa hotel owners only: “or in the MDA (if it is then in effect),”] following the AOP Term, neither Party will have any territorial rights or protection whatsoever, whether within or outside the Area of Protection, and either Party and its Affiliates may open and operate, and authorize any other parties to open and operate, other Hyatt All-Inclusive Resorts or all-inclusive resorts under another brand developed or owned by Hyatt or its Affiliates (with respect to Hyatt and its Affiliates) or other all-inclusive resorts under a Franchisee-Developed Brand or any other brand owned by Franchisee or its Affiliates (with respect to Franchisee and its Affiliates) the physical premises of which are located within the Area of Protection, including pursuant to franchise agreements and other agreements signed during the AOP Term.

2.3.2 Except for the limited exclusivity provided above [For Playa hotel owners only: “and except as otherwise provided in the MDA (if it is then in effect),”] there are no restrictions on the Parties or their Affiliates; Hyatt’s and Franchisee’s rights under this Agreement are nonexclusive in all respects; the Hotel has no territorial protection whatsoever; and the Parties and their Affiliates have the right without any restrictions at all to engage in any and all activities they desire (including with respect to any and all types of lodging facilities), at any time and place, whether or not using the Proprietary Marks or any aspect of the Hotel System (with respect to Hyatt and its Affiliates) or the Franchisee-Developed Brands or related marks (with respect to Franchisee and its Affiliates), whether or not those activities compete with the Hotel, and whether or not that Party or its Affiliates start those activities themselves or purchase, are purchased by, merge with, acquire, are acquired by, or affiliate with businesses that already engage in such activities. The Parties and their Affiliates may engage in all activities not expressly prohibited in this Agreement [For Playa hotel owners only: “or the MDA (if it is then in effect).”] Hyatt and its Affiliates may use or benefit from, among other things, common hardware, software, communications equipment and services, administrative systems, reservation systems, franchise application procedures, central purchasing, approved vendor lists, and personnel, and may provide some or all of those System Services to other Hyatt-Affiliated Hotels and other hotels, lodging facilities and other businesses, even if they compete with the Hotel. Neither Party nor its Affiliates will have any right to pursue any claims, demands, or damages as a result of these activities, whether under breach of contract, unfair competition, implied covenant of good faith and fair dealing, divided loyalty, or other theories, because each Party has expressly allowed the other Party and its Affiliates to engage in all such activities without restriction.

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This document is confidential and proprietary to Hyatt Franchising Latin America, L.L.C. and may not be copied, in whole or in part, without its express written permission.

Hyatt/Playa — FA (Form)

Franchisee acknowledges that Hyatt’s Affiliates currently operate other franchised and non-franchised systems for lodging facilities (including full service and select service hotels, time-share or interval ownership facilities and vacation clubs) that use different brand names, trademarks, and service marks, including those with the “Hyatt” name as part of their brand name (such as, for example and without limitation, “Hyatt Place,” “Hyatt House,” “Hyatt Regency,” “Hyatt” without a sub-brand name, “Grand Hyatt,” “Park Hyatt” and “Andaz”), some of which might operate and have facilities in the Area of Protection during the AOP Term, that may compete directly with Franchisee. Except as expressly described in Section 2.2, none of those activities, even other uses of the “Hyatt” name, will constitute a violation of this Agreement.

2.4 Hyatt All-Inclusive Resorts and the Hotel System Outside the Region.

Franchisee acknowledges that Hyatt and its Affiliates may operate, and authorize others to operate, Hyatt All-Inclusive Resorts outside the Region providing additional, fewer and/or different amenities and services to guests than Hyatt All-Inclusive Resorts in the Region, and that Hyatt may establish and periodically modify the Hotel System and System Standards for Hyatt All-Inclusive Resorts in the Region in a manner that is different from the Hotel System and System Standards that apply to some or all Hyatt All-Inclusive Resorts outside the Region. Franchisee agrees to comply strictly with the Hotel System and System Standards, as Hyatt may periodically develop and modify them for Hyatt All-Inclusive Resorts in the Region.

2.5 New System.

Franchisee acknowledges and agrees that, as of the date upon which the MDA was signed, the Hotel System is newly developed and Hyatt and its Affiliates have no experience in operating or licensing third parties to operate Hyatt All-Inclusive Resorts anywhere in the world. Franchisee has conducted an independent investigation of the business contemplated by this Agreement, and Franchisee recognizes that the business of all-inclusive resorts is highly competitive, with constantly changing market conditions, and that Franchisee has received all information necessary to make an informed decision about the transactions contemplated by this Agreement. Franchisee recognizes that the nature of the Hotel System may change over time, that an investment in the Hotel involves business risks, and that the success of the venture is largely dependent on Franchisee’s own business abilities, efforts and financial resources. Franchisee has not received or relied on any guaranty or assurance, express or implied, as to the revenues, profits or success of the business venture contemplated by this Agreement. Franchisee represents that it (and/or its Affiliates) is experienced in and has independent knowledge of the nature and specifics of the resort business as well as the development of resorts in the Country. Franchisee represents that in entering into this Agreement it has relied solely on its own knowledge and has not relied on any representations of Hyatt (or any of its Affiliates) other than those expressly set out in this Agreement.

© 2013 Hyatt Franchising Latin America, L.L.C. All rights reserved.

This document is confidential and proprietary to Hyatt Franchising Latin America, L.L.C. and may not be copied, in whole or in part, without its express written permission.

Hyatt/Playa — FA (Form)

[For Playa hotel owners only: “Hyatt and Franchisee acknowledge that, both prior to and after the Execution Date, they (and their respective Affiliates) have worked together and shall continue to work together in good faith to develop the Hotel System and System Standards for the Hyatt All-Inclusive Resorts. However, this collaboration with respect to the Hotel System and System Standards shall not alter any of Hyatt’s (or its Affiliates’) or Franchisee’s rights or obligations under this Agreement or any of the other Hyatt Agreements relating to the ownership or use of the Hotel System or System Standards, nor require Hyatt to adopt any aspect of the Hotel System or System Standards that Hyatt determines (in its sole judgment) does not reflect favorably upon the Proprietary Marks or does not otherwise meet Hyatt’s goals for the Hyatt All-Inclusive Resort network, except as otherwise provided in the MDA.”]

2.6 Comfort Letter.

Franchisee must cause each Lender, Ground Lessor, owner of fee simple title to the Hotel’s real property and improvements, or other entity with an interest (or any power or right, conditional or otherwise, to acquire an interest) in the Hotel’s real property and improvements (each a “Comfort Letter Party”) to sign a comfort letter or other agreement that Hyatt reasonably specifies under which such Comfort Letter Party agrees to assume Franchisee’s obligations under this Agreement (subject to Hyatt’s rights under Article 19) if the Comfort Letter Party or any of its Affiliates acquires title or otherwise assumes possession, or the right to sell or direct the disposition of, the Hotel’s real property and improvements. Franchisee shall pay Hyatt its then current comfort letter fee for each comfort letter that Hyatt negotiates relating to the Hotel; provided, however, that Hyatt shall waive such comfort letter fee so long as Hyatt (or its Affiliate) remains as a direct or indirect owner of Franchisee.

ARTICLE 3

DEVELOPMENT AND OPENING OF THE HOTEL

Franchisee acknowledges that every detail of the Hotel System is important to Hyatt to develop and maintain the Hotel System’s standards and public image. Franchisee agrees to comply strictly with the Hotel System’s details, as set forth in the Manual or otherwise in writing. Franchisee must bear the entire cost of developing and constructing the Hotel, or converting the Hotel, including professional services, financing, insurance, licensing, contractors, permits, equipment, and furnishings.

3.1 Hotel Development – New Development.

This Section 3.1 applies only if Franchisee is constructing a new Hotel at the Site.

3.1.1 Franchisee’s managing owner or senior operations officer shall attend at Franchisee’s expense a briefing at Hyatt’s headquarters in Chicago, Illinois, U.S.A. to acquaint Franchisee with Hyatt’s building process and support structure within six (6) months after the Execution Date.

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Hyatt/Playa — FA (Form)

3.1.2 Franchisee must prepare and submit to Hyatt for its approval within four (4) months after the Execution Date preliminary plans for the Hotel, including site layout and outline specifications (the “Preliminary Plans”). The Preliminary Plans must comply with the Design Standards, Hotel System and System Standards.

3.1.3 Franchisee must prepare and submit to Hyatt for its approval within six (6) months after the Execution Date complete working drawings and specifications for the Hotel, with such detail and containing such information that Hyatt requires, covering the Hotel property; all structural, mechanical, electrical, plumbing, heating, ventilating, air conditioning and life safety equipment and systems; major architectural features and systems, including site layout and outline specifications; and all proposed FF&E (the “Detailed Plans”). The Detailed Plans must comply with the Preliminary Plans (and any comments that Hyatt provided to the Preliminary Plans) and the Design Standards, Hotel System and System Standards.

3.1.4 Construction of the Hotel may not begin until Hyatt has approved the Detailed Plans in writing. For purposes of this Agreement, construction of the Hotel is deemed to have begun upon commencement of vertical construction above grade level of improvements to the Site that are not in existence as of the Execution Date. After Hyatt approves the Detailed Plans, Franchisee may not make any material changes to them without Hyatt’s prior written consent, which Hyatt will not unreasonably withhold. If material changes in the Detailed Plans are required during the course of construction, Franchisee must notify Hyatt and seek Hyatt’s consent immediately.

3.1.5 Construction must begin within twelve (12) months after the Execution Date. Franchisee shall notify Hyatt within (5) days after Franchisee commences construction. Construction shall continue uninterrupted (unless interrupted by Force Majeure) until the Hotel is completed.

3.2 Hotel Development – Conversion of an Existing Facility.

This Section 3.2 applies only if Franchisee is not constructing a new Hotel at the Site but instead is converting an existing hotel at the Site to a Hyatt All-Inclusive Resort.

3.2.1 Franchisee’s managing owner or senior operations officer shall attend at Franchisee’s expense a briefing at Hyatt’s headquarters in Chicago, Illinois, U.S.A. to acquaint Franchisee with Hyatt’s building process and support structure within three (3) months after the Execution Date.

3.2.2 Franchisee agrees to renovate the Hotel in strict accordance with, and within the time frames set forth on, the attached PIP (Exhibit B) and in accordance with Franchisee’s renovation plans for the Hotel (the “Renovation Plans”). At Hyatt’s request, Franchisee agrees to submit the proposed Renovation Plans to Hyatt for Hyatt’s approval. The Renovation Plans must comply with the attached PIP, the Design Standards, the Hotel System and System Standards. If Hyatt requires Franchisee to submit the proposed Renovation Plans, renovations may not begin until Hyatt approves the Renovation Plans in writing. After Hyatt approves the Renovation Plans, Franchisee may not make any material changes to them without Hyatt’s prior written consent, which Hyatt will not unreasonably withhold.

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Hyatt/Playa — FA (Form)

3.2.3 If this Agreement anticipates Franchisee’s conversion of an existing franchised or managed facility to a Hyatt All-Inclusive Resort, then before any Proprietary Marks (including signage) are installed or displayed at the Site, and before Franchisee opens a Pre-Opening Sales Office or the Hotel is authorized to open as a Hyatt All-Inclusive Resort, Franchisee must submit evidence reasonably satisfactory to Hyatt of the termination of Franchisee’s previous franchise or management agreement in accordance with applicable legal requirements.

3.3 Pre-Opening Period and Technical Services.

3.3.1 Pre-Opening System Services. During the Pre-Opening Period, Hyatt or one or more members of the Hyatt Group will provide certain chain services and (at Hyatt’s option) other System Services to the Hotel under the Chain Marketing Services Agreement and (if applicable) this Agreement and/or the other Hyatt Agreements. Promptly after the technology system is installed at the Hotel, Franchisee shall, subject to Hyatt’s approval and the other terms and conditions of this Agreement (including Franchisee’s compliance with the Hotel System, System Standards and applicable law), open and begin operating a Pre-Opening Sales Office. The Pre-Opening Sales Office shall be staffed by Franchisee’s Director of Sales.

3.3.2 Technical Services. If Hyatt and Franchisee agree, Franchisee shall sign and deliver, and Hyatt shall cause its Affiliate to sign and deliver, a Technical Services Agreement in the form that Hyatt’s Affiliate then is using with similarly situated Hyatt-Affiliated Hotels covering the terms and conditions (including reasonable fees paid by Franchisee) for certain technical services that such Affiliate will provide to Franchisee during the Hotel’s development.

3.4 Opening the Hotel.

3.4.1 Opening Deadline and Extension. The Hotel must be ready to open for business (a) within forty-two (42) months after the Execution Date if Franchisee is constructing a new Hotel at the Site pursuant to Section 3.1, or (b) within twelve (12) months after the Execution Date (unless otherwise provided in the PIP) if Franchisee is not constructing a new Hotel at the Site but instead is converting an existing hotel at the Site to a Hyatt All-Inclusive Resort pursuant to Section 3.2 (as applicable, the “Opening Deadline”). If Franchisee wants to request an extension of the Opening Deadline, Franchisee must submit a written request and a Ten Thousand US Dollars ($10,000) extension fee to Hyatt before the Opening Deadline; provided, however, that Hyatt shall waive such extension fee so long as Hyatt (or its Affiliate) remains as a direct or indirect owner of Franchisee. If Hyatt approves the extension, Hyatt will set a new Opening Deadline, and the extension fee will be non-refundable. If Hyatt denies the extension, Hyatt will refund the extension fee.

3.4.2 Conditions for Opening. Franchisee must not open the Hotel for business and begin operating the Hotel under the Proprietary Marks until: (a) Franchisee has properly developed and equipped the Hotel according to this Agreement and in compliance with all applicable laws,

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Hyatt/Playa — FA (Form)

rules and regulations; (b) all pre-opening training for the Hotel’s personnel has been completed to Hyatt’s satisfaction; (c) all amounts then due to Hyatt and its Affiliates have been paid; (d) Franchisee has obtained all required certificates of occupancy, licenses and permits to operate the Hotel; (e) Franchisee has given Hyatt copies of all insurance policies required under this Agreement, or such other evidence of insurance coverage and payment of premiums as Hyatt requests; (f) Franchisee has submitted to Hyatt a written certification that the Hotel is in compliance with the approved Detailed Plans or Renovation Plans (as applicable), was constructed in compliance with the PIP (if applicable), Design Standards, Hotel System and System Standards, and is in compliance with all applicable laws, together with other certifications from Franchisee’s architect and/or other professionals pursuant to Section 3.5; and (g) Hyatt has conducted a final pre-opening inspection and given Franchisee its written authorization to open the Hotel. Within ten (10) days after the Hotel is ready to open for business, Franchisee must ask Hyatt to conduct a final inspection, which Hyatt shall promptly conduct. Franchisee agrees to open the Hotel under the Proprietary Marks within ten (10) days after Hyatt’s authorization, which Hyatt will not unreasonably withhold or delay. Hyatt’s determination that Franchisee has met all of Hyatt’s pre-opening requirements will not constitute a representation or warranty, express or implied, that the Hotel complies with any laws or a waiver of Franchisee’s non-compliance, or of Hyatt’s right to demand full compliance, with such pre-opening requirements. Franchisee shall indemnify Hyatt and its Affiliates for all out-of-pocket costs and expenses that they incur directly or indirectly as a result of Franchisee’s failure to open the Hotel on or before the anticipated Opening Date specified by Franchisee or the Opening Deadline, whichever is earlier, including any amounts that Hyatt or its Affiliates pay with respect to customers whose reservations at the Hotel were cancelled due to Franchisee’s failure to open the Hotel by that date.

3.5 Hyatt’s Role as an Advisor.

Hyatt agrees to use reasonable efforts in connection with its review and approval of the Preliminary Plans and Detailed Plans or the Renovation Plans (as applicable) and its approval to open the Hotel, including by making a reasonable number of visits to the Hotel’s site and providing reasonable guidance and advice relating to the Hotel’s development or conversion. Franchisee must pay Hyatt’s then current fees for any additional guidance, services or assistance (beyond what Hyatt typically provides to similarly situated Hyatt All-Inclusive Resorts in the Country, subject to Reasonable Deviations) that Franchisee requests, and Hyatt (at its option) agrees to provide, in connection with the Hotel’s development or conversion. Hyatt’s review and approval of the Preliminary Plans and Detailed Plans or the Renovation Plans (as applicable), providing construction, design, architectural, planning and/or other related services in connection with the Hotel (whether before or after signing this Agreement), and/or approval to open the Hotel are intended only to determine compliance with Hyatt’s pre-opening requirements. Hyatt will have no liability to Franchisee for the Hotel’s construction or renovation. It is Franchisee’s responsibility to make sure that the Hotel complies with Hyatt’s requirements under all applicable laws. Franchisee acknowledges that Hyatt acts only in an advisory capacity and is not responsible for the adequacy or coordination of any plans or specifications, the integrity of any structures, compliance with applicable laws, any building code of any governmental authority, or

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Hyatt/Playa — FA (Form)

any insurance requirement or for obtaining necessary permits, all of which shall be Franchisee’s sole responsibility and risk. Franchisee shall give Hyatt a written certificate or opinion from Franchisee’s architect, licensed professional engineer, or recognized expert consultant stating that the Hotel conforms to the Design Standards and the requirements of all applicable laws, regulations, and other requirements. At Hyatt’s request, Franchisee must give Hyatt copies of all other certificates of architects, contractors, engineers, and designers and such other similar verifications and information Hyatt reasonably requests.

ARTICLE 4

TERM AND EXTENSION

4.1 Term.

The term of this Agreement (the “Term”) will commence on the Execution Date and, subject to Section 4.2, expire without notice on the date which is fifteen (15) years after the Opening Date, subject to its earlier termination as set forth in this Agreement.

4.2 [For Playa hotel owners only: “Extension Options.

Upon the expiration of the Term, Hyatt shall have two (2) options (each an “Extension Option”) to extend the Term for an additional term of five (5) years each (each an “Extension Term”), or ten (10) years in the aggregate as to both Extension Terms. Hyatt shall be deemed to have automatically exercised each Extension Option unless Hyatt delivers written notice to Franchisee of Hyatt’s decision not to exercise an Extension Option on or before the date which is one hundred eighty (180) days before the Term (or first Extension Term) expires. Hyatt’s exercise of the Extension Option will not waive any of Franchisee’s other obligations under this Agreement, including Section 7.7, which will continue to apply throughout the Extension Term(s). All references in this Agreement to the Term shall include the Extension Term(s) if Hyatt exercises its Extension Option(s). Nothing set forth herein shall obligate Hyatt to exercise any Extension Option.”]

OR [For 3rd party hotel owners only: “

4.3 Right to a Successor Franchise Agreement.

When this Agreement expires:

(a)	if Franchisee (and each Guarantor) has substantially complied with this Agreement during its Term;

(b)	if Franchisee and its Owners then meet Hyatt’s then applicable standards for franchisees and owners of franchisees of Hyatt All-Inclusive Resorts in the Country;

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Hyatt/Playa — FA (Form)

(c)	if Franchisee received passing Quality Assurance Scores (as defined in the Manual) on all evaluations conducted during the preceding three (3)-year period;

(d)	if Franchisee (and each Guarantor) is, both on the date Franchisee gives Hyatt written notice of Franchisee’s election to exercise the Successor Franchise Right (as defined below) and on the date on which the term of the successor franchise commences, in full compliance with this Agreement, including all System Standards; and

(e)	provided that (i) Franchisee maintains possession of and agrees (regardless of cost) to renovate, remodel, and/or expand the Hotel (which may include structural alterations), add or replace improvements and FF&E, and otherwise modify the Hotel as Hyatt requires to comply with the Hotel System and System Standards then applicable for new similarly situated Hyatt All-Inclusive Resorts in the Region (subject to Reasonable Deviations), or (ii) at Franchisee’s option, Franchisee secures a substitute site that Hyatt approves and constructs and develops that site according to the Hotel System and System Standards then applicable for new similarly situated Hyatt All-Inclusive Resorts in the Region (subject to Reasonable Deviations),

Hyatt will offer Franchisee the right to enter into a successor franchise agreement to operate the Hotel as a Hyatt All-Inclusive Resort for a term commencing immediately upon the expiration of this Agreement and expiring ten (10) years from that date (the “Successor Franchise Right”) in accordance with Section 4.3. If Franchisee (and each Guarantor) is not, both on the date Franchisee gives Hyatt written notice of Franchisee’s election to exercise the Successor Franchise Right and on the date on which the term of the successor franchise agreement is scheduled to commence, in full compliance with this Agreement, including all System Standards, Franchisee acknowledges that Hyatt need not enter into a successor franchise agreement with Franchisee, whether or not Hyatt had, or chose to exercise, the right to terminate this Agreement during its Term.

4.4 Grant of a Successor Franchise.

Franchisee agrees to give Hyatt written notice of Franchisee’s election to exercise the Successor Franchise Right no more than twenty-one (21) months, and no less than eighteen (18) months, before this Agreement expires. Simultaneously with submitting its notice to exercise the Successor Franchise Right, Franchisee shall pay Hyatt its then current PIP fee, which is non-refundable. Hyatt agrees to give Franchisee written notice (“Hyatt’s Notice”), not more than ninety (90) days after Hyatt receives Franchisee’s notice, of Hyatt’s decision:

(f)	to enter into a successor franchise agreement with Franchisee (subject to the other terms and conditions of this Article 4);

(g)	to enter into a successor franchise agreement with Franchisee on the condition that Franchisee corrects existing deficiencies of the Hotel or in Franchisee’s operation of the Hotel (subject to the other terms and conditions of this Article 4); or

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Hyatt/Playa — FA (Form)

(h)	not to enter into a successor franchise agreement with Franchisee based on Hyatt’s determination that Franchisee and/or its Guarantors have not satisfied any one or more of the conditions in Section 4.2.

If applicable, Hyatt’s Notice will:

(i) describe the renovation, remodeling, expansion, improvements, and/or modifications required to bring the Hotel into compliance with the Hotel System and System Standards then applicable for similarly situated new Hyatt All-Inclusive Resorts in the Region (subject to Reasonable Deviations), which must be completed to Hyatt’s satisfaction at least three (3) months before the Term expires; and

(ii) state the actions Franchisee must take to correct operating deficiencies and the time period in which Franchisee must correct these deficiencies.

If Hyatt elects not to enter into a successor franchise agreement with Franchisee, Hyatt’s Notice will describe the reasons for its decision. If Hyatt elects to enter into a successor franchise agreement with Franchisee, Franchisee’s effective exercise of the Successor Franchise Right is subject to Franchisee’s full compliance with all of the terms and conditions of this Agreement through the date of its expiration, in addition to Franchisee’s compliance with the obligations described in Hyatt’s Notice.

If Hyatt’s Notice states that Franchisee must cure certain deficiencies of the Hotel or its operation as a condition to Hyatt’s entering into a successor franchise agreement with Franchisee, Hyatt will give Franchisee written notice of Hyatt’s decision not to enter into a successor franchise agreement with Franchisee, based upon Franchisee’s failure to cure those deficiencies, at least ninety (90) days before this Agreement expires. However, Hyatt need not give Franchisee this ninety (90) days’ notice if Hyatt decides not to enter into a successor franchise agreement with Franchisee due to Franchisee’s breach of this Agreement during the ninety (90)-day period before it expires. If Hyatt fails to give Franchisee:

(1) notice of deficiencies in the Hotel, or in Franchisee’s operation of the Hotel, within ninety (90) days after Hyatt receives Franchisee’s timely election to exercise the Successor Franchise Right (if Hyatt elects to enter into a successor franchise agreement with Franchisee under subparagraphs (b) and (ii) above); or

(2) notice of Hyatt’s decision not to enter into a successor franchise agreement with Franchisee at least ninety (90) days before this Agreement expires, if this notice is required,

Hyatt may unilaterally extend the Term for the time period necessary to give Franchisee either reasonable time to correct deficiencies or the ninety (90) days’ notice of Hyatt’s refusal to grant a successor franchise. If Franchisee fails to notify Hyatt of Franchisee’s election to enter into a successor franchise agreement within the prescribed time period, Hyatt will deem this to be Franchisee’s decision not to exercise the Successor Franchise Right or enter into a successor franchise agreement with Hyatt.

© 2013 Hyatt Franchising Latin America, L.L.C. All rights reserved.

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Hyatt/Playa — FA (Form)

4.5 Agreements/Releases for Successor Franchise.

If Franchisee satisfies all of the other conditions for a successor franchise agreement, Franchisee and its Owners (as applicable) agree to sign the form of franchise agreement and any ancillary agreements Hyatt then customarily uses in granting franchises for Hyatt All-Inclusive Resorts in the Region (modified as necessary to reflect the fact that it is for a successor franchise and that there will be no further renewal or successor franchise rights), which may contain provisions that differ materially from any and all of those contained in this Agreement, except that Hyatt will not charge a successor franchise fee. Franchisee and its Owners further agree to sign general releases, in a form satisfactory to Hyatt, of any and all claims (other than unknown claims) against Hyatt and its owners, Affiliates, officers, directors, employees, agents, successors, and assigns. Hyatt will consider Franchisee’s or its Owners’ failure to sign these agreements and releases and to deliver them to Hyatt for acceptance and execution within thirty (30) days after their delivery to Franchisee to be an election not to enter into a successor franchise agreement.”]

ARTICLE 5

TRAINING, GUIDANCE AND ASSISTANCE

5.1 Orientation and Training.

5.1.1 Orientation. At least (12) months before the Hotel’s anticipated opening date (or such appropriate time as Hyatt may reasonably determine), the Hotel’s (or the Management Company’s) proposed general manager must attend an orientation program at the location that Hyatt determines. If Franchisee (or the Management Company) replaces the Hotel’s general manager during the Term, his or her replacement attend the orientation program within thirty (30) days (or such longer period that Hyatt periodically designates) after he or she assumes that position. Hyatt does not charge for the first session of this orientation program, but Franchisee must pay Hyatt’s then current fee for any additional programs that the Hotel’s personnel attend.

5.1.2 Initial Training Programs. Before opening the Hotel for business under the Proprietary Marks, each member of the Hotel’s Core Management team and other Hotel personnel whom Hyatt may reasonably specify must attend and successfully complete Hyatt’s training programs and curriculum for his or her respective position. During the Term, if Franchisee (or the Management Company) replaces any member of its Core Management team or any other individual whom Hyatt required to attend training, his or her replacement attend and successfully complete the applicable training programs that Hyatt reasonably specifies within ninety (90) days (or such other period that Hyatt periodically designates) after assuming his or her position. Hyatt will designate the dates, locations, and duration of all training. Franchisee must pay Hyatt’s then current fee for any programs that the Hotel’s personnel attend.

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This document is confidential and proprietary to Hyatt Franchising Latin America, L.L.C. and may not be copied, in whole or in part, without its express written permission.

Hyatt/Playa — FA (Form)

5.1.3 Supplemental and Optional Training and Meetings. Hyatt may, at such times and places as it deems best, require members of the Hotel’s Core Management team and/or other personnel Hyatt specifies to participate in meetings and other training programs that Hyatt periodically specifies. These individuals must attend any supplemental training within the time period that Hyatt reasonably specifies after Franchisee receives notice from Hyatt that such training is required. Hyatt also may, at its option, offer various optional training programs from time to time during the Term. Supplemental and optional training may be conducted by, and tuition and other fees may be payable to, Hyatt, its Affiliates, or third parties that Hyatt designates.

5.1.4 Training Expenses. Besides the training fees Hyatt charges for the training discussed above, Franchisee is responsible for all costs of transportation, meals, lodging, salaries, and other compensation for Hotel personnel incurred in connection with training. If Hyatt holds any training at the Hotel, Franchisee must provide free lodging for Hyatt’s representatives.

5.2 Pre-Opening Team.

Hyatt will send a pre-opening team consisting of five (5) or six (6) individuals (at Hyatt’s option) to the Hotel to assist with the Hotel’s opening and training Hotel’s staff with aspects of day-to-day operations, including laundry, customer service, food and beverage, and front desk operations. Franchisee must pay all travel and living expenses associated with this pre-opening team. The pre-opening team will arrive at or before the Hotel’s grand opening and stay for the period that Hyatt specifies.

5.3 Manual.

Hyatt will provide Franchisee access to the Manual. Franchisee must comply with the terms of the Manual, as Hyatt periodically modifies it (other than any personnel and security-related policies and procedures, which are for Franchisee’s optional use). Hyatt shall timely notify Franchisee of any material modifications to the Manual. The Manual may include audiotapes, videotapes, compact disks, computer software, other electronic media, and/or written materials. It contains System Standards and information on Franchisee’s other obligations under this Agreement. Hyatt may modify the Manual periodically to reflect changes in System Standards. Franchisee agrees to keep its copy of the Manual current and in a secure location at the Hotel. If there is a dispute over its contents, Hyatt’s master copy of the Manual controls. Franchisee agrees that the Manual’s contents are part of the Confidential Information.

At Hyatt’s option, Hyatt may post some or all of the Manual on a restricted website or extranet to which Franchisee will have access. If Hyatt does so, Franchisee agrees to monitor and access the website or extranet for any updates to the Manual, System Standards, or other aspects of the Hotel System. Any passwords or other digital identifications necessary to access the Manual on a website or extranet will be deemed to be part of Confidential Information. Hyatt may require Franchisee to return a portion or the entire copy of the Manual given to Franchisee in paper or other tangible form after Hyatt posts the Manual on a restricted website or extranet.

© 2013 Hyatt Franchising Latin America, L.L.C. All rights reserved.

This document is confidential and proprietary to Hyatt Franchising Latin America, L.L.C. and may not be copied, in whole or in part, without its express written permission.

Hyatt/Playa — FA (Form)

5.4 System Services and Hyatt Agreements.

5.4.1 During the Term, Hyatt or one or more members of the Hyatt Group will provide to Franchisee those System Services that Hyatt periodically specifies. Franchisee acknowledges that some Hyatt All-Inclusive Resorts outside the Country may not participate in System Services and pay System Services Costs in the same way that the Hotel will do so, but Hyatt and its Affiliates may (subject to then existing contractual obligations) change that practice at any time.

5.4.2 As part of the Mandatory Services, Hyatt and its Affiliates will provide a complex of services to the Hotel for the account of Franchisee and in consideration of the fees and charges specified in the Hyatt Agreements, the terms of which shall be specified in detail in the following Hyatt Agreements:

(a)	The Reservations Agreement, under which Hyatt’s Affiliate shall cause to be provided outside of the Country computerized telephone reservation services, including maintenance of the computers and related equipment and staffing of Hyatt reservation centers located outside of the Country;

(b)	The Chain Marketing Services Agreement, under which Hyatt’s Affiliate shall cause to be provided outside of the Country chain marketing services, including business leads, convention sales services, business sales services and sales promotion services, and other chain marketing services; and

(c)	The Gold Passport Agreement, under which Hyatt’s Affiliate shall cause to be provided outside of the Country certain customer loyalty program related services for the benefit of the Hotel.

5.5 General Guidance and Assistance.

During the Term, Hyatt may advise Franchisee from time to time regarding the Hotel’s operation based on Franchisee’s reports or Hyatt’s evaluations and inspections and may guide Franchisee with respect to (a) System Standards, (b) purchasing required and authorized FF&E and other items, (c) advertising and marketing materials and programs, (d) employee training, and (e) administrative, recordkeeping, and accounting procedures. Hyatt may guide Franchisee in the Manual, in bulletins or other written materials, by electronic media; by telephone consultations, and/or at Hyatt’s headquarters or the Hotel. If Franchisee requests, and Hyatt agrees to provide, additional or special guidance, assistance, or training, Franchisee agrees to pay Hyatt’s then applicable charges, including Hyatt’s personnel’s per diem charges and travel and living expenses.

© 2013 Hyatt Franchising Latin America, L.L.C. All rights reserved.

This document is confidential and proprietary to Hyatt Franchising Latin America, L.L.C. and may not be copied, in whole or in part, without its express written permission.

Hyatt/Playa — FA (Form)

5.6 Other Arrangements and Delegation.

Hyatt may arrange for development, marketing, operations, administration, technical, and support functions, facilities, services, and/or personnel with any other entity. Hyatt and its Affiliates also may use any functions, facilities, programs, services, and/or personnel used in connection with the Hotel System in Hyatt’s and its Affiliates’ other business activities, even if these other business activities compete with the Hotel or the Hotel System. Franchisee agrees that Hyatt has the right to delegate the performance of any portion or all of its obligations under this Agreement to third-party designees, whether these designees are its Affiliates, agents, or independent contractors with whom Hyatt contracts to perform these obligations. If Hyatt does so, the third-party designees will be obligated to perform the delegated functions for Franchisee in compliance with this Agreement.

5.7 Annual Conventions.

Hyatt may, at its option, hold an annual convention for the Hotel and all or certain other Hyatt All-Inclusive Resorts (the “Annual Convention”) at a location within or outside the Country that Hyatt designates. At Hyatt’s option, the Annual Convention may be combined with an annual convention for some or all other Hyatt-Affiliated Hotels. Hyatt may require the Hotel’s general manager and F&B manager (and other key Hotel personnel subject to the Parties’ mutual agreement) to attend the Annual Convention. Franchisee must pay Hyatt’s then current attendance fee for each person from the Hotel who attends the Annual Convention. Franchisee also must pay all expenses that its attendees incur to attend the Annual Convention.

ARTICLE 6

FEES AND PAYMENTS

6.1 Application Fee.

Hyatt and Franchisee acknowledge that, before Hyatt and Franchisee signed this Agreement, Franchisee paid Hyatt an application fee listed on Exhibit A, which is an amount equal to the greater of (a) One Hundred Thousand US Dollars (US$100,000) or (b) Three Hundred US Dollars (US$300) multiplied by the number of guest rooms at the Hotel (the “Application Fee”). The Application Fee was fully earned by Hyatt and non-refundable upon Hyatt’s approval of Franchisee’s franchise application before Hyatt and Franchisee signed this Agreement. [Alternative language for Initial Conversion Resorts under the MDA: “Hyatt and Franchisee acknowledge that Franchisee shall not owe any initial franchise fee, application fee or PIP fee upon signing this Agreement.”]

If Hyatt and Franchisee agree to add additional guest rooms to the Hotel during the Term, then Franchisee must pay Hyatt an Application Fee in an amount equal to Three Hundred US Dollars (US$300) multiplied by the number of additional guest rooms. When Franchisee requests Hyatt’s approval of Franchisee’s plans to develop the additional guest rooms, Franchisee must pay Hyatt a non-refundable PIP fee of Ten Thousand US Dollars (US$10,000). Hyatt will apply this PIP fee toward the additional Application Fee if Hyatt approves Franchisee’s plans. If the PIP fee exceeds the additional Application Fee, Hyatt may keep the excess. The remaining portion of the additional Application Fee is due, fully earned by Hyatt, and non-refundable on the date Hyatt approves Franchisee’s plans to develop the additional guest rooms.

© 2013 Hyatt Franchising Latin America, L.L.C. All rights reserved.

This document is confidential and proprietary to Hyatt Franchising Latin America, L.L.C. and may not be copied, in whole or in part, without its express written permission.

Hyatt/Playa — FA (Form)

6.2 Monthly Fees to Hyatt.

On or before the fifteenth (15th) day of each month or such later day of the month that Hyatt periodically specifies, Franchisee shall pay Hyatt:

(a)	an “Ongoing Franchise Fee” equal to [one and 25/100 percent (1.25%)] / [one and 75/100 percent (1.75%)] of the Hotel’s Gross Revenue accrued during the preceding month;

(b)	the System Services Charges for the previous month and other amounts owed to Hyatt’s Affiliates under the other Hyatt Agreements, as Hyatt periodically calculates them (subject to the provisions of the other Hyatt Agreements); and

(c)	all fees and other amounts that Hyatt (or its Affiliates) then has paid or has agreed to pay on Franchisee’s behalf to any Providers. If any Provider assesses a single or group fee or other charge that covers all or a group of Hyatt All-Inclusive Resorts or other Hyatt-Affiliated Hotels to which that Provider provides products or services, Franchisee agrees that Hyatt’s calculation of that fee or other charge among the Hotel and other participating hotels is final. The Providers may periodically increase the fees and other charges they impose. At Hyatt’s option, Franchisee must begin paying these fees and other charges directly to the applicable Provider(s).

6.3 Payments to Other Parties.

Franchisee agrees to pay on a timely basis, as and when due: (a) applicable commissions to travel agents and third party reservation service charges and otherwise participate in any Hotel System travel agent commission payment program, as Hyatt periodically modifies it; (b) all commissions and fees for reservations Franchisee accepts through any sources (including the Internet), whether processed through Hyatt, the CRS, or any Provider’s reservation system or billed directly to Franchisee; and (c) all fees and assessments due for guest frequency programs or other marketing programs Hyatt initiates that are attributable to the Hotel.

6.4 Reimbursements Payable to Hyatt and its Affiliates.

Hyatt and its Affiliates shall be entitled to reimbursement, at the then current costs, for certain services and benefits provided to the Hotel under the terms of this Agreement. All reimbursable costs described in this Agreement, to the extent incurred in conjunction with costs and expenses incurred on behalf of Hyatt-Affiliated Hotels, shall be calculated in a fair and reasonable manner, as determined by Hyatt in good faith with the intention of fairly calculating such costs to the benefited hotels.

© 2013 Hyatt Franchising Latin America, L.L.C. All rights reserved.

This document is confidential and proprietary to Hyatt Franchising Latin America, L.L.C. and may not be copied, in whole or in part, without its express written permission.

Hyatt/Playa — FA (Form)

6.5 Currency and Taxes on Payments to Hyatt.

6.5.1 All payments under this Agreement shall be made in United States Dollars. Should any consents, approvals or other authorizations be required under the applicable laws of the Country to render any payment to Hyatt hereunder in United States Dollars, Franchisee shall promptly obtain such consents, approvals or authorizations, at its own expense. However, Hyatt may require Franchisee to pay Hyatt and its Affiliates all amounts under this Agreement in Mexican Pesos or any other currency reasonably available to Franchisee upon thirty (30) days’ notice to Franchisee. If the legal currency for the Country is not United States Dollars (or another currency designated by Hyatt), for all fees, charges or other amounts due to Hyatt under this Agreement that are to be calculated as a percentage of Gross Revenue, these amounts shall be calculated initially in the local currency, and then converted to United States Dollars (or another currency designated by Hyatt) by using the exchange rate that is the arithmetic average of all the daily spot rates of exchange published by Bloomberg (or such other source as Hyatt may designate) for the applicable currency and for the relevant period during which the Gross Revenue is generated.

6.5.2 If any governmental authority with jurisdiction over the Hotel imposes restrictions on the transfer of funds or currency to places outside the Country and such restrictions result in Hyatt or its Affiliates not receiving any one or more payments under this Agreement or the other Hyatt Agreements in full and timely fashion and in such manner as provided for herein and therein, Franchisee shall not be in breach of this Agreement based on its inability lawfully to pay Hyatt or such Affiliate, but Hyatt shall have the following options, exercisable in its sole and absolute discretion any time after the thirtieth (30th) day after the restrictions are imposed: (a) Hyatt may suspend performance of some or all of its obligations pursuant to this Agreement and shall not be in default hereunder as a result; (b) Hyatt may terminate this Agreement upon thirty (30) days’ written notice, without penalty or liability to either Party; and (c) Hyatt may direct Franchisee to deposit all payments required under this Agreement into such accounts in the Country as Hyatt may designate and Franchisee, at its sole cost and expense, shall take such other action as Hyatt may reasonably request to cause payment of such accumulated amounts to be remitted in the manner provided for in this Agreement as soon as possible thereafter.

6.5.3 If under the laws of the Country, Franchisee is required to withhold or Hyatt is required to pay any taxes and/or levies assessed by any third party on Hyatt as a recipient, including withholding tax on income of foreign legal entities withheld at source, any similar taxes that can replace or append the existing taxes, and value-added tax or like tax (VAT), then Franchisee shall (a) promptly withhold and remit all such taxes and/or levies to the competent tax authority, and shall promptly deliver to Hyatt original receipts of applicable government authorities showing that all taxes and/or levies were properly withheld in compliance with applicable law (or, if original receipts are not available, photocopies, tax returns and other documentation, as Hyatt may require); and (b) increase the amount of the Ongoing Franchise Fees or other amounts payable to Hyatt hereunder such that Hyatt shall receive, after payment of any such taxes (other than income taxes on Ongoing Franchise Fees), the same amount Hyatt would have been entitled to had such taxes not been applicable. Notwithstanding the foregoing, Hyatt agrees that it shall

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Hyatt/Playa — FA (Form)

be responsible for any income taxes imposed upon Hyatt under the laws of the Country in respect of the Ongoing Franchise Fees. [For Playa hotel owners only: “In making any tax structuring decisions relating to the Ongoing Franchise Fee or other amounts payable to Hyatt, if those decisions would not reasonably impact a number of other Hyatt-Affiliated Hotels that exceeds the number of Playa HAI Resorts then open and operating, Hyatt agrees to use commercially reasonable efforts (without incurring additional costs) to mitigate the resulting tax consequences to Franchisee.”] OR [For 3rd party hotel owners only: “In making any tax structuring decisions relating to the Ongoing Franchise Fee or other amounts payable to Hyatt, provided those decisions impact only the Hotel and other Playa HAI Resorts and not any other Hyatt Affiliated Hotels, Hyatt agrees to use commercially reasonable efforts (without incurring additional costs) to mitigate the resulting tax consequences to Franchisee.”]

6.5.4 Hyatt shall use all reasonable efforts to obtain and submit promptly any required certificates or applications enabling Franchisee to pay the Ongoing Franchise Fees and not to withhold or incur any taxes and levies. Franchisee shall reimburse Hyatt for all costs incurred in connection with obtaining such certificates, approvals and applications. Franchisee will cooperate fully with Hyatt in obtaining and submitting any and all such certificates, approvals and applications that may be sought by Hyatt in connection with reduction or exemption from taxes, including taxes withheld at source of payment, under the laws of the Country or in accordance with the provisions of the relevant double taxation treaty.

6.6 Wire Transfer and Electronic Funds Transfer.

Franchisee must pay all amounts due under this Agreement to such bank account designated by Hyatt from time to time via wire transfer. Upon written notice by Hyatt, Franchisee must make all payments for Ongoing Franchise Fees and other amounts due to Hyatt or any member of the Hyatt Group under this Agreement or any Hyatt Agreement or otherwise in connection with the Hotel by electronic funds transfer (“EFT”). Franchisee must sign the documents Hyatt periodically specifies to allow Hyatt and other members of the Hyatt Group to debit the applicable bank account for the Hotel automatically or otherwise process these payments through EFT. Franchisee also must sign any additional or new forms and complete any reasonable procedures Hyatt periodically establishes for EFT. Hyatt periodically may change the procedure for payments and require Franchisee to (a) make its payments to a designated bank account by wire transfer or other means Hyatt specifies and (b) sign any authorizations or other documents required to implement that procedure. Funds must be available in Franchisee’s account to cover Hyatt’s withdrawals. Franchisee may not change its bank, financial institution, or account without first telling Hyatt.

6.7 Application of Payments.

Despite any designation Franchisee makes, Hyatt may apply any of Franchisee’s payments to any of Franchisee’s past due indebtedness to Hyatt or its Affiliates. Hyatt may set off any amounts Franchisee or its Affiliates owe Hyatt or its Affiliates (other than amounts that Franchisee or its Affiliate disputes in good faith) against any amounts that Hyatt or its Affiliates owe Franchisee or its Affiliates. Franchisee may not withhold payment of any amounts Franchisee owes Hyatt or its Affiliates due to Hyatt’s alleged nonperformance of any of its obligations under this Agreement.

© 2013 Hyatt Franchising Latin America, L.L.C. All rights reserved.

This document is confidential and proprietary to Hyatt Franchising Latin America, L.L.C. and may not be copied, in whole or in part, without its express written permission.

Hyatt/Playa — FA (Form)

6.8 Non-Refundability.

Unless otherwise specified, and except for a payment made in error by Franchisee, all fees that Franchisee paid to Hyatt or its Affiliates before or simultaneously with the execution of this Agreement, or will pay to Hyatt or its Affiliates during the Term, are non-refundable.

ARTICLE 7

OPERATIONS OF THE HOTEL

7.1 System Services, Mandatory Services and Non-Mandatory Services.

7.1.1 Franchisee will participate in all Mandatory Services and related programs, and may (at Franchisee’s option) participate in any or all Non-Mandatory Services and related programs, in the manner that Hyatt periodically specifies. Franchisee currently must acquire all Mandatory Services only from members of the Hyatt Group or other parties whom Hyatt periodically specifies. Franchisee will sign and deliver the other Hyatt Agreements pursuant to which the Hyatt Group may provide certain System Services. Hyatt may, where it deems appropriate in its judgment, limit the scope of those System Services provided to franchised Hyatt All-Inclusive Resorts in the Country, including, by way of example and without limitation, by limiting the access that the Hotel has to certain customer and other proprietary information for Hyatt-Affiliated Hotels other than the Hotel. The Hyatt Group also may provide additional services to other Hyatt-Affiliated Hotels (including other Hyatt All-Inclusive Resorts) and to Hyatt All-Inclusive Resorts that Hyatt and its Affiliates own and/or operate which are not provided to the Hotel.

7.1.2 The Hotel will be charged for its share of System Services Costs attributable to the System Services in which the Hotel participates or is obligated to participate, including services provided under the other Hyatt Agreements as set forth therein. The Hotel’s System Services Charges will be determined on the same basis as such amounts are determined for the similarly situated Participating Hotels for the applicable System Service.

7.2 Management of the Hotel.

Unless Hyatt approves in writing (including pursuant to Section 7.2.1 below), Franchisee must at all times retain and exercise direct management control over all aspects of the Hotel’s business. Either Franchisee, one of its Affiliates, or the approved Management Company must be the employer of the Hotel’s Core Management and other personnel, except that Franchisee or the approved Management Company may engage a third party subcontractor to employ personnel performing ancillary services for the Hotel (such as, for example, parking, security and housekeeping).

© 2013 Hyatt Franchising Latin America, L.L.C. All rights reserved.

This document is confidential and proprietary to Hyatt Franchising Latin America, L.L.C. and may not be copied, in whole or in part, without its express written permission.

Hyatt/Playa — FA (Form)

7.2.1 Management Agreements. Franchisee may not enter into a Management Arrangement without Hyatt’s prior written consent, which Hyatt will not unreasonably withhold if the Management Company meets Hyatt’s minimum qualifications, attends and satisfactorily completes required training programs, agrees to sign the documents Hyatt requires to protect the Proprietary Marks, Copyrighted Materials, and Confidential Information, and agrees to perform its management responsibilities and otherwise operate the Hotel in compliance with this Agreement. Nevertheless, Hyatt may refuse to approve a Management Company which is a Brand Owner. If Hyatt approves a Management Arrangement as of the Effective Date, the Management Company’s name is listed in Exhibit A. Even after Hyatt approves a Management Arrangement, if the Management Company at any time becomes a Brand Owner, or otherwise fails to meet Hyatt’s minimum qualifications (including after a change of control of the Management Company) or to comply with this Agreement, then, without limiting Hyatt’s other rights and remedies under this Agreement and applicable law, Hyatt may revoke its approval of a Management Arrangement, and Franchisee must then promptly terminate the Management Arrangement and engage another Management Company under a Management Arrangement that Hyatt has approved in writing.

7.2.2 General Manager Qualification, Approval and Removal. Franchisee, its Affiliate or the Management Company (as applicable) is solely responsible for hiring the Core Management and other Hotel personnel and determining the terms and conditions of their employment, subject to Franchisee’s right to engage a third party subcontractor to employ personnel performing ancillary services for the Hotel. Before any general manager for the Hotel is engaged, Franchisee must submit to Hyatt the identity and qualifications of the proposed candidate, including resume, work history, experience, references, background verifications and other information that Hyatt reasonably requests. Hyatt shall have the right to conduct an in-person interview of the proposed general manager and Franchisee shall reimburse Hyatt for all related travel and other expenses. Franchisee or the Management Company (as applicable) shall not engage any general manager for the Hotel unless he or she has been approved by Hyatt, which approval Hyatt will not unreasonably withhold, provided that Hyatt may not reject more than three (3) candidates that Franchisee proposes for the position of general manager (i.e. cannot reject more than three (3) candidates for each particular general manager position), who satisfy Hyatt’s reasonable minimum qualifications for background and experience. If Hyatt does not notify Franchise of its approval or disapproval of a general manger candidate within ten (10) business days after receiving all information that Hyatt reasonably requests and Hyatt’s conducting an in-person interview of the candidate (if Hyatt chooses to do so), then the candidate is deemed approved. Even after Hyatt approves a general manager for the Hotel, Hyatt may, at its option and without limiting its other rights and remedies, revoke that approval if that general manager fails to ensure that the Hotel satisfies Hyatt’s quality assurance requirements or other operational standards. If Hyatt revokes its approval of the Hotel’s general manager, then Franchisee or the Management Company (as applicable) must hire a replacement general manager that Hyatt approves in accordance with this Section 7.2.2 within sixty (60) days after receiving Hyatt’s notice.

© 2013 Hyatt Franchising Latin America, L.L.C. All rights reserved.

This document is confidential and proprietary to Hyatt Franchising Latin America, L.L.C. and may not be copied, in whole or in part, without its express written permission.

Hyatt/Playa — FA (Form)

7.2.3 Core Management Staffing. Franchisee or the Management Company (as applicable) must properly train all Core Management and ensure that the Core Management team is in place at the Hotel at all times, as Franchisee is responsible for management of the Hotel’s business. Franchisee must ensure that each member of the Hotel’s Core Management spends at least forty (40) hours per week fulfilling his or her management and operational responsibilities, either at the Hotel or other all-inclusive resorts that Franchisee or its Affiliates operate. However, Franchisee agrees that the Hotel’s general manager, director of sales and marketing, director of food and beverage, director of catering and executive chef shall not devote any business time or attention to any other lodging facility other than the Hotel and other Playa HAI Resorts.

7.3 System Standards.

Subject to Section 11.1 and Article 13, Franchisee must operate the Hotel twenty-four (24) hours a day, every day, and use the Hotel premises solely for the business franchised under this Agreement. Franchisee must at all times ensure that the Hotel is operated in compliance with the Hotel System, the Manual (other than any personnel and security-related policies and procedures contained in the Manual, which are for Franchisee’s optional use), and all other mandatory System Standards and other policies and procedures Hyatt periodically communicates to Franchisee, as Hyatt may periodically modify them. System Standards may regulate, among other things:

(a)	Franchisee’s obligation to maintain the Hotel in first class condition and in a clean, safe, and orderly manner, including periodic cleaning, repainting and redecorating of the Hotel and repair and replacement of FF&E;

(b)	the provision of efficient, courteous, competent, prompt, and high-quality service to the public;

(c)	quality standards and the types of services, concessions, operating supplies, amenities and other items that Franchisee may use, promote, or offer at the Hotel;

(d)	Franchisee’s use of the Proprietary Marks and display, style, location, and type of signage;

(e)	directory and reservation service listings of the Hotel and methods for using required and authorized GDS and ADS;

(f)	creating a favorable response to the name “Hyatt” and the names of any brand extensions, other Proprietary Marks and brand-specific programs bearing the “Hyatt” name;

(g)	honoring all credit cards and other payment mechanisms that Hyatt periodically designates and entering into all necessary credit card and other agreements with the issuers of those cards and other applicable parties (which may, at Hyatt’s option, be a member of the Hyatt Group);

© 2013 Hyatt Franchising Latin America, L.L.C. All rights reserved.

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Hyatt/Playa — FA (Form)

(h)	complimentary and reduced-rate room policies applicable to all similarly situated Hyatt All-Inclusive Resorts in the Country (subject to Reasonable Deviations);

(i)	mystery shopper programs, guest relations programs, and guest complaints and resolution programs, including reimbursing dissatisfied guests for their costs of staying at the Hotel and participating in other guest satisfaction programs in the manner Hyatt periodically specifies;

(j)	delivering to Hyatt or otherwise providing Hyatt access to the names of Hotel customers and guests and Franchisee’s sales and customer database (provided that Hyatt shall not have access to customer and guest information for resorts other than Playa HAI Resorts; and further provided that Hyatt’s access to such database shall be limited to such access as is reasonably necessary in the ordinary course to connect the Hotel’s system to the Hyatt network);

(k)	record retention policies and programs;

(l)	the Quality Assurance Program (defined in Section 7.8.2), including deficiency action policies, and other measures concerning the Hotel’s compliance with the Hotel System, the Manual and System Standards; and

(m)	participation in and compliance with the terms of all of Hyatt’s marketing, reservation service, rate and room inventory management, advertising, cooperative advertising, guest frequency, social responsibility, discount or promotional, customer award, Internet, computer, training, privacy, data security, and operating programs, including a property management system that interfaces with the CRS or any other central reservation system Hyatt periodically adopts. Hyatt may periodically establish and/or coordinate these programs with third parties Hyatt designates. These third parties might (but need not) be Hyatt’s Affiliates. Franchisee must sign and comply with any license, participation and other agreements Hyatt periodically specifies relating to these programs.

Despite Hyatt’s right to establish and periodically to modify System Standards for the Hotel and modify the Hotel System as Hyatt deems best, Franchisee retains the right to control, and responsibility for, the Hotel’s day-to-day management and operation and implementing and maintaining System Standards at the Hotel. Because complete and detailed uniformity under many varying conditions might not be possible or practical, Franchisee acknowledges that Hyatt specifically reserves the right and privilege, as Hyatt deems best, to vary the Hotel System and System Standards for any Hyatt All-Inclusive Resort based upon the peculiarities of any condition or factors that Hyatt considers important to that hotel’s successful operation. Hyatt will consider in good faith any request from Franchisee to grant Franchisee a similar variation or accommodation, but Hyatt has no obligation to grant any request that Hyatt determines (in its sole judgment) does not reflect favorably upon the Proprietary Marks or does not otherwise meet Hyatt’s goals for the Hyatt All-Inclusive Resort network.

© 2013 Hyatt Franchising Latin America, L.L.C. All rights reserved.

This document is confidential and proprietary to Hyatt Franchising Latin America, L.L.C. and may not be copied, in whole or in part, without its express written permission.

Hyatt/Playa — FA (Form)

Hyatt’s mandatory System Standards do not include any personnel or security-related policies or procedures that Hyatt (at its option) makes available to Franchisee in the Manual or otherwise for Franchisee’s optional use. Franchisee will determine to what extent, if any, these optional policies and procedures should apply to the Hotel’s operations. Franchisee acknowledges that Hyatt does not dictate or control labor or employment matters for franchisees and their employees and will not be responsible for the safety and security of Hotel employees or patrons.

7.4 Uses and Sources of FF&E and Other Products and Services.

Franchisee must purchase or lease, install, and maintain at the Hotel all FF&E and other items that Hyatt periodically specifies for the Hotel System. Franchisee may not install at the Hotel, without Hyatt’s prior written consent, any FF&E or other items Hyatt has not previously approved. Franchisee may use at the Hotel only FF&E, supplies, and other goods and services that conform to the System Standards.

Hyatt may require Franchisee to acquire a particular model or brand of FF&E, supplies, and other goods and services that are available from only one manufacturer or supplier. Hyatt also may require Franchisee to acquire certain FF&E, supplies, and other goods and services only from Hyatt or its Affiliates or one or more sources that Hyatt periodically designates or approves. If Franchisee wishes to obtain any FF&E, supplies, or other goods and services for which Hyatt has established standards or specifications from a source that Hyatt has not previously approved as meeting the System Standards, Franchisee must send Hyatt a written request with any information and samples Hyatt considers necessary to determine whether the item and source meet Hyatt’s then current criteria. Upon Hyatt’s request, Franchisee must reimburse Hyatt’s costs in reviewing Franchisee’s request and evaluating the item and/or source. If Franchisee complies with Hyatt’s processes and procedures regarding approval of alternate or additional manufacturers or suppliers, Hyatt will respond to Franchisee’s request within a reasonable time period. Franchisee may not purchase any FF&E, supplies or other goods or services for the Hotel unless the purchase is from a source Hyatt designates or approves or, for those goods or services that Hyatt does not require Franchisee to acquire only from designated or approved sources, unless Hyatt has approved in writing that the good or service Franchisee proposed meets Hyatt’s standards and specifications. Hyatt may modify the System Standards in this area as Hyatt deems best. Hyatt reserves the right, at its option, to revoke its approval of certain sources or items if they fail to continue to meet the System Standards. Hyatt may refuse any of Franchisee’s requests if Hyatt already has designated a particular source for, or model or brand of, FF&E, supplies or other goods or services that Hyatt (in its sole judgment) determines to be critical to the Hotel System and Hyatt does not desire to expand the list of approved sources, models, or brands. Hyatt may make this decision as it deems best. Hyatt and its Affiliates have the right to receive rebates, commissions, payments, benefits and other material consideration from suppliers on account of their actual or prospective dealings with Franchisee and other franchisees and owners of Hyatt All-Inclusive Resorts, but subject to the other Hyatt Agreements, neither Hyatt nor its Affiliates will receive rebates from suppliers based solely on the volume of Franchisee’s purchases from those suppliers unless Hyatt either forwards those rebates to Franchisee, uses them to cover System Services Costs, or otherwise uses those rebates for the benefit of the Hotel System or the Hyatt All-Inclusive Resort network.

© 2013 Hyatt Franchising Latin America, L.L.C. All rights reserved.

This document is confidential and proprietary to Hyatt Franchising Latin America, L.L.C. and may not be copied, in whole or in part, without its express written permission.

Hyatt/Playa — FA (Form)

7.5 CRS, GDS, ADS and Guest Room Rates.

7.5.1 Franchisee must participate in, connect with, and use the CRS, GDS and ADS in the manner Hyatt periodically designates for offering, booking, modifying, and communicating guest room reservations for the Hotel. Franchisee may only utilize the GDS and ADS that Hyatt periodically authorizes. Franchisee must honor and give first priority on available rooms to all confirmed reservations that the CRS, GDS or ADS refers to the Hotel. The CRS and approved GDS and ADS are the only reservation systems or services that the Hotel may use for reservations. Hyatt and Franchisee also agree to discuss in good faith the use of travel clubs or vacation clubs, but Hyatt shall make the final decision of whether to allow the use of any travel clubs or vacation clubs. [For former Real hotels only: Hyatt also agrees that Franchisee may continue to utilize the “Real Club” system as it exists on the date hereof, subject to any modifications to such system as Hyatt reasonably approves.]

7.5.2 Franchisee will establish the Hotel’s room rates and submit them to Hyatt promptly upon Hyatt’s request. Franchisee is solely responsible for notifying the reservation center of any changes in the Hotel’s room rates. Franchisee must monitor and ensure that the Hotel’s current room rates are properly reflected in the CRS, and must notify Hyatt promptly about any discrepancies between the Hotel’s actual room rates and the room rates listed in the CRS. Franchisee may not charge any guest a rate for any reservation higher than the rate that the reservations center specifies to the guest at the time he or she makes the reservation. Except for special event periods, Franchisee may not charge any rate exceeding the rate Franchisee submits in writing for sale by the CRS. Franchisee must comply with Hyatt’s “best price guarantee” and related policies, as Hyatt periodically modifies them.

7.6 Food and Beverage Operations.

Franchisee must operate all Food and Beverage Operations in full compliance with all applicable laws, rules and regulations and all applicable System Standards. If Franchisee wishes to subcontract the management of the Food and Beverage Operations to a third party ( except in connection with a Management Arrangement applicable to all Hotel operations), Franchisee must obtain Hyatt’s prior written approval, and must provide Hyatt with all information and documents that Hyatt may reasonably require in reviewing such request for approval. However, Franchisee may lease space at the Hotel to one or more restaurant operators if (a) Hyatt (in its sole judgment) approves of the operator, the restaurant and the terms of the lease or other arrangement between Franchisee and the operator; (b) the operator complies with all applicable System Standards; and (c) the restaurant does not use the Proprietary Marks in any manner (unless Hyatt or its Affiliate authorizes such use in writing).

© 2013 Hyatt Franchising Latin America, L.L.C. All rights reserved.

This document is confidential and proprietary to Hyatt Franchising Latin America, L.L.C. and may not be copied, in whole or in part, without its express written permission.

Hyatt/Playa — FA (Form)

7.7 Upgrading the Hotel and CapEx Fund.

7.7.1 Franchisee may not make any material changes to the Hotel’s existing or planned construction, including any change in the number of guest rooms at the Hotel, without Hyatt’s prior written consent and complying with such conditions and procedures that Hyatt periodically establishes for such changes. Franchisee must prepare and deliver to Hyatt each year, at least sixty (60) days before Franchisee’s fiscal year end, an annual capital expenditure plan and budget for the next fiscal year containing such information as Hyatt periodically specifies.

7.7.2 Without limiting Hyatt’s rights and Franchisee’s obligations under Section 7.3, Hyatt may require Franchisee at any time and from time to time during the Term to upgrade or renovate the Hotel, including by altering the Hotel’s appearance and/or replacing a material portion of improvements and/or FF&E, to comply with then current building décor, appearance, and trade dress standards, and other aspects of the Hotel System that Hyatt has established and requires for new similarly situated Hyatt All-Inclusive Resorts in the Region (subject to Reasonable Deviations), and this upgrading or renovation may obligate Franchisee to invest additional capital in the Hotel and/or incur higher operating costs. Franchisee agrees to implement such upgrading and renovation, within the time period Hyatt requests, regardless of their cost or the point during the Term when Hyatt requires Franchisee to do so, as if they were part of this Agreement as of the Execution Date, provided that all such upgrades and renovations apply uniformly to all similarly situated Hyatt All-Inclusive Resorts in the Region (subject to Reasonable Deviations).

However, and without limiting Hyatt’s rights and Franchisee’s obligations under Section 7.3, during the Remodel Grace Period (defined below), Hyatt will not require Franchisee to upgrade or renovate the Hotel pursuant to this Section 7.7 to modify or replace any elements that were specifically upgraded, renovated or otherwise incorporated into the PIP as part of the conversion of the Hotel pursuant to Section 3.2 (if applicable), except for upgrades and renovations that are reasonably necessary (a) to address any issue regarding life, safety or security, (b) to comply with a Technology System Upgrade (defined below) to the extent any such Technology System Upgrade is required to be implemented in a uniform manner at all or substantially all other similarly situated Hyatt All-Inclusive Resorts in the Region (subject to Reasonable Deviations), or (c) to repair or replace improvements or FF&E that are broken or have become unserviceable, including any asset that has reached the end of its useful life, as reasonably determined by Hyatt. The “Remodel Grace Period” shall mean the period beginning on the Execution Date and ending on the fifth (5th) anniversary of the Opening Date. A “Technology System Upgrade” is any upgrade or renovation that either involves an aspect of the Hotel’s technology system which impacts the Hotel System or the brand image of Hyatt All-Inclusive Resorts or involves the Hotel’s computing environment, including upgrades to the Hotel’s computer systems, property management system, point of sale system, phone system, business center, keylock system, in-room entertainment/sound and related systems, or similar technologies.

© 2013 Hyatt Franchising Latin America, L.L.C. All rights reserved.

This document is confidential and proprietary to Hyatt Franchising Latin America, L.L.C. and may not be copied, in whole or in part, without its express written permission.

Hyatt/Playa — FA (Form)

7.7.3 In order to assist Franchisee in having funds available to make any necessary capital expenditures at the Hotel and comply with its obligations under this Section 7.7 (but without limiting those obligations), Franchisee shall deposit into a separate account that Franchisee controls an amount equal to three percent (3%) of the Hotel’s Gross Revenue each calendar month during the First Period, four percent (4%) of the Hotel’s Gross Revenue each calendar month during the Second Period, and five percent (5%) of the Hotel’s Gross Revenue for the calendar month beginning immediately after the end of the Second Period and for each calendar month thereafter until the end of the Term. The “First Period” means the calendar twenty-four (24)-month period beginning on the first (1st) day of the calendar month during which the Opening Date occurs [or the period between the first (1st) day of the calendar month during which the Opening Date occurs and December 31, 2015, whichever ends later – for Los Cabos only; subject to confirmation]. “Second Period” means the calendar thirty-six (36)-month period beginning on the second (2nd) anniversary of the first (1st) day of the calendar month during which the Opening Date occurs [or the period between the January 1, 2016 and December 31, 2018, whichever ends later – for Los Cabos only; subject to confirmation].

Upon Hyatt’s reasonable request, Franchisee will provide Hyatt information concerning the funds in that account. Franchisee shall use such funds only for the purpose of making approved capital expenditures and complying with its upgrade and other obligations under this Section 7.7, although such obligations may require Franchisee to spend more than the amount then in that account. To the extent that Franchisee is required to set aside amounts for furniture, fixture or equipment reserves or capital expenditure purposes under the Management Arrangement or by a Lender, such amounts shall be included for the satisfaction of reserve requirements under this Section 7.7.3.

7.8 Inspections/Compliance Assistance and Quality Assurance Program.

7.8.1 Hyatt may inspect the Hotel at any time, with or without notice to Franchisee, to determine whether Franchisee and the Hotel are complying with the Hotel System, System Standards, and other terms and conditions of this Agreement. Franchisee must permit Hyatt’s representatives to inspect or audit the Hotel at any time and give them free lodging (subject to availability) during the inspection period.

7.8.2 The Hotel must participate in the quality assurance, compliance and guest satisfaction programs for the purpose of ensuring the consistent application of System Standards, which Hyatt develops and periodically modifies (collectively, the “Quality Assurance Program”). Franchisee must pay its share of all fees and other costs associated with the Quality Assurance Program. As part of the Quality Assurance Program, Hyatt and/or its representatives and designees may evaluate whether the Hotel is complying with the Hotel System and System Standards. If Hyatt determines that the Hotel is not complying with the Hotel System, System Standards, or any other terms and conditions of this Agreement and instructs Franchisee to correct those deficiencies, then, without limiting Hyatt’s other rights or remedies under this Agreement, any other agreement or applicable law, Franchisee must: (a) reimburse Hyatt for its costs related to that non-compliance, including fees, travel and living expenses and other costs for administering any necessary actions, follow-up inspections, audits or re-evaluation visits until the deficiencies have been fully corrected, and (b) ensure that applicable Hotel personnel attend meetings and additional training programs that Hyatt specifies, at Franchisee’s sole expense, relating to that non-compliance.

© 2013 Hyatt Franchising Latin America, L.L.C. All rights reserved.

This document is confidential and proprietary to Hyatt Franchising Latin America, L.L.C. and may not be copied, in whole or in part, without its express written permission.

Hyatt/Playa — FA (Form)

7.9 Compliance With Laws.

Franchisee must strictly comply with all laws, rules, regulations and other legal and governmental requirements concerning the Hotel’s development and operation, including by (a) complying with all relevant tax and other laws, rules and regulations of the Country (including the timely filing of all tax returns and the payment of all taxes); (b) obtaining and maintaining all licenses and permits necessary to operate the Hotel, including the Food and Beverage Operations; and (c) obtaining and maintaining all licenses required to sell alcoholic beverages at the Hotel. Franchisee must notify Hyatt promptly in writing if Franchisee reasonably believes that any provisions of the Manual, the Hotel System, or the System Standards violates any applicable law in the Country. Hyatt and Franchisee shall then negotiate in good faith to determine any necessary changes to any such provisions.

7.10 No Diverting Business.

Franchisee must refer guests and customers, wherever reasonably possible (based on the guest’s or customer’s preferences), only to Hyatt All-Inclusive Resorts or other Hyatt-Affiliated Hotels, not use the Hotel or the Hotel System to promote a competing business or other lodging facility, and not divert business from the Hotel to a competing business.

7.11 Data Privacy and Data Security.

7.11.1 Franchisee agrees to fully comply with all policies and procedures regarding the collection, storage, use, processing and transfer of personal data (i.e., any information which identifies or is capable of identifying an individual) that Hyatt may promulgate from time to time. Additionally, Franchisee agrees to execute any agreements or other documents, and to take any actions, that Hyatt may require Franchisee and all similarly situated franchisees (subject to Reasonable Deviations) to execute or take from time to time in furtherance of the implementation of Hyatt’s data privacy or data security compliance program.

7.11.2 Without limiting the generality of the foregoing, if Franchisee receives, accesses, transmits, stores or processes any Cardholder Data (defined below), then Franchisee agrees to maintain the confidentiality and security of that Cardholder Data at all times, both during the Term and after this Agreement’s termination or expiration. For purposes of this Agreement, “Cardholder Data” shall mean any data that relates to either (a) a payment card authorized by or bearing the logo of a member of the Payment Card Industry (“PCI”) Security Standards Council (the “PCI SSC”) or any similar organization that Hyatt periodically specifies, or alternative technology or non-cash transaction method relating to payment that Hyatt periodically specifies, or (b) a person to whom such a payment card or alternative technology as described in (a) has been issued.

© 2013 Hyatt Franchising Latin America, L.L.C. All rights reserved.

This document is confidential and proprietary to Hyatt Franchising Latin America, L.L.C. and may not be copied, in whole or in part, without its express written permission.

Hyatt/Playa — FA (Form)

7.11.3 Franchisee further covenants that it will, at all times during the Term, in accessing, transmitting, storing or processing Cardholder Data, or in providing technology that accesses, transmits, stores or processes Cardholder Data, comply with (and ensure that all technology provided by or on behalf of Franchisee complies with) the standards and measures required under the then current Payment Data Security Guidelines. For purposes of this Agreement, “Payment Data Security Guidelines” shall mean the then current version of the PCI Data Security Standards (“PCI DSS”) or any successor standards and measures that Hyatt periodically specifies for payment cards, alternative technologies or non-cash transaction methods relating to payment, including all associated audit and certification requirements, and any other applicable standards, measures, or requirements that may be periodically promulgated by the PCI SSC or similar organization that Hyatt periodically specifies, by any member thereof, or by any entity that functions as an acquirer, issuer, processor, card association, payment network or similar actor (each, individually an “Acquirer”) with respect to a payment card or alternative technology. In addition, if Franchisee uses or provides (a) any payment applications that store, process or transmit Cardholder Data as part of authorization or settlement, or (b) any personal identification number (“PIN”) entry terminals used for payment card transactions or alternative technology relating to payment transactions that Hyatt periodically specifies, then Franchisee must ensure that such payment applications, PIN entry terminals, or alternative technologies (as the case may be) comply with applicable security standards and requirements, including the then current PIN Entry Device Security Requirements and Payment Application Data Security Standards. Hyatt has the right (but no obligation), at its sole option at any time and from time to time during the Term, to audit Franchisee’s compliance with this Section 7.11 and to require Franchisee (at Franchisee’s expense) to enroll or maintain enrollment in a third party audit and/or validation program that Hyatt monitors. Hyatt further reserves the right, at its sole option at any time and from time to time during the Term, to disclose the results of such audits and/or validation programs to any Acquirer that provides services to Franchisee. Without limiting any of its other obligations under this Agreement, Franchisee represents and warrants that all software, hardware and other materials used by Franchisee, or provided or made available to Hyatt by or on behalf of Franchisee, comply, and do not prevent Hyatt from complying, with all applicable Payment Data Security Guidelines and other data privacy or data security compliance programs that Hyatt identifies, and Franchisee agrees that during the Term it will continue to comply, and will not prevent Hyatt from complying, with these requirements.

ARTICLE 8

ADVERTISING AND MARKETING

8.1 Pre-Opening Marketing.

Franchisee must conduct a pre-opening marketing program for the Hotel according to Hyatt’s requirements. At least one hundred twenty (120) days before the Hotel’s grand opening, Franchisee must prepare and submit to Hyatt for its approval a written pre-opening marketing program that satisfies Hyatt’s requirements and contemplates spending at least an amount equal to One Hundred U.S. Dollars (US$100) multiplied by the number of guest rooms at the Hotel. Franchisee must change the program as Hyatt specifies and implement the approved program.

© 2013 Hyatt Franchising Latin America, L.L.C. All rights reserved.

This document is confidential and proprietary to Hyatt Franchising Latin America, L.L.C. and may not be copied, in whole or in part, without its express written permission.

Hyatt/Playa — FA (Form)

8.2 Participation in Advertising and Marketing.

Franchisee acknowledges that promoting Hyatt All-Inclusive Resorts as a chain is an important part of the Hotel System. Franchisee must participate in and use, in the manner that Hyatt specifies, all advertising, marketing and promotional activities, materials and programs that Hyatt periodically requires for the Hotel.

8.3 Approval of Marketing Programs.

8.3.1 Subject to Hyatt’s requirements and at Franchisee’s expense, Franchisee may conduct local and regional marketing, advertising and promotional programs. Franchisee shall pay Hyatt the reasonable fees that Hyatt periodically establishes for optional marketing, advertising and promotional materials Franchisee orders from Hyatt for these programs. Franchisee must conduct these programs in a dignified manner.

8.3.2 Before using them, Franchisee must submit to Hyatt for its prior approval all advertising, marketing, promotional, and public relations plans, programs, and materials that Franchisee desires to use or in which Franchisee desires to participate, including any materials and uses of the Proprietary Marks in digital, electronic, computerized, or other form (whether on a Travel Services Website or Franchisee Organization Website (each as defined in Section 8.4) or otherwise). If Franchisee does not receive written approval or disapproval within fifteen (15) business days after Hyatt receives the materials, Franchisee shall notify Hyatt in writing of its failure to respond, and if Franchisee does not receive written approval or disapproval within five (5) days after delivering such notice, then the materials are deemed to be approved. Franchisee may not use any advertising, marketing, promotional, or public relations materials or engage in any programs that Hyatt has not approved or has disapproved and must discontinue using any previously-approved materials and engaging in any previously-approved programs within the timeframe Hyatt specifies after Franchisee receives written notice from Hyatt.

8.4 Websites.

Franchisee may not develop, maintain or authorize any website (other than a Hotel System Website) that either has the word “hyatt,” any HAI Resort Brand or any similar word as part of its domain name or URL or that accepts reservations for the Hotel (other than through an approved link to a Hotel System Website). Franchisee may, with Hyatt’s approval and subject to the conditions in Section 8.3 and this Section 8.4, authorize any Travel Services Website or Franchisee Organization Website to list and promote the Hotel together with other hotels. A “Travel Services Website” is a website operated by a third party (which is not an Affiliate of Franchisee) that promotes and sells travel-related products and services for a number of hotel brands, including other Hyatt-Affiliated Hotels. A “Franchisee Organization Website” is a website that mentions the Hotel and other hotels in which Franchisee and its Affiliates have an interest as part of Franchisee’s and its Affiliates’ portfolio of properties and that has a primary purpose of promoting the entire portfolio (rather than only promoting the Hotel). Franchisee shall submit to Hyatt for its approval all proposed uses of the Proprietary Marks, references to the Hotel, links to a Hotel System Website, and other information concerning a Travel Services

© 2013 Hyatt Franchising Latin America, L.L.C. All rights reserved.

This document is confidential and proprietary to Hyatt Franchising Latin America, L.L.C. and may not be copied, in whole or in part, without its express written permission.

Hyatt/Playa — FA (Form)

Website or Franchisee Organization Website as Hyatt periodically requests. Hyatt will not unreasonably withhold its approval of Franchisee’s use of a Travel Services Website or Franchisee Organization Website. Hyatt may implement and periodically modify, and Franchisee must comply with, System Standards relating to any Travel Services Websites, Franchisee Organization Websites and other electronic uses of the Proprietary Marks and may withdraw its approval of any website that no longer meets Hyatt’s minimum standards.

ARTICLE 9

BOOKS AND RECORDS

Franchisee shall be responsible for maintaining the books of account and other records reflecting the results of the operations of the Hotel (the “Hotel Accounting Books”) in accordance with the processes and procedures that Hyatt periodically specifies to ensure accurate and efficient reporting of financial data and results to Hyatt. Hyatt reserves the right to access Franchisee’s computer system independently to obtain information from the Hotel’s property management system, customer and guest data, and otherwise to the extent required to ensure the efficient functioning of the Hotel System; provided that Hyatt’s access to Franchisee’s computer system shall be limited to such access as is reasonably necessary in the ordinary course to connect the Hotel’s system to the Hyatt network. Franchisee must send Hyatt upon its reasonable request, in the form and format that Hyatt periodically specifies, any information relating directly or indirectly to the Hotel that Hyatt does not access independently from Franchisee’s computer system.

ARTICLE 10

REPORTS AND AUDITS

10.1 Financial Reports.

At Hyatt’s request, Franchisee must prepare and deliver to Hyatt daily, monthly, quarterly, and annual operating statements, profit and loss statements, balance sheets, and other reports relating to the Hotel that Hyatt periodically requires, prepared in the form, by the methods, and within the timeframes that Hyatt specifies in the Manual. The reports must contain all information Hyatt requires. Without limiting the generality of the foregoing, on or before the day of each month that Hyatt reasonably specifies from time to time, Franchisee agrees to prepare and send Hyatt a statement for the previous month, certified by Franchisee’s chief financial or principal accounting officer, listing Gross Revenue, other Hotel revenues, room occupancy rates, reservation data, the amounts currently due under Article 6, and other information that Hyatt deems useful in connection with the Hotel System. The statement will be in the form and contain the detail Hyatt reasonably requests from time to time and may be used by Hyatt for all reasonable purposes.

Within ninety (90) days after the end of Franchisee’s fiscal year [For Playa hotel owners only: “, or on such later date upon which the particular financial statements are required to be finalized under the Other Agreements (if applicable)”], Franchisee must send Hyatt one or more of the following as Hyatt may request, certified by Franchisee’s chief financial or principal

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accounting officer to be true and correct: (a) complete financial statements relating to the Hotel for that fiscal year (including a balance sheet, statement of operations and statement of cash flow) prepared in accordance with generally accepted accounting principles consistently applied; (b) Franchisee’s income tax returns for the Hotel for that year; and (c) statements reflecting all Gross Revenue and all sources and amounts of other Hotel revenue generated during the year. Hyatt may require Franchisee to have audited financial statements prepared annually during the Term.

10.2 Lender Information.

Franchisee must send Hyatt current contact information for each Lender and Ground Lessor upon Hyatt’s request or any change in the Lender’s or Ground Lessor’s information. Upon Hyatt’s request, Franchisee must provide Hyatt copies of all ground leases, subleases and other arrangements with any Ground Lessor. Franchisee must promptly send Hyatt a copy of any notice of default, notice of termination, or other exercise of any default rights or remedies that Franchisee receives from any Lender or Ground Lessor, together with all other information that Hyatt reasonably requests relating to any such defaults or termination. Franchisee agrees that Hyatt may, at its option and without breaching any rights of or obligations to Franchisee, have discussions and share information with any Lender or Ground Lessor concerning the Hotel or Franchisee.

10.3 Notice of Other Actions or Events.

Franchisee must notify Hyatt in writing within ten (10) days after Franchisee receives information or documentation about any lawsuit, action, or proceeding, or the issuance of any injunction, award, or decree of any court, quasi-judicial body, or governmental agency, that might adversely affect the Hotel, Franchisee’s ability to perform its obligations under this Agreement, or its financial condition.

10.4 Audit.

Hyatt may at any time during Franchisee’s regular business hours, and without prior notice to Franchisee, examine Franchisee’s and the Hotel’s business, bookkeeping, and accounting records, tax records and returns, and other records. Franchisee agrees to cooperate fully with Hyatt’s representatives and independent accountants in any examination. If any examination discloses an understatement of the Hotel’s Gross Revenue, Franchisee agrees to pay Hyatt, within fifteen (15) days after receiving the examination report, the Ongoing Franchise Fees and other fees due on the amount of the understatement, together with the late fee, and interest on the understated amounts from the date originally due until the date of payment. Furthermore, if an examination is necessary due to Franchisee’s failure to furnish reports, supporting records, or other information as required, or to furnish these items on a timely basis, or if Hyatt’s examination reveals an Ongoing Franchise Fee underpayment to Hyatt of three percent (3%) or more of the total amount owed during any six (6)-month period, or that Franchisee willfully understated the Hotel’s Gross Revenue, Franchisee agrees to reimburse Hyatt for the costs of the examination, including the charges of attorneys and independent accountants and the travel expenses, room and board, and compensation of Hyatt’s employees. These remedies are in addition to Hyatt’s other remedies and rights under this Agreement and applicable law.

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Hyatt/Playa — FA (Form)

ARTICLE 11

DAMAGE/DESTRUCTION OF HOTEL

11.1 Damage to or Destruction of the Hotel.

11.1.1 If the Hotel is damaged by fire or other casualty, Franchisee must notify Hyatt immediately. If the cost to repair the damage is less than or equal to the Damage Threshold (defined below), or if the cost to repair the damage exceeds the Damage Threshold but Franchisee notifies Hyatt within a reasonable time after the casualty that it intends to repair the damage and operate the Hotel as a Hyatt All-Inclusive Resort, then Franchisee must repair the damage promptly according to the System Standards and this Agreement’s other terms and conditions. The “Damage Threshold” means the greater of (a) thirty percent (30%) of the market value of the Hotel immediately prior to the time of fire or other casualty, or (b) the amount of insurance proceeds made available to Franchisee in connection with the fire or casualty. If the damage or repair requires Franchisee to close all or any portion of the Hotel, then Franchisee must commence reconstruction as soon as practicable (but in any event within twenty-four (24) months) after closing the Hotel and reopen for continuous business operations as a Hyatt All-Inclusive Resort as soon as practicable (but in any event within thirty-six (36) months) after commencing reconstruction, but not without complying with this Agreement’s other terms and conditions (including the applicable provisions of Article 3).

11.1.2 If the cost to repair the damage from a fire or other casualty exceeds the Damage Threshold and Franchisee either fails to notify Hyatt within a reasonable time after the casualty that it intends to repair the damage and operate the Hotel as a Hyatt All-Inclusive Resort, or notifies Hyatt that Franchisee elects not to repair the damage and operate the Hotel as a Hyatt All-Inclusive Resort, then Hyatt may terminate this Agreement and Franchisee must pay Hyatt liquidated damages pursuant to Section 15.5. However, if a hotel is not reopened at the Site (either as a Hyatt All-Inclusive Resort or under any other brand) during the forty-two (42)-month period after closing the Hotel, then the amount of liquidated damages payable pursuant to Section 15.5 shall not exceed the amount of any insurance proceeds that Franchisee receives that are attributable to the Ongoing Franchise Fees and Sublicensing Fees (as defined in the Trademark Sublicense Agreement), provided that (a) Franchisee has complied with Article 12 with respect to obtaining insurance, and (b) in any settlement relating to insurance proceeds the amounts attributable to the Ongoing Franchise Fees and Sublicensing Fees are treated equitably when compared to other amounts that Franchisee recovers. Franchisee must provide Hyatt such documentation as Hyatt may reasonably request to calculate the Damage Threshold and the insurance proceeds Franchisee receives in connection with any fire or other casualty.

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Hyatt/Playa — FA (Form)

11.2 Business Interruption; Use and Occupancy Insurance.

If the Hotel will continue to operate as a Hyatt All-Inclusive Resort after the fire or other casualty, then the Term will be extended for the period of time during which the Hotel is closed due to fire or other casualty. Franchisee need not make any payments of Ongoing Franchise Fees or System Services Charges while the Hotel is closed by reason of condemnation (as provided for in Article 13) or casualty (as provided for in Section 11.1) unless Franchisee receives insurance proceeds compensating Franchisee for lost Gross Revenue during such period.

ARTICLE 12

INSURANCE

At Franchisee’s expense, Franchisee must procure and at all times during the Term maintain such insurance as may be required by the terms of any lease or mortgage on the premises where the Hotel is located, and in any event no less than the following:

(1) the following property insurance:

(a)	Property insurance (or builder’s risk insurance during any period of construction) on the Hotel building(s) and contents against loss or damage by fire, lightning, windstorm, and all other risks covered by the usual all-risk policy form, all in an amount not less than ninety percent (90%) of the full replacement cost thereof and a waiver of co-insurance. Such policy shall also include coverage for landscape improvements and law and ordinance coverage in reasonable amounts.

(b)	Boiler and machinery insurance against loss or damage caused by machinery breakdown or explosion of boilers or pressure vessels to the extent applicable to the Hotel.

(c)	Business interruption insurance covering loss of profits and necessary continuing expenses, including Ongoing Franchise Fees and other amounts due to Hyatt and its Affiliates under or in connection with this Agreement and the other Hyatt Agreements, for interruptions caused by any occurrence covered by the insurance referred to in subsections (a) and (b) above and providing coverage for the actual loss sustained.

(d)	Flood insurance in a reasonable amount for a hotel of this type in the Hotel’s geographic area, to include business interruption for lost profits, continuing expenses, and Ongoing Franchise Fees and other amounts due to Hyatt and its Affiliates under or in connection with this Agreement and the other Hyatt Agreements.

(e)	If the Hotel is located in an earthquake zone, earthquake insurance in a reasonable amount for a hotel of this type in the geographic area, to include business interruption for lost profits, continuing expenses, and Ongoing Franchise Fees and other amounts due to Hyatt and its Affiliates under or in connection with this Agreement and the other Hyatt Agreements.

© 2013 Hyatt Franchising Latin America, L.L.C. All rights reserved.

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Hyatt/Playa — FA (Form)

(f)	If the Hotel is located in a named windstorm zone as determined by Franchisee’s insurance underwriters, named windstorm insurance in a reasonable amount for a hotel of this type in the geographic area, to include business interruption for loss of profits and continuing expenses, including Ongoing Franchise Fees and other amounts due to Hyatt and its Affiliates under or in connection with this Agreement and the other Hyatt Agreements.

(g)	If the Hotel is located in a terrorism zone as determined by Franchisee’s insurance underwriters, certified and non-certified terrorism insurance for the property, as long as it is not more than two (2) times Franchisee’s “all-risk” property premium.

(2) Registration of all employees with the Mexican Social Security Institute to receive coverage for employees’ illnesses or accidents relating to the workplace.

(3) Commercial General Liability Insurance for any claims or losses arising or resulting from or pertaining to the Hotel or its operation, protecting Franchisee and Hyatt (and its Affiliates), with combined single limits of Two Million US Dollars (US$2,000,000) per each occurrence for bodily injury and property damage. If the general liability coverages contain a general aggregate limit, such limit shall be not less than Two Million US Dollars (US$2,000,000), and it shall apply in total to the Hotel only by specific endorsement. Such insurance shall be on an occurrence policy form and include premises and operations, independent contractors, blanket contractual, products and completed operations, advertising injury, employees as additional insureds, broad form property damage, personal injury to include false arrest and molestation, incidental medical malpractice, severability of interests, innkeeper’s and safe deposit box liability, and explosion, collapse and underground coverage during any construction.

(4) Liquor Liability for combined single limits of bodily injury and property damage of not less than Two Million US Dollars (US$2,000,000) each occurrence.

(5) Business Auto Liability, including owned, non-owned and hired vehicles for combined single limits of bodily injury and property damage of not less than Two Million US Dollars (US$2,000,000) each occurrence.

(6) Umbrella Excess Liability on a following form basis, primary and excess, per occurrence and in the aggregate, in amounts not less than: (i) Fifteen Million US Dollars (US$15,000,000), if the Hotel has less than twelve (12) stories; and (ii) Twenty-five Million US Dollars (US$25,000,000), if the Hotel has twelve (12) stories or more. Hyatt may require Franchisee to increase the amount of coverage if, in Hyatt’s judgment, such an increase is warranted.

© 2013 Hyatt Franchising Latin America, L.L.C. All rights reserved.

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Hyatt/Playa — FA (Form)

(7) Comprehensive crime insurance to include employee dishonesty coverage, loss inside the premises, loss outside the premises, money orders and counterfeit paper currency, depositor’s forgery coverage and computer fraud.

(8) Such other insurance as may be customarily carried by other hotel operators on hotels similar to the Hotel.

The liability policies referenced in Sections (3) through (6) above in this Article shall be endorsed to include certified and non-certified terrorism insurance in an amount not less than the limit(s) of each applicable policy.

Hyatt may periodically increase the amounts of coverage required under these insurance policies and/or require different or additional insurance coverage at any time to reflect inflation, identification of new risks, changes in law or standards of liability, higher damage awards or other relevant changes in circumstances. All insurance must by endorsement specifically name Hyatt and any Affiliates that Hyatt periodically designates (and Hyatt’s and those Hyatt-designated Affiliates’ employees and agents) as additional insureds. Any deductibles or self-insured retentions that Franchisee maintains (excluding deductibles for high hazard risks in high hazard geological zones, such as earthquake, flood and named windstorm, which shall be as required by the insurance carrier) shall not exceed Twenty-five Thousand US Dollars (US$25,000), or such higher amount as Hyatt (at its option) may approve in writing in advance. Franchisee must purchase each policy from an insurance company reasonably acceptable to Hyatt and licensed, authorized or registered to do business in the jurisdiction where the Hotel is located. However, this licensing requirement shall not apply to those insurers providing Umbrella Excess Liability above Two Million US Dollars (US$2,000,000) under Subsection (6) above.

All required insurance must be specifically endorsed to provide that the coverages will be primary to any valid and collectible insurance available to any additional insureds and shall have a waiver of subrogation in favor of Hyatt. All policies must provide that they may not be canceled, non-renewed, or materially changed without at least thirty (30) days’ prior written notice to Hyatt. Franchisee may satisfy its insurance obligations under blanket insurance policies that cover Franchisee’s and its Affiliates’ other properties so long as such blanket insurance fulfills the requirements in this Agreement.

Franchisee must deliver to Hyatt a certificate of insurance (or certified copy of such insurance policy if Hyatt requests) evidencing the coverages required above and setting forth the amount of any deductibles. Franchisee must deliver to Hyatt renewal certificates of insurance (or certified copies of such insurance policy if Hyatt requests) not less than ten (10) days prior to their respective inception dates. Franchisee’s obligation to maintain insurance shall not relieve Franchisee of its obligations under Section 20.3.

© 2013 Hyatt Franchising Latin America, L.L.C. All rights reserved.

This document is confidential and proprietary to Hyatt Franchising Latin America, L.L.C. and may not be copied, in whole or in part, without its express written permission.

Hyatt/Playa — FA (Form)

ARTICLE 13

CONDEMNATION

13.1 Entire Taking.

If the whole of the Hotel shall be taken or condemned in any eminent domain, taking, condemnation, compulsory acquisition, forced assignment, sale or like proceeding by any competent authority for any public or quasi-public use or purpose, or if such portion thereof shall be taken or condemned so as to make it imprudent or unreasonable, in Hyatt’s reasonable opinion, to use the remaining portion as a Hyatt All-Inclusive Resort, then this Agreement, the other Hyatt Agreements and the Term shall terminate as of the date of such taking or condemnation. If this Agreement is terminated pursuant to this Section 13.1 and if Franchisee and its Owners sign Hyatt’s then current form of termination agreement and a release, in a form satisfactory to Hyatt, of any and all claims (other than unknown claims) against Hyatt and its owners, Affiliates, officers, directors, employees and agents, then Franchisee shall not be required to pay liquidated damages pursuant to Section 15.5 at the time of termination. However, such termination agreement shall provide that if Franchisee or any of its Affiliates begins construction on a new all-inclusive resort at any location within the Area of Protection at any time during the twenty-four (24) month period following the effective date of termination of this Agreement [For Playa hotel owners only: “(subject to the MDA if it is then in effect)”], then Franchisee or its Owners must, at their sole option, either (a) offer to sign the form of franchise agreement contemplated by the MDA (regardless of whether the MDA is then in effect) to brand such new resort as a Hyatt All-Inclusive Resort, provided that Hyatt has no obligation to accept such offer; or (b) pay Hyatt liquidated damages equal to Five Thousand US Dollars ($5,000) multiplied by the number of guest rooms in that new all-inclusive resort. If Franchisee and its Owners fail to sign such termination agreement and release within a reasonable time after Hyatt delivers them to Franchisee, then Franchisee must pay Hyatt liquidated damages pursuant to Section 15.5 at the time of termination, in addition to complying with its other post-termination obligations under this Agreement.

13.2 Partial Taking.

If only a part of the Hotel shall be taken or condemned and the taking or condemnation of such part does not make it unreasonable or imprudent, in Hyatt’s reasonable opinion, to operate the remainder as a Hyatt All-Inclusive Resort, then this Agreement, the other Hyatt Agreements and the Term shall not terminate, but so much of any award made to Franchisee shall be made available as shall be reasonably necessary to make alterations or modifications to the Hotel, or any part thereof, so as to make it a satisfactory architectural unit as a Hyatt All-Inclusive Resort.

© 2013 Hyatt Franchising Latin America, L.L.C. All rights reserved.

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Hyatt/Playa — FA (Form)

ARTICLE 14

DEFAULT AND TERMINATION

14.1 Termination by Hyatt After Opportunity to Cure.

Hyatt has the right to terminate this Agreement, effective on the date stated in Hyatt’s written notice (or the earliest date permitted by applicable law), without the need to obtain the authorization of any third party or any arbitral, judicial or administrative resolution and without liability to Franchisee, if:

(a)	Franchisee fails to pay Hyatt or any of its Affiliates any fees or other amounts due under this Agreement or any other agreement between Franchisee and Hyatt or any of its Affiliates, including any other Hyatt Agreement, and does not cure that default within ten (10) days after delivery of Hyatt’s written notice of default to Franchisee;

(b)	Franchisee fails to pay when due any financial obligation to a Provider and does not cure that default within thirty (30) days after delivery of Hyatt’s written notice of default to Franchisee;

(c)	Franchisee fails to begin or continue the construction or renovation of the Hotel in accordance with the timeline set forth in Article 3, or fails to open the Hotel on or before the Opening Deadline (as extended pursuant to Section 3.4, if applicable), and does not cure that default within thirty (30) days after delivery of Hyatt’s written notice of default to Franchisee;

(d)	Franchisee fails to comply with any other provision of this Agreement, the Manual, any aspect of the Hotel System or any System Standard and does not cure that default within thirty (30) days after delivery of Hyatt’s written notice of default to Franchisee;

(e)	Franchisee fails to comply with any other Hyatt Agreement or any other agreement with Hyatt or its Affiliates relating to the Hotel and does not cure that default within thirty (30) days (or such shorter time period that the other agreement specifies for curing that default) after delivery of Hyatt’s written notice of default to Franchisee;

(f)	Franchisee fails to send Hyatt a copy of the instrument reflecting Franchisee’s full ownership rights (duly registered subject to the laws of the Country), an executed lease for at least the Term, or other evidence satisfactory to Hyatt of Franchisee’s right to control the Hotel’s premises before Franchisee begins construction or any material renovation of the Hotel or within ten (10) days after Hyatt’s request for such information or materials;

© 2013 Hyatt Franchising Latin America, L.L.C. All rights reserved.

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Hyatt/Playa — FA (Form)

(g)	Franchisee does not buy, maintain, or send Hyatt evidence of required insurance coverage and does not cure that default within ten (10) days after delivery of Hyatt’s written notice of default to Franchisee; or

(h)	Franchisee fails to pay when due any income, service, sales, value added, or other taxes due on the Hotel’s operation and does not cure that default within thirty (30) days after delivery of Hyatt’s written notice of default to Franchisee, unless Franchisee is in good faith contesting its liability for those taxes or has received an extension from the applicable government agency of the time within which to make such payments.

14.2 Termination by Hyatt Without Opportunity to Cure.

Hyatt may terminate this Agreement immediately, without giving Franchisee an opportunity to cure the default, effective upon delivery of written notice to Franchisee (or such later date as required by law), without the need to obtain the authorization of any third party or any arbitral, judicial or administrative resolution and without liability to Franchisee, if:

(a)	Franchisee or any Guarantor admits its inability to pay its debts as they become due or makes a general assignment for the benefit of creditors; suffers an action to dissolve or liquidate Franchisee or any Guarantor; commences or consents to any case, proceeding, or action seeking reorganization, arrangement, adjustment, liquidation, dissolution, or composition of debts under any law relating to bankruptcy, insolvency, reorganization, or relief of debtors; suffers an appointment of a receiver, trustee, custodian, or other official for any portion of its property or the Hotel; takes any corporate or other action to authorize any of the actions set forth above in this Section 14.2(a); has any case, proceeding, or other action commenced against it as debtor seeking an order for relief, or seeking reorganization, arrangement, adjustment, liquidation, dissolution, or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization, or relief of debtors, or seeking appointment of a receiver, trustee, custodian, or other official for it or any portion of its property or the Hotel, and such case, proceeding, or other action results in an order for relief against it that is not fully stayed within seven (7) business days after being entered or remains un-dismissed for forty-five (45) days; or fails, within sixty (60) days after the entry of a final judgment against it in any amount exceeding Five Hundred Thousand US Dollars (US$500,000), to discharge, vacate, or reverse the judgment, to stay its execution, or, if appealed, to discharge the judgment within thirty (30) days after a final adverse decision in the appeal;

(b)	Franchisee ceases constructing and/or operating the Hotel at the Site under the Proprietary Marks, or loses possession or the right to possess all or a significant part of the Hotel, for any reason except as otherwise provided in this Agreement;

© 2013 Hyatt Franchising Latin America, L.L.C. All rights reserved.

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Hyatt/Playa — FA (Form)

(c)	Franchisee or any of its Affiliates contests in any court or other Proceeding all or any portion of Hyatt’s or its Affiliate’s ownership of the Hotel System or the validity of any Proprietary Mark, Copyrighted Materials, or Confidential Information or registers or attempts to register any Proprietary Mark or a derivative thereof;

(d)	[For Playa hotel owners only: “Subject to Section 19.9,”] Franchisee (or any of its Owners) makes a transfer in violation of Article 19;

(e)	Franchisee fails to identify the Hotel to the public as a Hyatt All-Inclusive Resort or discontinues operating the Hotel as a Hyatt All-Inclusive Resort, and it is not unreasonable for Hyatt under the facts and circumstances to conclude that Franchisee does not intend to continue to operate the Hotel under the Proprietary Marks;

(f)	Franchisee or any of its Owners or Guarantors is, or is discovered to have been, convicted of a felony, or enters or is discovered to have entered a plea of no contest to a felony, or is an accused party in any criminal investigation related to any felony considered as organized crime, or commits any other action or any other offense, in each such event which is likely in Hyatt’s reasonable opinion to reflect materially adversely upon Hyatt, the Hotel System, or the Proprietary Marks, including any violation of laws or regulations relating to Hotel employees;

(g)	Franchisee knowingly maintains false books and records of account or knowingly submits false or misleading reports or information to Hyatt or its Affiliate, including any information Franchisee provides or fails to provide on its franchise application;

(h)	[For Playa hotel owners only: “Subject to Section 19.9,”] Franchisee (or any of its Owners) knowingly makes any unauthorized use or disclosure of any part of the Manual or any other Confidential Information;

(i)	Hyatt determines that a serious threat or danger to public health or safety results from the construction, maintenance, or operation of the Hotel, such that an immediate shutdown of the Hotel or construction site is necessary to avoid a substantial liability or loss of goodwill to the Hotel System;

(j)	any one of the Hyatt Agreements (excluding the Gold Passport Agreement) is terminated or expires (without renewal), regardless of the reason;

(k)	Franchisee violates any law or regulation and does not begin to cure the violation immediately after receiving notice from Hyatt or any other party and to complete the cure as soon as is reasonably practicable or within the timeframe allowed by law, whichever is shorter;

© 2013 Hyatt Franchising Latin America, L.L.C. All rights reserved.

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Hyatt/Playa — FA (Form)

(l)	Franchisee (1) fails on three (3) or more separate occasions within any twelve (12) consecutive month period to comply with this Agreement, whether the failures relate to the same or different obligations under this Agreement and whether or not Franchisee corrects the failures after Hyatt’s delivery of notice to Franchisee; or (2) fails on two (2) or more separate occasions within any six (6) consecutive month period to comply with the same obligation under this Agreement, whether or not Franchisee corrects the failures after Hyatt’s delivery of notice to Franchisee;

(m)	[For Playa hotel owners only: “Subject to Section 19.9,”] Franchisee or any of its Owners (other than Owners of publicly-traded ownership interests in Franchisee or its Controlling Owner) or Affiliates is or becomes a Restricted Person; or

(n)	[For Playa hotel owners only: “Subject to Section 19.9,”] Franchisee or any of its Owners, or any of its or their Affiliates, is or becomes a Brand Owner

14.3 Suspension of Rights and Services.

Franchisee acknowledges that, upon Franchisee’s failure to remedy any default specified in any written notice issued to Franchisee under Section 14.1 (following any cure period specified for such default in Section 14.1) or Section 14.2, Hyatt has the right, until Franchisee remedies such default to Hyatt’s satisfaction, to (a) suspend Franchisee’s right to use, and Franchisee’s access to, the CRS and/or other System Services; (b) remove the Hotel from Hyatt’s advertising publications and programs; (c) suspend or terminate any temporary or other fee reductions to which Hyatt or its Affiliates might have agreed in this Agreement, any of the other Hyatt Agreements or any amendment(s) to this Agreement or any of the other Hyatt Agreements; and/or (d) refuse to provide any operational support that this Agreement otherwise requires. If Hyatt suspends Franchisee from the CRS, Hyatt has the right to divert reservations previously made for the Hotel to other Hyatt All-Inclusive Resorts or Hyatt-Affiliated Hotels. Hyatt will exercise its right to suspend Franchisee’s rights only after Franchisee’s cure period (if any) under the written notice of default has expired. If Hyatt exercises its right to suspend Franchisee’s access to the CRS or other System Services, such suspension will last no more than four (4) months, after which time Hyatt shall either reinstate Franchisee’s access or terminate this Agreement. Hyatt’s exercise of this right will not constitute an actual or constructive termination of this Agreement nor be Hyatt’s sole and exclusive remedy for Franchisee’s default. If Hyatt exercises its right not to terminate this Agreement but to implement any remedies in this Section 14.3, Hyatt may at any time after the appropriate cure period under the written notice has lapsed (if any) terminate this Agreement without giving Franchisee any additional corrective or cure period. During any suspension period, Franchisee must continue to pay all fees and other amounts due under, and otherwise comply with, this Agreement, all other Hyatt Agreements and all related agreements. Hyatt’s election to suspend Franchisee’s rights as provided above will not be a waiver by Hyatt or any of its Affiliates of any breach of this Agreement or any other Hyatt Agreement. If Hyatt rescinds any suspension of Franchisee’s rights, Franchisee will not be entitled to any compensation, including repayment, reimbursement, refunds, or offsets, for any fees, charges, expenses, or losses Franchisee might have incurred due to Hyatt’s exercise of any suspension right provided above.

© 2013 Hyatt Franchising Latin America, L.L.C. All rights reserved.

This document is confidential and proprietary to Hyatt Franchising Latin America, L.L.C. and may not be copied, in whole or in part, without its express written permission.

Hyatt/Playa — FA (Form)

14.4 Special Termination.

Hyatt has the right to terminate this Agreement, effective on the date stated in Hyatt’s written notice (or the earliest date permitted by applicable law), without the need to obtain the authorization of any third party or any arbitral, judicial or administrative resolution and without liability to Franchisee, if, by the date of Hyatt’s termination notice:

(a)	the franchise agreements for three (3) or more Playa HAI Resorts have been terminated (for whatever reason), if there have been a total of six (6) or fewer Playa HAI Resorts (including those terminated Playa HAI Resorts and the Hotel) opened after the signing of the MDA; or

(b)	the franchise agreements for fifty percent (50%) or more of the Playa HAI Resorts (rounded up to the nearest whole number) have been terminated (for whatever reason), if there have been a total of seven (7) or more Playa HAI Resorts (including those terminated Playa HAI Resorts and the Hotel) opened after the signing of the MDA.

14.5 General Provisions Concerning Default and Termination.

In any arbitration or other proceeding in which the validity of the termination of this Agreement or Hyatt’s refusal to enter into a successor franchise agreement is contested, Hyatt and Franchisee may cite and rely upon all of the other’s (and any Guarantor’s) defaults or violations of this Agreement, not only the defaults or violations referenced in any written notice. No notice of termination or refusal to enter into a successor franchise agreement will relieve either Hyatt or Franchisee of its obligations that survive termination of this Agreement, including Franchisee’s de-identification, indemnification, and liquidated damages payment obligations. Franchisee agrees that Hyatt has the right and authority (but not the obligation) to notify Franchisee’s Lender and any or all of Franchisee’s Owners, creditors and/or suppliers if Franchisee is in default under, or Hyatt has terminated, this Agreement.

14.6 Political Event.

Hyatt may terminate this Agreement, without penalty or payment of compensation or damages by or to either Party, and without the need to obtain the authorization of any third party or any arbitral, judicial or administrative resolution, if a Political Event has occurred affecting the Hotel and/or the Parties’ performance under this Agreement. Hyatt will notify Franchisee at least thirty (30) days in advance of the effective date of termination, unless emergent circumstances make a shorter notice period necessary. For the purpose of this Agreement, the term “Political Event” shall mean one or more of the following conditions occurring in the geographical area where the Hotel is located: (i) war, whether or not declared, (ii) civil insurrection, (iii) loss of effective control over public safety by institutions of a government

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recognized by the United States of America, (iv) declaration of martial law, (v) applicable laws of any nation render performance of this Agreement, any other Hyatt Agreement or any ancillary agreement between the Parties (and/or their Affiliates), including circumstances where either Party is prevented from providing services under this Agreement or such other agreement as a result of sanctions by the United States of America or any other government, or (vi) interruption of safe transportation to the area where the Hotel is located for more than ninety (90) days.

14.7 Additional Rights.

The rights granted hereunder shall not be in substitution for, but shall be in addition to, any and all rights and remedies for the breach of contract granted by the applicable law of this Agreement.

14.8 No Court Order.

The Parties acknowledge and agree that a court order shall not be required to give effect to any termination of this Agreement under this Section 14.

ARTICLE 15

RIGHTS AND OBLIGATIONS ON EXPIRATION OR TERMINATION

15.1 Other Hyatt Agreements and System Services.

When this Agreement terminates or expires (without the grant of a successor franchise), the remaining Hyatt Agreements shall also terminate on the effective date of termination or expiration. Without limiting the generality of the foregoing, beginning on the date that this Agreement terminates or expires, Hyatt and its Affiliates shall stop providing System Services to the Hotel.

15.2 De-Identification.

15.2.1 Beginning on the date upon which this Agreement terminates or expires (without the grant of a successor franchise), and subject to Section 18.2.3, Franchisee must immediately cease using the Hotel System and begin to de-identify the Hotel by taking whatever action Hyatt deems necessary to ensure that the Hotel no longer is identified as a Hyatt All-Inclusive Resort. Franchisee agrees to take the following steps, among other actions that Hyatt then specifies, to de-identify the Hotel:

(a)	return to Hyatt the Manual, all other Copyrighted Materials, and all materials containing Confidential Information or bearing any of the Proprietary Marks and cease using all such items;

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(b)	remove all structures and items identifying the Hotel System, including all elements of the trade dress and other distinctive features, devices, and/or items associated with the Hotel System, such as (for example) FF&E that is uniquely identified with a Hyatt All-Inclusive Resort or a Hyatt-Affiliated Hotel, interior signage, lobby signage, door identifier signage, directional signage, phone face plates, memo pads, pens, cups, glasses, signage on the back of guest room doors, and all other signage bearing one or more of the Proprietary Marks. With respect to the Hotel’s exterior signage, Franchisee must (i) immediately schedule the permanent removal of all exterior signage bearing any of the Proprietary Marks and give Hyatt written evidence of that schedule, (ii) immediately cover all exterior signage in a professional manner, and (iii) permanently remove all exterior signage within thirty (30) days after this Agreement expires or terminates. In addition, Franchisee must make at its expense such specific additional changes that Hyatt reasonably requests to de-identify the Hotel;

(c)	change the Hotel’s telephone listing and immediately stop answering the telephone in any way that would lead a current or prospective customer, vendor, or other person to believe that the Hotel still is associated with the Hotel System or Hyatt;

(d)	stop all uses of the Proprietary Marks on any Franchisee Organization Website and require all third-party websites to remove any references that directly or indirectly associate the Hotel with the Proprietary Marks;

(e)	cancel all fictitious, assumed, or other business name registrations relating to Franchisee’s use of the Proprietary Marks and otherwise sign all documents and instruments necessary in connection with all filings related to the Proprietary Marks and take all other actions necessary to terminate Franchisee’s rights in connection with a termination of this Agreement; and

(f)	permit Hyatt’s representatives to enter the Hotel on no less than twenty-four (24) hours’ prior notice to conduct inspections on a periodic basis until de-identification is completed to Hyatt’s satisfaction.

Beginning on the date upon which this Agreement terminates or expires (without the grant of a successor franchise) and continuing until de-identification is completed to Hyatt’s satisfaction, Franchisee must maintain a conspicuous sign at the registration desk in a form that Hyatt specifies stating that the Hotel no longer is associated with the Hotel System. Franchisee and its Affiliates may not, without Hyatt’s permission, represent to Hotel customers, prospective customers or the public that the Hotel is or was a Hyatt All-Inclusive Resort or otherwise hold itself out to the public as a former franchisee of Hyatt’s or as the former operator of a Hyatt All-Inclusive Resort, except in the limited case of informing investors, prospective investors, or lenders that Franchisee has general experience in operating a Hyatt All-Inclusive Resort. Franchisee acknowledges that the de-identification process is intended to alert the public immediately that the Hotel is not affiliated with the Hotel System. Subject to the terms of Subsection (b) above with respect to exterior signage, Franchisee shall complete all de-identification obligations under this Section 15.2 to Hyatt’s satisfaction, and provide a written certification to Hyatt indicating such completion, on or before the date which is fifteen (15) days after this Agreement terminates or expires.

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15.2.2 If Franchisee fails to comply strictly with all of the de-identification provisions in this Section 15.2, Franchisee agrees to: (a) pay Hyatt a royalty fee of Five Thousand US Dollars (US$5,000) per day until de-identification is completed to Hyatt’s satisfaction, if Franchisee fails to comply with such provisions within five (5) days after notice from Hyatt; and (b) permit Hyatt’s representatives to enter the Hotel to complete the de-identification process at Franchisee’s expense. Franchisee agrees to pay all of Hyatt’s costs and expenses of enforcing these de-identification provisions, including all attorneys’ fees and costs. Nothing in this Section 15.2 or this Agreement limits Hyatt’s rights or remedies at law or in equity if Franchisee does not complete the de-identification procedures as provided above, including Hyatt’s right to seek and obtain an injunction to remove or cause to be removed, at Franchisee’s sole cost and expense, all signage from the Hotel.

15.3 Pay Amounts Owed.

Unless otherwise provided in this Agreement, within five (5) days after the termination or expiration of this Agreement, Franchisee must pay all amounts owed to Hyatt and its Affiliates under this Agreement, any other Hyatt Agreement or any other agreement.

15.4 Contacting Customers.

Upon this Agreement’s termination or expiration for any reason, Hyatt has the right to contact those individuals or entities who have reserved rooms with Franchisee through the CRS, and any other Hotel customers, and inform them that Franchisee’s lodging facility no longer is part of the Hotel System, provided that Hyatt may not make any disparaging remarks about Franchisee. Hyatt also has the right to inform those individuals, entities and customers of other Hyatt All-Inclusive Resorts and other Hyatt-Affiliated Hotels that are proximately located to Franchisee’s lodging facility in case they prefer to change their reservations so that they can stay at a Hyatt-Affiliated Hotel. Hyatt’s exercise of these rights will not constitute an interference with Franchisee’s contractual or business relationships. Franchisee acknowledges that the individuals and entities that made reservations with Franchisee’s lodging facility when it was a Hotel under this Agreement constitute Hyatt’s customers.

15.5 Liquidated Damages.

Franchisee acknowledges and confirms that Hyatt will suffer substantial damages as a result of the termination of this Agreement before the Term expires. Some of those damages include lost Ongoing Franchise Fees and Sublicensing Fees, lost market penetration and goodwill, loss of Hotel System representation in the Hotel’s market area, confusion of international/regional accounts and individual customers, disadvantage in competing for international/regional accounts and other types of bookings for Hyatt All-Inclusive Resorts, lost opportunity costs, and expenses that Hyatt will incur in developing or finding another franchisee to develop another Hyatt All-Inclusive Resort in the Hotel’s market area (collectively, “Brand

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Damages”). Hyatt and Franchisee acknowledge that Brand Damages are difficult to estimate accurately and proof of Brand Damages would be burdensome and costly, although such damages are real and meaningful to Hyatt. Therefore, upon termination of this Agreement before the Term expires for any reason (subject to Sections 11.1, 13.1 and 19.1), Franchisee agrees to pay Hyatt, within fifteen (15) days after the date of such termination, liquidated damages in a lump sum as calculated below.

(a)	If this Agreement contemplates Franchisee’s constructing a new Hotel at the Site pursuant to Section 3.1 and construction of the Hotel had not yet begun (as described in Section 3.1.4) as of the effective date of termination, then the liquidated damages are Five Thousand U.S. Dollars (US$5,000) multiplied by the number of approved guest rooms at the Hotel. However, if construction begins on a hotel or other lodging facility at the Site (whether or not Franchisee then owns or controls the Site), within one (1) year after the effective date of termination, then Franchisee must pay Hyatt, within thirty (30) days after Hyatt’s notice to Franchisee, the difference between the liquidated damages calculated under Subsection 15.5(b) below and the liquidated damages that Franchisee already paid to Hyatt.

(b)	Subject to Subsection 15.5(a), if this Agreement terminates before the third anniversary of the Opening Date, the liquidated damages are the product of (i) three and one quarter percent (3.25%) times the average daily Gross Revenue per guest room for all Hyatt All-Inclusive Resorts in the Region (including those that Hyatt and its Affiliates own, manage, and franchise) for the previous twelve (12) full calendar months (or such shorter period during which such hotels are open); times (ii) one thousand eight hundred twenty-five (1,825) days; times (iii) the number of guest rooms at the Hotel.

(c)	If this Agreement terminates on or after the third anniversary of the Opening Date, the liquidated damages are the product of (i) the average monthly Ongoing Franchise Fees and Sublicensing Fees that Franchisee owed Hyatt or its Affiliate during the twelve (12) full calendar month period before the month of termination, without regard for any provision in this Agreement or any amendment(s) to this Agreement deferring or reducing any portion of those fees, times (ii) sixty (60) or the number of months remaining in this Agreement’s term, whichever is less.

Notwithstanding the foregoing, if this Agreement is terminated because of a Consequential Termination, then the liquidated damages are one hundred fifty percent (150%) of the amount calculated in (a), (b) or (c) above (as applicable).

Franchisee agrees that the liquidated damages calculated under this Section 15.5 represent the best estimate of Hyatt’s Brand Damages arising from any termination of this Agreement before the Term expires. Franchisee’s payment of the liquidated damages to Hyatt will not be considered a penalty but, rather, a reasonable estimate of fair compensation to Hyatt

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for the Brand Damages Hyatt will incur because this Agreement did not continue for the Term’s full length. Hyatt and Franchisee acknowledge that Franchisee’s payment of liquidated damages is full compensation to Hyatt and Hyatt’s sole and exclusive remedy only for the Brand Damages resulting from the early termination of this Agreement and is in addition to, and not in lieu of, Franchisee’s obligations to pay other amounts due to Hyatt under this Agreement as of the date of termination and to comply strictly with the de-identification procedures of Section 15.2 and Franchisee’s other post-termination obligations. If any valid law or regulation governing this Agreement limits Franchisee’s obligation to pay, and Hyatt’s right to receive, the liquidated damages for which Franchisee is obligated under this Section 15.5, then Franchisee shall be liable to Hyatt for any and all Brand Damages Hyatt incurs, now or in the future, as a result of Franchisee’s breach of this Agreement.

15.6 Survival.

The following provisions of this Agreement shall survive termination or expiration of this Agreement regardless of the circumstances: Sections 7.11, 11.1, 13.1, 14.5, 16,3, 18.1, 18.2, 20.1, 20.3 and 20.4 and Articles 12, 15 and 21 through 24. Additionally, all of Franchisee’s covenants, obligations, and agreements that by their terms or by implication are to be performed after the termination or expiration of the Term shall survive such termination or expiration.

ARTICLE 16

PROPRIETARY MARKS AND COPYRIGHTED MATERIALS

Franchisee acknowledges that this Agreement does not grant Franchisee the right to use the Proprietary Marks or Copyrighted Materials, and that those rights arise under the Trademark Sublicense Agreement.

ARTICLE 17

FORCE MAJEURE

The obligations of either Party to perform any specific covenant under this Agreement within a specified time (other than obligations to make payments of money) shall be extended for a period of time equivalent to the period of delay caused by Force Majeure (except to the extent otherwise specified herein, including if as a result of a Political Event). If, at any time during the Term, Franchisee is unable to operate the Hotel in accordance with this Agreement due to Force Majeure, or if it becomes necessary, in Hyatt’s reasonable opinion, to cease operation of the Hotel in order to protect the Hotel and/or the health, safety and welfare of the guests and/or employees of the Hotel due to the occurrence of a Force Majeure event, then, subject to Articles 10, 13 and 14, Franchisee shall, upon Hyatt’s request, close and cease or partially cease operation of all or any part of the Hotel as necessary based on the occurrence of the Force Majeure event, reopening and recommencing operation of the Hotel when both Hyatt and Franchisee reasonably determine that the reopening and recommencement of operations may be done pursuant to any applicable laws or regulations and without jeopardy to the Hotel, its guests or Hotel employees, or the goodwill of the Proprietary Marks.

© 2013 Hyatt Franchising Latin America, L.L.C. All rights reserved.

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ARTICLE 18

CONFIDENTIAL INFORMATION, INNOVATIONS AND TRANSLATIONS

18.1 Confidential Information.

18.1.1 Hyatt Confidential Information. Hyatt and its Affiliates possess (and will continue to develop and acquire) Hyatt Confidential Information, some of which constitutes trade (industrial) secrets under Applicable Law, relating to developing and operating Hyatt All-Inclusive Resorts, notwithstanding Franchisee’s involvement (if any) in developing certain Hyatt Confidential Information. Franchisee acknowledges and agrees that Franchisee will not acquire any interest in Hyatt Confidential Information, other than the right to use certain Hyatt Confidential Information as Hyatt specifies while operating the business contemplated under this Agreement during the Term, and that Hyatt Confidential Information is proprietary, includes Hyatt’s and its Affiliate’s trade (industrial) secrets, and is disclosed to Franchisee only on the condition that Franchisee agrees, and Franchisee hereby does agree, that Franchisee: (a) will not use Hyatt Confidential Information in any other business or capacity; (b) will keep confidential each item deemed to be a part of Hyatt Confidential Information, both during and after the Term (afterward for as long as the item is not generally known in the hotel industry); (c) will not make unauthorized copies of any Hyatt Confidential Information disclosed via electronic medium or in written or other tangible form; and (d) will adopt and implement reasonable procedures that Hyatt periodically specifies to prevent unauthorized use or disclosure of Hyatt Confidential Information.

18.1.2 Franchisee Proprietary Information. Hyatt acknowledges and agrees that Hyatt will not acquire any interest in Franchisee Proprietary Information, and that Franchisee Proprietary Information is proprietary, includes Franchisee’s and its Affiliate’s trade (industrial) secrets, and is disclosed to Hyatt only on the condition that Hyatt agrees, and Hyatt hereby does agree, that Hyatt: (a) will not use Franchisee Proprietary Information in any other business or capacity; (b) will keep confidential each item deemed to be a part of Franchisee Proprietary Information, both during and after the Term (afterward for as long as the item is not generally known in the hotel industry); (c) will not make unauthorized copies of any Franchisee Proprietary Information disclosed via electronic medium or in written or other tangible form; and (d) will adopt and implement reasonable procedures that Franchisee periodically specifies to prevent unauthorized use or disclosure of Franchisee Proprietary Information.

18.1.3 Exclusions from Confidential Information. Confidential Information does not include information, knowledge, or know-how that one Party can demonstrate lawfully came to its attention before the other Party or its Affiliate provided it to such Party or its Affiliate directly or indirectly; that, at the time the other Party or its Affiliate disclosed it to such Party, already had lawfully become generally known in the hotel industry through publication or communication by others (without violating an obligation to the other Party or its Affiliate); or that, after the other Party or its Affiliate disclose it to such Party, lawfully becomes generally known in the hotel industry through publication or communication by others (without violating an obligation to the other Party or its Affiliate). However, if either Party includes any matter in Confidential Information, anyone who claims that it is not Confidential Information must prove that one of the exclusions provided in this paragraph is satisfied. In addition, nothing in this Agreement shall prohibit the disclosure of any past or projected financial results concerning the Hotel to any person or entity having a direct or indirect financial interest in the Hotel.

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18.1.4 Guest Information. All information that Hyatt or its Affiliates obtain from Franchisee or any other source about the Hotel’s customers and guests under this Agreement, any other Hyatt Agreement or any related agreement, including agreements relating to the CRS and other software systems that Hyatt or its Affiliates provide or require (collectively, “Guest Information”) is part of Hyatt Confidential Information and Hyatt’s property. Franchisee acknowledges and agrees that Hyatt has the right, without prior notice to Franchisee, but subject to any restrictions under applicable law, to access Guest Information on the Hotel’s computer systems, including the property management system, and to use and allow others to use Guest Information in any manner that Hyatt deems appropriate (subject to applicable law). However, Franchisee may at any time during and after the Term use, to the extent lawful and at Franchisee’s own risk, any Guest Information stored in the Hotel’s property management system database and generated as a result of a guest’s stay at the Hotel (subject to Section 7.11).

18.2 Innovations.

18.2.1 All inventions, innovations and discoveries relating to a Hyatt All-Inclusive Resort and derived from or utilizing any part of the Hotel System, Hyatt Confidential Information or Proprietary Marks (collectively, “Innovations”), whether or not protectable intellectual property, whether created by or for Franchisee, its Affiliates or contractors, or its or their employees, and whether derived from or based on any Franchisee Proprietary Information, must be promptly disclosed to Hyatt and will be deemed to be Hyatt’s and its Affiliate’s sole and exclusive property, part of the Hotel System, and works made-for-hire for Hyatt and its Affiliate. However, Franchisee may not use any Innovation in operating the Hotel or otherwise without Hyatt’s prior written consent. If any Innovation does not qualify as a “work made-for-hire” for Hyatt and its Affiliate, by this paragraph Franchisee assigns ownership of that Innovation, and all related rights to that Innovation, to Hyatt and agrees to take whatever action (including signing assignment or other documents) that Hyatt requests to evidence its ownership or to help Hyatt obtain intellectual property rights in the Innovation.

18.2.2 To the extent any copyright or other intellectual property rights in and to any Innovation cannot be automatically assigned to Hyatt under Applicable Laws, Franchisee hereby assumes the unconditional and irrevocable obligation and promise to grant Hyatt an exclusive, royalty-free, transferable, irrevocable, worldwide license (with rights to sublicense) to practice such non-assignable rights, including the right to use, reproduce, distribute, translate (as applicable) and modify any such Innovations, all of which shall be at Hyatt’s sole cost and expense. To the extent any of the rights in and to such Innovations can neither be assigned nor licensed to Hyatt as contemplated by this Section 18.2.2, Franchisee, on behalf of itself and its Affiliates (and their respective successors and assigns), irrevocably waives and agrees never to assert such non-assignable and non-licensable rights against Hyatt, any of its assignees or successors in interest, or any of its licensees. No rights of any kind in or to any Innovations are reserved to or by Franchisee or any of its Affiliates or contractors (or its or their employees), nor shall revert to or be reserved by or on behalf of Franchisee or any of its Affiliates or contractors (or its or their employees).

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Hyatt/Playa — FA (Form)

18.2.3 [For Playa hotel owners only: “It is acknowledged and agreed that both Hyatt and Franchisee (and their respective Affiliates) may work together in good faith to jointly develop certain Innovations related to the operational aspects of the Hyatt All-Inclusive Resort brand. Any inventions, innovations and discoveries that result from such collaboration are Innovations, including those Innovations derived from or based on any Franchisee Proprietary Information. Franchisee and its Affiliates will be allowed and, to the extent applicable, Hyatt will grant Franchisee and its Affiliates a non-exclusive, royalty-free, transferable, irrevocable, worldwide license (with rights to sublicense) to, continue to use and modify, in the development and operation of other all-inclusive hotels (as may be expressly permitted under the terms of this Agreement and the Hyatt Agreements): (a) any Franchisee Proprietary Information (including, without limitation, any Franchisee Proprietary Information that forms part of any Innovation); and (b) any Innovation jointly developed by Hyatt and Franchisee (or their respective Affiliates) that does not constitute Hyatt Confidential Information or a Proprietary Mark and does not, when incorporated into the Hotel System, provide Hyatt All-Inclusive Resorts with a unique, innovative or distinctive aspect of the décor or guest experience that differentiates Hyatt All-Inclusive Resorts from other resorts (a “Franchisee Licensed Innovation”). When developing Innovations, the Parties agree to discuss in good faith and mutually determine whether those Innovations are Franchisee Licensed Innovations.”]

18.3 Translations.

All forms, Manuals and other documents that Hyatt delivers to Franchisee under the Hyatt Agreement shall be in the English language. If required by Hyatt or any applicable law, or deemed necessary by Franchisee, Franchisee shall at its expense translate such document(s) into the language(s) used in the Country. Before using it, Franchisee shall submit to Hyatt for its approval the translated version of any document. Franchisee shall make any changes to the translated documents that Hyatt reasonably specifies. Franchisee acknowledges and agrees that any translation, whether commissioned or paid for by Franchisee or Hyatt, shall be the property of Hyatt and constitute a part of Hyatt’s Copyrighted Materials and Confidential Information.

ARTICLE 19

TRANSFER

19.1 Transfer by Hyatt.

Franchisee represents that Franchisee has not signed this Agreement in reliance on any particular owner, director, officer, or employee remaining with Hyatt in that capacity. Hyatt may change its ownership or form without restriction, except as otherwise provided in this Section 19.1. Hyatt also may assign this Agreement and any other related agreement to a third party who, in Hyatt’s good faith, reasonable judgment, has the experience and resources to comply with Hyatt’s obligations under this Agreement, provided that in connection with such assignment, Hyatt also assigns the franchise agreements for all or substantially all other similarly

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situated Hyatt All-Inclusive Resorts (subject to Reasonable Deviations) to that third party. After Hyatt’s assignment of this Agreement to a third party who expressly assumes its obligations under this Agreement, Hyatt no longer will have any performance or other obligations under this Agreement. Such an assignment shall constitute a release of Hyatt and a novation with respect to this Agreement, and the assignee shall be liable to Franchisee as if it had been an original party to this Agreement.

However, if Hyatt assigns this Agreement, or if Hyatt’s owner(s) transfers (as defined in Section 19.2) a Controlling Ownership Interest in Hyatt, to any entity who, within six (6) months following such assignment or transfer, will rebrand the Hotel from the Licensed Brand to another brand, and that rebrand results in a Position Downgrade (defined below), then Franchisee, by delivery of written notice to Hyatt (or its assignee) within thirty (30) days after the determination that the rebrand will result in a Position Downgrade, may terminate this Agreement without payment of liquidated damages pursuant to Section 15.5. Such termination will be effective sixty (60) days after Franchisee’s delivery of written notice of termination. A “Position Downgrade” means that, as a result of the rebranding, the majority of independent agencies that rank all-inclusive properties are likely to downgrade the Hotel in segment or brand position from the segment or brand position that existed immediately prior to the rebranding. If Franchisee issues a notice of termination pursuant to this Section 19.1, and Hyatt (or its assignee) and Franchisee in good faith dispute whether a Position Downgrade has occurred, then the Parties agree to resolve that dispute in accordance with Article 23 before such termination becomes effective.

19.2 Transfer by Franchisee – Defined.

Franchisee understands and acknowledges that the rights and duties this Agreement creates are personal to Franchisee and its Controlling Owners and that Hyatt has granted Franchisee the rights under this Agreement in reliance upon Hyatt’s perceptions of Franchisee’s and its Controlling Owners’ collective character, skill, aptitude, attitude, business ability, and financial capacity. Accordingly, unless otherwise specified or permitted in this Article 19, neither this Agreement (or any interest in this Agreement), the Hotel or substantially all of its assets, nor any ownership interest in Franchisee or any Owner (if such Owner is a legal entity) may be transferred without complying with the terms and conditions applicable to such transfer in this Article 19. A transfer of the Hotel’s ownership, possession, or control, or substantially all of its assets, may be made only with a transfer of this Agreement. Any transfer without complying with the terms and conditions applicable to such transfer in this Article 19, including Hyatt’s approval (where such approval is required under this Agreement), is a breach of this Agreement.

In this Agreement, the term “transfer” includes a voluntary, involuntary, direct, or indirect assignment, sale, gift, or other disposition of any interest in this Agreement; Franchisee; the Hotel or substantially all of its assets; any of Franchisee’s Owners (if such Owner is a legal entity); or any right to receive all or a portion of the Hotel’s, Franchisee’s, or any Owner’s profits or losses or any capital appreciation relating to the Hotel, Franchisee or any Owner. An assignment, sale, gift, or other disposition includes the following events: (a) transfer of

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ownership of capital stock, a partnership or membership interest, or another form of ownership interest; (b) merger or consolidation or issuance of additional securities or other forms of ownership interest; (c) any sale of a security convertible to an ownership interest; (d) transfer in a divorce, insolvency, or entity dissolution proceeding or otherwise by operation of law; (e) transfer by will, declaration of or transfer in trust, or otherwise upon the death of any individual; or (f) pledge of or other grant of a security interest in this Agreement (to someone other than Hyatt), the Hotel or an ownership interest in Franchisee or one of its Owners as security, foreclosure upon the Hotel, or Franchisee’s transfer, surrender, or loss of the Hotel’s possession, control, or management [For Playa hotel owners only: “; provided however that any pledge of any direct or indirect interest in Franchisee or any other member of the Playa Group to a Lender, bank or other provider of credit to Franchisee or any other member of the Playa Group shall be permitted and shall not require Hyatt’s prior written approval, subject to compliance with Sections 2.6 and 10.2 (but only to the extent that such provisions are applicable with respect to such Lender or provider of credit).”]

19.3 Non-Control Transfers.

If Franchisee is substantially complying with this Agreement, then, subject to the other provisions of this Article 19 (including Section 19.7), Franchisee and/or any of its Owners may consummate any Non-Control Transfers, without seeking or receiving Hyatt’s consent, if:

(a)	neither the proposed transferee nor any of its direct and indirect owners (if the transferee is a legal entity) is a Brand Owner or a Restricted Brand Company;

(b)	Franchisee notifies Hyatt at least ten (10) days before the transfer’s effective date; and

(c)	such transfer does not, whether in one transaction or a series of related transactions (regardless of the time period over which these transfers take place), result in the transfer or creation of a direct or indirect Controlling Ownership Interest in Franchisee.

19.4 Control Transfers.

Franchisee must notify Hyatt in writing at least ten (10) days in advance of Franchisee’s listing the Hotel for sale and promptly send Hyatt all information that Hyatt reasonably requests regarding any proposed sale. In connection with any proposed Control Transfer, Franchisee must submit to Hyatt, on behalf of the proposed transferee, a complete application for a new franchise agreement (the “Change of Ownership Application”), accompanied by payment of Hyatt’s then current application fee (although no such fee is due if the transfer is to the spouse, child, parent, or sibling of the Owner(s) or from one Owner to another). If Hyatt does not approve the Change of Ownership Application, Hyatt will refund any application fee paid, less Seven Thousand Five Hundred US Dollars (US$7,500) for processing costs. Hyatt will process the Change of Ownership Application according to this Section 19.4 and its then current procedures, including review of criteria and requirements regarding upgrading the Hotel, credit,

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Hyatt/Playa — FA (Form)

background investigations, operations ability and capacity, prior business dealings, market feasibility, guarantees, and other factors concerning the proposed transferee(s) (and, if applicable, its direct and indirect owner(s)) that Hyatt deems relevant. Hyatt has sixty (60) days from its receipt of the completed and signed Change of Ownership Application to consent or withhold its consent to the proposed Control Transfer.

If Franchisee is substantially complying with this Agreement, then, subject to the other provisions of this Article 19, Hyatt will approve a Control Transfer if all of the following conditions are met before or concurrently with the effective date of the Control Transfer:

(a)	the transferee and each of its direct and indirect owners (if the transferee is a legal entity) has, in Hyatt’s judgment, the necessary business experience, aptitude, and financial resources to operate the Hotel and meets Hyatt’s then applicable standards for Hyatt All-Inclusive Resort franchisees;

(b)	Franchisee has paid all Ongoing Franchise Fees, fees for System Services, and other amounts owed to Hyatt, its Affiliates, and third party vendors, has submitted all required reports and statements, and has not violated any material provision of this Agreement or any other agreement with Hyatt or its Affiliate, in each case during both the sixty (60)-day period before Franchisee requested Hyatt’s consent to the transfer and the period between Franchisee’s request and the effective date of the transfer;

(c)	the transferee’s general manager and other Hotel management personnel that Hyatt specifies, if different from Franchisee’s general manager and Hotel management personnel, satisfactorily complete Hyatt’s required training programs;

(d)	Franchisee (and its transferring Owners) sign Hyatt’s then current form of release, in a form satisfactory to Hyatt, of any and all claims (other than unknown claims) against Hyatt and its owners, Affiliates, officers, directors, employees, agents, successors and assigns;

(e)	Hyatt has determined that the purchase price and payment terms will not adversely affect the transferee’s operation of the Hotel;

(f)	Franchisee signs all documents Hyatt requests evidencing its agreement to remain liable or assume liability for all obligations to Hyatt and its Affiliates existing before the effective date of the transfer; and

(g)	Franchisee (if Franchisee will no longer operate the Hotel) and its transferring Owners will not directly or indirectly at any time or in any manner identify itself or themselves in any business as a current or former Hyatt All-Inclusive Resort or as one of Hyatt’s franchisees; use any Proprietary Mark, any colorable imitation of a Proprietary Mark, or other indicia of a Hyatt All-Inclusive Resort in any manner or for any purpose; or utilize for any purpose any trade name, trade or service mark, or other commercial symbol that suggests or indicates a connection or association with Hyatt or its Affiliates.

© 2013 Hyatt Franchising Latin America, L.L.C. All rights reserved.

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Hyatt/Playa — FA (Form)

Hyatt may review all information regarding the Hotel that Franchisee gives the proposed transferee, correct any information that Hyatt believes is inaccurate, and give the transferee copies of any reports that Franchisee has given Hyatt or Hyatt has made regarding the Hotel.

[For Playa hotel owners only: “Despite Hyatt’s approval rights under this Section 19.4, if Hyatt or its Affiliate has the right pursuant to any of the Other Agreements to approve or exercise a veto right with respect to any Control Transfer, and if Hyatt or such Affiliate approves or fails to exercise such veto right under the Other Agreements, then Hyatt shall not have the right to disapprove such Control Transfer pursuant to this Section 19.4, provided that Franchisee complies with Sections 19.4(c) and (d) above.”]

19.5 Permitted Transfers.

Notwithstanding Section 19.4:

19.5.1 Franchisee may mortgage the Hotel (but not this Agreement) to a Lender without having to obtain Hyatt’s prior approval and without complying with the other terms and conditions of Section 19.4, provided the Lender signs Hyatt’s form of comfort letter pursuant to Section 2.6.

19.5.2 Any Owner who is an individual may, without Hyatt’s prior written consent and without complying with the other terms and conditions of Section 19.4, transfer his or her interest in Franchisee (or Franchisee’s Owner) to a trust or other entity that he or she establishes for estate planning purposes, as long as he or she is a trustee of, or otherwise controls the exercise of the rights in Franchisee (or Franchisee’s Owner) held by, the trust or other entity, continues to comply with and ensures the trust’s or other entity’s compliance with the applicable provisions of this Agreement (if such Owner is a Guarantor), and notifies Hyatt in writing of the transfer at least ten (10) days prior to its anticipated effective date. Dissolution of or transfers from any trust or other entity described in this Section 19.5.2 are subject to all applicable terms and conditions of Section 19.3 or 19.4.

19.6 Transfers of Equity Interest Upon Death.

Upon the death or mental incompetency of a person with a Controlling Ownership Interest in Franchisee or one of its Controlling Owners, that person’s executor, administrator, or personal representative (“Representative”) must, within six (6) months after the date of death or mental incompetency, transfer the Owner’s interest in Franchisee or the Controlling Owner to a third party, subject to Hyatt’s approval and the conditions set forth in Section 19.4. In the case of a transfer to heirs or beneficiaries, if the heirs or beneficiaries cannot meet the conditions of Section 19.4 within this six (6)-month period, the Representative will have nine (9) months from the date of death or mental incompetency to dispose of the interest, subject to Hyatt’s approval and the conditions set forth in Section 19.4. Hyatt may terminate this Agreement if this required transfer fails to occur within the required timeframe.

© 2013 Hyatt Franchising Latin America, L.L.C. All rights reserved.

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Hyatt/Playa — FA (Form)

19.7 Registration or Public Offering of Equity Interests.

19.7.1 [For Playa hotel owners only: “Ownership interests in Franchisee or a Controlling Owner may be offered to the public without Hyatt’s prior written consent, and without complying with Sections 19.3 or 19.4, provided that:

(a)	no Brand Owner, Restricted Brand Company or Restricted Person acquires a direct or indirect Controlling Ownership Interest in Franchisee as a result of such offering;

(b)	the Hotel’s general manager and other Hotel management personnel that Hyatt specifies, if different from the Hotel’s general manager and Hotel management personnel immediately before such offering, satisfactorily complete Hyatt’s required training programs; and

(c)	Franchisee signs Hyatt’s then current form of release, in a form satisfactory to Hyatt, of any and all claims (other than unknown claims) against Hyatt and its owners, Affiliates, officers, directors, employees, agents, successors and assigns.”]

OR [For 3rd party hotel owners only: “Subject to this Agreement’s other provisions, ownership interests in Franchisee or a Controlling Owner may be offered to the public only with Hyatt’s prior written consent.”]

19.7.2 All materials required by applicable law for the sale of any interest in Franchisee or its Affiliates, including any materials to be used in an offering exempt from registration under applicable securities and other laws, must be submitted to Hyatt for review before their distribution to prospective investors or filing with any government agency. No such offering may imply or state (by use of the Proprietary Marks or otherwise) that Hyatt is participating as an underwriter, issuer, or Franchisee’s representative, suggest that Hyatt endorses Franchisee’s offering or agrees with any financial projections, or otherwise contain any information about Hyatt, this Agreement, Hyatt’s relationship with Franchisee or the Hotel System that Hyatt reasonably disapproves. Hyatt’s review and approval of the materials will not in any way be Hyatt’s endorsement of the offering or representation that Franchisee has complied or is complying with applicable laws. Hyatt’s approval will mean only that Hyatt believes the references in the offering materials to Hyatt, this Agreement, Hyatt’s relationship with Franchisee and the Hotel System, and the use in the offering materials of the Proprietary Marks, are acceptable to Hyatt. Franchisee must pay Hyatt a non-refundable fee equal to Five Thousand US Dollars ($5,000) to review each proposed offering, unless Hyatt and/or any of its Affiliates own a direct or indirect beneficial interest in Franchisee. Hyatt may require reasonable changes to Franchisee’s offering materials for the purposes specified above and, unless Hyatt and/or any of its Affiliates owns a direct or indirect beneficial interest in Franchisee, has the right to request and receive a full indemnification from [For Playa hotel owners only: “Playa”] OR [For 3rd party hotel owners only: “all participants”] in the offering before issuing Hyatt’s consent.

© 2013 Hyatt Franchising Latin America, L.L.C. All rights reserved.

This document is confidential and proprietary to Hyatt Franchising Latin America, L.L.C. and may not be copied, in whole or in part, without its express written permission.

Hyatt/Playa — FA (Form)

19.7.3 Following any public offering of ownership interests in Franchisee or its Controlling Owner pursuant to this Section 19.7, the provisions of Section 19.3 and 19.4 shall no longer apply with respect to transfers of the ownership interests held by the public. However, following such public offering, upon any transfer that, whether in one transaction or a series of related transactions (regardless of the time period over which these transfers take place), results in the transfer or creation of a direct or indirect Controlling Ownership Interest in Franchisee:

(a)	Hyatt may terminate this Agreement, effective upon delivery of written notice to Franchisee, if a Brand Owner, Restricted Brand Company or Restricted Person acquires a direct or indirect Controlling Ownership Interest in Franchisee;

(b)	within thirty (30) days after such transfer, the Hotel’s general manager and other Hotel management personnel that Hyatt specifies, if different from the Hotel’s general manager and Hotel management personnel immediately before such transfer, satisfactorily complete Hyatt’s required training programs; and

(c)	within thirty (30) days after such transfer, Franchisee shall sign Hyatt’s then current form of release, in a form satisfactory to Hyatt, of any and all claims (other than unknown claims) against Hyatt and its owners, Affiliates, officers, directors, employees, agents, successors and assigns.

19.8 Non-Waiver of Claims.

Hyatt’s consent to a transfer is not a representation of the fairness of the terms of any contract between Franchisee (or its Owners) and the transferee, a guarantee of the Hotel’s or transferee’s prospects of success, or a waiver of any claims Hyatt has against Franchisee (or its Owners) or of Hyatt’s right to demand the transferee’s full compliance with this Agreement.

19.9 [For Playa hotel owners only: “Limitations on Restrictions on Transfers, Competing Activities and other Activities.

19.9.1 Notwithstanding anything else in this Agreement or any other agreement entered into in connection with this Agreement (including the Hyatt Agreements) (collectively, the “Relevant Documents”), none of the following conditions, actions or activities shall be prohibited by, constitute a default under or cause, permit or allow a termination of any Relevant Agreement:

(a)

Any direct or indirect transfer (x) by a Fund Owner of its interest in a Fund (whether by transfer, redemption or otherwise) or (y) of a beneficial ownership interest in a Fund Owner; provided, however, that if such transfer results in such transferee acquiring (whether in a single transaction or series of related transactions) a Controlling Ownership Interest in Playa, such transferee must be a Responsible Owner. The term “Responsible Owner” shall mean any entity or

© 2013 Hyatt Franchising Latin America, L.L.C. All rights reserved.

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Hyatt/Playa — FA (Form)

person that, as determined in Hyatt’s reasonable discretion, (i) has sufficient financial resources and liquidity to enable Franchisee to fulfill its obligations under this Agreement, (ii) is not known in the community as being of bad moral character and has not been convicted of a felony in any court, and (iii) is either (x) not a Brand Owner or Restricted Brand Company, or (y) is a Financial Investor (as defined in clause (b) below);

(b)	In connection with any Fund that directly or indirectly owns a beneficial interest in Franchisee, any investment in or participation by such Fund or by a Fund Related Entity or Fund Owner of such Fund or their respective Affiliates in a venture or company that competes with Playa, or in a Brand Owner, a Brand Company, a Restricted Brand Company or a Competing Brand if: (x) such Fund or Fund Owner (or with respect to Fund Related Entity, such Fund) directly or indirectly owns less than a five percent (5%) beneficial interest in Franchisee (such a Fund or Fund Owner, an “Under 5% Owner”); (y) such Fund, Fund Related Entity or Fund Owner (i) does not exercise control or direct the day to day operations, management, marketing, development or strategic planning for such venture, company, Brand Owner, Brand Company, Restricted Brand Company or Competing Brand (for the avoidance of doubt, any participation on the board of directors or similar governing body of such a venture, company, Brand Owner, Brand Company, Restricted Brand Company or Competing Brand will not, without more, violate this subclause (i)) and (ii) institutes and maintains controls reasonably designed to prevent any individuals associated with such Fund, Fund Related Entity or Fund Owner who are involved in the operations, management, marketing, development or strategic planning for such venture, company, Brand Owner, Brand Company, or Restricted Brand Company or Competing Brand from obtaining any Hyatt Confidential Information (each such investor satisfying subclauses (i) and (ii) of this clause (y), a “Financial Investor”); or (z) such company, venture, Brand Owner, Brand Company, or Restricted Brand or Competing Brand is publicly listed, and such Fund, Fund Related Entity, Fund Owner of such Fund or their respective Affiliates (i) hold less than 15% of such company or venture, Brand Owner, Brand Company, Restricted Brand Company or Competing Brand and (ii) institute and maintain controls reasonably designed to prevent any individuals associated with such Fund, Fund Related Entity or Fund Owner who are involved in the operations, management, marketing, development or strategic planning for such venture, company, Brand Owner, Brand Company, or Restricted Brand Company or Competing Brand from obtaining any Hyatt Confidential Information. For purpose of clarification, it shall be deemed that reasonable control has been instituted and maintained for purpose of subclauses (y)(ii) and (z)(ii) above, if the individuals associated with such Fund, Fund Related Entity or Fund Owner who are involved in the operations, management, marketing, development or strategic planning for such venture, company, Brand Owner, Brand Company, or Restricted Brand Company or Competing Brand are different from the individuals associated with such Fund, Fund Related Entity or Fund Owner who (if any) are involved in the operations, management, marketing, development or strategic planning of Playa

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Hyatt/Playa — FA (Form)

(c)	Subject to the preceding clause (b), in connection with any Fund that directly or indirectly owns a beneficial interest in Franchisee, any investment in or participation by such Fund or by a Fund Related Entity or Fund Owner of such Fund or their respective Affiliates (excluding, to the extent applicable, any member of the Playa Group) (x) in a venture or company if such Fund, Fund Related Entity or Fund Owner has less than 25% of the equity interests of any such company or venture or (y) in a venture or company that (i) owns or operates (together with its majority owned subsidiaries) less than twelve (12) hotels or (ii) does not have a material geographic overlap with, or is not in material competition with, the hotel business of Hyatt or its Affiliates (a “Hyatt Competitor”), or (z) so long as that Fund, Fund Related Entity or Fund Owner institutes and maintains controls reasonably designed to prevent any individuals associated with such Fund, Fund Related Entity or Fund Owner who are involved in the operations, management, marketing, development or strategic planning for such venture or company from obtaining any Hyatt Confidential Information;

(d)	Any transfer permitted by or made in accordance with the Investors Agreement; provided that any such transfer to a person or entity, other than to a then current investor of Playa (or to an Affiliate of such a current investor), does not result in such transferee acquiring (whether in a single transaction or series or related transactions) a Controlling Ownership Interest in Playa (for the avoidance of doubt, any such non-excluded transfer of a Controlling Ownership Interest in Playa shall be governed by Section 19.4);

(e)	So long as Hyatt and/or any of its Affiliates directly or indirectly own a beneficial interest in Franchisee, any IPO or Qualified IPO (each as defined in the Investors Agreement), subject to Sections 19.7.1 and, with respect to the content of the offering materials, 19.7.2;

(f)	Any action taken by Hyatt or its Affiliates under the Other Documents (including under Section 7.5 of the Investors Agreement);

(g)	Any event or circumstance affecting or relating to an Under 5% Owner, except if such Under 5% Owner: (i) makes a transfer in violation of Section 19.9.1.(a) of this Agreement; or (ii)(A) knowingly makes an unauthorized use or disclosure of any part of the Manual or any other Hyatt Confidential Information that the relevant Fund, Fund Related Entity or Fund Owner provided such Under 5% Owner with, or allowed such Under 5% Owner to gain access to, in violation of this Agreement and (B) remains a Fund Owner or Fund Related Entity of such Fund for more than thirty (30) days after written notice by Hyatt to Playa of such fact;

© 2013 Hyatt Franchising Latin America, L.L.C. All rights reserved.

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Hyatt/Playa — FA (Form)

(h)	any breach of Section 24.15(b), so long as such breach is cured to Hyatt’s reasonable satisfaction within thirty (30) days after written notice by Hyatt to Playa of such fact (for the avoidance of doubt, the removal of such Fund, Fund Related Entity or Fund Owner as such an owner of Franchisee within such 30-day period shall constitute a cure of such breach). For the purpose of clarification, such event (regardless of whether or not remedied within the 30-day period as provided above) shall constitute a breach of this Agreement for which Franchisee’s indemnification obligations under Section 20.3.1 shall apply; and/or

(i)	Any investment in, participation by, or activity of a Fund, Fund Related Entity, Fund Owner of such Fund or their respective Affiliates in or with respect to any company or venture that does not constitute[: (i)] a Brand Company, Restricted Brand Company, Competing Brand, or Hyatt Competitor[; or (ii) a breach of this Agreement (as its terms and conditions exist as of the Execution Date, and include any amendment to this Agreement specifically agreed to in advance in writing by the Farallon Capital Management, L.L.C. (“FCM”) (to the extent any Fund managed by FCM and/or its Affiliates directly or indirectly owns a beneficial interest in Franchisee)).

19.9.2 For purpose of clarification, nothing in the other Relevant Documents shall be interpreted to contradict or override the provisions in this Section 19.9, unless specifically agreed to in advance in writing by FCM (to the extent any Fund managed by FCM and/or its Affiliates directly or indirectly owns a beneficial interest in Franchisee), Playa, and the Franchise (or the Franchise’s Affiliate) and such agreement expressly states that it is expressly overriding this Section 19.9.”]

ARTICLE 20

RELATIONSHIP OF THE PARTIES AND INDEMNIFICATION

20.1 Relationship of the Parties.

Franchisee is an independent contractor. Neither Hyatt nor Franchisee is the legal representative or agent of, or has the power to obligate, the other for any purpose. The parties have a business relationship defined entirely by this Agreement’s express provisions. No partnership, joint venture, affiliate, agency, fiduciary, or employment relationship is intended or created by this Agreement. Hyatt and Franchisee may not make any express or implied agreements, warranties, guarantees, or representations, or incur any debt, in the name or on behalf of the other or represent that Hyatt’s and Franchisee’s relationship is other than franchisor and franchisee. Hyatt will not be obligated for any damages to any person or property directly or indirectly arising out of the Hotel’s operation or the business Franchisee conducts under this Agreement.

© 2013 Hyatt Franchising Latin America, L.L.C. All rights reserved.

This document is confidential and proprietary to Hyatt Franchising Latin America, L.L.C. and may not be copied, in whole or in part, without its express written permission.

Hyatt/Playa — FA (Form)

20.2 Franchisee’s Notices to Public Concerning Independent Status.

Franchisee must take the actions that Hyatt periodically reasonably requires to minimize the chance of a claim being made against Hyatt or its Affiliates for any occurrence at the Hotel or for acts, omissions, or obligations of Franchisee or anyone affiliated with Franchisee or the Hotel as a result of this Agreement. Such steps may include giving notice in private and public rooms and on advertisements, business forms, and stationery and other places, making clear to the public that Hyatt is not the Hotel’s owner or operator and is not accountable for events occurring at the Hotel.

20.3 Franchisee’s Indemnification and Defense of Hyatt.

20.3.1 Indemnification. In addition to Franchisee’s obligation under this Agreement to procure and maintain insurance, Franchisee agrees to indemnify and hold harmless Hyatt, its Affiliates, and its and their respective owners, officers, directors, agents, employees, representatives, successors, and assigns (the “Hyatt Indemnified Parties”) against, and to reimburse any one or more of the Hyatt Indemnified Parties for, all Losses directly or indirectly arising out of, resulting from, or in connection with (a) the application Franchisee submitted to Hyatt for the rights granted under this Agreement; (b) the construction, development, use, occupancy, or operation of the Hotel, including any claim or allegation relating to any applicable law concerning public accommodations for persons with disabilities in each case to the extent such losses are attributable to Hyatt or its Affiliates solely as a result of this Agreement; (c) any bodily injury, personal injury, death, or property damage suffered by any Hotel guest, customer, visitor, or employee in each case to the extent such losses are attributable to Hyatt or its Affiliates solely as a result of this Agreement; (d) claims alleging either intentional or negligent conduct, acts, or omissions by Franchisee, any Management Company or other contractor of Franchisee (or any of Franchisee’s or its contractor’s agents, employees or representatives), or Hyatt or its Affiliates relating to the operation of the Hotel or the Hotel System, subject to Section 20.4.1 in each case to the extent such losses are attributable to Hyatt or its Affiliates solely as a result of this Agreement; or (e) Franchisee’s breach of the representations, warranties, terms and conditions of this Agreement.

20.3.2 Defense. Franchisee agrees to defend (at Franchisee’s expense) the Hyatt Indemnified Parties from and against any and all Proceedings directly or indirectly arising out of, resulting from, or in connection with any matter described in Section 20.3.1(a) through (e), including those alleging a Hyatt Indemnified Party’s negligence or willful misconduct, subject to Section 20.4.1. Each Hyatt Indemnified Party may at Franchisee’s expense defend and control the defense of any Proceeding described in this Section 20.3.2, except that, if the Proceeding is covered by insurance, the Hyatt Indemnified Party shall allow the insurer to defend the Proceeding as long as the defense is continuing in good faith to protect the Hyatt Indemnified Party’s interest and the Proceeding would not, if decided adversely to the Hyatt Indemnified Party, have a material adverse impact on the Proprietary Marks, Hotel System or other Hyatt All-Inclusive Resorts. If a Hyatt Indemnified Party defends any Proceeding under this Section 20.3.2, it may agree to settlements and take any other remedial, corrective, or other actions, without limiting Franchisee’s obligations under Section 20.3.1, provided that the Hyatt Indemnified Party will seek Franchisee’s advice and counsel, and keep Franchisee informed, with regard to any proposed or contemplated settlement.

© 2013 Hyatt Franchising Latin America, L.L.C. All rights reserved.

This document is confidential and proprietary to Hyatt Franchising Latin America, L.L.C. and may not be copied, in whole or in part, without its express written permission.

Hyatt/Playa — FA (Form)

20.3.3 Survival and Mitigation. The obligations under this Section 20.3 will continue in full force and effect subsequent to and notwithstanding this Agreement’s expiration or termination. Except as set forth in Section 20.3.2, a Hyatt Indemnified Party need not seek recovery from any insurer or other third party, or otherwise mitigate its Losses, in order to maintain and recover fully a claim against Franchisee under this Section 20.3, and Franchisee agrees that a failure to pursue a recovery or mitigate a Loss will not reduce or alter the amounts that a Hyatt Indemnified Party may recover from Franchisee under this Section. Franchisee’s obligation to indemnify the Hyatt Indemnified Parties shall not be limited in any way by reason of any insurance that any Hyatt Indemnified Party maintains.

20.3.4 Separate Counsel and Settlement. If separate counsel is appropriate in Hyatt’s opinion because of actual or potential conflicts of interest, Hyatt may retain attorneys and/or independently defend any Proceeding subject to indemnification under this Section 20.3 at Franchisee’s sole expense. No party may agree to any settlement in any Proceeding that could have an adverse effect on Hyatt, its Affiliates, the Hotel System, or other franchisees without Hyatt’s prior approval.

20.3.5 Notice of Action. Franchisee shall notify Hyatt immediately (but not later than five (5) days following Franchisee’s receipt of notice) of any Proceeding naming any Hyatt Indemnified Party as a defendant or potential defendant and shall include with such notification copies of all correspondence or court papers relating to the Proceeding.

20.3.6 Right to Control Defense of Certain Proceedings. Without limiting Hyatt’s rights or Franchisee’s obligations under this Section 20.3, Hyatt (or its designee) has the right to defend and control the defense of any class action or other Proceeding involving both the Hotel and any other Hyatt All-Inclusive Resort or Hyatt-Affiliated Hotel, regardless of whether Hyatt or any of the other Hyatt Indemnified Parties are named defendants in that action. Franchisee shall promptly reimburse Hyatt for the Hotel’s proportionate share of all reasonable expenses that Hyatt incurs in connection with any Proceeding covered by this Section 20.3.6. Hyatt shall calculate those expenses equitably among the Hotel and all other Hyatt All-Inclusive Resorts and Hyatt-Affiliated Hotels involved in the action in any manner that Hyatt reasonably determines.

20.4 Hyatt’s Indemnification and Defense of Franchisee.

20.4.1 Indemnification. Hyatt agrees to indemnify and hold harmless Franchisee, its Affiliates, and its and their respective owners, officers, directors, agents, employees, representatives, successors, and assigns (the “Franchisee Indemnified Parties”) against, and to reimburse any one or more of the Franchisee Indemnified Parties for, any and all Losses (including defense costs and other Losses incurred in defending any Proceeding described in Section 20.3.2, if applicable) directly or indirectly arising out of, resulting from, or in connection with: (a) a final decision by a court of competent jurisdiction not subject to further appeal that Hyatt, its Affiliate, or any of their respective employees directly engaged in willful misconduct or gross negligence

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Hyatt/Playa — FA (Form)

or intentionally caused the property damage or bodily injury that is the subject of the claim, so long as the claim is not asserted on the basis of theories of vicarious liability (including agency, apparent agency, or employment) or Hyatt’s failure to compel Franchisee to comply with this Agreement, which are claims for which the Franchisee Indemnified Parties are not entitled to indemnification under this Section 20.4; or (b) any infringement Proceeding disputing Franchisee’s authorized use of any Hyatt Proprietary Element (defined below) under this Agreement, provided that Franchisee has timely notified Hyatt of, and complies with Hyatt’s directions in responding to, the Proceeding. A “Hyatt Proprietary Element” means any element of the Hotel System (including any Copyrighted Materials) which was developed or acquired by or licensed to Hyatt (or its Affiliate) for use with the Hotel System and in which Hyatt and its Affiliate own all intellectual property rights pursuant to Article 18.

20.4.2 Defense. Hyatt agrees to defend (at Hyatt’s expense) the Franchisee Indemnified Parties from and against any and all Proceedings described in Section 20.4.1(b). At Hyatt’s option, Hyatt and/or its Affiliate(s) may defend and control the defense of any other Proceeding arising from or relating to any Hyatt Proprietary Element or Franchisee’s use of any Hyatt Proprietary Element under this Agreement. Hyatt may agree to settlements and take any other remedial, corrective, or other actions with respect to any Proceeding described in this Section 20.4.2, provided that Hyatt will seek Franchisee’s advice and counsel, and keep Franchisee informed, with regard to any proposed or contemplated settlement.

20.4.3 Survival and Mitigation. The obligations under this Section 20.4 will continue in full force and effect subsequent to and notwithstanding this Agreement’s expiration or termination. A Franchisee Indemnified Party need not seek recovery from any insurer or other third party, or otherwise mitigate its Losses, in order to maintain and recover fully a claim against Hyatt under this Section 20.4. Hyatt agrees that a failure to pursue a recovery or mitigate a Loss will not reduce or alter the amounts that a Franchisee Indemnified Party may recover from Hyatt under this Section 20.4. Hyatt’s obligation to indemnify the Franchisee Indemnified Parties shall not be limited in any way by reason of any insurance that any Franchisee Indemnified Party maintains.

ARTICLE 21

NOTICES

21.1 Notice Requirements.

Any notice required under this Agreement to be given by either Party to the other Party shall be in writing in the English language. Any required notice shall be effective two business days after it is sent by a recognized international courier service to the address of the other Party stated in this Agreement, or such other address as shall be notified to the other Party in writing, and any receipt issued by the courier service shall be conclusive evidence of the fact and date of sending of any such notice.

© 2013 Hyatt Franchising Latin America, L.L.C. All rights reserved.

This document is confidential and proprietary to Hyatt Franchising Latin America, L.L.C. and may not be copied, in whole or in part, without its express written permission.

Hyatt/Playa — FA (Form)

21.2 Addresses.

Contact details of the Parties are as follows:

For Hyatt:

Hyatt Franchising Latin America

Hyatt Hotels Corporation

Hyatt Center – 12th Floor

71 South Wacker Drive

Chicago, Illinois 60606 U.S.A.

Attention: [

with a copy to:

Hyatt Hotels Corporation

Hyatt Center – 12th Floor

71 South Wacker Drive

Chicago, Illinois 60606 U.S.A.

Attention: Executive Vice President, General Counsel

For Franchisee:

Attention: [

or to such other address and to the attention of such persons as the Parties may designate by like notice hereunder.

ARTICLE 22

CHOICE OF LAW

All matters relating to arbitration will be governed by the Federal Arbitration Act (9 U.S.C. Sections 1 et seq.). Except to the extent governed by the Federal Arbitration Act or other federal law, this Agreement and all claims arising from the relationship between Hyatt (and/or any of its Affiliates) and Franchisee (and/or any of its Affiliates) under this Agreement will be governed by the laws of the State of Illinois (U.S.A.), without regard to its conflict of laws rules, except that any Illinois law or any other law regulating the offer or sale of franchises, business opportunities, or similar interests, or governing the relationship between a franchisor and a franchisee or any similar relationship, will not apply unless its jurisdictional requirements are met independently without reference to this Article 22.

© 2013 Hyatt Franchising Latin America, L.L.C. All rights reserved.

This document is confidential and proprietary to Hyatt Franchising Latin America, L.L.C. and may not be copied, in whole or in part, without its express written permission.

Hyatt/Playa — FA (Form)

ARTICLE 23

DISPUTE RESOLUTION

23.1 Dispute Resolution.

All disputes arising out of or in connection with this Agreement shall to the extent possible be settled amicably by negotiation between the Parties within fifteen (15) days from the date of written notice by either Party of the existence of such dispute, and, failing such amicable settlement, shall be finally settled by arbitration under the Rules of Arbitration of the International Chamber of Commerce (“Rules”).

23.2 Arbitrators.

23.2.1 The arbitration panel shall consist of:

(a)	one arbitrator in the event the aggregate damages sought by the claimant are stated to be less than Five Hundred Thousand US Dollars (US$500,000), and the aggregate damages sought by the counter-claimant are stated to be less than Five Hundred Thousand US Dollars (US$500,000); or

(b)	three arbitrators in the event the aggregate damages sought by the claimant are stated to be equal to or exceed Five Hundred Thousand US Dollars (US$500,000), or the aggregate damages sought by the counterclaimant are stated to be equal to or exceed Five Hundred Thousand US Dollars (US$500,000).

23.2.2 Each arbitrator (a) shall have no fewer than ten (10) years’ experience in the international hotel business in the Region, (b) for all disputes other than those involving only whether a Competing Brand directly competes with any Hyatt All-Inclusive Resorts and/or whether a Position Downgrade has occurred, shall be licensed to practice law in the United States, and (c) shall not be a person, or an Affiliate of a person, who has any past, present or currently contemplated future business or personal relationship with either Franchisee, Hyatt or any of their respective Affiliates.

23.3 Place of Arbitration.

The place of arbitration shall be Chicago, Illinois (USA).

23.4 Language of Arbitration.

The language to be used in the arbitration shall be English.

23.5 Provisional Relief.

The arbitrator(s) shall have the power to grant any remedy or relief that they deem just and equitable, including injunctive relief, whether interim and/or final, and any provisional measures ordered by the arbitrator(s) may be specifically enforced by any court of competent jurisdiction. Each party hereto retains the right to seek interim measures from a judicial or other governmental authority, and any such request shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate.

© 2013 Hyatt Franchising Latin America, L.L.C. All rights reserved.

This document is confidential and proprietary to Hyatt Franchising Latin America, L.L.C. and may not be copied, in whole or in part, without its express written permission.

Hyatt/Playa — FA (Form)

23.6 Consolidation.

An arbitral tribunal constituted under this Agreement may, unless consolidation would prejudice the rights of any Party, consolidate an arbitration hereunder with an arbitration under any of the Hyatt Agreements, if the arbitration proceedings raise common questions of law or fact. If two or more arbitral tribunals under these agreements issue consolidation orders, the order issued first shall prevail.

23.7 Award.

23.7.1 The Parties agree that the award(s) shall be final and binding upon Hyatt and Franchisee and each Party’s parent company or companies (and all other Affiliates), principals, successors, and assigns. Each Party hereby waives to the fullest extent permitted by law any right it may otherwise have under the laws of any jurisdiction to any form of appeal or collateral attack or to seek determination of a preliminary point of law by any court within the Country or elsewhere. Judgment on the award(s) may be entered in any court of competent jurisdiction, and the Parties waive any personal jurisdiction objections for the purpose of any enforcement proceedings under the 1958 United Nations Convention on the Recognition of Enforcement of Foreign Arbitral Awards. The arbitrator(s) may not award damages in excess of compensatory damages or otherwise in violation of the waiver in Section 24.11.

23.7.2 Any award(s) shall be payable in US Dollars.

23.7.3 In the event that monetary damages are awarded, the award(s) shall include interest from the date of default to the date of payment of the award in full. The arbitrator(s) shall fix an appropriate rate of interest, compounded annually, which in no event shall be lower than the prime commercial lending rate charged by Hyatt’s primary bank (as Hyatt may designate from time to time), to its most creditworthy commercial borrowers, averaged over the period from the date of the default to the date of the award.

23.8 Prevailing Party’s Expenses.

The prevailing Party in any arbitration arising out of or related to this Agreement shall be entitled to recover from the losing Party all reasonable fees, costs and expenses incurred by the prevailing Party in connection with such arbitration (including any actions to enforce any award(s) or any of the provisions of this Article 23). If a Party prevails on some, but not all, of its claims, such Party shall be entitled to recover an equitable amount of such fees, costs and expenses as determined by the arbitrator(s). All amounts recovered by the prevailing Party under this Section 23.9 shall be separate from, and in addition to, any other amount included in any award(s) rendered in favor of such Party pursuant to this Article 23.

© 2013 Hyatt Franchising Latin America, L.L.C. All rights reserved.

This document is confidential and proprietary to Hyatt Franchising Latin America, L.L.C. and may not be copied, in whole or in part, without its express written permission.

Hyatt/Playa — FA (Form)

23.9 Confidentiality.

Except as may be required by law, neither a Party nor its representatives nor a witness nor an arbitrator may disclose the existence, content, or results of any arbitration or amicable settlement under this Article 23 (collectively, “Dispute Information”) without the prior written consent of both Parties. Each Party shall ensure that the Dispute Information is not disclosed to the press or to any other third person or entity without the prior consent of the other Party. The Parties shall coordinate with one another on all public statements, whether written or oral and no matter how disseminated, regarding the Dispute Information.

ARTICLE 24

MISCELLANEOUS

24.1 Entire Agreement.

This Agreement, together with any agreements to be executed and delivered pursuant to this Agreement and appendices hereto (including the PIP, if applicable, and the other Hyatt Agreements), constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes all prior understandings and writings between the Parties. Franchisee may not rely on any alleged oral or written understandings, agreements, or representations not contained in this Agreement. Any policies that Hyatt adopts and implements from time to time to guide Hyatt in its decision-making are subject to change, are not a part of this Agreement, and are not binding on Hyatt.

Each Party represents and warrants with respect to itself, and Hyatt represents and warrants on behalf of its Affiliates, that neither the execution of this Agreement and the other Hyatt Agreements nor the completion of the transactions contemplated hereby and thereby will (i) violate any provision of applicable law or any judgment, writ, injunction, order or decree of any court or governmental authority having jurisdiction over it; (ii) will cause a breach or default under any indenture, contract, other commitment or restriction to which it is a party or by which it is bound; or (iii) except as may be provided herein or in any other of the Hyatt Agreements, require any filing, consent, vote or approval which has not been taken, or at the time when the transaction involved shall not have been given or taken. Each Party represents and warrants with respect to itself, and Hyatt represents and warrants on behalf of its Affiliates, that as of the date hereof it has the full company power and authority to enter into this Agreement and the other Hyatt Agreements and to perform its respective obligations under such agreements, and that such Party’s execution, delivery and performance of this Agreement and the other Hyatt Agreements have been duly authorized by all necessary action on the part of such Party.

24.2 Amendment.

Subject to Hyatt’s right periodically to modify the Manual, the Hotel System, System Standards, and the System Services and calculation of costs for those services, the provisions of this Agreement shall not be supplemented or amended except by an instrument in writing executed and delivered by both Parties.

© 2013 Hyatt Franchising Latin America, L.L.C. All rights reserved.

This document is confidential and proprietary to Hyatt Franchising Latin America, L.L.C. and may not be copied, in whole or in part, without its express written permission.

Hyatt/Playa — FA (Form)

24.3 Waiver.

Failure of either Party at any time to require the performance by the other Party of any provision hereof shall in no way affect the full right to require such performance at any time thereafter. Hyatt and Franchisee will not waive or impair any right, power, or option this Agreement reserves (including Hyatt’s right to demand compliance with every term, condition, and covenant or to declare any breach to be a default and to terminate this Agreement before the Term expires) because of any custom or practice that varies from this Agreement’s terms; Hyatt’s or Franchisee’s failure, refusal, or neglect to exercise any right under this Agreement or to insist upon the other’s compliance with this Agreement, including any System Standard; Hyatt’s waiver of or failure to exercise any right, power, or option, whether of the same, similar, or different nature, with other Hyatt All-Inclusive Resorts; the existence of franchise agreements for other Hyatt All-Inclusive Resorts that contain provisions differing from those contained in this Agreement; or Hyatt’s acceptance of any payments due from Franchisee after any breach of this Agreement (unless such payments are made within any applicable cure periods).

24.4 Binding Effect.

This Agreement shall inure to the benefit of and bind the permitted assignees, successors and representatives of the Parties, except that no assignment, transfer, pledge, mortgage or lease by or through either Party in violation of the provisions of this Agreement shall vest any rights in the assignee, transferee, mortgagee, pledgee, or lessee, as the case may be.

24.5 Severability.

If any provision of this Agreement shall be determined to be void, illegal, or unenforceable under the law, all other provisions of this Agreement shall continue in full force and effect. The Parties are, in this event, obligated to replace the void, illegal or unenforceable provision with a valid, legal and enforceable provision which corresponds as far as possible to the spirit and purpose of the void, illegal, or unenforceable provision. Franchisee agrees to be bound by any promise or covenant imposing the maximum duty the law permits that is subsumed within any provision of this Agreement, as though it were separately articulated in and made a part of this Agreement.

24.6 Language and Counterparts.

This Agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement and a Party may enter into this Agreement by executing a counterpart. This Agreement is executed in the English language. Any reference to any English language legal term or concept (including for any action, remedy, method of judicial proceeding, document, legal status, statute court, official governmental authority or agency) shall, in respect of any jurisdiction other than the United States of America, be interpreted to mean the nearest and most appropriate analogous term to the English term in the legal language in that jurisdiction as the context reasonably requires so as to produce as nearly as possible the same effect in relation to that jurisdiction as would be the case in relation to the United States of America.

© 2013 Hyatt Franchising Latin America, L.L.C. All rights reserved.

This document is confidential and proprietary to Hyatt Franchising Latin America, L.L.C. and may not be copied, in whole or in part, without its express written permission.

Hyatt/Playa — FA (Form)

24.7 Rights of Third Parties.

Except as otherwise expressly provided herein or in the other Hyatt Agreements, if at all, a person who is not a party to this Agreement has no rights to enforce or enjoy the benefit of any term of this Agreement.

24.8 The Exercise of Hyatt’s Judgment.

Subject to Section 2.5, Hyatt has the right from time to time to develop, operate, and change the Hotel System and System Standards in any manner not specifically prohibited by this Agreement. Whenever Hyatt has reserved in this Agreement a right to take or to withhold an action, or to grant or decline to grant Franchisee the right to take or omit an action, Hyatt may, except as otherwise specifically provided in this Agreement, make its decision or exercise its rights based on information readily available to it and its judgment of what is in the best interests of Hyatt and its Affiliates, the Hyatt All-Inclusive Resort network generally, or the Hotel System at the time its decision is made, without regard to whether Hyatt could have made other reasonable or even arguably preferable alternative decisions or whether its decision promotes Hyatt’s (or its Affiliates’) financial or other individual interest.

24.9 No Representation Regarding Forecasts.

In entering into this Agreement, Hyatt and Franchisee acknowledge that neither Franchisee nor Hyatt has made any representation to the other regarding forecasted earnings, the probability of future success or any other similar matter respecting the Hotel and that Hyatt and Franchisee understand that no guarantee is made to the other as to any amount of income to be received by Hyatt or Franchisee or as to the future financial success of the Hotel.

24.10 Franchisee’s Representations and Warranties.

Franchisee represents and warrants to Hyatt as of the Execution Date as follows:

24.10.1 Franchisee is an entity duly organized and in good standing in its jurisdiction of organization as set forth above in this Agreement.

24.10.2 There are no legal proceedings pending, or, to Franchisee’s actual knowledge, threatened, against Franchisee that might result in any inability of Franchisee to perform its obligations pursuant to this Agreement and the other Hyatt Agreements. In addition, Franchisee’s evaluating the transaction contemplated under this Agreement, as well as signing of and performance under this Agreement, does not result in any breach or event of default (with or without notice or lapse of time or both) under, or require the consent of any third party under, any existing or terminated agreement to which Franchisee or any of its Affiliates is bound.

© 2013 Hyatt Franchising Latin America, L.L.C. All rights reserved.

This document is confidential and proprietary to Hyatt Franchising Latin America, L.L.C. and may not be copied, in whole or in part, without its express written permission.

Hyatt/Playa — FA (Form)

24.10.3 Franchisee has engaged no broker, agency or finder in connection with this transaction.

24.10.4 To Franchisee’s knowledge (i) no hazardous or toxic materials, substances or wastes are or have been manufactured, generated, processed, used, handled, stored, disposed, released or discharged at, on, in, over, under or from the Hotel, the Site or the real property adjacent to the Site, (ii) there are no soil, water, air, mineral, chemical or environmental conditions or contamination at, on, in, over, under or from the Hotel, the Site or the real property adjacent to the Site that does, or with the passage of time will, require any remediation, abatement, removal, clean up, monitoring or other corrective action, or notice or reporting to any governmental authority or employees or patrons of the Hotel, pose any threat to the health and safety of the employees or patrons of the Hotel or the environmental or natural resources in general, or otherwise require, based on applicable law or regulations or standards of prudent ownership, any remediation, abatement, removal, clean up, monitoring or other corrective action, (iii) there exists no identifiable threat of the contamination of the Site by release of hazardous or toxic materials, substances or wastes or otherwise from existing sources adjacent to the Site, and (iv) there are no underground storage tanks at the Site.

[If Site is leased, 24.10.5 The lease in respect of the Site is in full force and effect and has not been modified or amended, and there is no default under the terms of the lease and, to the best of Franchisee’s knowledge, no event has occurred, which, with the passage of time, the giving of notice or both, would cause Franchisee to be in default under the lease. A true and complete copy of the lease has been delivered to Hyatt.]

24.11 Waiver of Non-compensatory Damages.

Except for indemnification for claims of third parties involving punitive or exemplary damages pursuant to Sections 20.3 and 20.4, the other Hyatt Agreements, or at law or in equity, in any action or proceeding between the Parties (including any arbitration proceeding pursuant to Article 23) arising under or with respect to this Agreement or the other Hyatt Agreements or in any manner pertaining to the Hotel or to the relationship of the Parties under this Agreement or the other Hyatt Agreements, each Party hereby unconditionally and irrevocably waives and releases any right, power or privilege either may have to claim or receive from the other Party any punitive or exemplary damages, each Party acknowledging and agreeing that the remedies herein provided and other remedies at law or in equity will in all circumstances be adequate. Both Parties acknowledge that they are experienced in negotiating agreements of this sort, and have had the advice of counsel in connection with, and fully understand the nature of, the waiver contained in this Section 24.11.

24.12 Further Instruments.

Subject to Hyatt’s prior approval (which will not be unreasonably withheld) and reasonable direction, Franchisee shall register this Agreement and the other Hyatt Agreements, as required, and shall execute and deliver all other appropriate supplemental agreements and other instruments, and take any other action, including obtaining any government approval, necessary to make this Agreement and the other Hyatt Agreements fully and legally effective, binding, and enforceable as between the Parties. Any fees or expenses incurred in connection therewith shall be borne by Franchisee.

© 2013 Hyatt Franchising Latin America, L.L.C. All rights reserved.

This document is confidential and proprietary to Hyatt Franchising Latin America, L.L.C. and may not be copied, in whole or in part, without its express written permission.

Hyatt/Playa — FA (Form)

24.13 [For Playa hotel owners only: “Non-Derogation of Other Agreements.

Hyatt (or its Affiliates) and Playa (or its Affiliates) are parties to that certain Hyatt Subscription Agreement and that certain Investors Agreement (collectively, “Other Agreements”). Nothing in this Agreement or any other agreements entered into in connection with this Agreement (including the Hyatt Agreements) shall limit or otherwise affect the relevant parties’ rights and obligations under the Other Agreements, and in the case of any conflict between this Agreement or any other agreements entered into in connection with this Agreement (including the Hyatt Agreements), on the one hand, and the Other Agreement, on the other hand, the Other Agreements shall control.”]

24.14 Sovereign Immunity.

Franchisee irrevocably waives any rights or privilege it may have in any proceeding before any court or tribunal in any jurisdiction by virtue of any status as a sovereign or an agency or Affiliate of a governmental authority of any jurisdiction.

24.15 Corrupt Practices.

(a)	Neither Party, nor any person acting for or on behalf of such Party, shall make, and each Party acknowledges that the other Party will not make, any expenditure for any unlawful purposes (i.e. unlawful under the laws or regulations of the United States, the European Union, Spain or the Country) in the performance of its obligations under this Agreement or in connection with its activities in relation thereto. Neither Party, nor any person acting for or on behalf of such Party, shall, and each Party acknowledges that the other Party will not, bribe or offer to bribe any government official, any political party or official thereof, or any candidate for political office, for the purpose of influencing any action or decision of such person in their official capacity or any governmental authority of any jurisdiction. [For Playa hotel owners only: “Notwithstanding the foregoing, it shall not be a violation of this Section 24.15(a) if (i) the conduct at issue is not a violation of the Investors Agreement (or the policies referred to in Schedule 9 thereof), or (ii) at the time of the occurrence of such conduct, either (x) Hyatt (or any of its Affiliates) has the power to control or direct the day to day operations, management, marketing or strategic planning of Franchisee pursuant to the Investors Agreement or (y) Hyatt (or any of its Affiliates) has the power to appoint two or more members of the Investment Committee (as defined in the Investors Agreement).”]

© 2013 Hyatt Franchising Latin America, L.L.C. All rights reserved.

This document is confidential and proprietary to Hyatt Franchising Latin America, L.L.C. and may not be copied, in whole or in part, without its express written permission.

Hyatt/Playa — FA (Form)

(b)	[Subject to Section 19.9,] Franchisee represents and warrants to Hyatt that as of the Execution Date, and covenants throughout the Term, that Franchisee, its directors, officers, senior management, and Owners are not (and will not be), and are not (and will not be) owned or controlled by, or acting on behalf of, any Restricted Persons. Franchisee shall notify Hyatt in writing immediately upon its learning of the occurrence of any such event which would render the foregoing representation, warranty and covenant incorrect. Franchisee acknowledges and agrees that should any event occur which would cause Franchisee to be in breach of the foregoing representation, warranty and covenant, notwithstanding any contrary provision of this Agreement [(except Section 19.9)], Hyatt shall have the right to terminate this Agreement immediately upon written notice to Franchisee. [For Playa hotel owners only: “Notwithstanding the foregoing, any event specific to Playa (but not any of Playa’s Owners) shall not be a violation of this Section 24.15(b) if (i) the conduct at issue is not a violation of the Investors Agreement (or the policies referred to in Schedule 9 thereof), or (ii) at the time of the occurrence of such conduct, either (x) Hyatt (or any of its Affiliates) has the power to control or direct the day to day operations, management, marketing or strategic planning of Franchisee pursuant to the Investors Agreement or (y) Hyatt (or any of its Affiliates) has the power to appoint two or more members of the Investment Committee (as defined in the Investors Agreement).”]

24.16 Interest on Overdue Sums.

Any sums not paid to Hyatt or its Affiliates as and when due under this Agreement or the other Hyatt Agreements shall bear interest at the rate of (a) one and one-half percent (1.5%) per month or (b) the maximum rate allowed by law, whichever shall be less, from the date when such sum shall become due to the date of actual payment, compounded monthly. Hyatt may debit Franchisee’s bank account automatically via EFT for the late fee and interest. Franchisee acknowledges that this Section is not Hyatt’s agreement to accept any payments after they are due or Hyatt’s commitment to extend credit to, or otherwise finance Franchisee’s operation of, the Hotel.

[signature page to follow]

© 2013 Hyatt Franchising Latin America, L.L.C. All rights reserved.

This document is confidential and proprietary to Hyatt Franchising Latin America, L.L.C. and may not be copied, in whole or in part, without its express written permission.

Hyatt/Playa — FA (Form)

IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Franchise Agreement as of the Execution Date.

FRANCHISEE:		FRANCHISOR:

ENTITYNAMECAPS		HYATT FRANCHISING LATIN AMERICA, L.L.C.

By:		By:
	Name: [Insert Name]		Name: [Insert Name]
	Title: [Insert Title]		Title: [Insert Title]

Date:		Date:

© 2013 Hyatt Franchising Latin America, L.L.C. All rights reserved.

This document is confidential and proprietary to Hyatt Franchising Latin America, L.L.C. and may not be copied, in whole or in part, without its express written permission.

Hyatt/Playa — FA (Form)

EXHIBIT A

THE SITE, HOTEL, AREA OF PROTECTION AND

APPLICATION FEE

Site:	A Hyatt All-Inclusive Resort located at:
HOTELADDRESS1
HOTELADDRESS2

Licensed Brand (check one):     “                ” or     “                ”

Number of Approved Guest Rooms:             Rooms

Pursuant to Section 7.2.1, Hyatt hereby approves Franchisee’s initial Management Arrangement with                     as the initial Management Company.

[to be completed only if applicable] Franchisee paid an Application Fee of                     U.S. dollars (US$            ) before signing this Agreement.

The “Area of Protection” is defined as                     . The Area of Protection is depicted on the map attached below. However, if there is an inconsistency between the language in this Exhibit A and the attached map, the language in this Exhibit A shall control.

[Insert map here]

© 2013 Hyatt Franchising Latin America, L.L.C. All rights reserved.

This document is confidential and proprietary to Hyatt Franchising Latin America, L.L.C. and may not be copied, in whole or in part, without its express written permission.

Hyatt/Playa — FA (Form)

A-1

FRANCHISEE:		FRANCHISOR:

ENTITYNAMECAPS		HYATT FRANCHISING LATIN AMERICA, L.L.C.

By:		By:
	Name: [Insert Name]		Name: [Insert Name]
	Title: [Insert Title]		Title: [Insert Title]

Date:		Date:

© 2013 Hyatt Franchising Latin America, L.L.C. All rights reserved.

This document is confidential and proprietary to Hyatt Franchising Latin America, L.L.C. and may not be copied, in whole or in part, without its express written permission.

Hyatt/Playa — FA (Form)

A-2

EXHIBIT B

PROPERTY IMPROVEMENT PLAN (“PIP”)

(if applicable)

© 2013 Hyatt Franchising Latin America, L.L.C. All rights reserved.

This document is confidential and proprietary to Hyatt Franchising Latin America, L.L.C. and may not be copied, in whole or in part, without its express written permission.

Hyatt/Playa — FA (Form)

B-1

Property Improvement Plans

— Barcelo Los Cabos

— Dreams Puerto Vallarta

— THE Royal Cancun

Full Service Hotel Property Improvement Plan
DATE: November 9, 2012
Property	Location
Barceló - Los Cabos	Los Cabos, Mexico

The improvements identified in this report are based on conditions existing on 10/24/2012.

ROOM MATRIX BEFORE CONVERSION

	Total # of Rooms:	619	No changes to existing room matrix at this stage.
	Total # of King Rooms:
	Total # of Double Rooms:
	Total # of Suites:

	Total # of Floors:

	Year Built	2009
Last Renovation	Rooms	N/A
	Public Areas	N/A

SCOPE OF WORK	COMPLETION DATE	RESPONSIBLE	ESTIMATED BUDGET
EXTERIOR / SITE:
Building Signage
All existing Building Signage to be removed and replaced with new Hyatt signage consistent with Brand Identity.	By Conversion	Owner / Hyatt	$30,000.00
Property Entrance / Porte Cochere
Adjustments to be made to lighting.	+ 3 months	Lighting Consultant / Owner	$5,000.00
Property flags to be ordered.	By Conversion	Owner / Hyatt	$500.00
Building / Façade
Minor touch-ups to be completed on façade.	+ 3 months	Owner	General maintenance
Lighting of facade to be enhanced.	+ 6 months	Owner	$10,000.00
Landscape / Pools
Lighting for landscape and pool areas to be enhanced.	+ 6 months	Owner	$20,000.00
Water feature treatment to be checked.	+ 3 months	Owner	General maintenance
Directional Signage to be reviewed and revised where required.	+ 3 months	Signage Consultant / Owner	$5,000.00
PUBLIC AREAS:
Lobby, Lounge and Related BOH Areas
Minor changes to be completed including painting, general cleanup, accent items added to create a small impact for the takeover.	By Conversion	Owner / Operator	$10,000.00
Minor refurbishment to be considered (including selected finishes, FF&E)	+ 6 months	Interior Designer / Owner	$120,000.00
Lighting to be enhanced.	+ 6 months	Lighting Consultant / Owner	$10,000.00
Guest / Public Elevators
Lighting to be enhanced.	+ 6 months	Lighting Consultant / Owner	$5,000.00
General Circulation Areas
Refreshment of all areas.	+ 6 months	Interior Designer / Owner	$20,000.00
Lighting to be enhanced.	+ 6 months	Lighting Consultant / Owner	$25,000.00

SCOPE OF WORK	COMPLETION DATE	RESPONSIBLE	ESTIMATED BUDGET
Front Desk / Concierge and Related Offices / Public Restrooms
Desks to be cleaned up, add accessories. Equipment to be reviewed.	By Conversion	Owner / Operator	$5,000.00
Soft refurbishment to be considered. Redesign and configuration of desks.	+ 6 months	Interior Designer / Owner	$25,000.00
Lighting to be enhanced.	+ 6 months	Lighting Consultant / Owner	$5,000.00
Restaurants and Bars and Related BOH Areas / Public Restrooms
Skipper’s Bar:
To be cleaned up, accent items to be sourced, minor operating equipment changes.	By Conversion	Owner / Operator	$3,000.00
Soft refurbishment to be considered.	+ 8 months	Interior Designer / Owner	$20,000.00
Lighting to be enhanced.	+ 8 months	Lighting Consultant / Owner	$5,000.00
Table Top Equipment to be reviewed and adapted to concept: Operating Equipment / Accent Items / Table linen / Uniforms etc.	+ 8 months	Owner / Operator	$10,000.00
Signage replacement to be considered.	+ 8 months	Signage Consultant / Owner	$2,500.00
Strikers Bar:
To be cleaned up, accent items to be sourced, minor operating equipment changes.	By Conversion	Owner / Operator	$3,000.00
Soft refurbishment to be considered.	+ 8 months	Interior Designer / Owner	$15,000.00
Lighting to be enhanced.	+ 8 months	Lighting Consultant / Owner	$10,000.00
Table Top Equipment to be reviewed and adapted to concept: Operating Equipment / Accent Items / Table linen / Uniforms etc.	+ 8 months	Owner / Operator	$10,000.00
Signage replacement to be considered.	+ 8 months	Signage Consultant / Owner	$2,500.00
Bon Vivant (French Restaurant):
To be cleaned up, accent items to be sourced, minor operating equipment changes.	By Conversion	Owner / Operator	$4,000.00
Soft refurbishment to be considered.	+ 8 months	Interior Designer / Owner	$60,000.00
Lighting to be enhanced.	+ 8 months	Lighting Consultant / Owner	$10,000.00
Table Top Equipment to be reviewed and adapted to concept: Operating Equipment / Accent Items / Table linen / Uniforms etc.	+ 8 months	Owner / Operator	$25,000.00
Signage replacement to be considered.	+ 8 months	Signage Consultant / Owner	$2,500.00
Lotus Restaurant (Japanese):
To be cleaned up, accent items to be sourced, minor operating equipment changes.	By Conversion	Owner / Operator	$3,000.00
Soft refurbishment to be considered.	+ 8 months	Interior Designer / Owner	$30,000.00
Lighting to be enhanced.	+ 8 months	Lighting Consultant / Owner	$10,000.00
Table Top Equipment to be reviewed and adapted to concept: Operating Equipment / Accent Items / Table linen / Uniforms etc.	+ 8 months	Owner / Operator	$15,000.00
Signage replacement to be considered.	+ 8 months	Signage Consultant / Owner	$2,500.00
Capri Restaurant (Italian):
To be cleaned up, accent items to be sourced, minor operating equipment changes.	By Conversion	Owner / Operator	$4,000.00
Soft refurbishment to be considered.	+ 8 months	Interior Designer / Owner	$60,000.00
Lighting to be enhanced.	+ 8 months	Lighting Consultant / Owner	$10,000.00
Table Top Equipment to be reviewed and adapted to concept: Operating Equipment / Accent Items / Table linen / Uniforms etc.	+ 8 months	Owner / Operator	$25,000.00
Signage replacement to be considered.	+ 8 months	Signage Consultant / Owner	$2,500.00

SCOPE OF WORK	COMPLETION DATE	RESPONSIBLE	ESTIMATED BUDGET
El Mirador Bar (Lobby Terrace):
To be cleaned up, accent items to be sourced, minor operating equipment changes.	By Conversion	Owner / Operator	$3,000.00
Replacement of terrace furniture.	+ 8 months	Interior Designer / Owner	$10,000.00
Lighting to be enhanced.	+ 8 months	Lighting Consultant / Owner	$5,000.00
Table Top Equipment to be reviewed and adapted to concept: Operating Equipment / Accent Items / Table linen / Uniforms etc.	+ 8 months	Owner / Operator	$3,000.00
Signage replacement to be considered.	+ 8 months	Signage Consultant / Owner	$2,500.00
El Cortijo (Spanish Restaurant):
To be cleaned up, accent items to be sourced, minor operating equipment changes.	By Conversion	Owner / Operator	$3,000.00
Soft refurbishment to be considered.	+ 8 months	Interior Designer / Owner	$25,000.00
Lighting to be enhanced.	+ 8 months	Lighting Consultant / Owner	$10,000.00
Table Top Equipment to be reviewed and adapted to concept: Operating Equipment / Accent Items / Table linen / Uniforms etc.	+ 8 months	Owner / Operator	$15,000.00
Signage replacement to be considered.	+ 8 months	Signage Consultant / Owner	$2,500.00
Buffet Mexicano:
To be cleaned up, accent items to be sourced, minor operating equipment changes.	By Conversion	Owner / Operator	$3,000.00
Soft refurbishment to be considered.	+ 8 months	Interior Designer / Owner	$100,000.00
Lighting to be enhanced.	+ 8 months	Lighting Consultant / Owner	$10,000.00
Table Top Equipment to be reviewed and adapted to concept: Operating Equipment / Accent Items / Table linen / Uniforms / Buffet equipment	+ 8 months	Owner / Operator	$40,000.00
Signage replacement to be considered.	+ 8 months	Signage Consultant / Owner	$2,500.00
Buffet Internacional:
To be cleaned up, accent items to be sourced, minor operating equipment changes.	By Conversion	Owner / Operator	$3,000.00
Soft refurbishment to be considered.	+ 8 months	Interior Designer / Owner	$75,000.00
Lighting to be enhanced.	+ 8 months	Lighting Consultant / Owner	$10,000.00
Table Top Equipment to be reviewed and adapted to concept: Operating Equipment / Accent Items / Table linen / Uniforms / Buffet equipment	+ 8 months	Owner / Operator	$40,000.00
Signage replacement to be considered.	+ 8 months	Signage Consultant / Owner	$2,500.00
La Hacienda Snack Grill & Steak House:
To be cleaned up, accent items to be sourced, minor operating equipment changes.	By Conversion	Owner / Operator	$3,000.00
Soft refurbishment to be considered.	+ 8 months	Interior Designer / Owner	$25,000.00
Lighting to be enhanced.	+ 8 months	Lighting Consultant / Owner	$10,000.00
Table Top Equipment to be reviewed and adapted to concept: Operating Equipment / Accent Items / Table linen / Uniforms / Buffet equipment	+ 8 months	Owner / Operator	$15,000.00
Signage replacement to be considered.	+ 8 months	Signage Consultant / Owner	$2,500.00
Coral Grill (Seafood):
To be cleaned up, accent items to be sourced, minor operating equipment changes.	By Conversion	Owner / Operator	$3,000.00
Soft refurbishment to be considered.	+ 8 months	Interior Designer / Owner	$25,000.00
Lighting to be enhanced.	+ 8 months	Lighting Consultant / Owner	$10,000.00
Table Top Equipment to be reviewed and adapted to concept: Operating Equipment / Accent Items / Table linen / Uniforms etc.	+ 8 months	Owner / Operator	$10,000.00
Signage replacement to be considered.	+ 8 months	Signage Consultant / Owner	$2,500.00

SCOPE OF WORK	COMPLETION DATE	RESPONSIBLE	ESTIMATED BUDGET
Banana Bar / Coco Loco / Baja Bar:
To be cleaned up, accent items to be sourced, minor operating equipment changes.	By Conversion	Owner / Operator	$3,000.00
Soft refurbishment to be considered.	+ 8 months	Interior Designer / Owner	$25,000.00
Lighting to be enhanced.	+ 8 months	Lighting Consultant / Owner	$10,000.00
Table Top Equipment to be reviewed and adapted to concept: Operating Equipment / Accent Items / Table linen / Uniforms etc.	+ 8 months	Owner / Operator	$10,000.00
Signage replacement to be considered.	+ 8 months	Signage Consultant / Owner	$2,500.00
Premier Lounge:
To be cleaned up, accent items to be sourced, minor operating equipment changes.	By Conversion	Owner / Operator	$3,000.00
Refreshment to be considered.	+ 8 months	Interior Designer / Owner	$5,000.00
Lighting to be enhanced.	+ 8 months	Lighting Consultant / Owner	$5,000.00
Table Top Equipment to be reviewed and adapted to concept: Operating Equipment / Accent Items / Table linen / Uniforms etc.	+ 8 months	Owner / Operator	$5,000.00
Signage replacement to be considered.	+ 8 months	Signage Consultant / Owner	$2,500.00
The Grand Theatre & Bar:
To be cleaned up, accent items to be sourced, minor operating equipment changes.	By Conversion	Owner / Operator	$3,000.00
Soft refurbishment to be considered.	+ 8 months	Interior Designer / Owner	$25,000.00
Lighting to be enhanced.	+ 8 months	Lighting Consultant / Owner	$10,000.00
Table Top Equipment to be reviewed and adapted to concept: Operating Equipment / Accent Items / Table linen / Uniforms etc.	+ 8 months	Owner / Operator	$20,000.00
Signage replacement to be considered.	+ 8 months	Signage Consultant / Owner	$2,500.00
CORRIDORS, GUESTROOMS AND RELATED AREAS:
Corridors
Minor touch-ups or modifications.	+ 6 months	Owner / Operator	General maintenance
Lighting to be enhanced / improved.	+ 6 months	Lighting Consultant / Owner	$75,000.00
Guestrooms
Minor touch-ups. Remove bed throw and decorative pillows from bed.	By Conversion	Owner / Operator	General maintenance
Review and consider small adjustments in selected soft goods / art to warm up the room, give sense of place.	+ 9 months	Interior Designer / Owner	$1,175,000.00
Lighting to be improved.	+ 9 months	Lighting Consultant / Owner	$620,000.00
Operating equipment to be reviewed and necessary changes to be made to meet Hyatt Brand Standards: Mattress specification /duvet & pillow specification / bed linen specification / toweling / bathrobes / hairdryer / laundry bags / minibar set-up etc.	+ 6 months	Owner / Operator	$550,000.00
Door hardware and accessory improvements for guestrooms and suites	+ 6 months	Owner / Operator	$310,000.00
Suites
Minor touch-ups. Remove bed throw and decorative pillows from bed.	By Conversion	Owner / Operator	General maintenance
Review and consider small adjustments in selected soft goods / art to warm up the room, give sense of place.	+ 9 months	Interior Designer / Owner	$525,000.00
Balcony furniture to be reviewed and chaise lounge to be added where possible.	+ 9 months	Interior Designer / Owner	$100,000.00
Lighting to be enhanced.	+ 9 months	Lighting Consultant / Owner	$300,000.00
Operating equipment to be reviewed and necessary changes to be made to meet Hyatt Brand Standards: Mattress specification /duvet & pillow specification / bed linen specification / toweling / bathrobes / hairdryer / laundry bags / minibar set-up etc.	+ 6 months	Owner / Operator	$85,000.00

SCOPE OF WORK	COMPLETION DATE	RESPONSIBLE	ESTIMATED BUDGET
EVENT FACILITIES:
To be cleaned up, accent items to be sourced, minor operating equipment changes.	By Conversion	Owner / Operator	$3,000.00
Refreshment of all areas to be considered.	+ 8 months	Interior Designer / Owner	$25,000.00
Lighting to be enhanced.	+ 8 months	Lighting Consultant / Owner	$10,000.00
Table Top Equipment to be reviewed and adapted to concept: Operating Equipment / Accent Items / Table linen / Uniforms etc.	+ 8 months	Owner / Operator	$30,000.00
RECREATIONAL AND AMENITY FACILITIES:
Spa
Minor touch-ups / accessory considerations.	By Conversion	Owner / Operator	$5,000.00
Soft refurbishment to be considered.	+ 8 months	Interior Designer / Owner	$25,000.00
Treatment rooms to be fully enclosed, to provide privacy and security for guests.	+ 8 months	Interior Designer / Owner	$75,000.00
Lighting to be enhanced.	+ 8 months	Lighting Consultant / Owner	$5,000.00
Operating Equipment to be reviewed and changes made to meet Hyatt Brand Standards: Massage tables / table linen / toweling / accessories etc.	+ 4 months	Owner / Operator	$40,000.00
Signage replacement to be considered.	+ 2 months	Owner / Operator	$2,500.00
Lockers & Wet Areas
Minor touch-ups / accessory considerations.	By Conversion	Owner / Operator	$2,000.00
Lighting to be enhanced.	+ 6 months	Lighting Consultant / Owner	$5,000.00
Operating Equipment to be reviewed and changes made to meet Hyatt Brand Standards: toweling / accessories etc.	+ 2 months	Owner / Operator	$8,000.00
Fitness Center
Minor touch-ups / accessory considerations.	By Conversion	Owner / Operator	$2,000.00
Lighting to be enhanced.	+ 6 months	Lighting Consultant / Owner	$5,000.00
LIFE SAFETY:
Provide a voice evacuation system, which is critical for life safety and security.	+ 6 months	Owner / FLS and MEP Consultants	To be determined
Provide sprinklers in parts of the BOH corridors and other BOH spaces where they are missing.	+ 6 months	Owner / FLS and MEP Consultants	To be determined
Add Ansul type extinguishing systems, where missing, for the kitchen hoods.	+ 3 months	Owner / Operator	To be determined
Verify sprinkler coverage in the living area of the guestroom.	By Conversion	Owner / FLS and MEP Consultants	To be determined
LOW VOLTAGE SYSTEMS - COMPUTER / TELEPHONE / AUDIO VISUAL:
Expand the security system and include panic/duress alarm and medical alarm systems.	+ 6 months	Owner / Operator / MEP Consultant	To be determined
Add access control system for critical rooms.	+ 6 months	Owner / Operator / MEP Consultant	To be determined
Review and upgrade Audio Visual systems for all event spaces and F&B outlets.	+ 6 months	Owner / Operator / MEP Consultant	To be determined
Replace, upgrade and expand the IT systems to meet Hyatt’s brand standards, compliance and operational requirements.	+ 3 months	Owner / Hyatt / IT Consultant	To be determined

SCOPE OF WORK	COMPLETION DATE	RESPONSIBLE	ESTIMATED BUDGET
MEP:
Test the adequacy and performance of HVAC, lighting, back ground music, smoke detection and fire protection systems in the F&B outlets and improve as needed.	+ 6 months	Owner / MEP Consultant	To be determined
Check the adequacy of the ventilation and cooling capacities for the meeting rooms.	+ 6 months	Owner / MEP Consultant	To be determined
Improve/replace swimming pool filtration, disinfection and heating equipment and relocate the plantroom to a safer and well ventilated location.	+ 6 months	Owner / MEP Consultant	To be determined
Increase the number of guest convenience outlets. Currently there is only one outlet by the bedside and a duplex outlet at the desk/credenza. The suites will need even more power outlets.	+ 6 months	Owner / MEP Consultant	To be determined
RFID type contactless door lock from Onity needs to be checked for recent hacking vulnerability and the locks’ electronic boards to be re-flashed or replaced, as necessary.	By Conversion	Owner / Operator	To be determined
Improve the ventilation and a/c in most of the BOH areas.	+ 6 months	Owner / MEP Consultant	To be determined
BACK OF HOUSE:
Minor touch-ups / cleaning.	By Conversion	Owner / Operator	General maintenance
Kitchen / bar equipment to be reviewed and any missing pieces or necessary replacements / upgrades done.	+ 6 months	Owner / Operator	$40,000.00
General review of all Operating Equipment to be done, and any additions or changes made to meet Brand Standards.	+ 3 months	Owner / Operator	$50,000.00
Some storage rooms have 6-8 inches of linear openings to outside. Dust, other particles, birds and outside air can easily infiltrate into these rooms. These openings need to be closed.	+ 6 months	Owner / Operator	General maintenance
CONSULTANTS:
Hyatt recommended Interior Designer to be appointed.	Prior to Conversion	Owner / Operator	$400,000.00
Hyatt recommended Lighting Consultant to be appointed.	Prior to Conversion	Owner / Operator	$90,000.00
Hyatt recommended Graphics & Signage Consultant to be appointed.	Prior to Conversion	Owner / Operator	$75,000.00

ESTIMATED FEES FOR CONSULTANTS:			$565,000.00

TOTAL ESTIMATED BUDGET FOR CONVERSION:
SUB-TOTAL ESTIMATED BUDGET FOR CONVERSION:			$101,500.00

SUB-TOTAL ESTIMATED BUDGET + 9 MONTHS AFTER CONVERSION:			$5,204,000.00

TOTAL:			$5,870,500.00

ASSUMPTIONS & QUALIFICATIONS:

Final scope of work to be determined after a detailed review of all Areas between Hyatt / Owner and Operator.

Budget is an estimate based on potential scope as detailed above, however once final scope has been determined a more detailed budget will be submitted.

MEP, IT, Security and A/V scope and cost estimates can only be prepared after an existing building condition survey is carried out by an independent engineering firm. Any structural review must also be done by qualified structural engineers.

Scope and cost estimates for fire and life safety systems can be prepared after a thorough survey carried out by an independent fire and life safety consultant.

Consultant Fees are an estimate based on aforementioned scope of work.

Estimated Budget Figures do not include installation, transportation, duties and labor costs.

This Budget EXCLUDES all Pre-Opening Expenses, i.e. collateral changes / guestroom compendium replacement, operating supplies, support team, brand marketing.

Date: 11/09/12

Full Service Hotel Property Improvement Plan
DATE: November 9, 2012
Property	Location
Dreams Puerto Vallarta	Puerto Vallarta, Mexico

The improvements identified in this report are based on conditions existing on 10/25/2012.

ROOM MATRIX BEFORE CONVERSION

	Total # of Rooms:	337	Room configuration to be reviewed for Dreams Tower.
Total # of King Rooms:
Total # of Double Rooms:
Total # of Suites:

Total # of Floors:

	Year Built	1969 / 1980’s	Dreams Tower / Public Areas / BOH built in 1969. Preferred Club Tower built in 1980’s.
Last Renovation	Rooms	N/A
	Public Areas	N/A

SCOPE OF WORK	COMPLETION DATE	RESPONSIBLE	ESTIMATED BUDGET
EXTERIOR / SITE:
Building Signage
All existing Building Signage to be removed and replaced with new Hyatt signage consistent with the new Brand Identity.	By Conversion	Owner / Consultants
Property Entrance / Porte Cochere
Major renovation required.	+ 12 months	Owner / Consultants
Building / Façade
Major renovation required to Dreams Tower and Public Areas, including new fenestration.	+ 12 months	Owner / Consultants
Façade and fenestration on Preferred Club Tower to be studied and necessary changes to be made. Fenestration quality is poor quality.	+ 12 months	Owner / Consultants
New lighting for façade.	+ 12 months	Owner / Consultants
Landscape / Pools
Major renovation required.	+ 12 months	Owner / Consultants
New directional signage for resort required.	+ 12 months	Owner / Consultants
PUBLIC AREAS:
Lobby and Related BOH Areas
Major renovation required.	+ 12 months	Owner / Consultants
New signage	+ 12 months	Owner / Consultants
Guest / Public Elevators
Major renovation required.	+ 12 months	Owner / Consultants
New signage.	+ 12 months	Owner / Consultants
General Circulation Areas
Major renovation required.	+ 12 months	Owner / Consultants

SCOPE OF WORK	COMPLETION DATE	RESPONSIBLE	ESTIMATED BUDGET
Front Desk / Concierge and Related Offices / Public Restrooms
Major renovation required.	+12 months	Owner / Consultants
All Operating Equipment including Computers / Printers / Telephones to be purchased according to Hyatt standards.	+12 months	Owner / Consultants
Lounges / Restaurants and Bars and Related BOH Areas / Public Restrooms
Major renovation required for all restaurants.	+ 12 months	Owner / Consultants
All Operating Equipment including Table Tops (chinaware / silverware / glassware / linen) / uniforms / kitchen and buffet untensils all to be purcahsed according to new concepts and Hyatt standards.	+ 12 months	Owner / Consultants
New signage.	+ 12 months	Owner / Consultants
CORRIDORS, GUESTROOMS AND RELATED AREAS:
Corridors
Major renovation required to Dreams Tower.	+ 12 months	Owner / Consultants
Minor renovation required for Preferred Club Tower	+ 12 months	Owner / Consultants
New signage.	+ 12 months	Owner / Consultants
Guestrooms
Major renovation required to Dreams Tower.	+ 12 months	Owner / Consultants
Minor renovation required for Preferred Club Tower	+ 12 months	Owner / Consultants

Operating equipment to be purchased to meet Hyatt Brand Standards:

Mattress specification /duvet & pillow specification / bed linen specification / toweling / bathrobes / hairdryer / laundry bags / minibar set-up etc.

	+ 12 months	Owner / Consultants
New signage.	+ 12 months	Owner / Consultants
Door hardware and accessory improvements for guestrooms and suites	+ 12 months	Owner / Consultants
Suites
Major renovation required to Dreams Tower.	+ 12 months	Owner / Consultants
Minor renovation required for Preferred Club Tower	+ 12 months	Owner / Consultants

Operating equipment to be purchased to meet Hyatt Brand Standards:

Mattress specification /duvet & pillow specification / bed linen specification / toweling / bathrobes / hairdryer / laundry bags / minibar set-up etc.

	+ 12 months	Owner / Consultants
New signage.	+ 12 months	Owner / Consultants
EVENT FACILITIES:
Major renovation required.	By Conversion	Owner / Consultants
Banquet furniture / Table Top Equipment / Uniforms etc. to be purchased according Operating Equipment / Accent Items / Table linen / Uniforms etc.	+ 12 months	Owner / Consultants
Major renovation to banquet kitchen.	+ 12 months	Owner / Consultants
New signage.	+ 12 months	Owner / Consultants
RECREATIONAL AND AMENITY FACILITIES:
Spa
Major renovation required.	+ 12 months	Owner / Consultants
New Operating Equipment to meet Hyatt Brand Standards: Massage tables / table linen / toweling / accessories / equipment etc.	+ 12 months	Owner / Consultants
New signage.	+ 12 months	Owner / Consultants
Lockers & Wet Areas
Major renovation required.	+ 12 months	Owner / Consultants
New Operating Equipment to meet Hyatt Brand Standards: toweling / accessories / equipment etc.	+ 12 months	Owner / Consultants
New signage.	+ 12 months	Owner / Consultants

SCOPE OF WORK	COMPLETION DATE	RESPONSIBLE	ESTIMATED BUDGET
Fitness Center
Major renovation required.	+ 12 months	Owner / Consultants
New equipment required.	+ 12 months	Owner / Consultants
LIFE SAFETY:
Provide a sprinkler system for the original tower and any areas that lack sprinklers in the new tower and in all low rise public and BOH areas.	+ 12 months	Owner / Consultants
Provide voice evacuation system, which is critical for life safety and security.	+ 12 months	Owner / Consultants
Replace wooden handrails with metal ones in the emergency staircases.	+ 12 months	Owner / Consultants
Build a fire rated barrier between the mechanical equipment i.e. diesel fuel day tankand the BOH corridor.	+ 12 months	Owner / Consultants
Investigate the presence of asbestos in old pipe insulation and other building materials and take the necessary actions for abatement.	+ 12 months	Owner / Consultants
Improve overall architectural safety in the property for handrails, stairs, brick paved walking paths, etc.	+ 12 months	Owner / Consultants
LOW VOLTAGE SYSTEMS - COMPUTER / TELEPHONE / AUDIO VISUAL:
Replace, upgrade and expand the IT systems to meet Hyatt’s brand standards, compliance and operational requirements.	+ 12 months	Owner / Consultants
Expand the security system and include panic/duress alarm and medical alarm systems.	+ 12 months	Owner / Consultants
Add access control system for critical rooms.	+ 12 months	Owner / Consultants
Review and upgrade Audio Visual systems for all event spaces and F&B outlets.	+ 12 months	Owner / Consultants
MEP:
Replace all original and deteriorated MEP equipment.	+ 12 months	Owner / Consultants
Improve humidity control in the guestrooms, eliminate infiltration of air from the sliding doors and remove the dehumidifier.	+ 12 months	Owner / Consultants
Improve overall ventilation and air conditioning in public areas.	+ 12 months	Owner / Consultants
Introduce conditioned air and mechanical ventilation to BOH corridors and BOH spaces.	+ 12 months	Owner / Consultants
Repair steam leaks in kitchens and specify new kitchen equipment with built in steam generators or electric heaters.	+ 12 months	Owner / Consultants
Add washable suspended ceilings, where possible, for kicthens that have open ceilings with expose pipe runs.	+ 12 months	Owner / Consultants
Improve indoor air quality and verify presence of mold and mildew.	+ 12 months	Owner / Consultants
Check the adequacy, performance and the condition of the swimming pool filtration and disinfection equipment.	+ 12 months	Owner / Consultants
Modernize the elevators.	+ 12 months	Owner / Consultants
Appoint an MEP consultant to review the systems and propose improvements for all MEP systems.	+ 12 months	Owner / Consultants
BACK OF HOUSE:
Major renovation required.	+ 12 months	Owner / Consultants
New Operating Equipment / Kitchen Equipment to be purchased.	+ 12 months	Owner / Consultants
Lighting to be improved in the BOH areas.	+ 12 months	Owner / Consultants
CONSULTANTS:
Hyatt recommended Architect to be appointed.
Hyatt recommended Interior Designer to be appointed.
Hyatt recommended Lighting Consultant to be appointed.
Hyatt recommended Landscape Consultant to be appointed.
Hyatt recommended MEP Consultant to be appointed.
Hyatt recommended Graphics & Signage Consultant to be appointed.

ESTIMATED FEES FOR CONSULTANTS:

SCOPE OF WORK	COMPLETION DATE	RESPONSIBLE	ESTIMATED BUDGET
TOTAL ESTIMATED BUDGET FOR CONVERSION:
SUB-TOTAL ESTIMATED BUDGET FOR CONVERSION:

SUB-TOTAL ESTIMATED BUDGET +12 MONTHS AFTER CONVERSION:

TOTAL:			TBD

ASSUMPTIONS & QUALIFICATIONS:

Final scope of work to be determined after a detailed review of all Areas between Hyatt / Owner and Operator.

Estimated Budget can only be determined after final scope has been defined.

MEP, IT, Security and A/V scope and cost estimates can only be prepared after an existing building condition survey is carried out by an independent engineering firm. Any structural review must also be done by qualified structural engineers.

Scope and cost estimates for fire and life safety systems can be prepared after a thorough survey carried out by an independent fire and life safety consultant.

Date: 11/09/12

Full Service Hotel Property Improvement Plan
DATE: November 9, 2012
Property	Location
THE Royal Cancun	Cancun, Mexico

The improvements identified in this report are based on conditions existing on 10/23/2012.

	ROOM MATRIX BEFORE CONVERSION

	Total # of Rooms:	288	No changes to the Room Matrix at this stage.
	Total # of King Rooms:
	Total # of Double Rooms:
	Total # of Suites:

	Total # of Floors:

	Year Built	2005	REBUILT AFTER HURRICANE
Last Renovation	Rooms	N/A
	Public Areas	N/A

SCOPE OF WORK	COMPLETION DATE	RESPONSIBLE	ESTIMATED BUDGET
EXTERIOR / SITE:
Building Signage
All existing Building Signage to be removed and replaced with new Hyatt signage consistent with the new Brand Identity.	By Conversion	Owner / Hyatt	$50,000.00
Property Entrance / Porte Cochere
Adjustments to be made to lighting.	+ 6 months	Lighting Consultant / Owner	$10,000.00
Property flags to be ordered.	By Conversion	Owner / Hyatt	$500.00
Building / Façade
Minor touch-ups to be completed on façade.	+ 3 months	Owner	General maintenance
Lighting of façade to be enhanced.	+ 6 months	Owner	$20,000.00
Landscape / Pools
Lighting for landscape and pool areas to be enhanced.	+ 6 months	Owner	$20,000.00
Water feature treatment to be checked.	+ 3 months	Owner	General maintenance
Directional Signage to be reviewed and revised if required.	+ 6 months	Signage Consultant / Owner	$5,000.00
PUBLIC AREAS:
Lobby and Related BOH Areas
Minor changes to be completed including painting, general cleanup, accent items added to create a small impact for the takeover.	By Conversion	Owner / Operator	$10,000.00
Minor refurbishment to be considered (including FF&E and selected finishes)	+ 6 months	Interior Designer / Owner	$90,000.00
Lighting to be enhanced.	+ 6 months	Lighting Consultant / Owner	$10,000.00
Guest / Public Elevators
Interior cabin finsihes to be refurbished.	+ 6 months	Interior Designer / Owner	$15,000.00
Lighting to be enhanced.	+ 6 months	Lighting Consultant / Owner	$5,000.00
General Circulation Areas
Refreshment for all these areas.	+ 6 months	Interior Designer / Owner	$20,000.00
Lighting to be enhanced.	+ 6 months	Lighting Consultant / Owner	$25,000.00

SCOPE OF WORK	COMPLETION DATE	RESPONSIBLE	ESTIMATED BUDGET
Front Desk / Concierge and Related Offices / Public Restrooms
Desks to be cleaned up, add accessories. Equipment to be reviewed.	By Conversion	Owner / Operator	$5,000.00
Soft refurbishment to be considered. Redesign and configuration of desks.	+ 6 months	Interior Designer / Owner	$30,000.00
Lighting to be enhanced.	+ 6 months	Lighting Consultant / Owner	$5,000.00
Lounges / Restaurants and Bars and Related BOH Areas / Public Restrooms
Central Lobby Lounge and Entertainment Area:
To be cleaned up, accent items to be sourced, minor operating equipment changes.	By Conversion	Owner / Operator	$3,000.00
Soft refurbishment to be considered.	+ 8 months	Interior Designer / Owner	$35,000.00
Lighting to be enhanced.	+ 8 months	Lighting Consultant / Owner	$10,000.00
Table Top Equipment to be reviewed and adapted to concept: Operating Equipment / Accent Items / Table linen / Uniforms etc.	+ 8 months	Owner / Operator	$10,000.00
Signage replacement to be considered.	+ 8 months	Signage Consultant / Owner	$2,500.00
Lobby Bar:
To be cleaned up, accent items to be sourced, minor operating equipment changes.	By Conversion	Owner / Operator	$3,000.00
Soft refurbishment to be considered.	+ 8 months	Interior Designer / Owner	$25,000.00
Lighting to be enhanced.	+ 8 months	Lighting Consultant / Owner	$10,000.00
Table Top Equipment to be reviewed and adapted to concept: Operating Equipment / Accent Items / Table linen / Uniforms etc.	+ 8 months	Owner / Operator	$10,000.00
Signage replacement to be considered.	+ 8 months	Signage Consultant / Owner	$2,500.00
Coffee House:
To be cleaned up, accent items to be sourced, minor operating equipment changes.	By Conversion	Owner / Operator	$2,000.00
Refreshment to be considered.	+ 8 months	Interior Designer / Owner	$12,000.00
Lighting to be enhanced.	+ 8 months	Lighting Consultant / Owner	$10,000.00
Table Top Equipment to be reviewed and adapted to concept: Operating Equipment / Accent Items / Table linen / Uniforms etc.	+ 8 months	Owner / Operator	$5,000.00
Signage replacement to be considered.	+ 8 months	Signage Consultant / Owner	$2,500.00
Tapas Pintos:
To be cleaned up, accent items to be sourced, minor operating equipment changes.	By Conversion	Owner / Operator	$3,000.00
Soft refurbishment to be considered.	+ 8 months	Interior Designer / Owner	$30,000.00
Kitchen / Bar equipment to be reviewed and replaced as required.	+ 8 months	Lighting Consultant / Owner	$15,000.00
Lighting to be enhanced.	+ 8 months	Lighting Consultant / Owner	$10,000.00
Table Top Equipment to be reviewed and adapted to concept: Operating Equipment / Accent Items / Table linen / Uniforms etc.	+ 8 months	Owner / Operator	$15,000.00
Signage replacement to be considered.	+ 8 months	Signage Consultant / Owner	$2,500.00
Asiana:
To be cleaned up, accent items to be sourced, minor operating equipment changes.	By Conversion	Owner / Operator	$2,000.00
Soft refurbishment to be considered.	+ 8 months	Interior Designer / Owner	$60,000.00
Kitchen / Bar equipment to be reviewed and replaced as required.	+ 8 months	Lighting Consultant / Owner	$15,000.00
Lighting to be enhanced.	+ 8 months	Lighting Consultant / Owner	$10,000.00
Table Top Equipment to be reviewed and adapted to concept: Operating Equipment / Accent Items / Table linen / Uniforms etc.	+ 8 months	Owner / Operator	$25,000.00
Signage replacement to be considered.	+ 8 months	Signage Consultant / Owner	$2,500.00
Maria Marie:
To be cleaned up, accent items to be sourced, minor operating equipment changes.	By Conversion	Owner / Operator	$3,000.00
Soft refurbishment to be considered.	+ 8 months	Interior Designer / Owner	$60,000.00
Kitchen / Bar equipment to be reviewed and replaced as required.	+ 8 months	Lighting Consultant / Owner	$15,000.00
Lighting to be enhanced.	+ 8 months	Lighting Consultant / Owner	$10,000.00
Table Top Equipment to be reviewed and adapted to concept: Operating Equipment / Accent Items / Table linen / Uniforms etc.	+ 8 months	Owner / Operator	$15,000.00
Signage replacement to be considered.	+ 8 months	Signage Consultant / Owner	$2,500.00

SCOPE OF WORK	COMPLETION DATE	RESPONSIBLE	ESTIMATED BUDGET
Spice Nouvelle Buffet:
To be cleaned up, accent items to be sourced, minor operating equipment changes.	By Conversion	Owner / Operator	$3,000.00
Soft refurbishment to be considered.	+ 8 months	Interior Designer / Owner	$60,000.00
Lighting to be enhanced.	+ 8 months	Lighting Consultant / Owner	$10,000.00
Table Top Equipment to be reviewed and adapted to concept: Operating Equipment / Accent Items / Table linen / Uniforms / Buffet equipment	+ 8 months	Owner / Operator	$40,000.00
Signage replacement to be considered.	+ 8 months	Signage Consultant / Owner	$2,500.00
Pelicano’s:
To be cleaned up, accent items to be sourced, minor operating equipment changes.	By Conversion	Owner / Operator	$3,000.00
Soft refurbishment to be considered.	+ 8 months	Interior Designer / Owner	$75,000.00
Kitchen / Bar equipment to be reviewed and replaced as required.	+ 8 months	Lighting Consultant / Owner	$15,000.00
Lighting to be enhanced.	+ 8 months	Lighting Consultant / Owner	$10,000.00
Table Top Equipment to be reviewed and adapted to concept: Operating Equipment / Accent Items / Table linen / Uniforms / Buffet equipment	+ 8 months	Owner / Operator	$40,000.00
Signage replacement to be considered.	+ 8 months	Signage Consultant / Owner	$2,500.00
Gourmet Nouvelle Cuisine:
To be cleaned up, accent items to be sourced, minor operating equipment changes.	By Conversion	Owner / Operator	$3,000.00
Soft refurbishment to be considered.	+ 8 months	Interior Designer / Owner	$50,000.00
Lighting to be enhanced.	+ 8 months	Lighting Consultant / Owner	$10,000.00
Table Top Equipment to be reviewed and adapted to concept: Operating Equipment / Accent Items / Table linen / Uniforms etc.	+ 8 months	Owner / Operator	$15,000.00
Signage replacement to be considered.	+ 8 months	Signage Consultant / Owner	$2,500.00
Trade Winds / Tequileria / Pelicano’s Beach Bar
To be cleaned up, accent items to be sourced, minor operating equipment changes.	By Conversion	Owner / Operator	$4,000.00
Soft refurbishment to be considered.	+ 8 months	Interior Designer / Owner	$45,000.00
Lighting to be enhanced.	+ 8 months	Lighting Consultant / Owner	$10,000.00
Table Top Equipment to be reviewed and adapted to concept: Operating Equipment / Accent Items / Table linen / Uniforms etc.	+ 8 months	Owner / Operator	$15,000.00
Signage replacement to be considered.	+ 8 months	Signage Consultant / Owner	$5,000.00
24HR Lounge:
To be cleaned up, accent items to be sourced, minor operating equipment changes.	By Conversion	Owner / Operator	$3,000.00
Soft refurbishment to be considered.	+ 8 months	Interior Designer / Owner	$25,000.00
Lighting to be enhanced.	+ 8 months	Lighting Consultant / Owner	$10,000.00
Table Top Equipment to be reviewed and adapted to concept: Operating Equipment / Accent Items / Table linen / Uniforms etc.	+ 8 months	Owner / Operator	$10,000.00
Signage replacement to be considered.	+ 8 months	Signage Consultant / Owner	$2,500.00
CORRIDORS, GUESTROOMS AND RELATED AREAS:
Corridors
Minor touch-ups or modifications.	+ 9 months	Owner / Operator	General maintenance
Lighting to be enhanced / improved.	+ 9 months	Lighting Consultant / Owner	$75,000.00
Refreshment to be considered for the corridors	+ 9 months	Interior Designer / Owner	$50,000.00
Guestrooms
Minor touch-ups. Remove bed throw and decorative pillows from bed.	By Conversion	Owner / Operator	General maintenance
Soft refurbishment to be considered.	+ 9 months	Interior Designer / Owner	$2,700,000.00
Lighting to be improved.	+ 9 months	Lighting Consultant / Owner	$260,000.00
Operating equipment to be reviewed and necessary changes to be made to meet Hyatt Brand Standards: Mattress specification /duvet & pillow specification / bed linen specification / toweling / bathrobes / hairdryer / laundry bags / minibar set-up etc.	+ 9 months	Owner / Operator	$400,000.00
Door hardware and accessory improvements for guestrooms and suites	+ 9 months	Owner / Operator	$144,000.00

SCOPE OF WORK	COMPLETION DATE	RESPONSIBLE	ESTIMATED BUDGET
Suites
Minor touch-ups. Remove bed throw and decorative pillows from bed.	By Conversion	Owner / Operator	General maintenance
Soft refurbishment to be considered.	+ 12 months	Interior Designer / Owner	$480,000.00
Balcony furniture to be reviewed and chaise lounge to be added where possible.	+ 12 months	Interior Designer / Owner	$40,000.00
Lighting to be improved.	+ 12 months	Lighting Consultant / Owner	$60,000.00
Operating equipment to be reviewed and necessary changes to be made to meet Hyatt Brand Standards: Mattress specification /duvet & pillow specification / bed linen specification / toweling / bathrobes / hairdryer / laundry bags / minibar set-up etc.	+ 12 months	Owner / Operator	$50,000.00
EVENT FACILITIES:
To be cleaned up, accent items to be sourced, minor operating equipment changes.	By Conversion	Owner / Operator	$3,000.00
Soft refurbishment to be considered.	+ 8 months	Interior Designer / Owner	$100,000.00
Lighting to be enhanced.	+ 8 months	Lighting Consultant / Owner	$25,000.00
Table Top Equipment to be reviewed and adapted to concept: Operating Equipment / Accent Items / Table linen / Uniforms etc.	+ 8 months	Owner / Operator	$80,000.00
Signage replacement to be considered.	+ 8 months	Signage Consultant / Owner	$15,000.00
RECREATIONAL AND AMENITY FACILITIES:
Spa
Minor touch-ups / accessory considerations.	By Conversion	Owner / Operator	$5,000.00
Soft refurbishment to be considered.	+ 8 months	Interior Designer / Owner	$45,000.00
Lighting to be enhanced.	+ 8 months	Lighting Consultant / Owner	$5,000.00
Operating Equipment to be reviewed and changes made to meet Hyatt Brand Standards: Massage tables / table linen / toweling / accessories etc.	+ 8 months	Owner / Operator	$65,000.00
Signage replacement to be considered.	+ 8 months	Owner / Operator	$2,500.00
Lockers & Wet Areas
Minor touch-ups / accessory considerations.	By Conversion	Owner / Operator	$2,000.00
Lighting to be enhanced.	+ 8 months	Lighting Consultant / Owner	$5,000.00
Operating Equipment to be reviewed and changes made to meet Hyatt Brand Standards: toweling / accessories etc.	+ 8 months	Owner / Operator	$8,000.00
Soft refurbishment to be considered.	+ 8 months	Interior Designer / Owner	$15,000.00
Fitness Center
Minor touch-ups / accessory considerations.	By Conversion	Owner / Operator	$2,000.00
Lighting to be enhanced.	+ 8 months	Lighting Consultant / Owner	$5,000.00
LIFE SAFETY:
Provide sprinklers in all non-sprinklered areas of the building.	+ 8 months	Owner / FLS and MEP Consultants	To be determined
Provide an addressable smoke detection system for the entire property. Standalone smoke detection in the guestrooms are not acceptable.	+ 6 months	Owner / FLS and MEP Consultants	To be determined
Provide a voice evacuation system, which is critical for life safety and security.	+ 6 months	Owner / FLS and MEP Consultants	To be determined
Provide fire resistant separation between the BOH corridor and a number of plantrooms.	+ 6 months	Owner / FLS and MEP Consultants	To be determined
Provide fire compartmentation and zone separation for areas that have walls that do not reach the ceiling slab.	+ 8 months	Owner / FLS and MEP Consultants	To be determined
Repair or replace the emergency generator.	By Conversion	Owner / Operator	To be determined

SCOPE OF WORK	COMPLETION DATE	RESPONSIBLE	ESTIMATED BUDGET
LOW VOLTAGE SYSTEMS - COMPUTER / TELEPHONE / AUDIO VISUAL:
Replace, upgrade and expand the IT systems to meet Hyatt’s brand standards, compliance and operational requirements.	+ 3 months	Owner / Hyatt / IT Consultant	To be determined
The staff communicates via walkie-talkies. Provide wireless IP phones or smart phones for better coordination and guest service management.	+ 6 months	Owner / Operator / IT Consultant	To be determined
Expand the security system and include panic/duress alarm and medical alarm systems.	+ 6 months	Owner / Operator / MEP Consultant	To be determined
Add access control system for critical rooms.	+ 6 months	Owner / Operator / MEP Consultant	To be determined
Review and upgrade Audio Visual systems for all event spaces and F&B outlets.	+ 8 months	Owner / Operator / MEP Consultant	To be determined
MEP:
Lobby is open to outside with no a/c provided. This may cause hot and humid conditions in the hottest times of the year, especially during the evening shows. Improve lobby A/C and ventilation.	+ 6 months	Owner / Operator / MEP Consultant	To be determined
Improve thermal conditions and indoor air quality in the BOH corridors that are open to outside at both ends. Add ventilation and air conditioning.	+ 6 months	Owner / Operator / MEP Consultant	To be determined
Appoint an MEP consultant to review the systems and propose improvements for all MEP systems.	+ 6 months	Owner / Operator / MEP Consultant	To be determined
Test condensers of the chillers for corrosion due to potentially harmful ground water that is used instead of cooling towers.	By Conversion	Owner / Operator / MEP Consultant	To be determined
Check transformers for PCBs.	By Conversion	Owner / Operator / MEP Consultant	To be determined
Provide automation to reset HVAC equipment when swicthing over from emergency power to normal power.	+ 6 months	Owner / Operator / MEP Consultant	To be determined
Check kitchen equipment for booster heaters to increase the domestic hot water temperature at the point of use.	By Conversion	Owner / Operator / MEP Consultant	To be determined
Improve the performance of the extraction hoods in the Teppanyaki restaurant.	+ 6 months	Owner / Operator / MEP Consultant	To be determined
Check the swimming pool flitration system’s capacity and equipment condition.	By Conversion	Owner / Operator / MEP Consultant	To be determined
Check the condition of pipes, ducs and insulation.	By Conversion	Owner / Operator / MEP Consultant	To be determined
Guestrooms: Convenience outlets are needed at the bedside in Twin rooms.	+ 8 months	Owner / Operator / MEP Consultant	To be determined
Guestrooms: One of the power outlets at the desk is used for desk lamp. Another outlet to be provided for the lamp below the desk.	+ 8 months	Owner / Operator / MEP Consultant	To be determined
BACK OF HOUSE:
Minor touch-ups / cleaning.	By Conversion	Owner / Operator	General maintenance
Kitchen / bar equipment to be reviewed and any missing pieces or necessary replacements / upgrades done.	+ 6 months	Owner / Operator	$120,000.00
General review of all Operating Equipment to be done, and any additions or changes made to meet Brand Standards.	+ 6 months	Owner / Operator	$150,000.00
CONSULTANTS:
Hyatt recommended Interior Designer to be appointed.	Prior to Conversion	Owner / Operator	$600,000.00
Hyatt recommended Lighting Consultant to be appointed.	Prior to Conversion	Owner / Operator	$90,000.00
Hyatt recommended Graphics & Signage Consultant to be appointed.	Prior to Conversion	Owner / Operator	$75,000.00

ESTIMATED FEES FOR CONSULTANTS:			$765,000.00

TOTAL ESTIMATED BUDGET FOR CONVERSION:
SUB-TOTAL ESTIMATED BUDGET FOR CONVERSION:			$109,000.00

SUB-TOTAL ESTIMATED BUDGET + 9 MONTHS AFTER CONVERSION:			$5,962,000.00

TOTAL:			$6,836,000.00

ASSUMPTIONS & QUALIFICATIONS:

Final scope of work to be determined after a detailed review of all Areas between Hyatt / Owner and Operator.

Budget is an estimate based on potential scope as detailed above, however once final scope has been determined a more detailed budget will be submitted.

Consultant Fees are an estimate based on aforementioned scope of work.

Estimated Budget Figures do not include installation, transportation, duties and labor costs.

This Budget EXCLUDES all Pre-Opening Expenses, i.e. collateral changes / guestroom compendium replacement, operating supplies, support team, brand marketing.

MEP, IT, Security and A/V scope and cost estimates can only be prepared after an existing building condition survey is carried out by an independent engineering firm. Any structural review must also be done by qualified structural engineers.

Scope and cost estimates for fire and life safety systems can be prepared after a thorough survey carried out by an independent fire and life safety consultant.

GUARANTY AND ASSUMPTION OF OBLIGATIONS

THIS GUARANTY AND ASSUMPTION OF OBLIGATIONS (“Guaranty”) is given this     day of                     , 201    , by                     .

In consideration of, and as an inducement to, the execution of that certain Franchise Agreement, Reservations Agreement, Chain Marketing Services Agreement, Gold Passport Agreement, Trademark Sublicense Agreement and, if applicable, Technical Services Agreement (the “Agreements”) on this date by Hyatt Franchising Latin America, L.L.C. and its affiliates (as applicable) (collectively and individually, “Hyatt”) and [INSERT NAME OF FRANCHISEE], each of the undersigned personally and unconditionally (a) guarantees to Hyatt and its successors and assigns, for the term of the Agreements (including extensions) and afterward as provided in the Agreements, that                     (“Franchisee”) will punctually pay and perform each and every undertaking, agreement, and covenant set forth in the Agreements (including any amendments or modifications of the Agreements) and (b) agrees to be personally bound by, and personally liable for the breach of, each and every provision in the Agreements (including, without limitation, any amendments or modifications of the Agreements), both monetary obligations and obligations to take or refrain from taking specific actions or to engage or refrain from engaging in specific activities, including the confidentiality, transfer, and arbitration requirements.

Each of the undersigned acknowledges that he, she or it is either an owner (whether direct or indirect) of Franchisee or otherwise has a direct or indirect relationship with Franchisee or its affiliates, that he, she or it will benefit significantly from Hyatt’s entering into the Agreements with Franchisee, and that Hyatt will not enter into the Agreements unless the each of the undersigned agrees to sign and comply with the terms of this Guaranty.

Each of the undersigned consents and agrees that: (1) his, her or its direct and immediate liability under this Guaranty will be joint and several, both with Franchisee and among other guarantors; (2) he, she or it will render any payment or performance required under the Agreements upon demand if Franchisee fails or refuses punctually to do so; (3) this liability will not be contingent or conditioned upon Hyatt’s pursuit of any remedies against Franchisee or any other person; (4) this liability will not be diminished, relieved, or otherwise affected by any extension of time, credit, or other indulgence that Hyatt may from time to time grant to Franchisee or any other person, including, without limitation, the acceptance of any partial payment or performance or the compromise or release of any claims (including the release of other guarantors), none of which will in any way modify or amend this Guaranty, which will be continuing and irrevocable during and after the term of the Agreements (including extensions) for so long as any performance is or might be owed under the Agreements by Franchisee or any of its guarantors and for so long as Hyatt has any cause of action against Franchisee or any of its guarantors; and (5) this Guaranty will continue in full force and effect for (and as to) any extension or modification of the Agreements and despite the transfer of any direct or indirect interest in the Agreements or Franchisee, and each of the undersigned waives notice of any and all renewals, extensions, modifications, amendments, or transfers.

© 2013 Hyatt Franchising Latin America, L.L.C. All rights reserved.

This document is confidential and proprietary to Hyatt Franchising Latin America, L.L.C. and may not be copied, in whole or in part, without its express written permission.

Hyatt/Playa — FA (Form)

Each of the undersigned waives: (i) all rights to payments and claims for reimbursement or subrogation that any of the undersigned may have against Franchisee arising as a result of the undersigned’s execution of and performance under this Guaranty until Hyatt is paid in full; and (ii) acceptance and notice of acceptance by Hyatt of his, her or its undertakings under this Guaranty, notice of demand for payment of any indebtedness or non-performance of any obligations hereby guaranteed, protest and notice of default to any party with respect to the indebtedness or nonperformance of any obligations hereby guaranteed, and any other notices to which he, she or it may be entitled. The undersigned expressly acknowledge that the obligations hereunder survive the expiration or termination of the Agreements to the extent Franchisee’s obligations thereunder also survive.

If Hyatt is required to enforce this Guaranty in a judicial or arbitration proceeding and prevails in such proceeding, Hyatt shall be entitled to reimbursement of Hyatt’s costs and expenses, including, but not limited to, reasonable accountants’, attorneys’, attorneys’ assistants’, arbitrators’, and expert witness fees, costs of investigation and proof of facts, court costs, other litigation expenses, and travel and living expenses, whether incurred prior to, in preparation for, or in contemplation of the filing of any such proceeding. If Hyatt is required to engage legal counsel in connection with any failure by the undersigned to comply with this Guaranty, the undersigned shall reimburse Hyatt for any of the above-listed costs and expenses Hyatt incurs even if Hyatt does not commence a judicial or arbitration proceeding.

IN WITNESS WHEREOF, each of the undersigned has affixed his, her or its signature on the same day and year as the Agreements was executed.

By:
Name: [Insert Name]
Title: [Insert Title]

Date:

© 2013 Hyatt Franchising Latin America, L.L.C. All rights reserved.

This document is confidential and proprietary to Hyatt Franchising Latin America, L.L.C. and may not be copied, in whole or in part, without its express written permission.

Hyatt/Playa — FA (Form)

TRADEMARK SUBLICENSE AGREEMENT

Between

[                    ]

and

Hyatt International Corporation

[    ] 2013

-i-

TRADEMARK SUBLICENSE AGREEMENT

             Resort

THIS TRADMARK SUBLICENSE AGREEMENT (this “Agreement”), dated as of [            ], 2013 (the “Execution Date”), is entered into by and between:

(1)	[ ] (“Licensee”), a [ ] company organized and existing under the laws of [ ] with its registered office and principal place of business located at [ ]; and

(2)	Hyatt International Corporation (“Hyatt”), a corporation organized and existing under the laws of the State of Delaware (U.S.A.) with its principal place of business located at 71 South Wacker Drive, Chicago, Illinois 60606, U.S.A.

Hyatt and Licensee are hereinafter collectively referred to as the “Parties” and each individually as a “Party”.

PRELIMINARY STATEMENT

Licensee and Hyatt Franchising Latin America, L.L.C. (“Hyatt Franchising”) are parties to a Franchise Agreement executed as of the Execution Date (the “Franchise Agreement”), under which Licensee is granted a franchise to use the Hotel System to operate a Hyatt All-Inclusive Resort located at the Site. All initial capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Franchise Agreement. In accordance with the Franchise Agreement, Hyatt will grant a sublicense to Licensee to use the Proprietary Marks on the terms and conditions set forth in this Agreement. Simultaneously with the execution of this Agreement and the Franchise Agreement, Licensee and Hyatt LACSA Services, Inc. (or another Affiliate of Hyatt) are entering into a Reservations Agreement, a Chain Marketing Services Agreement, a Gold Passport Agreement and, if applicable, a Technical Services Agreement.

NOW, THEREFORE, in consideration of the covenants, mutual benefits to be derived, and the representations and warranties, conditions and promises herein contained and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1 Definitions.

In this Agreement, in addition to terms otherwise defined herein, the following words and expressions shall have the following meanings, unless they are inconsistent with the context:

“Copyrighted Materials” shall mean all copyrightable materials that Hyatt or its Affiliate periodically develops and Hyatt periodically designates for use in connection with the Hotel System, including the Manual, videotapes, CDs/DVDs, marketing materials (including advertising, promotional, and public relations materials), architectural drawings (including the Design Standards and all architectural plans, designs, and layouts such as, without limitation, site, floor, plumbing, lobby, electrical, and landscape plans), building designs, and business and marketing plans, whether or not registered with any copyright office.

“Hyatt Agreements” shall mean this Agreement, the Franchise Agreement, the Chain Marketing Services Agreement, the Reservations Agreement, the Gold Passport Agreement and, if applicable, the Technical Services Agreement.

“Know How” shall mean all of the proprietary knowledge, skills, experience, operational and management information and associated technologies related to the operation of Hyatt-Affiliated Hotels that Hyatt and its Affiliates have developed and accumulated, and continue to develop and accumulate, as operators, managers, owners and franchisors of Hyatt-Affiliated Hotels throughout the world.

“Losses” shall mean any and all losses, expenses, obligations, diminutions in value, liabilities, damages (actual, consequential, or otherwise), and reasonable defense costs that indemnified party incurs. For purposes of this definition, defense costs include accountants’, arbitrators’, attorneys’, and expert witness fees, costs of investigation and proof of facts, court costs, travel and living expenses, and other expenses of litigation, arbitration, or alternative dispute resolution, regardless of whether litigation, arbitration, or alternative dispute resolution is commenced.

“Proceeding” means any claim asserted or inquiry made (whether formally or informally), and any legal action, investigation or other proceeding (including any arbitration proceeding) brought, by any governmental agency or other person or entity.

“Proprietary Marks” shall mean the designated Licensed Brand (as specified in Exhibit A to the Franchise Agreement) and such other trade names, trademarks, service marks, logos, slogans, trade dress, domain names, and other designations of source and origin (including all derivatives of the foregoing) that Hyatt or its Affiliate periodically develops and Hyatt periodically designates for use in connection with the Hotel System, including those specified in Exhibit A.

“Trademarks Commencement Date” shall mean the date of the Opening or, to the extent applicable, the date of commencement of the Pre-Opening Period.

1.2 Incorporation of Certain Franchise Agreement Terms.

Articles 1 (Definitions and Interpretation), 20 (Relationship of the Parties and Indemnification), 22 (Governing Law), 23 (Dispute Resolution) and 24 (Miscellaneous) of the Franchise Agreement are incorporated by reference and shall be applied mutatis mutandis to this Agreement (with all references to “Licensee” being changed to “Licensee”).

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ARTICLE 2

PROPRIETARY MARKS AND COPYRIGHTED MATERIALS

2.1 Sublicense of Proprietary Marks.

From and after the Trademarks Commencement Date, Hyatt hereby grants to Licensee a non-exclusive sublicense in the territory of the Country to use the Proprietary Marks during the Term solely in relation to the operations of the Hotel, for the fees specified herein and on the other terms and conditions in this Agreement. Beginning as of the Trademarks Commencement Date, Licensee shall have the right to use the Proprietary Marks, subject to the terms and conditions set forth herein. Additionally, the Parties acknowledge that, with Hyatt’s consent, Licensee may make incidental use of the Proprietary Marks during the Pre-Opening Period in connection with approved pre-opening publicity and related programs, but all such incidental usage in advance of the Trademarks Commencement Date shall be subject in all respects to the provisions of this Agreement. For the avoidance of doubt, the Hotel shall be branded with the Licensed Brand, and Licensee shall have no right to use the HAI Resort Brand which is identified in the definition of the HAI Resort Brand in Article 1 of the Franchise Agreement but not designated by Hyatt on Exhibit A of the Franchise Agreement.

2.2 Registration; Cooperation.

2.2.1 Licensee shall not directly or indirectly, either alone or in conjunction with others, challenge or take any action directly or indirectly to cause or assist with a challenge to the validity or ownership of the Proprietary Marks or to obstruct the efforts of Hyatt or its Affiliates with respect to their exclusive ownership or registration of the Proprietary Marks. Hyatt represents and warrants that, as of the Execution Date, Hyatt’s Affiliate has registered, or has applied to register, the Proprietary Marks with the Trademark Office of the Country as set forth on Exhibit A. Hyatt disclaims all other warranties of any nature regarding the Proprietary Marks, including any express or implied warranty that the Proprietary Marks do not infringe the rights of any third party. Hyatt or its Affiliate shall bear all costs and expenses associated with registrations of the Proprietary Marks. Except as specifically set forth in this Subsection 2.2.1, Hyatt is not making, and Licensee acknowledges that it has not received, any representations or warranties, express or implied, with respect to the status of any registrations or registration applications or otherwise relating to the validity or use of the Proprietary Marks in the Country.

2.2.1 If required by applicable law, or at Hyatt’s request, Licensee shall cooperate with Hyatt in (a) registering an appropriate licensing agreement to authorize Licensee as an authorized user of the Proprietary Marks in the Country as appropriate; and (2) canceling such registration at Hyatt’s request or upon the expiration or termination of this Agreement. Licensee shall not file this Agreement or any other agreement or document in connection with any such registration without Hyatt’s prior written approval. In connection with the foregoing, Hyatt may appoint a trademark representative to obtain the registration, or to terminate the registration, of Licensee as an authorized user of the Proprietary Marks in the Country. If requested by Hyatt from time to time, Licensee shall execute one or more irrevocable powers of attorney in forms acceptable to Hyatt pursuant to which Licensee shall authorize the trademark representative to register and/or terminate the registration of Licensee as an authorized user of the Marks in the Country. Such powers of attorney shall continue in effect during the Term and thereafter. Any costs or expenses incurred in connection with any termination will be paid by Licensee.

3

2.3 Ownership.

Hyatt’s Affiliate has licensed the Proprietary Marks, Copyrighted Materials, Know How and Hyatt Confidential Information to Hyatt to use and sublicense in franchising, developing, and operating Hyatt All-Inclusive Resorts. Licensee’s right to use the Proprietary Marks, Copyrighted Materials, Know How and Hyatt Confidential Information is derived only from this Agreement and is limited to Licensee’s operating the Hotel according to this Agreement and all System Standards that Hyatt prescribes during the Term. Licensee’s unauthorized use of the Proprietary Marks, Copyrighted Materials, Know How or Hyatt Confidential Information is a breach of this Agreement and infringes Hyatt’s and its Affiliate’s rights in them. Licensee acknowledges and agrees that its use of the Proprietary Marks, Copyrighted Materials, Know How and Hyatt Confidential Information and any goodwill established by that use are exclusively for Hyatt’s and its Affiliate’s benefit and that this Agreement does not confer any goodwill or other interests in the Proprietary Marks, Copyrighted Materials, Know How or Hyatt Confidential Information upon Licensee (other than the right to operate the Hotel under this Agreement). Licensee may not at any time during or after the Term contest or assist any other person or entity in contesting the validity, or Hyatt’s and its Affiliate’s ownership, of the Proprietary Marks, Copyrighted Materials, Know How or Hyatt Confidential Information.

2.4 Limitation on Use.

Licensee shall not permit any of the Proprietary Marks to be used by any other party, including any lessee or concessionaire leasing any retail space in the Hotel or otherwise doing business in or in connection with the Hotel. Any use or reference to any of the Proprietary Marks by Licensee or any other party in any way connected to the Hotel shall be only as set forth in this Agreement.

2.5 Quality Standards and Normal Course Usage.

Licensee shall ensure that the quality of the Hotel facilities shall at all times comply with the Hotel System and System Standards. Licensee shall use the Proprietary Marks only in the normal course of operating the Hotel. Licensee may not use any Proprietary Mark (a) as part of any corporate or legal business name; (b) with any prefix, suffix, or other modifying words, terms, designs, or symbols (other than logos Hyatt licenses to Licensee); (c) in providing or selling any unauthorized services or products; (d) as part of any domain name, homepage, meta tags, keyword, electronic address, or otherwise in connection with a website (unless Hyatt has approved such use in advance); or (e) in any other manner Hyatt has not expressly authorized in writing. Licensee (and, if applicable, any restaurant operators at the Hotel) may not use the Proprietary Marks in connection with any Hotel restaurant operations without Hyatt’s prior written consent, which it will not unreasonably withhold, and complying with all System Standards relating thereto.

2.6 Prohibition on Misuse.

Licensee shall not use any of the Proprietary Marks in relation to any unauthorized goods or services, or seek to register any other trade or service marks which are similar to or substantially similar to or so nearly resemble any of the Proprietary Marks as to be likely to cause deception or confusion.

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2.7 Trademark Acknowledgement.

Licensee shall include in all correspondence with any third party in connection with the Hotel and in all documentation and material related to the Hotel, a statement that the Proprietary Marks are used under a sublicense from Hyatt granted pursuant to this Agreement.

2.8 Non-Disparagement.

Licensee shall not use any of the Proprietary Marks in any manner that may cause harm to the goodwill attached to the Proprietary Marks or which is otherwise harmful or detrimental to Hyatt or its Affiliates.

2.9 Registration Conformity.

In addition to any other restrictions or limitations contained herein, Licensee shall only use the Proprietary Marks for such purposes and in the manner indicated in the registration certificate issued by the Trademark Office of the Country for the applicable Proprietary Mark and shall not alter any Proprietary Mark as it is displayed in such certificate.

2.10 Preservation of Rights.

Licensee recognizes Hyatt’s (and its Affiliate’s) rights to the Proprietary Marks and to control the use of the Proprietary Marks and take all appropriate measures for the protection of such rights of Hyatt and its Affiliates. Licensee agrees to faithfully observe and follow all of the requirements, procedures and directions of Hyatt regarding the use and protection of the Proprietary Marks.

2.11 Infringements.

2.11.1 Licensee shall promptly notify Hyatt in writing should Licensee become aware of any of the following matters, which may arise at any time during the Term, as well as all particulars related thereto:

(a)	any infringement or suspected or threatened infringement of the any of the Proprietary Marks or Copyrighted Materials, whether by reason of imitation or otherwise;

(b)	any allegation or complaint made by any third party that the use by Licensee of any of the Proprietary Marks or Copyrighted Materials hereunder may cause deception or confusion to the public or otherwise infringe any third party’s intellectual property rights; or

(c)	any other form of charge or claim to which any of the Proprietary Marks or Copyrighted Materials may be subject.

Licensee shall not make any admissions or take any other action in respect of such matters, other than to provide Hyatt with all information in its possession relating to such charges or claims. Licensee shall cooperate with Hyatt and its Affiliates in taking such measures as they deem necessary for protecting their rights to the Proprietary Marks and Copyrighted Materials.

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2.11.2 Hyatt (or its Affiliate) shall have the right to take any and all actions (or no action), whether in its own name or in the name of Licensee, and control exclusively any litigation, trademark office proceeding, or other administrative proceeding arising from any of the foregoing matters described in Section 2.11.1 or otherwise concerning any Proprietary Mark, Copyrighted Materials, Know How or Hyatt Confidential Information. Hyatt shall bear the costs and expenses in connection with any such actions. In the event that Hyatt or its Affiliate commences litigation with respect to the Proprietary Marks, Hyatt shall (a) reimburse Licensee for all reasonable costs incurred by Licensee in providing any requested assistance to Hyatt or its Affiliate in connection with such litigation (and Licensee hereby agrees to provide any assistance reasonably requested by Hyatt), (b) be entitled to control any such litigation, (c) bear the costs and expenses in connection with any such litigation, and (d) be entitled to all damages, including the attorney’s fees and disbursements, awarded or obtained based on such litigation, except for any damages which are awarded in favor of Licensee.

2.12 Discontinuing Use of Proprietary Marks.

If it becomes advisable at any time for Hyatt and/or Licensee to modify, discontinue using, and/or replace any Proprietary Mark and/or to use one or more additional, substitute, or replacement trade or service marks together with or in lieu of any previously-designated Proprietary Mark, Licensee agrees to comply with Hyatt’s directions within a reasonable time after receiving notice. Neither Hyatt nor its Affiliates will reimburse Licensee for any costs or expenses incurred in connection with such directions, including expenses of changing the Hotel’s signs, any loss of revenue due to any modified or discontinued Proprietary Mark, or Licensee’s expenses of promoting a modified or substitute trademark or service mark; provided that Licensee shall be permitted to use the remaining inventory of supplies that bear any discontinued Proprietary Mark, which were purchased in Licensee’s ordinary course of business, as long as such discontinued Proprietary Mark does not infringe upon any third party’s rights, in which event Licensee shall immediately cease using such supplies and shall, at Hyatt’s cost, dispose of such items in accordance with Hyatt’s reasonable instructions. Hyatt’s rights in this Section 2.12 apply to any and all of the Proprietary Marks (and any portion of any Proprietary Mark) that this Agreement authorizes Licensee to use. Hyatt may exercise these rights at any time and for any reason, business or otherwise, Hyatt thinks best. Licensee acknowledges both Hyatt’s right to take this action and Licensee’s obligation to comply with Hyatt’s directions.

2.13 Injunctive Relief.

Licensee acknowledges that use of the Proprietary Marks in contravention of this Agreement may cause irreparable damage to Hyatt, its Affiliates, the Proprietary Marks and the goodwill associated therewith. Licensee further acknowledges that damages may not be an adequate remedy for any such use of the Proprietary Marks in contravention of this Agreement, and agrees that, notwithstanding any contrary provision of this Agreement or any other Hyatt Agreement, in the event Licensee is in breach of any provision of this Article 2 or any other provision of this Agreement relating to the Proprietary Marks, Hyatt shall be entitled to equitable relief by way of temporary and permanent injunctions, specific performance and such other relief as any court with jurisdiction may deem just and proper.

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2.14 Hyatt’s Indemnification of Licensee.

2.14.1 Indemnification and Defense. Hyatt agrees to indemnify and hold harmless Licensee, its Affiliates, and its and their respective owners, officers, directors, agents, employees, representatives, successors, and assigns (the “Licensee Indemnified Parties”) against, and to reimburse any one or more of the Licensee Indemnified Parties for, any and all Losses directly or indirectly arising out of, resulting from, or in connection with any trademark infringement Proceeding disputing Licensee’s authorized use of any Proprietary Mark under this Agreement, provided that Licensee has timely notified Hyatt of, and reasonably complies with Hyatt’s directions in responding to, the Proceeding.

2.14.2 Defense. Hyatt agrees to defend (at Hyatt’s expense) the Licensee Indemnified Parties from and against any and all Proceedings described in Section 2.14.2. At Hyatt’s option, Hyatt and/or its Affiliate(s) may defend and control the defense of any other Proceeding arising from or relating to the Proprietary Marks or Licensee’s use of any Proprietary Mark under this Agreement. Hyatt may agree to settlements and take any other remedial, corrective, or other actions with respect to any Proceeding described in this Section 2.14.2, provided that Hyatt will seek Licensee’s advice and counsel, and keep Licensee informed, with regard to any proposed or contemplated settlement.

2.14.3 Survival and Mitigation. The obligations under this Section 2.14 will continue in full force and effect subsequent to and notwithstanding this Agreement’s expiration or termination. A Licensee Indemnified Party need not seek recovery from any insurer or other third party, or otherwise mitigate its Losses, in order to maintain and recover fully a claim against Hyatt under this Section 2.14. Hyatt agrees that a failure to pursue a recovery or mitigate a Loss will not reduce or alter the amounts that a Licensee Indemnified Party may recover from Hyatt under this Section 2.14. Hyatt’s obligation to indemnify the Licensee Indemnified Parties shall not be limited in any way by reason of any insurance that any Licensee Indemnified Party maintains.

ARTICLE 3

KNOW HOW

3.1 Know How Right of Use.

From and after the Execution Date of this Agreement, Hyatt shall provide Licensee with access to and the right to use the Know How, as and when appropriate in connection with the Pre-Opening Period and further operation of the Hotel.

3.2 Modifications.

Hyatt shall have the right to modify the Know How from time to time. Such modifications shall be made by Hyatt in its home country, outside of the Country, and prior to the provision of the Know How to Licensee.

3.3 Non-Assignability.

Licensee shall not use the Know How for any purpose other than in connection with the operation of the Hotel (except pursuant to other agreements between the Parties (or their respective Affiliates)) and Licensee shall not (except in connection with any disposition of the Hotel permitted by Article 19 of the Franchise Agreement, and subject to the assignment and assumption of this Agreement in connection therewith) transfer the rights or the Know How provided under this Agreement to any third party by any means, including sublicensing to a third party, unless such transfer is expressly approved in writing by Hyatt in advance.

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3.4 Improvements.

Throughout the term of this Agreement, Hyatt shall inform Licensee of improvements made with respect to the Know How. These improvements shall be considered an integral part of the Know How being provided hereunder and are therefore subject to the terms and conditions of this Agreement. Hyatt shall provide Licensee with such improvements to the Know How free of charge.

3.5 Ownership.

The Parties agree that throughout the term of this Agreement and upon the termination or expiration of this Agreement, ownership rights to the Know How shall remain with Hyatt.

3.6 Franchisee Proprietary Information.

The Parties agree that, for the purpose of clarification, this Article 3 shall be subject to, and shall not be interpreted to override or otherwise affect, the provisions in the Franchise Agreement concerning the Hyatt Confidential Information, Franchisee Proprietary Information or Innovations, including Article 18 thereof.

ARTICLE 4

FEES AND PAYMENTS

4.1 Monthly Sublicensing Fee to Hyatt.

On or before the fifteenth (15th) day of each month or such later day of the month that Hyatt periodically specifies, Licensee shall pay Hyatt a “Sublicensing Fee” equal to one and one-half percent (1.5%) of the Hotel’s Gross Revenue accrued during the preceding month.

4.2 Currency and Taxes on Payments to Hyatt.

4.2.1 All payments under this Agreement shall be made in United States Dollars. Should any consents, approvals or other authorizations be required under the applicable laws of the Country to render any payment to Hyatt hereunder in United States Dollars, Licensee shall promptly obtain such consents, approvals or authorizations, at its own expense. However, Hyatt may require Licensee to pay Hyatt and its Affiliates all amounts under this Agreement in Mexican Pesos or any other currency reasonably available to Licensee upon thirty (30) days’ notice to Licensee. If the legal currency for the Country is not United States Dollars (or another currency designated by Hyatt), for all fees, charges or other amounts due to Hyatt under this Agreement that are to be calculated as a percentage of Gross Revenue, these amounts shall be calculated initially in the local currency, and then converted to United States Dollars (or another currency designated by Hyatt) by using the exchange rate that is the arithmetic average of all the daily spot rates of exchange published by Bloomberg (or such other source as Hyatt may designate) for the applicable currency and for the relevant period during which the Gross Revenue is generated.

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4.2.2 If any governmental authority with jurisdiction over the Hotel imposes restrictions on the transfer of funds or currency to places outside the Country and such restrictions result in Hyatt or its Affiliates not receiving any one or more payments under this Agreement or the other Hyatt Agreements in full and timely fashion and in such manner as provided for herein and therein, Licensee shall not be in breach of this Agreement based on its inability lawfully to pay Hyatt or such Affiliate, but Hyatt shall have the following options, exercisable in its sole and absolute discretion any time after the thirtieth (30th) day after the restrictions are imposed: (a) Hyatt may suspend performance of some or all of its obligations pursuant to this Agreement and shall not be in default hereunder as a result; (b) Hyatt may terminate this Agreement upon thirty (30) days’ written notice, without penalty or liability to either Party; and (c) Hyatt may direct Licensee to deposit all payments required under this Agreement into such accounts in the Country as Hyatt may designate and Licensee, at its sole cost and expense, shall take such other action as Hyatt may reasonably request to cause payment of such accumulated amounts to be remitted in the manner provided for in this Agreement as soon as possible thereafter.

4.2.3 If under the laws of the Country, Licensee is required to withhold or Hyatt is required to pay any taxes and/or levies assessed by any third party on Hyatt as a recipient, including withholding tax on income of foreign legal entities withheld at source, and also any similar taxes that can replace or append the existing taxes, but expressly excluding value-added tax or like tax (VAT) (the “Income Withholding Tax”), then the Sublicensing Fees payable hereunder shall, prior to remittance, be reduced by the Income Withholding Tax, in accordance with the laws of the Country. Licensee shall promptly withhold and remit all such Income Withholding Tax to the competent tax authority, and shall promptly deliver to Hyatt original receipts of applicable government authorities showing that all taxes and/or levies were properly withheld in compliance with applicable law (or, if original receipts are not available, photocopies, tax returns and other documentation, as Hyatt may require). Licensee agrees that if any value-added tax or like tax shall be applicable to all or any portion of the Sublicensing Fees, then the amount of the Sublicensing Fees payable to Hyatt hereunder shall be increased by Licensee such that Hyatt shall receive, after payment of any such taxes, the same amount Hyatt would have been entitled to had such taxes not been applicable.

4.2.4 Hyatt shall use all reasonable efforts to obtain and submit promptly any required certificates or applications enabling Licensee to pay the Sublicensing Fees and not to withhold or incur any taxes and levies. Licensee shall reimburse Hyatt for all costs incurred in connection with obtaining such certificates, approvals and applications. Licensee will cooperate fully with Hyatt in obtaining and submitting any and all such certificates, approvals and applications that may be sought by Hyatt in connection with reduction or exemption from taxes, including taxes withheld at source of payment, under the laws of the Country or in accordance with the provisions of the relevant double taxation treaty.

4.3 Wire Transfer and Electronic Funds Transfer.

Licensee must pay all amounts due under this Agreement to such bank account designated by Hyatt from time to time via wire transfer. Upon written notice by Hyatt, Licensee must make all payments for Sublicensing Fees and other amounts due to Hyatt or any member of the Hyatt Group under this Agreement or any Hyatt Agreement or otherwise in connection with the Hotel by electronic funds transfer (“EFT”). Licensee must sign the documents Hyatt

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periodically specifies to allow Hyatt and other members of the Hyatt Group to debit the applicable bank account for the Hotel automatically or otherwise process these payments through EFT. Licensee also must sign any additional or new forms and complete any reasonable procedures Hyatt periodically establishes for EFT. Hyatt periodically may change the procedure for payments and require Licensee to (a) make its payments to a designated bank account by wire transfer or other means Hyatt specifies and (b) sign any authorizations or other documents required to implement that procedure. Funds must be available in Licensee’s account to cover Hyatt’s withdrawals. Licensee may not change its bank, financial institution, or account without first telling Hyatt.

4.4 Application of Payments.

Despite any designation Licensee makes, Hyatt may apply any of Licensee’s payments to any of Licensee’s past due indebtedness to Hyatt or its Affiliates. Hyatt may set off any amounts Licensee or its Affiliates owe Hyatt or its Affiliates against any amounts that Hyatt or its Affiliates owe Licensee or its Affiliates. Licensee may not withhold payment of any amounts Licensee owes Hyatt or its Affiliates due to Hyatt’s alleged nonperformance of any of its obligations under this Agreement.

4.5 Non-Refundability.

Unless otherwise specified, all fees that Licensee paid to Hyatt or its Affiliates before or simultaneously with the execution of this Agreement, or will pay to Hyatt or its Affiliates during the Term, are non-refundable.

ARTICLE 5

DEFAULT AND TERMINATION

5.1 Termination by Hyatt After Opportunity to Cure.

Hyatt has the right to terminate this Agreement, effective on the date stated in Hyatt’s written notice (or the earliest date permitted by applicable law), without the need to obtain the authorization of any third party or any arbitral, judicial or administrative resolution and without liability to Licensee, if:

(a) Licensee fails to pay Hyatt or any of its Affiliates any fees or other amounts due under this Agreement or any other agreement between Licensee and Hyatt or any of its Affiliates, including any other Hyatt Agreement, and does not cure that default within ten (10) days after delivery of Hyatt’s written notice of default to Licensee;

(b) Licensee fails to comply with any other provision of this Agreement, the Manual, any aspect of the Hotel System or any System Standard and does not cure that default within thirty (30) days after delivery of Hyatt’s written notice of default to Licensee;

(c) Licensee fails to comply with any other Hyatt Agreement or any other agreement with Hyatt or its Affiliates relating to the Hotel and does not cure that default within thirty (30) days (or such shorter time period that the other agreement specifies for curing that default) after delivery of Hyatt’s written notice of default to Licensee;

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5.2 Termination by Hyatt Without Opportunity to Cure.

Hyatt may terminate this Agreement immediately, without giving Licensee an opportunity to cure the default, effective upon delivery of written notice to Licensee (or such later date as required by law), without the need to obtain the authorization of any third party or any arbitral, judicial or administrative resolution and without liability to Licensee, if:

(a) Licensee or any Guarantor admits its inability to pay its debts as they become due or makes a general assignment for the benefit of creditors; suffers an action to dissolve or liquidate Licensee or any Guarantor; commences or consents to any case, proceeding, or action seeking reorganization, arrangement, adjustment, liquidation, dissolution, or composition of debts under any law relating to bankruptcy, insolvency, reorganization, or relief of debtors; suffers an appointment of a receiver, trustee, custodian, or other official for any portion of its property or the Hotel; takes any corporate or other action to authorize any of the actions set forth above in this Section 5.2(a); has any case, proceeding, or other action commenced against it as debtor seeking an order for relief, or seeking reorganization, arrangement, adjustment, liquidation, dissolution, or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization, or relief of debtors, or seeking appointment of a receiver, trustee, custodian, or other official for it or any portion of its property or the Hotel, and such case, proceeding, or other action results in an order for relief against it that is not fully stayed within seven (7) business days after being entered or remains un-dismissed for forty-five (45) days; or fails, within sixty (60) days after the entry of a final judgment against it in any amount exceeding Five Hundred Thousand US Dollars (US$500,000), to discharge, vacate, or reverse the judgment, to stay its execution, or, if appealed, to discharge the judgment within thirty (30) days after a final adverse decision in the appeal;

(b) Licensee or any of its Affiliates contests in any court or other Proceeding all or any portion of Hyatt’s or its Affiliate’s ownership of the Hotel System or the validity of any Proprietary Mark, Copyrighted Materials, or Hyatt Confidential Information or registers or attempts to register any Proprietary Mark or a derivative thereof;

(c) Licensee (or any of its Owners) makes a transfer in violation of Article 7;

(d) Licensee fails to identify the Hotel to the public as a Hyatt All-Inclusive Resort or discontinues operating the Hotel as a Hyatt All-Inclusive Resort, and it is not unreasonable for Hyatt under the facts and circumstances to conclude that Licensee does not intend to continue to operate the Hotel under the Proprietary Marks;

(e) any one of the Hyatt Agreements (excluding the Gold Passport Agreement) is terminated or expires (without renewal), regardless of the reason;

(f) Licensee violates any law or regulation and does not begin to cure the violation immediately after receiving notice from Hyatt or any other party and to complete the cure as soon as is reasonably practicable or within the timeframe allowed by law, whichever is shorter; or

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(g) Licensee (1) fails on three (3) or more separate occasions within any twelve (12) consecutive month period to comply with this Agreement, whether the failures relate to the same or different obligations under this Agreement and whether or not Licensee corrects the failures after Hyatt’s delivery of notice to Licensee; or (2) fails on two (2) or more separate occasions within any six (6) consecutive month period to comply with the same obligation under this Agreement, whether or not Licensee corrects the failures after Hyatt’s delivery of notice to Licensee.

5.3 Additional Rights.

The rights granted hereunder shall not be in substitution for, but shall be in addition to, any and all rights and remedies for the breach of contract granted by the applicable law of this Agreement.

5.4 No Court Order.

The Parties acknowledge and agree that a court order shall not be required to give effect to any termination of this Agreement under this Article 5.

ARTICLE 6

RIGHTS AND OBLIGATIONS ON EXPIRATION OR TERMINATION

6.1 Other Hyatt Agreements.

When this Agreement terminates or expires (without the grant of a successor franchise), the remaining Hyatt Agreements shall also terminate on the effective date of termination or expiration.

6.2 De-Identification.

6.2.1 Beginning on the date upon which this Agreement terminates or expires (without the grant of a successor franchise), Licensee must immediately cease using the Hotel System and begin to de-identify the Hotel by taking whatever action Hyatt deems necessary to ensure that the Hotel no longer is identified as a Hyatt All-Inclusive Resort. Licensee agrees to take the following steps, among other actions that Hyatt then specifies, to de-identify the Hotel:

(a) return to Hyatt the Manual, all other Copyrighted Materials, and all materials containing Hyatt Confidential Information or bearing any of the Proprietary Marks and cease using all such items;

(b) remove all structures and items identifying the Hotel System, including all elements of the trade dress and other distinctive features, devices, and/or items associated with the Hotel System, such as (for example) FF&E that is uniquely identified with a Hyatt All-Inclusive Resort or a Hyatt-Affiliated Hotel, interior signage, lobby signage, door identifier signage, directional signage, phone face plates, memo pads, pens, cups,

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glasses, signage on the back of guest room doors, and all other signage bearing one or more of the Proprietary Marks. With respect to the Hotel’s exterior signage, Licensee must (i) immediately schedule the permanent removal of all exterior signage bearing any of the Proprietary Marks and give Hyatt written evidence of that schedule, (ii) immediately cover all exterior signage in a professional manner, and (iii) permanently remove all exterior signage within thirty (30) days after this Agreement expires or terminates. In addition, Licensee must make at its expense such specific additional changes that Hyatt reasonably requests to de-identify the Hotel;

(c) change the Hotel’s telephone listing and immediately stop answering the telephone in any way that would lead a current or prospective customer, vendor, or other person to believe that the Hotel still is associated with the Hotel System or Hyatt;

(d) stop all uses of the Proprietary Marks on any Licensee Organization Website and require all third-party websites to remove any references that directly or indirectly associate the Hotel with the Proprietary Marks;

(e) cancel all fictitious, assumed, or other business name registrations relating to Licensee’s use of the Proprietary Marks and otherwise sign all documents and instruments necessary in connection with all filings related to the Proprietary Marks and take all other actions necessary to terminate Licensee’s rights in connection with a termination of this Agreement; and

(f) permit Hyatt’s representatives to enter the Hotel on no less than twenty four (24) hours’ prior notice to conduct inspections on a periodic basis until de-identification is completed to Hyatt’s satisfaction.

Beginning on the date upon which this Agreement terminates or expires (without the grant of a successor franchise) and continuing until de-identification is completed to Hyatt’s satisfaction, Licensee must maintain a conspicuous sign at the registration desk in a form that Hyatt specifies stating that the Hotel no longer is associated with the Hotel System. Licensee and its Affiliates may not, without Hyatt’s permission, represent to Hotel customers, prospective customers or the public that the Hotel is or was a Hyatt All-Inclusive Resort, or otherwise hold itself out to the public as a former franchisee of Hyatt’s or as the former operator of a Hyatt All-Inclusive Resort, except in the limited case of informing investors, prospective investors, or lenders that Licensee has general experience in operating a Hyatt All-Inclusive Resort. Licensee acknowledges that the de-identification process is intended to alert the public immediately that the Hotel is not affiliated with the Hotel System. Subject to the terms of Subsection (b) above with respect to exterior signage, Licensee shall complete all de-identification obligations under this Section 6.2 to Hyatt’s satisfaction, and provide a written certification to Hyatt indicating such completion, on or before the date which is fifteen (15) days after this Agreement terminates or expires.

6.2.2 If Licensee fails to comply strictly with all of the de-identification provisions in this Section 6.2, Licensee agrees to: (a) pay Hyatt a royalty fee of Five Thousand US Dollars (US$5,000) per day until de-identification is completed to Hyatt’s satisfaction, if Licensee fails to comply with such provisions within five (5) days after notice from Hyatt; and (b) permit Hyatt’s representatives to enter the Hotel to complete the de-identification process at Licensee’s

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expense. Licensee agrees to pay all of Hyatt’s costs and expenses of enforcing these de-identification provisions, including all attorneys’ fees and costs. Nothing in this Section 6.2 or this Agreement limits Hyatt’s rights or remedies at law or in equity if Licensee does not complete the de-identification procedures as provided above, including Hyatt’s right to seek and obtain an injunction to remove or cause to be removed, at Licensee’s sole cost and expense, all signage from the Hotel.

6.3 Pay Amounts Owed.

Unless otherwise provided in this Agreement, within five (5) days after the termination or expiration of this Agreement, Licensee must pay all amounts owed to Hyatt and its Affiliates under this Agreement, any other Hyatt Agreement or any other agreement.

6.4 Survival.

The following provisions of this Agreement shall survive termination or expiration of this Agreement regardless of the circumstances: Section 2.14, Articles 1, 6 and 8. Additionally, all of Licensee’s covenants, obligations, and agreements that by their terms or by implication are to be performed after the termination or expiration of the Term shall survive such termination or expiration.

ARTICLE 7

TRANSFER

7.1 Transfer by Hyatt.

Licensee represents that Licensee has not signed this Agreement in reliance on any particular owner, director, officer, or employee remaining with Hyatt in that capacity. Hyatt may change its ownership or form without restriction, except as otherwise provided in this Section 7.1. Hyatt may assign this Agreement to any Affiliate of Hyatt without Licensee’s approval, provided that such Affiliate shall own, or shall have the right to license, the Proprietary Marks. Hyatt also may assign this Agreement and any other related agreement to a third party who, in Hyatt’s good faith, reasonable judgment, has the experience and resources to comply with Hyatt’s obligations under this Agreement, provided that in connection with such assignment, Hyatt also assigns the Franchise Agreement, and the franchise agreements for all or substantially all other similarly situated Hyatt All-Inclusive Resorts (subject to Reasonable Deviations), to that third party. After Hyatt’s assignment of this Agreement to a third party who expressly assumes its obligations under this Agreement, Hyatt no longer will have any performance or other obligations under this Agreement. Such an assignment shall constitute a release of Hyatt and a novation with respect to this Agreement, and the assignee shall be liable to Licensee as if it had been an original party to this Agreement.

However, if Hyatt assigns this Agreement, or if Hyatt’s owner(s) transfers (as defined in Section 19.2 of the Franchise Agreement) a Controlling Ownership Interest in Hyatt, to any entity who, within six (6) months following such assignment or transfer, will rebrand the Hotel from the Licensed Brand to another brand, and that rebrand results in a Position Downgrade (defined below), then Licensee, by delivery of written notice to Hyatt (or its assignee) within thirty (30) days after the determination that the rebrand will result in a Position Downgrade, may

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terminate this Agreement without payment of liquidated damages pursuant to Section 15.5 of the Franchise Agreement. Such termination will be effective sixty (60) days after Licensee’s delivery of written notice of termination. A “Position Downgrade” means that, as a result of the rebranding, the majority of independent agencies that rank all-inclusive properties are likely to downgrade the Hotel in segment or brand position from the segment or brand position that existed immediately prior to the rebranding. If Licensee issues a notice of termination pursuant to this Section 7.1, and Hyatt (or its assignee) and Licensee in good faith dispute whether a Position Downgrade has occurred, then the Parties agree to resolve that dispute in accordance with Article 23 of the Franchise Agreement (incorporated into this Agreement pursuant to Section 1.2 above) before such termination becomes effective.

7.2 Transfer by Licensee.

This Agreement and Licensee’s rights and obligations under this Agreement can only be (and must be) assigned by Licensee together with Licensee’s transfer of the Franchise Agreement in accordance with the terms and conditions thereunder, to the same transferee. If transferee (if the transfer is of the Franchise Agreement), or Licensee (if the transfer is of a Controlling Ownership Interest in Licensee or one of its Controlling Owners), signs Hyatt Franchising’s then current form of franchise agreement as a result of the transfer, then such transferee or Licensee (as applicable) shall sign Hyatt’s then current form of trademark license agreement and related documents, any and all provisions of which may differ from any and all those contained in this Agreement, and the term of which trademark license agreement will be coterminous with the term of the new franchise agreement.

7.3 Successors and Assigns.

This Agreement shall inure to and bind the permitted assignees, successors and representatives of the Parties.

ARTICLE 8

NOTICES

8.1 Notice Requirements.

Any notice required under this Agreement to be given by either Party to the other Party shall be in writing in the English language. Any required notice shall be effective two business days after it is sent by a recognized international courier service to the address of the other Party stated in this Agreement, or such other address as shall be notified to the other Party in writing, and any receipt issued by the courier service shall be conclusive evidence of the fact and date of sending of any such notice.

8.2 Addresses.

Contact details of the Parties are as follows:

For Hyatt:

Hyatt International Corporation

Hyatt Center – 12th Floor

15

71 South Wacker Drive

Chicago, Illinois 60606 U.S.A.

Attention: [

with a copy to:

Hyatt Hotels Corporation

Hyatt Center – 12th Floor

71 South Wacker Drive

Chicago, Illinois 60606 U.S.A.

Attention: Executive Vice President, General Counsel

For Licensee:

Attention: [

or to such other address and to the attention of such persons as the Parties may designate by like notice hereunder.

[signature page to follow]

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IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Agreement as of the Execution Date.

LICENSEE:		HYATT:

ENTITYNAMECAPS		HYATT INTERNATIONAL CORPORATION

By:		By:
	Name: [Insert Name]		Name: [Insert Name]
	Title: [Insert Title]		Title: [Insert Title]

Date:		Date:

17

EXHIBIT A

PROPRIETARY MARKS

As of the Execution Date, Hyatt’s Affiliate maintains the following trademark registrations, or has applied for the following trademark registrations, in the following international classes:

Proprietary Mark	Application (A) or Registration (R) No.	Class
(A)/(R)
(A)/(R)
(A)/(R)
(A)/(R)

LICENSEE:		HYATT:

ENTITYNAMECAPS		HYATT INTERNATIONAL CORPORATION

By:		By:
	Name: [Insert Name]		Name: [Insert Name]
	Title: [Insert Title]		Title: [Insert Title]

Date:		Date:

CHAIN MARKETING SERVICES AGREEMENT

[RESORT]

Between

[                    ]

and

Hyatt LACSA Services, Inc.

[        ] 201

© 2013 Hyatt LACSA Services, Inc.. All rights reserved.

This document is proprietary to Hyatt LACSA Services, Inc. and may not be copied, in whole or in part, without its express written permission.

Hyatt/Playa CMSA

© 2013 Hyatt LACSA Services, Inc.. All rights reserved.

This document is proprietary to Hyatt LACSA Services, Inc. and may not be copied, in whole or in part, without its express written permission.

Hyatt/Playa CMSA

i

CHAIN MARKETING SERVICES AGREEMENT

Hyatt All-Inclusive Resort

THIS CHAIN MARKETING SERVICES AGREEMENT (this “Agreement”), dated as of [            ], 201            (the “Execution Date”), is entered into by and between:

(1) [            ] (“Franchisee”), a [            ] company organized and existing under the laws of [            ] with its registered office and principal place of business located at [            ]; and

(2) Hyatt LACSA Services, Inc. (“Hyatt”), a company organized and existing under the laws of the State of Delaware, U.S.A., with its principal business address at 71 S. Wacker Drive, Chicago, Illinois 60606 U.S.A.

Franchisee and Hyatt are hereinafter collectively referred to as the “Parties” and each individually as a “Party”.

PRELIMINARY STATEMENT

Franchisee and Hyatt Franchising Latin America, L.L.C. (“Hyatt Franchising”) are parties to a Franchise Agreement executed as of the Execution Date (the “Franchise Agreement”), under which Franchisee is granted a franchise to use the Hotel System to operate a Hyatt All-Inclusive Resort located at the Site. All initial capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Franchise Agreement. Hyatt is a member of the Hyatt Group and provides Chain Marketing Services (defined below) to Hyatt All-Inclusive Resorts in the Country. In accordance with the Franchise Agreement, Franchisee will engage Hyatt to provide certain Chain Marketing Services for the Hotel from outside the Country on the terms and conditions set forth in this Agreement. Simultaneously with the execution of this Agreement and the Franchise Agreement, Hyatt (or its Affiliate) and Franchisee are also entering into a Trademark Sublicense Agreement, a Reservations Agreement, a Gold Passport Agreement and, if applicable, a Technical Services Agreement.

NOW, THEREFORE, in consideration of the covenants, mutual benefits to be derived, and the representations and warranties, conditions and promises herein contained and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS AND

INCORPORATION OF CERTAIN FRANCHISE AGREEMENT TERMS

1.1 Definitions.

In this Agreement, all capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Franchise Agreement. In addition, the following words and expressions have the following meanings:

© 2013 Hyatt LACSA Services, Inc.. All rights reserved.

This document is proprietary to Hyatt LACSA Services, Inc. and may not be copied, in whole or in part, without its express written permission.

Hyatt/Playa CMSA

“Chain Allocation” shall mean the allocation of chain marketing costs incurred by, and to be reimbursed by, Franchisee to Hyatt or its Affiliates, as more fully described in Section 3.2 hereof.

“Chain Marketing Services” shall have the meaning given to such term in Section 2.1 hereof.

“Hyatt Agreements” shall mean this Agreement, the Franchise Agreement, the Trademark Sublicense Agreement, the Reservations Agreement, the Gold Passport Agreement and, if applicable, the Technical Services Agreement.

“Package Revenue” shall mean all revenues and income of any kind derived, directly or indirectly, from the hotel guest’ package reservations, determined in accordance with the Uniform System of Accounts for the Lodging Industry, Tenth Edition (Educational Institute of the American Hotel and Motel Association, publisher), or a later edition Hyatt approves.

“Participating Hotels” shall mean: (i) if the Hotel is located in the Dominican Republic, Jamaica or Cuba, the Hyatt All-Inclusive Resorts located in those countries and full-service Hyatt-Affiliated Hotels (currently, Andaz hotels, Hyatt hotels, Hyatt Regency hotels, Grand Hyatt hotels and Park Hyatt hotels) located in the United States, Canada, Bermuda and the islands of the Caribbean, and (ii) if the Hotel is located in Mexico, Costa Rica or Panama, the Hyatt All-Inclusive Resorts located in those countries and full-service Hyatt-Affiliated Hotels (currently, Andaz hotels, Hyatt hotels, Hyatt Regency hotels, Grand Hyatt hotels and Park Hyatt hotels) located in the Region, excluding Bermuda and the islands of the Caribbean.

“Region” shall mean Latin America and the Caribbean (that is, all of the Americas south of the United States of America).

1.2 Incorporation of Certain Franchise Agreement Terms.

Articles 1 (Definitions and Interpretation), 18 (Confidential Information, Innovations and Translations), 20 (Relationship of the Parties and Indemnification), 22 (Governing Law), 23 (Dispute Resolution) and 24 (Miscellaneous), and Sections 6.5.1 and 6.5.2 (under the heading Currency and Taxes on Payments to Hyatt), 6.6 (Wire Transfer and Electronic Funds Transfer), 6.7 (Application of Payments), 6.8 (Non-Refundability), 14.6 (Additional Rights) and 14.7 (No Court Order), of the Franchise Agreement are incorporated by reference and shall be applied mutatis mutandis to this Agreement.

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ARTICLE 2

SCOPE OF SERVICES

2.1 Services.

Hyatt (either itself or through its Affiliates) shall provide or cause to be provided, throughout the term hereof, various marketing services to Franchisee, including business leads, convention sales services, business sales service and sales promotion services (including the maintenance and staffing of Hyatt home office sales force and regional sales offices in various parts of the world), publicity, marketing to targeted, highly-valued frequent travellers via various methods of communication, arrangement of surveys designed to better understand motivation, satisfaction and needs of hotel guests, public relations, and all other group benefits, services and facilities including institutional advertising programs (but excluding advertising in which one or more other Hyatt-Affiliated Hotels participate by mutual agreement and share the cost thereof), to the extent appropriate and caused to be furnished to other relevant Participating Hotels (collectively, the “Chain Marketing Services”).

2.2 Marketing Offices.

The Chain Marketing Services shall be provided through the Hyatt Group marketing centers and sales offices or agents located, from time to time, in various locations throughout the world.

ARTICLE 3

COST REIMBURSEMENT

3.1 Cost Reimbursement.

The Parties agree that neither Hyatt nor any of its Affiliates shall receive any profit for providing the Chain Marketing Services under this Agreement (but with allowance for carryover of deficits or surpluses to later years). Franchisee shall reimburse Hyatt (or its Affiliates, as applicable) for the Hotel’s per-formula share of the cost of providing such services in accordance with the formula set forth in Section 3.2 below.

3.2 Allocation Formula.

Hyatt shall be entitled to reimbursement for the pro rata share of all costs incurred by Hyatt and/or its Affiliates allocated to the Hotel, including: (i) compensation of the directors, officers and/or employees of Hyatt and/or its Affiliates, incurred in the course of providing the Chain Marketing Services in accordance with a formula applicable to all relevant Participating Hotels and (ii) all costs incurred in the course of rendering the Chain Marketing Services. The Parties acknowledge and agree that the charges for Chain Marketing Services (the “Chain Allocation”) currently are calculated annually depending on the total amount of shared costs and are currently (as of January 1st, 2013) assessed at: (i) if the Hotel is located in Mexico, Costa Rica or Panama, Four Hundred Twenty-Five U.S. Dollars (US$425) per key per annum, plus one per cent (1%) of the Hotel’s Package Revenue; or (ii) if the Hotel is located in the Dominican Republic, Jamaica or Cuba, One Thousand Three Hundred Seventy Five U.S. Dollars (US$1,375) per key per annum. Franchisee understands and agrees that Hyatt may adjust the Chain Allocation and other methods of allocating costs for Chain Marketing Services from time to time. Hyatt undertakes to Franchisee that, notwithstanding any adjustments to the charges with respect to the Chain Marketing Services, all relevant Participating Hotels will be determined on a reasonable, fair and non-discriminatory basis.

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3.3 Invoices.

Hyatt shall provide Franchisee with regular invoices in advance for the Chain Allocation. On or before the fifteenth (15th) day of each quarter or month (as applicable) beginning with the quarter or month (as applicable and as instructed by Hyatt) following the commencement of the Pre-Opening Period, Franchisee shall pay the Chain Allocation invoiced by Hyatt pursuant to this Agreement, to the bank account of Hyatt as Hyatt may, from time to time, designate.

ARTICLE 4

TERM AND TERMINATION OF THE AGREEMENT

4.1 Effectiveness and Term.

This Agreement shall become effective as of the Execution Date and shall remain in full force and effect throughout the Term.

4.2 Termination of the Agreement.

Notwithstanding the foregoing, this Agreement shall terminate immediately upon the expiration or termination of any of the Hyatt Agreements, except the Gold Passport Agreement, subject to the terms and conditions set out in the Franchise Agreement.

ARTICLE 5

TAXES

5.1 Services Outside Country.

It is the understanding of the Parties as of the Execution Date that, as the Chain Marketing Services directly provided by Hyatt shall be performed entirely outside of the Country, the payments to be made by Franchisee hereunder for the Chain Marketing Services shall not be subject to withholding tax of the Country on income of foreign legal entities.

5.2 Gross Up.

If under the laws of the Country, Franchisee is required to withhold or Hyatt is required to pay any taxes and/or levies assessed by any third party on Hyatt as a recipient, including the value-added tax (VAT) and withholding tax on income of foreign legal entities withheld at source, and also any similar taxes (sales tax, etc.) that can replace or append the existing taxes, then the amounts due to Hyatt hereunder shall be paid after withholding or payment of such tax or levy of such taxes by Franchisee, in accordance with the laws of the Country. Franchisee shall promptly deliver to Hyatt original receipts of applicable government authorities showing that all taxes and/or levies were properly withheld in compliance with applicable law (or, if original receipts are not available, photocopies, tax returns and other documentation, as Hyatt

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may require). In such case, the amount payable to Hyatt by Franchisee shall be increased by Hyatt unilaterally in such a manner that the net amount received after withholding or payment of all such taxes or levies shall be equal to the amounts stipulated in this Agreement. It is the intention of Franchisee that all payments due to Hyatt hereunder shall be in an amount sufficient for Hyatt to receive a net amount which is not less than the amount provided for initially in, and due to Hyatt under, this Agreement in the absence of any such taxes, levies or deductions.

5.3 Certificates.

Hyatt shall use its reasonable efforts to receive and submit any required certificate or approval (if this is required by the applicable laws of the Country as interpreted by Hyatt) enabling Franchisee to pay the full amount due to Hyatt and not to withhold the tax at source (should provision of such a certificate become necessary due to a change in the applicable laws of the Country) and all expenses related to obtaining such certificates or approvals shall be paid by Hyatt, subject to further reimbursement of all such expenses by Franchisee. In any such case, Franchisee shall cooperate with Hyatt in order to assist Hyatt in obtaining any and all certificates or approvals necessary for the payment of the amounts specified herein without any withholding of taxes at source. If by the time the amounts specified herein are due from Franchisee to Hyatt and Hyatt (despite undertaking all the required actions) has not obtained duly approved certificates or claims that should enable Franchisee not to withhold taxes applicable under the laws of the Country on payments due to Hyatt, then the amounts shall be paid after withholding or payment of such tax or levy by Franchisee in accordance with the applicable laws of the Country, provided that the amount of such payments shall be increased by Hyatt unilaterally in such a manner that the net amount received by Hyatt after withholding or payment of such tax or levy shall be equal to the amounts stipulated in this Agreement.

ARTICLE 6

TRANSFER

6.1 Transfer by Hyatt.

Franchisee represents that Franchisee has not signed this Agreement in reliance on any particular owner, director, officer, or employee remaining with Hyatt in that capacity. Hyatt may change its ownership or form and/or assign this Agreement and any other agreement to a third party without restriction. After Hyatt’s assignment of this Agreement to a third party who expressly assumes its obligations under this Agreement, Hyatt no longer will have any performance or other obligations under this Agreement. Such an assignment shall constitute a release of Hyatt and a novation with respect to this Agreement, and the assignee shall be liable to Franchisee as if it had been an original party to this Agreement.

6.2 Transfer by Franchisee.

This Agreement and Franchisee’s rights and obligations under this Agreement can only be (and must be) assigned by Franchisee together with Franchisee’s transfer of the Franchise Agreement in accordance with the terms and conditions thereunder, to the same transferee. If transferee (if the transfer is of the Franchise Agreement), or Franchisee (if the transfer is of a

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Controlling Ownership Interest in Franchisee or one of its Controlling Owners), signs Hyatt Franchising’s then current form of franchise agreement as a result of the transfer, then such transferee or Franchisee (as applicable) shall sign Hyatt’s then current form of Chain Marketing Services agreement and related documents, any and all provisions of which may differ from any and all those contained in this Agreement, and the term of which Chain Marketing Services agreement will be coterminous with the term of the new franchise agreement.

6.3 Successors and Assigns.

This Agreement shall inure to and bind the permitted assignees, successors and representatives of the Parties.

ARTICLE 7

DEFAULT AND TERMINATION

7.1 Termination by Hyatt.

Hyatt may terminate this Agreement immediately, without giving Franchisee an opportunity to cure the default, effective upon delivery of written notice to Franchisee (or such later date as required by law), without the need to obtain the authorization of any third party or any arbitral, judicial or administrative resolution and without liability to Franchisee, if:

(a) any one of the Hyatt Agreements (excluding the Gold Passport Agreement) is terminated or expires (without renewal), regardless of the reason;

(b) Franchisee fails to pay Hyatt or any of its Affiliates any fees or other amounts due under this Agreement or any other agreement between Franchisee and Hyatt or any of its Affiliates, including any other Hyatt Agreement, and does not cure that default within ten (10) days after delivery of Hyatt’s written notice of default to Franchisee; or

(c) Franchisee fails to comply with any other provision of this Agreement and does not cure that default within thirty (30) days after delivery of Hyatt’s written notice of default to Franchisee.

7.2 Suspension of Rights and Services.

Franchisee acknowledges that, upon Franchisee’s failure to remedy any default specified in any written notice issued to Franchisee by Hyatt Franchising under Section 14.1 of the Franchise Agreement (following any cure period specified for such default in Section 14.1 of the Franchise Agreement ) or Section 14.2 of the Franchise Agreement, Hyatt has the right, until Franchisee remedies such default to Hyatt Franchising’s satisfaction, to cease providing, and suspend Franchisee’s right to receive, the Chain Marketing Services. If Hyatt exercises such right, such suspension will last no more than six (6) months, after which time either Hyatt shall resume providing the Chain Marketing Services or Hyatt Franchising will terminate the Franchise Agreement. Hyatt’s exercise of this right will not constitute an actual or constructive termination of this Agreement nor be Hyatt’s or Hyatt Franchising’s sole and exclusive remedy

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for Franchisee’s default. During any suspension period, Franchisee must continue to pay all fees and other amounts due under, and otherwise comply with, this Agreement, all other Hyatt Agreements and all related agreements. Hyatt’s election to suspend Franchisee’s rights as provided above will not be a waiver by Hyatt or any of its Affiliates of any breach of this Agreement or any other Hyatt Agreement. If Hyatt rescinds any suspension of Franchisee’s rights, Franchisee will not be entitled to any compensation, including repayment, reimbursement, refunds, or offsets, for any fees, charges, expenses, or losses Franchisee might have incurred due to Hyatt’s exercise of any suspension right provided above.

7.3 Survival.

The following provisions of this Agreement shall survive termination or expiration of this Agreement regardless of the circumstances: Articles 1, 5 and 9. Additionally, all of Franchisee’s covenants, obligations, and agreements that by their terms or by implication are to be performed after the termination or expiration of the Term, including the obligation to pay amounts owed under this Agreement based on Chain Marketing Services provided before such termination or expiration, shall survive such termination or expiration.

ARTICLE 8

FORCE MAJEURE

The obligations of either Party to perform under this Agreement within specified times (other than obligations to make payments of money) shall be extended for a period of time equivalent to the period of delay caused by Force Majeure except to the extent otherwise specified herein. If, at any time during the Term, Hyatt is unable to perform its obligations under this Agreement due to Force Majeure, Hyatt may curtail or substantially modify the provision of Chain Marketing Services as necessary based on the occurrence of the Force Majeure event.

ARTICLE 9

NOTICES

9.1 Notice Requirements.

Any notice required under this Agreement to be given by either Party to the other Party shall be in writing in the English language. Any required notice shall be effective two business days after it is sent by a recognized international courier service to the address of the other Party stated in this Agreement, or such other address as shall be notified to the other Party in writing, and any receipt issued by the courier service shall be conclusive evidence of the fact and date of sending of any such notice.

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9.2 Addresses.

Contact details of the Parties are as follows:

For Hyatt:

Hyatt LACSA Services, Inc.

Hyatt Centre – 12th Floor

71 South Wacker Drive

Chicago, Illinois 60606 U.S.A.

Attention:

with a copy to:

Hyatt Hotels Corporation

Hyatt Centre – 12th Floor

71 South Wacker Drive

Chicago, Illinois 60606 U.S.A.

Attention: Executive Vice President, General Counsel

For Franchisee:

with a copy to:

or to such other address and to the attention of such persons as the Parties may designate by like notice hereunder.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Chain Marketing Services Agreement as of the Execution Date.

Hyatt LACSA Services, Inc., a Delaware corporation

By:
Name:
Title:

[Franchisee]

By:
Name:	[Insert Name]
Title:	[Insert Title]

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9

RESERVATIONS AGREEMENT

[RESORT]

Between

[                    ]

and

Hyatt LACSA Services, Inc.

[        ] 201

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Hyatt/Playa Res. Agmt

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i

RESERVATIONS AGREEMENT

Hyatt All-Inclusive Resort

THIS RESERVATIONS AGREEMENT (this Agreement”), dated as of [            ], 201            (the “Execution Date”), is entered into by and between:

(1)	[ ] (“Franchisee”), a [ ] company organized and existing under the laws of [ ] with its registered office and principal place of business located at [ ]; and

(2)	Hyatt LACSA Services, Inc. (“Hyatt”), a company organized and existing under the laws of the State of Delaware, U.S.A., with its principal business address at 71 S. Wacker Drive, Chicago, Illinois 60606 U.S.A.

Franchisee and Hyatt are hereinafter collectively referred to as the “Parties”and each individually as a “Party”.

PRELIMINARY STATEMENT

Franchisee and Hyatt Franchising Latin America, L.L.C. (“Hyatt Franchising”) are parties to a Franchise Agreement executed as of the Execution Date (the “Franchise Agreement”), under which Franchisee is granted a franchise to use the Hotel System to operate a Hyatt All-Inclusive Resort located at the Site. All initial capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Franchise Agreement. Hyatt is a member of the Hyatt Group and provides Reservation Services (defined below) to Hyatt All-Inclusive Resorts in the Country. In accordance with the Franchise Agreement, Franchisee will engage Hyatt to provide certain Reservation Services for the Hotel from outside the Country on the terms and conditions set forth in this Agreement. Simultaneously with the execution of this Agreement and the Franchise Agreement, Hyatt and Franchisee are also entering into a Trademark Sublicense Agreement, a Chain Marketing Services Agreement, a Gold Passport Agreement and, if applicable, a Technical Services Agreement.

NOW, THEREFORE, in consideration of the covenants, mutual benefits to be derived, and the representations and warranties, conditions and promises herein contained and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS AND

INCORPORATION OF CERTAIN FRANCHISE AGREEMENT TERMS

1.1 Definitions.

In this Agreement, all capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Franchise Agreement. In addition, the following words and expressions have the following meanings:

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Hyatt/Playa Res. Agmt

“Hyatt Agreements” shall mean this Agreement, the Franchise Agreement, the Trademark Sublicense Agreement, the Chain Marketing Services Agreement, the Gold Passport Agreement and, if applicable, the Technical Services Agreement.

“Reservation Services” shall mean the electronic and voice reservation services provided by Hyatt and/or its Affiliates through the use of the following reservation methods and technologies:

•	telephone reservations arranged through the international reservation centers located, from time to time, in various locations throughout the world;

•	reservations through the global network of internet of the Hyatt Group; and

•	reservations through connection to Global Distribution Systems such as Amadeus / System One, Apollo/Galileo, Sabre (Abacus), and Worldspan.

“Participating Hotels”shall mean all Hyatt All-Inclusive Resorts and full-service Hyatt-Affiliated Hotels (currently, Andaz hotels, Hyatt hotels, Hyatt Regency hotels, Grand Hyatt hotels and Park Hyatt hotels) located in the Region.

1.2 Incorporation of Certain Franchise Agreement Terms.

Articles 1 (Definitions and Interpretation), 18 (Confidential Information, Innovations and Translations), 20 (Relationship of the Parties and Indemnification), 22 (Governing Law), 23 (Dispute Resolution) and 24 (Miscellaneous), and Sections 6.5.1 and 6.5.2 (under the heading Currency and Taxes on Payments to Hyatt), 6.6 (Wire Transfer and Electronic Funds Transfer), 6.7 (Application of Payments), 6.8 (Non-Refundability), 14.6 (Additional Rights) and 14.7 (No Court Order), of the Franchise Agreement are incorporated by reference and shall be applied mutatis mutandis to this Agreement.

ARTICLE 2

SCOPE OF SERVICES

Hyatt (either itself or through its Affiliates) shall provide or cause to be provided, throughout the term hereof, the Reservation Services from outside of the Country. The Reservation Services shall also include the maintenance of the computers and related equipment and staffing of Hyatt’s reservation centers located throughout the world and related research and development activities to support such reservation centers.

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ARTICLE 3

COST REIMBURSEMENT

3.1 Cost Reimbursement.

The Parties agree that neither Hyatt nor any of its Affiliates shall receive any profit for providing the Reservation Services under this Agreement (but with allowance for carryover of deficits or surpluses to later years). Franchisee shall reimburse Hyatt (or its Affiliates, as applicable) for the Hotel’s per-formula share of the cost of providing such services in accordance with the formula set forth in Section 3.2 below.

3.2 Allocation Formula.

Hyatt shall be entitled to reimbursement for the pro rata share of all costs incurred by Hyatt and/or its Affiliates allocated to the Hotel, including: (i) compensation of the directors, officers and/or employees of Hyatt and/or its Affiliates, incurred in the course of providing the Reservation Services in accordance with a formula applicable to all similarly situated Participating Hotels and (ii) all costs incurred in the course of rendering the Reservation Services. The costs of the Reservation Services to be reimbursed by Franchisee hereunder shall be equal to the average costs incurred by Hyatt in providing or causing to be provided, from time to time, the Reservation Services on a per reservation basis. Franchisee understands and agrees that Hyatt may adjust the method of allocating costs for the Reservation Services from time to time. Hyatt undertakes to Franchisee that, notwithstanding any adjustments to the charges with respect to the Reservation Services, all similarly situated Participating Hotels will be determined on a reasonable, fair and non-discriminatory basis.

3.3 Invoices.

Hyatt shall provide Franchisee with quarterly invoices for the Hotel’s share of cost reimbursement for the Reservation Services. On or before the fifteenth (15th) day of each quarter beginning with the quarter following the Opening Date, Franchisee shall remit cost reimbursement invoiced by Hyatt pursuant to this Agreement for the preceding quarter, to the bank account of Hyatt as Hyatt may, from time to time, designate.

ARTICLE 4

TERM AND TERMINATION OF THE AGREEMENT

4.1 Effectiveness and Term.

This Agreement shall become effective as of the Execution Date and shall remain in full force and effect throughout the Term.

4.2 Termination of the Agreement.

Notwithstanding the foregoing, this Agreement shall terminate immediately upon the expiration or termination of any of the Hyatt Agreements, except the Gold Passport Agreement, subject to the terms and conditions set out in the Franchise Agreement.

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ARTICLE 5

TAXES

5.1 Services Outside Country.

It is the understanding of the Parties as of the Execution Date that, as the Reservation Services directly provided by Hyatt shall be performed entirely outside of the Country, the payments to be made by Franchisee hereunder for the Reservation Services shall not be subject to withholding tax of the Country on income of foreign legal entities.

5.2 Gross Up.

If under the laws of the Country, Franchisee is required to withhold or Hyatt is required to pay any taxes and/or levies assessed by any third party on Hyatt as a recipient, including the value-added tax (VAT) and withholding tax on income of foreign legal entities withheld at source, and also any similar taxes (sales tax, etc.) that can replace or append the existing taxes, then the amounts due to Hyatt hereunder shall be paid after withholding or payment of such tax or levy of such taxes by Franchisee, in accordance with the laws of the Country. Franchisee shall promptly deliver to Hyatt original receipts of applicable government authorities showing that all taxes and/or levies were properly withheld in compliance with applicable law (or, if original receipts are not available, photocopies, tax returns and other documentation, as Hyatt may require). In such case, the amount payable to Hyatt by Franchisee shall be increased by Hyatt unilaterally in such a manner that the net amount received after withholding or payment of all such taxes or levies shall be equal to the amounts stipulated in this Agreement. It is the intention of Franchisee that all payments due to Hyatt hereunder shall be in an amount sufficient for Hyatt to receive a net amount which is not less than the amount provided for initially in, and due to Hyatt under, this Agreement in the absence of any such taxes, levies or deductions.

5.3 Certificates.

Hyatt shall use its reasonable efforts to receive and submit any required certificate or approval (if this is required by the applicable laws of the Country as interpreted by Hyatt) enabling Franchisee to pay the full amount due to Hyatt and not to withhold the tax at source (should provision of such a certificate become necessary due to a change in the applicable laws of the Country) and all expenses related to obtaining such certificates or approvals shall be paid by Hyatt, subject to further reimbursement of all such expenses by Franchisee. In any such case, Franchisee shall cooperate with Hyatt in order to assist Hyatt in obtaining any and all certificates or approvals necessary for the payment of the amounts specified herein without any withholding of taxes at source. If by the time the amounts specified herein are due from Franchisee to Hyatt and Hyatt (despite undertaking all the required actions) has not obtained duly approved certificates or claims that should enable Franchisee not to withhold taxes applicable under the laws of the Country on payments due to Hyatt, then the amounts shall be paid after withholding or payment of such tax or levy by Franchisee in accordance with the applicable laws of the Country, provided that the amount of such payments shall be increased by Hyatt unilaterally in such a manner that the net amount received by Hyatt after withholding or payment of such tax or levy shall be equal to the amounts stipulated in this Agreement.

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ARTICLE 6

TRANSFER

6.1 Transfer by Hyatt.

Franchisee represents that Franchisee has not signed this Agreement in reliance on any particular owner, director, officer, or employee remaining with Hyatt in that capacity. Hyatt may change its ownership or form and/or assign this Agreement and any other agreement to an Affiliate or a third party without restriction; provided, however, that if Hyatt transfers this Agreement in whole (not any part of its rights under this Agreement) to an Affiliate or third party, such transferee shall be entitled to license the Licensed Brand, and shall have available to it the operating systems and other resorts needed for the continued operation of the Hotel as a Hyatt All-Inclusive Resort, including the benefit of services that are designed to approximate the Centralized Services available to the Hotel immediately prior to such transfer. After Hyatt’s assignment of this Agreement to a third party who expressly assumes its obligations under this Agreement, Hyatt no longer will have any performance or other obligations under this Agreement. Such an assignment shall constitute a release of Hyatt and a novation with respect to this Agreement, and the assignee shall be liable to Franchisee as if it had been an original party to this Agreement.

6.2 Transfer by Franchisee.

This Agreement and Franchisee’s rights and obligations under this Agreement can only be (and must be) assigned by Franchisee together with Franchisee’s transfer of the Franchise Agreement in accordance with the terms and conditions thereunder, to the same transferee. If transferee (if the transfer is of the Franchise Agreement), or Franchisee (if the transfer is of a Controlling Ownership Interest in Franchisee or one of its Controlling Owners), signs Hyatt Franchising’s then current form of franchise agreement as a result of the transfer, then such transferee or Franchisee (as applicable) shall sign Hyatt’s then current form of reservations agreement and related documents, any and all provisions of which may differ from any and all those contained in this Agreement, and the term of which reservations agreement will be coterminous with the term of the new franchise agreement.

6.3 Successors and Assigns.

This Agreement shall inure to and bind the permitted assignees, successors and representatives of the Parties.

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ARTICLE 7

DEFAULT AND TERMINATION

7.1 Termination by Hyatt.

Hyatt may terminate this Agreement immediately, without giving Franchisee an opportunity to cure the default, effective upon delivery of written notice to Franchisee (or such later date as required by law), without the need to obtain the authorization of any third party or any arbitral, judicial or administrative resolution and without liability to Franchisee, if:

(a) any one of the Hyatt Agreements (excluding the Gold Passport Agreement) is terminated or expires (without renewal), regardless of the reason;

(b) Franchisee fails to pay Hyatt or any of its Affiliates any fees or other amounts due under this Agreement or any other agreement between Franchisee and Hyatt or any of its Affiliates, including any other Hyatt Agreement, and does not cure that default within ten (10) days after delivery of Hyatt’s written notice of default to Franchisee; or

(c) Franchisee fails to comply with any other provision of this Agreement and does not cure that default within thirty (30) days after delivery of Hyatt’s written notice of default to Franchisee.

7.2 Suspension of Rights and Services.

Franchisee acknowledges that, upon Franchisee’s failure to remedy any default specified in any written notice issued to Franchisee by Hyatt Franchising under Section 14.1 of the Franchise Agreement (following any cure period specified for such default in Section 14.1 of the Franchise Agreement ) or Section 14.2 of the Franchise Agreement, Hyatt has the right, until Franchisee remedies such default to Hyatt Franchising’s satisfaction, to cease providing, and suspend Franchisee’s right to receive, the Reservation Services. If Hyatt exercises such right, such suspension will last no more than six (6) months, after which time either Hyatt shall resume providing the Reservation Services or Hyatt Franchising will terminate the Franchise Agreement. Hyatt’s exercise of this right will not constitute an actual or constructive termination of this Agreement nor be Hyatt’s or Hyatt Franchising’s sole and exclusive remedy for Franchisee’s default. During any suspension period, Franchisee must continue to pay all fees and other amounts due under, and otherwise comply with, this Agreement, all other Hyatt Agreements and all related agreements. Hyatt’s election to suspend Franchisee’s rights as provided above will not be a waiver by Hyatt or any of its Affiliates of any breach of this Agreement or any other Hyatt Agreement. If Hyatt rescinds any suspension of Franchisee’s rights, Franchisee will not be entitled to any compensation, including repayment, reimbursement, refunds, or offsets, for any fees, charges, expenses, or losses Franchisee might have incurred due to Hyatt’s exercise of any suspension right provided above.

7.3 Survival.

The following provisions of this Agreement shall survive termination or expiration of this Agreement regardless of the circumstances: Articles 1, 5 and 9. Additionally, all of Franchisee’s covenants, obligations, and agreements that by their terms or by implication are to be performed after the termination or expiration of the Term, including the obligation to pay amounts owed under this Agreement based on Reservation Services provided before such termination or expiration, shall survive such termination or expiration.

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Hyatt/Playa Res. Agmt

6

ARTICLE 8

FORCE MAJEURE

The obligations of either Party to perform under this Agreement within specified times (other than obligations to make payments of money) shall be extended for a period of time equivalent to the period of delay caused by Force Majeure except to the extent otherwise specified herein. If, at any time during the Term, Hyatt is unable to perform its obligations under this Agreement due to Force Majeure, Hyatt may curtail or substantially modify the provision of Reservation Services as necessary based on the occurrence of the Force Majeure event.

ARTICLE 9

NOTICES

9.1 Notice Requirements.

Any notice required under this Agreement to be given by either Party to the other Party shall be in writing in the English language. Any required notice shall be effective two business days after it is sent by a recognized international courier service to the address of the other Party stated in this Agreement, or such other address as shall be notified to the other Party in writing, and any receipt issued by the courier service shall be conclusive evidence of the fact and date of sending of any such notice.

9.2 Addresses.

Contact details of the Parties are as follows:

For Hyatt:

Hyatt LACSA Services, Inc.

Hyatt Centre – 12th Floor

71 South Wacker Drive

Chicago, Illinois 60606 U.S.A.

Attention

with a copy to:

Hyatt Hotels Corporation

Hyatt Centre – 12th Floor

71 South Wacker Drive

Chicago, Illinois 60606 U.S.A.

Attention: Executive Vice President, General Counsel

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For Franchisee:

with a copy to:

or to such other address and to the attention of such persons as the Parties may designate by like notice hereunder.

[Signature Page Follows]

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8

IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Reservations Agreement as of the Execution Date.

Hyatt LACSA Services, Inc., a Delaware corporation

By:
Name:
Title:

[Franchisee]

By:
Name:	[Insert Name]
Title:	[Insert Title]

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9

“GOLD PASSPORT” AGREEMENT

[RESORT]

Between

[                    ]

and

Hyatt LACSA Services, Inc.

[        ] 201

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This document is proprietary to Hyatt LACSA Services, Inc. and may not be copied, in whole or in part, without its express written permission.

Hyatt/Playa GPA

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i

“GOLD PASSPORT” AGREEMENT

Hyatt All-Inclusive Resort

THIS “GOLD PASSPORT” AGREEMENT (this Agreement”), dated as of [            ], 201            (the “Execution Date”), is entered into by and between:

(1)	[ ] (“Franchisee”), a [ ] company organized and existing under the laws of [ ] with its registered office and principal place of business located at [ ]; and

(2)	Hyatt LACSA Services, Inc. (“Hyatt”), a company organized and existing under the laws of the State of Delaware, U.S.A., with its principal business address at 71 S. Wacker Drive, Chicago, Illinois 60606 U.S.A.

Franchisee and Hyatt are hereinafter collectively referred to as the “Parties” and each individually as a “Party”.

PRELIMINARY STATEMENT

Franchisee and Hyatt Franchising Latin America, L.L.C. (“Hyatt Franchising”) are parties to a Franchise Agreement executed as of the Execution Date (the “Franchise Agreement”), under which Franchisee is granted a franchise to use the Hotel System to operate a Hyatt All-Inclusive Resort located at the Site. All initial capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Franchise Agreement. Hyatt is a member of the Hyatt Group and administers the GP Program and Airline Programs (both as defined below) for Hyatt All-Inclusive Resorts in the Country. In accordance with the Franchise Agreement, Franchisee will participate in the GP Program and Airline Programs on the terms and conditions set forth in this Agreement. Simultaneously with the execution of this Agreement and the Franchise Agreement, Hyatt (or its Affiliate) and Franchisee are also entering into a Trademark Sublicense Agreement, a Chain Marketing Services Agreement, a Reservations Agreement and, if applicable, a Technical Services Agreement.

NOW, THEREFORE, in consideration of the covenants, mutual benefits to be derived, and the representations and warranties, conditions and promises herein contained and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS AND

INCORPORATION OF CERTAIN FRANCHISE AGREEMENT TERMS

1.1 Definitions.

In this Agreement, all capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Franchise Agreement. In addition, the following words and expressions have the following meanings:

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“Airline Programs” shall mean various frequent flyer programs operated by various airlines on a worldwide basis, which participation is made available by Hyatt to the relevant Participating Hotels.

“GP Program” shall mean the various services of the “Hyatt Gold Passport Frequent Stayer Program” (and its successor program) and provision of preferences to the frequent guests of the Hyatt All-Inclusive Resorts in the Country, all managed by Hyatt and/or its Affiliates.

“Hyatt Agreements” shall mean this Agreement, the Franchise Agreement, the Trademark Sublicense Agreement, the Chain Marketing Services Agreement, the Reservations Agreement and, if applicable, the Technical Services Agreement.

“Miles” shall mean the miles/kilometers/points earned by the members of the Airline Programs in connection with qualified stays at the Hotel.

“Realized Sales” shall mean the charges incurred by a GP Program member and charged to his/her hotel account, including without limitation, room rate and food and beverage charges, but excluding tax, gratuity, fees for in-room movies and third party charges (such as limousine service, theatre tickets, etc.).

1.2 Incorporation of Certain Franchise Agreement Terms.

Articles 1 (Definitions and Interpretation), 18 (Confidential Information, Innovations and Translations), 20 (Relationship of the Parties and Indemnification), 22 (Governing Law), 23 (Dispute Resolution) and 24 (Miscellaneous), and Sections 6.5.1 and 6.5.2 (under the heading Currency and Taxes on Payments to Hyatt), 6.6 (Wire Transfer and Electronic Funds Transfer), 6.7 (Application of Payments), 6.8 (Non-Refundability), 14.6 (Additional Rights) and 14.7 (No Court Order), of the Franchise Agreement are incorporated by reference and shall be applied mutatis mutandis to this Agreement.

ARTICLE 2

SCOPE OF SERVICES

2.1 GP Program.

2.1.1 Franchisee hereby agrees to the participation of the Hotel in the GP Program. The participation shall include the Hotel allowing the GP Program members to: (a) earn the GP Program points in connection with stays at the Hotel; and (b) redeem the GP Program points at the Hotel. In addition, Franchisee hereby consents to the participation of the Hotel in all special promotions offered, from time to time, by Hyatt and its Affiliates in regard to the GP Program.

2.1.2 Franchisee understands that participation of the Hotel in the GP Program allows the Hotel to attract additional clients, who are GP Program members, and to increase total sales, which is essential for the operations of the Hotel.

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2

2.2 Airline Programs.

2.2.1 Franchisee agrees to the participation of the Hotel in the Airline Programs. Such participation includes allowing members of the Airline Programs to: (a) earn the Miles in connection with their qualified stays at the Hotel; and (b) redeem the Miles at the Hotel. In addition, Franchisee hereby consents to the participation of the Hotel in all special promotions offered, from time to time, by the airline(s) in regard to the Airline Programs.

2.2.2 Franchisee understands that participation of the Hotel in the Airline Programs allows the Hotel to attract additional clients, who are Airline Program members, and to increase total sales, which is essential for the operations of the Hotel.

ARTICLE 3

COST REIMBURSEMENT

3.1 Cost Reimbursement.

The Parties agree that neither Hyatt nor any of its Affiliates shall receive any profit for providing the services described in this Agreement (but with allowance for carryover of deficits or surpluses to later years). Franchisee shall reimburse Hyatt (or its Affiliates, as applicable) for the Hotel’s per-formula share of the cost of providing such services in accordance with the formula set forth in Section 3.2 below.

3.2 Allocation Formulas.

3.2.1 In consideration for the Miles provided by the airlines participating in the Airline Programs, the Parties agree that the participating airlines shall be entitled to the agreed upon cost reimbursement for the Miles awarded to the members of the Airline Programs in connection with their qualified stays at the Hotel. The Parties further agree that the costs described in the preceding sentence shall be reimbursed to the participating airlines by Franchisee. Franchisee understands and agrees that Hyatt and/or its Affiliates have used their reasonable efforts to obtain the best possible cost reimbursement prices from each participating airline. Hyatt and its Affiliates shall promptly remit all commissions under the Airline Programs to the respective airlines.

3.2.2 In consideration of administering the GP Program, the Parties agree that Hyatt shall be entitled to reimbursement by Franchisee for the costs and expenses incurred by Hyatt and its Affiliates with respect thereto (including, without limitation, appropriate allocation of the compensation of the directors, officers and/or employees of Hyatt and/or its Affiliates), agreed upon by the Parties to be equal as of the Execution Date to four and one-half percent (4.5%) of the Realized Sales incurred by each participating GP Program member during his/her stay at the Hotel, which amount will be paid by the Hotel into a GP Program fund. The Hotel will receive a GP Program per-formula payment when GP Program members utilize GP Program points for stays at the Hotel. The Parties further agree that Hyatt and its Affiliates shall have the right to adjust the cost reimbursement for administering the GP Program as necessary depending on the actual costs and expenses incurred by Hyatt and its Affiliates in respect thereof.

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3.3 Invoices.

Hyatt shall provide Franchisee with monthly invoices of the cost reimbursement of the Hotel’s GP Program and the Airline Programs. On or before the fifteenth (15th) day of each month beginning with the month following the Opening Date, Franchisee shall remit the cost reimbursements invoiced by Hyatt pursuant to this Agreement for the preceding month, to the bank account of Hyatt as Hyatt may, from time to time, designate.

3.4 Compensation to Franchisee.

Franchisee shall be compensated for the participation of the Hotel in the GP Program and in the Airline Programs as set forth in Appendix A hereto.

3.5 Charges.

Charges with respect to the GP Program may vary from time to time, but Hyatt undertakes to Franchisee that all relevant Participating Hotels will be determined on a reasonable, fair and non-discriminatory basis under the GP Program.

ARTICLE 4

TERM AND TERMINATION OF THE AGREEMENT

4.1 Effectiveness and Term.

This Agreement shall become effective as of the Execution Date and shall remain in full force and effect throughout the Term.

4.2 Termination of the Agreement; Termination of the Program(s).

Notwithstanding the foregoing, this Agreement shall terminate immediately upon the expiration or termination of any of the Hyatt Agreements, subject to the terms and conditions set out in the Franchise Agreement. Hyatt and/or its Affiliates reserve the right to modify or cancel the GP Program and/or participation in the Airline Programs, at any time, with immediate effect upon written notice to Franchisee. In the event that any Airline Program, or the GP Program, expires or is terminated, this Agreement shall remain in effect for the remaining Airline Program(s) and/or the GP Program.

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4

ARTICLE 5

TAXES

5.1 Services Outside Country.

It is the understanding of the Parties as of the Execution Date that, as services directly provided by Hyatt hereunder will be provided entirely outside of the Country, the payments to be made by Franchisee hereunder shall not be subject to withholding tax of the Country on income of foreign legal entities.

5.2 Gross Up.

If under the laws of the Country, Franchisee is required to withhold or Hyatt is required to pay any taxes and/or levies assessed by any third party on Hyatt as a recipient, including the value-added tax (VAT) and withholding tax on income of foreign legal entities withheld at source, and also any similar taxes (sales tax, etc.) that can replace or append the existing taxes, then the amounts due to Hyatt hereunder shall be paid after withholding or payment of such tax or levy of such taxes by Franchisee, in accordance with the laws of the Country. Franchisee shall promptly deliver to Hyatt original receipts of applicable government authorities showing that all taxes and/or levies were properly withheld in compliance with applicable law (or, if original receipts are not available, photocopies, tax returns and other documentation, as Hyatt may require). In such case, the amount payable to Hyatt by Franchisee shall be increased by Hyatt unilaterally in such a manner that the net amount received after withholding or payment of all such taxes or levies shall be equal to the amounts stipulated in this Agreement. It is the intention of Franchisee that all payments due to Hyatt hereunder shall be in an amount sufficient for Hyatt to receive a net amount which is not less than the amount provided for initially in, and due to Hyatt under, this Agreement in the absence of any such taxes, levies or deductions.

5.3 Certificates.

Hyatt shall use its reasonable efforts to receive and submit any required certificate or approval (if this is required by the applicable laws of the Country as interpreted by Hyatt) enabling Franchisee to pay the full amount due to Hyatt and not to withhold the tax at source (should provision of such a certificate become necessary due to a change in the applicable laws of the Country) and all expenses related to obtaining such certificates or approvals shall be paid by Hyatt, subject to further reimbursement of all such expenses by Franchisee. In any such case, Franchisee shall cooperate with Hyatt in order to assist Hyatt in obtaining any and all certificates or approvals necessary for the payment of the amounts specified herein without any withholding of taxes at source. If by the time the amounts specified herein are due from Franchisee to Hyatt and Hyatt (despite undertaking all the required actions) has not obtained duly approved certificates or claims that should enable Franchisee not to withhold taxes applicable under the laws of the Country on payments due to Hyatt, then the amounts shall be paid after withholding or payment of such tax or levy by Franchisee in accordance with the applicable laws of the Country, provided that the amount of such payments shall be increased by Hyatt unilaterally in such a manner that the net amount received by Hyatt after withholding or payment of such tax or levy shall be equal to the amounts stipulated in this Agreement.

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Hyatt/Playa GPA

5

ARTICLE 6

TRANSFER

6.1 Transfer by Hyatt.

Franchisee represents that Franchisee has not signed this Agreement in reliance on any particular owner, director, officer, or employee remaining with Hyatt in that capacity. Hyatt may change its ownership or form and/or assign this Agreement and any other agreement to an Affiliate or a third party without restriction; provided, however, that if Hyatt transfers this Agreement in whole (not any part of its rights under this Agreement) to an Affiliate or third party, such transferee shall be entitled to license the Licensed Brand, and shall have available to it the operating systems and other resources needed for the continued operation of the Hotel as a Hyatt All-Inclusive Resort, including the benefit of services that are designed to approximate the Centralized Services available to the Hotel immediately prior to such transfer. After Hyatt’s assignment of this Agreement to a third party who expressly assumes its obligations under this Agreement, Hyatt no longer will have any performance or other obligations under this Agreement. Such an assignment shall constitute a release of Hyatt and a novation with respect to this Agreement, and the assignee shall be liable to Franchisee as if it had been an original party to this Agreement.

6.2 Transfer by Franchisee.

This Agreement and Franchisee’s rights and obligations under this Agreement can only be (and must be) assigned by Franchisee together with Franchisee’s transfer of the Franchise Agreement in accordance with the terms and conditions thereunder, to the same transferee. If transferee (if the transfer is of the Franchise Agreement), or Franchisee (if the transfer is of a Controlling Ownership Interest in Franchisee or one of its Controlling Owners), signs Hyatt Franchising’s then current form of franchise agreement as a result of the transfer, then such transferee or Franchisee (as applicable) shall sign Hyatt’s then current form of “Gold Passport” agreement and related documents, any and all provisions of which may differ from any and all those contained in this Agreement, and the term of which “Gold Passport” agreement will be coterminous with the term of the new franchise agreement.

6.3 Successors and Assigns.

This Agreement shall inure to and bind the permitted assignees, successors and representatives of the Parties.

ARTICLE 7

DEFAULT AND TERMINATION

7.1 Termination by Hyatt.

Hyatt may terminate this Agreement immediately, without giving Franchisee an opportunity to cure the default, effective upon delivery of written notice to Franchisee (or such later date as required by law), without the need to obtain the authorization of any third party or any arbitral, judicial or administrative resolution and without liability to Franchisee, if:

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(a) any one of the Hyatt Agreements is terminated or expires (without renewal), regardless of the reason;

(b) Franchisee fails to pay Hyatt or any of its Affiliates any fees or other amounts due under this Agreement or any other agreement between Franchisee and Hyatt or any of its Affiliates, including any other Hyatt Agreement, and does not cure that default within ten (10) days after delivery of Hyatt’s written notice of default to Franchisee; or

(c) Franchisee fails to comply with any other provision of this Agreement and does not cure that default within thirty (30) days after delivery of Hyatt’s written notice of default to Franchisee.

7.2 Suspension of Rights and Services.

Franchisee acknowledges that, upon Franchisee’s failure to remedy any default specified in any written notice issued to Franchisee by Hyatt Franchising under Section 14.1 of the Franchise Agreement (following any cure period specified for such default in Section 14.1 of the Franchise Agreement ) or Section 14.2 of the Franchise Agreement, Hyatt has the right, until Franchisee remedies such default to Hyatt Franchising’s satisfaction, to suspend Franchisee’s participation in the Airlines Program and the GP Program provided under this Agreement. If Hyatt exercises such right, such suspension will last no more than six (6) months, after which time either Hyatt shall resume Franchisee’s participation in such programs or Hyatt Franchising will terminate the Franchise Agreement. Hyatt’s exercise of this right will not constitute an actual or constructive termination of this Agreement nor be Hyatt’s or Hyatt Franchising’s sole and exclusive remedy for Franchisee’s default. During any suspension period, Franchisee must continue to pay all fees and other amounts due under, and otherwise comply with, this Agreement, all other Hyatt Agreements and all related agreements. Hyatt’s election to suspend Franchisee’s rights as provided above will not be a waiver by Hyatt or any of its Affiliates of any breach of this Agreement or any other Hyatt Agreement. If Hyatt rescinds any suspension of Franchisee’s rights, Franchisee will not be entitled to any compensation, including repayment, reimbursement, refunds, or offsets, for any fees, charges, expenses, or losses Franchisee might have incurred due to Hyatt’s exercise of any suspension right provided above.

7.3 Survival.

The following provisions of this Agreement shall survive termination or expiration of this Agreement regardless of the circumstances: Articles 1, 5 and 9. Additionally, all of Franchisee’s covenants, obligations, and agreements that by their terms or by implication are to be performed after the termination or expiration of the Term, including the obligation to pay amounts owed under this Agreement before such termination or expiration, shall survive such termination or expiration.

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7

ARTICLE 8

FORCE MAJEURE

The obligations of either Party to perform under this Agreement within specified times (other than obligations to make payments of money) shall be extended for a period of time equivalent to the period of delay caused by Force Majeure except to the extent otherwise specified herein. If, at any time during the Term, Hyatt is unable to perform its obligations under this Agreement due to Force Majeure, Hyatt may curtail or substantially modify the Airline Programs and/or the GP Program as necessary based on the occurrence of the Force Majeure event.

ARTICLE 9

NOTICES

9.1 Notice Requirements.

Any notice required under this Agreement to be given by either Party to the other Party shall be in writing in the English language. Any required notice shall be effective two business days after it is sent by a recognized international courier service to the address of the other Party stated in this Agreement, or such other address as shall be notified to the other Party in writing, and any receipt issued by the courier service shall be conclusive evidence of the fact and date of sending of any such notice.

9.2 Addresses.

Contact details of the Parties are as follows:

For Hyatt

Hyatt LACSA Services, Inc.

Hyatt Centre – 12th Floor

71 South Wacker Drive

Chicago, Illinois 60606 U.S.A.

Attention

with a copy to:

Hyatt Hotels Corporation

Hyatt Centre – 12th Floor

71 South Wacker Drive

Chicago, Illinois 60606 U.S.A.

Attention: Executive Vice President, General Counsel

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For Franchisee:

with a copy to:

or to such other address and to the attention of such persons as the Parties may designate by like notice hereunder.

[Signature Page Follows]

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9

IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this “Gold Passport” Agreement as of the Execution Date.

Hyatt LACSA Services, Inc., a Delaware corporation

By:
Name:
Title:

[Franchisee]

By:
Name:	[Insert Name]
Title:	[Insert Title]

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10

APPENDIX A

GOLD PASSPORT AWARD COMPENSATION SUMMARY

Each Hyatt All-Inclusive Resort in the Country shall be compensated on a per formula basis for the redemption of Gold Passport Stay Award points under the GP Program. Hyatt shall pay the Hotel for GP award redemptions at the then current per formula basis, which is paid to all Hyatt All-Inclusive Resorts in the Country. The compensation is paid monthly in arrears, except for the Premium Compensation which is paid annually in arrears. Franchisee understands and agrees that Hyatt may adjust the Premium redemption Compensation and the GP award redemptions from time to time.

Room Night Compensation

Each Hyatt All-Inclusive Resort in the Country allocates 3% of nightly room inventory to be available for Gold Passport Stay Awards. Room night compensation is based on the Hotel’s daily total occupancy for each day of the stay award and the Hotel’s forecasted average rate for the month in which the stay award is taken. Currently, the following redemption compensation formulas are used to compensate all Hyatt All-Inclusive Resorts in the Country for Regular Gold Passport Stay Awards, Passport Plus Stay Awards and Premium Compensation.

Regular Gold Passport Stay Awards

Three different compensation plans apply to Regular Gold Passport Stay Awards.

Compensation Plan A

Compensation Plan A will be paid for Regular Gold Passport Stay Awards taken when the Hotel’s daily occupancy, during the period of the award, is 93% or greater. Compensation Plan A is equal to 85% of the Forecasted Monthly Average Rate (“FMAR”) for the month in which the award is redeemed. FMAR means the Hotel’s Rooms Accommodation Revenue divided by the Rooms Occupied (inclusive of non-revenue producing rooms occupied).

Compensation Plan B

Compensation Plan B will be paid for Regular Gold Passport Stay Awards taken when the Hotel’s occupancy is below 93%. Compensation Plan B is equal to 20% of the FMAR for the month in which the award is redeemed.

Compensation Plan C

Compensation Plan C will be paid on Regular Gold Passport Stay Awards taken when the Hotel’s occupancy is 98% or greater on a day approved by H.I. as a 1% GP Allotment Day. Compensation Plan C is equal to 135% of the FMAR for the month in which the award is redeemed.

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Passport Plus Stay Awards

Two different compensation plans apply to Passport Plus Stay Awards.

Compensation Plan D

Compensation Plan D will be paid for an award taken as a Passport Plus Stay Award when the Hotel’s occupancy is 98% or greater. Compensation Plan E is equal to 135% of the FMAR for the month in which the award is redeemed.

Compensation Plan E

Compensation Plan E will be paid for awards taken as a Passport Plus award Stay Award and the Hotel’s occupancy is below 98%. Compensation Plan E is equal to 105% of the FMAR for the month in which the award is redeemed.

Premium Compensation

A Premium Compensation shall be paid, annually, to each Hyatt All-Inclusive Resort in the Country for which greater than 1% of its annual room inventory was occupied by Regular Gold Passport Stay Awards. For each night which had more than 1% of its inventory occupied by Regular Gold Passport Stay Awards:

Compensation Plan A is increased to 100% of FMAR

Compensation Plan B is increased to 50% of FMAR

Other Awards Compensation

Passport Escape Awards – Meals per Day

Breakfast for Two	$13.00
Dinner for Two	$34.00

Passport Escape Awards – Amenities

5-7 Day Passport Escape	$10.00

Suite Upgrade when included in Stay Award**

If occupancy is 93% or greater	$25.00
If occupancy is less than 93%	$10.00

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Regency Club Upgrade when included in Stay Award**	$10.00

**	Note Suite and Regency Club Upgrade compensation applies only when the upgrade is included as part of a Free Night Award and is not applicable for stand alone upgrade awards.

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13

EXHIBIT 5.3(B)

FORM OF MANAGEMENT AGREEMENT

[TO BE INSERTED]

EXHIBIT 5.3(C)

FORM OF MANAGEMENT COMPANY RIDER

MANAGEMENT COMPANY RIDER

to the Franchise Agreement dated as of             , 201            (“Franchise Agreement”)

between Hyatt Franchising Latin America, L.L.C. (“Franchisor”) and

            (“Franchisee”)

            (“Management Company”) has entered into a Management Agreement with Franchisee dated             (the “Management Agreement”) under which Management Company will operate the all-inclusive resort located at             under the name “            ” (the “Hotel”) in accordance with the terms and conditions of the Franchise Agreement. However, under the Franchise Agreement, Management Company may not operate the Hotel without Franchisor’s consent, and Franchisor is unwilling to provide such consent unless Franchisee and Management Company agree to the terms of this Rider.

In consideration of the rights granted to Management Company under the Management Agreement described above and of Franchisor’s consent (under the Franchise Agreement) to Management Company’s operation of the Hotel, Management Company hereby acknowledges and ratifies the terms and conditions of the Franchise Agreement and agrees to fully observe and be bound by all terms, conditions and restrictions regarding the management and operation of the Hotel set forth in the Franchise Agreement for as long as Management Company operates the Hotel, as if and as though Management Company had executed the Franchise Agreement as “Franchisee,” including, without limitation, all terms and conditions of Article 7 of the Franchise Agreement (other than Section 7.2.1). Management Company further agrees to be bound by the confidentiality and other covenants set forth in Article 18 of the Franchise Agreement (including all remedies available to Franchisor under the Franchise Agreement for breach thereof) during and subsequent to its tenure as manager of the Hotel. However, notwithstanding the foregoing, nothing in this Rider constitutes an agreement of Management Company to pay or assume any financial obligation of Franchisee to Franchisor or to any third party. Management Company represents and warrants to Hyatt and Franchisee that Management Company is not a Brand Owner, as defined in the Franchise Agreement.

Management Company agrees that Franchisor may enforce directly against Management Company those terms and conditions of the Franchise Agreement to which Management Company has hereby agreed to be bound. Franchisee acknowledges and agrees that any act or omission of Management Company relating directly or indirectly to the Hotel will be deemed and considered the act or omission of Franchisee for purposes of Franchisor’s rights and remedies under the Franchise Agreement (including, without limitation, Franchisee’s indemnification and defense obligations under Section 20.3 of the Franchise Agreement), any other agreement, or applicable law. Articles 20, 23 (including, without limitation, the arbitration provisions) and 24 of the Franchise Agreement, entitled “Relationship of Parties and Indemnification,” “Dispute Resolution,” and “Miscellaneous,” respectively, are incorporated by reference in this Rider and will govern all aspects of Franchisor’s and Management Company’s relationship and this Rider as if fully restated within the text of this Rider, with all references to “Franchisee” interpreted as references to Management Company.

HYATT FRANCHISING LATIN AMERICA, L.L.C.		MANAGEMENT COMPANY:

a(n)
By:
	Name:	By:
	Title:	Name:
	Date:	Title:
Date:

FRANCHISEE:

a(n)

By:
Name:
Title:
Date: